Form 10-K, Exhibit 13
period 1993-12-31
FIRST HAWAIIAN INC
filed 1994-03-31
CIK 36377

                                   EXHIBIT 13

                                 CORPORATION'S
                               ANNUAL REPORT 1993

First Hawaiian, Inc. Financial Review 1993             Index to Financial Review



14  Corporate Organization

15  Common Stock Information

16  Summary of Selected Consolidated Financial Data

17 Management's Discussion and Analysis of Financial Condition and Results of Operations

33  Summary of Quarterly Financial Data
    (Unaudited)

34  Report of Independent Accountants

    Financial Statements:
35    Consolidated Balance Sheets

36    Consolidated Statements of Income

37    Consolidated Statements of Changes in Stockholders' Equity

38    Consolidated Statements of Cash Flows

39    Notes to Financial Statements

52  Corporate Addresses

52  Supplemental Information


CORPORATE ORGANIZATION                     First Hawaiian, Inc. and Subsidiaries

FIRST HAWAIIAN, INC.

First Hawaiian, Inc. ("Parent") is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is incorporated under the laws of the State of Delaware. As a bank holding company, the Parent is allowed to acquire or invest in the securities of companies that are engaged in activities closely related to banking and sanctioned by the Federal Reserve Board and other regulatory agencies.

        The Parent's organization consists of the following wholly-owned subsidiaries:

FIRST HAWAIIAN BANK

First Hawaiian Bank ("Bank") is a full-service bank conducting general commercial and savings banking business and offering trust services. The Bank's activities include receiving demand, savings and time deposits, making commercial, agricultural, real estate and consumer loans; selling traveler's checks, bank money orders, mutual funds and annuities; issuing letters of credit; handling domestic and foreign collections; renting safe deposit boxes; and providing data processing services to customers.

       The Bank's main office is located in Honolulu, Hawaii with 58 other banking offices located throughout the State of Hawaii. It also has two banking offices in Guam, an offshore branch in Grand Cayman, British West Indies, a representative office in Tokyo, Japan and a worldwide network of correspondent banks.

      Deposits in the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent, and subject to the limitations, set forth in the Federal Deposit Insurance Act, as amended (the "Act"). The Bank is a State of Hawaii chartered bank and is not a member of the Federal Reserve System.

      The Bank also conducts business through the following wholly-owned subsidiaries:

      o  FH CENTER, INC.
         FH Center, Inc. was organized to own certain real property in connection with the construction of First Hawaiian Center.

      o  FHB MORTGAGE COMPANY, INC.
         FHB Mortgage Company, Inc. was organized to operate a mortgage brokerage company and is presently doing business as Phoenix Financial Services in Honolulu, Hawaii.

      o  FIRST HAWAIIAN OVERSEAS CORPORATION
         First Hawaiian Overseas Corporation is engaged in foreign banking investements and activities outside the United States.

      o  FHB PROPERTIES, INC. AND AMERICAN SECURITY PROPERTIES, INC.
         FHB Properties, Inc. and American Security Properties, Inc. were organized to hold title to certain property and premises upon which the Bank's business is conducted.

PIONEER FEDERAL SAVINGS BANK

Pioneer Federal Savings Bank ("Pioneer") is a federally chartered savings bank headquartered in Honolulu, Hawaii. Pioneer, chartered in 1890, currently conducts its business through 19 full-service offices located on the islands of Oahu, Maui, Hawaii and Kauai. Pioneer has two wholly-owned subsidiaries -- Pioneer Insurance Agency, Inc. and Pioneer Advertising Agency, Inc. The operations of these subsidiaries constitute a small portion of Pioneer's business.

      Pioneer's principal business consists of attracting deposits from the general public through a variety of deposit products. The deposits are insured by the Savings Association Insurance Fund of the FDIC to the extent, and subject to the limitations, set forth in the Act. The deposits, together with borrowings, principally from the Federal Home Loan Bank ("FHLB") of Seattle, and funds from ongoing operations, are used in the origination of one-to-four family residential mortgage loans and, to a lesser extent, consumer loans and other mortgage loans.

FIRST HAWAIIAN CREDITCORP, INC.

First Hawaiian Creditcorp, Inc. ("Creditcorp") is a financial services laon company operating in the State of Hawaii.

      The lending activities of Creditcorp are concentrated in both consumer and commercial financing which are primarily collateralized by real estate.

      The primary source of funds of Creditcorp is receiving savings and time deposits. Deposits are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act.

      Creditcorp has 11 branch offices located throughout the four major islands of the State of Hawaii and a loan production office in Guam.

FIRST HAWAIIAN LEASING, INC.

First Hawaiian Leasing, Inc. is primarily engaged in commercial equipment and vehicle leasing and financing and is also a licensed financial services loan company.

FHI INTERNATIONAL, INC.

FHI International, Inc. was organized to engage and/or invest in consumer financing services and related activities outside the United States.

COMMON STOCK INFORMATION                   First Hawaiian, Inc. and Subsidiaries

The common stock of First Hawaiian, Inc. ("Company") is traded over-the-counter on the National Association of Securities Dealers ("Nasdaq") National Market under the symbol FHWN. As of December 31, 1993, there were 5,151 holders of record of the Company's common stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

        On December 1, 1993, the Bank purchased certain assets and assumed certain liabilities of GKN, Inc., which did business as Phoenix Financial Services at a purchase price of $1,000,000 in the form of an exchange for 41,186 newly-issued shares of common stock of the Company.

        On August 27, 1992, the Company entered into a merger agreement with Finance Investment Company, Limited whereby the Company acquired FH Center, Inc. and its parcel of land in exchange for 423,077 newly-issued shares of the Company's common stock.

        On March 15, 1990, the Company's stockholders approved an increase in the number of authorized shares of common stock from 40,000,000 to 60,000,000 shares. On May 25, 1990, the Company's stockholders approved a further increase in the number of authorized shares of common stock from 60,000,000 to 66,500,000 shares and waived their preemptive rights to purchase those shares.

        On July 24, 1990, the Company sold 4,600,000 shares of common stock in a public offering at a price of $23.75 per share. Additionally, on August 2, 1990, the underwriter exercised its option to purchase 570,000 shares to cover over-allotments. Proceeds from the sale of the 5,170,000 shares of common stock were $118,114,000, net of underwriting discount and expenses.

A compilation of certain quarterly and annual per share data is presented below:


- ------------------------------------------------------------------------------------------------
                                                                     Market Price
                              Net        Dividends      ----------------------------------------
                            Income         Paid           High            Low            Close
                            ------       ---------      --------        --------        --------
1993
First Quarter               $  .67        $  .28        $ 30 1/4        $ 26 3/4         $ 30 1/4
Second Quarter                 .68           .28          30 3/4          26 1/2           28
Third Quarter                  .57           .28          29 1/2          27               27 1/2
Fourth Quarter                 .60           .295         28              23 3/4           24 3/4
                            ------        -------
    Annual                  $ 2.52        $ 1.135         30 3/4          23 3/4           24 3/4
                            ------        -------
1992
First Quarter               $  .66        $  .26          29 3/4          24 1/4           26 1/4
Second Quarter                 .69           .26          27 3/4          23 1/2           25
Third Quarter                  .66           .26          27 1/4          24 1/4           24 7/8
Fourth Quarter                 .69           .28          29 1/2          23 1/2           28 3/4
                            ------        -------
    Annual                  $ 2.70        $ 1.06          29 3/4          23 1/2           28 3/4
                            ------        -------
1991                        $ 2.55        $  .95          31 1/4          17 3/4           27 3/4
1990                        $ 2.45        $  .83          25 3/4          14 1/2           19 3/4
1989                        $ 2.14           .70          26 3/4          14 7/8           25 1/4
- ------------------------------------------------------------------------------------------------

The Company expects to continue its policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to the Company's future earnings, capital requirements, financial condition and certain limitations as described in Note 10 to the Financial Statements.


SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA              First Hawaiian, Inc. and Subsidiaries
                                              ----------------------------------------------------
                                                  1993       1992       1991       1990       1989
                                              ----------------------------------------------------
INCOME STATEMENTS AND DIVIDENDS
(in thousands)
Interest income                               $441,595   $486,272   $523,578   $498,889   $431,129
Interest expense                               163,541    217,693    270,851    283,676    249,674
                                              ----------------------------------------------------
Net interest income                            278,054    268,579    252,727    215,213    181,455
Provision for loan and lease losses             13,262     12,812     10,252      9,077      9,012
Other operating income                          70,013     60,738     54,265     42,006     42,370
Other operating expenses                       215,700    188,625    176,540    143,602    130,960
                                              ----------------------------------------------------
Income before income taxes and
  cumulative effect of change
  in accounting principle                      119,105    127,880    120,200    104,540     83,853
Income taxes                                    40,898     40,980     38,490     33,068     26,418
                                              ----------------------------------------------------
Income before cumulative effect
  of a change in accounting principle           78,207     86,900     81,710     71,472     57.435
Cumulative effect of a change
  in accounting principle                        3,650         --         --        --          --
                                              ----------------------------------------------------
Net income                                    $ 81,857   $ 86,900   $ 81,710   $ 71,472   $ 57,435
                                              ====================================================
Cash dividends                                $ 36,821   $ 34,161   $ 30,395   $ 24,463   $ 18,733
COMMON STOCK DATA
Per share:
  Income before cumulative effect
    of a change in accounting principle       $   2.41   $   2.70   $   2.55   $   2.45   $   2.14
  Net income                                  $   2.52   $   2.70   $   2.55   $   2.45   $   2.14
  Cash dividends                              $   1.135  $   1.06   $    .95   $    .83   $    .70
  Book value (at December 31)                 $  18.69   $  17.30   $  15.53   $  13.93   $  10.45
  Market price (close at December 31)         $  24.75   $  28.75   $  27.75   $  19.75   $  25.25
Average shares outstanding (in thousands)       32,505     32,225     32,079     29,175     26,909
BALANCE SHEETS
(in millions)
Average balances:
  Total assets                                $  6,755   $  6,537   $  6,007   $  5,292   $  4,446
  Total earnings assets                       $  6,106   $  5,966   $  5,538   $  4,922   $  4,129
  Loans and leases                            $  4,619   $  4,358   $  3,837   $  3,032   $  2,525
  Deposits                                    $  5,069   4  5,084   $  5,159   $  4,686   $  3,959
  Stockholders' equity                        $    584   $    526   $    470   $    352   $    259
At December 31:
  Total assets                                $  7,269   $  6,553   $  6,511   $  5,509   $  5,080
  Loans and leases                            $  5,067   $  4,396   $  4,329   $  3,262   $  2,807
  Deposits                                    $  5,220   $  5,088   $  5,337   $  4,777   $  4,512
  Long-term debt                              $    222   $     71   $     62   $     50   $     60
  Stockholders' equity                        $    608   $    562   $    498   $    447   $    281
SELECTED RATIOS
Return on average total assets                   1.21%      1.33%      1.36%      1.35%      1.29%
Return on average stockholders' equity          14.01%     16.52%     17.38%     20.29%     22.15%
Dividend payout ratio                           45.04%     39.26%     37.25%     33.88%     32.71%
Average stockholders' equity
  to average total assets                        8.65%      8.05%      7.82%      6.66%      5.83%
                                              ====================================================



MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                           First Hawaiian, Inc. and Subsidiaries

OVERVIEW
    1993 marked the second highest year of earnings for First Hawaiian, Inc. ("Company"). The year was highlighted by the acquisition of Pioneer Federal Savings Bank ("Pioneer") on August 6, 1993 and an increase in dividends--the sixth increase in the last five years.
    Consolidated net income for 1993 was $81,857,000, compared to $86,900,000 for 1992, a decrease of $5,043,000, or 5.8%. This decrease resulted primarily from a slowdown in earnings growth caused by the current economic recession in Hawaii. Net income for 1992 increased by $5,190,000, or 6.4%, over 1991, reflecting growth in both net interest income and other operating income and continued control over operating expenses. The Company's net income has grown at an annual compounded rate of 13.6% for the last five years and 14.5% for the last ten years.
    On a per share basis, net income for 1993 was $2.52, a decrease of $.18, or 6.7%, compared to the $2.70 earned in 1992. Net income per share was $2.55 in 1991.
    The Company's return on average total assets for 1993 was 1.21% compared to 1.33% for 1992 and 1.36% for 1991. This rate of return has averaged 1.30% for the last five years.
    In 1993, the return on average stockholders' equity was 14.01% compared to 16.52% for 1992 and 17.38% in 1991. This rate of return has averaged 18.07% for the last five years.
    The Company's asset quality measures, which have historically been strong compared to its peer group, improved from 1992 to 1993, with nonperforming assets (including 90 days and over past due loans and leases) decreasing to 2.24% of total loans and leases and other real estate owned from 2.92% in 1992. Net charge-offs remained stable at .27% of average loans and leases in both 1993 and 1992, which continues to be well below peer group levels. At December 31, 1993, the Company's coverage ratio (consisting of the allowance for loan and lease losses to nonperforming loans and leases, excluding 90 days and over past due loans and leases) increased to 1.03x from .79x at year-end 1992. The coverage ratio was 1.49x at year-end 1991.
    The Company's continued commitment to tight expense controls has kept its overhead expense levels below that of its peer group. The Company's efficiency ratio (consisting of other operating expenses as a percentage of total operating revenue and exclusive of nonrecurring items) was 59.3% for 1993, 56.1% for 1992 and 55.7% for 1991.

RECENT ACQUISITIONS
    The Company has completed two significant acquisitions since 1991: the acquisition on May 31, 1991 of First Interstate of Hawaii, Inc. ("FIHI"), a commercial bank holding company with $900 million of total assets, and the acquisition on August 6, 1993 of Pioneer, a federal savings bank with $604 million in total assets. Both acquisitions were accounted for under the purchase method and accordingly, are included in the Company's financial statements from the respective dates of acquisition.



                                    [GRAPHS]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)                 First Hawaiian, Inc. and Subsidiaries

TABLE 1: EARNINGS ANALYSIS (TAXABLE EQUIVALENT BASIS)
                                                                                                 % Change
                                                                                              ----------------
(in thousands, except per share data)    1993       1992       1991        1990       1989    1993/92  1992/91
                                         ----       ----       ----        ----       ----    -------  -------
Interest income (1)                    $449,766   $493,269   $533,542    $509,552   $441,984   (8.8)%   (7.5)%
Interest expense                        163,541    217,693    270,851     283,676    249,674  (24.9)   (19.6)
                                       --------   --------   --------    --------   --------
Net interest income                     286,225    275,576    262,691     225,876    192,310    3.9      4.9
Provision for loan and lease losses      13,262     12,812     10,252       9,077      9,012    3.5     25.0
Other operating income                   70,013     60,738     54,265      42,006     42,370   15.3     11.9
Other operating expenses                215,700    188,625    176,540     143,602    130,960   14.4      6.8
                                       --------   --------    --------    --------   --------
Income before income taxes,
  cumulative effect of a change
  in accounting principle and
  taxable equivalent adjustment         127,276    134,877    130,164     115,203     94,708   (5.6)     3.6
Income taxes                             40,898     40,980     38,490      33,068     26,418   (0.2)     6.5
                                       --------   --------   --------    --------   --------
Income before cumulative effect
  of a change in accounting principle
  and taxable equivalent adjustment      86,378     93,897     91,674      82,135     68,290   (8.0)     2.4
Cumulative effect of a change
  in accounting principle                 3,650         --         --          --         --     --       --
Taxable equivalent adjustment (1)         8,171      6,997      9,964      10,663     10,855   16.8    (29.8)
                                       --------   --------   --------    --------   --------
Net income                             $ 81,857   $ 86,900   $ 81,710    $ 71,472   $ 57,435   (5.8)%    6.4%
                                       ========   ========   ========    ========   ========   ====    =====
Net income per share                      $2.52      $2.70      $2.55       $2.45      $2.14   (6.7)%    5.9%
                                          =====      =====      =====       =====      =====   ====    =====

NOTE:

(1) Interest income is adjusted to a taxable equivalent basis; that is, income exempt from Federal income taxes is converted to a taxable equivalent basis by the amount of income taxes that would have been applicable. This adjustment is also reflected in the income tax provision in the above analysis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

NET INTEREST INCOME
As reflected in Table 1, net interest income, on a taxable equivalent basis, increased $10,649,000, or 3.9%, from $275,576,000 in 1992 to $286,225,000 in
1993. This increase was due to the 2.3% increase in average earning assets (principally as a result of the Pioneer acquisition) and a 7 basis point (1% equals 100 basis points) increase in the net interest margin. Net interest income increased by $12,885,000, or 4.9%, from 1991 to 1992 due to the 7.7% increase in average earning assets (principally as a result of the FIHI acquisition) which offset a 12 basis point decline in the net interest margin.
    Tables 2 and 3 present an analysis of the components and changes in net interest income for 1993, 1992 and 1991.
    In 1993, the yield on average earning assets decreased 90 basis points and the rate paid for the sources of funds used for such earning assets decreased 97 basis points, which resulted in an increase in the net interest margin from 4.62% to 4.69%. The increase in the net interest margin was primarily attributable to the lower interest rate on savings accounts. In 1991, First Hawaiian Bank ("Bank") committed to pay a rate of 5.5% through December 1, 1992 on all savings accounts opened before December 1, 1991. Upon the expiration of this commitment, rates on these savings accounts declined to current market rates. As a result, the average interest rate paid on the Company's savings accounts declined from 4.76% in 1992 to 2.58% in 1993.
    The net interest margin declined between 1991 and 1992 by 12 basis points, from 4.74% to 4.62%, as lower prevailing interest rates resulted in a steeper drop in yields on earning assets than in the rates paid on savings accounts, many of which were held at prevailing 1991 rates for most of 1992 pursuant to the Bank's commitment described above.
    Average earning assets increased by $139,586,000, or 2.3%, in 1993 over 1992. In addition, the mix of earning assets changed slightly, as the Company increased the amount of higher-yielding loans and leases in its portfolio, from 73% of total earning assets in 1992 to 76% in 1993, and reduced the amount of investment securities from 20% of total earning assets in 1992 to 18% in 1993. Average loans and leases increased by $261,038,000, or 6.0%, from 1992 to 1993, principally as a result of the Pioneer acquisition.
    Primarily as a result of the acquisition of FIHI, average earning assets increased by $428,145,000, or 7.7%, in 1992 over 1991. In addition, the mix of earning assets reflected an increase in the higher-yielding loans and leases from 69% of total earning assets in 1991 to 73% in 1992. Average loans and leases increased by $521,519,000, or 13.6%, from 1991 to 1992.
    During 1993, average interest-bearing deposits and liabilities increased by $81,125,000, or 1.6%, over 1992. As reflected in Table 3, the decrease in total interest expense of $54,152,000 from 1992 to 1993 was comprised of an increase of $2,396,000 due to higher average balances, offset by a decrease of $56,548,000 due to lower interest rates; primarily, the rate on savings accounts. The increase in average interest-bearing deposits and liabilities was a result of the acquisition of Pioneer's deposits and related interest-bearing liabilities and the issuance of $100,000,000 of subordinated notes in order to finance the acquisition of Pioneer.
    Average interest-bearing deposits and liabilities increased by $364,962,000, or 7.9%, from 1991 to 1992, principally as a result of the FIHI acquisition. The Bank's commitment to retain a 5 1/2% interest rate to December 1, 1992, accounted for the 60.3% increase in savings balances from 1991 to 1992.


                                    [GRAPHS]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)                          First Hawaiian, Inc. and Subsidiaries


TABLE 2: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES
(TAXABLE EQUIVALENT BASIS)

                                                       1993                          1992                          1991
                                          ----------------------------  ----------------------------  ------------------------------
                                                     Interest                      Interest                      Interest
                                          Average    Income/   Yield/   Average    Income/   Yield/   Average    Income/    Yield/
(dollars in thousands)                    Balance    Expense    Rate    Balance    Expense    Rate    Balance    Expense     Rate
                                          -------    -------   ------   -------    -------   ------   -------    --------    ------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic                           $ 21,098    $   633   3.00%   $  12,316    $   729   5.92%   $  22,182   $  1,282    5.78%
      Foreign                             211,543      6,666   3.15      194,020      9,537   4.92      260,524     19,848    7.62
                                        ---------    -------           ---------    -------           ---------    -------
        Total interest-bearing
          deposits in other banks         232,641      7,299   3.14      206,336     10,266   4.98      282,706     21,130    7.47
                                        ---------    -------           ---------    -------           ---------    -------
  Federal funds sold and
    securities purchased under
    agreements to resell                  160,647      5,097   3.17      235,890      8,323   3.53      148,422      8,776    5.91
  Held-to-maturity securities: (1)
    U.S. Treasury and other U.S.
      Government agencies and
      corporations                        803,096     39,537   4.92      840,485     57,715   6.87      777,495     62,266    8.01
    States and political
      subdivisions                        184,678     21,925  11.87      193,870     21,317  11.00      214,552     23,582   10.99
    Other                                  54,476      3,879   7.12      131,186      8,246   6.29      277,966     19,305    6.95
                                        ---------    -------           ---------    -------           ---------    -------
        Total held-to-maturity
          securities                    1,042,250     65,341   6.27    1,165,541     87,278   7.49    1,270,013    105,153    8.28
                                        ---------    -------           ---------    -------           ---------    -------
  Available-for-sale securities (1)        50,777      1,950   3.84           --         --     --           --        --       --
  Loans and leases: (1)(2)
      Domestic                          4,412,653    352,742   7.99    4,126,715    367,742   8.91    3,629,823    370,182   10.20
      Foreign                             206,748     17,337   8.39      231,648     19,660   8.49      207,021     28,301   13.67
                                        ---------    -------           ---------    -------           ---------    -------
        Total loans and leases          4,619,401    370,079   8.01    4,358,363    387,402   8.89    3,836,844    398,483   10.39
                                        ---------    -------           ---------    -------           ---------    -------
        Total earning assets            6,105,716    449,766   7.37    5,966,130    493,269   8.27    5,537,985    533,542    9.63
                                        ---------    -------           ---------    -------           ---------    -------
Cash and due from banks                   298,765                        298,818                        269,439
Premises and equipment                    230,547                        174,288                        121,899
Core deposit premium                       13,156                         11,903                          7,950
Goodwill                                   67,678                         57,441                         29,422
Other assets                               39,390                         28,021                         40,169
                                        ---------                      ---------                      ---------
        Total assets                   $6,755,252                     $6,536,601                     $6,006,864
                                       ==========                     ==========                     ==========


Notes:
(1) Interest income on investment securities and loans and leases is adjusted to a taxable equivalent basis.
(2) Interest income on loans and leases includes loan fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)                First Hawaiian, Inc. and Subsidiaries

                                                1993                             1992                             1991
                                 -------------------------------  -------------------------------  -------------------------------
                                              Interest                         Interest                         Interest
                                 Average      Income/     Yield/  Average      Income/     Yield/  Average      Income/     Yield/
(dollars in thousands)           Balance      Expense     Rate    Balance      Expense     Rate    Balance      Expense     Rate
                                 -------      -------     ------  -------      --------    ------  -------      --------    ------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Interest-bearing
      demand                    $1,212,630    $ 26,036    2.15%  $1,182,870    $ 34,858    2.95%  $1,153,811    $ 54,797    4.75%

    Savings                      1,395,859      35,964    2.58    1,285,884      61,178    4.76      802,312      41,769    5.21
    Time                         1,407,310      63,905    4.54    1,584,905      83,876    5.29    2,173,367     144,256    6.64
    Foreign (interest-
      bearing)                     127,830       3,814    2.98      161,196       6,813    4.23      247,245      14,277    5.77
                                ----------    --------           ----------    --------           ----------    --------
      Total interest-bearing
        deposits                 4,143,629     129,719    3.13    4,214,855     186,725    4.43    4,376,735     255,099    5.83
  Short-term borrowings            814,843      26,477    3.25      723,731      26,622    3.68      201,042       9,800    4.87
  Long-term debt                   127,505       7,345    5.76       66,266       4,346    6.56       62,113       5,952    9.58
                                ----------    --------           ----------    --------           ----------    --------
      Total interest-
        bearing deposits
        and liabilities          5,085,977     163,541    3.22    5,004,852     217,693    4.35    4,639,890     270,851    5.84
                                ----------    --------           ----------    --------           ----------    --------
Noninterest-bearing
  demand deposits                  925,497                          869,025                          782,279
Other liabilities                  159,403                          136,849                          114,683
                                ----------                       ----------                       ----------
      Total liabilities          6,170,877                        6,010,726                        5,536,852
Stockholders' equity               584,375                          525,875                          470,012
                                ----------                       ----------                       ----------
      Total liabilities and
        stockholders' equity    $6,755,252                       $6,536,601                       $6,006,864
                                ==========                       ==========                       ==========
      Net interest income
        and margin on
        earning assets                         286,225    4.69%                 275,576    4.62%                 262,691    4.74%
      Tax equivalent
        adjustment                               8,171                            6,997                            9,964
                                              --------                         --------                         --------
      Net interest income                     $278,054                         $268,579                         $252,727
                                              ========                         ========                         ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)            First Hawaiian, Inc. and Subsidiaries

TABLE 3:  ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE EQUIVALENT BASIS)

                                             1993 Compared to 1992--              1992 Compared to 1991--
                                           Increase (Decrease) Due to:          Increase (Decrease) Due to:
                                          --------------------------------    --------------------------------
                                                              Net Increase                          Net Increase
(in thousands)                            Volume      Rate     (Decrease)     Volume        Rate     (Decrease)
                                          ------      ----    ------------    ------        ----    ------------
Interest earned on:
  Interest-bearing deposits
    in other banks:
      Domestic                           $   332    $   (428)   $    (96)    $   (541)    $    (12)   $   (553)
      Foreign                                800      (3,671)     (2,871)      (4,314)      (5,997)    (10,311)
                                         -------    --------    --------     --------     --------    --------
        Total interest-
          bearing deposits
          in other banks                   1,132      (4,099)     (2,967)      (4,855)      (6,009)    (10,864)
                                         -------    --------    --------     --------     --------    --------
  Federal funds sold and
    securities purchased under
    agreements to resell                  (2,451)       (775)     (3,226)       3,933       (4,386)       (453)
  Available-for-sale securities            1,950          --       1,950           --           --          --
  Held-to maturity securities:
    U.S. Treasury and other
      U.S. Government
      agencies and
      corporations                        (2,469)    (15,709)    (18,178)       4,784       (9,335)     (4,551)
    States and political
      subdivisions                        (1,040)      1,648         608       (2,274)           9      (2,265)
    Other                                 (5,344)        977      (4,367)      (9,373)      (1,686)    (11,059)
                                         -------    --------    --------     --------     --------    --------
        Total held-to-maturity
          securities                      (8,853)    (13,084)    (21,937)      (6,863)     (11,012)    (17,875)
                                         -------    --------    --------     --------     --------    --------
  Loans and leases: (1) (2)
    Domestic                              24,425     (39,425)    (15,000)      47,347      (49,787)     (2,440)
    Foreign                               (2,090)       (233)     (2,323)       3,062      (11,703)     (8,641)
                                         -------    --------    --------     --------     --------    --------
        Total loans and leases            22,335     (39,658)    (17,323)      50,409      (61,490)    (11,081)
                                         -------    --------    --------     --------     --------    --------
        Total earning assets              14,113     (57,616)    (43,503)      42,624      (82,897)    (40,273)
                                         -------    --------    --------     --------     --------    --------
Interest paid on:
  Deposits:
    Interest-bearing demand                  857      (9,679)     (8,822)       1,347      (21,286)    (19,939)
    Savings                                4,855     (30,069)    (25,214)      23,278       (3,869)     19,409
    Time                                  (8,810)    (11,161)    (19,971)     (34,531)     (25,849)    (60,380)
    Foreign (interest-bearing)            (1,239)     (1,760)     (2,999)      (4,216)      (3,248)     (7,464)
                                         -------    --------    --------     --------     --------    --------
        Total interest-bearing deposits   (4,337)    (52,669)    (57,006)     (14,122)     (54,252)    (68,374)
  Short-term borrowings                    3,149      (3,294)       (145)      19,609       (2,787)     16,822
  Long-term debt                           3,584        (585)      2,999          655       (2,261)     (1,606)
                                         -------    --------    --------     --------     --------    --------
        Total interest-bearing deposits
          and liabilities                  2,396     (56,548)    (54,152)       6,142      (59,300)    (53,158)
                                         -------    --------    --------     --------     --------    --------
        Increase (decrease) in
          net interest income
          (taxable equivalent basis)     $11,717    $ (1,068)   $ 10,649     $ 36,482     $(23,597)   $ 12,885
                                         =======    ========    ========     ========     ========    ========

Notes:

(1) Nonaccruing loans and leases have been included in the computations of average loan and lease balances.
(2) Interest income for loans and leases includes loan fees of $25,145, $28,725 and $19,884 for 1993, 1992 and 1991, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                          First Hawaiian, Inc. and Subsidiaries

OTHER OPERATING INCOME
Total other operating income increased $9,275,000, or 15.3%, from $60,738,000 in 1992 to $70,013,000 in 1993.
    Trust fees increased $3,230,000, or 17.8%, from 1992 to 1993. This increase was primarily the result of increases in fees from pension plans and irrevocable trusts and investment management fees which were the result of new business and the performance of the stock market which increased the value of assets under management.
    Service charges on deposit accounts increased $3,468,000, or 18.9%, from 1992 to 1993. This increase was partly attributable to increases in fees on checking accounts and on checks returned and paid from Pioneer.
    Other service charges and fees increased $631,000, or 3.7%, from 1992 to 1993. This increase was primarily the result of fee income from annuity sales.
    The Company sold certain trading securities and recognized a gain of $1,873,000 in 1993. The Company held no trading securities as of December 31, 1993.
    Other operating income of FIHI is included in the Company's other operating income since May 31, 1991 and primarily accounts for the increase between 1992 and 1991.
    Components of and changes in other operating income are reflected below for the years indicated:

                                                                   1993/92 Change       1992/91 Change
                                                                   ----------------     ---------------
(in thousands)                   1993        1992        1991      Amount       %       Amount      %
                                -------     -------    -------     ------     -----     ------    -----
Trust income                    $21,401     $18,171    $15,937     $3,230      17.8%    $2,234     14.0%
Service charges on deposit
  accounts                       21,791      18,323     14,911      3,468      18.9      3,412     22.9
Other service charges
  and fees                       17,918      17,287     15,913        631       3.7      1,374      8.6
Securities gains, net             1,955         161        262      1,794   1,114.3       (101)   (38.5)
Other                             6,948       6,796      7,242        152       2.2       (446)    (6.2)
                                -------     -------    -------     ------               ------
Total other operating income    $70,013     $60,738    $54,265     $9,275      15.3%    $6,473     11.9%
                                =======     =======    =======     ======      ====     ======     ====

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses is based upon management's judgment as to the adequacy of the allowance to absorb future losses. In assessing the adequacy of the allowance for loan and lease losses, management's methodology takes into consideration the Company's historical loan loss experience, value and adequacy of collateral, level of nonperforming (nonaccrual and renegotiated) loans and leases, loan concentrations, risk exposures, if any, in connection with its highly-leveraged transactions, the growth and composition of the portfolio, review of monthly delinquency reports, results of examinations of individual loans and leases and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies and general economic conditions. This assessment is performed on a quarterly basis.
    The provision for loan and lease losses for 1993 was $13,262,000, an increase of 3.5%, or $450,000 compared to 1992, reflecting the decline in nonperforming assets and stable trend in net charge-offs from 1992 to 1993. Net charge-offs in 1993 totalled $12,619,000 compared to $11,561,000 in 1992. Net charge-offs in 1993 and 1992 represented .27% of average outstanding loans and leases, which remains below peer group levels.
    At December 31, 1993, the allowance for loan and lease losses totalled $62,253,000 and represented 1.23% of total outstanding loans and leases compared to $56,385,000 and 1.28% as of December 31, 1992.
    The provision for loan and lease losses in 1992 was $12,812,000, an increase of 25.0%, or $2,560,000, compared to 1991, reflecting increased levels of nonperforming assets and charge-offs due to weak real estate markets in California and the recession in Hawaii. Net charge-offs in 1992 totalled $11,561,000 compared to $5,106,000 in 1991.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)                First Hawaiian, Inc. and Subsidiaries

The following sets forth the activity in the allowance for loan and lease losses for the years indicated:
(dollars in thousands)                             1993          1992          1991          1990          1989
                                                   ----          ----          ----          ----          ----
Loans and leases outstanding (end of year)      $5,066,809    $4,396,018    $4,329,321    $3,262,000    $2,807,000
                                                ==========    ==========    ==========    ==========    ==========
Average loans and leases outstanding            $4,619,401    $4,358,363    $3,836,844    $3,032,000    $2,525,000
                                                ==========    ==========    ==========    ==========    ==========
Allowance for loan and lease losses:
      Balance at beginning of year              $   56,385    $   55,134    $   39,847    $   34,154    $   27,733
      Allowance applicable to loans
        of purchased company (1)                     5,225            --        10,141            --            --
      Loans and leases charged off:
        Commercial, financial and agricultural       3,004         2,110           758           167           322
        Real estate--commercial                        125           250           294           200            15
        Real estate--residential                       562            --            --            13            --
        Real estate--construction                    4,506         3,932            --            --            --
        Consumer                                     6,839         7,093         5,481         3,461         3,195
        Lease financing                                 27            25            --            67             4
        Foreign                                         --            --            --           570           600
                                                ----------    ----------    ----------    ----------    ----------
          Total loans and leases charged off        15,063        13,410         6,533         4,478         4,136
                                                ----------    ----------    ----------    ----------    ----------
      Recoveries on loans and leases
        previously charged off:
        Commercial, financial and agricultural         235           349           313           308           136
        Real estate--commercial                        321             1            42            21           818
        Real estate--residential                       207            35            --            46             4
        Real estate--construction                       --            --             1            --            --
        Consumer                                     1,667         1,456         1,066           713           558
        Lease financing                                 14             8             5             6            29
                                                ----------    ----------    ----------    ----------    ----------
          Total recoveries on loans and leases
            previously charged off                   2,444         1,849         1,427         1,094         1,545
                                                ----------    ----------    ----------    ----------    ----------
          Net charge-offs                          (12,619)      (11,561)       (5,106)       (3,384)       (2,591)
      Provision charged to expense                  13,262        12,812        10,252         9,077         9,012
                                                ----------    ----------    ----------    ----------    ----------
      Balance at end of year                    $   62,253    $   56,385    $   55,134    $   39,847    $   34,154
                                                ==========    ==========    ==========    ==========    ==========
Net loans and leases charged off
  to average loans and leases                         .27%          .27%          .13%          .11%          .10%
Net loans and leases charged off to
  allowance for loan and lease losses               20.27%        20.50%         9.26%         8.49%         7.59%
Allowance for loan and lease losses to
  total loans and leases (end of year)               1.23%         1.28%         1.27%         1.22%         1.22%
Allowance for loan and lease losses to
  nonperforming loans and leases:
    Excluding past due loans and leases              1.03x          .79x         1.49x        25.19x        49.14x
    Including past due  loans and leases              .62x          .44x          .86x         4.36x         4.35x
                                                    ======        ======        ======        ======        ======

Note:

(1) Allowances of $5,225 and $10,141 were related to the acquisition of Pioneer Federal Savings Bank and First Interstate of Hawaii, Inc. and its primary, wholly-owned subsidiary, First Interstate Bank of Hawaii, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)                First Hawaiian, Inc. and Subsidiaries

    The Company has allocated a portion of the allowance for loan and lease losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan and lease categories as of December 31 for the years indicated:
                                1993                  1992                  1991                 1990                 1989
                        ---------------------  --------------------  --------------------  -------------------  --------------------
                                  Percent of            Percent of            Percent of           Percent of            Percent of
                                 Loans/Leases          Loans/Leases          Loans/Leases         Loans/Leases          Loans/Leases
                                   in Each               in Each               in Each              in Each               in Each
                                   Category              Category              Category             Category              Category
                        Allowance  to Total   Allowance  to Total   Allowance  to Total   Allowance to Total   Allowance  to Total
(in thousands)           Amount   Loans/Lease  Amount   Loans/Lease  Amount   Loans/Lease  Amount  Loans/Lease  Amount  Loans/Leases
                         ------   -----------  ------   -----------  ------  -----------   ------  -----------  ------  ------------
Domestic:
  Commercial, financial
    and agricultural     $13,000     24%       $14,700      27%      $14,335     26%       $10,282     27%      $ 7,410     26%
  Real estate--
    construction          11,850      7          4,400      10         7,719     11          5,648      9         4,230      8
  Real estate--
    commercial             3,400     17          5,400      16         1,785     17          1,394     17         1,307     14
  Real estate--
    residential            4,700     35          3,000      28         2,626     25          1,722     21         1,868     20
  Consumer                 7,500      9          7,100      10         7,121     11          3,710     14         3,305     17
  Lease financing          1,350      4          1,300       4         1,367      5          1,431      5           640      5
Foreign                    1,600      4          1,700       5           500      5          1,153      7         2,050     10
General allowance         18,853    N/A         18,785     N/A        19,681    N/A         14,507    N/A        13,344    N/A
                         -------    ---        -------     ---       -------    ---        -------    ---       -------    ----
  Consolidated           $62,253    100%       $56,385     100%      $55,134    100%       $39,847    100%      $34,154    100%
                         =======    ===        =======     ===       =======    ===        =======    ===       =======    ===



                                    [GRAPH]



In May, 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or fair value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The Company has not determined the effect, if any, the adoption of SFAS No. 114 will have on its financial position or results of operations.

OTHER OPERATING EXPENSES

Total other operating expenses for 1993 totalled $215,700,000, an increase of $27,075,000, or 14.4%, from 1992.
    Total personnel expenses for 1993 increased $8,529,000, or 8.3%, over 1992. Salaries and wages increased $5,691,000, or 7.1%, reflecting normal merit increases and increased staff levels, primarily as a result of the Pioneer acquisition.
    Occupancy expense increased $3,395,000, or 19.9%, as a result of higher depreciation expense related to the new operations center and rental expense, primarily as a result of the Pioneer acquisition.
    Equipment expense increased $1,721,000, or 9.3%, primarily as a result of higher depreciation and rental expense and maintenance service contracts in connection with the conversion of the computer mainframes and improvements in the delivery and processing systems.
    Deposit insurance expense remained unchanged compared to 1992 as the Company continued to shift public deposits into security repurchase agreements

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

which has resulted in annual savings in excess of $1,500,000.
    Other expenses increased $7,893,000, or 32.3%, primarily as a result of higher outside services, telephone charges and professional fees, the Pioneer acquisition and lower interest capitalization on construction in progress.
    Other operating expenses of FIHI are included in the Company's other operating expenses since May 31, 1991 and primarily account for the increase between 1992 and 1991.

Components of and changes in other operating expenses are reflected below for the years indicated:

                                                                     1993/92 Change         1992/91 Change
                                                                    -----------------      ----------------
(in thousands)                    1993        1992       1991       Amount         %         Amount      %
                               --------    --------   --------      -------      ----      --------    -----
Personnel:
  Salaries and wages           $ 86,011    $ 80,320   $ 73,096      $ 5,691       7.1%     $  7,224      9.9%
  Employee benefits              24,781      21,943     18,981        2,838      12.9         2,962     15.6
                               --------    --------   --------      -------                --------
Total personnel expenses        110,792     102,263     92,077        8,529       8.3        10,186     11.1
Occupancy expense                20,416      17,021     15,034        3,395      19.9         1,987     13.2
Equipment expense                20,243      18,522     16,815        1,721       9.3         1,707     10.2
Deposit insurance                11,122      11,122     10,468           --       --            654      6.2
Stationery and supplies           8,430       8,922      8,284         (492)     (5.5)          638      7.7
Advertising and promotion         6,911       6,326      7,216          585       9.2          (890)   (12.3)
Write-off of building costs       5,444          --         --        5,444       --             --       --
Other                            32,342      24,449     26,646        7,893      32.3        (2,197)    (8.2)
                               --------    --------   --------      -------                --------
Total other operating
  expenses                     $215,700    $188,625   $176,540      $27,075      14.4%     $ 12,085      6.8%
                               ========    ========   ========      =======      ====      ========     ====

Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which changes the practice of accounting for postretirement benefits from a cash basis to an accrual basis during the years that the employee renders the necessary service. The Company has been accounting for postretirement medical benefits on an accrual basis. As a result, the adoption of SFAS No. 106 did not have a material effect on the consolidated financial statements of the Company.
    In November, 1992, the FASB issued SFAS No. 112, "Employer's Accounting for Postretirement Benefits," which requires that the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement be accounted for on an accrual basis. SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. The Company has not determined the effect, if any, the adoption of SFAS No. 112 will have on its financial position or results of operations.

INCOME TAXES
The provision for income taxes as shown in the Consolidated Statements of Income represents 34.3% of pre-tax income for 1993, compared with 32.0% for both 1992 and 1991, respectively.
    On a taxable equivalent basis, the effective tax rate for 1993, 1992 and 1991 was 38.6%, 35.6% and 37.2%, respectively. Additional information on the Company's income taxes is provided in Note 13 to the Financial Statements.
    Effective January 1, 1993, the Company adopted SFAS No. 109,
"Accounting for Income Taxes," the cumulative effect of which was the recognition of an income tax benefit of $3,650,000 in the first quarter of 1993. Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates scheduled to be in effect at the time the related temporary differences between financial reporting and tax reporting of income and expense are expected to reverse. The effect of changes in tax rates is recognized in income in the period that includes the enactment date. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, increasing the Federal corporate tax rate from 34% to 35%, retroac-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

tive to January 1, 1993. As a result, the Company recognized retroactive adjustments to its deferred tax liability and current tax provision of $1,520,000 and $402,000, respectively, in the third quarter of 1993.

LOANS

The following table sets forth the loan portfolio by major categories and loan mix as of December 31 for the years indicated:

(in millions)                                   1993           1992          1991          1990          1989
                                               ------         ------        ------        ------        ------
Domestic:
  Commercial, financial and agricultural       $1,209         $1,175        $1,149        $  883        $  741
  Real estate:
    Construction                                  317            438           484           283           212
    Residential                                 1,786          1,217         1,060           697           563
    Commercial                                    883            720           739           555           399
  Consumer                                        312            326           355           364           379
  Credit cards                                    148            148           142           104            93
  Lease financing                                 201            171           181           149           129
Foreign:
  Governments and official institutions             2              3            22            13            17
  Banks and other financial institutions           --             --             4            36           112
  Commercial and industrial                        79             78            74            79            78
  Other                                           130            120           119            99            84
                                               ------         ------        ------        ------        ------
      Total loans and leases                   $5,067         $4,396        $4,329        $3,262        $2,807
                                               ======         ======        ======        ======        ======

The loan and lease portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At December 31, 1993, total loans and leases were $5,066,809,000, an increase of 15.3% from December 31, 1992. The increase was primarily attributable to the acquisition of Pioneer as well as increased origination volume by the Bank. At December 31, 1993, total loans of Pioneer, which primarily consist of real estate-residential loans, were $543,959,000.
    Total loans and leases at December 31, 1993, represented 69.7% of total assets, 78.6% of total earning assets and 97.1% of total deposits compared to 67.1% of total assets, 74.2% of total earning assets and 86.4% of total deposits at December 31, 1992. Governmental and certain other time deposits were shifted into security repurchase agreements at December 31, 1993 and 1992 to reduce the Company's deposit insurance premiums. If these repurchase agreements had been included in the deposit base, total loans and leases as a percentage of total deposits would represent 83.8% and 80.8%, respectively, at such dates.
    Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1993, commercial real estate loans totalled $882,628,000, or 17.4%, of total loans and leases. The increase in commercial real estate loans of $162,546,000, or 22.6%, from December 31, 1992 to December 31, 1993 was attributable to loans transferred from real estate--construction, and new loans made to a diverse range of commercial sectors including shopping centers, and office and industrial buildings. The Company has selectively participated as a lender on commercial properties on the mainland United States, principally on the west coast. Such loans totalled $67,642,000 and $67,951,000 at December 31, 1993 and 1992, respectively. At December 31, 1993, the largest concentration of commercial real estate loans to a single borrower was $31.0 million.
    Construction and land development loans decreased 27.6% from December 31, 1992 to December 31, 1993 due to repayments, transfers to commercial real estate as discussed previously, and a curtailment of new lending in such categories by the Company in light of deteriorating conditions in both mainland and Hawaii real estate markets.
    At December 31, 1993, the Company's outstanding loans to highly-leveraged transaction ("HLT") borrowers were $47,445,000, with additional unfunded commitments of $7,534,000. At December 31, 1993, the HLT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

portfolio consisted of six borrowers. The Company's largest single outstanding HLT loan exposure (including unfunded commitments) at December 31, 1993 was $19,339,000 and the average exposure was $9,163,000. Of the six HLT borowers, five are either based in Hawaii or had subsidiaries or divisions operating in Hawaii. At December 31, 1992, the Company's loans outstanding to HLT borrowers were $69,183,000, with additional unfunded commitments of $6,808,000.

NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans at December 31, 1993 consist of real estate secured loans. The decrease in the nonaccrual loan category of $11,142,000, or 15.6%, at December 31, 1993 from December 31, 1992 was primarily attributable to a $6.1 million commercial loan which was returned to performing status and a $10.0 million commercial real estate loan secured by West Coast property which was transferred to other real estate owned as a result of foreclosure, offset by the addition of a $4.6 million commercial loan to nonaccrual status and nonaccrual loans of $3.5 million which were acquired in the Pioneer acquisition.

Nonperforming assets are reflected below for the years indicated:

(dollars in thousands)                                     1993       1992       1991         1990       1989
                                                          -------    -------    -------      ------     ------
Nonperforming loans and leases:
   Nonaccrual:
      Commercial, financial and agricultural              $14,024    $15,489    $11,389      $ 504      $ 285
      Real estate:
         Commercial                                         8,571      3,790      2,199        856         80
         Construction                                      28,571     41,018     23,298         --         --
         Residential:
            Insured, guaranteed, or conventional            1,685      1,950         --         --         --
            Home equity credit lines                          255         --         --         --         --
                                                          -------    -------    -------     ------     ------
               Total real estate loans                     39,082     46,758     25,497        856         80
      Consumer                                                 45        106         86         30         55
      Lease financing                                          --         27         --         --         --
      Foreign                                               7,161      9,074         --         --         --
                                                          -------    -------    -------     ------     ------
               Total nonaccrual loans and leases           60,312     71,454     36,972      1,390        420
   Renegotiated--commercial, financial and agricultural        20         77        136        192        275
                                                          -------    -------    -------     ------     ------
               Total nonperforming loans and leases        60,332     71,531     37,108      1,582        695
Other real estate owned                                    13,034      1,211      1,811      1,248      1,281
                                                          -------    -------    -------     ------     ------
               Total nonperforming assets                 $73,366    $72,742    $38,919     $2,830     $1,976
                                                          =======    =======    =======     ======     ======
Nonperforming assets to total loans and leases
   and other real estate owned (end of year):
      Excluding past due loans and leases                   1.44%      1.65%       .90%       .09%       .07%
      Including past due loans and leases                   2.24%      2.92%      1.52%       .32%       .33%
Nonperforming assets to total assets (end of year):
      Excluding past due loans and leases                   1.01%      1.11%       .60%       .05%       .04%
      Including past due loans and leases                   1.56%      1.96%      1.01%       .19%       .18%
                                                            ====       ====       ====        ===        ===

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

    Other real estate owned increased from $1,211,000 at December 31, 1992 to $13,034,000 at December 31, 1993 primarily as a result of the foreclosure mentioned previously.
    Loans and leases past due 90 days or more and still accruing interest totalled $40,285,000 and $55,704,000 at December 31, 1993 and 1992,
respectively. All of the loans which are past due 90 days or more and still accruing interest are in management's judgement adequately secured and in the process of collection.

    The following table presents information related to loans and leases on a nonaccrual basis for the year ended December 31, 1993:

(dollars in thousands)               Domestic       Foreign      Total
                                     --------       -------      ------
Interest income which would
  have been recorded if loans
  and leases had been current        $7,699         $  --        $7,699
                                     ------         -----        ------
Interest income recorded
  during this period                 $  419         $  --        $  419
                                     ======         =====        ======

DEPOSITS
Deposits are the largest component of the Company's liabilities and account for the greatest portion of total interest expense. At December 31, 1993, total deposits were $5,220,128,000, an increase of $131,969,000, or 2.6%, from
December 31, 1992. The increase was primarily attributable to the acquisition of Pioneer, which had total deposits of $399,424,000 at December 31, 1993, which offset a reduction in deposits at the Bank of $280,743,000, or 5.9%, from the prior year as a result of the continuing shifting of public deposits as previously described and customers seeking higher-yielding alternative investments.
    For 1993, average deposits decreased $14,754,000, or .3%, as compared to 1992. Exclusive of the average deposits of Pioneer for the year ended December 31, 1993, average deposits decreased $177,541,000, or 3.5%. Average deposits decreased $75,134,000, or 1.5%, from 1991 to 1992. The investment by customers in higher-yielding alternative investments, generally with non-financial institutions, and the shift of public deposits contributed to the decrease in average deposits during the last two years.

    The following table presents the average amount and average rate paid on deposits for the years indicated:

                                   1993              1992               1991
                             --------------     --------------     --------------
(dollars in millions)        Amount    Rate     Amount    Rate     Amount    Rate
                             ------    ----     ------    ----     ------    ----
Domestic:
  Noninterest-bearing
    demand                   $  925     -- %    $  869     -- %    $  782     -- %
  Interest-bearing
    demand                    1,213    2.15      1,183    2.95      1,154    4.75
  Savings                     1,396    2.58      1,286    4.76        802    5.21
  Time                        1,407    4.54      1,585    5.29      2,174    6.64
Foreign                         128    2.98        161    4.23        247    5.77
                             ------             ------             ------
    Total                    $5,069             $5,084             $5,159
                             ======             ======             ======

The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:

(in millions)                       1993        1992        1991
                                    ----        ----       ------
3 months or less                    $231        $271        $ 744
Over 3 months through 6 months        66         111          136
Over 6 months through 12 months       97          76           82
Over 12 months                       129         100           73
                                    ----        ----       ------
    Total                           $523        $558       $1,035
                                    ====        ====       ======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

LIQUIDITY MANAGEMENT
Liquidity refers to the Company's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. The Company achieves its liquidity objectives from both assets and liabilities.
    Asset-based liquidity is derived from its investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits, Federal funds sold, securities purchased under agreements to resell and investment securities. The aggregate of these assets represented 25.0% of total assets at the end of 1993 compared to 28.0% in 1992. Additional information on off-balance sheet items is presented in Note 17 to the Financial Statements.
    Liability-based liquidity is provided primarily from deposits. Average total deposits for 1993 decreased $14,755,000, or .3%, to $5,069,126,000.
Average total deposits had a five-year annual compound growth rate of 7.5%. Average total deposits for 1993 and 1992 funded 75.0% and 77.8%, respectively, of average total assets. The decrease between 1993 and 1992 was primarily attributable to the transfer of public deposits to security repurchase agreements. Demand, savings and domestic time deposits under $100,000--which the Company considers its core deposits because of their historical stability and relatively low cost--constituted 82.7% of total deposits at December 31, 1993 and 84.2% at December 31, 1992.
    Additional liquidity was provided from short-term borrowings, which consisted of commercial paper issued by the Parent, Federal funds purchased and securities sold under agreements to repurchase, lines of credit from other banks and credit facilities from the Federal Home Loan Bank. Additional information on short-term borrowings is provided in Note 7 to the Financial Statements. Also, the Company has access to offshore deposits in the international market which provides another available source of funds.
    The Company currently has a BankWatch rating of A/B, which describes a company that "is financially very solid with a favorable track record and no readily apparent weakness," from the internationally recognized bank rating organization of Thomson Bankwatch, Inc. This was the highest rating assigned to any local financial institution. In addition, the Company's commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). The Company's long-term debt is assigned a rating of Baa-1 by Moody and BBB+ by S&P.
    As indicated in the Consolidated Statements of Cash Flows, net cash provided by operating and financing activities was $197,721,000 and net cash used in investing activities was $87,251,000 for 1993. For 1992, net cash provided by operating activities was $135,647,000 and net cash used in investing and financing activities was $163,974,000. For 1991, net cash provided by operating and financing activities was $220,860,000 and net cash used in investing activities was $191,026,000.
    Because the Parent is a holding company, its ability to pay dividends depends primarily upon dividends and other payments from its subsidiaries, which are subject to certain limitations as described in Note 10 to the Financial Statements. In addition, at December 31, 1993, the Parent had
$18.4 million in liquid assets available to meet its current cash flow requirements.

ASSET/LIABILITY MANAGEMENT
In order to minimize interest rate risk and stabilize net interest margin while at the same time allowing the Company to take advantage of profitable business opportunities, the Company actively manages the repricing characteristics of its assets and liabilities.
    Interest rate risk refers to the exposure to earnings and capital arising from changes in future interest rates. In order to measure and monitor the level of interest rate risk inherent in the Company, the balance sheet is carefully evaluated using gap, simulation, and market value of equity analyses. Identified exposure to adverse changes in interest rates is managed through the use of off-balance sheet instruments such as interest rate swaps or floors and through extending or shortening the duration of the securities portfolio.
    The Company thus minimizes its negative exposure to changes in interest rates while allowing for consistent growth in net interest income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                          First Hawaiian, Inc. and Subsidiaries

INTEREST RATE SENSITIVITY
The Company's interest rate sensitivity position as of December 31, 1993, is presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity and/or volatility during a specified period. However, since all interest rates and yields do not adjust at the same velocity and volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At December 31, 1993, the cumulative one-year contractual gap for the Company was a negative $170.4 million, representing 2.34% of total assets.

(dollars in thousands)                    0-3 Months      4-6 Months    7-12 Months   Over 1 year     Total
                                          -----------     ----------    -----------   ----------    ----------
Assets:
  Earning assets:
    Interest-bearing deposits in
    other bank                            $   115,670     $    1,066    $       --    $       --    $  116,736
    Federal funds sold and securities
      purchased under agreements to
      resell                                   35,000             --            --            --        35,000
    Investment securities                     263,001        102,377       174,789       690,311     1,230,478
    Net loans and leases                    2,427,410        597,488       707,468     1,272,190     5,004,556
                                          -----------     ----------    ----------    ----------    ----------
      Total earning assets                  2,841,081        700,931       882,257     1,962,501     6,386,770
  Other assets                                320,924             --            --       561,437       882,361
                                          -----------     ----------    ----------    ----------    ----------
      Total assets                        $ 3,162,005     $  700,931    $  882,257    $2,523,938    $7,269,131
                                          ===========     ==========    ==========    ==========    ==========
Liabilities and stockholders' equity:
  Deposits                                $ 3,479,899     $  226,278    $  294,956    $1,218,995    $5,220,128
  Short-term borrowings                       757,771        224,577        79,667         7,667     1,069,682
  Long-term debt                               50,000             --            --       171,767       221,767
  Other liabilities                            29,512             --            --       119,673       149,185
  Stockholders' equity                             --             --            --       608,369       608,369
  Off-balance sheet adjustment                190,905       (428,327)       10,341       227,081            --
                                          -----------     ----------    ----------    ----------    ----------
      Total liabilities and
        stockholders' equity              $ 4,508,087     $   22,528    $  384,964    $2,353,552    $7,269,131
                                          ===========     ==========    ==========    ==========    ==========
Interest sensitivity gap                  $(1,346,082)    $  678,403    $  497,293    $  170,386
Cumulative gap                            $(1,346,082)    $ (667,679)   $ (170,386)   $       --
Cumulative gap as a percent of
  total assets                                 (18.52)%        (9.19)%       (2.34)%          --%
                                          ===========     ==========    ==========    ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
                                           First Hawaiian, Inc. and Subsidiaries

CAPITAL REQUIREMENTS
Bank holding companies are required to comply with risk-based capital guidelines as established by the Federal Reserve Board. The guidelines define qualifying capital (Tier 1 Capital and Total Capital) and risk-weighted assets. Tier 1 Capital includes common and qualifying perpetual preferred stockholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, beginning in 1993, all other intangibles, subject to certain exceptions described below.
    Total Capital includes, in addition to Tier 1 Capital, mandatory convertible debt, preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt and a portion of the allowance for loan and lease losses. The Tier 1 component must comprise at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets which include both on- and off-balance sheet exposures. A company's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk-weighted assets (the denominator). The minimum required qualifying Total Capital ratio is 8%, of which at least 4% must consist of Tier 1 Capital.
    In addition, bank holding companies are required to maintain a minimum leverage ratio of Tier 1 Capital to average quarterly total assets (net of goodwill). The Federal Reserve Board has stated that the minimum leverage ratio is 3% for the most highly rated banking organizations which are not experiencing or anticipating significant growth. Other banking organizations are expected to maintain leverage ratios of at least one to two percent higher.
    The following tables present the Corporation's regulatory capital position at December 31, 1993:

Risk-Based Capital Ratios

(in thousands)                           Amount         Ratio
                                         ------         -----
Tier 1 Capital                         $  522,832       10.10%
Tier 1 Capital minimum requirement        206,982        4.00
                                       ----------       -----
  Excess                               $  315,850        6.10%
                                       ==========       =====
Total Capital                          $  685,085       13.24%
Total Capital minimum requirement         413,963        8.00
                                       ----------       -----
  Excess                               $  271,122        5.24%
                                       ----------       -----
Risk-weighted Assets                   $5,174,542
                                       ==========

Leverage Ratio

(in thousands)                           Amount         Ratio
                                         ------         -----
Tier 1 Capital to average quarterly
  total assets (net of goodwill)
  (Tier 1 Leverage Ratio)              $  522,832        7.45%
Minimum leverage requirement              210,628        3.00
                                       ----------        ----
  Excess                               $  312,204        4.45%
                                       ==========        ====
Average Quarterly Total Assets
  (net of goodwill)                    $7,020,949
                                       ==========

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)                       First Hawaiian, Inc. and Subsidiaries

A summary of unaudited quarterly financial data for 1993 and 1992 is presented below:

                                                                Quarter
                                           --------------------------------------------------         Annual
(in thousands, except per share data)       First         Second        Third         Fourth          Total
                                           --------      --------      -------       --------        --------
1993
Interest income                            $108,857      $107,841      $111,209      $113,688        $441,595
Interest expense                             41,711        38,559        40,698        42,573         163,541
                                           --------      --------      --------      --------        --------
Net interest income                          67,146        69,282        70,511        71,115         278,054
Provision for loan and lease losses           3,903         2,903         3,213         3,243          13,262
Other operating income                       15,684        17,709        18,337        18,283          70,013
Other operating expenses                     53,225        51,371        54,487        56,617         215,700
                                           --------      --------      --------      --------        --------
Income before income taxes and
  cumulative effect of a change
  in accounting principle                    25,702        32,717        31,148        29,538         119,105
Income taxes                                  7,706        10,614        12,418        10,160          40,898
Cumulative effect of a change in
  accounting principle                        3,650            --            --            --           3,650
                                           --------      --------      --------      --------        --------
Net income                                 $ 21,646      $ 22,103      $ 18,730      $ 19,378        $ 81,857
                                           ========      ========      ========      ========        ========
Per share:
  Income before cumulative
    effect of a change in
    accounting principle                       $.56          $.68          $.57          $.60           $2.41
  Net income                                   $.67          $.68          $.57          $.60           $2.52
                                           ========      ========      ========      ========        ========
1992
Interest income                            $125,836      $125,437      $117,823      $117,176        $486,272
Interest expense                             60,299        57,181        52,832        47,381         217,693
                                           --------      --------      --------      --------        --------
Net interest income                          65,537        68,256        64,991        69,795         268,579
Provision for loan and lease losses           2,453         3,128         2,753         4,478          12,812
Other operating income                       15,263        14,662        15,484        15,329          60,738
Other operating expenses                     47,485        47,272        46,436        47,432         188,625
                                           --------      --------      --------      --------        --------
Income before income taxes                   30,862        32,518        31,286        33,214         127,880
Income taxes                                  9,817        10,353        10,041        10,769          40,980
                                           --------      --------      --------      --------        --------
Net income                                 $ 21,045      $ 22,165      $ 21,245      $ 22,445        $ 86,900
                                           ========      ========      ========      ========        ========
Net income per share                           $.66          $.69          $.66          $.69           $2.70
                                           ========      ========      ========      ========        ========

REPORT OF INDEPENDENT ACCOUNTANTS
                                           First Hawaiian, Inc. and Subsidiaries

TO THE STOCKHOLDERS
FIRST HAWAIIAN, INC.

We have audited the accompanying consolidated balance sheets of First Hawaiian, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Hawaiian, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
    As discussed in Notes 2 and 13 to the financial statements, the Company changed its method of accounting for certain investments in debt and equity securities and income taxes, respectively, in 1993.



COOPERS & LYBRAND

Honolulu, Hawaii
January 20, 1994

CONSOLIDATED BALANCE SHEETS                First Hawaiian, Inc. and Subsidiaries



                                                                                           December 31,
                                                                                   ---------------------------
(in thousands, except shares and per share data)                                      1993              1992
                                                                                   ----------       ----------
Assets
Cash and due from banks                                                            $  436,129       $  325,659
Interest-bearing deposits in other banks                                              116,736          156,316
Federal funds sold and securities purchased under agreements to resell                 35,000          405,000
Investment securities:
  Held-to-maturity (fair value of $1,144,327 in 1993 and
    $977,822 in 1992) (note 2)                                                      1,132,025          951,189
  Available-for-sale (note 2)                                                          98,453               --
Loans and leases:
  Loans and leases (note 3)                                                         5,066,809        4,396,018
  Less allowance for loan and lease losses (note 4)                                    62,253           56,385
                                                                                   ----------       ----------
Net loans and leases                                                                5,004,556        4,339,633
                                                                                   ----------       ----------
Premises and equipment (note 5)                                                       249,479          207,242
Customers' acceptance liability                                                           854            1,000
Core deposit premium (net of accumulated amortization of
  $3,026 in 1993 and $1,850 in 1992) (note 1)                                          15,380           12,250
Goodwill (net of accumulated amortization of
  $6,348 in 1993 and $3,514 in 1992) (note 1)                                          81,231           61,257
Other assets                                                                           99,288           93,836
                                                                                   ----------       ----------
Total Assets                                                                       $7,269,131       $6,553,382
                                                                                   ==========       ==========
Liabilities and Stockholders' Equity
Deposits:
  Noninterest-bearing demand                                                       $  974,478       $1,027,796
  Interest-bearing demand                                                           1,143,037        1,203,441
  Savings                                                                           1,507,200        1,399,362
  Time (fair value of $1,352,925 in 1993 and $1,279,283 in 1992) (note 6)           1,343,841        1,271,090
  Foreign (fair value of $252,715 in 1993 and $187,119 in 1992) (note 6)              251,572          186,470
                                                                                   ----------       ----------
Total deposits                                                                      5,220,128        5,088,159
                                                                                   ----------       ----------
Short-term borrowings (note 7)                                                      1,069,682          713,914
Acceptances outstanding                                                                   854            1,000
Other liabilities                                                                     148,331          117,056
Long-term debt (note 8)                                                               221,767           71,057
                                                                                   ----------       ----------
Total liabilities                                                                   6,660,762        5,991,186
                                                                                   ----------       ----------
Commitments and contingent liabilities (notes 11, 16 and 17)
Stockholders' equity:
  Common stock $5 par value (notes 9 and 11)
    Authorized--66,500,000 shares
    Issued and outstanding--32,542,797 shares in 1993 and
      32,501,611 shares in 1992                                                       162,713          162,507
  Surplus                                                                             133,820          132,889
  Retained earnings (note 10)                                                         311,836          266,800
                                                                                   ----------       ----------
Total stockholders' equity                                                            608,369          562,196
                                                                                   ----------       ----------
Total liabilities and stockholders' equity                                         $7,269,131       $6,553,382
                                                                                   ==========       ==========

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                                        First Hawaiian, Inc. and Subsidiaries


                                                                             Year Ended December 31,
                                                                     ---------------------------------------
(in thousands, except shares and per share data)                     1993              1992             1991
                                                                     ----              ----             ----
Interest income
Interest and fees on loans                                        $  356,687       $  372,577       $  382,220
Lease financing income                                                12,722           14,259           14,986
Interest on investment securities:
  Taxable interest income                                             45,025           64,860           76,334
  Exempt from Federal income taxes                                    14,765           15,987           20,133
Other interest income                                                 12,396           18,589           29,905
                                                                  ----------       ----------       ----------
Total interest income                                                441,595          486,272          523,578
                                                                  ----------       ----------       ----------
Interest expense
Deposits (note 6)                                                    129,719          186,725          255,099
Short-term borrowings                                                 26,477           26,622            9,800
Long-term debt                                                         7,345            4,346            5,952
                                                                  ----------       ----------       ----------
Total interest expense                                               163,541          217,693          270,851
                                                                  ----------       ----------       ----------
Net interest income                                                  278,054          268,579          252,727
Provision for loan and lease losses (note 4)                          13,262           12,812           10,252
                                                                  ----------       ----------       ----------
Net interest income after provision for loan and
   lease losses                                                      264,792          255,767          242,475
                                                                  ----------       ----------       ----------
Other operating income
Trust income                                                          21,401           18,171           15,937
Service charges on deposit accounts                                   21,791           18,323           14,911
Other service charges and fees                                        17,918           17,287           15,913
Securities gains, net (note 2)                                         1,955              161              262
Other                                                                  6,948            6,796            7,242
                                                                  ----------       ----------       ----------
Total other operating income                                          70,013           60,738           54,265
                                                                  ----------       ----------       ----------
Other operating expenses
Salaries and wages                                                    86,011           80,320           73,096
Employee benefits (note 11)                                           24,781           21,943           18,981
Occupancy expense (notes 5 and 16)                                    20,416           17,021           15,034
Equipment expense (notes 5 and 16)                                    20,243           18,522           16,815
Other (note 12)                                                       64,249           50,819           52,614
                                                                  ----------       ----------       ----------
Total other operating expenses                                       215,700          188,625          176,540
                                                                  ----------       ----------       ----------
Income before income taxes and cumulative effect
  of a change in accounting principle                                119,105          127,880          120,200
                                                                  ----------       ----------       ----------
Income taxes (note 13)
Provision before effect of change in tax rate                         38,976           40,980           38,490
Adjustment to deferred tax liability
  for change in tax rate                                               1,520               --               --
Adjustment to current tax provision
  for change in tax rate                                                 402               --               --
                                                                  ----------       ----------       ----------
Total income taxes                                                    40,898           40,980           38,490
                                                                  ----------       ----------       ----------
Income before cumulative effect of a
  change in accounting principle                                      78,207           86,900           81,710
Cumulative effect of a change in accounting principle
   (note 13)                                                           3,650               --             --
                                                                  ----------       ----------       ----------
Net income                                                        $   81,857       $   86,900       $   81,710
                                                                  ==========       ==========       ==========
Per share data
Income before cumulative effect of a
  change in accounting principle                                       $2.41            $2.70            $2.55
Cumulative effect of a change in accounting principle                    .11               --               --
                                                                       -----            -----            -----
Net income                                                             $2.52            $2.70            $2.55
                                                                       =====            =====            =====
Cash dividends                                                        $1.135            $1.06            $ .95
                                                                      ======            =====            =====
Average shares outstanding                                        32,505,109       32,225,339       32,078,534
                                                                  ==========       ==========       ==========

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY                                                First Hawaiian, Inc. and Subsidiaries

                                                           Common Stock
                                                     -----------------------                         Retained
(in thousands, except shares and per share data)     Shares           Amount          Surplus        Earnings
                                                     ------           ------          -------        --------
Balance, December 31, 1990                         32,078,534        $160,392        $123,646        $162,746
Net income--1991                                           --              --              --          81,710
Incentive Plan for Key Executives (note 11)                --              --             203              --
Cash dividends ($.95 per share) (note 10)                  --              --              --         (30,395)
                                                   ----------        --------        --------        --------
Balance, December 31, 1991                         32,078,534         160,392         123,849         214,061
Net income--1992                                           --              --              --          86,900
Incentive Plan for Key Executives (note 11)                --              --             155              --
Cash dividends ($1.06 per share) (note 10)                 --              --              --         (34,161)
Issuance of common stock (note 9)                     423,077           2,115           8,885              --
                                                   ----------        --------        --------        --------
Balance, December 31, 1992                         32,501,611         162,507         132,889         266,800
Net income--1993                                           --              --              --          81,857
Incentive Plan for Key Executives (note 11)                --              --             137              --
Cash dividends ($1.135 per share) (note 10)                --              --              --         (36,821)
Issuance of common stock (note 9)                      41,186             206             794              --
                                                   ----------        --------        --------        --------
Balance, December 31, 1993                         32,542,797        $162,713        $133,820        $311,836
                                                   ==========        ========        ========        ========


The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS                                   First Hawaiian, Inc. and Subsidiaries


                                                                             Year Ended December 31,
                                                                     --------------------------------------
(in thousands)                                                       1993             1992             1991
                                                                     ----             ----             ----
Cash and due from banks at beginning of year                       $ 325,659        $ 353,986        $ 324,152
                                                                   ---------        ---------        ---------
Cash flows from operating activities:
  Net income                                                          81,857           86,900           81,710
  Provision for loan and lease losses                                 13,262           12,812           10,252
  Depreciation and amortization                                       20,765           19,157           16,232
  Income taxes                                                        (5,415)          21,682            6,342
  Adjustment to current tax provision for change in tax rate             402               --               --
  Adjustment to deferred tax liability for change in tax rate          1,520               --               --
  Cumulative effect of a change in accounting principle               (3,650)              --               --
  Decrease (increase) in interest receivable                             170            9,043           (6,527)
  Increase (decrease) in interest payable                              1,424           10,083             (531)
  Decrease (increase) in prepaid expenses                             (1,031)          (3,864)           2,476
  Write-off of building costs                                          5,444               --               --
  Other                                                               20,136               --               --
                                                                   ---------        ---------        ---------
Net cash provided by operating activities                            134,884          135,647          109,954
                                                                   ---------        ---------        ---------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits in other banks            39,580           35,716          114,575
  Net decrease (increase) in Federal funds sold and
    securities purchased under agreements to resell                  370,000         (235,136)          84,302
  Purchase of held-to-maturity investment securities                (940,385)        (704,746)        (520,194)
  Proceeds from sale of held-to-maturity investment securities       322,315          402,201          169,383
  Proceeds from maturity of held-to-maturity investment
    securities                                                       498,858          576,855          496,110
  Purchase of available-for-sale investment securities              (263,828)              --               --
  Proceeds from sale of available-for-sale investment securities     137,709               --               --
  Proceeds from maturity of available-for-sale investment
    securities                                                        27,666               --               --
  Net increase in loans and leases made to customers                (166,146)         (66,697)        (424,479)
  Capital expenditures                                               (60,067)         (65,484)         (49,246)
  Purchase of First Interstate of Hawaii, Inc., net of
    cash acquired of $63,680                                              --               --          (75,646)
  Purchase of Pioneer Fed BanCorp, Inc.,
    net of cash acquired of $18,157                                  (68,950)              --               --
  Other                                                               15,997          (43,071)          14,169)
                                                                   ---------        ---------        ---------
Net cash used in investing activities                                (87,251)        (100,362)        (191,026)
                                                                   ---------        ---------        ---------
Cash flows from financing activities:
  Net decrease in deposits                                          (293,973)        (248,534)        (225,496)
  Net increase in short-term borrowings                              309,631          209,743          357,452
  Proceeds from long-term debt                                       108,000           10,000           36,000
  Payments on long-term debt                                         (21,525)            (508)         (26,411)
  Cash dividends paid                                                (36,821)         (34,161)         (30,395)
  Purchase of common stock for issuance under
    Incentive Plan for Key Executives and Stock Incentive Plan        (2,475)            (152)            (244)
                                                                   ---------        ---------        ---------
Net cash provided by (used in) financing activities                   62,837          (63,612)         110,906
                                                                   ---------        ---------        ---------
Cash and due from banks at end of year                             $ 436,129        $ 325,659        $ 353,986
                                                                   =========        =========        =========
Supplemental disclosures:
  Interest paid                                                    $ 160,551        $ 227,776        $ 271,382
  Net income taxes paid                                            $  40,945        $  19,298        $  32,148
                                                                   =========        =========        =========


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS             First Hawaiian, Inc. and Subsidi


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of First Hawaiian, Inc. and Subsidiaries ("Company") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

RECLASSIFICATIONS
Certain reclassifications were made to the 1992 and 1991 Consolidated Statements of Income to conform to the 1993 presentation. Such reclassifications did not have a material effect on the Consolidated Statements of Income.

CONSOLIDATION
The consolidated financial statements of the Company include the accounts of First Hawaiian, Inc. ("Parent") and its wholly-owned subsidiary companies--First Hawaiian Bank and its wholly-owned subsidiaries ("Bank"); Pioneer Federal Savings Bank and its wholly-owned subsidiaries; First Hawaiian Creditcorp, Inc.; First Hawaiian Leasing, Inc.; and FHI International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES
Investment securities consist principally of debt instruments issued by the U.S. Treasury and other U.S. Government agencies and corporations, state and local government units and asset-backed securities.
    As of December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, investment securities are classified in three categories and accounted for as follows:
(1) held-to-maturity securities are debt securities, which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost; (2) trading securities are debt securities that are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in current earnings; and (3) available-for-sale securities are debt securities not classified as either held-to-maturity securities or trading securities and are reported at fair value, with unrealized gains and losses excluded from current earnings and reported in a separate component of stockholders' equity.
    Certain securities which could be liquidated prior to their respective maturities under certain circumstances have been classified as available-for-sale. Unrealized gains or losses are reflected as changes to the capital account.
    Prior to December 31, 1993, since the Company had both the ability and the intent to hold the investment securities to maturity, they were carried at cost, adjusted for amortization of premiums and accretion of discounts.
    Gains and losses realized on the sales of investment securities are determined using the specific identification method.

LOANS AND LEASE FINANCING
Loans are stated at their principal outstanding amounts, net of any unearned discounts. Interest income on loans is accrued and recognized on the principal amount outstanding.
    Loan origination fees and substantially all loan commitment fees are deferred and accounted for as an adjustment of the yield.
    Lease financing transactions consist of two types:
      (1) Equipment without outside financing is accounted for using the direct financing method with income recognized over the life of the lease based upon a constant periodic rate of return on the net investment in the lease.
      (2) Leveraged lease transactions are subject to outside financing through one or more participants, without recourse to the Company. These transactions are accounted for by recording as the net investment in each lease the aggregate of rentals receivable (net of principal and interest on the related nonrecourse debt) and estimated residual value of the equipment less the unearned income. Income from these lease transactions is recognized during the periods in which the net investment is positive.
    Loans and leases are placed on nonaccrual status when serious doubt exists as to the collectibility of the principal and/or interest. When loans are placed on nonaccrual status, any accrued and unpaid interest is reversed against interest income of the current period. Interest payments received on nonaccrual loans and leases are applied as a reduction of the principal when concern exists as to the ultimate collection of the principal; otherwise, such payments are recorded as income. Loans and leases are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal and interest.

ALLOWANCE FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses ("Allowance") is maintained at a level which, in management's judgment, is adequate to absorb future losses. Estimates of future loan and lease losses involve judgment and assumptions as to various factors which, in manage-

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


ment's judgment, deserve current recognition in estimating such losses and in determining the adequacy of the Allowance. Principal factors considered by management include the historical loss experience, the value and adequacy of collateral, the level of nonperforming (nonaccrual and renegotiated) loans and leases, loan concentrations, risk exposures, if any, in connection with its highly-leveraged transactions, the growth and composition of the portfolio, the review of monthly delinquency reports, the results of examinations of individual loans and leases and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies and general economic conditions.
    The Allowance is reduced by loans and leases charged off when collectibility becomes doubtful and the underlying collateral, if any, is considered inadequate to liquidate the outstanding debt. Recoveries on loans and leases previously charged off are added to the Allowance.

PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of 10-40 years for premises, 3-13 years for equipment and the lease term for leasehold improvements.

CORE DEPOSIT PREMIUM AND GOODWILL
The core deposit premium is being amortized on the straight-line method over various lives ranging from 9 to 20 years. The excess of the purchase price over the fair value of the net assets acquired is accounted for as goodwill and is being amortized on the straight-line method over 25 years.

INCOME TAXES
Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
    Prior to January 1, 1993, the provision for income taxes was based on taxable income and expenses reported in the Consolidated Statements of Income, in accordance with Accounting Principles Board Opinion No. 11, rather than amounts currently payable under tax laws.
    Excise tax credits relating to premises and equipment and certain nonleveraged lease equipment are accounted for under the flow-through method which recognizes the benefit in the year the asset is placed in service. The investment and excise tax credits related to leveraged lease equipment, except for investment and excise tax credits that are passed on to lessees, are recognized during the periods in which the net investment is positive.
    A consolidated Federal income tax return is filed for the Company. Amounts equal to income tax benefits of those companies having taxable losses or credits are reimbursed by other companies which would have incurred current income tax liabilities.

INTEREST RATE SWAPS AND FLOORS
The Company engages in interest rate swap and floor activities in managing its interest rate risk. Since the contracts represent an exchange of interest payments and the underlying principal balances are not affected, there is no effect on the total assets or liabilities of the Company. The net settlement amount is recorded as an adjustment to interest expense on a periodic basis.

PER SHARE DATA
Net income per share is computed on the weighted average number of shares outstanding during the year, adjusted to reflect stock splits.
    Dividends per share are based on the number of outstanding shares, adjusted to reflect stock splits, exclusive of reacquired shares, at the time of dividend payments.

FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:
    Cash and due from banks: The carrying amounts reported in the Consolidated Balance Sheets of cash and short-term instruments approximate fair values.

    Investment securities (including mortgage-backed securities): Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


Loans and leases: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Off-balance sheet commitments and contingent liabilities: Fair values of off-balance sheet commitments and contingent liabilities are based upon quoted market prices of comparable instruments (foreign currency exchange forward contracts and interest rate floors); fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (letters of credit and commitments to extend credit); or, pricing models based upon brokers' quoted markets, current levels of interest rates, and specific cash flow schedules (interest rate swaps).

Deposits: The fair values of demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings: The carrying amounts of overnight Federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

Long-term debt: The fair values of the Company's long-term debt (other than deposits) are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

1.  BUSINESS COMBINATIONS
    PIONEER FEDERAL SAVINGS BANK

    On August 6, 1993, the Company acquired for cash all of the outstanding stock of Pioneer Fed BanCorp, Inc. ("Pioneer Holdings") at a purchase price of $87 million through the merger of Pioneer Holdings with and into the Company (the "Merger"). As a result of the Merger, Pioneer Federal Savings Bank ("Pioneer"), a savings bank with 19 branches statewide, became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase method of accounting and the results of operations of Pioneer are included in the Consolidated Statements of Income from the date of acquisition. The excess of cost over net assets acquired amounted to approximately $22 million.
    The following unaudited pro forma information shows the consolidated results of operations as though the above acquisition, including the related purchase accounting adjustments, had been made at the beginning of the year:

(in thousands, except per share data)                1993           1992
                                                     ----           ----
Interest income                                    $469,413       $533,427
Interest expense                                   $183,860       $247,534
Other operating income                             $ 72,313       $ 65,446
Other operating expenses                           $227,473       $207,368
Net income                                         $ 81,419       $ 88,550
Earnings per share                                 $   2.50       $   2.75
                                                   ========       ========

FIRST INTERSTATE OF HAWAII, INC.
On May 31, 1991, the Company acquired for cash all of the outstanding stock of First Interstate of Hawaii, Inc. ("FIHI") at a purchase price of $144 million. The principal asset of FIHI was First Interstate Bank of Hawaii ("FIBH"), a commercial bank with 19 branches statewide at the time of acquisition. The acquisition was accounted for using the purchase method of accounting and the results of operations of FIHI were included in the Consolidated Statements of Income from the date of acquisition. The excess of cost over net assets acquired amounted to approximately $62 million.










    The following unaudited pro forma information shows the consolidated results of operations as though the above acquisition, including the related purchase accounting adjustments, had been made at the beginning of the year:

(in thousands, except per share data)              1991
                                                   ----
Interest income                                  $555,986
Interest expense                                 $287,100
Other operating income                           $ 58,971
Other operating expenses                         $193,431
Net income                                       $ 83,243
Earnings per share                               $   2.59
                                                 ========

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


The final regulatory approvals received for the acquisition of FIHI required the Company to (1) divest six FIBH branches and a branch of First Hawaiian Creditcorp, Inc. ("Creditcorp"), a wholly-owned subsidiary of the Company; and
(2) terminate FIBH's license to participate as a franchisee in the First Interstate system and terminate the use of the First Interstate trademark and logos by May 31, 1992 (actually terminated in February, 1992).
    As of December 31, 1993, the Company sold two branches of FIBH (October, 1991 and November, 1993) and a branch of Creditcorp (October, 1991). The results of operations of the three branches are included in the Consolidated Statements of Income up to the dates of sale. The sale of the remaining four branches is pending consummation, expected in 1994. The sale of these branches will not have a significant effect on the Company's financial position or results of operations.

2. INVESTMENT SECURITIES
As of December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of this accounting policy had no material effect on the consolidated financial statements of the Company.

Held-to-Maturity
Comparative book and fair values of held-to-maturity investment securities at December 31, 1993 and 1992 were as follows:

                                                1993
                             ----------------------------------------------
                             Book      Unrealized    Unrealized       Fair
(in thousands)               Value       Gains         Losses         Value
                             -----     ----------    ----------       -----
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations            $  914,868     $ 1,490       $1,321      $  915,037
States and political
  subdivisions               177,876      12,530          413         189,993
Other                         39,281          16           --          39,297
                          ----------     -------       ------      ----------
Total held-to-maturity
  investment
  securities              $1,132,025     $14,036       $1,734      $1,144,327
                          ==========     =======       ======      ==========


                                                1992
                             --------------------------------------------
                             Book      Unrealized    Unrealized     Fair
(in thousands)               Value       Gains         Losses       Value
                             -----     ----------    ----------     -----
U.S. Treasury & other
  U.S. Government
  agencies and
  corporations              $684,734     $ 9,338        $265       $693,807

States and political
  subdivisions               196,270      15,346          25        211,591
Other                         70,185       2,600         361         72,424
                            --------     -------        ----       --------
Total held-to-maturity
  investment
  securities                $951,189     $27,284        $651       $977,822
                            ========     =======        ====       ========

The book and fair values of held-to-maturity investment securities at December 31, 1993, by contractual maturity, excluding securities which have no stated maturity, were as follows:

                                          Book               Fair
(in thousands)                            Value              Value
                                          -----            ----------

Due within one year                    $  360,464          $  361,485
Due after one but within five year        507,098             519,178
Due after five but within ten years        86,213              86,145
Due after ten years                       143,920             143,188
                                       ----------          ----------
Total held-to-maturity
  investment securities                $1,097,695          $1,109,996
                                       ==========          ==========

Available-for-Sale
At December 31, 1993, the unamortized cost, which approximates fair value, of available-for-sale investment securities, by contractual maturity, excluding securities which have no stated maturity, was as follows:

                      U.S. Treasury    States
                      and other U.S.    and
                        Government    political
                       agencies and     sub-
                       corporations   divisions    Other        Total
                       ------------   ---------    -----        -----
Due within one year       $   --      $    --     $    --      $    --
Due after one but
  within five years           --           --      10,460        10,460
Due after five but
  within ten years            --        3,000      17,211        20,211
Due after ten years        3,202       22,700      41,880        67,782
                          ------      -------     -------       -------
Total available-for-
  sale investment
  securities              $3,202      $25,700      $69,551      $98,453
                          ======      =======      =======      =======

The Company sold certain trading securities and recognized a gain of $1,873,000 in the second quarter of 1993. The Company held no trading securities as of December 31, 1993.
    As of December 31, 1993, the Company had entered into interest rate swaps of $168,247,000 designed to modify the repricing characteristics of a portion of its municipal holdings. The fair value of the interest rate swaps was an unrealized loss of $17,848,000. However, it is management's intent to keep the interest rate swaps in place until their respective termination dates which approximate the maturities of the municipal holdings, at which time the unrealized losses would be eliminated.
    The Company also had other interest rate swaps of $450,970,000 and floors of $300,000,000 hedging other parts of the balance sheet. The fair value of these other interest rate swaps was an unrealized loss of $1,965,000.
    Investment securities with an aggregate book value of $1,046,026,000 at December 31, 1993 were pledged to secure public deposits and repurchase agreements as required by law.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


    The Company did not hold any investment securities which were in excess of 10% of stockholders' equity at December 31, 1993.
    Gross gains of $2,038,000, $283,000 and $315,000 and gross losses of $83,000, $122,000 and $53,000 were realized on sales of investment securities during 1993, 1992 and 1991, respectively.

3.  LOANS AND LEASES
At December 31, 1993 and 1992, loans and leases were comprised of the following:

                                 1993                       1992
                        -----------------------    -----------------------
(in thousands)          Book Value   Fair Value    Book Value   Fair Value
                        ----------   ----------    ----------   ----------
Commercial,
  financial and
  agricultural          $1,208,912   $1,219,156    $1,175,395   $1,203,172
Real estate:
  Construction             317,036      317,017       438,041      438,540
  Commercial               882,628      949,425       720,082      739,562
  Residential            1,785,961    1,734,467     1,217,331    1,209,838
Consumer                   459,910      456,226       473,510      475,318
Lease financing            201,449      201,512       170,558      170,558
Foreign                    210,913      210,755       201,101      201,348
                        ----------   ----------    ----------   ----------
Total loans
  and leases            $5,066,809   $5,088,558    $4,396,018   $4,438,336
                        ==========   ==========    ==========   ==========

At December 31, 1993, loans totalling $40,848,000 were pledged to secure public deposits as required by law.
    At December 31, 1993 and 1992, loans and leases aggregating $60,312,000 and $71,454,000, respectively, were on a nonaccrual basis.
    In the normal course of business, the Company makes loans to its executive officers and directors, and to companies and individuals affiliated with executive officers and directors of the Company. Changes in the loans to such parties were as follows:

(in thousands)                          1993         1992
                                        ----         ----
Balance at beginning of year         $ 370,169     $ 309,422
  New loans made                       244,171       351,015
  Repayments                          (203,061)     (290,268)
                                     ---------     ---------
Balance at end of year               $ 411,279     $ 370,169
                                     =========     =========

At December 31, 1993 and 1992, loans to such parties by the Parent were $15,759,000 and $15,102,000, respectively, and the income related to these loans was $920,000, $1,134,000 and $1,092,000 for 1993, 1992 and 1991,
respectively.

4.  ALLOWANCE FOR LOAN AND LEASE LOSSES
Changes in the allowance for loan and lease losses were as follows for the years indicated:

(in thousands)                         1993         1992        1991
                                       ----         ----        ----
Balance at beginning of year         $ 56,385     $ 55,134     $39,847
  Provision charged to expense         13,262       12,812      10,252
  Net charge-offs:
    Loans and leases charged off      (15,063)     (13,410)     (6,533)
    Recoveries on loans and
      leases charged off                2,444        1,849       1,427
                                     --------     --------     -------
        Net charge-offs               (12,619)     (11,561)     (5,106)
                                     --------     --------     -------
  Allowance applicable to loans
    of purchased company                5,225           --      10,141
                                     --------     --------     -------
Balance at end of year               $ 62,253     $ 56,385     $55,134
                                     ========     ========     =======

In May, 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or fair value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The Company has not determined the effect, if any, the adoption of SFAS No. 114 will have on its financial position or results of operations.





5.  PREMISES AND EQUIPMENT
At December 31, 1993 and 1992, premises and equipment were comprised of the following:

(in thousands)                         1993         1992
                                       ----         ----
Premises                             $207,080     $194,515
Equipment                             128,302      107,469
                                     --------     --------
                                      335,382      301,984
Less accumulated depreciation
  and amortization                     85,903       94,742
                                     --------     --------
Net book value                       $249,479     $207,242
                                     ========     ========

Occupancy and equipment expenses include depreciation and amortization expenses of $15,133,000, $14,383,000 and $13,248,000 for 1993, 1992 and 1991,
respectively.

6.  DEPOSITS
For 1993, 1992 and 1991, interest expense related to deposits was as follows:

(in thousands)                         1993         1992         1991
                                       ----         ----         ----
Interest-bearing demand              $ 26,036     $ 34,858     $ 49,851
Savings                                35,964       61,178       46,835
Time--Under $100                       40,324       47,595       63,403
Time--$100 and over                    23,581       36,281       80,733
Foreign                                 3,814        6,813       14,277
                                     --------     --------     --------
Total interest expense
  on deposits                        $129,719     $186,725     $255,099
                                     ========     ========     ========

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


Time deposits in denominations of $100,000 or more at December 31, 1993 and 1992 were as follows:

(in thousands)                  1993          1992
                                ----          ----
Domestic                      $522,892      $558,116
Foreign                       $130,108      $ 60,611
                              ========      ========

7. SHORT-TERM BORROWINGS
At December 31, 1993 and 1992, short-term borrowings were comprised of the following:

(in thousands)                           1993             1992
                                         ----             ----
First Hawaiian Bank:
  Federal funds purchased             $  122,975        $ 20,825
  Securities sold under agreements
    to repurchase                        825,837         673,352
First Hawaiian, Inc. (Parent)--
  Commercial paper                         9,605          10,237
Nonbank subsidiaries:
  Advances from Federal Home Loan
    Bank of Seattle                      111,265           9,500
                                      ----------        --------
Total short-term borrowings           $1,069,682        $713,914
                                      ==========        ========

Average rates and average and maximum balances for these short-term borrowings were as follows for the years indicated:

(dollars in thousands)                 1993         1992        1991
                                       ----         ----        ----
Federal funds purchased:
  Average interest rate at
    December 31                           2.7%         2.8%        3.9%
  Highest month-end balance          $172,215     $340,375    $143,525
  Average daily outstanding
    balance                          $ 98,042     $180,991    $110,600
  Average daily interest
    rate paid                             2.8%         3.6%        5.3%
Securities sold under
  agreements to repurchase:
  Average interest rate at
    December 31                           3.2%         3.5%        4.2%
  Highest month-end balance          $871,891     $806,793    $316,846
  Average daily outstanding
    balance                          $660,474     $499,084    $ 47,570
  Average daily interest
    rate paid                             3.2%         3.6%        4.6%
Commercial paper:
  Average interest rate at
    December 31                           4.0%         3.4%        4.8%
  Highest month-end balance          $ 11,271     $ 25,549    $ 55,126
  Average daily outstanding
    balance                          $  8,430     $ 13,617    $ 33,000
  Average daily interest
    rate paid                             3.1%         4.1%        5.8%
Advances from Federal Home
  Loan Bank of Seattle:
  Average interest rate at
    December 31                           4.3%         3.4%        6.2%
  Highest month-end balance          $111,265     $ 37,500    $ 20,000
  Average daily outstanding
    balance                          $ 43,499     $ 29,891    $ 10,740
  Average daily interest
    rate paid                             4.6%         4.6%        5.5%
                                          ===          ===         ===


Securities sold under agreements to repurchase were treated as financings and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1993, the weighted average contractual maturity of these agreements was 140 days and represents investments by public (governmental) entities. A schedule of maturities of these agreements is as follows:

(in thousands of dollars)
Overnight                             $    --
Less than 30 days                      270,149
30 to 90 days                          287,653
Over 90 days                           268,035
                                      --------
                                      $825,837
                                      ========

Commercial paper represents obligations of the Parent with maturities up to 180 days. The Parent has $70,000,000 in unused lines of credit with unaffiliated banks to support its commercial paper borrowings as of December 31, 1993.

8. LONG-TERM DEBT
At December 31, 1993 and 1992, long-term debt was comprised of the following:

                                     1993                     1992
                             -------------------        -----------------
                              Book          Fair         Book        Fair
(dollars in thousands)       Value         Value        Value       Value
                             -----         -----        -----       -----
First Hawaiian, Inc.
(Parent):
  Note due 1997             $ 50,000      $ 50,006     $50,000     $50,000
  6.25% subordinated
    notes due 2000           100,000        97,345          --          --
First Hawaiian Bank--
  7%-11% capital
    lease obligations
    due through 2041             826         1,804       1,057       1,833
Nonbank subsidiaries--
  4.24%-9.10% notes
    due through 2000          70,941        70,991      20,000      20,416
                            --------      --------     -------     -------
Total long-term debt        $221,767      $220,146     $71,057     $72,249
                            ========      ========     =======     =======

First Hawaiian, Inc. (Parent)
The note due in 1997 represents two separate drawings of $24,000,000 and $26,000,000 on a $50,000,000 unsecured commitment with interest payable at preselected periods of one, two or three months at London Interbank Offered Rate (LIBOR) plus .225% ($24,000,000 at 3.60% and $26,000,000 at 3.7875% at
December 31, 1993).
    The 6.25% subordinated notes due in 2000 are unsecured obligations with interest payable semiannually.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


Nonbank Subsidiaries
The 4.24%-9.10% notes due through 2000 represent advances from the Federal Home Loan Bank of Seattle of the Company's nonbank subsidiaries (Creditcorp and Pioneer) with interest payable monthly.
    As of December 31, 1993, the principal payments due in the next five years and thereafter on these borrowed funds were as follows:

                                  First         First
                              Hawaiian, Inc.  Hawaiian     Nonbank
(in thousands)                   (Parent)       Bank     Subsidiaries    Total
                              --------------  --------   ------------    -----
1994                             $     --       $ 43       $23,701      $ 23,744
1995                                   --         33        21,192        21,225
1996                                   --         27        20,053        20,080
1997                               50,000         29         3,995        54,024
1998                                   --         33         1,000         1,033
1999 and thereafter               100,000        661         1,000       101,661
                                 --------       ----       -------      --------
Total                            $150,000       $826       $70,941      $221,767
                                 ========       ====       =======      ========

9. COMMON STOCK
On December 1, 1993, the Bank purchased certain assets and assumed certain liabilities of GKN, Inc., which did business as Phoenix Financial Services for $1,000,000 in the form of an exchange for 41,186 newly-issued shares of the Company's common stock.
    On August 27, 1992, the Company entered into a merger agreement with Finance Investment Company, Limited whereby the Company acquired FH Center, Inc. and its parcel of land in exchange for 423,077 newly-issued shares of the Company's common stock.

10. LIMITATIONS ON PAYMENT OF DIVIDENDS
The primary source of funds for the dividends paid by First Hawaiian, Inc. to its stockholders is dividends received from its subsidiaries. The Bank, Pioneer and Creditcorp are subject to regulatory limitations on the amount of dividends they may declare or pay. In addition, the payment of dividends by the Company, is limited to an amount not greater than 50% of consolidated net income as stipulated in the debt covenants of a certain line of credit.

11. EMPLOYEE BENEFIT PLANS
Pension Plans
The Company has a noncontributory pension plan, covering substantially all employees (except for Pioneer employees who will participate in the plans effective January 1, 1994), after satisfying age and length of service requirements. It also has an unfunded supplemental employee retirement plan for key executives.
    The net pension expense for 1993, 1992 and 1991 included the following components:

(in thousands)                       1993        1992       1991
                                     ----        ----       ----
Service cost-benefits earned
  during the period                 $3,955      $3,724     $ 2,618
Interest cost on projected
  benefit obligation                 6,553       5,933       4,579
Actual return on plan assets        (3,810)     (3,619)    (15,708)
Net amortization and deferral       (3,577)     (3,429)      9,846
                                    ------      ------     -------
Net pension expense                 $3,121      $2,609     $ 1,335
                                    ======      ======     =======

The Company generally makes contributions to the trust fund of the regular employee retirement plan equal to the amounts accrued for pension expense to the extent such contributions are currently deductible for tax purposes.
   The following table sets forth the reconciliation of the funded status of the plans at December 31, 1993 and 1992:

(in thousands)                                     1993           1992
                                                   ----           ----
Actuarial present value of benefit obligation:
  Vested benefits                                 $54,524        $48,032
  Nonvested benefits                                2,581          2,585
                                                  -------        -------
Accumulated benefit obligation                    $57,105        $50,617
                                                  =======        =======
Plan assets at fair value (primarily listed
  stocks and fixed income securities)             $88,873        $88,544
Projected benefit obligation                       90,668         82,456
                                                  -------        -------
Plan assets in excess of (less than)
  projected benefit obligation                     (1,795)         6,088
Unrecognized net gain                              (6,138)        (8,549)
Unrecognized prior service cost                     7,640          6,148
Unrecognized net asset being
  recognized over 9 and 15 years                   (9,328)       (10,392)
                                                  -------        -------
Pension liability                                 $(9,621)       $(6,705)
                                                  =======        =======

    Plan assets included common stock of the Company with a fair value of $14,549,000 at December 31, 1993.
    In 1993 and 1992, the weighted average discount rate was 8.0%; the rates of increase in future compensation used in determining the projected benefit obligation were 8.5% to age 45, 7.5% to age 55, and 6.5% thereafter; and the expected long-term rate of return on plan assets was 8.5% for 1993 and 1992.
    Pioneer's pension plan had a net pension credit of $3,000 and a prepaid pension cost of $1,194,000 at December 31, 1993.

Postretirement Benefits
Effective January 1, 1993, the Company adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions" which changed the prevalent practice of accounting for postretirement benefits from a cash basis to an accrual basis during the expected service life of an employee. The Company has been accounting for postretirement medical benefits on an accrual basis. As a result, the adoption of SFAS No. 106 did not have a material effect on the consolidated financial statements of the Company.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


    The Company has unfunded postretirement medical and life insurance plans which are available to retirees who have satisfied age and length of service requirements. The following table sets forth the reconciliation of the funded status of the plan at December 31, 1993:

Accumulated postretirement benefit obligation:
  Retirees                                            $3,217,952
  Other fully eligible plan participants               1,353,395
  Other active plan participants                       1,665,143
                                                      ----------
Total                                                 $6,236,490
                                                      ==========
Fair value of assets                                          --
                                                      ----------
Funded status                                         $6,236,490
Unrecognized transition obligation                    (2,714,387)
Unrecognized prior service cost                               --
Unrecognized net gain                                   (696,644)
                                                      ----------
Accrued postretirement benefit cost                   $2,825,459
                                                      ==========
Service cost                                          $  161,691
Interest cost                                            405,794
Expected return on assets                                     --
Amortization of:
  Transition obligation                                  142,863
  Unrecognized prior service cost                             --
  Unrecognized net (gain) loss                                --
                                                      ----------
Net periodic postretirement benefit cost              $  710,348
                                                      ==========

    The assumed health care cost trend is not applicable since the medical plan provides a flat dollar commitment. Thus, there is no effect due to a one-percentage-point increase in the trend rate.
    In 1993, the weighted average discount rate was 7.0% and the rate of increase in future compensation used in determining the projected benefit obligation was 5.0%.

PROFIT SHARING AND CASH BONUS PLANS
The profit sharing and cash bonus plans cover substantially all employees, after satisfying age and length of service requirements. Annual contributions to the plans are based upon a formula and are limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit sharing and cash bonus formula provides that 50% of the Company's contribution be paid directly to eligible members as a year-end cash bonus and the other 50%, less forfeitures, be paid into the profit sharing trust fund. The profit sharing contribution and cash bonus (reflected in salaries and wages) for 1993, 1992 and 1991 totalled $4,328,000, $4,738,000 and $6,043,000, respectively.

INCENTIVE PLAN FOR KEY EXECUTIVES
The Company has an Incentive Plan for Key Executives ("IPKE"), under which awards of cash or common stock of the Company, or both, are made to key executives. The IPKE limits the aggregate and individual value of the awards that could be issued in any one fiscal year. Shares awarded under the Plan are held in escrow and key executives concerned may not, under any circumstances, voluntarily dispose or transfer such shares prior to the earliest of attaining 60 years of age, completion of 20 full years of employment with the Company, retirement, death or termination of employment prior to retirement with the approval of the Company. Additionally, there is a five year restriction from the date of all subsequent shares awarded to those key executives who had previously met the minimum restrictions of completion of 20 full years of employment or attaining 60 years of age.
    At December 31, 1993, 157,397 shares, including 20,049 shares authorized, but unissued, were available for future awards under the IPKE.

STOCK INCENTIVE PLAN
In 1992, the stockholders approved a Stock Incentive Plan ("SIP"), which authorized the granting of up to 1,000,000 shares of common stock to key employees. The purpose of the SIP is to promote the success and enhance the value of the Company by providing additional incentives to selected key employees in a way that links their interests with those of stockholders and provides those employees with an incentive for outstanding performances. The SIP is administered by the Executive Compensation Committee of the Board of Directors. The SIP provides for grants of restricted stock, incentive stock options, non-qualified stock options and reload options. Options are granted at exercise prices not less than the fair market value of the common stock on the date of grant. Options vest 25% per year after the date of grant. Stock options have exercise periods no longer than ten years from the date of grant and may not be exercised for six months after the date of grant and/or vesting. Stock options can be exercised, in whole or in part, by payment of the option price in cash or, if allowed under the option agreement, shares of common stock already owned by the optionee (reload options). Upon the occurrence of a change in control of the Company, as defined in the SIP, all options granted and held at least six months become immediately vested and exercisable.

                                          First Hawaiian, Inc. and Subsidiaries


    The following table summarizes activity under the SIP for 1993 and 1992 and the status at December 31, 1993:

                                             Options
                          ----------------------------------------------
                              Outstanding               Exercisable
                          --------------------      --------------------
                                       Average                   Average
                                       Option                    Option
(dollars in thousands)     Shares       Price        Shares       Price
                          -------      -------       ------      -------
Options granted           113,690      $ 26.00           --       $   --
Less Forfeitures             (770)       26.00           --           --
                          -------      -------       ------       ------
Balance at
  December 31, 1992       112,920        26.00           --           --
Options granted           106,060        30.25           --           --
Became exercisable             --           --       28,230        26.00
Less:
  Exercised                   (60)       26.00          (60)       26.00
  Forfeitures                (435)       30.25           --           --
                          -------       ------       ------       ------
Balance at
  December 31, 1993       218,485       $28.05       28,170       $26.00
                          =======       ======       ======       ======

    At December 31, 1993, 781,455 stock options were available for future grants under the SIP.

LONG-TERM INCENTIVE PLAN
The Company has a Long-Term Incentive Plan ("LTIP") designed to reward key executives for the Company's and individuals' performances measured over three-year periods. The first period covers 1991-1993; the second period 1992-1994; and so on. The LTIP has no expiration date. The LTIP is administered by the Executive Compensation Committee of the Board of Directors. The LTIP provides for the grant of incentive cash awards to certain key employees of the Company after each three-year performance cycle. For each of the current performance cycles, the Company's average return on assets relative to a group of peer financial institutions and the Company's growth in assets are used to measure the Company's performance and to determine the payout factor, which ranges from 0% to 140% of base salaries. A threshold minimum performance level of 15% average return on stockholders' equity must be achieved for each of the current three-year performance cycles. The first three-year performance cycle (1991-1993) ended on December 31, 1993. The threshold level was achieved during this cycle. Financial information for the peer companies is not presently available. Accordingly, awards will be paid for this cycle sometime in 1994 when the Executive Compensation Committee can calculate and approve awards. The Company has accrued $1,000,000 for potential LTIP payouts.

POSTEMPLOYMENT BENEFITS
In November, 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires that the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement be accounted for on an accrual basis. SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. The Company has not determined the effect, if any, the adoption of SFAS No. 112 will have on its financial position or results of operations.

12. OTHER EXPENSES
For the years ended December 31, 1993, 1992 and 1991, other expenses included the following:

(in thousands)                   1993          1992          1991
                                 ----          ----          ----
Deposit insurance              $11,122       $11,122       $10,468
Stationery and supplies          8,430         8,922         8,284
Advertising and promotion        6,911         6,326         7,216
Write-off of building costs      5,444           --             --
Other                           32,342        24,449        26,646
                               -------       -------       -------
Total other expenses           $64,249       $50,819       $52,614
                               =======       =======       =======

13. INCOME TAXES
Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," the cumulative effect of which was the recognition of an income tax benefit of $3,650,000, or $.11 per share, in the first quarter of 1993. Such amount has been reflected in the Consolidated Statements of Income as the cumulative effect of a change in accounting principle. Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates scheduled to be in effect at the time the related temporary differences between financial reporting and tax reporting of income and expense are expected to reverse. The effect of changes in tax rates is recognized in income in the period that includes the enactment date. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, increasing the Federal corporate tax rate from 34% to 35%, retroactive to January 1, 1993. As a result, the Company recognized retroactive adjustments to its deferred tax liability and current tax provision of $1,520,000 and $402,000, respectively, in the third quarter of 1993.
    For the years ended December 31, 1993, 1992 and 1991, the provision for income taxes was comprised of the following:

(in thousands)                   1993          1992         1991
                                 ----          ----         ----
Current:
  Federal                      $19,755       $21,135       $20,714
  Hawaii                         4,776         5,923         5,211
                               -------       -------       -------
    Total current               24,531        27,058        25,925
                               -------       -------       -------
Deferred:
  Federal                       12,116        11,243         9,391
  Hawaii                         4,251         2,679         3,174
                               -------       -------       -------
    Total deferred              16,367        13,922        12,565
                               -------       -------       -------
Total income tax provision     $40,898       $40,980       $38,490
                               =======       =======       =======

                                          First Hawaiian, Inc. and Subsidiaries


The provision for income taxes has been reduced by investment and excise tax credits of $1,000,000, $988,000 and $1,024,000 in 1993, 1992 and 1991,
respectively. The Company also has alternative minimum tax credit and foreign tax credit carryforwards amounting to $3,689,000 at December 31, 1993 which may be used to offset future Federal income tax expense. The foreign tax credit carryover of $1,041,000 will expire at the end of 1997, and the remainder of $1,000,000 will expire at the end of 1998.
    The components of net deferred income tax liabilities at December 31, 1993 and January 1, 1993 were as follows:

                                             December 31,      January 1,
(in thousands)                                  1993             1993
                                             ------------      ----------
Assets
Federal and State income tax
  credit carryovers                           $   2,494         $  2,071
Employee benefit deductions                      10,443            6,689
Provision for loan and lease losses              25,201           21,838
Loan fees and other income                        5,324            6,646
Hawaii State franchise taxes                      5,959            2,481
Other                                                --            3,754
                                              ---------         --------
Total deferred income
  tax assets                                     49,421           43,479
                                              =========         ========
Liabilities
Lease expenses                                 (103,046)         (79,243)
Depreciation expense                            (17,930)         (18,775)
Intangible assets-net premiums                   (3,801)              --
Other                                            (3,531)              --
                                              ---------         --------
Total deferred income
  tax liabilities                              (128,308)         (98,018)
                                              =========         ========
Net deferred income
  tax liabilities                             $ (78,887)        $(54,539)
                                              =========         ========

Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.
    At December 31, 1993, net deferred income tax liabilities include $8,578,000 of net deferred income tax liabilities acquired in connection with the Pioneer Federal Savings Bank acquisition.
    At December 31, 1993, Federal income taxes had not been provided on $2,832,000 of bad debt deductions. If in the future, these amounts are used for any purpose other than to absorb losses on bad debts, a tax liability will be imposed on the Company for these amounts at the then current income tax rates.
    The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:

                                   1993           1992          1991
                                   ----           ----          ----
Federal statutory income tax
  rate                             35.0%          34.0%         34.0%
Municipal and other tax-
  exempt income                    (4.4)          (4.5)         (5.9)
Hawaii State income and franchise
  taxes, net of Federal
  tax benefit                       4.9            4.4           4.6
Other                              (1.2)          (1.9)          (.7)
                                   ----           ----          ----
Effective income tax rate          34.3%          32.0%         32.0%
                                   ====           ====          ====


14. INTERNATIONAL OPERATIONS
The Company's international operations involve foreign banking and international financing activities, including short-term investments, loans, acceptances, letters of credit financing and international funds transfers.
    International activities are identified on the basis of the domicile of the Company's customer.
    Total revenue, income before income taxes, net income and total assets for foreign, domestic and consolidated operations at and for the years ended December 31, 1993, 1992 and 1991 were as follows:





(in thousands)             Foreign       Domestic      Consolidated
                          --------      ----------     ------------
1993
Total revenue             $ 26,586      $  485,022      $  511,608
Income before
  income taxes            $  2,726      $  116,379      $  119,105
Net income                $  1,772      $   80,085      $   81,857
Total assets              $326,197      $6,942,934      $7,269,131
                          ========      ==========      ==========
1992
Total revenue             $ 32,443      $  514,567      $  547,010
Income before
  income taxes            $  4,843      $  123,037      $  127,880
Net income                $  3,196      $   83,704      $   86,900
Total assets              $356,414      $6,196,968      $6,553,382
                          ========      ==========      ==========
1991
Total revenue             $ 43,507      $  534,336      $  577,843
Income before
  income taxes            $  6,599      $  113,601      $  120,200
Net income                $  4,355      $   77,355      $   81,710
Total assets              $396,503      $6,114,051      $6,510,554
                          ========      ==========      ==========

Under current intercompany pricing procedures, transfers of funds are priced at prevailing market rates. In general, the Company has allocated all direct expenses and a proportionate share of general and administrative expenses to the income derived from loans and transactions by the Company's international operations.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries


15.  FIRST HAWAIIAN, INC. (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

Balance Sheets

                                                           December 31,
                                                         -----------------
(in thousands, except shares and per share data)         1993         1992
                                                         ----         ----
Assets
Cash on deposit with First Hawaiian Bank               $    250     $    985
Loans                                                    15,759       15,102
Investment securities                                     5,000           --
Securities purchased from
  First Hawaiian Bank                                    13,125       10,580
Investment in subsidiaries:
  First Hawaiian Bank                                   571,551      520,916
  Other subsidiaries                                    146,153       61,716
Due from:
  First Hawaiian Bank                                    65,886       77,530
  Other subsidiaries                                     23,053       27,140
Other assets                                              4,919        1,115
                                                       --------     --------
Total assets                                           $845,696     $715,084
                                                       ========     ========
Liabilities and Stockholders' Equity
Commercial paper                                       $  9,605     $ 10,237
Current and deferred income taxes                        74,919       92,192
Other liabilities                                         2,803          459
Long-term debt                                          150,000       50,000
                                                       --------     --------
Total liabilities                                       237,327      152,888
                                                       --------     --------
Commitments and contingent liabilities
Stockholders' equity:
  Common stock $5 par value
    Authorized--66,500,000 shares
    Issued and outstanding--32,542,797
      shares in 1993 and 32,501,611
      shares in 1992                                    162,713      162,507
  Surplus                                               133,820      132,889
  Retained earnings                                     311,836      266,800
                                                       --------     --------
Total stockholders' equity                              608,369      562,196
                                                       --------     --------
Total liabilities and stockholders'
   equity                                              $845,696     $715,084
                                                       ========     ========


Statements of Income

                                              Year Ended December 31,
                                            ----------------------------
(in thousands)                              1993        1992        1991
                                            ----        ----        ----
Income
Dividends from:
  First Hawaiian Bank                      $33,551     $31,043     $26,085
  Other subsidiaries                         4,590       3,225       3,375
Interest from First Hawaiian Bank              419         417       3,286
Interest and fees from other
  subsidiaries                                 321         817       2,524
Other interest and dividends                 1,148       1,177       1,159
                                           -------     -------     -------
Total income                                40,029      36,679      36,429
                                           -------     -------     -------
Expenses
Interest expense:
  Commercial paper                             259         564       1,923
  Long-term debt                             5,514       3,250       3,122
  Other                                        254         125         130
Professional services                          493         219         190
Other                                          381         106         199
                                           -------     -------     -------
Total expenses                               6,901       4,264       5,564
                                           -------     -------     -------
Income before income tax expense
  (benefit) and equity in
  undistributed income of
  subsidiaries                              33,128      32,415      30,865
Income tax expense (benefit)                (1,763)       (582)        433
                                           -------     -------     -------
Income before equity in undistributed
  income of subsidiaries                    34,891      32,997      30,432
Equity in undistributed income
  of subsidiaries:
    First Hawaiian Bank                     38,620      47,145      43,377
    Other subsidiaries                       8,346       6,758       7,901
                                           -------     -------     -------
Net income                                 $81,857     $86,900     $81,710
                                           =======     =======     =======

STATEMENTS OF CASH FLOWS                   First Hawaiian, Inc. and Subsidiaries

                                                 Year Ended December 31,
                                               ----------------------------
(in thousands)                                 1993        1992        1991
                                               ----        ----        ----
Cash at beginning of year                    $    985    $    240    $    807
                                             --------    --------    --------
Cash flows from operating activities:
  Net income                                   81,857      86,900      81,710
  Excess of equity in earnings
    of subsidiaries over
    dividends received                        (46,966)    (53,903)    (51,278)
  Other                                          (439)       (145)         90
                                             --------    --------    --------
Net cash provided by operating
  activities                                   34,452      32,852      30,522
                                             --------    --------    --------
Cash flows from investing activities:
  Net change in:
    Securities sold to (purchased
      from) First Hawaiian Bank                (2,545)      1,605     135,105
    Loans made to directors and
      officers                                   (657)       (942)     (3,625)
    Advances from (to)
      subsidiaries                               (100)     40,100       1,650
  Purchase of investment
    securities                                 (5,000)         --          --
  Purchase of First Interstate of
    Hawaii, Inc.                                   --          --    (139,326)
  Purchase of Pioneer
    Fed BanCorp, Inc.                         (87,107)         --          --
  Capital contributions to
    subsidiaries                                   --      (4,509)         --
  Other                                          (343)       (425)     (3,828)
                                             --------    --------    --------
Net cash provided by (used in)
  investing activities                        (95,752)     35,829     (10,024)
                                             --------    --------    --------
Cash flows from financing activities:
  Net change in commercial
    paper balances                               (632)    (34,061)    (17,018)
  Proceeds from long-term debt                100,000          --      26,000
  Cash dividends paid                         (36,821)    (34,161)    (30,395)
  Issuance of common stock
    under IPKE                                    493         438         592
  Purchase of common stock for
    issuance under IPKE and SIP                (2,475)       (152)       (244)
                                             --------    --------    --------
Net cash provided by (used in)
  financing activities                         60,565     (67,936)    (21,065)
                                             --------    --------    --------
Cash at end of year                          $    250    $    985    $    240
                                             ========    ========    ========
Supplemental disclosures:
  Interest paid                              $  3,740    $  4,186    $  5,171
  Net income taxes
    paid (refund)                            $   (375)   $   (338)   $    632
                                             ========    ========    ========

16.  LEASE COMMITMENTS
Future minimum lease payments by year and in the aggregate under all noncancelable operating and capital leases having initial or remaining terms in excess of one year consisted of the following at December 31, 1993:

                                   Less         Net
                    Operating    Sublease    Operating     Capital
(in thousands)       Leases       Income      Leases       Leases
                    ---------    --------    ---------     -------
1994                $ 10,108     $ 1,716     $   8,392     $  173
1995                  10,365       1,464         8,901        173
1996                   9,343       1,956         7,387        173
1997                  23,148       3,254        19,894        173
1998                  23,367       3,055        20,312        173
1999 and
  thereafter         145,398      18,016       127,382      2,839
                    --------     -------      --------     ------
Total               $221,729     $29,461      $192,268      3,704
                    ========     =======      ========
Less amount representing imputed
  interest                                                  2,878
Present value of minimum                                   ------
  lease payments                                           $  826
                                                           ======

These premises and equipment leases extend for varying periods up to 48 years and some of them may be renewed for periods ranging from 1 to 40 years. The premises' leases also provide for payments of real property taxes, insurance and maintenance.
    In most cases, leases for the premises provide for periodic renegotiation of the rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.
    In December, 1993, the Company entered into a noncancelable agreement to lease a certain office building to be constructed on land owned in fee simple by the Company. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building will commence on December 1, 1996 and will expire on December 1, 2003 ("Primary Term"). The Company is obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term and to assume certain responsibilities during the construction period. The Company plans to occupy approximately 40% of the building and sublease the remaining 60% to third parties. As of December 31, 1993, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.
    At the end of the Primary Term, the Company may, at its option: (1) extend the lease term at rents

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries

based on the lessor's cost of funds at the time of renewal; (2) purchase the building for an amount approximately equal to that expended by the lessor to construct the building; or (3) arrange for the sale of the building to a third party on behalf of the lessor and pay to lessor any shortfall between the sales proceeds and a specified residual value, such payment not to exceed $161,990,000. This lease is accounted for as an operating lease.
    For 1993, 1992 and 1991, rental expense was $8,782,000, $6,207,000 and
$4,530,000, respectively.

17. COMMITMENTS AND CONTINGENT LIABILITIES
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is a party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit and interest rate floors and swaps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated and Parent Company Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
    The Company's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. Since these commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flows. For interest rate floor and swap transactions, the contract or notional amounts do not represent exposure to credit losses.
    Off-balance sheet instruments must meet the same criteria of acceptable risk established for the Company's lending and other financing activities. The Company manages the credit risk of counterparty defaults in these transactions by limiting the total amount of outstanding arrangements, both by the individual counterparty and in the aggregate, by monitoring the size and maturity structure of the off-balance sheet portfolio, and by applying the uniform credit standards maintained for all of its credit activities.
    Off-balance sheet commitments and contingent liabilities at December 31, 1993 and 1992 were as follows:

                               1993               1992
                             ---------        ----------
                             Notional/         Notional/
                             Contract          Contract
(in thousands)                Amount            Amount
                            ----------        ----------
Commitments to
  extend credit             $2,377,421        $2,195,040
Standby letters of credit   $  103,537        $  123,918
Commercial letters of
  credit                    $   18,628        $   14,090
Interest rate floors        $  300,000        $  220,500
Interest rate swaps         $  619,217        $  557,047
                            ==========        ==========

Fair values of off-balance sheet financial instruments are based upon the following: commitments to extend credit ($11,032,000 in 1993 and $9,270,000 in 1992) and letters of credit ($1,531,000 in 1993 and $1,851,000 in 1992) are based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing; foreign currency exchange forward contracts ($276,000 in 1993 and $22,000 in 1992) and interest rate floors (zero for 1993 and 1992) are based upon quoted market prices of comparable instruments and other interest rate swaps and floors (net unrealized loss of $19,813,000 in 1993 and $16,576,000 in 1992) are determined using pricing models based upon brokers' quoted markets, current levels of interest rates, and specific cash flow schedules.
    Additional information related to interest rate swaps and floors as of December 31, 1993 and 1992 was as follows:

                                   1993                   1992
                             ------------------     -------------------
                              Swaps    Floors       Swaps       Floors
                             ------    ------       -----       ------
Range of original terms
  to maturity                2-10 year   1 year     2-10 year   4 years

Weighted average
  original term              5.19 year   1 year     4.66 year   4 years

Weighted average term
  to maturity                2.15 year  .20 year    1.79 year   .78 years

Weighted average fixed
  rate                       6.90%         NA       7.54%         NA
Weighted average
  variable rate              3.47%         NA       3.58%         NA
                             ====          ==       ====          ==

LITIGATION
Various legal proceedings are pending against the Company. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Company's consolidated financial position or results of operations.

CORPORATE ADDRESSES             First Hawaiian, Inc. and Subsidiaries

______________________________________________________________________________

FIRST HAWAIIAN, INC.                   FIRST HAWAIIAN BANK
1132 Bishop Street                     1132 Bishop Street
Honolulu, Hawaii 96813                 Honolulu, Hawaii 96813
        or                                     or
P.O. Box 3200                          P.O. Box 3200
Honolulu, Hawaii 96847                 Honolulu, Hawaii 96847
                                       Telephone (808) 525-7000
FIRST HAWAIIAN CREDITCORP, INC.        Cable Address: FIRSTBANK
Interstate Building, Second Floor      (Honolulu, Hawaii)
1314 South King Street                 S.W.I.F.T.: FHBKUS77
Honolulu, Hawaii 96814                 FedWire: ABA 121301015 FST HAW HONO
Telephone (808) 593-5500

FIRST HAWAIIAN LEASING, INC.           Yasuraka (Peter) Onodera
Interstate Building, Second Floor      Senior Vice President
1314 South King Street                 Japan Representative Office, Room 237,
Honolulu, Hawaii 96814                 Ohtemachi Building 6-1,
Telephone (808) 593-5300               Ohtemachi 1-Chome, Chiyoda-Ku,
                                       Tokyo 100, Japan
PIONEER FEDERAL SAVINGS BANK           Telephone: (03) 3201-6081
900 Fort Street                        Telex: J27572 FHBTOKYO
Honolulu, Hawaii 96813
Telephone (808) 522-6777



SUPPLEMENTAL INFORMATION

______________________________________________________________________________

First Hawaiian, Inc.'s shares are traded on the Nasdaq National Market, and quotations are furnished under the Nasdaq symbol: FHWN.

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York 10005

FORM 10-K AND OTHER FINANCIAL INFORMATION
The Company's 1993 Form 10-K annual report, which is to be filed with the Securities and Exchange Commission by March 31, 1994, will be available to stockholders after that date. Analysts, investors and others seeking a copy of the Form 10-K or any other financial information should write to:
Howard H. Karr
Executive Vice President and Treasurer
First Hawaiian, Inc.
P.O. Box 3200
Honolulu, Hawaii 96847

ANNUAL MEETING
The annual meeting of stockholders of First Hawaiian, Inc. will be held on Thursday, April 21, 1994 at 9:30 A.M. in the 20th floor Dining Room of the Plaza Club, 900 Fort Street, Honolulu, Hawaii.

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand
Honolulu, Hawaii

DIVIDEND REINVESTMENT PLAN
Stockholders may reinvest their dividends in additional shares of the First Hawaiian, Inc. common stock through the Dividend Reinvestment Plan. Stockholders wishing to participate in the Plan can receive a descriptive brochure and authorization card by writing to:
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York 10005
or calling toll free at 1-800-937-5449