Form 10-K405, Exhibit 13
period 1994-12-31
FIRST HAWAIIAN INC
filed 1995-03-23
CIK 36377

                                   EXHIBIT 13

                                 CORPORATION'S
                               ANNUAL REPORT 1994

FIRST HAWAIIAN, INC. FINANCIAL REVIEW 1994             Index to Financial Review
- --------------------------------------------------------------------------------

                             14  Corporate Organization

                             15  Common Stock Information

                             16  Summary of Selected Consolidated Financial Data

                             17  Management's Discussion and Analysis of
                                 Financial Condition and Results of Operations

                             32  Summary of Quarterly Financial Data (Unaudited)

                             33  Supplementary Data

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

                             39     Notes to Financial Statements

                             54  Corporate Addresses

                             54  Supplemental Information

CORPORATE ORGANIZATION                     First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
FIRST HAWAIIAN, INC.

First Hawaiian, Inc. (the "Company") is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is incorporated under the laws of the State of Delaware. As a bank holding company, the Company is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve Board. The Company is also registered with the Office of Thrift Supervision as a savings and loan holding company as a result of its ownership of Pioneer Federal Savings Bank ("Pioneer").

     The Company's organization consists of the following wholly-owned subsidiaries:

FIRST HAWAIIAN BANK

First Hawaiian Bank (the "Bank") was founded in 1858 and is the oldest financial institution in Hawaii. The Bank is a full-service bank conducting general commercial and consumer banking business and offering trust services. The Bank's activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; selling traveler's checks, bank money orders, mutual funds and annuities; issuing letters of credit; handling domestic and foreign collections; renting safe deposit boxes; and providing data processing services to customers.

     The Bank's main office is located in Honolulu, Hawaii with 60 other banking offices located throughout the State of Hawaii. It also has two banking offices in Guam, an offshore branch in Grand Cayman, British West Indies, a representative office in Tokyo, Japan and a worldwide network of correspondent banks.

     Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent, and subject to the limitations, set forth in the Federal Deposit Insurance Act, as amended (the "Act"). The Bank is a State of Hawaii chartered bank and is not a member of the Federal Reserve System.

     The Bank also conducts business through the following wholly-owned subsidiaries:

     .  FH CENTER, INC.

        FH Center, Inc. was organized to own certain real property in connection with the construction of First Hawaiian Center.

     .  FHB MORTGAGE COMPANY, INC.

        FHB Mortgage Company, Inc. was organized to operate a mortgage brokerage company and is presently doing business as Phoenix Financial Services in Honolulu, Hawaii.

     .  FIRST HAWAIIAN OVERSEAS CORPORATION

        First Hawaiian Overseas Corporation is engaged in foreign banking investments and activities outside the United States.

     .  FHB PROPERTIES, INC. AND
        AMERICAN SECURITY PROPERTIES, INC.

        FHB Properties, Inc. and American Security Properties, Inc. were organized to hold title to certain property and premises upon which the Bank's business is conducted.

     .  FIRST HAWAIIAN DEALER CENTER, INC.

        First Hawaiian Dealer Center, Inc. was organized to engage in the business of automobile financing and related business activities.


PIONEER FEDERAL SAVINGS BANK

Pioneer is a federally chartered savings bank headquartered in Honolulu, Hawaii. Pioneer, chartered in 1890, currently conducts its business through 19 full-service offices located throughout the four major islands of the State of Hawaii.

     Pioneer's principal business consists of attracting deposits from the general public through a variety of deposit products. The deposits are insured by the Savings Association Insurance Fund of the FDIC to the extent, and subject to the limitations, set forth in the Act. The deposits, together with borrowings, principally from the Federal Home Loan Bank (the "FHLB") of Seattle, and funds from ongoing operations, are used in the origination of one-to-four family residential mortgage loans and, to a lesser extent, consumer loans and other mortgage loans.

FIRST HAWAIIAN CREDITCORP, INC.

First Hawaiian Creditcorp, Inc. ("Creditcorp") is a financial services loan company operating in the State of Hawaii and in Guam.

     The lending activities of Creditcorp are concentrated in both consumer and commercial financing which are primarily collateralized by real estate.

     The primary source of funds of Creditcorp is receiving savings and time deposits. Deposits are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act.

     Creditcorp has 12 branch offices located throughout the four major islands of the State of Hawaii and a loan production office in Guam.

FIRST HAWAIIAN LEASING, INC.

First Hawaiian Leasing, Inc. is primarily engaged in commercial equipment and vehicle leasing and financing and is also licensed as a financial services loan company in the State of Hawaii.

FHI INTERNATIONAL, INC.

FHI International, Inc. was organized to engage and/or invest in consumer financing services and related activities outside the United States.

COMMON STOCK INFORMATION                 First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
The common stock of the Company is traded on The Nasdaq Stock Market under the symbol FHWN. As of December 31, 1994, there were 5,093 holders of record of the Company's common stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

      At December 31, 1994, the Company had 516,623 shares of common stock in the treasury stock account. These shares were primarily purchased for issuance under the Company's Incentive Plan for Key Executives and Stock Incentive Plan. Additional information on these plans is provided in Note 11 to the Financial Statements. Future purchases will be dependent upon the requirements of the aforementioned plans and/or authorization by the Board of Directors in appropriate circumstances. These purchases are not expected to have any material effect on the Company's financial position or results of operations.

     On December 1, 1993, the Bank purchased certain assets and assumed certain liabilities of GKN, Inc., which did business as Phoenix Financial Services, at a purchase price of $1,000,000 in the form of an exchange for 41,186 newly-issued shares of common stock of the Company.

     On August 27, 1992, the Company entered into a merger agreement with Finance Investment Company, Limited whereby the Company acquired FH Center, Inc. and its parcel of land in exchange for 423,077 newly-issued shares of the Company's common stock.

A compilation of certain quarterly and annual per share data is presented below:

- -------------------------------------------------------------------------------
                                                            Market Price
                             Net       Dividends     --------------------------
                           Income        Paid         High       Low      Close
- -------------------------------------------------------------------------------
1994
FIRST QUARTER              $  .58       $ .295       $27 1/4   $24 1/4   $26 1/4
SECOND QUARTER                .59         .295        28 1/2    25 1/2    28 1/2
THIRD QUARTER                 .61         .295        31 1/4    28        28
FOURTH QUARTER                .47         .295        28 3/4    23        23 3/4
- ----------------------------------------------
   ANNUAL                  $ 2.25       $1.180        31 1/4    23        23 3/4
==============================================
1993
First Quarter              $  .67       $ .28         30 1/4    26 3/4    30 1/4
Second Quarter                .68         .28         30 3/4    26 1/2    28
Third Quarter                 .57         .28         29 1/2    27        27 1/2
Fourth Quarter                .60         .295        28        23 3/4    24 3/4
- ----------------------------------------------
   Annual                  $ 2.52       $1.135        30 3/4    23 3/4    24 3/4
==============================================
1992                       $ 2.70       $1.06         29 3/4    23 1/2    28 3/4
1991                       $ 2.55       $ .95         31 1/4    17 3/4    27 3/4
1990                       $ 2.45       $ .83         25 3/4    14 1/2    19 3/4
================================================================================

The Company expects to continue its policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to the Company's future earnings, capital requirements, financial condition and certain limitations as described in Note 10 to the Financial Statements.

SUMMARY OF SELECTED CONSOLIDATED           First Hawaiian, Inc. and Subsidiaries
FINANCIAL DATA

- -------------------------------------------------------------------------------------------------------------------------
                                                       1994            1993          1992         1991           1990
- -------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENTS AND DIVIDENDS
(in thousands)

Net interest income                                   $296,072        $278,222      $268,791      $252,976       $215,532
Provision for loan and lease losses                     22,922          13,262        12,812        10,252          9,077
Other operating income                                  86,672          79,587        69,597        61,963         48,647
Other operating expenses                               248,321         225,442       197,696       184,487        150,562
Income taxes                                            38,990          40,898        40,980        38,490         33,068
- -------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect
  of a change in accounting principle                   72,511          78,207        86,900        81,710         71,472
Cumulative effect of a change
  in accounting principle                                   --           3,650            --            --             --
- -------------------------------------------------------------------------------------------------------------------------
Net income                                            $ 72,511        $ 81,857      $ 86,900      $ 81,710       $ 71,472
=========================================================================================================================
Cash dividends                                        $ 38,008        $ 36,821      $ 34,161      $ 30,395       $ 24,463
=========================================================================================================================
COMMON STOCK DATA
Per share:
  Income before cumulative effect
    of a change in accounting principle                $  2.25         $  2.41       $  2.70       $  2.55        $  2.45
  Net income                                              2.25            2.52          2.70          2.55           2.45
  Cash dividends                                          1.18           1.135          1.06           .95            .83
  Book value (at December 31)                            19.61           18.69         17.30         15.53          13.93
  Market price (close at December 31)                    23.75           24.75         28.75         27.75          19.75
Average shares outstanding (in thousands)               32,259          32,505        32,225        32,079         29,175
BALANCE SHEETS (in millions)
Average balances:
  Total assets                                          $7,200          $6,755        $6,537        $6,007         $5,292
  Total earning assets                                   6,558           6,106         5,966         5,538          4,922
  Loans and leases                                       5,172           4,619         4,358         3,837          3,032
  Deposits                                               5,082           5,069         5,084         5,159          4,686
  Stockholders' equity                                     618             584           526           470            352
At December 31:
  Total assets                                           7,535          $7,269        $6,553        $6,511         $5,509
  Loans and leases                                       5,534           5,067         4,396         4,329          3,262
  Deposits                                               5,152           5,220         5,088         5,337          4,777
  Long-term debt                                           219             222            71            62             50
  Stockholders' equity                                     628             608           562           498            447
SELECTED RATIOS
Return on average:
  Total assets                                            1.01%           1.21%         1.33%         1.36%          1.35%
  Total stockholders' equity                             11.73           14.01         16.52         17.38          20.29
Dividend payout ratio                                    52.44           45.04         39.26         37.25          33.88
Average stockholders' equity
  to average total assets                                 8.58            8.65          8.05          7.82           6.66
Year ended December 31:
  Net interest margin                                     4.63            4.69          4.62          4.74           4.59
  Net loans and leases charged off to
    average loans and leases                               .46             .27           .27           .13            .11
At December 31:
  Tier 1 leverage ratio                                   7.51            7.45          7.72          6.80           8.23
  Risk-based capital ratios:
    Tier 1                                                9.31            9.80         10.49          9.03          11.40
    Total                                                12.06           12.84         11.67         10.17          12.42
  Allowance for loan and lease losses to
    total loans and leases                                1.11            1.23          1.28          1.27           1.22
  Nonperforming assets to total loans
    and leases and other real estate owned                1.14            1.44          1.65           .90            .09
  Allowance for loan and lease losses to
    nonperforming loans and leases                        1.04x           1.03x          .79x         1.49x         25.19x
=========================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
- --------------------------------------------------------------------------------
OVERVIEW

The Company recorded consolidated net income for 1994 of $72,511,000, a decrease of 11.4% from $81,857,000 for 1993. Net income per share for 1994 was $2.25 compared to $2.52 for 1993.

     The lower net income for 1994 was primarily due to a higher provision for loan and lease losses of approximately $9,700,000 attributable to the write-off of certain problem loans and a nonrecurring charge of $5,000,000 to cover estimated losses attributable to investments made in the trust area that were outside of the clients' express investment guidelines. In addition, net income for 1993 included a nonrecurring income tax benefit of $3,650,000 attributable to an income tax accounting change and the $5,444,000 write-off of the undepreciated cost of certain structures in connection with the Company's redevelopment of its former downtown headquarters block.

     Net income for 1993 decreased by $5,043,000, or 5.8%, as compared to 1992, reflecting a slowdown in earnings growth caused by the economic recession in Hawaii.

     The Company's return on average total assets for 1994 was 1.01% compared to 1.21% for 1993 and 1.33% for 1992. This rate of return has averaged 1.25% for the last five years.

     For 1994, the return on average stockholders' equity was 11.73% compared to 14.01% for 1993 and 16.52% for 1992. This rate of return has averaged 15.99% for the last five years.

     The Company's asset quality measures improved from 1993 to 1994, with nonperforming assets decreasing to 1.14% of total loans and leases and other real estate owned from 1.44% in 1993. Net charge-offs to average loans and leases increased to .46% for 1994 from .27% for 1993.

     The Company's continued commitment to tight expense controls has kept its overhead expense levels below that of its peer group. The Company's efficiency ratio (consisting of other operating expenses as a percentage of total operating revenue and exclusive of nonrecurring items) was 62.4% for 1994, 60.4% for 1993 and 57.3% for 1992.

     At December 31, 1994, the Company's ratios of Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets were 9.31% and 12.06%, respectively, compared with 9.80% and 12.84%, respectively, at December 31, 1993. These ratios are well in excess of the minimum ratios of 4.00% and 8.00%, respectively, specified by the Board of Governors of the Federal Reserve System.

RECENT ACQUISITION

On August 6, 1993, the Company acquired Pioneer, a federal savings bank, with $604 million in total assets at the time of acquisition ($760 million as of December 31, 1994). The acquisition was accounted for under the purchase method and, accordingly, is included in the Company's consolidated financial statements from the date of acquisition.


                 [EARNINGS AND CASH DIVIDENDS PER SHARE CHART]

                     [RETURN ON AVERAGE TOTAL ASSETS CHART]

                 [RETURN ON AVERAGE STOCKHOLDERS' EQUITY CHART]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
NET INTEREST INCOME

As reflected in Table 1, net interest income, on a taxable equivalent basis, increased $17,031,000, or 5.9%, from $286,393,000 in 1993 to $303,424,000 in
1994. This increase was due to the 7.4% increase in average earning assets (principally as a result of the Pioneer acquisition), offset by a 6 basis point (1% equals 100 basis points) decrease in the net interest margin. Net interest income increased by $10,605,000, or 3.8%, from 1992 to 1993 due to the 2.3% increase in average earning assets (principally as a result of the Pioneer acquisition) and a 7 basis point increase in the net interest margin.

     Tables 1 and 2 present an analysis of the components and changes in net interest income for 1994, 1993 and 1992.

     In 1994, as a result of increases in prevailing interest rates, the yield on average earning assets increased 21 basis points and the rate paid for sources of funds used for such earning assets increased 27 basis points, which resulted in a decrease in the net interest margin from 4.69% to 4.63%.

     In 1993, the yield on average earning assets decreased 93 basis points and the rate paid for the sources of funds used for such earning assets decreased 100 basis points, which resulted in an increase in the net interest margin from 4.62% to 4.69%. The increase in the net interest margin was primarily attributable to the lower interest rate on savings accounts. In 1991, the Bank committed to pay a rate of 5.5% through December 1, 1992 on all savings accounts opened before December 1, 1991. Upon the expiration of this commitment, rates on these savings accounts declined to market rates. As a result, the average interest rate paid on the Company's savings accounts declined from 4.24% in 1992 to 2.04% in 1993.

     Average earning assets increased by $452,160,000, or 7.4%, in 1994 over 1993. In addition, the mix of earning assets changed slightly, as the Company increased the amount of higher-yielding loans and leases in its portfolio, from 76% of total earning assets in 1993 to 79% in 1994. Average loans and leases increased by $552,739,000, or 12.0%, from 1993 to 1994, principally as a result of the Pioneer acquisition.

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

     During 1994, average interest-bearing deposits and liabilities increased by $469,993,000, or 9.2%, over 1993, principally as a result of the Pioneer acquisition. As reflected in Table 2, the increase in total interest expense of $28,979,000 from 1993 to 1994 was comprised of an increase of $23,624,000 due to higher average balances and an increase of $5,355,000 due to higher interest rates.

     Average interest-bearing deposits and liabilities increased by $81,125,000, or 1.6%, from 1992 to 1993, principally as a result of the acquisition of Pioneer's deposits and related interest-bearing liabilities and the issuance of $100,000,000 of subordinated notes to finance the acquisition of Pioneer.

                          [NET INTEREST INCOME CHART]

                        [AVERAGE EARNING ASSETS CHART]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- -------------------------------------------------------------------------------
TABLE 1: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

The following table sets forth the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the years indicated on a taxable equivalent basis. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1994 and 1993 and 34% for 1992) to make them comparable with taxable items before any income taxes are applied.

                                                 1994                               1993                             1992
                                   ------------------------------     ----------------------------    -----------------------------
                                               INTEREST                           Interest                         Interest
                                   AVERAGE      INCOME/    YIELD/     Average      Income/  Yield/     Average      Income/   Yield/
(dollars in thousands)             BALANCE      EXPENSE     RATE      Balance      Expense   Rate      Balance      Expense    Rate
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic                   $   12,078    $    615    5.09%    $   21,098    $   633   3.00%    $   12,316    $   729    5.92%
      Foreign                        55,214       2,011    3.64        211,543      6,666   3.15        194,020      9,537    4.92
- -------------------------------------------------------             ---------------------            ---------------------
        Total interest-
          bearing deposits
          in other banks             67,292       2,626    3.90        232,641      7,299   3.14        206,336     10,266    4.98
- -------------------------------------------------------             ---------------------            ---------------------
  Federal funds sold and
    securities purchased under
    agreements to resell            127,821       5,179    4.05        160,647      5,097   3.17        235,890      8,323    3.53
  Held-to-maturity securities:
    U.S. Treasury and other
      U.S. Government
      agencies and
      corporations                  803,544      34,530    4.30        803,096     39,537   4.92        840,485     57,715    6.87
    States and political
      subdivisions                  163,769       9,874    6.03        184,678      9,988   5.41        193,870     10,707    5.52
    Other                            95,793       5,574    5.82         54,476      3,879   7.12        131,186      8,246    6.29
- -------------------------------------------------------             ---------------------            ---------------------
        Total held-to-maturity
          securities              1,063,106      49,978    4.70      1,042,250     53,404   5.12      1,165,541     76,668    6.58
- -------------------------------------------------------             ---------------------            ---------------------
  Available-for-sale
    securities                      127,517       6,354    4.98         50,777      1,950   3.84             --         --      --
  Loans and leases:(1) (2)
    Domestic                      4,953,951     400,003    8.07      4,412,653    352,045   7.98      4,126,715    367,653    8.91
    Foreign                         218,189      18,972    8.69        206,748     17,307   8.37        231,648     19,661    8.49
- -------------------------------------------------------             ---------------------            ---------------------
        Total loans
          and leases              5,172,140     418,975    8.10      4,619,401    369,352   8.00      4,358,363    387,314    8.89
- -------------------------------------------------------             ---------------------            ---------------------
        TOTAL EARNING ASSETS      6,557,876     483,112    7.37      6,105,716    437,102   7.16      5,966,130    482,571    8.09
- -------------------------------------------------------             ---------------------            ---------------------
Cash and due from banks             265,103                            298,765                          298,818
Premises and equipment              250,391                            230,547                          174,288
Core deposit premium                 14,588                             13,156                           11,903
Goodwill                             79,178                             67,678                           57,441
Other assets                         33,077                             39,390                           28,021
- -------------------------------------------                         ----------                       ----------
        TOTAL ASSETS             $7,200,213                         $6,755,252                       $6,536,601
===========================================                         ==========                       ==========

Notes:
(1) Nonaccruing loans and leases have been included in the computations of average loan and lease balances.
(2) Interest income for loans and leases includes loan fees of $29,317, $25,145 and $28,725 for 1994, 1993 and 1992, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------

                                                     1994                           1993                            1992
                                        -----------------------------   ----------------------------   -----------------------------
                                                     INTEREST                       Interest                        Interest
                                          AVERAGE    INCOME/   YIELD/    Average    Income/   Yield/    Average     Income/   Yield/
(dollars in thousands)                    BALANCE    EXPENSE    RATE     Balance    Expense    Rate     Balance     Expense    Rate
- ------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Interest-bearing demand             $1,127,076  $ 24,282    2.15%  $1,212,630   $ 26,036   2.15%   $1,182,870  $ 34,858    2.95%
    Savings                              1,230,660    25,545    2.08    1,395,859     28,528   2.04     1,285,884    54,578    4.24
    Time                                 1,640,932    62,675    3.82    1,407,310     58,509   4.16     1,584,905    79,566    5.02
    Foreign (interest-bearing)             207,655     7,787    3.75      127,830      3,814   2.98       161,196     6,813    4.23
- ------------------------------------------------------------           ---------------------           --------------------
      Total interest-bearing
        deposits                         4,206,323   120,289    2.86    4,143,629    116,887   2.82     4,214,855   175,815    4.17
  Short-term borrowings                  1,136,361    47,813    4.21      814,843     26,477   3.25       723,731    26,622    3.68
  Long-term debt                           213,286    11,586    5.43      127,505      7,345   5.76        66,266     4,346    6.56
- ------------------------------------------------------------           ---------------------           --------------------
      TOTAL INTEREST-BEARING
        DEPOSITS AND LIABILITIES         5,555,970   179,688    3.23    5,085,977    150,709   2.96     5,004,852   206,783    4.13
- ------------------------------------------------------------           ---------------------           --------------------
Noninterest-bearing
  demand deposits                          875,907                        925,497                         869,025
Other liabilities                          149,922                        159,403                         136,849
- --------------------------------------------------                     ----------                      ----------
      Total liabilities                  6,581,799                      6,170,877                       6,010,726
Stockholders' equity                       618,414                        584,375                         525,875
- --------------------------------------------------                     ----------                      ----------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY            $7,200,213                     $6,755,252                      $6,536,601
==================================================                     ==========                      ==========
      NET INTEREST INCOME AND
        MARGIN ON EARNING ASSETS                     303,424    4.63%                286,393   4.69%                275,788    4.62%
      Tax equivalent adjustment                        7,352                           8,171                          6,997
- --------------------------------------------------  --------                        --------                       --------
      NET INTEREST INCOME                           $296,072                        $278,222                       $268,791
====================================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
TABLE 2: ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE EQUIVALENT BASIS)

The following table analyzes the dollar amount of change (on a taxable equivalent basis) in interest income and expense and the changes in dollar amounts attributable to (a) changes in volume (change in volume times prior year's rates), (b) changes in rates (change in rate times prior year's volume), and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1994 and 1993 and 34% for 1992) to make them comparable with taxable items before any income taxes are applied.

                                              1994 COMPARED TO 1993--               1993 Compared to 1992--
                                             INCREASE (DECREASE) DUE TO:           Increase (Decrease) Due to:
                                         ------------------------------------   ---------------------------------
                                                                 NET INCREASE                        Net Increase
(in thousands)                            VOLUME       RATE       (DECREASE)      Volume      Rate    (Decrease)
- -----------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest-bearing deposits
    in other banks:
      Domestic                            $   (494)   $   476     $    (18)     $    332   $   (428)    $    (96)
      Foreign                               (5,325)       670       (4,655)          800     (3,671)      (2,871)
- -----------------------------------------------------------------------------------------------------------------
        Total interest-bearing
          deposits in other banks           (5,819)     1,146       (4,673)        1,132     (4,099)      (2,967)
- -----------------------------------------------------------------------------------------------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell                    (1,164)     1,246           82        (2,451)      (775)      (3,226)
  Held-to-maturity securities:
    U.S. Treasury and other
      U.S. Government agencies
      and corporations                          22     (5,029)      (5,007)       (2,469)   (15,709)     (18,178)
    States and political
      subdivisions                          (1,195)     1,081         (114)         (500)      (219)        (719)
    Other                                    2,509       (814)       1,695        (5,344)       977       (4,367)
- -----------------------------------------------------------------------------------------------------------------
        Total held-to-maturity securities    1,336     (4,762)      (3,426)       (8,313)   (14,951)     (23,264)
- -----------------------------------------------------------------------------------------------------------------
  Available-for-sale securities              3,680        724        4,404         1,950         --        1,950
  Loans and leases:(1)
    Domestic                                43,660      4,298       47,958        24,413    (40,021)     (15,608)
    Foreign                                    980        685        1,665        (2,088)      (266)      (2,354)
- -----------------------------------------------------------------------------------------------------------------
        Total loans and leases              44,640      4,983       49,623        22,325    (40,287)     (17,962)
- -----------------------------------------------------------------------------------------------------------------
        Total earning assets                42,673      3,337       46,010        14,643    (60,112)     (45,469)
- -----------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits:
    Interest-bearing demand                 (1,843)        89       (1,754)          857     (9,679)      (8,822)
    Savings                                 (3,422)       439       (2,983)        4,325    (30,375)     (26,050)
    Time                                     9,182     (5,016)       4,166        (8,330)   (12,727)     (21,057)
    Foreign (interest-bearing)               2,815      1,158        3,973        (1,239)    (1,760)      (2,999)
- -----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits      6,732     (3,330)       3,402        (4,387)   (54,541)     (58,928)
  Short-term borrowings                     12,210      9,126       21,336         3,148     (3,293)        (145)
  Long-term debt                             4,682       (441)       4,241         3,584       (585)       2,999
- -----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits
          and liabilities                   23,624      5,355       28,979         2,345    (58,419)     (56,074)
- -----------------------------------------------------------------------------------------------------------------
        INCREASE (DECREASE) IN
          NET INTEREST INCOME
          (TAXABLE EQUIVALENT BASIS)      $ 19,049    $(2,018)    $ 17,031      $ 12,298   $ (1,693)    $ 10,605
=================================================================================================================

Note:
(1) Interest income for loans and leases included loan fees of $29,317, $25,145 and $28,725 for 1994, 1993 and 1992, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
OTHER OPERATING INCOME

Total other operating income increased $7,085,000, or 8.9%, from $79,587,000 in 1993 to $86,672,000 in 1994.

     Trust fees increased $1,446,000, or 6.8%, from 1993 to 1994 and increased $3,230,000, or 17.8%, from 1992 to 1993. These increases were primarily the result of increases in fees from pension plans and irrevocable trusts and investment management fees which were the result of new business. In addition, the increase in investment management fees from 1992 to 1993 was the result of the performance of the stock market which increased the value of assets under management.

     Service charges on deposit accounts increased $2,223,000, or 10.2%, from 1993 to 1994 and increased $3,468,000, or 18.9%, from 1992 to 1993. These increases were primarily attributable to increases in fees and service charges on checking accounts by Pioneer.

     Other service charges and fees increased $4,277,000, or 15.5%, from 1993 to 1994 and increased $1,302,000, or 4.9%, from 1992 to 1993. These increases were primarily the result of fee income from loan servicing and credit cards, miscellaneous commissions and the Pioneer acquisition.

     Securities gains, net decreased $1,777,000, or 90.9%, from 1993 to 1994 and increased $1,794,000, or 1,114.3%, from 1992 to 1993. The Company sold its Fannie Mae and Sallie Mae stocks and recognized a gain of $1,873,000 in 1993.

Components of and changes in other operating income are reflected below for the years indicated:

- ---------------------------------------------------------------------------------------------------------------
                                                                        1994/93 CHANGE        1993/92 Change
                                                                       ----------------     -------------------
(in thousands)                       1994        1993        1992       AMOUNT      %       Amount         %
- ---------------------------------------------------------------------------------------------------------------
Trust income                       $22,847     $21,401     $18,171     $ 1,446     6.8%     $3,230        17.8%
Service charges on deposit
  accounts                          24,014      21,791      18,323       2,223    10.2       3,468        18.9
Other service charges and fees      31,937      27,660      26,358       4,277    15.5       1,302         4.9
Securities gains, net                  178       1,955         161      (1,777)  (90.9)      1,794     1,114.3
Other                                7,696       6,780       6,584         916    13.5         196         3.0
- ------------------------------------------------------------------------------              ------
TOTAL OTHER OPERATING INCOME       $86,672     $79,587     $69,597      $7,085     8.9%     $9,990        14.4%
===============================================================================================================

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses is based upon management's judgment as to the adequacy of the allowance to absorb future losses. In assessing the adequacy of the allowance for loan and lease losses, management's methodology takes into consideration the Company's historical loan loss experience, value and adequacy of collateral, level of nonperforming (nonaccrual and renegotiated) loans and leases, loan concentrations, the growth and composition of the portfolio, review of monthly delinquency reports, results of examinations of individual loans and leases and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies and general economic conditions. This assessment is performed on a quarterly basis.

     The provision for loan and lease losses for 1994 was $22,922,000, an increase of 72.8%, or $9,660,000 over 1993, primarily due to $10,955,000 of charge-offs relating to two Shared National Credits (a commercial loan of $3,551,000 and a Hawaii real estate construction loan of $1,964,000) and a commercial loan of $5,440,000. Net charge-offs in 1994 totalled $23,925,000 compared to $12,619,000 in 1993. Net charge-offs in 1994 and 1993 represented .46% and .27%, respectively, of average outstanding loans and leases.

     At December 31, 1994, the allowance for loan and lease losses totalled $61,250,000 and represented 1.11% of total outstanding loans and leases compared to $62,253,000 and 1.23% as of December 31, 1993.

     The provision for loan and lease losses in 1993 was $13,262,000, a modest increase of 3.5%, or $450,000, compared to 1992, reflecting the decline in nonperforming assets and stable trend in net charge-offs from 1992 to 1993. Net charge-offs in 1993 totalled $12,619,000 compared to $11,561,000 in 1992.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
The following sets forth the activity in the allowance for loan and lease losses for the years indicated:

- -----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                1994         1993         1992        1991         1990
- -----------------------------------------------------------------------------------------------------------------
Loans and leases outstanding (end of year)         $5,533,565   $5,066,809   $4,396,018   $4,329,321   $3,262,000
=================================================================================================================
Average loans and leases outstanding               $5,172,140   $4,619,401   $4,358,363   $3,836,844   $3,032,000
=================================================================================================================
Allowance for loan and lease losses:
  Balance at beginning of year                     $   62,253   $   56,385   $   55,134   $   39,847   $   34,154
  Allowance applicable to loans
    of purchased company(1)                                --        5,225           --       10,141           --
  Loans and leases charged off:
    Commercial, financial and agricultural             11,307        3,004        2,110          758          167
    Real estate:
      Construction                                      7,178        4,506        3,932           --           --
      Commercial                                        1,500          125          250          294          200
      Residential                                         588          562           --           --           13
    Consumer                                            6,542        6,839        7,093        5,481        3,461
    Lease financing                                        --           27           25           --           67
    Foreign                                                --           --           --           --          570
- -----------------------------------------------------------------------------------------------------------------
      Total loans and leases charged off               27,115       15,063       13,410        6,533        4,478
- -----------------------------------------------------------------------------------------------------------------
  Recoveries on loans and leases
    previously charged off:
    Commercial, financial and agricultural              1,229          235          349          313          308
    Real estate:
      Construction                                        205           --           --            1           --
      Commercial                                            9          321            1           42           21
      Residential                                          92          207           35           --           46
    Consumer                                            1,639        1,667        1,456        1,066          713
    Lease financing                                        16           14            8            5            6
- -----------------------------------------------------------------------------------------------------------------
      Total recoveries on loans and leases
        previously charged off                          3,190        2,444        1,849        1,427        1,094
- -----------------------------------------------------------------------------------------------------------------
      Net charge-offs                                 (23,925)     (12,619)     (11,561)      (5,106)      (3,384)
  Provision charged to expense                         22,922       13,262       12,812       10,252        9,077
- -----------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR                           $   61,250   $   62,253   $   56,385   $   55,134   $   39,847
=================================================================================================================
Net loans and leases charged off
  to average loans and leases                            .46%         .27%         .27%         .13%         .11%
Net loans and leases charged off to
  allowance for loan and lease losses                  39.06%       20.27%       20.50%        9.26%        8.49%
Allowance for loan and lease losses to
  total loans and leases (end of year)                  1.11%        1.23%        1.28%        1.27%        1.22%
Allowance for loan and lease losses to
  nonperforming loans and leases:
    Excluding past due loans and leases                 1.04x        1.03x         .79x        1.49x       25.19x
    Including past due loans and leases                  .66x         .62x         .44x         .86x        4.36x
=================================================================================================================

Note:
(1) Allowances of $5,225 and $10,141 in 1993 and 1991, respectively, were related to the acquisition of Pioneer Federal Savings Bank and First Interstate of Hawaii, Inc. and its primary, wholly-owned subsidiary, First Interstate Bank of Hawaii, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
The Company has allocated a portion of the allowance for loan and lease losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan and lease categories as of December 31 for the years indicated:

- --------------------------------------------------------------------------------------------------------------------
                                       1994                           1993                           1992
                            --------------------------     --------------------------     --------------------------
                                           PERCENT OF                     Percent of                     Percent of
                                          LOANS/LEASES                   Loans/Leases                   Loans/Leases
                                            IN EACH                        in Each                        in Each
                                            CATEGORY                       Category                       Category
                            ALLOWANCE       TO TOTAL       Allowance       to Total       Allowance       to Total
(in thousands)                AMOUNT      LOANS/LEASES       Amount      Loans/Leases       Amount      Loans/Leases
- --------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial
    and agricultural        $16,610            24%          $13,000          24%           $14,700          27%
  Real estate:
    Construction              7,010             6            11,850           7              4,400          10
    Commercial                4,700            18             3,400          17              5,400          16
    Residential               9,510            36             4,700          35              3,000          28
  Consumer                    8,040             8             7,500           9              7,100          10
  Lease financing               600             4             1,350           4              1,300           4
Foreign                       1,085             4             1,600           4              1,700           5
General allowance            13,695            N/A           18,853          N/A            18,785          N/A
- --------------------------------------------------------------------------------------------------------------------
  CONSOLIDATED              $61,250           100%          $62,253         100%           $56,385         100%
====================================================================================================================

- -------------------------------------------------------------------------------------
                                       1991                           1990
                            --------------------------     --------------------------
                                           Percent of                     Percent of
                                          Loans/Leases                   Loans/Leases
                                            in Each                        in Each
                                            Category                       Category
                            Allowance       to Total       Allowance       to Total
(in thousands)                Amount      Loans/Leases       Amount      Loans/Leases
- -------------------------------------------------------------------------------------
Domestic:
  Commercial, financial
    and agricultural         $14,335           26%          $10,282           27%
  Real estate:
    Construction               7,719           11             5,648            9
    Commercial                 1,785           17             1,394           17
    Residential                2,626           25             1,722           21
  Consumer                     7,121           11             3,710           14
  Lease financing              1,367            5             1,431            5
Foreign                          500            5             1,153            7
General allowance             19,681           N/A           14,507           N/A
- -------------------------------------------------------------------------------------
  CONSOLIDATED               $55,134          100%          $39,847          100%
=====================================================================================

            [ALLOWANCE AS A % OF LOANS AND LEASES OUTSTANDING CHART]

             [YEAR-END ALLOWANCE FOR LOAN AND LEASE LOSSES CHART]

In May, 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or fair value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The adoption of SFAS No. 114 is not expected to have a material effect on the Company's financial position or results of operations.

OTHER OPERATING EXPENSES

Total other operating expenses for 1994 totalled $248,321,000, an increase of $22,879,000, or 10.1%, from 1993.

     Total personnel expenses for 1994 increased $7,927,000, or 7.2%, over 1993. Salaries and wages increased $6,226,000, or 7.2%, reflecting normal merit increases and increased staff levels, and higher workers' compensation, health and payroll tax expenses partly as a result of the Pioneer acquisition in August, 1993.

     Occupancy expense increased $2,864,000, or 14.0%, over 1993 as a result of higher rental expense, partly as a result of the Pioneer acquisition.

     Equipment expense increased $4,569,000, or 22.6%, over 1993 primarily as a result of higher depreciation, rental expense and maintenance service contracts in connection with the migration from a Unisys to IBM information technology platform and improvements in the delivery and processing systems.

     Deposit insurance expense increased a modest $266,000, or 2.4%, over 1993 as the Company continued to shift public deposits into security repurchase agreements which has resulted in annual savings in excess of $1,930,000.

     In 1994, the Company recognized a nonrecurring charge of $5,000,000 to cover estimated losses attributable to investments made in the trust area that were outside of the clients' express investment guidelines.

     Other expenses increased $6,238,000, or 14.8%, over 1993 primarily as a result of a loss of $1,409,000 on the disposition of certain other real estate owned,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
higher outside services, utility charges and professional fees, the Pioneer acquisition and lower interest capitalization on construction in progress.

     Other operating expenses increased $27,746,000, or 14.0%, from 1992 to 1993. This increase was primarily due to higher personnel expenses and rental expenses, partly as a result of the Pioneer acquisition, higher depreciation, rental expense and maintenance service contracts in connection with the conversion of the computer mainframes and improvements in the delivery and processing systems and the write-off of $5,444,000 for the undepreciated cost of certain structures on the Company's redevelopment block.

Components of and changes in other operating expenses are reflected below for the years indicated:

- -----------------------------------------------------------------------------------------------
                                                             1994/93 CHANGE      1993/92 Change
                                                            ----------------     --------------
(in thousands)              1994       1993        1992     AMOUNT       %        Amount     %
- -----------------------------------------------------------------------------------------------
Personnel:
  Salaries and wages       $ 92,237   $ 86,011   $ 80,320   $ 6,226      7.2%    $ 5,691    7.1%
  Employee benefits          26,484     24,783     21,954     1,701      6.9       2,829   12.9
- --------------------------------------------------------------------             -------
Total personnel expenses    118,721    110,794    102,274     7,927      7.2       8,520    8.3
Occupancy expense            23,280     20,416     17,021     2,864     14.0       3,395   19.9
Equipment expense            24,812     20,243     18,522     4,569     22.6       1,721    9.3
Deposit insurance            11,388     11,122     11,122       266      2.4          --     --
Stationery and supplies       9,055      8,430      8,922       625      7.4        (492)  (5.5)
Advertising and promotion     7,745      6,911      6,326       834     12.1         585    9.2
Trust loss                    5,000         --         --     5,000       --          --     --
Write-off of building costs      --      5,444         --    (5,444)  (100.0)      5,444     --
Other                        48,320     42,082     33,509     6,238     14.8       8,573   25.6
- -------------------------------------------------------------------              -------
TOTAL OTHER OPERATING
  EXPENSES                 $248,321   $225,442   $197,696   $22,879     10.1%    $27,746   14.0%
================================================================================================

Effective January 1, 1994, the Company adopted SFAS No. 112, "Employer's Accounting for Postretirement Benefits," which requires that the estimated cost of benefits provided by an employer to former or inactive employees after employment, but before retirement, be accounted for on an accrual basis. The adoption of SFAS No. 112 did not have a material effect on the consolidated financial statements of the Company.

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which changed the practice of accounting for postretirement benefits from a cash basis to an accrual basis during the years that the employee renders the necessary service. The Company had been accounting for postretirement medical benefits on an accrual basis. As a result, the adoption of SFAS No. 106 did not have a material effect on the consolidated financial statements of the Company.

INCOME TAXES

The provision for income taxes as shown in the Consolidated Statements of Income represents 35.0% of pre-tax income for 1994, compared with 34.3% and 32.0% for 1993 and 1992, respectively.

     On a taxable equivalent basis, the effective tax rate for 1994, 1993 and 1992 was 41.6%, 38.6% and 35.6%, respectively. Additional information on the Company's income taxes is provided in Note 13 to the Financial Statements.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
LOANS

The following table sets forth the loan portfolio by major categories and loan mix as of December 31 for the years indicated:

- ---------------------------------------------------------------------------------------
(in millions)                              1994      1993      1992      1991      1990
- ---------------------------------------------------------------------------------------
Domestic:
  Commercial, financial and agricultural  $1,307    $1,209    $1,175    $1,149   $  883
  Real estate:
    Construction                             321       317       438       484      283
    Commercial                               965       883       720       739      555
    Residential                            2,007     1,786     1,217     1,060      697
  Consumer                                   309       312       326       355      364
  Credit cards                               159       148       148       142      104
  Lease financing                            231       201       171       181      149
Foreign:
  Governments and official institutions        1         2         3        22       13
  Commercial and industrial                   50        79        78        74       79
  Other                                      184       130       120       123      135
- ---------------------------------------------------------------------------------------
      TOTAL LOANS AND LEASES              $5,534    $5,067    $4,396    $4,329   $3,262
=======================================================================================

The loan and lease portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At December 31, 1994, total loans and leases were $5,533,565,000, an increase of 9.2% from December 31, 1993, primarily in the real estate categories.

     Total loans and leases at December 31, 1994, represented 73.4% of total assets, 80.5% of total earning assets and 107.4% of total deposits compared to 69.7% of total assets, 78.6% of total earning assets and 97.1% of total deposits at December 31, 1993. Governmental and certain other time deposits were shifted into security repurchase agreements at December 31, 1994 and 1993 to reduce the Company's deposit insurance premiums. If these repurchase agreements had been included in the deposit base, total loans and leases as a percentage of total deposits would represent 92.6% and 83.8%, respectively, at such dates.

     The Company's real estate loans totalled $3,292,042,000, or 59.5% of total loans at December 31, 1994 and represented an increase of 10.3% over December 31, 1993. The increase was primarily due to an increase in adjustable rate mortgage loans in the Company's portfolio, as interest rates increased in 1994. In 1993, the Company originated more fixed rate loans which were sold to investors.

     The Company's primary goal in real estate lending is to maintain reasonable levels of risk by avoiding speculative real estate transactions, such as the financing of raw land acquisitions, by adhering to underwriting guidelines and by closely monitoring general economic conditions impacting local real estate markets.

     The Company's multifamily and commercial real estate loans, both construction and permanent, are analyzed on the basis of the economic viability of the specific project or property for which financing is sought as well as the loan-to-value ratio of the real estate securing the financing and the underlying financial strength of the borrower. In its multifamily and commercial real estate lending the Company will generally not lend in excess of 75% of the appraised value of the underlying project or property; it generally also requires a debt service ratio of 1.20. In its single family residential lending, the Company will generally not lend in excess of 80% of the appraised value of the underlying property. Loans made in excess of that limit are generally covered by third party mortgage insurance that reduces the Company's equivalent risk to an 80% loan to appraised value ratio.

     Consumer loans consist primarily of automobile secured loans supported by underwriting guidelines which management believes to be conservative and which are based primarily on satisfactory credit history, down payment, and sufficient income to service the monthly payments.

     Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1994, commercial real estate loans totalled $964,758,000, or 17.4%, of total loans and leases. The increase in commercial real estate loans of $82,130,000, or 9.3%, from December 31, 1993 to December 31, 1994 was attributable to a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
favorable interest rate environment in 1993 which resulted in increased loan commitments in 1993 and increased commercial real estate funding in 1994. While the increased demand for money resulted in the increase of commercial real estate loans in 1994, management believes that the rising interest rate environment of 1994 will have a negative impact on 1995's commercial real estate loan volume. The Company has selectively participated as a lender on commercial properties on the mainland United States, principally on the west coast. Such loans totalled $58,421,000 and $67,642,000 at December 31, 1994 and 1993, respectively. At December 31, 1994, the largest concentration of commercial real estate loans to a single borrower was $28.9 million.

     At December 31, 1994, commercial, financial and agricultural, real estate -- construction and foreign loans with maturities over one year were comprised of fixed rate loans totalling $96,599,000 and floating or adjustable rate loans totalling $1,060,657,000.

NONPERFORMING ASSETS AND PAST DUE LOANS
Nonperforming assets and past due loans and leases are reflected below for the years indicated:

- ---------------------------------------------------------------------------------------------------
(dollars in thousands)                                1994      1993      1992      1991      1990
- ---------------------------------------------------------------------------------------------------
Nonperforming loans and leases:
  Nonaccrual:
    Commercial, financial and agricultural           $ 7,972   $13,823   $24,563   $11,389   $  504
    Real estate:
      Construction                                     7,038    28,571    41,018    23,298       --
      Commercial                                      35,290    12,145     3,250     2,199      856
      Residential:
        Insured, guaranteed, or conventional           4,649     5,473     2,221        --       --
        Home equity credit lines                         520       255       269        --       --
- ---------------------------------------------------------------------------------------------------
          Total real estate loans                     47,497    46,444    46,758    25,497      856
    Consumer                                             143        45       106        86       30
    Lease financing                                      212        --        27        --       --
- ---------------------------------------------------------------------------------------------------
          Total nonaccrual loans and leases           55,824    60,312    71,454    36,972    1,390
  Renegotiated:
    Commercial real estate                             3,128        --        --        --       --
    Commercial, financial and agricultural                --        20        77       136      192
- ---------------------------------------------------------------------------------------------------
          Total nonperforming loans and leases        58,952    60,332    71,531    37,108    1,582
Other real estate owned                                4,160    13,034     1,211     1,811    1,248
- ---------------------------------------------------------------------------------------------------
          TOTAL NONPERFORMING ASSETS                 $63,112   $73,366   $72,742   $38,919   $2,830
===================================================================================================
PAST DUE LOANS AND LEASES (1)                        $33,367   $40,285   $55,704   $26,726   $7,567
===================================================================================================
Nonperforming assets to total loans and leases
  and other real estate owned (end of year):
    Excluding past due loans and leases                1.14%     1.44%     1.65%      .90%     .09%
    Including past due loans and leases                1.74%     2.24%     2.92%     1.52%     .32%
Nonperforming assets to total assets (end of year):
    Excluding past due loans and leases                 .84%     1.01%     1.11%      .60%     .05%
    Including past due loans and leases                1.28%     1.56%     1.96%     1.01%     .19%
===================================================================================================

Note:
(1) Represents loans and leases which are past due 90 days or more as to principal or interest and which are still accruing interest.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
     Nonperforming assets at December 31, 1994 were $63,112,000, or 1.14% of total loans and leases and other real estate owned ("OREO") and .84% of total assets. These levels compared to total nonperforming assets at December 31, 1993 of $73,366,000, or 1.44% of total loans and leases and OREO and 1.01% of total assets. The decrease in nonperforming assets of $10,254,000, or 14.0%, was primarily attributable to: (1) the sale of a $10.0 million commercial property classified as OREO (previously transferred in 1993 from real estate construction to OREO as a result of foreclosures); (2) $5.0 million in loan repayments; (3) a $9.1 million real estate construction loan which was returned to accrual status; and (4) charge-offs on two commercial loans and one real estate construction loan totalling $11.0 million. The decrease was offset by the addition to nonaccrual status of three commercial loans totalling $7.3 million, seven residential real estate loans totalling $2.3 million and five commercial real estate loans totalling $22.2 million.

     All of the loans which are past due 90 days or more and still accruing interest are in management's judgement adequately collateralized and in the process of collection.

     In recent years, the level of the Company's nonperforming assets and charge-offs has been adversely affected by the unusually long recession experienced by the Hawaii economy and weaknesses in the local and California real estate markets. The Company believes that the Hawaii economy is beginning to show signs of improvement, and local real estate markets evidence signs of having stabilized. A significant and sustained improvement in the Hawaii economy and in local real estate markets should have a positive effect on the Company's overall asset quality; however, there can be no assurance that such improvement will result in a significant reduction in the level of nonperforming assets (which consist primarily of commercial real estate loans) or related charge-offs in the near term.

     The following table presents information related to loans and leases on a nonaccrual basis for the year ended December 31, 1994:

- -------------------------------------------------------------
(in thousands)                  Domestic    Foreign    Total
- -------------------------------------------------------------
Interest income which
  would have been recorded
  if loans and leases had
  been current                   $6,661      $ --      $6,661
=============================================================
Interest income recorded
  during this year               $1,755      $ --      $1,755
=============================================================

DEPOSITS

Deposits are the largest component of the Company's liabilities and account for the greatest portion of total interest expense. At December 31, 1994, total deposits were $5,152,213,000, a decrease of $67,915,000, or 1.3%, from December 31, 1993. The decrease was primarily attributable to the continuing shifting of public deposits as previously described and customers seeking higher-yielding alternative investments.

     For 1994, average deposits increased $13,104,000, or .3%, as compared to 1993. Exclusive of the average deposits of Pioneer for the year ended December 31, 1994, average deposits decreased $213,559,000, or 4.4%.

     For 1993, average deposits decreased $14,754,000, or .3%, as compared to 1992. Exclusive of the average deposits of Pioneer for the year ended December 31, 1993, average deposits decreased $177,541,000, or 3.5%. The investment by customers in higher-yielding alternative investments, generally with nonfinancial institutions, and the shift of public deposits contributed to the decrease in average deposits during the last two years.

     The following table presents the average amount and average rate paid on deposits for the years indicated:

- ----------------------------------------------------------------------
                            1994             1993             1992
- ----------------------------------------------------------------------
(dollars in millions)  AMOUNT   RATE    Amount   Rate    Amount   Rate
- ----------------------------------------------------------------------
Domestic:
  Noninterest-
    bearing
    demand            $  876      --%  $  925      --%  $  869      --%
  Interest-bearing
    demand             1,127    2.15    1,213    2.15    1,183    2.95
  Savings              1,231    2.08    1,396    2.04    1,286    4.24
  Time                 1,641    3.82    1,407    4.16    1,585    5.02
Foreign                  207    3.75      128    2.98      161    4.23
- ----------------------------           ------           ------
    TOTAL             $5,082           $5,069           $5,084
======================================================================

   The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:

- ------------------------------------------------------------
(in millions)                          1994    1993     1992
- ------------------------------------------------------------
3 months or less                       $236    $231     $271
Over 3 months through 6 months          104      66      111
Over 6 months through 12 months         189      97       76
Over 12 months                           83     129      100
- ------------------------------------------------------------
    TOTAL                              $612    $523     $558
============================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
LIQUIDITY MANAGEMENT

Liquidity refers to the Company's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. The Company achieves its liquidity objectives from both assets and liabilities.

     Asset-based liquidity is derived from its investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits, Federal funds sold, securities purchased under agreements to resell and investment securities. The aggregate of these assets represented 21.4% of total assets at the end of 1994 compared to 25.0% at the end of 1993. Additional information on off-balance sheet items is presented in Note 16 to the Financial Statements.

     Liability-based liquidity is provided primarily from deposits. Average total deposits for 1994 increased $13,104,000, or .3%, to $5,082,230,000.
Average total deposits had a five-year annual compound growth rate of 5.1%. Average total deposits for 1994 and 1993 funded 70.6% and 75.0%, respectively, of average total assets. Demand, savings and domestic time deposits under $100,000 -- which the Company considers its core deposits because of their historical stability and relatively low cost -- constituted 82.9% of total deposits at December 31, 1994 and 82.7% at December 31, 1993.

     Additional liquidity was provided from short-term borrowings, which consisted of commercial paper issued by the Company, Federal funds purchased and securities sold under agreements to repurchase, lines of credit from other banks and credit facilities from the FHLB. Additional information on short-term borrowings is provided in Note 7 to the Financial Statements. Also, the Company has access to offshore deposits in the international market which provides another available source of funds.

     The Company's commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). The Company's long-term debt is assigned a rating of Baa-1 by Moody's and BBB+ by S&P. The Company currently has a BankWatch rating of B.

     As indicated in the Consolidated Statements of Cash Flows, net cash provided by operating and financing activities was $269,736,000 and net cash used in investing activities was $435,989,000 for 1994. For 1993, net cash provided by operating and financing activities was $197,721,000 and net cash used in investing activities was $87,251,000. For 1992, net cash provided by operating activities was $135,647,000 and net cash used in investing and financing activities was $163,974,000.

The Company's ability to pay dividends depends primarily upon dividends and other payments from its subsidiaries, which are subject to certain limitations as described in Note 10 to the Financial Statements.

ASSET/LIABILITY MANAGEMENT

The Company actively measures and manages its exposure to interest rate risk in order to maintain relatively stable net interest margins and to allow it to take advantage of profitable business opportunities.

     Interest rate risk refers to the exposure to earnings and capital arising from changes in future interest rates. The Company carefully measures and monitors its interest rate risk exposure using gap analysis, market value of equity analysis, and net interest income computer simulations. The net interest income simulations are usually done on a quarterly basis, or more frequently if there have been major changes to the balance sheet. These simulations look at how the Company's net interest income is affected from flat, rising, or declining rates using the current balance sheet and simulating net interest income going forward two years. Under these simulations, at December 31, 1994, the Company's exposure to changes in interest rates was well within current guidelines which allow for no more than a 10% adverse change in net interest income for a 1% change in rates over one year.

     Interest rate risk exposure is managed through the use of off-balance sheet instruments such as swaps or floors and through extending or shortening the duration of the investment securities portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY

The Company's interest rate sensitivity position as of December 31, 1994, is presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity, runoff and/or volatility during a specified period. The gap is adjusted for interest rate swaps which are hedging certain assets or liabilities on the balance sheet. (For ease of analysis, all of the off-balance sheet adjustments are consolidated into one line on the gap table.)

     Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At December 31, 1994, the cumulative one-year gap for the Company was a negative $17.4 million, representing .23% of total assets. This remains well within the Company's current guidelines of +/-10% of total assets for the cumulative one-year gap. Because of the current asset and liability mix, a change in interest rates is not expected to have a material impact on the net interest margin or liquidity of the Company.

- --------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                           0-3 Months    4-12 Months     1-5 Years    Over 5 Years     Total
- --------------------------------------------------------------------------------------------------------------------
Assets:
  Interest-bearing deposits in other banks      $    11,670      $      --    $       --    $        --   $   11,670
  Federal funds sold and securities purchased
    under agreements to resell                      180,000             --            --             --      180,000
  Investment securities                             377,368        443,478       310,113         16,920    1,147,879
  Net loans and leases:
    Commercial, financial and agricultural        1,000,725        166,391       111,653         28,376    1,307,145
    Real estate -- construction                     264,951         31,714        24,118             --      320,783
    Foreign                                          79,452         85,191        54,168         17,153      235,964
    Other                                         1,235,867      1,312,505       702,413        418,888    3,669,673
- --------------------------------------------------------------------------------------------------------------------
      Total earning assets                        3,150,033      2,039,279     1,202,465        481,337    6,873,114
  Noninterest-earning assets                        176,000             --            --        486,030      662,030
- --------------------------------------------------------------------------------------------------------------------
      Total assets                              $ 3,326,033    $ 2,039,279    $1,202,465    $   967,367   $7,535,144
====================================================================================================================
Liabilities and stockholders' equity:
  Interest-bearing deposits                     $ 3,306,409    $   687,412    $  263,515    $    33,008   $4,290,344
  Noninterest-bearing deposits                       60,903             --            --        800,966      861,869
  Short-term borrowings                             940,684        378,598        10,534             --    1,329,816
  Long-term debt                                     50,500          6,500        60,553        101,778      219,331
  Stockholders' equity                                   --             --            --        627,944      627,944
  Off-balance sheet adjustment                      (69,174)       (34,105)       25,887         77,392           --
  Noninterest-bearing liabilities                    54,963             --            --        150,877      205,840
- --------------------------------------------------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity                    $ 4,344,285    $ 1,038,405    $  360,489    $ 1,791,965   $7,535,144
====================================================================================================================
Interest sensitivity gap                        $(1,018,252)   $ 1,000,874    $  841,976    $  (824,598)
Cumulative gap                                  $(1,018,252)   $   (17,378)   $  824,598    $        --
Cumulative gap as a percent of total assets          (13.51)%         (.23)%       10.94%            --%
====================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF    First Hawaiian, Inc. and Subsidiaries
FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (Continued)
- --------------------------------------------------------------------------------
LEASE COMMITMENT

In December, 1993, the Company entered into a noncancelable agreement to lease a certain office building that is currently under construction on the site of its former downtown headquarters block, which it owns in fee simple. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building will commence on December 1, 1996 and will expire on December 1, 2003. The lease agreement is not anticipated to have an adverse impact on the results of operations in the future. Additional information on the lease agreement is provided in Note 15 to the Financial Statements.

CAPITAL REQUIREMENTS

Bank holding companies are required to comply with risk-based capital guidelines as established by the Federal Reserve Board. The guidelines define qualifying capital (Tier 1 Capital and Total Capital) and risk-weighted assets. Tier 1 Capital includes stockholders' equity less unrealized valuation adjustment and goodwill and, beginning in 1993, all other intangibles, subject to certain exceptions described below.

     Total Capital includes, in addition to Tier 1 Capital, subordinated and other qualifying term debt and a portion of the allowance for loan and lease losses. The Tier 1 component must comprise at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets which include both on- and off-balance sheet exposures. A company's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk-weighted assets (the denominator). The minimum required qualifying Total Capital ratio is 8%, of which at least 4% must consist of Tier 1 Capital.

     In addition, bank holding companies are required to maintain a minimum leverage ratio of Tier 1 Capital to average quarterly total assets (net of goodwill and other intangibles, subject to certain exceptions). The Federal Reserve Board has stated that the minimum leverage ratio is 3% for the most highly rated banking organizations which are not experiencing or anticipating significant growth. Other banking organizations are expected to maintain leverage ratios of at least one to two percent higher.

     The following tables present the Company's regulatory capital position at December 31, 1994:

RISK-BASED CAPITAL RATIOS

- ------------------------------------------------------------------
(dollars in thousands)                           AMOUNT      RATIO
- ------------------------------------------------------------------
Tier 1 Capital                                 $  546,256    9.31%
Tier 1 Capital minimum requirement                234,651    4.00
- ------------------------------------------------------------------
  EXCESS                                       $  311,605    5.31%
==================================================================
Total Capital                                  $  707,506   12.06%
Total Capital minimum requirement                 469,302    8.00
- ------------------------------------------------------------------
  EXCESS                                       $  238,204    4.06%
==================================================================
RISK-WEIGHTED ASSETS                           $5,866,257
=========================================================

LEVERAGE RATIO

- ------------------------------------------------------------------
(dollars in thousands)                           AMOUNT      RATIO
- ------------------------------------------------------------------
Tier 1 Capital to average quarterly
  total assets (net of certain intangibles)
  (Tier 1 Leverage Ratio)                      $  546,256    7.51%
Minimum leverage requirement                      218,144    3.00
- ------------------------------------------------------------------
  EXCESS                                       $  328,112    4.51%
==================================================================
AVERAGE QUARTERLY TOTAL ASSETS
  (NET OF CERTAIN INTANGIBLES)                 $7,271,468
=========================================================

SUMMARY OF QUARTERLY FINANCIAL DATA        First Hawaiian, Inc. and Subsidiaries
(UNAUDITED)
- --------------------------------------------------------------------------------
FOURTH QUARTER RESULTS

Earnings for the fourth quarter of 1994 were $14,997,000, a decrease of $4,381,000, or 22.6%, from the $19,378,000 earned during the same quarter in 1993. Earnings per share for the fourth quarter of 1994 were down 21.7% to $.47, compared to the $.60 for the year-earlier period. The decrease was due primarily to a nonrecurring charge of $5,000,000 to cover estimated losses attributable to investments made in the trust area that were outside of the clients' express investment guidelines and a higher provision for loan and lease losses of $6,000,000, primarily attributable to the write-off of a commercial loan of $5,440,000 previously mentioned. These two charges reduced fourth quarter net income by approximately $6.3 million, or $.19 per share.

A summary of unaudited quarterly financial data for 1994 and 1993 is presented below:

- ----------------------------------------------------------------------------------------------------
                                                            Quarter
                                        -----------------------------------------------     Annual
(in thousands, except per share data)     First       Second       Third        Fourth       Total
- ----------------------------------------------------------------------------------------------------
1994
INTEREST INCOME                         $110,044     $114,560     $120,925     $130,231     $475,760
INTEREST EXPENSE                          38,961       41,560       44,649       54,518      179,688
- ----------------------------------------------------------------------------------------------------
NET INTEREST INCOME                       71,083       73,000       76,276       75,713      296,072
PROVISION FOR LOAN AND LEASE LOSSES        3,843        3,288        6,548        9,243       22,922
OTHER OPERATING INCOME                    23,069       21,099       21,105       21,399       86,672
OTHER OPERATING EXPENSES                  61,404       61,578       60,489       64,850      248,321
- ----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                28,905       29,233       30,344       23,019      111,501
INCOME TAXES                              10,168       10,233       10,567        8,022       38,990
- ----------------------------------------------------------------------------------------------------
NET INCOME                              $ 18,737     $ 19,000     $ 19,777     $ 14,997     $ 72,511
====================================================================================================
NET INCOME PER SHARE                        $.58         $.59         $.61         $.47        $2.25
====================================================================================================
1993
Interest income                         $105,746     $104,869     $107,970     $110,346     $428,931
Interest expense                          38,547       35,538       37,417       39,207      150,709
- ----------------------------------------------------------------------------------------------------
Net interest income                       67,199       69,331       70,553       71,139      278,222
Provision for loan and lease losses        3,903        2,903        3,213        3,243       13,262
Other operating income                    17,992       20,003       20,837       20,755       79,587
Other operating expenses                  55,586       53,714       57,029       59,113      225,442
- ----------------------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of a change
  in accounting principle                 25,702       32,717       31,148       29,538      119,105
Income taxes                               7,706       10,614       12,418       10,160       40,898
Cumulative effect of a change in
  accounting principle                     3,650           --           --           --        3,650
- ----------------------------------------------------------------------------------------------------
Net income                              $ 21,646     $ 22,103     $ 18,730     $ 19,378     $ 81,857
====================================================================================================
Per share:
  Income before cumulative
    effect of a change in
    accounting principle                    $.56         $.68         $.57         $.60        $2.41
  Net income                                $.67         $.68         $.57         $.60        $2.52
====================================================================================================

SUPPLEMENTARY DATA                         First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
INVESTMENT SECURITIES BY MATURITIES AND WEIGHTED AVERAGE YIELDS

The following table presents the maturities of held-to-maturity investment securities, excluding securities which have no stated maturity at December 31, 1994, and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                                 MATURITY
                                 ---------------------------------------------------------------------------
                                                        AFTER ONE           AFTER FIVE
                                      WITHIN            BUT WITHIN          BUT WITHIN            AFTER
                                     ONE YEAR           FIVE YEARS          TEN YEARS           TEN YEARS             TOTAL
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                 AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD
- --------------------------------------------------------------------------------------------------------------------------------
                                                                 (dollars in millions)
U.S. Treasury and other U.S.
  Government agencies
  and corporations                $ 404     4.21%     $ 177     4.60%     $ 36     4.73%     $ 124     5.21%     $ 741     4.43%
States and political
  subdivisions                       93     8.21         60     7.56         1     5.96          1     5.67        155     7.93
Other                                --       --         18     6.63        --       --         29     7.06         47     6.89
- ---------------------------------------               -----               ----               -----               -----
    Total                         $ 497     4.97%     $ 255     5.44%     $ 37     4.76%     $ 154     5.21%     $ 943     5.13%
================================================================================================================================

Note:
The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

The following table presents the maturities of available-for-sale investment securities, excluding securities which have no stated maturity at December 31, 1994, and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                                 MATURITY
                                 ---------------------------------------------------------------------------
                                                        AFTER ONE           AFTER FIVE
                                      WITHIN            BUT WITHIN          BUT WITHIN            AFTER
                                     ONE YEAR           FIVE YEARS          TEN YEARS           TEN YEARS             TOTAL
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                 AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT    YIELD
- --------------------------------------------------------------------------------------------------------------------------------
                                                                 (dollars in millions)
U.S. Treasury and other U.S.
  Government agencies
  and corporations                $  --      --%      $50       6.23%     $  --     --%      $26       6.66%     $ 76      6.37%
States and political
  subdivisions                       --      --        --         --         --     --        12       7.15        12      7.15
Other                                --      --        15       5.24         --     --        51       5.23        66      5.23
- ---------------------------------------               ---                 -----              ---                 ----
    Total                         $  --      --%      $65       6.00%     $  --     --%      $89       5.90%     $154      5.94%
================================================================================================================================

Note:
The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

REPORT OF INDEPENDENT ACCOUNTANTS          First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
TO THE STOCKHOLDERS
FIRST HAWAIIAN, INC.

We have audited the accompanying consolidated balance sheets of First Hawaiian, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Hawaiian, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 13 to the financial statements, the Company changed its method of accounting for certain investments in debt and equity securities and income taxes, respectively, in 1993.

[SIGNATURE: COOPERS & LYBRAND L.L.P.]

Honolulu, Hawaii
January 18, 1995

CONSOLIDATED BALANCE SHEETS                First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------
                                                                                      December 31,
                                                                               --------------------------
(in thousands, except number of shares and per share data)                        1994           1993
- ---------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                        $  269,876      $  436,129
Interest-bearing deposits in other banks                                           11,670         116,736
Federal funds sold and securities purchased under agreements to resell            180,000          35,000
Investment securities:
  Held-to-maturity (fair value of $981,651 in 1994 and
    $1,144,327 in 1993) (note 2)                                                  995,887       1,132,025
  Available-for-sale (note 2)                                                     151,992          98,453
Loans and leases:
  Loans and leases (note 3)                                                     5,533,565       5,066,809
  Less allowance for loan and lease losses (note 4)                                61,250          62,253
- ---------------------------------------------------------------------------------------------------------
Net loans and leases                                                            5,472,315       5,004,556
- ---------------------------------------------------------------------------------------------------------
Premises and equipment (note 5)                                                   238,356         233,487
Customers' acceptance liability                                                       732             854
Core deposit premium (net of accumulated amortization of
  $4,203 in 1994 and $3,026 in 1993) (note 1)                                      13,722          15,380
Goodwill (net of accumulated amortization of
  $9,866 in 1994 and $6,348 in 1993) (note 1)                                      78,896          81,231
Other assets                                                                      121,698         115,280
- ---------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                   $7,535,144      $7,269,131
=========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                   $  861,869      $  974,478
  Interest-bearing demand                                                       1,160,219       1,143,037
  Savings                                                                       1,226,877       1,507,200
  Time (fair value of $1,508,630 in 1994 and $1,352,925 in 1993) (note 6)       1,503,347       1,343,841
  Foreign (fair value of $400,900 in 1994 and $252,715 in 1993) (note 6)          399,901         251,572
- ---------------------------------------------------------------------------------------------------------
Total deposits                                                                  5,152,213       5,220,128
- ---------------------------------------------------------------------------------------------------------
Short-term borrowings (note 7)                                                  1,329,816       1,069,682
Acceptances outstanding                                                               732             854
Other Liabilities                                                                 205,108         148,331
Long-term debt (note 8)                                                           219,331         221,767
- ---------------------------------------------------------------------------------------------------------
Total liabilities                                                               6,907,200       6,660,762
- ---------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (notes 11, 15 and 16)
Stockholders' equity:
  Common stock $5 par value (notes 9 and 11)
    Authorized--100,000,000 shares
    Issued--32,542,797 shares in 1994 and 1993                                    162,713         162,713
  Surplus                                                                         133,820         133,820
  Retained earnings (note 10)                                                     346,339         311,836
  Unrealized valuation adjustment                                                  (1,033)            --
  Treasury stock--516,623 shares in 1994                                          (13,895)            --
- ---------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                        627,944         608,369
- ---------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $7,535,144      $7,269,131
=========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME          First Hawaiian, Inc. and Subsidiaries

- -------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
                                                                 --------------------------------
(in thousands, except number of shares and per share data)         1994        1993        1992
- -------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                       $407,531    $355,961    $372,489
Lease financing income                                             10,844      12,722      14,259
Interest on investment securities:
  Taxable interest income                                          45,248      44,667      64,542
  Exempt from Federal income taxes                                  4,332       3,185       5,695
Other interest income                                               7,805      12,396      18,589
- -------------------------------------------------------------------------------------------------
Total interest income                                             475,760     428,931     475,574
- -------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits (note 6)                                                 120,289     116,887     175,815
Short-term borrowings                                              47,813      26,477      26,622
Long-term debt                                                     11,586       7,345       4,346
- -------------------------------------------------------------------------------------------------
Total interest expense                                            179,688     150,709     206,783
- -------------------------------------------------------------------------------------------------
Net interest income                                               296,072     278,222     268,791
Provision for loan and lease losses (note 4)                       22,922      13,262      12,812
- -------------------------------------------------------------------------------------------------
Net interest income after provision for loan and lease losses     273,150     264,960     255,979
- -------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Trust income                                                       22,847      21,401      18,171
Service charges on deposit accounts                                24,014      21,791      18,323
Other service charges and fees                                     31,937      27,660      26,358
Securities gains, net (note 2)                                        178       1,955         161
Other                                                               7,696       6,780       6,584
- -------------------------------------------------------------------------------------------------
Total other operating income                                       86,672      79,587      69,597
- -------------------------------------------------------------------------------------------------
OTHER OPERATING EXPENSES
Salaries and wages                                                 92,237      86,011      80,320
Employee benefits (note 11)                                        26,484      24,783      21,954
Occupancy expense (notes 5 and 15)                                 23,280      20,416      17,021
Equipment expense (notes 5 and 15)                                 24,812      20,243      18,522
Other (note 12)                                                    81,508      73,989      59,879
- -------------------------------------------------------------------------------------------------
Total other operating expenses                                    248,321     225,442     197,696
- -------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect
  of a change in accounting principle                             111,501     119,105     127,880
- -------------------------------------------------------------------------------------------------
INCOME TAXES (note 13)
Provision before effect of change in tax rate                      38,990      38,976      40,980
Adjustment to deferred tax liability and
  current tax provision for change in tax rate                         --       1,922          --
- -------------------------------------------------------------------------------------------------
Total income taxes                                                 38,990      40,898      40,980
- -------------------------------------------------------------------------------------------------
Income before cumulative effect of a
  change in accounting principle                                   72,511      78,207      86,900
Cumulative effect of a change in accounting principle (note 13)        --       3,650          --
- -------------------------------------------------------------------------------------------------
NET INCOME                                                       $ 72,511    $ 81,857    $ 86,900
=================================================================================================
PER SHARE DATA
Income before cumulative effect of a
  change in accounting principle                                    $2.25       $2.41       $2.70
Cumulative effect of a change in accounting principle                  --         .11          --
- -------------------------------------------------------------------------------------------------
NET INCOME                                                          $2.25       $2.52       $2.70
=================================================================================================
CASH DIVIDENDS                                                      $1.18      $1.135       $1.06
=================================================================================================
AVERAGE SHARES OUTSTANDING                                     32,259,321  32,505,109  32,225,339
=================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES         First Hawaiian, Inc. and Subsidiaries
IN STOCKHOLDERS' EQUITY                and First Hawaiian, Inc. (Parent Company)

- -------------------------------------------------------------------------------------------------------------------------
                                                Common Stock                                     Unrealized
(in thousands, except number of shares     -----------------------                  Retained     Valuation      Treasury
and per share data)                          Shares        Amount       Surplus     Earnings     Adjustment       Stock
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                 32,078,534     $160,392     $123,849     $214,061     $    --        $     --
Net income--1992                                   --           --           --       86,900          --              --
Incentive Plan for Key Executives
  (note 11)                                        --           --          155           --          --              --
Cash dividends ($1.06 per share)
  (note 10)                                        --           --           --      (34,161)         --              --
Issuance of common stock (note 9)             423,077        2,115        8,885           --          --              --
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                 32,501,611      162,507      132,889      266,800          --              --
Net income--1993                                   --           --           --       81,857          --              --
Incentive Plan for Key Executives
  (note 11)                                        --           --          137           --          --              --
Cash dividends ($1.135 per share)
  (note 10)                                        --           --           --      (36,821)         --              --
Issuance of common stock (note 9)              41,186          206          794           --          --              --
- -------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                 32,542,797      162,713      133,820      311,836          --              --
Net income--1994                                   --           --           --       72,511          --              --
Purchase of treasury stock                         --           --           --           --          --         (13,895)
Cash dividends ($1.18 per share)
  (note 10)                                        --           --           --      (38,008)         --              --
Unrealized valuation adjustment
  (note 2)                                         --           --           --           --      (1,033)             --
- -------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                 32,542,797     $162,713     $133,820     $346,339     $(1,033)       $(13,895)
=========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS      First Hawaiian, Inc. and Subsidiaries

- ----------------------------------------------------------------------------------------------------------
                                                                            YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------
(in thousands)                                                        1994          1993          1992
- ----------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                       $ 436,129      $ 325,659      $ 353,986
- ----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                          72,511         81,857         86,900
  Provision for loan and lease losses                                 22,922         13,262         12,812
  Depreciation and amortization                                       24,766         20,765         19,157
  Income taxes                                                         6,826         (5,415)        21,682
  Adjustment to deferred tax liability and
    current tax provision for change in tax rate                          --          1,922             --
  Cumulative effect of a change in accounting principle                   --         (3,650)            --
  Decrease (increase) in interest receivable                          (7,646)           170          9,043
  Increase (decrease) in interest payable                              7,956          1,424        (10,083)
  Decrease (increase) in prepaid expenses                              2,184         (1,031)        (3,864)
  Write-off of building costs                                             --          5,444             --
  Other                                                                   --         20,136             --
- ----------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            129,519        134,884        135,647
- ----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits in other banks           105,066         39,580         35,716
  Net decrease (increase) in Federal funds sold and
    securities purchased under agreements to resell                 (145,000)       370,000       (235,136)
  Purchase of held-to-maturity investment securities                (240,706)      (940,385)      (704,746)
  Proceeds from sale of held-to-maturity investment securities       248,758        322,315        402,201
  Proceeds from maturity of held-to-maturity investment
    securities                                                       128,086        498,858        576,855
  Purchase of available-for-sale investment securities              (115,032)      (263,828)            --
  Proceeds from sale of available-for-sale investment securities      15,195        137,709             --
  Proceeds from maturity of available-for-sale investment
    securities                                                        45,265         27,666             --
  Net increase in loans and leases to customers                     (493,871)      (166,146)       (80,107)
  Capital expenditures                                               (29,652)       (60,067)       (65,484)
  Purchase of Pioneer Fed BanCorp, Inc.,
    net of cash acquired of $18,157                                       --        (68,950)            --
  Other                                                               45,902         15,997        (29,661)
- ----------------------------------------------------------------------------------------------------------
Net cash used in investing activities                               (435,989)       (87,251)      (100,362)
- ----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net decrease in deposits                                           (67,915)      (293,973)      (248,534)
  Net increase in short-term borrowings                              237,134        309,631        209,743
  Proceeds from long-term debt                                        21,500        108,000         10,000
  Payments on long-term debt                                            (936)       (21,525)          (508)
  Cash dividends paid                                                (38,008)       (36,821)       (34,161)
  Purchase of common stock for issuance under
    Incentive Plan for Key Executives and Stock Incentive Plan       (11,558)        (2,475)          (152)
- ----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                  140,217         62,837        (63,612)
- ----------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                             $ 269,876      $ 436,129      $ 325,659
==========================================================================================================
Supplemental disclosures:
  Interest paid                                                    $ 171,732      $ 160,551      $ 227,776
  Net income taxes paid                                            $  24,311      $  40,945      $  19,298
==========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS              First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Hawaiian, Inc. and Subsidiaries (the "Company") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

RECLASSIFICATIONS

Certain reclassifications were made to the 1993 and 1992 Consolidated Statements of Income to conform to the 1994 presentation. Such reclassifications did not have a material effect on the Consolidated Statements of Income.

CONSOLIDATION

The consolidated financial statements of the Company include the accounts of First Hawaiian, Inc. (the "Parent") and its wholly-owned subsidiary companies -- First Hawaiian Bank and its wholly-owned subsidiaries (the "Bank"); Pioneer Federal Savings Bank ("Pioneer") and its wholly-owned subsidiary; First Hawaiian Creditcorp, Inc. ("Creditcorp"); First Hawaiian Leasing, Inc. ("Leasing"); and FHI International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES

Investment securities consist principally of debt instruments issued by the U.S. Treasury and other U.S. Government agencies and corporations, state and local government units and asset-backed securities.

     Investments in and obligations to individual counterparties are presented as net amounts in the consolidated financial statements of the Company only if the conditions specified in Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," are met. No such netting occurred as of December 31, 1994.

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

     Prior to December 31, 1993, because the Company had both the ability and the intent to hold the investment securities to maturity, they were carried at cost, adjusted for amortization of premiums and accretion of discounts.

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

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses (the "Allowance") is maintained at a level which, in management's judgment, is adequate to absorb future losses. Estimates of future loan and lease losses involve judgment and assumptions as to various factors which, in management's judgment, deserve current recognition in estimating such losses and in determining the adequacy of the Allowance. Principal factors considered by management include the historical loss experience, the value and adequacy of collateral, the level of nonperforming (nonaccrual and renegotiated) loans and leases, loan concentrations, the growth and composition of the portfolio, the review of monthly delinquency reports, the results of examinations of individual loans and leases and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies and general economic conditions.

     The Allowance is reduced by loans and leases charged off when collectibility becomes doubtful and the underlying collateral, if any, is considered inadequate to liquidate the outstanding debt. Recoveries on loans and leases previously charged off are added to the Allowance.

OTHER REAL ESTATE OWNED

Other real estate owned, included in other assets, is comprised of properties acquired primarily through foreclosure proceedings. When acquired, these properties are valued at fair value which establishes the new cost basis of other real estate owned. Losses arising at the time of acquisition of such properties are charged against the Allowance. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling costs. Write-downs of such properties subsequent to the date of acquisition are included in other operating expenses.

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

     Excise tax credits relating to premises and equipment are accounted for under the flow-through method which recognizes the benefit in the year the asset is placed in service. The investment and excise tax credits related to lease equipment, except for investment and excise tax credits that are passed on to lessees, are recognized during the periods in which the net investment is positive.

     A consolidated Federal income tax return is filed for the Company. Amounts equal to income tax benefits of those companies having taxable losses or credits are reimbursed by other companies which would have incurred current income tax liabilities.

INTEREST RATE SWAPS AND FLOORS

The Company engages in interest rate swap and floor activities in managing its interest rate risk. Premiums for purchased floors are amortized over the life of the contracts. Since the contracts represent an exchange of interest payments and the underlying principal balances are not affected, there is no effect on the total assets or liabilities of the Company. The income or expense from these contracts is included as part of the interest income or expense for the corresponding asset or liability being hedged.

PER SHARE DATA

Net income per share is computed by dividing net income by the average number of shares outstanding during the year.

     The impact of common stock equivalents, such as stock options, is not material; therefore, they are not included in the computation.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
FAIR VALUES OF FINANCIAL INSTRUMENTS

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

          Off-balance sheet commitments and contingent liabilities: Fair values of off-balance sheet commitments and contingent liabilities are based upon quoted market prices of comparable instruments (interest rate floors); fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (letters of credit and commitments to extend credit); or, pricing models based upon brokers' quoted markets, current levels of interest rates, and specific cash flow schedules (interest rate swaps).

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

1. BUSINESS COMBINATION -- PIONEER FEDERAL SAVINGS BANK

On August 6, 1993, the Company acquired for cash all of the outstanding stock of Pioneer Fed BanCorp, Inc. ("Pioneer Holdings") at a purchase price of $87 million through the merger of Pioneer Holdings with and into the Company (the "Merger"). As a result of the Merger, Pioneer Federal Savings Bank ("Pioneer"), a savings bank with 19 branches statewide, became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase method of accounting and the results of operations of Pioneer are included in the Consolidated Statements of Income from the date of acquisition. The excess of cost over fair value of net assets acquired amounted to approximately $22 million.

     The following unaudited pro forma information shows the consolidated results of operations as though the above acquisition, including the related purchase accounting adjustments, had been made at the beginning of the year:

- -------------------------------------------------------------------------------
(in thousands, except per share data)                        1993        1992
- -------------------------------------------------------------------------------
Interest income                                            $469,413    $533,427
Interest expense                                           $183,860    $247,534
Other operating income                                     $ 72,313    $ 65,446
Other operating expenses                                   $227,473    $207,368
Net income                                                 $ 81,419    $ 88,550
Earnings per share                                         $   2.50    $   2.75
===============================================================================

2. INVESTMENT SECURITIES

As of December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of this accounting policy had no material effect on the consolidated financial statements of the Company.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
HELD-TO-MATURITY

Comparative book and fair values of held-to-maturity investment securities at December 31, 1994, 1993 and 1992 were as follows:

- ------------------------------------------------------------------------------
                                                      1994
                                   -------------------------------------------
                                     BOOK    UNREALIZED   UNREALIZED    FAIR
(in thousands)                       VALUE     GAINS        LOSSES     VALUE
- ------------------------------------------------------------------------------
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS                     $568,894   $   --       $10,924    $557,970
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS                       200,420       --         5,689     194,731
STATES AND POLITICAL
  SUBDIVISIONS                      154,493    3,600         1,087     157,006
OTHER                                72,080       --           136      71,944
- ------------------------------------------------------------------------------
TOTAL HELD-TO-MATURITY
  INVESTMENT
  SECURITIES                       $995,887   $3,600       $17,836    $981,651
==============================================================================

                                                      1993
                               -----------------------------------------------
                                 Book      Unrealized   Unrealized      Fair
(in thousands)                   Value       Gains        Losses       Value
- ------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations                 $  713,167   $ 1,490       $  472    $  714,185
Collateralized
  mortgage
  obligations                     201,701        --          849       200,852
States and political
  subdivisions                    177,876    12,530          413       189,993
Other                              39,281        16           --        39,297
- ------------------------------------------------------------------------------
Total held-to-maturity
  investment
  securities                   $1,132,025   $14,036       $1,734    $1,144,327
==============================================================================

                                                      1992
                                   -------------------------------------------
                                     Book    Unrealized   Unrealized    Fair
(in thousands)                       Value     Gains        Losses     Value
- ------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations                     $352,713   $ 3,506      $204       $356,015
Collateralized
  mortgage
  obligations                       374,559     5,934        86        380,407
States and political
  subdivisions                      196,270    15,346        25        211,591
Other                                27,647     2,498       336         29,809
- ------------------------------------------------------------------------------
Total held-to-maturity
  investment
  securities                       $951,189   $27,284      $651       $977,822
==============================================================================

The book and fair values of held-to-maturity investment securities at December 31, 1994, by contractual maturity, excluding securities which have no stated maturity, were as follows:

- ------------------------------------------------------------------------------
                                                            BOOK        FAIR
(in thousands)                                              VALUE      VALUE
- ------------------------------------------------------------------------------
DUE WITHIN ONE YEAR                                        $497,145   $495,034
DUE AFTER ONE BUT WITHIN FIVE YEARS                         255,249    250,961
DUE AFTER FIVE BUT WITHIN TEN YEARS                          37,095     35,781
DUE AFTER TEN YEARS                                         153,492    146,969
- ------------------------------------------------------------------------------
TOTAL HELD-TO-MATURITY
  INVESTMENT SECURITIES                                    $942,981   $928,745
==============================================================================

AVAILABLE-FOR-SALE

Comparative amortized cost and fair values of available-for-sale investment securities at December 31, 1994 were as follows:


                                                      1994
                                 ---------------------------------------------
                                 AMORTIZED   UNREALIZED   UNREALIZED    FAIR
(in thousands)                     COST        GAINS        LOSSES     VALUE
- ------------------------------------------------------------------------------

U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS                     $ 50,047   $    --      $  922     $ 49,125
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS                        25,961        --         371       25,590
STATES AND POLITICAL
  SUBDIVISIONS                       11,700        --         423       11,277
OTHER                                66,000        --          --       66,000
- ------------------------------------------------------------------------------
TOTAL AVAILABLE-
  FOR-SALE
  INVESTMENT
  SECURITIES                       $153,708   $    --      $1,716     $151,992
==============================================================================

The amortized cost and fair values of available-for-sale investment securities at December 31, 1994, by contractual maturity, were as follows:

- ------------------------------------------------------------------------------
                                                           AMORTIZED    FAIR
(in thousands)                                               COST      VALUE
- ------------------------------------------------------------------------------
DUE WITHIN ONE YEAR                                        $     --   $     --
DUE AFTER ONE BUT WITHIN FIVE YEARS                          65,047     64,126
DUE AFTER FIVE BUT WITHIN TEN YEARS                             145        144
DUE AFTER TEN YEARS                                          88,516     87,722
- ------------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-SALE
  INVESTMENT SECURITIES                                    $153,708   $151,992
==============================================================================

At December 31, 1993, the unamortized cost of available-for-sale investment securities, which approximated fair value, was $98,453,000.

   The Company sold certain investment securities and recognized a gain of $1,873,000 in the second quarter of 1993. The Company held no trading securities as of December 31, 1994 and 1993.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
     As of December 31, 1994, the Company had entered into interest rate swaps of $138,247,000 notional amount designed to modify the repricing characteristics of a portion of its municipal holdings. The fair value of the interest rate swaps was an unrealized loss of $3,130,000. However, it is management's intent to keep the interest rate swaps in place until their respective termination dates which approximate the maturities of the municipal holdings, at which time the unrealized losses would be eliminated.

     The Company also had other interest rate swaps of $896,866,000 notional amount hedging other parts of the balance sheet. The fair value of these other interest rate swaps was an unrealized loss of $18,024,000. Additional information on the Company's interest rate swaps is provided in Note 16 to the Financial Statements.

     Investment securities with an aggregate book value of $926,750,000 at December 31, 1994 were pledged to secure public deposits and repurchase agreements as required by law.

     The Company did not hold investment securities of any single issuer (other than the U.S. Government and its agencies) which were in excess of 10% of stockholders' equity at December 31, 1994.

     Gross gains of $180,000, $2,038,000 and $283,000 and gross losses of $2,000, $83,000 and $122,000 were realized on sales of investment securities during 1994, 1993 and 1992, respectively.

At December 31, 1994, collateralized mortgage obligations were comprised of $200,420,000 planned amortization class bonds (held-to-maturity) with an estimated average life of .8 years and $25,590,000 (available-for-sale) floating rate bonds with an estimated average life of 3.8 years and an average floating rate of 9.0%.

3. LOANS AND LEASES

At December 31, 1994 and 1993, loans and leases were comprised of the following:

                             1994                          1993
                   -------------------------     -------------------------
(in thousands)     BOOK VALUE     FAIR VALUE     Book Value     Fair Value
- --------------------------------------------------------------------------
Commercial,
  financial and
  agricultural     $1,307,145     $1,258,988     $1,208,912     $1,219,156
Real estate:
  Construction        320,783        319,575        317,036        317,017
  Commercial          964,758      1,073,744        882,628        949,425
  Residential       2,006,501      1,955,358      1,785,961      1,734,467
Consumer              467,827        467,792        459,910        456,226
Lease financing       230,587        230,598        201,449        201,512
Foreign               235,964        230,455        210,913        210,755
- --------------------------------------------------------------------------
TOTAL LOANS
  AND LEASES       $5,533,565     $5,536,510     $5,066,809     $5,088,558
==========================================================================

     At December 31, 1994, loans totalling $40,848,000 were pledged to secure public deposits as required by law.

     At December 31, 1994 and 1993, loans and leases aggregating $55,824,000 and $60,312,000, respectively, were on a nonaccrual basis.

     In the normal course of business, the Company makes loans to its executive officers and directors, and to companies and individuals affiliated with executive officers and directors of the Company. Changes in the loans to such parties were as follows:

- --------------------------------------------------------------------------
(in thousands)                               1994                  1993
- --------------------------------------------------------------------------
Balance at beginning of year               $411,279              $370,169
  New loans made                             53,734               244,171
  Repayments                               (168,765)             (203,061)
- --------------------------------------------------------------------------
BALANCE AT END OF YEAR                     $296,248              $411,279
==========================================================================

At December 31, 1994 and 1993, loans to such parties by the Parent were $17,005,000 and $15,759,000, respectively, and the income related to these loans was $1,089,000, $920,000 and $1,134,000 for 1994, 1993 and 1992,
respectively.

4. ALLOWANCE FOR LOAN AND LEASE LOSSES

Changes in the allowance for loan and lease losses were as follows for the years indicated:

- --------------------------------------------------------------------------
(in thousands)                        1994           1993           1992
- --------------------------------------------------------------------------
Balance at beginning of year        $62,253        $56,385        $55,134
  Provision charged to expense       22,922         13,262         12,812
  Net charge-offs:
    Loans and leases charged off    (27,115)       (15,063)       (13,410)
    Recoveries on loans and
      leases charged off              3,190          2,444          1,849
- --------------------------------------------------------------------------
        Net charge-offs             (23,925)       (12,619)       (11,561)
- --------------------------------------------------------------------------
  Allowance applicable to loans
    of purchased company                 --          5,225             --
- --------------------------------------------------------------------------
BALANCE AT END OF YEAR              $61,250        $62,253        $56,385
==========================================================================

In May, 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or fair value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The adoption of SFAS No. 114 will not have a material effect on the Company's financial position or results of operations.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
5. PREMISES AND EQUIPMENT

At December 31, 1994 and 1993, premises and equipment were comprised of the following:

- --------------------------------------------------------------------------------
(in thousands)                                              1994          1993
- --------------------------------------------------------------------------------
Premises                                                  $220,295      $198,234
Equipment                                                  126,207       128,302
- --------------------------------------------------------------------------------
                                                           346,502       326,536
Less accumulated depreciation
  and amortization                                         108,146        93,049
- --------------------------------------------------------------------------------
NET BOOK VALUE                                            $238,356      $233,487
================================================================================

Occupancy and equipment expenses include depreciation and amortization expenses of $17,572,000, $15,133,000 and $14,383,000 for 1994, 1993 and 1992,
respectively.

6. DEPOSITS

For 1994, 1993 and 1992, interest expense related to deposits was as follows:

- --------------------------------------------------------------------------------
(in thousands)                                1994          1993        1992
- --------------------------------------------------------------------------------
Interest-bearing demand                     $ 24,282      $ 26,036      $ 34,858
Savings                                       25,545        28,528        54,578
Time--Under $100                              38,087        34,928        43,285
Time--$100 and over                           24,588        23,581        36,281
Foreign                                        7,787         3,814         6,813
- --------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE
  ON DEPOSITS                               $120,289      $116,887      $175,815
================================================================================

Time deposits in denominations of $100,000 or more at December 31, 1994 and 1993 were as follows:

- --------------------------------------------------------------------------------
(in thousands)                                              1994          1993
- --------------------------------------------------------------------------------
Domestic                                                  $611,757      $522,892
Foreign                                                   $270,234      $130,108
================================================================================

7. SHORT-TERM BORROWINGS

At December 31, 1994 and 1993, short-term borrowings were comprised of the following:

- --------------------------------------------------------------------------------
(in thousands)                                            1994            1993
- --------------------------------------------------------------------------------
First Hawaiian Bank:
  Federal funds purchased                             $  195,859      $  122,975
  Securities sold under agreements
    to repurchase                                        823,248         825,837
  Advances from Federal Home
    Loan Bank of Seattle                                  50,000              --
First Hawaiian, Inc. (Parent)--
  Commercial paper                                        46,723           9,605
Nonbank subsidiaries--
  Advances from Federal Home
  Loan Bank of Seattle                                    213,986        111,265
- --------------------------------------------------------------------------------
TOTAL SHORT-TERM BORROWINGS                           $1,329,816      $1,069,682
================================================================================

Average rates and average and maximum balances for these short-term borrowings were as follows for the years indicated:

- --------------------------------------------------------------------------------
(dollars in thousands)                        1994          1993         1992
- --------------------------------------------------------------------------------
Federal funds purchased:
  Average interest rate at
    December 31                                 5.8%          2.7%          2.8%
  Highest month-end balance                 $217,535      $172,215      $340,375
  Average daily outstanding
    balance                                 $155,852      $ 98,042      $180,991
  Average daily interest rate paid              4.4%          2.8%          3.6%
Securities sold under
  agreements to repurchase:
  Average interest rate at
    December 31                                 5.4%          3.2%          3.5%
  Highest month-end balance                 $883,036      $871,891      $806,793
  Average daily outstanding
    balance                                 $792,790      $660,474      $499,084
  Average daily interest rate paid              4.0%          3.2%          3.6%
Commercial paper:
  Average interest rate at
    December 31                                 6.2%          4.0%          3.4%
  Highest month-end balance                 $ 46,723      $ 11,271      $ 25,549
  Average daily outstanding
    balance                                 $ 14,092      $  8,430      $ 13,617
  Average daily interest
    rate paid                                   4.7%          3.1%          4.1%
Advances from Federal Home
  Loan Bank of Seattle:
  Average interest rate at
    December 31                                 6.0%          4.3%          3.4%
  Highest month-end balance                 $279,437      $111,265      $ 37,500
  Average daily outstanding
    balance                                 $153,008      $ 43,499      $ 29,891
- --------------------------------------------------------------------------------
  Average daily interest rate paid              5.5%          4.6%          4.6%
================================================================================

Securities sold under agreements to repurchase were treated as financings and the obligations to repurchase the identical securities sold were reflected as liabilities with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1994, the weighted average maturity of these agreements was 86 days and represents investments by public (governmental) entities. A schedule of maturities of these agreements is as follows:


- --------------------------------------------------------------------------------
(in thousands)
- --------------------------------------------------------------------------------
OVERNIGHT                                                               $     --
LESS THAN 30 DAYS                                                        214,503
30 to 90 DAYS                                                            335,882
OVER 90 DAYS                                                             272,863
- --------------------------------------------------------------------------------
TOTAL                                                                   $823,248
================================================================================

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
Commercial paper represents obligations of the Parent with maturities up to 180 days. The Parent had $70,000,000 in unused lines of credit with unaffiliated banks to support its commercial paper borrowings as of December 31, 1994.

8. LONG-TERM DEBT

At December 31, 1994 and 1993, long-term debt was comprised of the following:

- ----------------------------------------------------------------------------
                                   1994                        1993
                          ----------------------      ----------------------
                           BOOK           FAIR          Book          Fair
(dollars in thousands)     VALUE          VALUE         Value         Value
- ----------------------------------------------------------------------------
First Hawaiian, Inc.
(Parent):
  Note due 1997           $ 50,000      $ 49,988      $ 50,000      $ 50,006
  6.25% subordinated
    notes due 2000         100,000        97,555       100,000        97,345
First Hawaiian Bank--
  7%-11% capital
    lease obligations
    due through 2041           778           778           826         1,804
Nonbank subsidiaries--
  4.24%-6.55% notes
    due through 2000        68,553        68,181        70,941        70,991
- ----------------------------------------------------------------------------
TOTAL LONG-TERM DEBT      $219,331      $216,502      $221,767      $220,146
============================================================================

FIRST HAWAIIAN, INC. (PARENT)

The note due in 1997 represents two separate drawings of $24,000,000 and $26,000,000 on a $50,000,000 unsecured commitment with interest payable at preselected intervals of one, two or three months at London Interbank Offered Rate ("LIBOR") plus .225% ($24,000,000 at 6.7875% and $26,000,000 at 6.60% at
December 31, 1994).

     The 6.25% subordinated notes due in 2000 are unsecured obligations with interest payable semiannually.

NONBANK SUBSIDIARIES

The 4.24%-6.55% notes due through 2000 represent advances from the Federal Home Loan Bank of Seattle to the Company's nonbank subsidiaries (Creditcorp and Pioneer) with interest payable monthly.

     As of December 31, 1994, the principal payments due in the next five years and thereafter on these borrowed funds were as follows:

- ----------------------------------------------------------------------------
                       First          First
                    Hawaiian, Inc.   Hawaiian       Nonbank
(in thousands)        (Parent)         Bank       Subsidiaries       Total
- ----------------------------------------------------------------------------
1995                 $    --          $  33         $   --           $    33
1996                      --             27          42,542           42,569
1997                   50,000            29          20,012           70,041
1998                      --             33           3,999            4,032
1999                      --             36           1,000            1,036
2000 and
  thereafter          100,000           620           1,000          101,620
- ----------------------------------------------------------------------------
TOTAL                $150,000         $ 778         $68,553         $219,331
============================================================================

9. COMMON STOCK

On December 1, 1993, the Bank purchased certain assets and assumed certain liabilities of GKN, Inc., which did business as Phoenix Financial Services, for $1,000,000 in the form of an exchange for 41,186 newly-issued shares of the Company's common stock.

     On August 27, 1992, the Company entered into a merger agreement with Finance Investment Company, Limited whereby the Company acquired FH Center, Inc. and its parcel of land in exchange for 423,077 newly-issued shares of the Company's common stock.

10. LIMITATIONS ON PAYMENT OF DIVIDENDS

The primary source of funds for the dividends paid by the Company to its stockholders is dividends received from its subsidiaries. The Bank, Pioneer and Creditcorp are subject to regulatory limitations on the amount of dividends they may declare or pay. At December 31, 1994, the aggregate amount available for payment of dividends by such subsidiaries without prior regulatory approval was $333,981,000.

11. EMPLOYEE BENEFIT PLANS

PENSION PLANS

The Company has a noncontributory pension plan, covering substantially all employees (Pioneer employees began participating in the plans effective January 1, 1994), after satisfying age and length of service requirements. It also has an unfunded supplemental employee retirement plan for key executives.

The net pension expense for 1994, 1993 and 1992 included the following components:

- ----------------------------------------------------------------------------
(in thousands)                          1994           1993           1992
- ----------------------------------------------------------------------------
Service cost--benefits earned
  during the period                  $  3,832        $ 3,955         $ 3,724
Interest cost on projected
  benefit obligation                    6,294          6,553           5,933
Actual loss (return) on
  plan assets                           3,593         (3,810)         (3,619)
Net amortization and deferral         (12,123)        (3,577)         (3,429)
- ----------------------------------------------------------------------------
NET PENSION EXPENSE                  $  1,596        $ 3,121         $ 2,609
============================================================================

The Company generally makes contributions to the trust fund of the regular employee retirement plan equal to the amounts accrued for pension expense to the extent such contributions are currently deductible for tax purposes.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
     The following table sets forth the reconciliation of the funded status of the plans at December 31, 1994 and 1993:

- -------------------------------------------------------------------------------
(in thousands)                                              1994         1993
- -------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested benefits                                          $62,900      $61,300
  Nonvested benefits                                         3,100        3,100
- -------------------------------------------------------------------------------
ACCUMULATED BENEFIT OBLIGATION                             $66,000      $64,400
===============================================================================
Plan assets at fair value (primarily listed
  stocks and fixed income securities)                      $84,044      $88,873
Projected benefit obligation                                91,944       90,087
- -------------------------------------------------------------------------------
Plan assets less than projected
  benefit obligation                                        (7,900)      (1,214)
Unrecognized net gain                                         (736)      (6,719)
Unrecognized prior service cost                              6,959        7,640
Unrecognized net asset being
  recognized over 9 and 15 years                            (8,264)      (9,328)
- -------------------------------------------------------------------------------
PENSION LIABILITY                                          $(9,941)     $(9,621)
===============================================================================

Plan assets included 587,856 shares of common stock of the Company with a fair value of $13,962,000 at December 31, 1994. The plan received dividends totalling $694,000 from the Company for the year ended December 31, 1994.

     The weighted average discount rate was 7.5% as of December 31, 1994, and 7.0% as of December 31, 1993. For both years, the rate of increase in future compensation used in determining the projected benefit obligation was 5.0% for the qualified pension plan and 7.0% for the unfunded supplemental retirement plan. The expected long-term rate of return on plan assets was 8.5% for both years.

POSTRETIREMENT BENEFITS

Effective January 1, 1993, the Company adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions" which changed the practice of accounting for postretirement benefits from a cash basis to an accrual basis during the expected service life of an employee. The Company has been accounting for postretirement medical benefits on an accrual basis. As a result, the adoption of SFAS No. 106 did not have a material effect on the consolidated financial statements of the Company.

     The Company has unfunded postretirement medical and life insurance plans which are available to retirees who have satisfied age and length of service requirements. The following table sets forth the reconciliation of the funded status of the plan at December 31, 1994 and 1993:

- -------------------------------------------------------------------------------
(in thousands)                                              1994         1993
- -------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Retirees                                                 $ 3,196      $ 3,218
  Other fully eligible plan participants                     1,248        1,353
  Other active plan participants                             1,775        1,665
- -------------------------------------------------------------------------------
TOTAL                                                      $ 6,219      $ 6,236
===============================================================================
Funded status                                              $ 6,219      $ 6,236
Unrecognized transition obligation                          (2,572)      (2,714)
Unrecognized prior service cost                                (77)          --
Unrecognized net gain                                         (214)        (697)
- -------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST                        $ 3,356      $ 2,825
===============================================================================
Service cost                                               $   187      $   161
Interest cost                                                  430          406
Amortization of:
  Transition obligation                                        143          143
  Unrecognized prior service cost                                6           --
- -------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST                   $   766      $   710
===============================================================================

The assumed health care cost trend is not applicable since the medical plan provides a flat dollar commitment. Thus, there is no effect due to a one-percentage-point increase in the trend rate.

     The weighted average discount rate was 7.5% as of December 31, 1994, and 7.0% as of December 31, 1993. For both years, the rate of increase in future compensation used in determining the accumulated postretirement benefit obligation was 5.0%.

PROFIT SHARING AND CASH BONUS PLANS

The profit sharing and cash bonus plans cover substantially all employees, after satisfying age and length of service requirements. Annual contributions to the plans are based upon a formula and are limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit sharing and cash bonus formula provides that 50% of the Company's contribution be paid directly to eligible members as a year-end cash bonus and the other 50%, less forfeitures, be paid into the profit sharing trust fund. The profit sharing contribution and cash bonus (reflected in salaries and wages) for 1994, 1993 and 1992 totalled $5,127,000, $4,328,000 and $4,738,000, respectively.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
INCENTIVE PLAN FOR KEY EXECUTIVES

The Company has an Incentive Plan for Key Executives (the "IPKE"), under which awards of cash or common stock of the Company, or both, are made to key executives. The IPKE limits the aggregate and individual value of the awards that could be issued in any one fiscal year. Shares awarded under the Plan are held in escrow and key executives concerned may not, under any circumstances, voluntarily dispose or transfer such shares prior to the earliest of attaining 60 years of age, completion of 20 full years of employment with the Company, retirement, death or termination of employment prior to retirement with the approval of the Company. Additionally, there is a five year restriction from the date of all subsequent shares awarded to those key executives who had previously met the minimum restrictions of completion of 20 full years of employment or attaining 60 years of age.

     At December 31, 1994, 578,020 shares, including 20,049 authorized, but unissued shares, were available for future awards under the IPKE.

STOCK INCENTIVE PLAN

In 1992, the stockholders approved a Stock Incentive Plan (the "SIP"), which authorized the granting of up to 1,000,000 shares of common stock to key employees. The purpose of the SIP is to promote the success and enhance the value of the Company by providing additional incentives to selected key employees in a way that links their interests with those of stockholders and provides those employees with an incentive for outstanding performances. The SIP is administered by the Executive Compensation Committee of the Board of Directors. The SIP provides for grants of restricted stock, incentive stock options, non-qualified stock options and reload options. Options are granted at exercise prices not less than the fair market value of the common stock on the date of grant. Options vest 25% per year after the date of grant. Stock options have exercise periods no longer than ten years from the date of grant and may not be exercised for six months after the date of grant and/or vesting. Stock options can be exercised, in whole or in part, by payment of the option price in cash or, if allowed under the option agreement, shares of common stock already owned by the optionee (reload options). Upon the occurrence of a change in control of the Company, as defined in the SIP, all options granted and held at least six months become immediately vested and exercisable.

     The following table summarizes activity under the SIP for 1994 and 1993 and the status at December 31, 1994:

- ------------------------------------------------------------------------------
                                                  Options
                             -------------------------------------------------
                                  Outstanding                 Exercisable
                             ---------------------        --------------------
                                           Average                     Average
                                            Option                      Option
(dollars in thousands)        Shares        Price         Shares        Price
- ------------------------------------------------------------------------------
Options granted              113,690        $26.00            --        $   --
Less forfeitures                (758)        26.00            --            --
- ------------------------------------------------------------------------------
Balance at
  December 31, 1992          112,932         26.00            --            --
Options granted              106,060         30.25            --            --
Became exercisable                --            --        28,422         26.00

Less:
  Exercised                      (60)        26.00           (60)        26.00
  Forfeitures                   (433)        26.00            --            --
- ------------------------------------------------------------------------------
Balance at
  December 31, 1993          218,499         28.06        28,362         26.00
Options granted              139,380         26.60            --            --
Became exercisable                --            --        54,938         28.05

Less:
  Forfeitures                (11,675)        27.53            --            --
- ------------------------------------------------------------------------------
BALANCE AT
  DECEMBER 31, 1994          346,204        $27.49        83,300        $27.35
==============================================================================

At December 31, 1994, 653,796 stock options were available for future grants under the SIP.

LONG-TERM INCENTIVE PLAN

The Company has a Long-Term Incentive Plan (the "LTIP") designed to reward key executives for the Company's and individuals' performances measured over three-year periods. The first period covered 1991-1993; the second period 1992-1994; and so on. The LTIP has no expiration date. The LTIP is administered by the Executive Compensation Committee of the Board of Directors. The LTIP provides for the grant of incentive cash awards to certain key employees of the Company after each three-year performance cycle. For each of the current performance cycles, the Company's average return on assets relative to a group of peer financial institutions and the Company's growth in assets are used to measure the Company's performance and to determine the payout factor, which ranges from 0% to 140% of base salaries. A threshold minimum performance level of 15% average return on stockholders' equity must be achieved for each of the current three-year performance cycles. The first three-year performance cycle (1991-1993) ended on December 31, 1993. The threshold level was achieved during this cycle. In 1994, payouts totalling $1,195,000 were made to various key executives for the 1991-1993 cycle. The threshold level was not achieved for the 1992-1994 cycle. Therefore, no LTIP payouts will be made in 1995.

POSTEMPLOYMENT BENEFITS

Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires that the estimated cost of

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
benefits provided by an employer to former or inactive employees after employment but before retirement be accounted for on an accrual basis. The adoption of SFAS 112 did not have a material effect on the financial position or results of operations of the Company.

12. OTHER EXPENSES

For the years ended December 31, 1994, 1993 and 1992, other expenses included the following:

- -------------------------------------------------------------------------------
(in thousands)                                  1994        1993         1992
- -------------------------------------------------------------------------------
Deposit insurance                             $11,388      $11,122      $11,122
Stationery and supplies                         9,055        8,430        8,922
Advertising and promotion                       7,745        6,911        6,326
Write-off of building costs                        --        5,444           --
Trust loss                                      5,000           --           --
Other                                          48,320       42,082       33,509
- -------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                          $81,508      $73,989      $59,879
===============================================================================

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

     For the years ended December 31, 1994, 1993 and 1992, the provision for income taxes was comprised of the following:

- -------------------------------------------------------------------------------
(in thousands)                                  1994        1993         1992
- -------------------------------------------------------------------------------
Current:
  Federal                                     $24,822      $19,755      $21,135
  Hawaii                                        4,989        4,776        5,923
- -------------------------------------------------------------------------------
    Total current                              29,811       24,531       27,058
- -------------------------------------------------------------------------------
Deferred:
  Federal                                       6,175       12,116       11,243
  Hawaii                                        3,004        4,251        2,679
- -------------------------------------------------------------------------------
    Total deferred                              9,179       16,367       13,922
- -------------------------------------------------------------------------------
TOTAL INCOME TAX PROVISION                    $38,990      $40,898      $40,980
===============================================================================

The provision for income taxes has been reduced by investment, excise tax and low income housing credits of $1,769,000, $1,000,000 and $985,000 in 1994, 1993 and 1992, respectively. The Company also has foreign tax credit carryforwards amounting to $4,258,000 at December 31, 1994 which may be used to offset future Federal income tax expense. The foreign tax credit carryover of $1,040,000, $1,526,000 and $1,592,000 will expire at the end of 1997, 1998 and 1999, respectively.

     The components of net deferred income tax liabilities at December 31, 1994 and 1993 and January 1, 1993 were as follows:

- -------------------------------------------------------------------------------
                                               December 31,
                                          ----------------------     January 1,
(in thousands)                              1994          1993          1993
- -------------------------------------------------------------------------------
ASSETS
Federal and State income
  tax credit carryovers                   $  3,180      $  2,494      $  2,071
Employee benefit deductions                 10,340        10,443         6,689
Provision for loan and lease
  losses                                    32,706        25,201        21,838
Loan fees and other income                   8,853         5,324         6,646
Hawaii State franchise taxes                 5,007         5,959         2,481
Other                                           --            --         3,754
- -------------------------------------------------------------------------------
Total deferred income tax assets            60,086        49,421        43,479
- -------------------------------------------------------------------------------
LIABILITIES
Lease expenses                             120,933       103,046        79,243
Depreciation expense                        19,975        17,930        18,775
Intangible assets-net premiums               3,429         3,801            --
Other                                        3,815         3,531            --
- -------------------------------------------------------------------------------
Total deferred income
  tax liabilities                          148,152       128,308        98,018
- -------------------------------------------------------------------------------
NET DEFERRED INCOME
  TAX LIABILITIES                         $(88,066)     $(78,887)     $(54,539)
===============================================================================

Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.

     At December 31, 1993, net deferred income tax liabilities include $8,578,000 of net deferred income tax liabilities acquired in connection with the Pioneer acquisition.

     At December 31, 1994 and 1993, Federal income taxes had not been provided on $2,832,000 of bad debt deductions. If in the future, these amounts are used for any purpose other than to absorb losses on bad debts, a tax liability will be imposed on the Company for these amounts at the then current income tax rates.

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
     The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:

- --------------------------------------------------------------------
                                              1994     1993     1992
- --------------------------------------------------------------------
Federal statutory income tax rate             35.0%    35.0%    34.0%
Municipal and other tax-
  exempt income                               (4.0)    (4.4)    (4.5)
Hawaii State income and franchise
  taxes, net of Federal tax benefit            4.7      4.9      4.4
Other                                         (0.7)    (1.2)    (1.9)
- --------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                     35.0%    34.3%    32.0%
====================================================================

14. INTERNATIONAL OPERATIONS

The Company's international operations involve foreign banking and international financing activities, including short-term investments, loans, acceptances, letters of credit financing and international funds transfers.

     International activities are identified on the basis of the domicile of the Company's customer.

     Total revenue, income before income taxes, net income and total assets for foreign, domestic and consolidated operations at and for the years ended December 31, 1994, 1993 and 1992 were as follows:

- --------------------------------------------------------------------
(in thousands)                   Foreign    Domestic    Consolidated
- --------------------------------------------------------------------
1994
TOTAL REVENUE                     $ 26,533   $  535,899   $  562,432
INCOME BEFORE
  INCOME TAXES                    $  1,496   $  110,005   $  111,501
NET INCOME                        $    972   $   71,539   $   72,511
TOTAL ASSETS                      $251,697   $7,283,447   $7,535,144
====================================================================
1993
Total revenue                     $ 26,586   $  481,932   $  508,518
Income before
  income taxes                    $  2,726   $  116,379   $  119,105
Net income                        $  1,772   $   80,085   $   81,857
Total assets                      $326,197   $6,942,934   $7,269,131
====================================================================
1992
Total revenue                     $ 32,443   $  512,728   $  545,171
Income before
  income taxes                    $  4,843   $  123,037   $  127,880
Net income                        $  3,196   $   83,704   $   86,900
Total assets                      $356,414   $6,196,968   $6,553,382
====================================================================

Under current intercompany pricing procedures, transfers of funds are priced at prevailing market rates. In general, the Company has allocated all direct expenses and a proportionate share of general and administrative expenses to the income derived from loans and transactions by the Company's international operations.

     The following presents the percentages of average total assets and total liabilities attributable to foreign operations. For this purpose, assets attributable to foreign operations are defined as assets in foreign offices and loans and leases to and investments in customers domiciled outside the United States. Deposits received and other liabilities are classified on the basis of domicile of the creditor.

- --------------------------------------------------------------------
                                              1994     1993     1992
- --------------------------------------------------------------------
Average foreign assets to
  average total assets                        3.80%    6.19%    6.51%
Average foreign liabilities to
  average total liabilities                   3.15%    2.07%    2.68%
====================================================================

The Company did not have any foreign outstandings to any individual country which exceeded 1% of total assets at December 31, 1994, 1993 and 1992.

15. LEASE COMMITMENTS

Future minimum lease payments by year and in the aggregate under all noncancelable operating and capital leases having initial or remaining terms in excess of one year consisted of the following at December 31, 1994:

- --------------------------------------------------------------------
                                       Less         Net
                          Operating   Sublease   Operating   Capital
(in thousands)              Leases     Income      Leases     Leases
- --------------------------------------------------------------------
1995                      $ 10,185    $ 1,567    $  8,618    $  173
1996                         9,907      2,166       7,741       173
1997                        23,612      3,814      19,798       173
1998                        24,299      3,536      20,763       173
1999                        22,674      3,719      18,955       173
2000 and thereafter        131,465     17,167     114,298     2,666
- -------------------------------------------------------------------
TOTAL                     $222,142    $31,969    $190,173     3,531
=========================================================
Less amount representing imputed
  interest                                                    2,753
                                                             ------
PRESENT VALUE OF MINIMUM
  LEASE PAYMENTS                                             $  778
===================================================================

These premises and equipment leases extend for varying periods up to 47 years and some of them may be renewed for periods ranging from 1 to 40 years. The premises' leases also provide for payments of real property taxes, insurance and maintenance.

     In most cases, leases for the premises provide for periodic renegotiation of the rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.

     In December, 1993, the Company entered into a noncancelable agreement to lease a certain office building to be constructed on land owned in fee simple by the Company. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building will commence on December 1, 1996 and will expire on December 1, 2003 (the "Primary Term"). The Company is obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term and to assume certain responsibilities during the construction period. The Company plans to occupy approximately 40% of

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
the building and sublease the remaining 60% to third parties. As of December
31, 1994, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.

     At the end of the Primary Term, the Company may, at its option: (1) extend the lease term at rents based on the lessor's cost of funds at the time of renewal; (2) purchase the building for an amount approximately equal to that expended by the lessor to construct the building; or (3) arrange for the sale of the building to a third party on behalf of the lessor and pay to lessor any shortfall between the sales proceeds and a specified residual value, such payment not to exceed $161,990,000. This lease is accounted for as an operating lease.

     For 1994, 1993 and 1992, rental expense was $13,699,000, $8,782,000 and
$6,207,000, respectively.

16. COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company is a party to various financial instruments to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit and interest rate floors and swaps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated and Parent Company Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

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

     Off-balance sheet commitments and contingent liabilities at December 31, 1994 and 1993 were as follows:

- -----------------------------------------------------------------------------
                                             1994                1993
                                           ---------           --------
                                           NOTIONAL/           Notional/
                                           CONTRACT            Contract
(In Thousands)                              AMOUNT              Amount
- -----------------------------------------------------------------------------
Commitments to extend credit              $2,801,502          $2,377,421
Standby letters of credit                 $  154,221          $  103,537
Commercial letters of credit              $   10,207          $   18,628
Interest rate floors                      $        -          $  300,000
Interest rate swaps                       $1,035,113          $  619,217
===========================================================================

The Company enters into interest rate swap and floor agreements as an end-user only. These instruments are used as hedges against various balance sheet accounts. Credit exposure is monitored under the same credit guidelines as are followed for other extensions of credit. Interest rate and/or market risk is monitored and managed in conjunction with the total interest rate risk position of the Company as a whole. Off-balance sheet agreements are not effected if they would increase the Company's interest rate risk above current guidelines. Sensitivity testing to measure and monitor this risk is done quarterly using computer simulations of net interest income.

     Variable rates for interest rate swap and floor agreements are based either on the LIBOR or commercial paper rates as published by the Federal Reserve Board Statistical Release H.15.

     The following is a summary of the interest rate swap and floor activity for 1994:

ROLLFORWARD SCHEDULE:

- -------------------------------------------------------------------------------------------------
                                         Caps,
                      Receive   Pay    Floors or  Indexed    Variable/          Forward
(In Millions)          Fixed   Fixed    Collars  Amortizing  Variable   Basis  Starting    Total
- -------------------------------------------------------------------------------------------------
Balance,
 December 31, 1993     $361      $257    $300      $ --       $  --     $ --      $ --     $  918
Additions                10        --      --        --         700       --        --        710
Maturities/
 amortizations          284        --     300        --          --       --        --        584
Terminations             --         9      --        --          --       --        --          9
Forward starting
 becoming effective      --        --      --        --          --       --        --         --
- -------------------------------------------------------------------------------------------------
BALANCE,
 DECEMBER 31, 1994     $ 87      $248    $ --      $ --        $700     $ --      $ --     $1,035
=================================================================================================

The following is additional hedging information related to the Company's interest rate swaps as of December 31, 1994:

HEDGING SUMMARY:

- -----------------------------------------------------------------------------------------------
                                                   Asset Yield/   Net
                       Notional     Pay   Receive   Liability    Yield/   Original     Remaining
(Dollars In Millions)   Amount      Rate    Rate      Cost        Cost    Maturity     Maturity
- -------------------------------------------------------------------------------------------------
ASSET HEDGES:
 Fixed rate loans       $   65      6.0%     5.9%      8.5%       8.4%     9.1 yrs.    7.8 yrs.
 Municipal securities      138     10.0      6.3      11.6        7.9      9.4         1.0
 Construction fund
  investments              108      6.1      4.2       5.9        4.1      3.0         1.9
- ------------------------------
   Subtotal                311      7.8      5.5       9.0        6.7      7.1         2.7
- ------------------------------
LIABILITY HEDGES:
 Term debt                  24      8.7      5.9       6.7        9.5      7.0         2.9
 Savings deposits          700      6.0      5.0       2.7        3.7      2.6         1.8
- ------------------------------
   Subtotal                724      6.1      5.0       2.8        3.9      2.7         1.8
- ------------------------------
TOTAL                   $1,035      6.6%     5.2%      N/A        N/A      4.0 YRS.    2.1 YRS.
=================================================================================================

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
The following summarizes the impact of the Company's interest rate swap and floor activities on its weighted average borrowing rate and on interest income and expense for the years ended December 31, 1994, 1993 and 1992:

- --------------------------------------------------------------------------------
(dollars in thousands)                            1994        1993       1992
- --------------------------------------------------------------------------------
Average borrowing rate:
  Without interest rate swaps
    and floors                                      3.26%      3.11%      4.26%
  With interest rate swaps
    and floors                                      3.23%      2.96%      4.13%
================================================================================
Decrease in interest income                      $10,352    $12,664    $10,698
Decrease in interest expense                       1,351      7,436      6,599
- --------------------------------------------------------------------------------
Interest rate swap/floor
  expense, net                                   $ 9,001    $ 5,228    $ 4,099
================================================================================

LITIGATION

Various legal proceedings are pending against the Company. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Company's consolidated financial position or results of operations.

TRUST CONTINGENCY

In November, 1994 the Bank determined that some of the trust and custodial accounts that it manages for customers had experienced decreases in value which may have resulted from investment of trust and custodial client funds in certain securities outside of the clients' express investment guidelines. The Bank announced that trust and custodial accounts would be compensated for investment losses directly attributable to investments made contrary to the accounts' express investment directions. The Bank estimated that possible losses and expenses related to the situation may reach approximately $5,000,000. Consequently, a charge of $5,000,000 was recorded in the fourth quarter of 1994. The Bank believes that the losses and costs related to resolving this situation are substantially covered by insurance.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents a summary of the book and fair values of the Company's financial instruments at December 31, 1994 and 1993:

- --------------------------------------------------------------------------------
                                                                 1994
                                                       ------------------------
(in thousands)                                         BOOK VALUE    FAIR VALUE
- --------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks                                $  269,876    $  269,876
Interest-bearing deposits in other banks                   11,670        11,670
Federal funds sold and securities
  purchased under agreements to resell                    180,000       180,000
Investment securities:
  Held-to-maturity (note 2)                               995,887       981,651
  Available-for-sale (note 2)                             151,992       151,992
Loans and leases (note 3)                               5,533,565     5,536,510
Customers' acceptance liability                               732           732
- --------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Total deposits                                         $5,152,213    $5,158,495
Short-term borrowings (note 7)                          1,329,816     1,329,816
Acceptances outstanding                                       732           732
Long-term debt (note 8)                                   219,331       216,502
- --------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS (note 16)
Commitments to extend credit                           $2,801,502    $   11,489
Letters of credit                                         164,428         1,523
Interest rate swaps                                     1,035,113       (21,154)
================================================================================

                                                                 1993
                                                       ------------------------
(in thousands)                                         Book Value    Fair Value
- --------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks                                $  436,129    $  436,129
Interest-bearing deposits in other banks                  116,736       116,736
Federal funds sold and securities
  purchased under agreements to resell                     35,000        35,000
Investment securities:
  Held-to-maturity (note 2)                             1,132,025     1,144,327
  Available-for-sale (note 2)                              98,453        98,453
Loans and leases (note 3)                               5,066,809     5,088,558
Customers' acceptance liability                               854           854
- --------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Total deposits                                         $5,220,128    $5,230,355
Short-term borrowings (note 7)                          1,069,682     1,069,682
Acceptances outstanding                                       854           854
Long-term debt (note 8)                                   221,767       220,146
- --------------------------------------------------------------------------------
OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS (note 16)
Commitments to extend credit                           $2,377,421    $   11,032
Letters of credit                                         122,165         1,531
Interest rate floors                                      300,000            --
Interest rate swaps                                       619,217       (19,813)
================================================================================

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
18. FIRST HAWAIIAN, INC. (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

BALANCE SHEETS

- --------------------------------------------------------------------------------
(in thousands, except number of                                DECEMBER 31,
shares and per share data)                               -----------------------
                                                            1994         1993
- --------------------------------------------------------------------------------
ASSETS
Cash on deposit with First Hawaiian Bank                  $    110     $    250
Loans                                                       17,005       15,759
Investment securities                                           --        5,000
Securities purchased from
  First Hawaiian Bank                                        6,180       13,125
Investment in subsidiaries:
  First Hawaiian Bank                                      597,252      571,551
  Other subsidiaries                                       155,113      146,153
Due from:
  First Hawaiian Bank                                       83,604       65,886
  Other subsidiaries                                        61,825       23,053
Other assets                                                 2,257        4,919
- --------------------------------------------------------------------------------
TOTAL ASSETS                                              $923,346     $845,696
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                          $ 46,723     $  9,605
Current and deferred income taxes                           95,795       74,919
Other liabilities                                            2,884        2,803
Long-term debt                                             150,000      150,000
- --------------------------------------------------------------------------------
TOTAL LIABILITIES                                          295,402      237,327
================================================================================
Commitments and contingent liabilities
Stockholders' equity:
  Common stock $5 par value
    Authorized--100,000,000 shares
    Issued--32,542,797 shares
      in 1994 and 1993                                     162,713      162,713
  Surplus                                                  133,820      133,820
  Retained earnings                                        346,339      311,836

  Unrealized valuation adjustment                           (1,033)          --
  Treasury stock, 516,623 shares
    in 1994, at cost                                       (13,895)          --
- --------------------------------------------------------------------------------
Total stockholders' equity                                 627,944      608,369
- --------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $923,346     $845,696
================================================================================


STATEMENTS OF INCOME

- --------------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,
                                                   ----------------------------
(in thousands)                                       1994      1993       1992
- --------------------------------------------------------------------------------
INCOME
Dividends from:
  First Hawaiian Bank                              $34,660    $33,551   $31,043
  Other subsidiaries                                 7,560      4,590     3,225
Interest from First Hawaiian Bank                      448        419       417
Interest and fees from other
  subsidiaries                                         799        321       817
Other interest and dividends                         1,149      1,148     1,177
- --------------------------------------------------------------------------------
Total income                                        44,616     40,029    36,679
- --------------------------------------------------------------------------------
EXPENSES
Interest expense:
  Commercial paper                                     663        259       564
  Long-term debt                                     9,711      5,514     3,250
  Other                                                107        254       125
Professional services                                  289        493       219
Other                                                  351        381       106
- --------------------------------------------------------------------------------
Total expenses                                      11,121      6,901     4,264
- --------------------------------------------------------------------------------
Income before income tax
  benefit and equity in
  undistributed income of
  subsidiaries                                      33,495     33,128    32,415
Income tax benefit                                   3,344      1,763       582
- --------------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiaries                            36,839     34,891    32,997
Equity in undistributed income
  of subsidiaries:
    First Hawaiian Bank                             26,713     38,620    47,145
    Other subsidiaries                               8,959      8,346     6,758
- --------------------------------------------------------------------------------
NET INCOME                                         $72,511    $81,857   $86,900
================================================================================

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries
- --------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

- --------------------------------------------------------------------------------
                                                     YEAR ENDED DECEMBER 31,
                                                  -----------------------------
(in thousands)                                      1994       1993       1992
- --------------------------------------------------------------------------------
CASH AT BEGINNING OF YEAR                        $    250   $    985   $    240
- --------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                       72,511     81,857     86,900
  Excess of equity in earnings
    of subsidiaries over
    dividends received                            (35,672)   (46,966)   (53,903)
  Other                                              (630)      (439)      (145)
- --------------------------------------------------------------------------------
Net cash provided by operating
  activities                                       36,209     34,452     32,852
- --------------------------------------------------------------------------------
Cash flows from investing activities:
  Net change in:
    Securities sold to (purchased
      from) First Hawaiian Bank                     6,945     (2,545)     1,605
    Loans made to directors and
      officers                                     (1,246)      (657)      (942)
    Advances from (to) subsidiaries               (34,600)      (100)    40,100
  Sale (purchase) of
    investment securities                           5,000     (5,000)        --
  Purchase of Pioneer
    Fed BanCorp, Inc.                                  --    (87,107)        --
  Capital contributions to
    subsidiaries                                       --         --     (4,509)
  Other                                                --       (343)      (425)
- --------------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                            (23,901)   (95,752)    35,829
- --------------------------------------------------------------------------------
Cash flows from financing activities:
  Net change in commercial
    paper balances                                 37,118       (632)   (34,061)
  Proceeds from long-term debt                         --    100,000         --
  Cash dividends paid                             (38,008)   (36,821)   (34,161)
  Issuance of common stock
    under IPKE                                         --        493        438
  Purchase of common stock for
    issuance under IPKE and SIP                   (11,558)    (2,475)      (152)
- --------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                            (12,448)    60,565    (67,936)
- --------------------------------------------------------------------------------
CASH AT END OF YEAR                              $    110   $    250   $    985
================================================================================
Supplemental disclosures:
  Interest paid                                  $ 10,338   $  3,740   $  4,186
  Net income taxes refunded                      $ (2,502)  $   (375)  $   (338)
================================================================================

CORPORATE ADDRESSES                        First Hawaiian, Inc. and Subsidiaries

- --------------------------------------------------------------------------------

FIRST HAWAIIAN, INC.                   FIRST HAWAIIAN BANK
  1132 Bishop Street                     1132 Bishop Street
  Honolulu, Hawaii 96813                 Honolulu, Hawaii 96813
        or                                     or
  P.O. Box 3200                          P.O. Box 3200
  Honolulu, Hawaii 96847                 Honolulu, Hawaii 96847
                                         Telephone: (808) 525-7000
FIRST HAWAIIAN CREDITCORP, INC.          Cable Address: FIRSTBANK
  Interstate Building, Second Floor      (Honolulu, Hawaii)
  1314 South King Street                 S.W.I.F.T.: FHBKUS77
  Honolulu, Hawaii 96814                 FedWire: ABA 121301015 FST HAW HONO
  Telephone: (808) 593-5500
                                         Japan Respresentative Office, Room 237,
FIRST HAWAIIAN LEASING, INC.             Ohtemachi Building 6-1,
  Interstate Building, Second Floor      Ohtemachi 1-Chome, Chiyoda-Ku,
  1314 South King Street                 Tokyo 100, Japan
  Honolulu, Hawaii 96814                 Telephone: (03) 3201-6081
  Telephone: (808) 593-5300

PIONEER FEDERAL SAVINGS BANK
  900 Fort Street
  Honolulu, Hawaii 96813
  Telephone: (808) 522-6777


SUPPLEMENTAL INFORMATION

- --------------------------------------------------------------------------------

First Hawaiian, Inc.'s shares are traded on The Nasdaq Stock Market, and quotations are furnished under the Nasdaq symbol: FHWN.

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York 10005

FORM 10-K AND OTHER FINANCIAL INFORMATION
The Company's 1994 Form 10-K annual report, which is to be filed with the Securities and Exchange Commission by March 31, 1995, will be available to stockholders after that date. Analysts, investors and others seeking a copy of the Form 10-K or any other financial information should write to:
Howard H. Karr
Executive Vice President and Treasurer
First Hawaiian, Inc.
P.O. Box 3200
Honolulu, Hawaii 96847

ANNUAL MEETING
The annual meeting of stockholders of First Hawaiian, Inc. will be held on Thursday, April 20, 1995 at 9:30 A.M. in the 20th floor Dining Room of The Plaza Club, 900 Fort Street, Honolulu, Hawaii.

INDEPENDENT ACCOUNTANTS
Coopers & Lybrand L.L.P.
Honolulu, Hawaii

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