Form 10-K, Exhibit 13
period 1995-12-31
FIRST HAWAIIAN INC
filed 1996-03-26
CIK 36377

                                                                      EXHIBIT 13

CONSOLIDATED FINANCIAL HIGHLIGHTS          First Hawaiian, Inc. and Subsidiaries

------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                 1995                  1994            Change
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31

EARNINGS AND DIVIDENDS
Net income                                                   $ 77,005              $ 72,511           6.2%
Cash dividends                                                 37,368                38,008          (1.7)

PER SHARE
Net income                                                     $ 2.43                $ 2.25           8.0%
Cash dividends                                                   1.18                  1.18            --
Book value                                                      20.86                 19.61           6.4

FINANCIAL RATIOS
Return on average total assets                                   1.02%                 1.01%          1.0%
Return on average stockholders' equity                          12.03                 11.73           2.6

FINANCIAL POSITION AT DECEMBER 31
Total assets                                               $7,564,509            $7,535,144            .4%
Loans and leases                                            5,259,545             5,533,565          (5.0)
Deposits                                                    5,358,313             5,152,213           4.0
Stockholders' equity                                          649,537               627,944           3.4
Tier 1 leverage ratio                                            7.72%                 7.51%          2.8
Risk-based capital ratios:
  Tier 1                                                         9.03                  9.31          (3.0)
  Total                                                         11.88                 12.06          (1.5)
============================================================================================================

                                   [GRAPH]


          NET INCOME            NET INCOME             CASH DIVIDENDS             RETURN ON AVERAGE        RETURN ON AVERAGE
          (in thousands)        PER SHARE              PER SHARE                  TOTAL ASSETS             STOCKHOLDERS' EQUITY
1995      $77,005               $2.43                  1.18                       1.02%                    12.03%
1994      $72,511               $2.25                  1.18                       1.01%                    11.73%
1993      $81,857               $2.52                  1.135                      1.21%                    14.01%
1992      $86,900               $2.70                  1.06                       1.33%                    16.52%
1991      $81,710               $2.55                   .95                       1.36%                    17.38%

12

SENIOR ADMINISTRATIVE OFFICERS
--------------------------------------------------------------------------------
FIRST HAWAIIAN, INC.

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President

Donald G. Horner
Executive Vice President

Howard H. Karr
Executive Vice President & Treasurer

Herbert E. Wolff
Senior Vice President & Secretary


FIRST HAWAIIAN BANK

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President & Chief Operating Officer

Donald G. Horner
Vice Chairman,
Retail Banking Group

Howard H. Karr
Vice Chairman, Chief Financial Officer &
Treasurer, Administration & Finance Group

Gary L. Caulfield
Executive Vice President,
Information Management Group

Anthony R. Guerrero, Jr.
Executive Vice President,
Branch Banking Group

Gerald M. Pang
Executive Vice President &
Chief Credit Officer

N. W. "Red" Pope
Executive Vice President,
Marketing Group

Robert A. Alm
Senior Vice President,
Financial Management Group

Thomas P. Huber
Senior Vice President & General Counsel,
Legal Group

Barbara S. Tomber
Senior Vice President & Group Manager,
Media Finance, Corporate &
International Banking Divisions

Sharon S. Brown
Senior Vice President,
Sales & Service Division

Norman K. Y. Ching
Senior Vice President & Administrative
Assistant to the Chairman

Raymond M. H. Choo
Senior Vice President,
Consumer Service Division

Brandt G. Farias
Senior Vice President,
Marketing Communications Division

Mark H. Felmet
Senior Vice President,
Retail Loan Division

Melvin T. Freitas
Vice President,
Dealer Center Division

Gary Y. Fujitani
Senior Vice President,
Business Services Division

Alfred R. Gross
Senior Vice President,
Corporate & International Banking Division

Dean K. Hirata
Senior Vice President & Controller,
Controller's Division

William B. Johnstone, III
Senior Vice President,
Portfolio Management Division

Edmund H. Kajiyama
Senior Vice President,
Branch Support Division

Gerald J. Keir
Senior Vice President,
Corporate Communications Division

Roy E. King, Jr.
Senior Vice President,
Human Resources Division

John W. Landgraf
Senior Vice President,
Commercial Real Estate Division &
Japan Business Development

George H. Lumsden
Vice President & General Auditor,
Audit Division

David W. Madison
Senior Vice President,
Branch Loan Administration Division

Vernon T. Omori
Senior Vice President,
Residential Real Estate Division

Curt T. Otaguro
Vice President,
Operations Research & Development Division

Edward Y. W. Pei
Senior Vice President,
Electronic Banking Division

James M. Wayman
Senior Vice President,
Bank Properties Division

Herbert E. Wolff
Senior Vice President & Secretary,
Corporate Secretary


PIONEER FEDERAL SAVINGS BANK

Lily K. Yao
Chairman & Chief Executive Officer

Albert M. Yamada
President & Chief Operating Officer

Joyce W. Borthwick
Senior Vice President,
Real Estate Lending Division

Janie L. Mishima
Senior Vice President,
Retail Banking & Marketing Division

Ronald L. Texeira
Senior Vice President,
Real Estate Lending Division


FIRST HAWAIIAN CREDITCORP, INC.

Donald G. Horner
Chairman

Harriet M. Aoki
President & Chief Executive Officer

Winston K. H. Chow
Executive Vice President

Romeo B. Estepa
Senior Vice President & Controller,
Controller's Division

Calvin H. Umamoto
Vice President/Bank Secrecy Officer,
Operations Division


FIRST HAWAIIAN LEASING, INC.

John K. Tsui
Chairman & Chief Executive Officer

Stephen J. Marcuccilli
President


PACIFIC ONE BANK
(A BANK IN ORGANIZATION)

Walter A. Dods, Jr.
Chairman-designate

Richard C. Williamson
President & Chief Executive Officer-designate

FIRST HAWAIIAN, INC. FINANCIAL REVIEW 1995             Index to Financial Review

--------------------------------------------------------------------------------

                      18   Corporate Organization

                      19   Common Stock Information

                      20   Summary of Selected Consolidated Financial Data

                      21 Management's Discussion and Analysis of Financial Condition and Results of Operations

                      36   Summary of Quarterly Financial Data (Unaudited)

                      37   Supplementary Data

                      38   Report of Independent Accountants

                           Financial Statements:

                      39        Consolidated Balance Sheets

                      40        Consolidated Statements of Income

                      41        Consolidated Statements of
                                Changes in Stockholders'
                                Equity

                      42        Consolidated Statements of Cash Flows

                      43        Notes to Financial Statements

                      58   Corporate Addresses

                      59   Supplemental Information

18


CORPORATE ORGANIZATION                     First Hawaiian, Inc. and Subsidiaries

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

   The Company's organization consists of the following wholly-owned subsidiaries:

FIRST HAWAIIAN BANK

First Hawaiian Bank (the "Bank") was founded in 1858 and is the oldest financial institution in Hawaii. The Bank is a full-service bank conducting general commercial and consumer banking business and offering trust services. The Bank's activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; selling traveler's checks, personal money orders, mutual funds and annuities; issuing letters of credit; handling domestic and foreign collections; renting safe deposit boxes; and providing data processing services to customers.

   The Bank's main office is located in Honolulu, Hawaii, with 60 other banking offices located throughout the State of Hawaii. It also has two banking offices in Guam, an offshore branch in Grand Cayman, British West Indies, a representative office in Tokyo, Japan, and a worldwide network of correspondent banks.

   Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent, and subject to the limitations, set forth in the Federal Deposit Insurance Act, as amended (the "Act"). The Bank is a State of Hawaii chartered bank and is not a member of the Federal Reserve System.

   The Bank also conducts business through the following wholly-owned subsidiaries:

   o     FH CENTER, INC.

         FH Center, Inc. owns certain real property in connection with the construction of First Hawaiian Center, which will serve as the Company's new headquarters upon completion in late 1996.

   o     FHB PROPERTIES, INC. AND
         AMERICAN SECURITY PROPERTIES, INC.

         FHB Properties, Inc. and American Security Properties, Inc. hold title to certain property and premises upon which the Bank's business is conducted.

   o     FIRST HAWAIIAN DEALER CENTER, INC.

         First Hawaiian Dealer Center, Inc. is engaged in the business of automobile financing and related business activities.

   o     REAL ESTATE DELIVERY, INC.

         Real Estate Delivery, Inc. holds title to certain real property acquired by the Bank in ordinary business activities.

PIONEER FEDERAL SAVINGS BANK

Pioneer is a federally chartered savings bank headquartered in Honolulu, Hawaii. Pioneer, chartered in 1890, currently conducts its business through 19 full-service offices located throughout the four major islands of the State of Hawaii.

   Pioneer's principal business consists of attracting deposits from the general public through a variety of deposit products. The deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC to the extent, and subject to the limitations, set forth in the Act. The deposits, together with borrowings, principally from the Federal Home Loan Bank (the "FHLB") of Seattle, and funds from ongoing operations, are used in the origination of 1-4 family residential mortgage loans and, to a lesser extent, consumer loans and other mortgage loans.

FIRST HAWAIIAN CREDITCORP, INC.

First Hawaiian Creditcorp, Inc. ("Creditcorp") is a financial services loan company operating in the State of Hawaii and in Guam.

   The lending activities of Creditcorp are concentrated in both consumer and commercial financing, primarily collateralized by real estate.

   The primary source of funds for Creditcorp is from savings and time deposits received from the general public. The deposits are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act.

   Creditcorp has 12 branch offices located throughout the four major islands of the State of Hawaii, a commercial office in Honolulu and a loan production office in Guam.

FIRST HAWAIIAN LEASING, INC.

First Hawaiian Leasing, Inc. is a financial services loan company in the State of Hawaii primarily engaged in commercial equipment and vehicle leasing and financing.

FHI INTERNATIONAL, INC.

FHI International, Inc. was organized to engage in consumer financing services and related activities outside the United States.

COMMON STOCK INFORMATION                   First Hawaiian, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The common stock of the Company is traded on The Nasdaq Stock Market under the symbol FHWN. As of December 31, 1995, there were 4,966 holders of record of the Company's common stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

    At December 31, 1995, the Company had 1,397,957 shares of common stock in the treasury stock account. The Board of Directors (the "Board") has authorized the total repurchase of up to 1.6 million shares, or five percent of the Company's 31 million shares outstanding, to be held by the Company or used for corporate purposes as designated by the Board. Through December 31, 1995, the Company had repurchased 1,075,940 shares of common stock under such authorization. Future purchases will be dependent upon authorization by the Board in appropriate circumstances. These purchases are not expected to have a material effect on the Company's liquidity, financial position or results of operations.

A compilation of certain quarterly and annual per share data is presented below:

----------------------------------------------------------------------------------------------------------------
                                                                                       Market Price
                                          Net           Dividends          -------------------------------------
                                        Income             Paid            High           Low           Close
----------------------------------------------------------------------------------------------------------------
1995
FIRST QUARTER                           $  .59           $  .295           $ 27          $ 23         $ 24 1/2
SECOND QUARTER                             .59              .295             28            24 1/2       26 3/4
THIRD QUARTER                              .62              .295             31 1/4        24 3/4       29 1/2
FOURTH QUARTER                             .63              .295             30            27 7/8       30
----------------------------------------------------------------
   ANNUAL                               $ 2.43           $ 1.180             31 1/4        23           30
================================================================
1994
First Quarter                           $  .58           $  .295             27 1/4        24 1/4       26 1/4
Second Quarter                             .59              .295             28 1/2        25 1/2       28 1/2
Third Quarter                              .61              .295             31 1/4        28           28
Fourth Quarter                             .47              .295             28 3/4        23           23 3/4
----------------------------------------------------------------
   Annual                               $ 2.25           $ 1.180             31 1/4        23           23 3/4
================================================================
1993                                    $ 2.52           $ 1.135             30 3/4        23 3/4       24 3/4
1992                                    $ 2.70           $ 1.06              29 3/4        23 1/2       28 3/4
1991                                    $ 2.55           $  .95              31 1/4        17 3/4       27 3/4
================================================================================================================

The Company expects to continue its policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to the Company's future earnings, capital requirements, financial condition and certain limitations as described in Note 10 to the Financial Statements.

20



SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA                           First Hawaiian, Inc. and Subsidiaries

---------------------------------------------------------------------------------------------------------------

                                                  1995          1994        1993         1992        1991
---------------------------------------------------------------------------------------------------------------
INCOME STATEMENTS AND DIVIDENDS
(in thousands)
Total interest income                            $559,957     $475,760    $428,931     $475,574     $517,019
Total interest expense                            265,297      179,688     150,709      206,783      264,043
---------------------------------------------------------------------------------------------------------------
Net interest income                               294,660      296,072     278,222      268,791      252,976
Provision for loan and lease losses                38,107       22,922      13,262       12,812       10,252
Total noninterest income                           94,878       86,672      79,587       69,597       61,963
Total noninterest expenses                        229,293      248,321     225,442      197,696      184,487
---------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of a change in accounting principle      122,138      111,501     119,105      127,880      120,200
Income taxes                                       45,133       38,990      40,898       40,980       38,490
---------------------------------------------------------------------------------------------------------------
Income before cumulative effect
  of a change in accounting principle              77,005       72,511      78,207       86,900       81,710
Cumulative effect of a change
  in accounting principle                             --           --        3,650          --           --
---------------------------------------------------------------------------------------------------------------
NET INCOME                                       $ 77,005     $ 72,511    $ 81,857     $ 86,900     $ 81,710
===============================================================================================================
CASH DIVIDENDS                                   $ 37,368     $ 38,008    $ 36,821     $ 34,161     $ 30,395
===============================================================================================================
COMMON STOCK DATA
Per share:
  Income before cumulative effect
    of a change in accounting principle            $ 2.43       $ 2.25      $ 2.41       $ 2.70       $ 2.55
  Net income                                         2.43         2.25        2.52         2.70         2.55
  Cash dividends                                     1.18         1.18       1.135         1.06          .95
  Book value (at December 31)                       20.86        19.61       18.69        17.30        15.53
  Market price (close at December 31)               30.00        23.75       24.75        28.75        27.75
Average shares outstanding (in thousands)          31,735       32,259      32,505       32,225       32,079
BALANCE SHEETS (in millions)
Average balances:
  Total assets                                     $7,528       $7,200      $6,755       $6,537       $6,007
  Total earning assets                              6,876        6,558       6,106        5,966        5,538
  Loans and leases                                  5,461        5,172       4,619        4,358        3,837
  Deposits                                          5,178        5,082       5,069        5,084        5,159
  Stockholders' equity                                640          618         584          526          470
At December 31:
  Total assets                                     $7,565       $7,535      $7,269       $6,553       $6,511
  Loans and leases                                  5,260        5,534       5,067        4,396        4,329
  Deposits                                          5,358        5,152       5,220        5,088        5,337
  Long-term debt                                      239          219         222           71           62
  Stockholders' equity                                650          628         608          562          498
SELECTED RATIOS
Return on average:
  Total assets                                       1.02%        1.01%       1.21%        1.33%        1.36%
  Total stockholders' equity                        12.03%       11.73%      14.01%       16.52%       17.38%
Dividend payout ratio                               48.56%       52.44%      45.04%       39.26%       37.25%
Average stockholders' equity
  to average total assets                            8.50%        8.58%       8.65%        8.05%        7.82%
Year ended December 31:
  Net interest margin                                4.36%        4.63%       4.69%        4.62%        4.74%
  Net loans and leases charged off to
    average loans and leases                          .38%         .46%        .27%         .27%         .13%
At December 31:
  Tier 1 leverage ratio                              7.72%        7.51%       7.45%        7.72%        6.80%
  Risk-based capital ratios:
    Tier 1                                           9.03%        9.31%       9.80%       10.49%        9.03%
    Total                                           11.88%       12.06%      12.84%       11.67%       10.17%
  Allowance for loan and lease losses to
    total loans and leases                           1.50%        1.11%       1.23%        1.28%        1.27%
  Nonperforming assets to total loans
    and leases and other real estate owned           1.75%        1.14%       1.44%        1.65%         .90%
  Allowance for loan and lease losses to
    nonperforming loans and leases                    .95x        1.04x       1.03x         .79x        1.49x
===============================================================================================================

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW

The Company recorded consolidated net income for 1995 of $77,005,000, an increase of 6.2%, or $4,494,000, from $72,511,000 in 1994. On a per share basis, consolidated net income for 1995 was $2.43, an increase of 8.0% over 1994. The proportionately greater increase in earnings per share was attributable to the fewer average number of shares outstanding in 1995 as a result of the stock repurchase program previously mentioned.

   The Company increased its earnings in 1995, while also bolstering its allowance for loan and lease losses to 1.50% of total loans and leases as of December 31, 1995, due to three nonrecurring items. These were: (1) a pre-tax gain of $20,766,000 (recorded as a pension credit in the employee benefits line of the Consolidated Statements of Income) in connection with the curtailment of the Company's noncontributory pension plan; (2) the decrease in FDIC insurance expense of $5,198,000 primarily as a result of a reduction in the insurance premiums from 23 cents to 4 cents per $100 of deposits effective June 1, 1995; and (3) the receipt of insurance proceeds and reversal of accruals totalling $4,700,000 related to losses in the trust area recognized in 1994. In December 1994, the Company recognized a pre-tax charge of $5,000,000 to cover estimated losses attributable to investments in the trust area that were outside of certain clients' express investment guidelines.

   In recent years, the level of the Company's nonperforming assets and charge-offs has been adversely affected by the prolonged economic downturn in Hawaii and related weakness in the local real estate market. The Company's nonperforming assets, principally real estate assets, increased from 1.14% of total loans and leases and other real estate owned as of December 31, 1994, to 1.75% as of December 31, 1995. Net charge-offs to average loans and leases were
 .38% for 1995 and .46% for 1994 compared to .27% in 1993. As a result, the provision for loan and lease losses in 1995 was $38,107,000 (including approximately $26,000,000 on a nonrecurring basis), an increase of 66.2% over the provision for loan and lease losses in 1994.

   Net income for 1994 decreased by $9,346,000, or 11.4%, compared to 1993. Net income per share for 1994 was $2.25 compared to $2.52 in 1993. The decline in earnings was primarily due to a higher provision for loan and lease losses of $9,660,000 attributable to the write-off of certain problem loans and the nonrecurring charge of $5,000,000 in the trust area previously mentioned. In addition, net income for 1993 included a nonrecurring income tax benefit of $3,650,000 attributable to an income tax accounting change and the $5,444,000 write-off of the undepreciated cost of certain structures in connection with the Company's redevelopment of its former downtown headquarters block.

   At December 31, 1995, the Company's ratios of Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets were 9.03% and 11.88%, respectively, compared with 9.31% and 12.06%, respectively, at December 31, 1994. These ratios are well in excess of the minimum ratios of 4.00% and 8.00%, respectively, specified by the Federal Reserve Board.

PROPOSED ACQUISITION

On December 4, 1995, the Company entered into certain Branch Purchase and Assumption Agreements to purchase certain assets, principally loans, and assume certain liabilities, principally deposit accounts, of U.S. Bancorp and West One Bancorp as described in Note 1 to the Financial Statements. The Company anticipates that this acquisition will be completed during the second quarter of 1996.

                                   [GRAPH]

                     ASSETS                     LOANS
                     (in millions)              (in millions)
1995                 $7,565                     $5,260
1994                 $7,535                     $5,534
1993                 $7,269                     $5,067
1992                 $6,553                     $4,396
1991                 $6,511                     $4,329

22
                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

NET INTEREST INCOME

As reflected in Table 1, net interest income, on a taxable equivalent basis, decreased $3,717,000, or 1.2%, from $303,424,000 in 1994 to $299,707,000 in
1995. This decrease was primarily due to a 27 basis point (1% equals 100 basis points) decrease in the net interest margin, partially offset by a 4.8% increase in average earning assets, reflecting significant growth in loans and leases. Net interest income increased by $17,031,000, or 5.9%, from 1993 to 1994 primarily due to a 7.4% increase in average earning assets (principally as a result of the Pioneer acquisition in August 1993), offset by a 6 basis point decrease in the net interest margin. Tables 1 and 2 present an analysis of the components and changes in net interest income for 1995, 1994 and 1993.

   The net interest margin was 4.36% for 1995, down 27 basis points compared to 1994. Both the cost of funds and yield on average earning assets increased during 1995 over the prior year due to a higher interest rate environment throughout most of the year and the continuing shift of the Company's assets into loans and leases (excluding the effect of the mortgage securitization described below). However, the 112 basis point increase in the rate paid for sources of funds used for such earning assets (reflecting among other things various deposit programs to fund loan growth and a decrease in average noninterest-bearing demand deposits of $45,211,000, or 5.2%) outpaced the increase in the yield on average earning assets of 85 basis points, resulting in an unfavorable impact on the net interest margin. In 1995, the yield on average earning assets was also adversely impacted by the: (1) reversal of $1,806,000 in previously recognized interest income on certain loans placed on nonaccrual status; (2) write-off of $743,000 in lease finance interest income for the remaining net investment in certain leveraged leases, exclusive of the residual values, as a result of the early termination of these leases; and (3) decrease in loan fees of $5,366,000 as compared to 1994.

   In 1994, as a result of increases in prevailing interest rates, the yield on average earning assets increased 21 basis points and the rate paid for sources of funds used for such earning assets increased 27 basis points, which resulted in a decrease in the net interest margin from 4.69% to 4.63%.

   Average earning assets increased by $317,978,000, or 4.8%, in 1995 over 1994. In the second quarter of 1995, the Company securitized approximately $461,449,000 of adjustable rate mortgage loans with the Federal National Mortgage Association ("FNMA") in an effort to increase its funding capacity and liquidity. The securities backed by these loans are held by the Company and were reclassified to the investment security portfolio. Excluding the effect of such securitization, average loans and leases increased 10.1% in 1995 over 1994. The increase was primarily due to efforts to diversify the loan portfolio, both geographically and by industry. Credit extensions to companies in the media and telecommunications industry located on the mainland United States accounted for the majority of the increase. As a result (excluding the effect of the loan securitization), the mix of average earning assets changed, with average loans and leases representing 82.8% of average earning assets for 1995 as compared to 78.9% in 1994.

   Average earning assets increased by $452,160,000, or 7.4%, in 1994 over 1993. In addition, the mix of earning assets changed slightly, as the Company increased the amount of average loans and leases in its portfolio, from 75.7% of average earning assets in 1993 to 78.9% in 1994. Average loans and leases increased by $552,739,000, or 12.0%, from 1993 to 1994, principally as a result of the Pioneer acquisition.

   Average interest-bearing deposits and liabilities increased by $294,061,000, or 5.3%, in 1995 over 1994. As a result of depositors seeking higher yields, the mix of average interest-bearing deposits and liabilities changed with higher-yielding average time deposits representing 33.9% of average interest-bearing deposits and liabilities in 1995 as compared to 27.1% in 1994. As reflected in Table 2, the increase in total interest expense of $85,609,000 from 1994 to 1995 consisted of an increase of $63,872,000 due to higher interest rates and an increase of $21,737,000 due to higher average balances.

   Average interest-bearing deposits and liabilities increased by $469,204,000, or 9.2%, in 1994 over 1993, principally as a result of the Pioneer acquisition. As reflected in Table 2, the increase in total interest expense of $28,979,000 from 1993 to 1994 was comprised of an increase of $22,281,000 due to higher average balances and an increase of $6,698,000 due to higher interest rates.

                                   [GRAPH]

                                          NET INTEREST INCOME*                 AVERAGE EARNING ASSETS
                                             (in millions)                         (in billions)
1995...................................        $299.7                                 $6.88
1994...................................         303.4                                  6.56
1993...................................         286.4                                  6.11
1992...................................         275.8                                  5.97
1991...................................         262.7                                  5.54

* taxable equivalent basis

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

TABLE 1: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

The following table sets forth the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the years indicated on a taxable equivalent basis. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1995, 1994 and 1993) to make them comparable with taxable items before any income taxes are applied.

                                           1995                        1994                        1993
                              --------------------------   -------------------------  ---------------------------
                                       INTEREST                     Interest                   Interest
                              AVERAGE  INCOME/   YIELD/    Average  Income/  Yield/   Average   Income/   Yield/
(dollars in thousands)        BALANCE  EXPENSE    RATE     Balance  Expense   Rate    Balance   Expense    Rate
-----------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic              $   11,849  $   771  6.51%  $   12,078 $    615   5.09% $   21,098  $    633   3.00%
      Foreign                   50,613    2,956  5.84       55,214    2,011   3.64     211,543     6,666   3.15
-----------------------------------------------         -------------------         --------------------
        Total interest-
          bearing deposits
          in other banks        62,462    3,727  5.97       67,292    2,626   3.90     232,641     7,299   3.14
-----------------------------------------------         -------------------         --------------------
  Federal funds sold and
    securities purchased
    under agreements to
    resell                     207,237   12,003  5.79      127,821    5,179   4.05     160,647     5,097   3.17
  Held-to-maturity securities:
    U.S. Treasury and other
      U.S. Government
      agencies and
      corporations             705,996   37,358  5.29      803,544   34,530   4.30     803,096    39,537   4.92
    States and political
      subdivisions             104,336    8,043  7.71      163,769    9,874   6.03     184,678     9,988   5.41
    Other                      172,725   11,320  6.55       95,793    5,574   5.82      54,476     3,879   7.12
-----------------------------------------------         -------------------         --------------------
      Total held-to-maturity
          securities           983,057   56,721  5.77    1,063,106   49,978   4.70   1,042,250    53,404   5.12
-----------------------------------------------         -------------------         --------------------
  Available-for-sale
    securities                 162,417   10,485  6.46      127,517    6,354   4.98      50,777     1,950   3.84
  Loans and leases: (1) (2)
    Domestic                 5,239,888  461,067  8.80    4,953,951  400,003   8.07   4,412,653   352,045   7.98
    Foreign                    220,793   21,001  9.51      218,189   18,972   8.69     206,748    17,307   8.37
-----------------------------------------------         -------------------         --------------------
        Total loans
          and leases         5,460,681  482,068  8.83    5,172,140  418,975   8.10   4,619,401   369,352   8.00
-----------------------------------------------         -------------------         --------------------
       TOTAL EARNING
         ASSETS              6,875,854  565,004  8.22    6,557,876  483,112   7.37   6,105,716   437,102   7.16
-----------------------------------------------         -------------------         --------------------
Cash and due from banks        242,412                     265,103                     298,765
Premises and equipment         243,579                     250,391                     230,547
Core deposit premium            13,672                      14,588                      13,156
Goodwill                        76,893                      79,178                      67,678
Other assets                    76,086                      33,077                      39,390
--------------------------------------                  ----------                  ----------
       TOTAL ASSETS         $7,528,496                  $7,200,213                  $6,755,252
======================================                  ==========                  ==========

Notes:
(1) Nonaccruing loans and leases have been included in the computations of average loan and lease balances.
(2) Interest income for loans and leases included loan fees of $23,951, $29,317 and $25,145 for 1995, 1994 and 1993, respectively.

24

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

                                         1995                          1994                                  1993
                             -----------------------------  -----------------------------    -------------------------------------
                                         INTEREST                       Interest                             Interest
                              AVERAGE    INCOME/   YIELD/    Average     Income/   Yield/      Average        Income/    Yield/
(dollars in thousands)        BALANCE    EXPENSE    RATE     Balance     Expense    Rate       Balance        Expense     Rate
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Interest-bearing
      demand                $1,114,737  $ 30,034    2.69%  $1,206,562   $ 25,383    2.10%    $1,247,954      $ 26,652     2.14%
    Savings                  1,177,277    34,272    2.91    1,422,297     30,865    2.17      1,544,694        33,259     2.15
    Time                     1,707,967    92,942    5.44    1,369,020     56,254    4.11      1,223,151        53,162     4.35
    Foreign (interest-
      bearing)                 346,886    18,800    5.42      207,655      7,787    3.75        127,830         3,814     2.98
------------------------------------------------           ---------------------             ------------------------
      Total interest-bearing
        deposits             4,346,867   176,048    4.05    4,205,534    120,289    2.86      4,143,629       116,887     2.82
  Short-term borrowings      1,271,981    74,369    5.85    1,136,361     47,813    4.21        814,843        26,477     3.25
  Long-term debt               230,394    14,880    6.46      213,286     11,586    5.43        127,505         7,345     5.76
------------------------------------------------           ---------------------             ------------------------
           TOTAL INTEREST-
            BEARING DEPOSITS
            AND LIABILITIES  5,849,242   265,297    4.54    5,555,181    179,688    3.23      5,085,977       150,709     2.96
------------------------------------------------           ---------------------             ------------------------
Noninterest-bearing
  demand deposits              831,485                        876,696                           925,497
Other liabilities              207,619                        149,922                           159,403
--------------------------------------                     ----------                        ----------
      Total liabilities      6,888,346                      6,581,799                         6,170,877
Stockholders' equity           640,150                        618,414                           584,375
--------------------------------------                     ----------                        ----------
      TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY $7,528,496                     $7,200,213                        $6,755,252
======================================                     ==========                        ==========
      NET INTEREST INCOME
       AND MARGIN ON
       EARNING ASSETS                    299,707   4.36%                 303,424    4.63%                     286,393    4.69%
      Tax equivalent
        adjustment                         5,047                           7,352                                8,171
---------------------------             --------                        --------                             --------
      NET INTEREST INCOME               $294,660                        $296,072                             $278,222
==============================================================================================================================


                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

TABLE 2: ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE EQUIVALENT BASIS)

The following table analyzes the dollar amount of change (on a taxable equivalent basis) in interest income and expense and the changes in dollar amounts attributable to (a) changes in volume (change in volume times prior year's rates), (b) changes in rates (change in rate times prior year's volume), and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1995, 1994 and 1993) to make them comparable with taxable items before any income taxes are applied.

                                               1995 COMPARED TO 1994 --             1994 Compared to 1993 --
                                              INCREASE (DECREASE) DUE TO:          Increase (Decrease) Due to:
                                         -------------------------------------  ----------------------------------
                                                                  NET INCREASE                        Net Increase
(in thousands)                             VOLUME      RATE        (DECREASE)     Volume      Rate     (Decrease)
------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest-bearing deposits
    in other banks:
      Domestic                            $   (12)   $    168        $   156     $  (494)   $    476     $   (18)
      Foreign                                (180)      1,125            945      (5,325)        670      (4,655)
-----------------------------------------------------------------------------------------------------------------
        Total interest-
          bearing deposits
          in other banks                     (192)      1,293          1,101      (5,819)      1,146      (4,673)
-----------------------------------------------------------------------------------------------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell                    4,035       2,789          6,824      (1,164)      1,246          82
  Held-to-maturity securities:
    U.S. Treasury and other
      U.S. Government
      agencies and
      corporations                         (4,525)      7,353          2,828          22      (5,029)     (5,007)
    States and political
     subdivisions                          (4,148)      2,317         (1,831)     (1,195)      1,081        (114)
    Other                                   4,967         779          5,746       2,509        (814)      1,695
-----------------------------------------------------------------------------------------------------------------
        Total held-to-maturity securities  (3,706)     10,449          6,743       1,336      (4,762)     (3,426)
-----------------------------------------------------------------------------------------------------------------
  Available-for-sale securities             1,986       2,145          4,131       3,680         724       4,404
  Loans and leases: (1)
    Domestic                               23,899      37,165         61,064      43,660       4,298      47,958
    Foreign                                   228       1,801          2,029         980         685       1,665
-----------------------------------------------------------------------------------------------------------------
        Total loans and leases             24,127      38,966         63,093      44,640       4,983      49,623
-----------------------------------------------------------------------------------------------------------------
        Total earning assets               26,250      55,642         81,892      42,673       3,337      46,010
-----------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits:
    Interest-bearing demand                (2,047)      6,698          4,651        (875)       (394)     (1,269)
    Savings                                (5,926)      9,333          3,407      (2,654)        260      (2,394)
    Time                                   15,883      20,805         36,688       6,103      (3,011)      3,092
    Foreign (interest-bearing)              6,618       4,395         11,013       2,815       1,158       3,973
-----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits    14,528      41,231         55,759       5,389      (1,987)      3,402
  Short-term borrowings                     6,227      20,329         26,556      12,210       9,126      21,336
  Long-term debt                              982       2,312          3,294       4,682        (441)      4,241
-----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits
          and liabilities                  21,737      63,872         85,609      22,281       6,698      28,979
-----------------------------------------------------------------------------------------------------------------
        INCREASE (DECREASE) IN
          NET INTEREST INCOME
          (TAXABLE EQUIVALENT BASIS)      $ 4,513    $ (8,230)       $(3,717)    $20,392    $ (3,361)    $17,031
=================================================================================================================

Note:

(1) Interest income for loans and leases included loan fees of $23,951, $29,317 and $25,145 for 1995, 1994 and 1993, respectively.

26

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

NONINTEREST INCOME

Total noninterest income increased $8,206,000, or 9.5%, from $86,672,000 in 1994 to $94,878,000 in 1995.

   Trust fees increased $187,000, or .8%, from 1994 to 1995 and $1,446,000, or
6.8%, from 1993 to 1994. The increase was primarily the result of increases in fees from pension plans and irrevocable trusts and investment management fees resulting from new business.

   Service charges on deposit accounts increased $136,000, or .6%, from 1994 to 1995 and $2,223,000, or 10.2%, from 1993 to 1994. Excluding a $1,000,000 fee received in 1994 in connection with the renewal of a certain contract, service charges on deposit accounts increased 4.9% over 1994. The increase is attributable to an increase in fees on checks returned and paid. In addition to the fee mentioned above, the increase from 1993 to 1994 was also due to an increase in service charges on checking accounts by Pioneer.

   Other service charges and fees increased $3,614,000, or 11.3%, from 1994 to 1995 and $4,277,000, or 15.5%, from 1993 to 1994. The increase from 1994 to
1995 was primarily as a result of higher merchant discount fees and commissions from annuity and mutual fund sales. Increases in fee income from loan servicing and credit cards, miscellaneous commissions and the Pioneer acquisition accounted for the increase from 1993 to 1994.

   Securities gains, net remained relatively constant between 1995 and 1994, but decreased $1,777,000, or 90.9%, from 1993 to 1994. The Company sold its Federal National Mortgage Association and Student Loan Marketing Association stock and recognized a gain of $1,873,000 in 1993.

   Other noninterest income increased $4,304,000, or 55.9%, from 1994 to 1995 and $916,000, or 13.5%, from 1993 to 1994. The increase from 1994 to 1995 was primarily attributable to the receipt of insurance proceeds and reversal of accruals totalling $4,700,000 in 1995 related to losses in the trust area recognized in 1994. In December 1994, the Company recognized a nonrecurring pre-tax charge of $5,000,000 (recorded in other noninterest expenses) to cover estimated losses attributable to investments made in the trust area that were outside of certain clients' express investment guidelines.

Components of and changes in noninterest income are reflected below for the years indicated:

--------------------------------------------------------------------------------------------------------------
                                                                           1995/94 CHANGE     1994/93 Change
                                                                          -----------------  -----------------
(in thousands)                            1995       1994       1993      AMOUNT       %     Amount       %
--------------------------------------------------------------------------------------------------------------
Trust income                            $23,034    $22,847    $21,401     $  187        .8%  $ 1,446      6.8%
Service charges on deposit accounts      24,150     24,014     21,791        136        .6     2,223     10.2
Other service charges and fees           35,551     31,937     27,660      3,614      11.3     4,277     15.5
Securities gains, net                       144        178      1,955        (34)    (19.1)   (1,777)   (90.9)
Other                                    11,999      7,696      6,780      4,303      55.9       916     13.5
--------------------------------------------------------------------------------             -------
TOTAL NONINTEREST INCOME                $94,878    $86,672    $79,587     $8,206       9.5%  $ 7,085      8.9%
==============================================================================================================

PROVISION AND ALLOWANCE FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses is based upon management's judgment as to the adequacy of the allowance to absorb future losses. In assessing the adequacy of the allowance for loan and lease losses, management's methodology takes into consideration the factors described in the Notes to the Financial Statements. This assessment is performed on a quarterly basis.

   The provision for loan and lease losses for 1995 was $38,107,000, an increase of 66.2%, or $15,185,000, over 1994. The increase reflects, among other factors, the Company's evaluation of economic conditions and trends in Hawaii (in particular, the relatively slow improvement in the Hawaii economy following the recent recession), the increase in net charge-offs in recent years and higher levels of nonperforming assets that the Company has had over the past several years. Based on these continuing factors, the Company's near-term goal was to increase the allowance for loan and lease losses to 1.50% of total loans and leases, which was accomplished in the fourth quarter of 1995.

   Net charge-offs in 1995 totalled $20,624,000 compared to $23,925,000 in 1994. Net charge-offs in 1995 and 1994 represented .38% and .46%, respectively, of average outstanding loans and leases.

   At December 31, 1995, the allowance for loan and lease losses totalled $78,733,000 and represented 1.50% of total outstanding loans and leases compared to $61,250,000 and 1.11% as of December 31, 1994.

   The allowance for loan and lease losses decreased to 95.0% of nonperforming loans and leases at December 31, 1995 (excluding 90 days or more past due accruing loans and leases) from 103.9% at December 31, 1994, reflecting the increase in nonperforming loans and leases (a majority of which are collateralized by real estate) in 1995 over 1994. In management's judgment, the allowance for loan and lease losses is adequate to absorb potential losses currently inherent in the portfolio, however, changes in prevailing economic conditions in the Company's markets could result in changes in the level of nonperforming assets and charge-offs in the future and, accordingly, changes in the allowance for loan and lease losses.

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

   The provision for loan and lease losses in 1994 was $22,922,000, an increase of 72.8%, or $9,660,000, compared to 1993, reflecting, among other factors the high levels of charge-offs in 1994. Net charge-offs in 1994 totalled $23,925,000 compared to $12,619,000 in 1993.

The following sets forth the activity in the allowance for loan and lease losses for the years indicated:


--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                              1995          1994          1993             1992              1991
--------------------------------------------------------------------------------------------------------------------------
Loans and leases outstanding (end of year)      $5,259,545     $5,533,565     $5,066,809      $4,396,018        $4,329,321
==========================================================================================================================
Average loans and leases outstanding            $5,460,681     $5,172,140     $4,619,401      $4,358,363        $3,836,844
==========================================================================================================================
Allowance for loan and lease losses:
  Balance at beginning of year                  $   61,250     $   62,253     $   56,385      $   55,134        $   39,847
  Allowance applicable to loans
    of purchased company (1)                           --             --           5,225              --            10,141
  Loans and leases charged off:
    Commercial, financial and agricultural           7,197         11,307          3,004           2,110               758
    Real estate:
      Construction                                   1,466          7,178          4,506           3,932                --
      Commercial                                     2,763          1,500            125             250               294
      Residential                                    2,707            588            562              --                --
    Consumer                                         8,019          6,542          6,839           7,093             5,481
    Lease financing                                    276            --              27              25                --
    Foreign                                            417            --             --               --                --
--------------------------------------------------------------------------------------------------------------------------
      Total loans and leases charged off            22,845         27,115         15,063          13,410             6,533
--------------------------------------------------------------------------------------------------------------------------
  Recoveries on loans and leases previously
    charged off:
    Commercial, financial and agricultural             327          1,229            235             349               313
    Real estate:
      Construction                                     --             205            --               --                 1
      Commercial                                       239              9            321               1                42
      Residential                                       43             92            207              35                --
    Consumer                                         1,596          1,639          1,667           1,456             1,066
    Lease financing                                     16             16             14               8                 5
--------------------------------------------------------------------------------------------------------------------------
      Total recoveries on loans and leases
        previously charged off                       2,221          3,190          2,444           1,849             1,427
--------------------------------------------------------------------------------------------------------------------------
      Net charge-offs                              (20,624)       (23,925)       (12,619)        (11,561)           (5,106)
  Provision charged to expense                      38,107         22,922         13,262          12,812            10,252
--------------------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR                        $   78,733     $   61,250     $   62,253      $   56,385        $   55,134
==========================================================================================================================
Net loans and leases charged off
  to average loans and leases                         .38%           .46%           .27%            .27%              .13%
Net loans and leases charged off to
  allowance for loan and lease losses               26.19%         39.06%         20.27%          20.50%             9.26%
Allowance for loan and lease losses to
  total loans and leases (end of year)               1.50%          1.11%          1.23%           1.28%             1.27%
Allowance for loan and lease losses to
  nonperforming loans and leases:
    Excluding 90 days or more past due accruing
      loans and leases                                .95x          1.04x          1.03x            .79x             1.49x
    Including 90 days or more past due accruing
      loans and leases                                .70x           .66x           .62x            .44x              .86x
==========================================================================================================================

Note:

(1) Allowances of $5,225 in 1993 and $10,141 in 1991 were related to the acquisitions of Pioneer Federal Savings Bank and First Interstate Bank of Hawaii, respectively.

28
                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

The Company has allocated a portion of the allowance for loan and lease losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan and lease categories as of December 31 for the years indicated:


---------------------------------------------------------------------------------
                                     1995                     1994
                          --------------------------   --------------------------
                                        PERCENT OF                  Percent of
                                       LOANS/LEASES                Loans/Leases
                                         IN EACH                     in Each
                                         CATEGORY                    Category
                           ALLOWANCE     TO TOTAL     Allowance      to Total
(in thousands)              AMOUNT     LOANS/LEASES     Amount      Loans/Leases
---------------------------------------------------------------------------------
Domestic:
  Commercial,
    financial
    and agricultural        $15,325         25%         $16,610           23%
  Real estate:
    Construction              4,035          5            7,010            6
    Commercial                2,320         19            4,700           18
    Residential               4,260         34            9,510           37
  Consumer                    9,550          9            8,040            8
  Lease financing               645          4              600            4
Foreign                       1,430          4            1,085            4
General allowance            41,168         N/A          13,695           N/A
--------------------------------------------------------------------------------
     CONSOLIDATED           $78,733        100%         $61,250          100%
================================================================================


-------------------------------------------------------------------------------------------------------
                                1993                      1992                        1991
                      ----------------------------  -----------------------  --------------------------
                                     Percent of                Percent of                  Percent of
                                    Loans/Leases               Loans/Leases               Loans/Leases
                                      in Each                    in Each                     in Each
                                      Category                   Category                    Category
                      Allowance       to Total     Allowance     to Total     Allowance      to Total
(in thousands)         Amount       Loans/Leases    Amount     Loans/Leases    Amount      Loans/Leases
-------------------------------------------------------------------------------------------------------
Domestic:
  Commercial,
    financial
    and agricultural   $13,000          24%        $14,700          27%        $14,335            26%
  Real estate:
    Construction        11,850           7           4,400          10           7,719            11
    Commercial           3,400          17           5,400          16           1,785            17
    Residential          4,700          35           3,000          28           2,626            25
  Consumer               7,500           9           7,100          10           7,121            11
  Lease financial        1,350           4           1,300           4           1,367             5
Foreign                  1,600           4           1,700           5             500             5
General allowance       18,853          N/A         18,785          N/A         19,681            N/A
-------------------------------------------------------------------------------------------------------
     CONSOLIDATED      $62,253         100%        $56,385         100%        $55,134           100%
=======================================================================================================


                                    [GRAPH]

  ALLOWANCE AS A %                   YEAR-END ALLOWANCE
OF LOANS AND LEASES                  FOR LOAN AND LEASE
   OUTSTANDING                      LOSSES (in millions)
      1995                 1.27%           1995                $55.1
      1994                 1.28%           1994                $56.4
      1993                 1.23%           1993                $62.3
      1992                 1.11%           1992                $61.3
      1991                 1.50%           1991                $78.7

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." The adoption of SFAS No. 114 did not result in an increase in the allowance for loan and lease losses primarily because the majority of impaired loan valuations continue to be based on the fair value of the collateral.

NONINTEREST EXPENSES

Total noninterest expenses for 1995 totalled $229,293,000, a decrease of $19,028,000, or 7.7%, from 1994.

   Total personnel expenses for 1995 decreased $17,393,000, or 14.7%, compared to 1994. The decrease was primarily due to a nonrecurring gain of $20,766,000 recognized in 1995 in connection with the curtailment of the Company's noncontributory pension plan. The decrease was partially offset by higher salaries and wages reflecting normal merit increases.

   Occupancy expense increased $2,426,000, or 10.4%, over 1994 primarily as a result of higher depreciation, insurance and rental expenses. The increase in depreciation and insurance expenses was primarily attributable to the construction of a new five-story, 75,000-square-foot office building, including a branch, on property owned in fee simple in Maite, Guam, in late 1994.

   Equipment expense decreased $905,000, or 3.6%, compared to 1994. The decrease was due to the completion of the Company's migration from a Unisys to an IBM information technology platform and improvements in the delivery and processing systems.

   Deposit insurance expense decreased $5,198,000, or 45.6%, compared to 1994. The decrease was due to the reduction in the FDIC assessment rate from 23 cents to 4 cents per $100 effective June 1, 1995. In addition, current legislative discussion associated with the undercapitalized SAIF could potentially result in a one-time assessment to the Company's SAIF-insured deposits. Although uncertain, the timing of the assessment may be as early as the first quarter of 1996.

   In 1994, the Company recognized a nonrecurring charge of $5,000,000 to cover estimated losses attributable to investments made in the trust area that were outside of certain clients' express investment guidelines.

   Other expenses increased $7,721,000, or 16.0%, over 1994 as a result of higher software depreciation expense in connection with the aforementioned migration from Unisys

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

to IBM, interchange fees, outside services and legal fees for certain delinquent and/or nonaccrual loans and other real estate owned.

   Noninterest expenses increased $22,879,000, or 10.1%, from 1993 to 1994. This increase was primarily due to higher personnel expenses and rental expenses, partly as a result of the Pioneer acquisition, higher depreciation, rental expense and maintenance service contracts in connection with the previously mentioned conversion from a Unisys to IBM information technology platform, the previously mentioned trust loss, a loss of $1,409,000 on the disposition of certain other real estate owned, higher outside services, utility charges, professional fees, the Pioneer acquisition and lower interest capitalization on construction in progress. This increase was partially offset by the write-off of $5,444,000 for the undepreciated cost of certain structures on the Company's redevelopment block in 1993.

   In October 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides for, but does not require the use of, an alternative method of accounting for stock-based employee compensation plans (the "fair value based method"). The Company presently utilizes the "intrinsic value based method" of accounting prescribed in Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees." For companies electing to remain with the accounting prescribed in APBO No. 25, certain pro forma disclosures of net income and earnings per share will be required, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. SFAS
No. 123 applies to fiscal years beginning after December 15, 1995. The Company does not intend to change its method of accounting and will instead provide pro forma disclosures in the notes to the financial statements as if the fair value based method had been applied. Accordingly, the adoption of this standard will not have an effect on the consolidated financial statements of the Company.

Components of and changes in noninterest expenses are reflected below for the years indicated:


-----------------------------------------------------------------------------------------------------------
                                                                    1995/94 CHANGE          1994/93 Change
                                                                    ----------------      -----------------
(in thousands)                    1995        1994      1993         AMOUNT     %           Amount     %
-----------------------------------------------------------------------------------------------------------
Personnel:
  Salaries and wages           $ 94,119    $ 92,237   $ 86,011     $  1,882     2.0 %      $ 6,226    7.2%
  Employee benefits               7,209      26,484     24,783      (19,275)  (72.8)         1,701    6.9
----------------------------------------------------------------------------               -------
Total personnel expenses        101,328     118,721    110,794      (17,393)  (14.7)         7,927    7.2
Occupancy expense                25,706      23,280     20,416        2,426    10.4          2,864   14.0
Equipment expense                23,907      24,812     20,243         (905)   (3.6)         4,569   22.6
Deposit insurance                 6,190      11,388     11,122       (5,198)  (45.6)           266    2.4
Stationery and supplies           8,645       9,055      8,430         (410)   (4.5)           625    7.4
Advertising and promotion         7,476       7,745      6,911         (269)   (3.5)           834   12.1
Trust loss                           --       5,000         --       (5,000) (100.0)         5,000     --
Write-off of building costs          --          --      5,444           --      --         (5,444)(100.0)
Other                            56,041      48,320     42,082        7,721    16.0          6,238   14.8
----------------------------------------------------------------------------               -------
TOTAL NONINTEREST EXPENSES     $229,293    $248,321   $225,442     $(19,028)   (7.7)%      $22,879   10.1%
==========================================================================================================

INCOME TAXES

The provision for income taxes as shown in the Consolidated Statements of Income represents 37.0% of pre-tax income for 1995, compared with 35.0% and 34.3% for 1994 and 1993, respectively.

   On a taxable equivalent basis, the effective tax rate for 1995, 1994 and 1993 was 41.1%, 41.6% and 38.6%, respectively. Additional information on the Company's income taxes is provided in Note 13 to the Financial Statements.

   Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," the cumulative effect of which was the recognition of an income tax benefit of $3,650,000 in the first quarter of 1993. Under SFAS No. 109, the effect of changes in tax rates is recognized in income in the period that includes the enactment date. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, increasing the Federal corporate tax rate from 34% to 35%, retroactive to January 1, 1993. As a result, the Company recognized retroactive adjustments to its deferred tax liability and current tax provision of $1,520,000 and $402,000, respectively, in 1993.

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

LOANS

The following table sets forth the loan portfolio by major categories and loan mix as of December 31 for the years indicated:
--------------------------------------------------------------------------------

(in millions)                                   1995           1994          1993          1992          1991
--------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial and agricultural       $1,316         $1,264        $1,166        $1,175        $1,149
  Real estate:
    Construction                                  257            321           317           438           484
    Commercial                                    997            965           883           720           739
    Residential                                 1,766          2,049         1,829         1,217         1,060
  Consumer                                        307            309           312           326           355
  Credit cards                                    167            159           148           148           142
  Lease financing                                 242            231           201           171           181
Foreign:
  Governments and official institutions           --               1             2             3            22
  Commercial and industrial                        19             50            79            78            74
  Other                                           189            185           130           120           123
--------------------------------------------------------------------------------------------------------------
      TOTAL LOANS AND LEASES                   $5,260         $5,534        $5,067        $4,396        $4,329
==============================================================================================================

The loan and lease portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At December 31, 1995, total loans and leases were $5,259,545,000, a decrease of 5.0% from December 31, 1994.

   In 1995, the Company securitized $461,449,000 in adjustable rate mortgage loans in an effort to increase its funding capacity and liquidity. These securitized loans were classified in the investment securities portfolio at December 31, 1995. If these securitized loans had been included within the loan category at December 31, 1995, the loan growth over December 31, 1994 would have been 2.7%.

   Total loans and leases at December 31, 1995, represented 69.5% of total assets, 77.7% of total earning assets and 98.2% of total deposits compared to 73.4% of total assets, 81.2% of total earning assets and 107.4% of total deposits at December 31, 1994. The decreases in percentages compared to December 31, 1994 were due to the aforementioned loan securitization. Governmental and certain other time deposits were shifted into security repurchase agreements at December 31, 1995 and 1994 to reduce the Company's deposit insurance premiums. If these repurchase agreements had been included in the deposit base, total loans and leases as a percentage of total deposits would represent 85.7% and 92.6%, respectively, at such dates.

   Commercial, financial and agricultural loans as of December 31, 1995, increased $51,579,000, or 4.1%, to $1,315,736,000 from 1994. The increase reflects efforts to diversify the loan portfolio, both geographically and by industry. Credit extensions in the media and telecommunications industry located on the mainland United States accounted for the majority of the increase.

   The Company's real estate loans totalled $3,019,950,000, or 57.4% of total loans at December 31, 1995 and represented a decrease of 9.5% compared to December 31, 1994. Excluding the loan securitization mentioned above, real estate loan growth over December 31, 1994 would have been 3.3%.

   The Company's primary goal in real estate lending is to maintain reasonable levels of risk by avoiding speculative real estate transactions, such as the financing of raw land acquisitions, by adhering to underwriting guidelines and by closely monitoring general economic conditions impacting local real estate markets. The Company's multifamily and commercial real estate loans, both construction and permanent, are analyzed on the basis of the economic viability of the specific project or property for which financing is sought as well as the loan-to-value ratio of the real estate securing the financing and the underlying financial strength of the borrower. In its multifamily and commercial real estate lending, the Company will generally not lend in excess of 75% of the appraised value of the underlying project or property; it generally also requires a debt service ratio of 1.20. In its single-family residential lending, the Company will generally not lend in excess of 80% of the appraised value of the underlying property. Loans made in excess of that limit are generally covered by third-party mortgage insurance that reduces the Company's equivalent risk to an 80% loan-to-appraised value ratio.

   Consumer loans consist primarily of automobile secured loans supported by underwriting guidelines which management believes to be conservative and which are based primarily on satisfactory credit history, down payment, and sufficient income to service the monthly payments.

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

   Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1995, commercial real estate loans totalled $996,715,000, or 19.0%, of total loans and leases, an increase of $31,957,000, or 3.3%, over December 31, 1994. The Company has selectively participated as a lender on commercial properties on the mainland United States, principally on the west coast. Such loans totalled $47,606,000 and $58,421,000 at December 31, 1995 and 1994, respectively. At
December 31, 1995, the largest concentration of commercial real estate loans to a single borrower was $34.3 million.

   At December 31, 1995, commercial, financial and agricultural, real estate-construction and foreign loans with maturities over one year were comprised of fixed rate loans totalling $115,339,000 and floating or adjustable rate loans totalling $869,435,000.

   In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS 122 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that mortgage banking enterprises recognize as separate assets rights to service mortgage loans for others. SFAS No. 122 also requires that mortgage banking enterprises assess capitalized mortgage servicing rights based on the fair value of those rights on a disaggregated basis. SFAS No. 122 applies to fiscal years beginning after December 15, 1995. The adoption of this standard is not expected to have a material effect on the consolidated financial statements of the Company.

NONPERFORMING ASSETS AND PAST DUE LOANS

Nonperforming assets and past due loans and leases are reflected below for the years indicated:

--------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                      1995       1994      1993        1992       1991
--------------------------------------------------------------------------------------------------------------
Nonperforming loans and leases:
  Nonaccrual:
    Commercial, financial and agricultural                $16,229    $ 7,972    $13,823     $24,563    $11,389
    Real estate:
      Construction                                          9,697      7,038     28,571      41,018     23,298
      Commercial                                           40,664     35,290     12,145       3,250      2,199
      Residential:
        Insured, guaranteed, or conventional               12,238      4,649      5,473       2,221         --
        Home equity credit lines                              496        520        255         269         --
--------------------------------------------------------------------------------------------------------------
          Total real estate loans                          63,095     47,497     46,444      46,758     25,497
    Consumer                                                  390        143         45         106         86
    Lease financing                                            19        212         --          27         --
--------------------------------------------------------------------------------------------------------------
          Total nonaccrual loans and leases                79,733     55,824     60,312      71,454     36,972
  Renegotiated:
    Commercial real estate                                  2,500      3,128         --          --         --
    Commercial, financial and agricultural                    682         --         20          77        136
--------------------------------------------------------------------------------------------------------------
          Total nonperforming loans and leases             82,915     58,952     60,332      71,531     37,108
Other real estate owned                                     9,312      4,160     13,034       1,211      1,811
--------------------------------------------------------------------------------------------------------------
          TOTAL NONPERFORMING ASSETS                      $92,227    $63,112    $73,366     $72,742    $38,919
==============================================================================================================
PAST DUE LOANS AND LEASES (1)                             $28,790    $33,367    $40,285     $55,704    $26,726
==============================================================================================================
Nonperforming assets to total loans and leases
  and other real estate owned (end of year):
    Excluding past due loans and leases                     1.75%      1.14%      1.44%       1.65%       .90%
    Including past due loans and leases                     2.30%      1.74%      2.24%       2.92%      1.52%
Nonperforming assets to total assets (end of year):
    Excluding past due loans and leases                     1.22%       .84%      1.01%       1.11%       .60%
    Including past due loans and leases                     1.60%      1.28%      1.56%       1.96%      1.01%
==============================================================================================================

Note:

(1) Represents loans and leases which are past due 90 days or more as to principal or interest and which are still accruing interest.

                                          First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

Nonperforming assets at December 31, 1995 were $92,227,000, or 1.75% of total loans and leases and other real estate owned ("OREO") and 1.22% of total assets. These levels compared to total nonperforming assets at December 31, 1994 of $63,112,000, or 1.14% of total loans and leases and OREO and .84% of total assets. The increase in nonperforming assets of $29,115,000, or 46.1%, was principally experienced in the Company's two largest portfolios, the commercial, financial and agricultural portfolio, increasing $8,257,000, or 103.6% and the real estate portfolio increasing $15,598,000, or 32.8%. In recent years, the level of the Company's nonperforming assets and charge-offs has been adversely affected by the prolonged economic downturn in Hawaii and related weakness in the local real estate market. Although the Company believes that the Hawaii economy has begun to show signs of improvement, and certain local real estate sectors evidence signs of having stabilized, the recovery of the Hawaii economy has been slow and the effects of the economic downturn may continue to affect the level of nonperforming assets and related charge-offs in future periods.

   Loans and leases past due 90 days or more and still accruing interest totalled $28,790,000 at December 31, 1995, a decrease of 13.7% from December 31, 1994. All of the loans which are past due 90 days or more and still accruing interest are in management's judgment adequately collateralized and in the process of collection.

   The following table presents information related to loans and leases on a nonaccrual basis for the year ended December 31, 1995:

--------------------------------------------------------
(in thousands)            Domestic   Foreign   Total
--------------------------------------------------------
Interest income which
  would have been recorded
  if loans and leases had
  been current               $9,435    $  --      $9,435
========================================================
Interest income recorded
  during the year            $2,366    $  --      $2,366
========================================================

DEPOSITS

Deposits are the largest component of the Company's liabilities and account for the greatest portion of total interest expense. At December 31, 1995, total deposits were $5,358,313,000, an increase of $206,100,000, or 4.0%, from
December 31, 1994. The increase was primarily due to the purchase of deposits of $180,388,000 in November 1995 from a local financial services loan company.

   For 1995, average deposits increased $96,122,000, or 1.9%, over 1994.

   For 1994, average deposits increased $13,104,000, or .3%, over 1993. Exclusive of the average deposits of Pioneer for the year ended December 31, 1994, average deposits decreased $213,559,000, or 4.4%.

   The following table presents the average amount and average rate paid on deposits for the years indicated:

---------------------------------------------------------------------------------------------------------
                                          1995                       1994                      1993
                                  ---------------------     ----------------------     ------------------
(dollars in millions)              AMOUNT        RATE        Amount        Rate        Amount       Rate
---------------------------------------------------------------------------------------------------------
Domestic:
  Noninterest-
    bearing
    demand                         $  831            --%     $  877             --%     $  925          --%
  Interest-bearing
    demand                          1,115          2.69       1,207           2.10       1,248        2.14
  Savings                           1,177          2.91       1,422           2.17       1,545        2.15
  Time                              1,708          5.44       1,369           4.11       1,223        4.35
Foreign                               347          5.42         207           3.75         128        2.98
-----------------------------------------                    ------                     ------
    TOTAL                          $5,178          4.05%     $5,082           2.86%     $5,069        2.82%
===========================================================================================================

The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:

----------------------------------------------------------------------------
(in millions)                                1995         1994          1993
----------------------------------------------------------------------------

3 months or less                             $337         $236          $231
Over 3 months through 6 months                177          104            66
Over 6 months through 12 months               183          189            97
Over 12 months                                164           83           129
----------------------------------------------------------------------------
    TOTAL                                    $861         $612          $523
============================================================================

                                    [GRAPH]

DEPOSITS
(in millions)

1995            $5,337
1994            $5,088
1993            $5,220
1992            $5,152
1991            $5,358

                                                                              33
                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

LIQUIDITY MANAGEMENT

Liquidity refers to the Company's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. The Company achieves its liquidity objectives from both assets and liabilities.

   Asset-based liquidity is derived from its investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits, Federal funds sold, securities purchased under agreements to resell and investment securities. The aggregate of these assets represented 25.0% of total assets at the end of 1995 compared to 21.3% at the end of 1994. Additional information related to the Company's off-balance sheet instruments at December 31, 1995 and 1994 is included in Note 16 to the Financial Statements.

   Liability-based liquidity is provided primarily from deposits. Average total deposits for 1995 increased $96,122,000, or 1.9%, to $5,178,352,000. Average total deposits for 1995 and 1994 funded 68.8% and 70.6%, respectively, of average total assets.

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

   The Company's commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). The Company's subordinated debt is assigned a rating of Baa-1 by Moody's Investors Service and BBB by S&P. The Company currently has a Thomson BankWatch, Inc. rating of B.

   As indicated in the Consolidated Statements of Cash Flows, net cash provided by operating activities was $129,840,000 and net cash used in investing and financing activities was $88,683,000 for 1995. For 1994, net cash provided by operating and financing activities was $305,940,000 and net cash used in investing activities was $479,175,000. For 1993, net cash provided by operating and financing activities was $197,721,000 and net cash used in investing activities was $87,251,000.

   The Company's ability to pay dividends depends primarily upon dividends and other payments from its subsidiaries, which are subject to certain limitations as described in Note 10 to the Financial Statements.

ASSET/LIABILITY MANAGEMENT

The Company actively measures and manages its exposure to interest rate risk in order to maintain a relatively stable net interest margin and to allow it to take advantage of profitable business opportunities.

   Interest rate risk refers to the exposure to earnings and capital arising from changes in future interest rates. The Company carefully measures and monitors its interest rate risk exposure using gap analysis, market value of equity analysis, and net interest income simulations.

   The net interest income simulations are usually done on a quarterly basis, or more frequently if there have been major changes to the balance sheet or interest rates. These simulations look at how the Company's net interest income is affected from flat, rising, or declining rates using the current balance sheet and simulating net interest income going forward two years. Under these simulations, at December 31, 1995, the Company's exposure to changes in interest rates was well within current guidelines which allow for no more than a 10% adverse change in net interest income for a 1% change in rates over one year.

   Interest rate risk exposure is managed through the use of off-balance sheet instruments such as swaps or floors and through extending or shortening the duration of the investment securities portfolio.

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY

The Company's interest rate sensitivity position as of December 31, 1995, is presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity, runoff and/or volatility during a specified period. The gap is adjusted for interest rate swaps which are hedging certain assets or liabilities on the balance sheet. (For ease of analysis, all of the off-balance sheet adjustments are consolidated into one line on the gap table.)

   Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At December 31, 1995, the cumulative one-year gap for the Company was a negative $226.2 million, representing 2.99% of total assets. This remains well within the Company's current guidelines of +/-10% of total assets for the cumulative one-year gap.

--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                        0-3 Months       4-12 Months      1-5 Years      Over 5 Years       Total
--------------------------------------------------------------------------------------------------------------------------
Assets:
  Interest-bearing deposits in
    other banks                               $  244,570       $       --       $       --      $       --      $  244,570
  Federal funds sold and securities
    purchased under agreements to resell         169,803               --               --              --         169,803
  Investment securities                          435,778          324,380          270,727         144,408       1,175,293
  Net loans and leases:
    Commercial, financial and agricultural       925,697          198,018           73,911          65,936       1,263,562
    Real estate -- construction                  223,334           11,670           19,662           2,445         257,111
    Foreign                                       75,263           62,021           70,572          11,151         219,007
    Other                                      1,228,975        1,119,876          699,539         392,741       3,441,131
--------------------------------------------------------------------------------------------------------------------------
      Total earning assets                     3,303,420        1,715,965        1,134,411         616,681       6,770,477
  Noninterest-earning assets                     238,377               --               --         555,655         794,032
--------------------------------------------------------------------------------------------------------------------------
      Total assets                            $3,541,797       $1,715,965       $1,134,411      $1,172,336      $7,564,509
==========================================================================================================================
Liabilities and stockholders' equity:
  Interest-bearing deposits                   $3,207,653       $  841,345       $  324,712      $   30,315      $4,404,025
  Noninterest-bearing deposits                   184,053               --               --         770,235         954,288
  Short-term borrowings                          812,995          263,334            6,850              --       1,083,179
  Long-term debt                                  50,000               --           88,000         100,752         238,752
  Stockholders' equity                                --               --               --         649,537         649,537
  Off-balance sheet adjustment                   126,187          (59,077)        (139,828)         72,718              --
  Noninterest-bearing liabilities                 57,426               --               --         177,302         234,728
--------------------------------------------------------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity                  $4,438,314       $1,045,602       $  279,734      $1,800,859      $7,564,509
==========================================================================================================================
Interest sensitivity gap                      $ (896,517)      $  670,363       $  854,677      $ (628,523)
Cumulative gap                                $ (896,517)      $ (226,154)      $  628,523      $       --
Cumulative gap as a percent of total assets       (11.85)%          (2.99)%           8.31%             --%
==========================================================================================================================

                                           First Hawaiian, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
--------------------------------------------------------------------------------

LEASE COMMITMENT

In December 1993, the Company entered into a noncancelable agreement to lease a certain office building that is currently under construction on the site of its former downtown headquarters block, which it owns in fee simple. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building will commence on December 1, 1996 and will expire on December 1, 2003. The lease agreement is not anticipated to have a material impact on the results of operations in the future. Additional information on the lease agreement is provided in Note 15 to the Financial Statements.

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

   In addition, bank holding companies are required to maintain a minimum leverage ratio of Tier 1 Capital to average quarterly total assets (net of goodwill and other intangibles, subject to certain exceptions). The Federal Reserve Board has stated that the minimum leverage ratio is 3% for the most highly-rated banking organizations which are not experiencing or anticipating significant growth. Other banking organizations are expected to maintain leverage ratios of at least one to two percent higher.

   The following tables present the Company's regulatory capital position at December 31, 1995:

RISK-BASED CAPITAL RATIOS

----------------------------------------------------------------------------------
(dollars in thousands)                                    AMOUNT           RATIO
----------------------------------------------------------------------------------
Tier 1 Capital                                           $  565,366          9.03%
Tier 1 Capital minimum requirement                          250,301          4.00
----------------------------------------------------------------------------------
  EXCESS                                                 $  315,065          5.03%
==================================================================================
Total Capital                                            $  743,585         11.88%
Total Capital minimum requirement                           500,602          8.00
----------------------------------------------------------------------------------
  EXCESS                                                 $  242,983          3.88%
==================================================================================
RISK-WEIGHTED ASSETS                                     $6,257,529
===================================================================

LEVERAGE RATIO

----------------------------------------------------------------------------------
(dollars in thousands)                                    AMOUNT           RATIO
----------------------------------------------------------------------------------
Tier 1 Capital to average quarterly
  total assets (net of certain intangibles)
  (Tier 1 Leverage Ratio)                                $  565,366          7.72%
Minimum leverage requirement                                219,829          3.00
----------------------------------------------------------------------------------
  EXCESS                                                 $  345,537          4.72%
==================================================================================
AVERAGE QUARTERLY TOTAL ASSETS
  (NET OF CERTAIN INTANGIBLES)                           $7,327,647
===================================================================

                                           First Hawaiian, Inc. and Subsidiaries

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

FOURTH QUARTER RESULTS

Earnings for the fourth quarter of 1995 were $19,696,000, an increase of $4,699,000, or 31.3%, over the $14,997,000 earned during the same quarter in 1994. Earnings per share for the fourth quarter of 1995 were up 34.0% to $.63, compared to $.47 for the year-earlier period. Earnings increased while also increasing the provision for loan and lease losses by approximately $17,500,000, due to two nonrecurring items. These were: (1) a pre-tax gain of $20,766,000 (recorded as a pension credit in total noninterest expenses below) in connection with the curtailment of the Company's noncontributory pension plan; and (2) the decrease in FDIC insurance expense of $2,228,000 primarily as a result of a reduction in the insurance premiums from 23 cents to 4 cents per $100. The earnings for the fourth quarter of 1994 included a pre-tax loss of $5,000,000 related to estimated losses attributable to investments made in the trust area that were outside of certain clients' express investment guidelines.

A summary of unaudited quarterly financial data for 1995 and 1994 is presented below:

-------------------------------------------------------------------------------------------------------------
                                                                 Quarter
                                          ---------------------------------------------------        Annual
(in thousands, except per share data)       First         Second        Third         Fourth          Total
-------------------------------------------------------------------------------------------------------------
1995
INTEREST INCOME                            $138,594      $141,645      $140,024      $139,694        $559,957
INTEREST EXPENSE                             65,841        70,228        65,026        64,202         265,297
-------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                          72,753        71,417        74,998        75,492         294,660
PROVISION FOR LOAN AND LEASE LOSSES           3,340         3,341        10,699        20,727          38,107
TOTAL NONINTEREST INCOME                     22,983        21,700        27,466        22,729          94,878
TOTAL NONINTEREST EXPENSES                   63,345        60,335        61,457        44,156         229,293
-------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                   29,051        29,441        30,308        33,338         122,138
INCOME TAXES                                 10,281        10,573        10,637        13,642          45,133
-------------------------------------------------------------------------------------------------------------
NET INCOME                                 $ 18,770      $ 18,868      $ 19,671      $ 19,696        $ 77,005
=============================================================================================================
NET INCOME PER SHARE                           $.59          $.59          $.62          $.63           $2.43
=============================================================================================================
1994
Interest income                            $110,044      $114,560      $120,925      $130,231        $475,760
Interest expense                             38,961        41,560        44,649        54,518         179,688
-------------------------------------------------------------------------------------------------------------
Net interest income                          71,083        73,000        76,276        75,713         296,072
Provision for loan and lease losses           3,843         3,288         6,548         9,243          22,922
Total noninterest income                     23,069        21,099        21,105        21,399          86,672
Total noninterest expenses                   61,404        61,578        60,489        64,850         248,321
-------------------------------------------------------------------------------------------------------------
Income before income taxes                   28,905        29,233        30,344        23,019         111,501
Income taxes                                 10,168        10,233        10,567         8,022          38,990
-------------------------------------------------------------------------------------------------------------
Net income                                 $ 18,737      $ 19,000      $ 19,777      $ 14,997        $ 72,511
=============================================================================================================
Net income per share                           $.58          $.59          $.61          $.47           $2.25
=============================================================================================================

                                           First Hawaiian, Inc. and Subsidiaries

SUPPLEMENTARY DATA
--------------------------------------------------------------------------------

INVESTMENT SECURITIES BY MATURITIES AND WEIGHTED AVERAGE YIELDS

In December 1995, the Company made a one-time reclassification of its investment securities portfolio from held-to-maturity to available-for-sale as allowed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The following table presents the maturities of available-for-sale investment securities, excluding securities which have no stated maturity at December 31, 1995, and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                           MATURITY
                                --------------------------------------------------------------
                                                  AFTER ONE       AFTER FIVE
                                   WITHIN        BUT WITHIN       BUT WITHIN         AFTER
                                  ONE YEAR       FIVE YEARS       TEN YEARS       TEN YEARS          TOTAL
                               -------------    ------------    -------------    -------------   -------------
(dollars in millions)          AMOUNT  YIELD    AMOUNT YIELD    AMOUNT  YIELD    AMOUNT  YIELD   AMOUNT  YIELD
--------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S.
  Government agencies
  and corporations             $ 193   5.11%   $ 227   5.88%    $  1   6.75%    $ 335   7.45%    $ 756   6.38%
States and political
  subdivisions                    22   8.01       31   7.13       --     --         1   5.71        54   7.44
Collateralized mortgage
  obligations                     --     --       28   4.51       --     --        69   5.18        97   4.99
Other                             12   6.22       --     --       --     --       191   6.33       203   6.32
------------------------------------           -----            ----            -----           ------
    Total                      $ 227   5.45%   $ 286   5.88%    $  1   6.75%    $ 596   6.82%   $1,110   6.30%
==============================================================================================================

Note:

The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

REPORT OF INDEPENDENT ACCOUNTANTS         First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS
FIRST HAWAIIAN, INC.

We have audited the accompanying consolidated balance sheets of First Hawaiian, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Hawaiian, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 13 to the financial statements, the Company changed its method of accounting for income taxes in 1993.




[COOPERS & LYBRAND SIG]



Honolulu, Hawaii
January 17, 1996

CONSOLIDATED BALANCE SHEETS                First Hawaiian, Inc. and Subsidiaries

                                                                                          DECEMBER 31,
                                                                                  ----------------------------
(in thousands, except number of shares and per share data)                           1995             1994
--------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits in other banks                                          $  244,570        $   11,670
Federal funds sold and securities purchased under agreements to resell               169,803           180,000
Investment securities:
  Held-to-maturity (fair value of $981,651 in 1994) (note 2)                              --           995,887
  Available-for-sale (note 2)                                                      1,175,293           151,992
Loans and leases:
  Loans and leases (note 3)                                                        5,259,545         5,533,565
  Less allowance for loan and lease losses (note 4)                                   78,733            61,250
--------------------------------------------------------------------------------------------------------------
Net loans and leases                                                               5,180,812         5,472,315
--------------------------------------------------------------------------------------------------------------
Total earning assets                                                               6,770,478         6,811,864
Cash and due from banks                                                              304,051           262,894
Premises and equipment (note 5)                                                      241,987           245,338
Customers' acceptance liability                                                        1,995               732
Core deposit premium (net of accumulated amortization of
  $6,634 in 1995 and $4,889 in 1994) (note 1)                                         16,665            13,722
Goodwill (net of accumulated amortization of
  $13,453 in 1995 and $9,866 in 1994) (note 1)                                        75,309            78,896
Other assets                                                                         154,024           121,698
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                      $7,564,509        $7,535,144
==============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                      $  913,228        $  861,869
  Interest-bearing demand                                                          1,073,136         1,160,219
  Savings                                                                          1,147,997         1,226,877
  Time (fair value of $1,937,858 in 1995 and $1,508,630 in 1994) (note 6)          1,927,011         1,503,347
  Foreign (fair value of $297,984 in 1995 and $400,900 in 1994) (note 6)             296,941           399,901
--------------------------------------------------------------------------------------------------------------
Total deposits                                                                     5,358,313         5,152,213
--------------------------------------------------------------------------------------------------------------
Short-term borrowings (note 7)                                                     1,083,179         1,329,816
Acceptances outstanding                                                                1,995               732
Other liabilities                                                                    232,733           205,108
Long-term debt (note 8)                                                              238,752           219,331
--------------------------------------------------------------------------------------------------------------
Total liabilities                                                                  6,914,972         6,907,200
==============================================================================================================
Commitments and contingent liabilities (notes 11, 15 and 16)
Stockholders' equity:
  Common stock $5 par value (notes 9 and 11)
    Authorized -- 100,000,000 shares
    Issued -- 32,542,797 shares in 1995 and 1994                                     162,713           162,713
  Surplus                                                                            133,925           133,820
  Retained earnings (note 10)                                                        385,976           346,339
  Unrealized valuation adjustment                                                      5,489            (1,033)
  Treasury stock, at cost -- 1,397,957 shares in 1995 and 516,623 shares
    in 1994                                                                          (38,566)          (13,895)
--------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                           649,537           627,944
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $7,564,509        $7,535,144
==============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                                        First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------------------------------------
                                                                             YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------
(in thousands, except number of shares and per share data)            1995             1994             1993
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                          $470,110         $407,531         $355,961
Lease financing income                                                11,334           10,844           12,722
Interest on investment securities:
  Taxable interest income                                             57,890           45,248           44,667
  Exempt from Federal income taxes                                     4,893            4,332            3,185
Other interest income                                                 15,730            7,805           12,396
--------------------------------------------------------------------------------------------------------------
Total interest income                                                559,957          475,760          428,931
--------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits (note 6)                                                    176,048          120,289          116,887
Short-term borrowings                                                 74,370           47,813           26,477
Long-term debt                                                        14,879           11,586            7,345
--------------------------------------------------------------------------------------------------------------
Total interest expense                                               265,297          179,688          150,709
--------------------------------------------------------------------------------------------------------------
Net interest income                                                  294,660          296,072          278,222
Provision for loan and lease losses (note 4)                          38,107           22,922           13,262
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan and
  lease losses                                                       256,553          273,150          264,960
--------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income                                                          23,034           22,847           21,401
Service charges on deposit accounts                                   24,150           24,014           21,791
Other service charges and fees                                        35,551           31,937           27,660
Securities gains, net (note 2)                                           144              178            1,955
Other                                                                 11,999            7,696            6,780
--------------------------------------------------------------------------------------------------------------
Total noninterest income                                              94,878           86,672           79,587
--------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and wages                                                    94,119           92,237           86,011
Employee benefits (note 11)                                            7,209           26,484           24,783
Occupancy expense (notes 5 and 15)                                    25,706           23,280           20,416
Equipment expense (notes 5 and 15)                                    23,907           24,812           20,243
Other (note 12)                                                       78,352           81,508           73,989
--------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                           229,293          248,321          225,442
--------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect
  of a change in accounting principle                                122,138          111,501          119,105
--------------------------------------------------------------------------------------------------------------
INCOME TAXES (note 13)
Provision before effect of change in tax rate                         45,133           38,990           38,976
Adjustment to deferred tax liability and
  current tax provision for change in tax rate                           --               --             1,922
--------------------------------------------------------------------------------------------------------------
Total income taxes                                                    45,133           38,990           40,898
--------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a
  change in accounting principle                                      77,005           72,511           78,207
Cumulative effect of a change in accounting
  principle (note 13)                                                    --               --             3,650
--------------------------------------------------------------------------------------------------------------
Net income                                                          $ 77,005         $ 72,511         $ 81,857
==============================================================================================================
PER SHARE DATA
Income before cumulative effect of a
  change in accounting principle                                       $2.43            $2.25            $2.41
Cumulative effect of a change in accounting principle                    --               --               .11
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                             $2.43            $2.25            $2.52
==============================================================================================================
CASH DIVIDENDS                                                         $1.18            $1.18           $1.135
==============================================================================================================
AVERAGE SHARES OUTSTANDING                                        31,734,669       32,259,321       32,505,109
==============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

 First Hawaiian, Inc. and Subsidiaries and First Hawaiian, Inc. (Parent Company)

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

                                            Common Stock                              Unrealized
(in thousands, except number of          -------------------              Retained    Valuation      Treasury
  shares and per share data)             Shares      Amount     Surplus   Earnings    Adjustment      Stock       Total
--------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992             32,501,611   $162,507   $132,889   $266,800   $     --        $     --     $562,196
Net income -- 1993                             --         --         --     81,857         --              --       81,857
Incentive Plan for Key Executives
  (note 11)                                    --         --        137         --         --              --          137
Cash dividends ($1.135 per share)
  (note 10)                                    --         --         --    (36,821)        --              --      (36,821)
Issuance of common stock
  (note 9)                                 41,186        206        794         --         --              --        1,000
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993             32,542,797    162,713    133,820    311,836         --              --      608,369
Net income -- 1994                             --         --         --     72,511         --              --       72,511
Purchase of treasury stock                     --         --         --         --         --         (13,895)     (13,895)
Cash dividends ($1.18 per share)
  (note 10)                                    --         --         --    (38,008)        --              --      (38,008)
Unrealized valuation adjustment
  (note 2)                                     --         --         --         --     (1,033)             --       (1,033)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994             32,542,797    162,713    133,820    346,339     (1,033)        (13,895)     627,944
Net income -- 1995                             --         --         --     77,005         --              --       77,005
Purchase of treasury stock                     --         --         --         --         --         (24,671)     (24,671)
Cash dividends ($1.18 per share)
  (note 10)                                    --         --         --    (37,368)        --              --      (37,368)
Unrealized valuation adjustment
  (note 2)                                     --         --         --         --       6,522             --        6,522
Incentive Plan for Key Executives
  (note 11)                                    --         --        105         --          --             --          105
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995             32,542,797   $162,713   $133,925   $385,976   $   5,489       $(38,566)    $649,537
==========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                          First Hawaiian, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                                                             Year Ended December 31,
                                                                  ------------------------------------------
(in thousands)                                                      1995              1994           1993
------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                      $  262,894       $  436,129    $  325,659
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                          77,005           72,511        81,857
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan and lease losses                             38,107           22,922        13,262
      Depreciation and amortization                                   27,798           24,766        20,765
      Gain on curtailment of noncontributory pension plan            (20,766)              --            --
      Income taxes                                                    20,953            6,826        (5,415)
      Adjustment to deferred tax liability and
        current tax provision for change in tax rate                      --               --         1,922
      Cumulative effect of a change in accounting
        principle                                                         --               --        (3,650)
      Decrease (increase) in interest receivable                      (5,154)          (7,646)          170
      Increase (decrease) in interest payable                          7,655            7,956         1,424
      Decrease (increase) in prepaid expenses                            (48)           2,184        (1,031)
      Write-off of building costs                                         --               --         5,444
      Other                                                          (15,710)          36,204        20,136
------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            129,840          165,723       134,884
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease (increase) in interest-bearing deposits
    in other banks                                                  (232,900)         105,066        39,580
  Net decrease (increase) in Federal funds sold and
    securities purchased under agreements to resell                   10,197         (145,000)      370,000
  Purchase of held-to-maturity investment securities                (247,559)        (240,706)     (940,385)
  Proceeds from maturity of held-to-maturity investment
    securities                                                       690,357          376,844       821,173
  Purchase of available-for-sale investment securities               (29,921)        (115,032)     (263,828)
  Proceeds from sale of available-for-sale investment
    securities                                                        15,000           15,195       137,709
  Proceeds from maturity of available-for-sale investment
    securities                                                        17,020           45,265        27,666
  Net increase in loans and leases to customers                     (210,274)        (493,871)     (166,146)
  Capital expenditures                                               (13,072)         (36,634)      (60,067)
  Purchase of Pioneer Fed BanCorp, Inc.,
    net of cash acquired of $18,157                                       --               --       (68,950)
  Other                                                               (4,376)           9,698        15,997
------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                 (5,528)        (479,175)      (87,251)
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits                                206,100          (67,915)     (293,973)
  Net increase (decrease) in short-term borrowings                  (246,637)         237,134       309,631
  Proceeds from long-term debt                                        19,447           21,500       108,000
  Payments on long-term debt                                             (26)            (936)      (21,525)
  Cash dividends paid                                                (37,368)         (38,008)      (36,821)
  Repurchased common stock                                           (24,671)         (11,558)       (2,475)
------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                  (83,155)         140,217        62,837
------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                            $  304,051       $  262,894    $  436,129
============================================================================================================
Supplemental disclosures:
  Interest paid                                                   $  256,906       $  171,732    $  160,551
  Net income taxes paid                                           $   24,181       $   24,311    $   40,945
Supplemental schedule of noncash investing activities:
  Loans exchanged for mortgage-backed securities                  $  461,449       $       --    $       --
  Transfer of securities from held-to-maturity to
    available-for-sale, at estimated fair value                   $1,023,144       $       --    $       --
============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS              First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Hawaiian, Inc. and Subsidiaries (the "Company") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

RECLASSIFICATIONS

Certain reclassifications were made to the 1994 and 1993 Financial Statements to conform to the 1995 presentation. Such reclassifications did not have a material effect on the Financial Statements.

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

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES

Investment securities consist principally of debt instruments issued by the U.S. Treasury and other U.S. Government agencies and corporations, state and local government units and asset-backed securities.

     Investments in and obligations to individual counterparties are presented as net amounts in the consolidated financial statements of the Company only if the conditions specified in Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," are met. No such netting occurred as of December 31, 1995.

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

   In December 1995, the Company made a one-time reclassification of its investment securities portfolio from held-to-maturity to available-for-sale as allowed by SFAS No. 115 which resulted in an unrealized gain of $8,606,000.

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

44

                                           First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)

ALLOWANCE FOR LOAN AND LEASE LOSSES

Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under the new standard, a loan is impaired, based on current information and events, if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Impairment losses are included in the provision for loan and lease losses. The adoption of SFAS No. 114 did not result in an additional provision for loan and lease losses primarily because the majority of impaired loan valuations continue to be based on the fair value of the collateral.

   The allowance for loan and lease losses (the "Allowance") is maintained at a level which, in management's judgment, is adequate to absorb future losses. Estimates of future loan and lease losses involve judgment and assumptions as to various factors which, in management's judgment, deserve current recognition in estimating such losses and in determining the adequacy of the Allowance. Principal factors considered by management include the historical loss experience, the value and adequacy of collateral, the level of nonperforming (nonaccrual and renegotiated) loans and leases, loan concentrations, the growth and composition of the portfolio, the review of monthly delinquency reports, the results of examinations of individual loans and leases and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and general economic conditions.

   The Allowance is reduced by loans and leases charged off when collectibility becomes doubtful and the underlying collateral, if any, is considered inadequate to liquidate the outstanding debt. Recoveries on loans and leases previously charged off are added to the Allowance.

OTHER REAL ESTATE OWNED

Other real estate owned, included in other assets, is comprised of properties acquired primarily through foreclosure proceedings. When acquired, these properties are valued at fair value which establishes the new cost basis of other real estate owned. Losses arising at the time of acquisition of such properties are charged against the Allowance. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling costs. Write-downs or losses from the disposition of such properties subsequent to the date of acquisition are included in other noninterest expenses.

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

   In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 applies to fiscal years beginning after December 15, 1995. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations.

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

INTEREST RATE SWAPS AND FLOORS

The Company engages in interest rate swap and floor activities in managing its interest rate risk. Premiums for purchased floors are amortized over the life of the con-

                                           First Hawaiian, Inc. and Subsidiaries
tracts. Since the contracts represent an exchange of interest payments and the underlying principal balances are not affected, there is no effect on the total assets or liabilities of the Company. The income or expense from these contracts is included as part of the interest income or expense for the corresponding asset or liability being hedged.

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

         Loans and leases: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of commercial and industrial loans, financial institution loans, agricultural loans, certain mortgage loans (e.g. 1-4 family residential, commercial real estate and rental property), credit card loans, and other consumer loans are estimated using discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

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

1. ACQUISITIONS

PACIFIC NORTHWEST

On December 4, 1995, the Company entered into certain Branch Purchase and Assumption Agreements to purchase certain assets, principally loans, and assume certain liabilities, principally deposit accounts, of U.S. Bancorp and West One Bancorp. Under the agreement, the Company will purchase a total of 31 branches, 25 in Oregon, five in Washington and one in Idaho and will pay a deposit premium of 5.25% on approximately $741 million in deposits. Total loans to be purchased approximate $426 million.

   The Company will account for the proposed acquisition utilizing the purchase method. The proposed acquisition is contingent on the approval of certain regulatory agencies, including but not limited to, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision and state regulatory authorities. The Company anticipates that this acquisition will be completed during the second quarter of 1996.

PIONEER FEDERAL SAVINGS BANK

On August 6, 1993, the Company acquired for cash all of the outstanding stock of Pioneer Fed BanCorp, Inc. ("Pioneer Holdings") at a purchase price of $87 million through the merger of Pioneer Holdings with and into the Company (the "Merger"). As a result of the Merger, Pioneer Federal Savings Bank, a savings bank with 19 branches statewide, became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase method of accounting and the results of operations of Pioneer are included in the Consolidated Statements of Income from the date of acquisition. The excess of cost over fair value of net assets acquired amounted to approximately $22 million.

46

                                           First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)
--------------------------------------------------------------------------------


   The following unaudited pro forma information shows the consolidated results of operations as though the above acquisition of Pioneer Holdings, including the related purchase accounting adjustments, had been made at the beginning of 1993:



------------------------------------------------------------------
(in thousands, except per share data)                       1993
------------------------------------------------------------------
Interest income                                           $469,413
Interest expense                                          $183,860
Noninterest income                                        $ 72,313
Noninterest expenses                                      $227,473
Net income                                                $ 81,419
Earnings per share                                        $   2.50
==================================================================

2. INVESTMENT SECURITIES

AVAILABLE-FOR-SALE

Amortized cost and fair values of available-for-sale investment securities at December 31, 1995 and 1994 were as follows:

                                                             1995
                                    --------------------------------------------------------------
                                    AMORTIZED        UNREALIZED       UNREALIZED           FAIR
(in thousands)                        COST             GAINS            LOSSES             VALUE
--------------------------------------------------------------------------------------------------
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS                     $  755,322         $6,931             $101           $  762,152
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS                          97,360              1              386               96,975
STATES AND POLITICAL
  SUBDIVISIONS                         54,176          1,129              224               55,081
OTHER                                 259,320          1,859               94              261,085
--------------------------------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-
  SALE INVESTMENT
  SECURITIES                       $1,166,178         $9,920             $805           $1,175,293
==================================================================================================

                                                            1994
                                    --------------------------------------------------------------
                                    Amortized        Unrealized       Unrealized           Fair
(in thousands)                        Cost             Gains            Losses             Value
--------------------------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations                       $ 50,047        $    --           $  922             $ 49,125
Collateralized
  mortgage
  obligations                          25,961             --              371               25,590
States and political
  subdivisions                         11,700             --              423               11,277
Other                                  66,000             --               --               66,000
--------------------------------------------------------------------------------------------------
Total available-for-
  sale investment
  securities                         $153,708        $    --           $1,716             $151,992
==================================================================================================

The amortized cost and fair values of available-for-sale investment securities at December 31, 1995, by contractual maturity, excluding securities which have no stated maturity, were as follows:

------------------------------------------------------------------------------------
                                                      AMORTIZED               FAIR
(in thousands)                                           COST                VALUE
------------------------------------------------------------------------------------
DUE WITHIN ONE YEAR                                   $  226,580          $  227,101
DUE AFTER ONE BUT WITHIN FIVE YEARS                      286,126             288,876
DUE AFTER FIVE BUT WITHIN TEN YEARS                        1,204               1,197
DUE AFTER TEN YEARS                                      595,787             601,638
------------------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-SALE
  INVESTMENT SECURITIES                               $1,109,697          $1,118,812
====================================================================================

The Company held no trading securities as of December 31, 1995 and 1994.

   Investment securities with an aggregate book value of $1,064,987,000 at December 31, 1995 were pledged to secure public deposits and repurchase agreements as required by law.

   The Company did not hold investment securities of any single issuer (other than the U.S. Government and its agencies) which were in excess of 10% of stockholders' equity at December 31, 1995.

   Gross gains of $224,000, $180,000 and $2,038,000 and gross losses of $80,000, $2,000 and $83,000 were realized on sales of investment securities during 1995, 1994 and 1993, respectively.

   At December 31, 1995, collateralized mortgage obligations were comprised of $77,311,000 planned amortization class bonds with an estimated average life of
 .2 years and $20,049,000 floating rate bonds with an estimated average life of
2.2 years.

HELD-TO-MATURITY

At December 31, 1995 there were no investment securities classified as held-to-maturity. Book and fair values of held-to-maturity investment securities at December 31, 1994 were as follows:



                                                             1994
                                      ------------------------------------------------------------
                                      Book           Unrealized        Unrealized         Fair
(in thousands)                        Value            Gains             Losses          Value
--------------------------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations                       $568,894       $     --          $10,924             $557,970
Collateralized
  mortgage
  obligations                         200,420             --            5,689              194,731
States and political
  subdivisions                        154,493          3,600            1,087              157,006
Other                                  72,080             --              136               71,944
--------------------------------------------------------------------------------------------------
Total held-to-maturity
  investment
  securities                         $995,887       $  3,600          $17,836             $981,651
==================================================================================================

                                           First Hawaiian, Inc. and Subsidiaries

-------------------------------------------------------------------------------
3. LOANS AND LEASES

At December 31, 1995 and 1994, loans and leases were comprised of the following:

---------------------------------------------------------------------------------------------------
                                                        1995                        1994
                                             ------------------------      ------------------------
(in thousands)                               BOOK VALUE    FAIR VALUE      Book Value    Fair Value
---------------------------------------------------------------------------------------------------
Commercial,
  financial and
  agricultural                                $1,315,736   $1,308,078      $1,264,157   $1,216,000
Real estate:
  Construction                                   256,943      257,033         320,783      319,575
  Commercial                                     996,715    1,026,412         964,758    1,073,744
  Residential                                  1,766,292    1,745,777       2,049,489    1,998,346
Consumer                                         473,909      480,452         467,827      467,792
Lease financing                                  241,721      242,402         230,587      230,598
Foreign                                          208,229      209,481         235,964      230,455
---------------------------------------------------------------------------------------------------
TOTAL LOANS
  AND LEASES                                  $5,259,545   $5,269,635      $5,533,565   $5,536,510
==================================================================================================

At December 31, 1995 and 1994, loans and leases aggregating $82,915,000 and $58,952,000, respectively, were on a nonaccrual basis.

   In the normal course of business, the Company makes loans to its executive officers and directors, and to companies and individuals affiliated with executive officers and directors of the Company. Changes in the loans to such parties were as follows:

-------------------------------------------------------------------------------
(in thousands)                                          1995            1994
-------------------------------------------------------------------------------
Balance at beginning of year                          $296,248        $314,988
  New loans made                                        54,623          53,734
  Repayments                                           (53,889)        (72,474)
-------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                $296,982        $296,248
===============================================================================

At December 31, 1995 and 1994, loans to such parties by the Parent were $15,480,000 and $17,005,000, respectively, and the income related to these loans was $1,143,000, $1,089,000 and $920,000 for 1995, 1994 and 1993,
respectively.

4. ALLOWANCE FOR LOAN AND LEASE LOSSES

Changes in the allowance for loan and lease losses were as follows for the years indicated:

--------------------------------------------------------------------------------------
(in thousands)                                      1995           1994        1993
--------------------------------------------------------------------------------------
Balance at beginning of year                       $61,250        $62,253     $56,385
  Provision charged to expense                      38,107         22,922      13,262
  Net charge-offs:
    Loans and leases charged off                   (22,845)       (27,115)    (15,063)
    Recoveries on loans and
      leases charged off                             2,221          3,190       2,444
--------------------------------------------------------------------------------------
        Net charge-offs                            (20,624)       (23,925)    (12,619)
--------------------------------------------------------------------------------------
Allowance applicable to loans
    of purchased company                               --             --        5,225
--------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                             $78,733        $61,250     $62,253
======================================================================================

The following table presents information related to impaired loans as of and for the year ended December 31, 1995:

----------------------------------------------------------------------------------
(in thousands)
----------------------------------------------------------------------------------
IMPAIRED LOANS                                                             $97,915
IMPAIRED LOANS WITH RELATED ALLOWANCE FOR LOAN AND
  LEASE LOSSES CALCULATED UNDER SFAS NO. 114                                65,430
AVERAGE IMPAIRED LOANS                                                      82,304
INTEREST INCOME RECORDED DURING THE YEAR                                     3,454
==================================================================================

Interest payments on impaired loans are applied to principal.

5. PREMISES AND EQUIPMENT

At December 31, 1995 and 1994, premises and equipment were comprised of the following:

------------------------------------------------------------------------
(in thousands)                                   1995            1994
------------------------------------------------------------------------
Premises                                      $229,629         $227,277
Equipment                                      136,062          126,207
------------------------------------------------------------------------
                                               365,691          353,484
Less accumulated depreciation
  and amortization                             123,704          108,146
------------------------------------------------------------------------
NET BOOK VALUE                                $241,987         $245,338
========================================================================

Occupancy and equipment expenses include depreciation and amortization expenses of $17,649,000, $17,572,000 and $15,133,000 for 1995, 1994 and 1993,
respectively.

48

                                          First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)


6. DEPOSITS

For 1995, 1994 and 1993, interest expense related to deposits was as follows:

---------------------------------------------------------------------------------
(in thousands)                               1995            1994           1993
---------------------------------------------------------------------------------
Interest-bearing demand                   $ 30,034        $ 25,383       $ 26,652
Savings                                     34,272          30,865         33,259
Time -- Under $100                          52,260          31,666         29,581
Time -- $100 and over                       40,682          24,588         23,581
Foreign                                     18,800           7,787          3,814
---------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE
  ON DEPOSITS                             $176,048        $120,289       $116,887
=================================================================================

Time deposits in denominations of $100,000 or more at December 31, 1995 and 1994 were as follows:

----------------------------------------------------
(in thousands)                  1995          1994
----------------------------------------------------
Domestic                      $861,409      $611,757
Foreign                       $166,404      $270,234
====================================================

7. SHORT-TERM BORROWINGS

At December 31, 1995 and 1994, short-term borrowings were comprised of the following:

-----------------------------------------------------------------------------
(in thousands)                                         1995            1994
-----------------------------------------------------------------------------
First Hawaiian Bank:
  Federal funds purchased                           $   19,586     $  195,859
  Securities sold under agreements
    to repurchase                                      838,026        823,248
  Advances from Federal Home
    Loan Bank of Seattle                               100,000         50,000
First Hawaiian, Inc. (Parent) --
  Commercial paper                                      13,777         46,723
Nonbank subsidiaries --
  Advances from Federal Home
    Loan Bank of Seattle                               111,790        213,986
-----------------------------------------------------------------------------
TOTAL SHORT-TERM BORROWINGS                         $1,083,179     $1,329,816
=============================================================================

Average rates and average and maximum balances for these short-term borrowings were as follows for the years indicated:

--------------------------------------------------------------------------------------
(dollars in thousands)                        1995             1994             1993
--------------------------------------------------------------------------------------
Federal funds purchased:
  Average interest rate at
    December 31                                   5.9%            5.8%             2.7%
  Highest month-end balance                  $270,927        $217,535         $172,215
  Average daily outstanding
    balance                                  $161,602        $155,852         $ 98,042
  Average daily interest rate paid                6.3%            4.4%             2.8%
Securities sold under
  agreements to repurchase:
  Average interest rate at
    December 31                                   5.4%            5.4%             3.2%
  Highest month-end balance                  $909,867        $883,036         $871,891
  Average daily outstanding
    balance                                  $823,506        $792,790         $660,474
  Average daily interest rate paid                5.6%            4.0%             3.2%
Commercial paper:
  Average interest rate at
    December 31                                   5.3%            6.2%             4.0%
  Highest month-end balance                  $ 49,102        $ 46,723         $ 11,271
  Average daily outstanding
    balance                                  $ 26,875        $ 14,092         $  8,430
  Average daily interest rate paid                6.2%            4.7%             3.1%
Advances from Federal Home
  Loan Bank of Seattle:
  Average interest rate at
    December 31                                   5.9%            6.0%             4.3%
  Highest month-end balance                  $322,661        $279,437         $111,265
  Average daily outstanding
    balance                                  $259,998        $153,008         $ 43,499
  Average daily interest rate paid                6.8%            5.5%             4.6%
======================================================================================

Securities sold under agreements to repurchase were treated as financings and the obligations to repurchase the identical securities sold were reflected as liabilities with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1995, the weighted average maturity of these agreements was 131 days and primarily represents investments by public (governmental) entities. A schedule of maturities of these agreements is as follows:

----------------------------------------------------
(in thousands)
----------------------------------------------------
OVERNIGHT                                   $     --
LESS THAN 30 DAYS                            408,128
30 TO 90 DAYS                                225,714
OVER 90 DAYS                                 204,184
----------------------------------------------------
TOTAL                                       $838,026
====================================================

The Parent had $70,000,000 in unused lines of credit with unaffiliated banks to support its commercial paper borrowings as of December 31, 1995.

                                           First Hawaiian, Inc. and Subsidiaries

8. LONG-TERM DEBT

At December 31, 1995 and 1994, long-term debt was comprised of the following:

<Caption
----------------------------------------------------------------------------------------------
                                                 1995                           1994
                                       --------------------------     -----------------------
                                         BOOK            FAIR            Book           Fair
(dollars in thousands)                   VALUE          VALUE           Value          Value
----------------------------------------------------------------------------------------------
First Hawaiian, Inc.
(Parent):
  Note due 1997                        $ 50,000         $ 50,015        $ 50,000      $ 49,988
  6.25% subordinated
    notes due 2000                      100,000           97,364         100,000        97,555
Nonbank subsidiaries --
  4.45%-7.70% notes
    due through 2000                     88,752           87,873          69,331        68,959
----------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                   $238,752         $235,252        $219,331      $216,502
===============================================================================================

FIRST HAWAIIAN, INC. (PARENT)

The note due in 1997 represents two separate drawings of $24,000,000 and $26,000,000 on a $50,000,000 unsecured commitment with interest payable at preselected intervals of one, two, three or six months at London Interbank Offered Rate ("LIBOR") plus .225% ($24,000,000 at 6.0375% and $26,000,000 at
6.19375% at December 31, 1995).

   The 6.25% subordinated notes due in 2000 are unsecured obligations with interest payable semiannually.

NONBANK SUBSIDIARIES

The 4.45%-7.70% notes due through 2000 represent advances from the Federal Home Loan Bank of Seattle to the Company's nonbank subsidiaries (Creditcorp and Pioneer) with interest payable monthly.

As of December 31, 1995, the principal payments due on these borrowed funds were as follows:

-------------------------------------------------------------------------------
                             First
                         Hawaiian, Inc.           Nonbank
(in thousands)             (Parent)             Subsidiaries            Total
-------------------------------------------------------------------------------
1997                        $ 50,000               $46,028             $ 96,028
1998                              --                36,016               36,016
1999                              --                 2,018                2,018
2000                         100,000                 4,690              104,690
-------------------------------------------------------------------------------
TOTAL                       $150,000               $88,752             $238,752
===============================================================================

9. COMMON STOCK

On December 1, 1993, the Bank purchased certain assets and assumed certain liabilities of GKN, Inc., which did business as Phoenix Financial Services ("Phoenix"), for $1,000,000 in the form of an exchange for 41,186 newly-issued shares of the Company's common stock. In May 1995, the operations of Phoenix were merged into the Bank.

10. LIMITATIONS ON PAYMENT OF DIVIDENDS

The primary source of funds for the dividends paid by the Company to its stockholders is dividends received from its subsidiaries. The Bank, Pioneer and Creditcorp are subject to regulatory limitations on the amount of dividends they may declare or pay. At December 31, 1995, the aggregate amount available for payment of dividends by such subsidiaries without prior regulatory approval was $315,965,000.

11. EMPLOYEE BENEFIT PLANS

PENSION PLANS

The Company has a noncontributory pension plan which was frozen as of December 31, 1995. The curtailment gain due to the freeze of the pension plan was $20,766,000. As a result of the freeze, there will be no future accruals and no additional participants. The pension plan was replaced with a 401(k) match and a money purchase plan to which the Company will begin contributing in 1996. These plans cover all employees who satisfy the age and length of service requirements except for key executives who are eligible for the Company's unfunded supplemental employee retirement plan.

   The net pension expense (credit) for 1995, 1994 and 1993 included the following components:

----------------------------------------------------------------------------
(in thousands)                             1995         1994          1993
----------------------------------------------------------------------------
Service cost-benefits earned
  during the period                     $  4,018      $ 3,832        $3,955
Interest cost on projected
  benefit obligation                       6,862        6,294         6,553
Actual loss (return) on
  plan assets                            (18,476)       3,593        (3,810)
Net amortization and deferral             10,197      (12,123)       (3,577)
Curtailment gain due to
  pension plan freeze                    (20,766)          --            --
----------------------------------------------------------------------------
NET PENSION EXPENSE (CREDIT)            $(18,165)     $ 1,596        $3,121
============================================================================

No further contributions should be required because the pension plan is heavily overfunded and there will be no future benefit accruals.

50

                                           First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)
--------------------------------------------------------------------------------

   The following table sets forth the reconciliation of the funded status of the plans at December 31, 1995 and 1994:

-------------------------------------------------------------------------------------
(in thousands)                                               1995              1994
-------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested benefits                                           $78,182           $62,900
  Nonvested benefits                                            100             3,100
-------------------------------------------------------------------------------------
Accumulated benefit obligation                              $78,282           $66,000
=====================================================================================
Plan assets at fair value (primarily listed
  stocks and fixed income securities)                       $98,220           $84,044
Projected benefit obligation                                 88,784            91,944
-------------------------------------------------------------------------------------
Plan assets in excess of (less than) projected
  benefit obligation                                          9,436            (7,900)
Unrecognized net gain                                        (1,232)             (736)
Unrecognized prior service cost                               7,623             6,959
Unrecognized net asset                                       (7,199)           (8,264)
-------------------------------------------------------------------------------------
PREPAID PENSION COST (PENSION LIABILITY)                    $ 8,628           $(9,941)
=====================================================================================

Plan assets included 587,856 shares of common stock of the Company with a fair value of $17,636,000 and $13,962,000 at December 31, 1995 and 1994,
respectively.

   The weighted average discount rate was 7.0% as of December 31, 1995, and 7.5% as of December 31, 1994. For both years, the rate of increase in future compensation used in determining the projected benefit obligation was 5.0% for the qualified pension plan and 7.0% for the unfunded supplemental retirement plan. The expected long-term rate of return on plan assets was 8.5% for both years.

   The Company has unfunded postretirement medical and life insurance plans which are available to retirees who have satisfied age and length of service requirements. The following table sets forth the reconciliation of the funded status of the plan at December 31, 1995 and 1994:

-------------------------------------------------------------------------------------
(in thousands)                                               1995              1994
-------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Retirees                                                  $ 3,528           $ 3,196
  Other fully eligible plan participants                      1,382             1,248
  Other active plan participants                              2,076             1,775
-------------------------------------------------------------------------------------
TOTAL                                                       $ 6,986           $ 6,219
=====================================================================================
Funded status                                               $ 6,986           $ 6,219
Unrecognized transition obligation                           (2,429)           (2,572)
Unrecognized prior service cost                                 (71)              (77)
Unrecognized net loss                                          (575)             (214)
-------------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST                         $ 3,911           $ 3,356
=====================================================================================
Service cost                                                $   189           $   187
Interest cost                                                   453               430
Amortization of:
  Transition obligation                                         143               143
  Unrecognized prior service cost                                 6                 6
-------------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST                    $   791           $   766
=====================================================================================

The assumed health care cost trend is not applicable since the medical plan provides a flat dollar commitment. Thus, there is no effect due to a one-percentage-point increase in the trend rate.

   The weighted average discount rate was 7.0% as of December 31, 1995, and 7.5% as of December 31, 1994. For both years, the rate of increase in future compensation used in determining the accumulated postretirement benefit obligation was 5.0%.

PROFIT SHARING AND CASH BONUS PLANS

The profit sharing and cash bonus plans cover substantially all employees, after satisfying age and length of service requirements. Annual contributions to the plans are based upon a formula and are limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit sharing and cash bonus formula provides that 50% of the Company's contribution be paid directly to eligible members as a year-end cash bonus and the other 50%, less forfeitures, be paid into the profit sharing trust fund. The profit sharing contribution and cash bonus (reflected in salaries and wages) for 1995, 1994 and 1993 totalled $5,545,000, $5,127,000 and $4,328,000, respectively.

INCENTIVE PLAN FOR KEY EXECUTIVES

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

                                           First Hawaiian, Inc. and Subsidiaries

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

   The following table summarizes activity under the SIP for 1995, 1994 and 1993 and the status at December 31, 1995:

<Caption
--------------------------------------------------------------------------------------
                                                           Options
                                  ----------------------------------------------------
                                         Outstanding                 Exercisable
                                  -----------------------       ----------------------
                                                  Average                      Average
                                                  Option                        Option
(dollars in thousands)              Shares         Price         Shares         Price
--------------------------------------------------------------------------------------
Balance at
  December 31, 1992                112,932        $26.00             --         $   --
Options granted                    106,060         30.25             --             --
Became exercisable                      --            --         28,422          26.00
Exercised                              (60)        26.00            (60)         26.00
Forfeitures                           (433)        26.00             --             --
--------------------------------------------------------------------------------------
Balance at
  December 31, 1993                218,499         28.06         28,362          26.00
Options granted                    139,380         26.60             --             --
Became exercisable                      --            --         54,938          28.05
Forfeitures                         (11,67)        27.53             --             --
--------------------------------------------------------------------------------------
Balance at
  December 31, 1994                346,204         27.49         83,300          27.35
Options granted                    149,420         25.50             --             --
Became exercisable                      --            --         89,782          27.49
Exercised                           (2,115)        26.09         (2,115)         26.09
Forfeitures                        (12,353)        27.28             --             --
--------------------------------------------------------------------------------------
BALANCE AT
  DECEMBER 31, 1995                481,156        $26.88        170,967         $27.44
======================================================================================

At December 31, 1995, 516,669 stock options were available for future grants under the SIP.

LONG-TERM INCENTIVE PLAN

The Company has a Long-Term Incentive Plan (the "LTIP") designed to reward key executives for the Company's and individuals' performances measured over three-year cycles; that is, 1993-1995, 1994-1996, 1995-1997 and so on. The first three-year performance cycle (1991-1993) ended on December 31, 1993. The threshold level specified in the LTIP was achieved during this cycle. In 1994, payouts totalling $1,195,000 were made to various key executives for the 1991-1993 cycle. The threshold levels specified in the LTIP were not achieved for the 1992-1994 and 1993-1995 cycles.

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

12. OTHER NONINTEREST EXPENSES

For the years ended December 31, 1995, 1994 and 1993, other noninterest expenses included the following:

--------------------------------------------------------------------------------------
(in thousands)                                 1995             1994             1993
--------------------------------------------------------------------------------------
Deposit insurance                            $ 6,190          $11,388          $11,122
Stationery and supplies                        8,645            9,055            8,430
Advertising and promotion                      7,476            7,745            6,911
Write-off of building costs                       --               --            5,444
Trust loss                                        --            5,000               --
Other                                         56,041           48,320           42,082
--------------------------------------------------------------------------------------
TOTAL OTHER NONINTEREST EXPENSES             $78,352          $81,508          $73,989
======================================================================================

13. INCOME TAXES

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," the cumulative effect of which was the recognition of an income tax benefit of $3,650,000, or $.11 per share, in the first quarter of 1993. Such amount has been reflected in the Consolidated Statements of Income as the cumulative effect of a change in accounting principle. Under SFAS No. 109, the effect of changes in tax rates is recognized in income in the period that includes the enactment date. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, increasing the Federal corporate tax rate from 34% to 35%, retroactive to January 1, 1993. As a result, the Company recognized retroactive adjustments to its deferred tax liability and current tax provision of $1,520,000 and $402,000, respectively, in 1993.

52

                                          First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
   For the years ended December 31, 1995, 1994 and 1993, the provision for income taxes was comprised of the following:

--------------------------------------------------------------------------------------
(in thousands)                                 1995             1994             1993
--------------------------------------------------------------------------------------
Current:
  Federal                                    $15,164          $24,822          $19,755
  States and other                             3,698            4,989            4,776
--------------------------------------------------------------------------------------
    Total current                             18,862           29,811           24,531
--------------------------------------------------------------------------------------

Deferred:
  Federal                                     21,430            6,175           12,116
  States and other                             4,841            3,004            4,251
--------------------------------------------------------------------------------------
    Total deferred                            26,271            9,179           16,367
--------------------------------------------------------------------------------------
TOTAL INCOME TAX PROVISION                   $45,133          $38,990          $40,898
======================================================================================

The provision for income taxes has been reduced by investment, excise tax and low income housing credits of $2,140,000, $1,769,000 and $1,000,000 in 1995,
1994 and 1993, respectively. The Company also has foreign tax credit carryforwards amounting to $5,770,000 at December 31, 1995 which may be used to offset future Federal income tax expense. The foreign tax credit carryover of $1,040,000, $1,526,000, $1,597,000 and $1,607,000 will expire at the end of
1997, 1998, 1999 and 2000, respectively.
   The components of net deferred income tax liabilities at December 31, 1995 and 1994 were as follows:

---------------------------------------------------------------------------------
                                                              DECEMBER 31
                                                     ----------------------------
(in thousands)                                         1995             1994
---------------------------------------------------------------------------------
ASSETS
Federal and State income
  tax credit carryovers                               $   5,003          $  3,180
Employee benefit deductions                               3,489            10,340
Provision for loan and lease losses                      36,897            32,706
Loan fees and other income                                8,117             8,853
Hawaii State franchise taxes                              6,628             5,007
---------------------------------------------------------------------------------
Total deferred income tax assets                         60,134            60,086
---------------------------------------------------------------------------------
LIABILITIES
Lease expenses                                          152,799           120,933
Depreciation expense                                     12,705            19,975
Intangible assets-net premiums                            2,502             3,429
Marketable securities-available for sale                  3,626               683
Other                                                     6,465             3,132
---------------------------------------------------------------------------------
Total deferred income tax liabilities                   178,097           148,152
---------------------------------------------------------------------------------
NET DEFERRED INCOME TAX LIABILITIES                   $(117,963)         $(88,066)
=================================================================================

Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.

   At December 31, 1995 and 1994, Federal income taxes had not been provided on $2,832,000 of thrift bad debt deductions. If in the future, these amounts are used for any purpose other than to absorb losses on bad debts, a tax liability will be imposed on the Company for these amounts at the then current income tax rates.

   Effective January 1, 1996, the Hawaii Revised Statutes were amended to require the apportionment and allocation of income according to the state where the income has been generated. As such, 1996 and future state income and franchise taxes will be computed accordingly. Management has not yet determined the effect this change will have on the calculation and allocation of future income tax provisions.

   The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:

-------------------------------------------------------------------------------
                                               1995          1994        1993
-------------------------------------------------------------------------------
Federal statutory income tax rate              35.0%        35.0%        35.0%
Municipal and other tax-
  exempt income                                (2.7)        (4.0)        (4.4)
Hawaii State income and franchise
  taxes, net of Federal tax benefit             4.5          4.7          4.9
Other                                            .2         (0.7)        (1.2)
-------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE                      37.0%        35.0%        34.3%
===============================================================================

                                          First Hawaiian, Inc., and Subsidiaries

--------------------------------------------------------------------------------
14. INTERNATIONAL OPERATIONS

The Company's international operations, principally Guam and Grand Cayman, British West Indies, involve foreign banking and international financing activities, including short-term investments, loans, acceptances, letters of credit financing and international funds transfers.

   International activities are identified on the basis of the domicile of the Company's customer.

   Total revenue, income before income taxes, net income and total assets for foreign, domestic and consolidated operations at and for the years ended December 31, 1995, 1994 and 1993 were as follows:


-------------------------------------------------------------------------------------
(in thousands)                    Foreign            Domestic            Consolidated
-------------------------------------------------------------------------------------
1995
TOTAL REVENUE                    $ 38,669           $  616,166            $  654,835
INCOME BEFORE
  INCOME TAXES                   $    582           $  121,556            $  122,138
NET INCOME                       $    379           $   76,626            $   77,005
TOTAL ASSETS                     $478,790           $7,085,719            $7,564,509
====================================================================================
1994
Total revenue                    $ 26,533           $  535,899            $  562,432
Income before
  income taxes                   $  1,496           $  110,005            $  111,501
Net income                       $    972           $   71,539            $   72,511
Total assets                     $251,697           $7,283,447            $7,535,144
====================================================================================
1993
Total revenue                    $ 26,586           $  481,932            $  508,518
Income before
  income taxes                   $  2,726           $  116,379            $  119,105
Net income                       $  1,772           $   80,085            $   81,857
Total assets                     $326,197           $6,942,934            $7,269,131
====================================================================================

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

--------------------------------------------------------------------------------
                                       1995              1994              1993
--------------------------------------------------------------------------------
Average foreign assets to
  average total assets                 3.61%             3.80%             6.19%
Average foreign liabilities to
  average total liabilities            5.04%             3.15%             2.07%
================================================================================

The Company did not have any foreign outstandings to any individual country which exceeded 1% of total assets at December 31, 1995, 1994 and 1993.

15. LEASE COMMITMENTS

Future minimum lease payments by year and in the aggregate under all noncancelable operating leases having initial or remaining terms in excess of one year consisted of the following at December 31, 1995:

--------------------------------------------------------------------------------
                                                       Less               Net
                                  Operating          Sublease          Operating
(in thousands)                      Leases            Income             Leases
--------------------------------------------------------------------------------
1996                               $ 10,981           $ 1,236          $   9,745
1997                                 24,137             4,490             19,647
1998                                 24,263             4,383             19,880
1999                                 24,573             4,450             20,123
2000                                 24,567             4,929             19,638
2001 and
  thereafter                        118,101            15,936            102,165
--------------------------------------------------------------------------------
TOTAL                              $226,622           $35,424           $191,198
================================================================================

These premises and equipment leases extend for varying periods up to 39 years and some of them may be renewed for periods ranging from 1 to 39 years. The premises' leases also provide for payments of real property taxes, insurance and maintenance.

   In most cases, leases for the premises provide for periodic renegotiation of the rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.

   In December 1993, the Company entered into a noncancelable agreement to lease a certain office building to be constructed on land owned in fee simple by the Company. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building will commence on December 1, 1996 and will expire on December 1, 2003 (the "Primary Term"). The Company is obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term and to assume certain responsibilities during the construction period. The Company plans to occupy approximately 40% of the building and sublease the remaining 60% to third parties. As of December 31, 1995, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.

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

54

                                           First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)


such payment not to exceed $161,990,000. This lease is accounted for as an operating lease.

   For 1995, 1994 and 1993, rental expense was $14,525,000, $13,699,000 and
$8,782,000, respectively.

16. COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company is a party to various financial instruments to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit and interest rate swaps. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated and Parent Company Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

   The Company's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. Since these commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flows. For interest rate swap transactions, the contract or notional amounts do not represent exposure to credit losses.

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



   Off-balance sheet commitments and contingent liabilities at December 31, 1995 and 1994 were as follows:


----------------------------------------------------------------------------
                                                 1995                1994
                                              -----------         -----------
                                               NOTIONAL/           Notional/
                                               CONTRACT            Contract
(in thousands)                                  AMOUNT              Amount
----------------------------------------------------------------------------
Commitments to extend credit                  $3,363,822          $2,801,502
Standby letters of credit                     $  145,278          $  154,221
Commercial letters of credit                  $   18,028          $   10,207
Interest rate swaps                           $1,093,867          $1,035,113
============================================================================

The Company enters into interest rate swap agreements as an end-user only. These instruments are used as hedges against various balance sheet accounts. Credit exposure is monitored under the same credit guidelines as are followed for other extensions of credit. Interest rate and/or market risk is monitored and managed in conjunction with the total interest rate risk position of the Company as a whole. Off-balance sheet agreements are not entered into if they would increase the Company's interest rate risk above approved guidelines. Sensitivity testing to measure and monitor this risk is done quarterly using net interest income simulations.

   Variable rates for interest rate swap agreements are based either on LIBOR or commercial paper rates as published by the Federal Reserve Board Statistical Release H.15.

   The following is a summary of the interest rate swap activity for 1995 and 1994:

ROLLFORWARD SCHEDULE

--------------------------------------------------------------------------------------------------------------
                                                                       Caps,
                                       Receive         Pay           Floors or      Variable/
(in millions)                           Fixed         Fixed           Collars       Variable            Total
--------------------------------------------------------------------------------------------------------------
Balance,
 December 31, 1993                      $361          $257             $300          $ --               $  918
Additions                                 --             9               --           700                  709
Maturities/
 amortizations                           253            31              300            --                  584
Terminations                              --             9               --            --                    9
--------------------------------------------------------------------------------------------------------------
Balance,
 December 31, 1994                       108           226               --           700                1,034
Additions                                200            32               --            --                  232
Maturities/
 amortizations                            48           124               --            --                  172
Terminations                              --            --               --            --                   --
--------------------------------------------------------------------------------------------------------------
BALANCE,
 DECEMBER 31, 1995                      $260          $134             $ --          $700               $1,094
==============================================================================================================

                                           First Hawaiian, Inc. and Subsidiaries

--------------------------------------------------------------------------------

The following is additional hedging information related to the Company's interest rate swaps as of December 31, 1995:

HEDGING SUMMARY

-----------------------------------------------------------------------------------------------------------------------------
                                                                         Asset Yield/      Net                      Remain-
                               Notional         Pay        Receive        Liability       Yield/      Original        ing
(dollars in millions)           Amount         Rate         Rate             Cost          Cost       Maturity     Maturity
-----------------------------------------------------------------------------------------------------------------------------
ASSET HEDGES:
 Variable rate loans             $  200         5.9%         5.6%             7.1%         6.8%        2.0 yrs.      1.9 yrs.
 Fixed rate loans                    96         6.4          5.8              8.3          7.7         9.4           7.7
 Construction fund
  investments                        59         5.9          4.3              5.7          4.1         3.0           0.9
 Municipal security                  15         5.7          6.0              5.9          6.2         5.0           1.8
----------------------------------------
   Subtotal                         370         6.0          5.5              7.1          6.6         4.2           3.2
----------------------------------------
LIABILITY HEDGES:
 Savings deposits                   700         5.4          6.0              3.0          2.4         2.6           0.8
 Term debt                           24         8.8          5.9              6.0          8.9         7.0           1.9
----------------------------------------
   Subtotal                         724         5.5          6.0              3.1          2.6         2.7           0.8
----------------------------------------
TOTAL                            $1,094         5.7%         5.8%             N/A          N/A         3.2 YRS.      1.6 YRS.
==============================================================================================================================

The following summarizes the impact of the Company's interest rate swap activities on its weighted average borrowing rate and on interest income and expense for the years ended December 31, 1995, 1994 and 1993:

------------------------------------------------------------------------------
(dollars in thousands)                    1995           1994           1993
------------------------------------------------------------------------------
Average borrowing rate:
  Without interest rate swaps              4.49%           3.26%         3.11%
  With interest rate swaps                 4.54%           3.23%         2.96%
==============================================================================
Decrease in interest income             $ 3,827         $10,352       $12,664
(Increase) decrease in interest
  expense                                (2,926)          1,351         7,436
------------------------------------------------------------------------------
Interest rate swap expense, net         $ 6,753         $ 9,001       $ 5,228
==============================================================================

LITIGATION

Various legal proceedings are pending against the Company. In the opinion of management, based upon advice of counsel, the aggregate liability, if any, resulting from these proceedings would not have a material effect on the Company's consolidated financial position or results of operations.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents a summary of the book and fair values of the Company's financial instruments at December 31, 1995 and 1994:

--------------------------------------------------------------------------------------------------
                                                                             1995
                                                                ----------------------------------
(in thousands)                                                  BOOK VALUE              FAIR VALUE
--------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks                                          $  304,051             $  304,051
Interest-bearing deposits in other banks                            244,570                244,570
Federal funds sold and securities
  purchased under agreements to resell                              169,803                169,803
Investment securities:
  Available-for-sale (note 2)                                     1,175,293              1,175,293
Loans and leases (note 3)                                         5,259,545              5,269,635
Customers' acceptance liability                                       1,995                  1,195
--------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Deposits                                                         $5,358,313             $5,370,203
Short-term borrowings (note 7)                                    1,083,179              1,083,179
Acceptances outstanding                                               1,995                  1,995
Long-term debt (note 8)                                             238,752                235,252
==================================================================================================

--------------------------------------------------------------------------------------------------
                                                                             1994
                                                                ----------------------------------
(in thousands)                                                  Book Value              Fair Value
--------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks                                          $  262,894             $  262,894
Interest-bearing deposits in other banks                             11,670                 11,670
Federal funds sold and securities
  purchased under agreements to resell                              180,000                180,000
Investment securities:
  Held-to-maturity (note 2)                                         995,887                981,651
  Available-for-sale (note 2)                                       151,992                151,992
Loans and leases (note 3)                                         5,533,565              5,536,510
Customers' acceptance liability                                         732                    732
--------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Deposits                                                         $5,152,213             $5,158,495
Short-term borrowings (note 7)                                    1,329,816              1,329,816
Acceptances outstanding                                                 732                    732
Long-term debt (note 8)                                             219,331                216,502
==================================================================================================

The following table presents a summary of the fair values of the Company's off-balance sheet financial instruments (note 16) at December 31, 1995 and 1994:

--------------------------------------------------------------------------------------------------
                                                                          FAIR VALUE
                                                                    ------------------------------
(in thousands)                                                        1995                   1994
--------------------------------------------------------------------------------------------------
Commitments to extend credit                                        $13,596                $11,489
Letters of credit                                                     1,435                  1,523
Interest rate swaps                                                  (1,158)               (21,154)
==================================================================================================

56

                                         First Hawaiian, Inc. and Subsidiaries

NOTES TO FINANCIAL STATEMENTS (Continued)

18. FIRST HAWAIIAN, INC. (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

BALANCE SHEETS

------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,
(in thousands, except number of                                  -------------------------------
shares and per share data)                                         1995                    1994
------------------------------------------------------------------------------------------------
ASSETS
Cash on deposit with First Hawaiian Bank                         $    144               $    110
Loans, net of allowance
  for loan losses of $100 in 1995                                  15,480                 17,005
Securities purchased from
  First Hawaiian Bank                                               9,930                  6,180
Investment in subsidiaries:
  First Hawaiian Bank                                             587,009                597,252
  Other subsidiaries                                              160,833                155,113
Due from:
  First Hawaiian Bank                                              91,273                 83,604
  Other subsidiaries                                               59,102                 61,825
Other assets                                                        1,718                  2,257
------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $925,489               $923,346
================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                                 $ 13,777               $ 46,723
Current and deferred income taxes                                 109,468                 95,795
Other liabilities                                                   2,707                  2,884
Long-term debt                                                    150,000                150,000
------------------------------------------------------------------------------------------------
Total liabilities                                                 275,952                295,402
------------------------------------------------------------------------------------------------
Commitments and contingent liabilities
  (notes 11, 15 and 16)
Stockholders' equity:
  Common stock $5 par value
    Authorized -- 100,000,000 shares
    Issued -- 32,542,797 shares
      in 1995 and 1994                                            162,713                162,713
  Surplus                                                         133,925                133,820
  Retained earnings                                               385,976                346,339
  Unrealized valuation adjustment                                   5,489                 (1,033)
  Treasury stock, 1,397,957 shares in 1995
    and 516,623 shares in 1994, at cost                           (38,566)               (13,895)
------------------------------------------------------------------------------------------------
Total stockholders' equity                                        649,537                627,944
------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $925,489               $923,346
================================================================================================

STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
(in thousands)                                            1995             1994            1993
------------------------------------------------------------------------------------------------
INCOME
Dividends from:
  First Hawaiian Bank                                   $84,660           $34,660        $33,551
  Other subsidiaries                                      8,300             7,560          4,590
Interest from First Hawaiian Bank                           520               448            419
Interest and fees from other
  subsidiaries                                            3,043               799            321
Other interest and dividends                              1,359             1,149          1,148
------------------------------------------------------------------------------------------------
Total income                                             97,882            44,616         40,029
------------------------------------------------------------------------------------------------
EXPENSES
Interest expense:
  Commercial paper                                        1,669               663            259
  Long-term debt                                         10,299             9,711          5,514
  Other                                                     114               107            254
Provision for loan losses                                   100                --             --
Professional services                                       494               289            493
Other                                                       339               351            381
------------------------------------------------------------------------------------------------
Total expenses                                           13,015            11,121          6,901
------------------------------------------------------------------------------------------------
Income before income tax
  benefit and equity in
  undistributed income of
  subsidiaries                                           84,867            33,495         33,128
Income tax benefit                                        3,178             3,344          1,763
------------------------------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiaries                                 88,045            36,839         34,891
Equity in undistributed income
 of subsidiaries:
  First Hawaiian Bank                                   (15,634)           26,713         38,620
  Other subsidiaries                                      4,594             8,959          8,346
------------------------------------------------------------------------------------------------
NET INCOME                                              $77,005           $72,511        $81,857
================================================================================================

NOTES TO FINANCIAL STATEMENTS (Continued)  First Hawaiian, Inc. and Subsidiaries

STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
(in thousands)                                            1995             1994          1993
-----------------------------------------------------------------------------------------------
CASH AT BEGINNING OF YEAR                               $   110          $    250      $    985
Cash flows from operating activities:
  Net income                                             77,005            72,511        81,857
  Excess of equity in earnings
    of subsidiaries over
    dividends received                                   11,040           (35,672)      (46,966)
  Other                                                     449              (630)         (439)
-----------------------------------------------------------------------------------------------
Net cash provided by operating
  activities                                             88,494            36,209        34,452
-----------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net change in:
    Securities sold to (purchased
      from) First Hawaiian Bank                          (3,750)            6,945        (2,545)
    Loans made to directors and
      executive officers                                  1,525            (1,246)         (657)
    Repayments from (advances to)
      subsidiaries                                        8,750           (34,600)         (100)
  Sale of investment securities                          43,490             5,000            --
  Purchase of investment
    securities                                          (43,490)               --        (5,000)
  Purchase of Pioneer
    Fed BanCorp, Inc.                                        --                --       (87,107)
  Other                                                      --                --          (343)
-----------------------------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                                    6,525           (23,901)      (95,752)
-----------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net change in commercial
    paper balances                                      (32,946)           37,118          (632)
  Proceeds from long-term debt                               --                --       100,000
  Cash dividends paid                                   (37,368)          (38,008)      (36,821)
  Issuance of common stock
    under IPKE                                               --                --           493
  Repurchase of common stock                            (24,671)          (11,558)       (2,475)
-----------------------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                                  (94,985)          (12,448)       60,565
-----------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                    $    144          $    110      $    250
================================================================================================
Supplemental disclosures:
  Interest paid                                        $ 12,251          $ 10,338      $  3,740
  Net income taxes refunded                            $ (3,211)         $ (2,502)     $   (375)
================================================================================================

58

                                          First Hawaiian, Inc. and Subsidiaries

CORPORATE ADDRESSES


FIRST HAWAIIAN, INC.
   1132 Bishop Street
   Honolulu, Hawaii 96813
            or
   P.O. Box 3200
   Honolulu, Hawaii 96847

FIRST HAWAIIAN CREDITCORP, INC.
   Interstate Building, Second Floor
   1314 South King Street
   Honolulu, Hawaii 96814
   Telephone: (808) 593-5500

FIRST HAWAIIAN LEASING, INC.
   Interstate Building, Second Floor
   1314 South King Street
   Honolulu, Hawaii 96814
   Telephone: (808) 593-5300

PIONEER FEDERAL SAVINGS BANK
   900 Fort Street
   Honolulu, Hawaii 96813
   Telephone: (808) 522-6777

FIRST HAWAIIAN BANK
   1132 Bishop Street
   Honolulu, Hawaii 96813
         or
   P.O. Box 3200
   Honolulu, Hawaii 96847
   Telephone: (808) 525-7000
   Cable Address: FIRSTBANK (Honolulu, Hawaii)
   S.W.I.F.T.: FHBKUS77
   FedWire: ABA 121301015 FST HAW HONO
   Internet's World Wide Web Address:
     http://www.fhb.com/

   Japan Representative Office
   Yasutaka P. Onodera
   Senior Vice President and Representative
   Ohtemachi Building 6-1, Room 202
   Ohtemachi 1-Chome, Chiyoda-Ku,
   Tokyo 100, Japan
   Telephone: (03) 3201-6081
   Facsimile: (03) 3215-0566

                                          First Hawaiian, Inc. and Subsidiaries

SUPPLEMENTAL INFORMATION

First Hawaiian, Inc.'s shares are traded on The Nasdaq Stock Market under the Nasdaq symbol: FHWN.

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York 10005

FORM 10-K AND OTHER FINANCIAL INFORMATION

The Company's 1995 Form 10-K annual report, which is to be filed with the Securities and Exchange Commission by March 30, 1996, will be available to stockholders after that date. Analysts, investors and others seeking a copy of the Form 10-K or any other financial information should write to:
   Howard H. Karr
   Executive Vice President and Treasurer
   First Hawaiian, Inc.
   P.O. Box 3200
   Honolulu, Hawaii 96847

GENERAL INFORMATION
News media representatives and others seeking general information should contact:
   Gerry Keir
   Senior Vice President
   Corporate Communications
   (808) 525-7086

ANNUAL MEETING
The annual meeting of stockholders of First Hawaiian, Inc. will be held on Thursday, April 18, 1996 at 9:30 A.M. in the 20th floor Dining Room of The Plaza Club, 900 Fort Street, Honolulu, Hawaii.

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