Form 10-K, Exhibit 13
period 1996-12-31
FIRST HAWAIIAN INC
filed 1997-03-24
CIK 36377

CONSOLIDATED FINANCIAL HIGHLIGHTS

                                    First Hawaiian, Inc. and Subsidiaries      1


(dollars in thousands, except per share data)     1996                1995         Change
------------------------------------------------------------------------------------------
Year Ended December 31

EARNINGS AND DIVIDENDS
Net income................................    $    80,296        $      77,005        4.3%
Cash dividends............................         37,579               37,368         .6
------------------------------------------------------------------------------------------

PER SHARE
Net income................................    $      2.56        $        2.43        5.3%
Cash dividends............................          1.195                 1.18        1.3
Book value................................          22.22                20.86        6.5
------------------------------------------------------------------------------------------

FINANCIAL RATIOS
Return on average total assets............           1.04%                1.02%       2.0%
Return on average stockholders' equity....          11.88                12.03       (1.2)
------------------------------------------------------------------------------------------

FINANCIAL POSITION AT DECEMBER 31
Total assets..............................    $ 8,002,174        $   7,564,509        5.8%
Loans.....................................      5,806,732            5,259,545       10.4
Deposits..................................      5,936,708            5,358,313       10.8
Stockholders' equity......................        705,884              649,537        8.7
Risk-based capital ratios:
  Tier 1..................................           8.42%                9.03%      (6.8)%
  Total...................................          11.85                11.88        (.3)
Tier 1 leverage ratio.....................           7.32                 7.72       (5.2)
==========================================================================================


NET INCOME            NET INCOME AND              RETURN ON AVERAGE       RETURN ON AVERAGE
($ in millions)       CASH DIVIDENDS PER SHARE    TOTAL ASSETS            STOCKHOLDERS' EQUITY
                      ($)                         (%)                     (%)
1992.........86.9     1992.........2.70          1992.........1.33        1992.........16.52

1993.........81.9     1993.........2.52          1993.........1.21        1993.........14.01

1994.........72.5     1994.........2.25          1994.........1.01        1994.........11.73

1995.........77.0     1995.........2.43          1995.........1.02        1995.........12.03

1996.........80.3     1996.........2.56          1996.........1.04        1996.........11.88

SENIOR ADMINISTRATIVE OFFICERS        First Hawaiian, Inc. and Subsidiaries   18


FIRST HAWAIIAN, INC.

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President

Donald G. Horner
Executive Vice President

Howard H. Karr
Executive Vice President & Treasurer

Herbert E. Wolff
Senior Vice President & Secretary

Gerald M. Pang
Senior Vice President & Chief Credit Officer


FIRST HAWAIIAN BANK

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President & Chief Operating Officer

Donald G. Horner
Vice Chairman
Retail Banking Group

Howard H. Karr
Vice Chairman, Chief Financial Officer &
Treasurer, Administration & Finance Group

Robert A. Alm
Senior Vice President,
Financial Management Group

Gary L. Caulfield
Executive Vice President,
Information Management Group

Anthony R. Guerrero, Jr.
Executive Vice President,
Branch Banking Group

Thomas P. Huber
Executive Vice President,
General Counsel & Assistant Secretary,
Legal Group

Gerald M. Pang
Executive Vice President &
Chief Credit Officer

N. W. "Red" Pope
Executive Vice President,
Marketing Group

Barbara S. Tomber
Executive Vice President,
Wholesale Loan Group

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

Brandt G. Farias
Senior Vice President,
Marketing Communications Division

Mark H. Felmet
Senior Vice President,
Retail Loan Division

Melvin T. Freitas
Vice President,
Dealer Center Division

Gary Y. Fujitani
Senior Vice President,
Business Services Division

Dean K. Hirata
Senior Vice President & Controller,
Controller's Division

Charles L. Jenkins
Vice President,
Corporate & International Banking Division

William B. Johnstone, III
Executive Vice President,
Portfolio Management Division

Edmund H. Kajiyama
Senior Vice President,
Branch Support Division

Gerald J. Keir
Senior Vice President,
Corporate Communications Division

Roy E. King, Jr.
Senior Vice President,
Human Resources Division

John W. Landgraf
Senior Vice President,
Commercial Real Estate Division &
Japan Business Development

George H. Lumsden
Senior Vice President & General Auditor,
Audit Division

David W. Madison
Executive Vice President,
Branch Loan Administration Division

Vernon T. Omori
Senior Vice President,
Residential Real Estate Division

Curt T. Otaguro
Senior Vice President,
Operations Research & Development Division

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

Donald G. Horner
Chairman

Harriet M. Aoki
President & Chief Executive Officer

Winston K. H. Chow
Executive Vice President

Romeo B. Estepa
Senior Vice President & Controller,
Controller's Division

Calvin H. Umamoto
Senior Vice President/Bank Secrecy Officer,
Operations Division


FIRST HAWAIIAN LEASING, INC./
FHL LEASE HOLDING COMPANY, INC.

John K. Tsui
Chairman & Chief Executive Officer

Stephen J. Marcuccilli
President


PACIFIC ONE BANK

Walter A. Dods, Jr.
Chairman

Richard C. Williamson
President & Chief Executive Officer


PACIFIC ONE BANK, N. A.

Walter A. Dods, Jr.
Chairman

Richard C. Williamson
Vice Chairman

Richard C. Emery
President & Chief Executive Officer

BOARDS OF DIRECTORS                 First Hawaiian, Inc. and Subsidiaries     19

John W. A. Buyers (FHI, FHB)
Chairman & Chief Executive Officer,
C. Brewer & Co., Ltd.

Dr. Albert C. K. Chun-Hoon (FHB)
Orthopedic Surgeon

John C. Couch (FHI, FHB)
Chairman, President & Chief Executive Officer,
Alexander & Baldwin, Inc.;
Chairman, A&B - Hawaii, Inc.

Walter A. Dods, Jr. (FHI, FHB)
Chairman &  Chief Executive Officer,
First Hawaiian, Inc. and First Hawaiian Bank;
Trustee, Estate of S. M. Damon

Craig D. Eerkes (FHB)
Chairman and Chief Executive Officer,
Tri-City Oil Company

Dr. Julia Ann Frohlich (FHI, FHB)
President, Blood Bank of Hawaii

Paul Mullin Ganley (FHI, FHB)
Trustee, Estate of S. M. Damon;
Partner, Carlsmith, Ball, Wichman, Case & Ichiki

David M. Haig (FHI, FHB)
Trustee, Estate of S. M. Damon

Warren H. Haruki (FHB)
President, GTE Hawaiian Tel

Howard K. Hiroki (FHB)
Partner (Retired), Coopers & Lybrand, L. L. P.

John A. Hoag (FHI, FHB)
President (Retired), First Hawaiian, Inc.;
Vice Chairman (Retired), First Hawaiian Bank
Chairman, Hawaii Reserves, Inc.

Glenn A. Kaya (FHB)
President, Hawaii Seiyu, Ltd.

Dr. Richard R. Kelley (FHB)
Chairman, Outrigger Enterprises

Bert T. Kobayashi, Jr. (FHI, FHB)
Principal, Kobayashi, Sugita & Goda

Dr. Richard T. Mamiya (FHI, FHB)
Heart Surgeon, Richard Mamiya, MD, Inc.

Dr. Fujio Matsuda (FHI, FHB)
Chairman and Chief Executive Officer,
Pacific International Center for
High Technology Research

Dr. Roderick F. McPhee (FHI, FHB)
President (Retired), Punahou School

George P. Shea, Jr. (FHI, FHB)
Chairman, President &
Chief Executive Officer (Retired),
First Insurance Company of Hawaii, Ltd.

R. Dwayne Steele (FHB)
Chairman, Grace Pacific Corp.

John K. Tsui (FHI, FHB)
President, First Hawaiian, Inc.;
President & Chief Operating Officer,
First Hawaiian Bank

Jenai Sullivan Wall (FHB)
President, Foodland Super Market, Ltd.

Fred C. Weyand (FHI, FHB)
Trustee, Estate of S. M. Damon;
General (Retired), U. S. Army

James C. Wo (FHB)
Chairman & Chief Executive Officer,
Bojim Investments;
Vice President & Treasurer,
BJ Management Corp.

Robert C. Wo (FHI, FHB)
President & Secretary, BJ Management Corp.;
Chairman, C. S. Wo & Sons, Ltd.

Lily K. Yao (FHB)
Chairman & Chief Executive Officer,
Pioneer Federal Savings Bank


PIONEER FEDERAL SAVINGS BANK

Lily K. Yao
Chairman & Chief Executive Officer

Albert M. Yamada
President & Chief Operating Officer

Walter A. Dods, Jr.

Michael K. Fujimoto

John A. Hoag

Howard H. Karr

Wesley T. Park

H. Fred Mosher
Director Emeritus


FIRST HAWAIIAN CREDITCORP, INC.

Donald G. Horner
Chairman

Harriet M. Aoki
President & Chief Executive Officer

Philip H. Ching

Walter A. Dods, Jr.

Dr. Julia Ann Frohlich

John A. Hoag

David C. Hulihee

Howard H. Karr

Glenn A. Kaya

Leighton S. L. Mau

John K. Tsui

Fred C. Weyand

FHL LEASE HOLDING COMPANY, INC.

John K. Tsui
Chairman & Chief Executive Officer

Stephen J. Marcuccilli
President

Philip H. Ching

Walter A. Dods, Jr.

Dr. Julia Ann Frohlich

Paul Mullin Ganley

John A. Hoag

Donald G. Horner

David C. Hulihee

Howard H. Karr


PACIFIC ONE BANK

Walter A. Dods, Jr.
Chairman

John K. Tsui
Vice Chairman and Chief Credit Officer

Richard C. Williamson
President and Chief Executive Officer

Charles E. Carlbom

Stuart A. Hall

James L. Huffman


PACIFIC ONE BANK, N. A.

Walter A. Dods, Jr.
Chairman

Craig D. Eerkes
Vice Chairman

Richard C. Williamson
Vice Chairman

Richard C. Emery
President and Chief Executive Officer

Russ Dean

Leonard Dietrich

Howard H. Karr

Neal Smiley

John K. Tsui

George Yoshino

FIRST HAWAIIAN, INC. FINANCIAL REVIEW       Index to Financial Review         20

21 Corporate Organization

22 Common Stock Information

23 Summary of Selected Consolidated Financial Data

24 Management's Discussion and Analysis
   of Financial Condition and Results of Operations

42 Report of Independent Accountants
   Financial Statements:

43 Consolidated Balance Sheets

44 Consolidated Statements of Income

45 Consolidated Statements of Changes
   in Stockholders' Equity

46 Consolidated Statements of Cash Flows

47 Notes to Financial Statements

63 Corporate Addresses

64 Supplemental Information

CORPORATE ORGANIZATION           First Hawaiian, Inc. and Subsidiaries        21


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

   The Company's organization consists of the following wholly-owned subsidiaries:

FIRST HAWAIIAN BANK

   First Hawaiian Bank (the "Bank") was founded in 1858 and is the oldest financial institution in Hawaii. The Bank is a full-service bank conducting general commercial and consumer banking business and offering trust services. The Bank's activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; selling traveler's checks, personal money orders, cash management services, mutual funds and annuities; issuing letters of credit; handling domestic and foreign collections; renting safe deposit boxes; and providing data processing services to customers.

   The Bank's main office is located in Honolulu, Hawaii, with 56 other banking offices located throughout the State of Hawaii. It also has two banking offices in Guam; an offshore branch in Grand Cayman, British West Indies; a representative office in Tokyo, Japan; and a worldwide network of correspondent banks.

    Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent, and subject to the limitations, set forth in the Federal Deposit Insurance Act, as amended (the "Act"). The Bank is a State of Hawaii chartered bank and is not a member of the Federal Reserve System.

    The Bank also conducts business through the following wholly-owned subsidiaries:

    o   FH CENTER, INC.

        FH Center, Inc. owns certain real property in connection with First Hawaiian Center, the Company's new headquarters, which was completed in September 1996.

    o   FHB PROPERTIES, INC. AND AMERICAN SECURITY PROPERTIES, INC.

        FHB Properties, Inc. and American Security Properties, Inc. hold title to certain property and premises upon which the Bank's business is conducted.

    o   PACIFIC ONE DEALER CENTER, INC.

        Pacific One Dealer Center, Inc. is engaged in the business of automobile financing and related business activities in California and Oregon.

    o   FIRST HAWAIIAN LEASING, INC.

        First Hawaiian Leasing, Inc. engages in commercial equipment and vehicle leasing and financing.

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

   In October 1996, Pioneer's residential mortgage lending operations were merged with the Bank. Pioneer's remaining operations are scheduled to be merged with and into the Bank in April 1997.

PACIFIC ONE BANK

   Pacific One Bank ("Pacific One"), headquartered in Portland, Oregon, was formed on May 21, 1996 in connection with the acquisition by the Company of 31 branches in Oregon, Washington and Idaho which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger. Twenty-six of these branches are being operated as Pacific One. Sixteen of these branches are in the Portland metropolitan area, five are on the central Oregon coast, four are in eastern Oregon and one is in Weiser, Idaho.

   Four of the acquired branches are now being operated as part of Pacific One Bank, N.A., in Washington state, which is discussed below. One branch, also in Washington state, was subsequently closed.

   Pacific One is a full-service bank conducting commercial and consumer banking business. Its activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; and selling international and cash management services and mutual funds and annuities.

   Deposits in Pacific One are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act. Pacific One is chartered as a bank in the State of Oregon with authority to operate branches in Idaho and is not a member of the Federal Reserve System.

CORPORATE ORGANIZATION (CONTINUED) First Hawaiian, Inc. and Subsidiaries      22

ANB FINANCIAL CORPORATION

   ANB Financial Corporation ("ANB"), a bank holding company, and its subsidiary, Pacific One Bank, N.A. (formerly known as American National Bank), headquartered in Kennewick, Washington, were acquired by the Company on July 31, 1996. Pacific One Bank, N.A. operates eight branches in southeastern Washington.

   Pacific One Bank, N.A. is a full-service bank conducting commercial and consumer banking business. Its activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; and selling cash management services and mutual funds and annuities.

   Deposits in Pacific One Bank, N.A. are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act. Pacific One Bank, N.A. is a national bank chartered under Federal law.

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

FHL LEASE HOLDING COMPANY, INC.

   FHL Lease Holding Company, Inc. is a financial services loan company in the State of Hawaii primarily engaged in commercial equipment and vehicle leasing and financing.

FHI INTERNATIONAL, INC.

   FHI International, Inc. was organized to engage in consumer financing services and related activities outside the United States. Currently, it is not actively engaged in business.

COMMON STOCK INFORMATION

   The common stock of the Company is traded on The Nasdaq Stock Market under the symbol FHWN. As of December 31, 1996, there were 4,852 holders of record of the Company's common stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

   At December 31, 1996, a total of 33,190,374 shares of common stock were issued, including 1,415,954 shares in the treasury stock account. The Board of Directors (the "Board") has authorized the total repurchase of up to 1.6 million shares to be held by the Company or used for corporate purposes as designated by the Board. Through December 31, 1996, the Company had repurchased 1,075,940 shares of common stock under such authorization.

   A compilation of certain quarterly and annual per share data is presented below:

                                                                   Market Price
                             Net      Dividends       --------------------------------------
                           Income       Paid           High            Low           Close
--------------------------------------------------------------------------------------------
1996
First Quarter.......     $  .65        $  .295       $ 30           $ 26            $ 27 5/8
Second Quarter......        .67           .295         29 3/4         26 1/2          28 1/2
Third Quarter.......        .60           .295         31             25 3/4          31
Fourth Quarter......        .64           .310         36 3/4         29 1/4          35
----------------------------------------------
   Annual...........     $ 2.56        $ 1.195         36 3/4         25 3/4          35
==============================================
1995
First Quarter.......     $  .59        $  .295         27             23              24 1/2
Second Quarter......        .59           .295         28             24 1/2          26 3/4
Third Quarter.......        .62           .295         31 1/4         24 3/4          29 1/2
Fourth Quarter......        .63           .295         30 1/4         27 7/8          30
----------------------------------------------
   Annual...........     $ 2.43        $ 1.180         31 1/4         23              30
==============================================
          1994           $ 2.25        $ 1.180         31 1/4         23              23 3/4
          1993           $ 2.52        $ 1.135         30 3/4         23 3/4          24 3/4
          1992           $ 2.70        $ 1.060         29 3/4         23 1/2          28 3/4
=============================================================================================

   The Company expects to continue its policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to the Company's future earnings, capital requirements, financial condition and certain limitations as described in Note 12 to the Financial Statements on page 54.

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

                                                    1996          1995          1994         1993         1992
----------------------------------------------------------------------------------------------------------------
INCOME STATEMENTS AND DIVIDENDS
(in thousands)
Total interest income                              $574,140     $559,957      $475,760     $428,931     $475,574
Total interest expense                              252,795      265,297       179,688      150,709      206,783
----------------------------------------------------------------------------------------------------------------
Net interest income                                 321,345      294,660       296,072      278,222      268,791
Provision for loan losses                            23,627       38,107        22,922       13,262       12,812
Total noninterest income                            102,327       94,878        86,672       79,587       69,597
Total noninterest expenses                          284,211      229,293       248,321      225,442      197,696
----------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of a change in accounting principle        115,834      122,138       111,501      119,105      127,880
Income taxes                                         35,538       45,133        38,990       40,898       40,980
----------------------------------------------------------------------------------------------------------------
Income before cumulative effect
  of a change in accounting principle                80,296       77,005        72,511       78,207       86,900
Cumulative effect of a change
  in accounting principle                                --           --            --        3,650           --
----------------------------------------------------------------------------------------------------------------
NET INCOME                                         $ 80,296     $ 77,005      $ 72,511     $ 81,857     $ 86,900
================================================================================================================
CASH DIVIDENDS                                     $ 37,579     $ 37,368      $ 38,008     $ 36,821     $ 34,161
================================================================================================================

COMMON STOCK DATA
Per share:
  Income before cumulative effect
    of a change in accounting principle              $ 2.56       $ 2.43        $ 2.25       $ 2.41       $ 2.70
  Net income                                           2.56         2.43          2.25         2.52         2.70
  Cash dividends                                      1.195         1.18          1.18        1.135         1.06
  Book value (at December 31)                         22.22        20.86         19.61        18.69        17.30
  Market price (close at December 31)                 35.00        30.00         23.75        24.75        28.75
Average shares outstanding (in thousands)            31,399       31,735        32,259       32,505       32,225
----------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in millions)
Average balances:
  Total assets                                       $7,755       $7,528        $7,200       $6,755       $6,537
  Total earning assets                                7,071        6,876         6,558        6,106        5,966
  Loans                                               5,510        5,461         5,172        4,619        4,358
  Deposits                                            5,618        5,178         5,082        5,069        5,084
  Stockholders' equity                                  676          640           618          584          526
At December 31:
  Total assets                                       $8,002       $7,565        $7,535       $7,269       $6,553
  Loans                                               5,807        5,260         5,534        5,067        4,396
  Deposits                                            5,937        5,358         5,152        5,220        5,088
  Long-term debt                                        206          239           219          222           71
  Stockholders' equity                                  706          650           628          608          562
----------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average:
  Total assets                                         1.04%        1.02%         1.01%        1.21%        1.33%
  Stockholders' equity                                11.88        12.03         11.73        14.01        16.52
Dividend payout ratio                                 46.68        48.56         52.44        45.04        39.26
Average stockholders' equity
  to average total assets                              8.72         8.50          8.58         8.65         8.05
Year ended December 31:
  Net interest margin                                  4.57         4.36          4.63         4.69         4.62
  Net loans charged off to
    average loans                                       .44          .38           .46          .27          .27
At December 31:
  Risk-based capital ratios:
    Tier 1                                             8.42         9.03          9.31         9.80        10.49
    Total                                             11.85        11.88         12.06        12.84        11.67
  Tier 1 leverage ratio                                7.32         7.72          7.51         7.45         7.72
  Allowance for loan losses to
    total loans                                        1.47         1.50          1.11         1.23         1.28
  Nonperforming assets to total loans
    and other real estate owned                        1.68         1.75          1.14         1.44         1.65
  Allowance for loan losses to
    nonperforming loans                                1.18x         .95x         1.04x        1.03x         .79x
=================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
OVERVIEW
     The Company recorded consolidated net income for 1996 of $80,296,000, an increase of 4.3%, or $3,291,000, over $77,005,000 in 1995. On a per share basis, consolidated net income for 1996 was $2.56, an increase of 5.3% over 1995. The proportionately greater increase in earnings per share was attributable in part to the fewer average number of shares outstanding in 1996 as compared to 1995, as a result of the Company's stock repurchase program previously mentioned.
     The increase in consolidated net income in 1996 was primarily attributable to: (1) the purchase of 31 branches in Oregon, Washington and Idaho, which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger; and (2) the purchase of ANB Financial Corporation. The above acquisitions (collectively referred to as the "Pacific Northwest Acquisitions"), reported a combined net income of $2,282,000 in 1996. In addition, the Company recorded an income tax benefit of $2,800,000 (resulting primarily from the recognition of previously unrecognized tax credits) which reduced the overall income tax expense. These increases were partially offset by an after-tax charge of $2,309,000 resulting from the Bank Insurance Fund ("BIF")/Savings Association Insurance Fund ("SAIF") legislation enacted on September 30, 1996. The Deposit Insurance Funds Act of 1996 imposed a special one-time assessment at a rate of
65.7 cents per $100 of deposits on institutions holding SAIF-insured deposits on March 31, 1995, in order to recapitalize the SAIF fund. Exclusive of the special SAIF one-time assessment, consolidated net income for 1996 was $82,605,000, an increase of 7.3% over 1995.
     In recent years, and especially during the latter half of 1995 and throughout 1996, the level of the Company's nonperforming assets and charge-offs has increased due to the following adverse economic trends: (1) prolonged economic downturn in Hawaii and related weakness in the local real estate market, including declining values in the leasehold real estate sector; and (2) lingering effects of Hurricane Iniki on the economy of the island of Kauai. The Company's nonperforming assets, principally loans collateralized by real estate and other real estate owned, totalled 1.68% and 1.75% of total loans and other real estate owned as of December 31, 1996 and 1995, respectively, compared to 1.14%, 1.44% and 1.65% at December 31, 1994, 1993 and 1992, respectively. Net charge-offs to average loans were .44%, .38% and .46% for 1996, 1995 and 1994, respectively, compared to .27% in 1993 and 1992. As a result, the provision for loan losses was $23,627,000, $38,107,000 and $22,922,000 for 1996, 1995 and
1994, respectively, compared to $13,262,000 and $12,812,000 in 1993 and 1992, respectively.
     Consolidated net income for 1995 increased by $4,494,000, or 6.2%, over 1994. Consolidated net income per share for 1995 was $2.43 compared to $2.25 in 1994. The increase in earnings was primarily due to: (1) a pre-tax gain of $20,766,000 (recorded as a pension credit in the employee benefits line of the Consolidated Statements of Income on page 44) in connection with the curtailment of the Company's noncontributory pension plan; (2) the decrease in FDIC insurance expense of $5,198,000 primarily as a result of a reduction in the insurance premiums from 23 cents to 4 cents per $100 of deposits effective June 1, 1995; and (3) the receipt of insurance proceeds and reversal of accruals totalling $4,700,000 related to losses in the trust area recognized in 1994. In December 1994, the Company recognized a pre-tax charge of $5,000,000 to cover estimated losses attributable to investments in the trust area that were outside of certain clients' express investment guidelines. The increase in earnings was partially offset by a higher provision for loan losses of $15,185,000 in 1995 over 1994.
     At December 31, 1996, the Company's ratios of Tier 1 Capital to risk-weighted assets, Total Capital to risk-weighted assets and Tier 1 Capital to average assets were 8.42%, 11.85% and 7.32%, respectively, compared with 9.03%, 11.88% and 7.72%, respectively, at December 31, 1995. These ratios are well in excess of the minimum ratios of 4.00%, 8.00% and 3.00%, respectively, specified by the Federal Reserve Board.

PACIFIC NORTHWEST ACQUISITIONS
     On May 31, 1996, for a purchase price of $36 million, the Company acquired 31 branches in Oregon, Washington and Idaho, which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger. This transaction included the purchase of loans of $400 million and assumption of deposits of $687 million.
     On July 31, 1996, for a purchase price of $18 million, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank, which had total loans of $51 million and total deposits of $67 million at the date of acquisition.

ASSETS                             LOANS
($ in billions)                    ($ in billions)
1992                6.55           1992                     4.40
1993                7.27           1993                     5.07
1994                7.54           1994                     5.53
1995                7.57           1995                     5.26
1996                8.00           1996                     5.81

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NET INTEREST INCOME
     As reflected in Table 1 on page 27, net interest income, on a taxable equivalent basis, increased $23,548,000, or 7.9%, from $299,707,000 in 1995 to $323,255,000 in 1996. This increase was primarily due to the Pacific Northwest Acquisitions and a 21 basis point (1% equals 100 basis points) increase in the net interest margin. Net interest income decreased by $3,717,000, or 1.2%, from 1994 to 1995 primarily due to a 27 basis point decrease in the net interest margin, partially offset by a 4.8% increase in average earning assets, reflecting significant loan growth. Tables 1 and 2 present an analysis of the components and changes in net interest income for 1996, 1995 and 1994.
     The net interest margin was 4.57% for 1996, up 21 basis points over 1995. The increase was due to a 28 basis point decrease in the rate paid for sources of funds used for average earning assets, which exceeded a 7 basis point decrease in the yield on average earning assets. The decrease in the rate paid for sources of funds reflected, among other things, an increase in average noninterest-bearing demand deposits of $73,550,000, or 8.8%, and the positive impact of interest rate swaps designed to stabilize the net interest margin. In 1996, there was a favorable impact of $5,684,000 due to interest rate swaps which were used to hedge deposit accounts.
     The decrease in the yield on average earning assets was affected by the following events in 1995: (1) the reversal of $1,806,000 in previously recognized interest income on certain loans placed on nonaccrual status; and (2) the write-off of $743,000 in lease finance interest income for the remaining net investment in certain leveraged leases, exclusive of the residual values, as a result of the early termination of these leases.
     As a result of increases in interest rates in 1995, the rate paid for sources of funds used for earning assets increased 112 basis points and the yield on average earning assets increased 85 basis points, which resulted in a decrease in the net interest margin from 4.63% in 1994 to 4.36%. The 112 basis point increase in the rate paid for sources of funds reflected the general increase in interest rates as well as a shift in our funding mix toward higher-cost funding sources.
     Average earning assets increased by $194,908,000, or 2.8%, in 1996 over 1995, primarily due to the Pacific Northwest Acquisitions. In addition, in the second quarter of 1995, the Company securitized approximately $461,449,000 of adjustable rate mortgage loans with the Federal National Mortgage Association ("FNMA") in order to increase its funding capacity and liquidity. The securities backed by these loans are held by the Company and were reclassified to the investment security portfolio. Excluding the effects of such securitization and the Pacific Northwest Acquisitions, the investment securities portfolio reflected a decrease of $208,704,000, or 22.9%, compared to 1995. The decrease was a reflection of reduced levels of state and local government funds requiring collateralization and the ongoing adjustments to the investment portfolio resulting from the securitization in 1995.
     Average loans increased by $49,580,000, or .9%, in 1996 over 1995 primarily due to the Pacific Northwest Acquisitions. Excluding the effects of the Pacific Northwest Acquisitions and loan securitization, average loans in 1996 remained relatively constant compared to 1995. The Company continues its efforts to diversify the loan portfolio, both geographically and by industry. Credit extensions to companies in the media and telecommunications industry located on the mainland United States offset the decline in the balances of loans collateralized by real estate. As a result (excluding the effects of the Pacific Northwest Acquisitions and loan securitization), the mix of average earning assets continues to change, with average loans representing 84.0% of average earning assets for 1996 as compared to 82.8% in 1995.
     Average earning assets increased by $317,978,000, or 4.8%, in 1995 over 1994. In addition, the mix of earning assets changed slightly, as the Company increased the average amount of loans in its portfolio, from 78.9% of average earning assets in 1994 to 82.8% in 1995. Average loans, excluding the impact of the loan securitization, increased 10.1% from 1994 to 1995.
     Average interest-bearing deposits and liabilities increased by $124,535,000, or 2.1%, in 1996 over 1995 primarily due to the Pacific Northwest Acquisitions and deposits acquired from a depository financial services company in the fourth quarter of 1995. In addition, the Company issued $50 million of long-term subordinated debt during the second quarter of 1996 to fund the Pacific Northwest Acquisitions. Excluding the impact of the Pacific Northwest Acquisitions, average interest-bearing deposits and liabilities decreased by $281,202,000, or 4.8%, in 1996 compared to 1995.

NET INTEREST INCOME*               AVERAGE EARNING ASSETS
($ in millions)                    ($ in billions)
1992                275.8          1992                     5.97
1993                286.4          1993                     6.11
1994                303.4          1994                     6.56
1995                299.7          1995                     6.88
1996                323.3          1996                     7.07

* taxable equivalent basis

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
This decrease reflected the repayment of short-term borrowings from proceeds received from the run-off of the investment securities portfolio. Depositors were seeking higher yields, and thus were placing more money into time deposits as opposed to savings accounts. As a result, the higher-yielding time deposits represented 39.8% of average interest-bearing deposits and liabilities in 1996, as compared to 33.9% in 1995. As reflected in Table 2 on page 28, the decrease in total interest expense for interest-bearing deposits and liabilities of $12,502,000 from 1995 to 1996 included an increase of $23,765,000 primarily due to higher average balances in time deposits.
     Average interest-bearing deposits and liabilities increased by $294,061,000, or 5.3%, in 1995 over 1994, principally as a result of an increase in average interest-bearing deposits. As reflected in Table 2, the increase in total interest expense for interest-bearing deposits and liabilities of $85,609,000 from 1994 to 1995 was comprised of an increase of $63,872,000 due to higher interest rates and an increase of $21,737,000 due to higher average balances.

TABLE 1: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)
     The following table sets forth the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the years indicated on a taxable equivalent basis. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1996, 1995 and 1994) to make them comparable with taxable items before any income taxes are applied.

                                           1996                              1995                           1994
                                ---------------------------     ------------------------------    -----------------------------
                                         INTEREST                           Interest                       Interest
                                AVERAGE   INCOME/  YIELD/        Average     Income/    Yield/    Average   Income/      Yield/
(dollars in thousands)          BALANCE   EXPENSE   RATE         Balance     Expense    Rate      Balance   Expense       Rate
-----------------------------------------------------------     ------------------------------    -----------------------------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic                $   13,666   $  790     5.78%     $   11,849   $  771     6.51%     $   12,078   $  615     5.09%
      Foreign                    182,680   10,392     5.69          50,613    2,956     5.84          55,214    2,011     3.64
-------------------------------------------------                   ---------------                ------------------
        Total interest-
          bearing deposits
          in other banks         196,346   11,182     5.69          62,462    3,727     5.97          67,292    2,626     3.90
-------------------------------------------------                   ---------------                ------------------
  Federal funds sold and
    securities purchased under
    agreements to resell         153,499    8,442     5.50         207,237   12,003     5.79         127,821    5,179     4.05
  Investment securities (1):
    Taxable                    1,169,110   72,813     6.23       1,029,183   57,890     5.62       1,008,448   45,248     4.49
    Exempt from Federal
      taxes                       41,546    4,063     9.78         116,291    9,316     8.01         182,175   11,084     6.08
-------------------------------------------------                -------------------               ------------------
        Total investment
          securities           1,210,656   76,876     6.35       1,145,474   67,206     5.87       1,190,623   56,332     4.73
-------------------------------------------------                -------------------               ------------------
  Loans (2) (3):
    Domestic                   5,272,503  456,741     8.66       5,239,888  461,067     8.80       4,953,951  400,003     8.07
    Foreign                      237,758   22,809     9.59         220,793   21,001     9.51         218,189   18,972     8.69
-------------------------------------------------               -------------------                ------------------
        Total loans            5,510,261  479,550     8.70       5,460,681  482,068     8.83       5,172,140  418,975     8.10
-------------------------------------------------               -------------------                ------------------
       Total earning assets    7,070,762  576,050     8.15       6,875,854  565,004     8.22       6,557,876  483,112     7.37
-------------------------------------------------                -------------------               ------------------
Cash and due from banks          250,456                           242,412                           265,103
Premises and equipment           253,502                           243,579                           250,391
Core deposit premium              27,272                            13,672                            14,588
Goodwill                          84,965                            76,893                            79,178
Other assets                      68,427                            76,086                            33,077
----------------------------------------                        ----------                        ----------
       Total assets           $7,755,384                        $7,528,496                        $7,200,213
========================================                        ==========                        ==========

Notes:
(1)  Average balances exclude the effects of the fair value adjustments.
(2) Nonaccruing loans have been included in the computations of average loan balances.
(3) Interest income for loans included loan fees of $24,189, $23,951 and $29,317 for 1996, 1995 and 1994, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                                              /
                                           1996                             1995                         1994
                             ---------------------------       --------------------------   --------------------------
                                        INTEREST                          Interest                     Interest
                             AVERAGE     INCOME/  YIELD/       Average     Income/ Yield/    Average    Income/ Yield/
(dollars in thousands)       BALANCE     EXPENSE   RATE        Balance     Expense  Rate     Balance    Expense  Rate
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Interest-bearing
      demand                $1,387,849  $ 36,104     2.60%    $1,114,737  $ 30,034  2.69%  $1,206,562  $ 25,383  2.10%
    Savings                    921,310    20,679     2.24      1,177,277    34,272  2.91    1,422,297    30,865  2.17
    Time                     2,197,868   116,707     5.31      1,707,967    92,942  5.44    1,369,020    56,254  4.11
    Foreign (interest-
      bearing)                 205,547     8,912     4.34        346,886    18,800  5.42      207,655     7,787  3.75
------------------------------------------------              --------------------         --------------------
      Total interest-bearing
        deposits             4,712,574   182,402     3.87      4,346,867   176,048  4.05    4,205,534   120,289  2.86
  Short-term borrowings      1,011,958    53,977     5.33      1,271,981    74,369  5.85    1,136,361    47,813  4.21
  Long-term debt               249,245    16,416     6.59        230,394    14,880  6.46      213,286    11,586  5.43
------------------------------------------------              --------------------         --------------------
      TOTAL INTEREST-
       BEARING DEPOSITS
       AND LIABILITIES       5,973,777   252,795     4.23      5,849,242   265,297  4.54    5,555,181   179,688  3.23
------------------------------------------------              --------------------         --------------------
Noninterest-bearing
  demand deposits              905,035                           831,485                      876,696
Other liabilities              200,636                           207,619                      149,922
--------------------------------------                        ----------                   ----------
      Total liabilities      7,079,448                         6,888,346                    6,581,799
Stockholders' equity           675,936                           640,150                      618,414
--------------------------------------                        ----------                   ----------
      TOTAL LIABILITIES AND
       STOCKHOLDERS'
        EQUITY              $7,755,384                        $7,528,496                   $7,200,213
======================================                        ==========                   ==========

      NET INTEREST INCOME
       AND MARGIN ON TOTAL
       EARNING ASSETS                    323,255     4.57%                 299,707  4.36%               303,424  4.63%
      Tax equivalent
        adjustment                         1,910                             5,047                        7,352
---------------------------             --------                          --------                     --------
      Net interest income               $321,345                          $294,660                     $296,072
=====================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

TABLE 2: ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE EQUIVALENT BASIS)
     The following table analyzes the dollar amount of change (on a taxable equivalent basis) in interest income and expense and the changes in dollar amounts attributable to (a) changes in volume (change in volume times prior year's rates), (b) changes in rates (change in rate times prior year's volume), and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1996, 1995 and 1994) to make them comparable with taxable items before any income taxes are applied.

                                                 1996 COMPARED TO 1995--              1995 Compared to 1994--
                                            ----------------------------------    ------------------------------
                                               INCREASE (DECREASE) DUE TO:          Increase (Decrease) Due to:
----------------------------------------------------------------------------------------------------------------
                                                                  NET INCREASE                      Net Increase
(in thousands)                              VOLUME       RATE      (DECREASE)     Volume       Rate    (Decrease)
----------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest-bearing deposits
    in other banks:
      Domestic                               $  111     $   (92)     $    19     $   (12)      $  168     $  156
      Foreign                                 7,515         (79)       7,436        (180)       1,125        945
----------------------------------------------------------------------------------------------------------------
        Total interest-
          bearing deposits
          in other banks                      7,626        (171)       7,455        (192)       1,293      1,101
----------------------------------------------------------------------------------------------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell                     (2,981)       (580)      (3,561)      4,035        2,789      6,824
  Investment securities:
    Taxable                                   8,342       6,581       14,923         948       11,693     12,641
    Exempt from Federal income taxes         (6,973)      1,720       (5,253)     (4,685)       2,917     (1,768)
----------------------------------------------------------------------------------------------------------------
        Total investment securities           1,369       8,301        9,670      (3,737)      14,610     10,873
----------------------------------------------------------------------------------------------------------------
  Loans (1):
    Domestic                                  2,858      (7,184)      (4,326)     23,899       37,165     61,064
    Foreign                                   1,626         182        1,808         229        1,801      2,030
----------------------------------------------------------------------------------------------------------------
        Total loans                           4,484      (7,002)      (2,518)     24,128       38,966     63,094
----------------------------------------------------------------------------------------------------------------
        Total earning assets                 10,498         548       11,046      24,234       57,658     81,892
----------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits:
    Interest-bearing demand                   7,136      (1,066)       6,070      (2,047)       6,698      4,651
    Savings                                  (6,621)     (6,972)     (13,593)     (5,926)       9,333      3,407
    Time                                     26,064      (2,299)      23,765      15,883       20,805     36,688
    Foreign (interest-bearing)               (6,632)     (3,256)      (9,888)      6,618        4,395     11,013
----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits      19,947     (13,593)       6,354      14,528       41,231     55,759
  Short-term borrowings                     (14,269)     (6,123)     (20,392)      6,227       20,329     26,556
  Long-term debt                              1,236         300        1,536         982        2,312      3,294
----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits
          and liabilities                     6,914     (19,416)     (12,502)     21,737       63,872     85,609
----------------------------------------------------------------------------------------------------------------
        INCREASE (DECREASE) IN
          NET INTEREST INCOME
          (TAXABLE EQUIVALENT BASIS)        $ 3,584     $19,964      $23,548     $ 2,497     $ (6,214)  $ (3,717)
================================================================================================================

Note:

(1) Interest income for loans included loan fees of $24,189, $23,951 and $29,317 for 1996, 1995 and 1994, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
NONINTEREST INCOME
     Total noninterest income increased $7,449,000, or 7.9%, from $94,878,000 in 1995 to $102,327,000 in 1996. Excluding the Pacific Northwest Acquisitions, total noninterest income increased $4,054,000, or 4.3%.
     Trust fees increased $823,000, or 3.6%, from 1995 to 1996 and $187,000, or .8%, from 1994 to 1995. The increase was primarily the result of increases in fees from irrevocable trusts and investment management fees resulting from new business.
     Service charges on deposit accounts increased $2,134,000, or 8.8%, from 1995 to 1996 and $136,000, or .6%, from 1994 to 1995. Excluding the Pacific Northwest Acquisitions, service charges on deposit accounts increased $500,000, or 2.1%, from 1995 to 1996. The increase was attributable to an increase in fees on checks returned and paid.
     Other service charges and fees increased $4,297,000, or 12.1%, from 1995 to 1996 and $3,614,000, or 11.3%, from 1994 to 1995. The increase from 1995 to 1996 was primarily as a result of the Pacific Northwest Acquisitions, higher merchant discount fees, commissions from annuity and mutual fund sales and mortgage brokerage fees. Increases in fee income from higher merchant discount fees and commissions from annuity and mutual fund sales accounted for the increase from 1994 to 1995.
     Other noninterest income increased $221,000, or 1.8%, from 1995 to 1996 and $4,303,000, or 55.9%, from 1994 to 1995. The modest increase from 1995 to 1996 was attributable to a commission paid to the Company for renewal of an agreement to sell disability insurance to loan product customers. The increase from 1994 to 1995 was primarily attributable to the receipt of insurance proceeds and reversal of accruals totalling $4,700,000 in 1995 related to losses in the trust area recognized in 1994. In December 1994, the Company recognized a nonrecurring pre-tax charge of $5,000,000 (recorded in other noninterest expenses) to cover estimated losses attributable to investments made in the trust area that were outside of certain clients' express investment guidelines.

     Components of and changes in noninterest income are reflected below for the years indicated:

----------------------------------------------------------------------------------------------------------------
                                                                              1996/95 Change      1995/94 Change
                                                                             ----------------     --------------
(in thousands)                             1996        1995       1994       AMOUNT       %       Amount       %
----------------------------------------------------------------------------------------------------------------
Trust and investment services income     $ 23,857    $23,034     $22,847      $  823      3.6%    $  187      .8%
Service charges on deposit accounts        26,284     24,150      24,014       2,134      8.8        136      .6
Other service charges and fees             39,848     35,551      31,937       4,297     12.1      3,614    11.3
Securities gains, net                         118        144         178         (26)   (18.1)       (34)  (19.1)
Other                                      12,220     11,999       7,696         221      1.8      4,303    55.9
------------------------------------------------------------------------------------              ------
Total noninterest income                 $102,327    $94,878     $86,672      $7,449      7.9%    $8,206     9.5%
================================================================================================================

PROVISION AND ALLOWANCE FOR LOAN LOSSES
     The provision for loan losses is based upon management's judgment as to the adequacy of the allowance for loan losses (the "Allowance") to absorb future losses. The Company uses a systematic methodology to determine the adequacy of the Allowance and provision for loan losses to be reported for financial statement purposes. The determination of the adequacy of the Allowance is ultimately one of management judgment, which includes consideration of many factors, including the amount of problem and potential problem loans, net charge-off experience, changes in the composition of the loan portfolio quality, general economic factors and the fair value of collateral securing the loans.
     Each quarter, specific allocations of the Allowance are assigned to individual loan relationships when periodic status reports indicate that a future loss is probable. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended in October 1994 by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," the measurement process compares the loan balance to: (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; and/or (3) the fair value of the collateral as established by appraisal. The total amount allocated also includes an allocation for loans which are not reviewed on a loan by loan basis based on a three-year moving average historical ratio of net charge-offs to average loans outstanding by loan category.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     As the table on page 31 illustrates, the provision for loan losses for 1996 was $23,627,000, a decrease of 38.0%, or $14,480,000, compared to 1995. In 1995, the Company increased its provision for loan losses by $15,185,000, or 66.2%, over 1994. The 1995 increase reflected, among other factors, the Company's evaluation of the impact of adverse economic conditions and trends in Hawaii (in particular, events reflecting the prolonged effect of the 1992 recession on the Hawaii economy) and loan concentrations.
     The first and most important of these adverse economic trends was the continuing weakness of the Hawaii economy's recovery from the 1992 recession. In contrast to the mainland economy, Hawaii's recovery from the recession has been slow and protracted; Hawaii continued to show weaknesses in its local real estate market, especially during the latter half of 1995, including declining values in the leasehold real estate sector.
     The second significant adverse economic trend was the nagging effect of Hurricane Iniki in September 1992. The island of Kauai has never totally recovered from the damage to resort, hotel and agricultural property and the extended insurance claim period that followed. In addition, in the third quarter of 1995, a major sugar plantation on Kauai closed, further exacerbating the existing high levels of unemployment.
     The provision for loan losses in 1996 decreased from 1995, partly as a result of the decrease in nonperforming loans, but remained relatively high in comparison to the Company's historical trend prior to 1994 due to, among other factors, the continuing impact of the adverse economic conditions and trends in Hawaii, the increase in net charge-offs and nonperforming assets over 1995, as well as the potential problem loans as discussed in the section titled "Nonperforming Assets and Past Due Loans" on page 37.
     Net charge-offs in 1996 totalled $24,218,000 compared to $20,624,000 in 1995. Net charge-offs in 1996 and 1995 represented .44% and .38%, respectively, of average outstanding loans. The increase in commercial, financial and agricultural loan charge-offs was primarily due to the charge-off of three loans, partially collateralized by real estate, totalling $4,318,000 in the fourth quarter of 1996. The increase in consumer loan charge-offs was primarily attributable to the record number of personal bankruptcies in the state of Hawaii, which resulted in a 25% increase in write-offs of credit card loans. However, charge-offs in this profitable line of business remain well below national average rates. The anticipated amount of net charge-offs in 1997 is estimated to be 30-40 basis points of average outstanding loans.
     At December 31, 1996, the Allowance totalled $85,248,000 and represented 1.47% of total outstanding loans compared to $78,733,000 and 1.50% as of December 31, 1995.
     The Allowance increased to 117.7% of nonperforming loans at December 31, 1996 (excluding 90 days or more past due accruing loans) from 95.0% at December 31, 1995, reflecting the decrease in nonperforming loans in 1996 compared to 1995. In management's judgment, the Allowance is adequate to absorb potential losses currently inherent in the portfolio at December 31, 1996. However, changes in prevailing economic conditions in the Company's markets could result in changes in the level of nonperforming assets and charge-offs in the future and, accordingly, changes in the Allowance.

ALLOWANCE AS A %                   YEAR-END ALLOWANCE FOR LOAN LOSSES
OF LOANS OUTSTANDING               ($ in millions)
1992                1.28           1992                     56.4
1993                1.23           1993                     62.3
1994                1.11           1994                     61.3
1995                1.50           1995                     78.7
1996                1.47           1996                     85.2

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The following sets forth the activity in the allowance for loan losses for the years indicated:

-----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                             1996           1995         1994         1993          1992
-----------------------------------------------------------------------------------------------------------------
LOANS OUTSTANDING (END OF YEAR)                  $5,806,732    $5,259,545   $5,533,565    $5,066,809   $4,396,018
=================================================================================================================
AVERAGE LOANS OUTSTANDING                        $5,510,261    $5,460,681   $5,172,140    $4,619,401   $4,358,363
=================================================================================================================
Allowance for loan losses:
  Balance at beginning of year                   $   78,733    $   61,250   $   62,253    $   56,385   $   55,134
  Allowance of subsidiaries purchased (1)             7,106            --           --         5,225          --
  Loans charged off:
    Commercial, financial and agricultural           10,003         7,197       11,307         3,004        2,110
    Real estate:
      Commercial                                      1,619         2,763        1,500           125          250
      Construction                                    1,450         1,466        7,178         4,506        3,932
      Residential                                     2,937         2,707          588           562          --
    Consumer                                         10,884         8,019        6,542         6,839        7,093
    Lease financing                                      33           276           --            27           25
    Foreign                                             415           417           --            --          --
-----------------------------------------------------------------------------------------------------------------
      Total loans charged off                        27,341        22,845       27,115        15,063       13,410
-----------------------------------------------------------------------------------------------------------------
  Recoveries on loans previously charged off:
    Commercial, financial and agricultural              929           327        1,229           235          349
    Real estate:
      Commercial                                         86           239            9           321            1
      Construction                                      117            --          205            --          --
      Residential                                       234            43           92           207           35
    Consumer                                          1,690         1,596        1,639         1,667        1,456
    Lease financing                                       3            16           16            14            8
    Foreign                                              64            --           --            --          --
-----------------------------------------------------------------------------------------------------------------
      Total recoveries on loans previously
        charged off                                   3,123         2,221        3,190         2,444        1,849
-----------------------------------------------------------------------------------------------------------------
      Net charge-offs                               (24,218)      (20,624)     (23,925)      (12,619)     (11,561)
  Provision charged to expense                       23,627        38,107       22,922        13,262       12,812
-----------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR                         $   85,248    $   78,733   $   61,250    $   62,253   $   56,385
=================================================================================================================
Net loans charged off to average loans                  .44%          .38%         .46%          .27%         .27%
Net loans charged off to allowance for loan
  losses                                              28.41%        26.19%       39.06%        20.27%       20.50%
Allowance for loan losses to total loans
  (end of year)                                        1.47%         1.50%        1.11%         1.23%        1.28%
Allowance for loan losses to nonperforming loans:
  Excluding 90 days or more past due
    accruing loans                                     1.18x          .95x        1.04x         1.03x         .79x
  Including 90 days or more past due
    accruing loans                                      .83x          .70x         .66x          .62x         .44x
==================================================================================================================

Note:
(1) Allowances of $7,106 and $5,225 in 1996 and 1993, respectively, were related to the Pacific Northwest Acquisitions and the acquisition of Pioneer Federal Savings Bank, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     The Company has allocated a portion of the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan categories as of December 31 for the years indicated:

--------------------------------------------------------------------------------------------------------------------------------
                                1996                1995                 1994                 1993               1992
--------------------------------------------------------------------------------------------------------------------------------
                                  Percent of           Percent of           Percent of           Percent of           Percent of
                                     Loans               Loans                Loans                Loans                Loans
                                    in Each              in Each             in Each              in Each              in Each
                                   Category             Category             Category             Category            Category
                        Allowance  to Total  Allowance  to Total  Allowance  to Total  Allowance  to Total  Allowance  to Total
(dollars in thousands)    Amount    Loans      Amount    Loans     Amount     Loans      Amount    Loans      Amount    Loans
--------------------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial
    and agricultural      $13,730     24%     $15,325      25%     $16,610      23%      $13,000     24%     $14,700      27%
  Real estate:
    Commercial              6,620     20        2,320      19        4,700      18         3,400     17        5,400      16
    Construction              120      4        4,035       5        7,010       6        11,850      7        4,400      10
    Residential             6,130     33        4,260      34        9,510      37         4,700     35        3,000      28
  Consumer                 11,040     10        9,550       9        8,040       8         7,500      9        7,100      10
  Lease financing             760      4          645       4          600       4         1,350      4        1,300       4
Foreign                     1,540      5        1,430       4        1,085       4         1,600      4        1,700       5
General allowance          45,308    N/A       41,168     N/A       13,695     N/A        18,853    N/A       18,785     N/A
--------------------------------------------------------------------------------------------------------------------------------
  Total                   $85,248    100%     $78,733     100%     $61,250     100%      $62,253    100%     $56,385     100%
================================================================================================================================


NONINTEREST EXPENSES
     Total noninterest expenses for 1996 totalled $284,211,000, an increase of $54,918,000, or 24.0%, over 1995. Excluding the Pacific Northwest Acquisitions in 1996 and a nonrecurring gain of $20,766,000 recognized in 1995 in connection with the curtailment of the Company's noncontributory pension plan, total noninterest expenses increased $17,208,000, or 6.9%, over 1995.
     Total personnel expense for 1996 increased $37,388,000, or 36.9%, over 1995. The increase was primarily due to the aforementioned nonrecurring gain of $20,766,000 in 1995 and the Pacific Northwest Acquisitions. Excluding the previously mentioned nonrecurring gain and Pacific Northwest Acquisitions, total personnel expense increased $7,872,000, or 6.4%. The increase was primarily due to an increase in employee benefit costs associated with the curtailment of a noncontributory pension plan in the fourth quarter of 1995, which was replaced with a defined contribution money purchase plan and enhanced matching to an existing 401K plan, effective January 1, 1996. Also, higher salaries and wages reflecting normal merit increases contributed to the increase.
     Occupancy expense increased $1,339,000, or 5.2%, over 1995 primarily as a result of the Pacific Northwest Acquisitions. Excluding the Pacific Northwest Acquisitions, occupancy expense increased $403,000, or 1.6%, over 1995 primarily due to higher building maintenance expenses. In the coming year, occupancy expense is expected to increase by approximately $10.3 million as the Company will have paid a full year of its rent obligation related to its new headquarters building. Additional information on the lease agreement is provided in Note 17 to the Financial Statements on page 58.
     Equipment expense decreased $1,227,000, or 5.1%, compared to 1995. The decrease was due to decreases in service contracts, depreciation on furniture and equipment and equipment rental expense. These decreases were partially offset by increased equipment expenses related to the Pacific Northwest Acquisitions. Excluding the Pacific Northwest Acquisitions, equipment expense decreased $1,985,000, or 8.3%, compared to 1995.
     Deposit insurance expense decreased $910,000, or 14.7%, compared to 1995. The decrease was due to the reduction in the FDIC assessment rate from 23 cents to 4 cents per $100 of deposits effective June 1, 1995 and from 4 cents to zero effective January 1, 1996. The decrease was partially offset by a charge of $3,849,000 resulting from the aforementioned BIF/SAIF legislation enacted on September 30, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     Other expenses increased $17,411,000, or 31.1%, over 1995 as a result of the Pacific Northwest Acquisitions, higher merchant interchange fees, outside services, legal fees (primarily related to foreclosed property), depreciation on software and losses in connection with a certain credit card fraud.
     Noninterest expenses decreased $19,028,000, or 7.7%, from 1994 to 1995. This decrease was primarily due to the aforementioned nonrecurring gain of $20,766,000 in connection with the curtailment of the Company's noncontributory pension plan and decrease in deposit insurance expense resulting from the reduction in the FDIC assessment rate effective June 1, 1995. This decrease was partially offset by higher salaries and wages, depreciation, insurance and rental expenses.
     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides for, but does not require the use of, an alternative method of accounting for stock-based employee compensation plans (the "fair value based method"). The Company presently utilizes the "intrinsic value based method" of accounting prescribed in Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees." As permitted under SFAS No. 123, the Company has elected to remain with the accounting prescribed in APBO No. 25 and will instead present, if material, certain pro forma disclosures of net income and earnings per share in the notes to the financial statements, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Accordingly, the adoption of this standard did not have an effect on the consolidated financial statements of the Company.

     Components of and changes in noninterest expenses are reflected below for the years indicated:

-----------------------------------------------------------------------------------------------------------------
                                                                         1996/95 CHANGE          1995/94 Change
                                                                      -------------------     -------------------
(in thousands)                     1996         1995        1994       AMOUNT         %        Amount       %
-----------------------------------------------------------------------------------------------------------------
Personnel:
  Salaries and wages            $104,572     $ 94,119    $ 92,237     $ 10,453      11.1%     $  1,882      2.0 %
  Employee benefits               34,144        7,209      26,484       26,935     373.6       (19,275)   (72.8)
------------------------------------------------------------------------------                --------
Total personnel expenses         138,716      101,328     118,721       37,388      36.9       (17,393)   (14.7)
Occupancy expense                 27,045       25,706      23,280        1,339       5.2         2,426     10.4
Equipment expense                 22,680       23,907      24,812       (1,227)     (5.1)         (905)    (3.6)
Deposit insurance                  5,280        6,190      11,388         (910)    (14.7)       (5,198)   (45.6)
Stationery and supplies            8,447        8,645       9,055         (198)     (2.3)         (410)    (4.5)
Advertising and promotion          8,591        7,476       7,745        1,115      14.9          (269)    (3.5)
Trust loss                            --           --       5,000           --        --        (5,000)  (100.0)
Other                             73,452       56,041      48,320       17,411      31.1         7,721     16.0
------------------------------------------------------------------------------                --------
TOTAL NONINTEREST EXPENSES      $284,211     $229,293    $248,321     $ 54,918      24.0%     $(19,028)    (7.7)%
=================================================================================================================

INCOME TAXES
     The provision for income taxes as shown in the Consolidated Statements of Income on page 44 represents 30.7% of pre-tax income for 1996, compared with 37.0% and 35.0% for 1995 and 1994, respectively.
     On a taxable equivalent basis, the effective tax rate for 1996, 1995 and 1994 was 32.3%, 41.1% and 41.6%, respectively. Additional information on the Company's income taxes is provided in Note 15 to the Financial Statements on page 57.
     The decrease in the 1996 effective tax rate was primarily due to the: (1) recognition of previously unrecognized tax credits of $2,800,000; (2) reversal of deferred tax liabilities (reflecting a change in the State tax laws) relating to the sale of a certain leveraged lease of $2,344,000; and (3) reversal of deferred tax liabilities (reflecting legislation enacted in 1996) relating to the provision for thrift bad debt deductions of $1,500,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
LOANS
     The following table sets forth the loan portfolio by major categories and loan mix as of December 31 for the years indicated:

------------------------------------------------------------------------------------------------------------------
(in millions)                                      1996          1995           1994           1993          1992
------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial and agricultural          $1,382        $1,316         $1,264         $1,166        $1,175
  Real estate:
    Commercial                                     1,172           997            965            883           720
    Construction                                     213           257            321            317           438
    Residential                                    1,936         1,766          2,049          1,829         1,217
  Consumer                                           410           307            309            312           326
  Credit cards                                       173           167            159            148           148
  Lease financing                                    241           242            231            201           171
Foreign:
  Governments and official institutions               --            --              1              2             3
  Commercial and industrial                           55            19             50             79            78
  Other                                              225           189            185            130           120
------------------------------------------------------------------------------------------------------------------
      TOTAL LOANS                                 $5,807        $5,260         $5,534         $5,067        $4,396
==================================================================================================================

     The loan portfolio is the largest component of total earning assets and accounts for the greatest portion of total interest income. At December 31, 1996, total loans were $5,806,732,000, an increase of 10.4% over December 31, 1995. The increase was primarily attributable to the Pacific Northwest Acquisitions.
     Total loans at December 31, 1996, represented 72.6% of total assets, 82.0% of total earning assets and 97.8% of total deposits compared to 69.5% of total assets, 77.7% of total earning assets and 98.2% of total deposits at December 31, 1995. The increases in percentages over December 31, 1995, were primarily due to the aforementioned Pacific Northwest Acquisitions. Governmental and certain other time deposits were shifted into security repurchase agreements at December 31, 1996 and 1995, to reduce the Company's deposit insurance premiums. If these repurchase agreements had been included in the deposit base, total loans as a percentage of total deposits would represent 88.0% and 85.7%, respectively, at such dates.
     Commercial, financial and agricultural loans as of December 31, 1996, increased $66,088,000, or 5.0%, to $1,381,824,000 from December 31, 1995.
Excluding the Pacific Northwest Acquisitions mentioned above, loans in this category would have decreased 6.0% compared to December 31, 1995. Although the Company continues its efforts to diversify the loan portfolio, both geographically and by industry, overall loan volume in the state of Hawaii has declined as a result of the sluggish economy. Credit extensions in the media and telecommunications industry located on the mainland United States account for the majority of the diversification by industry.
     The Company's primary goal in commercial and financial lending is to maintain reasonable levels of risk by following conservative underwriting guidelines primarily based on cash flow. Most commercial and financial loans are collateralized and/or supported by viable guarantors with sound net worths. Unsecured loans are made to customers of good character with sound net worths, above average liquidity and strong repayment ability.
     The Company's real estate loans totalled $3,321,239,000, or 57.2% of total loans at December 31, 1996, and represented an increase of 10.0% over December 31, 1995. Excluding the Pacific Northwest Acquisitions mentioned above, real estate loans at December 31, 1996 would have remained relatively constant compared to December 31, 1995. In 1995, the Company securitized $461,449,000 in adjustable rate mortgage loans in an effort to increase its funding capacity and liquidity. These securitized loans were classified in the investment security portfolio at December 31, 1995.
     The Company's primary goal in real estate lending is to maintain reasonable levels of risk by financing selective real estate projects, by adhering to underwriting guidelines and by closely monitoring general economic conditions impacting local real estate markets. The Company's multifamily and commercial real estate loans, both construction and permanent, are analyzed on the basis of the economic viability of the specific project or property for which financing is sought as well as the loan-to-value ratio of the real estate securing the financing and the underlying financial strength of the borrower. In its multifamily and commercial real estate lending the Company will generally not lend in excess of 75% of the appraised value of the underlying project or property; it generally also requires a debt service ratio of 1.20. In its single-family residential lending, the Company will generally not lend in excess of 80% of the appraised value of the underlying property. Loans made in excess of that limit are generally cov-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
ered by third-party mortgage insurance that reduces the Company's equivalent risk to an 80% loan-to-appraised value ratio.
     Consumer loans consist primarily of open and closed ended direct and indirect credit facilities for personal, automobile and household purchases.
     Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1996, the Company did not have a concentration of loans greater than 10% of total loans which were not otherwise disclosed as a category of loans as shown in the table on page 34.
     Effective January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," to require that mortgage banking enterprises recognize as separate assets rights to service mortgage loans for others. SFAS No. 122 also requires that mortgage banking enterprises assess capitalized mortgage servicing rights based on the fair value of those rights on a disaggregated basis. The adoption of this standard did not have a material effect on the consolidated financial statements of the Company.

--------------------------------------------------------------------------------
LOAN MATURITIES
     The contractual maturities of loans do not necessarily reflect the actual term of the Company's loan portfolio. The Company's experience has been that the average life of real estate loans is substantially less than their contractual terms because of loan prepayments and, with respect to fixed-rate loans, enforcement of due-on-sale clauses. Due-on-sale clauses give the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. In general, the average life of real estate loans tends to increase when current interest rates exceed rates on existing real estate loans. Correspondingly, prepayments tend to increase when current interest rates are below the rates on existing real estate loans. Because the volume of such prepayments fluctuates depending upon changes in both the absolute level of interest rates and the relationship between fixed and adjustable-rate loan rates, the average life of the Company's fixed-rate real estate loans has varied widely.
     At December 31, 1996, loans with maturities over one year were comprised of fixed rate loans totalling $1,327,120,000 and floating or adjustable rate loans totalling $3,081,220,000.

     The following table sets forth the contractual maturities of the Company's loan portfolio by loan categories at December 31, 1996. Demand loans are included as due within one year.

-------------------------------------------------------------------------------------------------------------------
                                                                       AFTER ONE
                                                    WITHIN            BUT WITHIN         AFTER FIVE
(IN MILLIONS)                                      ONE YEAR           FIVE YEARS            YEARS            TOTAL
-------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND AGRICULTURAL              $  575              $  521             $  286           $1,382
REAL ESTATE:
  COMMERCIAL                                           254                 452                466            1,172
  CONSTRUCTION                                         149                  51                 13              213
  RESIDENTIAL                                          106                 399              1,431            1,936
CONSUMER                                               123                 237                 50              410
CREDIT CARDS                                            97                  76                 --              173
LEASE FINANCING                                          7                  36                198              241
FOREIGN                                                 88                  94                 98              280
-------------------------------------------------------------------------------------------------------------------
      TOTAL                                         $1,399              $1,866             $2,542           $5,807
===================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NONPERFORMING ASSETS AND PAST DUE LOANS
     Nonperforming assets and past due loans as of December 31 are reflected below for the years indicated:

------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                       1996        1995        1994        1993       1992
------------------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual:
    Commercial, financial and agricultural                  $21,398     $16,229     $ 7,972    $13,823     $24,563
    Real estate:
      Commercial                                              6,156      40,664      35,290     12,145       3,250
      Construction                                            1,700       9,697       7,038     28,571      41,018
      Residential:
        Insured, guaranteed, or conventional                 13,815      12,628       4,792      5,518       2,327
        Home equity credit lines                                451         496         520        255         269
------------------------------------------------------------------------------------------------------------------
          Total real estate loans                            22,122      63,485      47,640     46,489      46,864
    Lease financing                                              27          19         212         --          27
------------------------------------------------------------------------------------------------------------------
          Total nonaccrual loans                             43,547      79,733      55,824     60,312      71,454
  Restructured:
    Commercial, financial and agricultural                    3,429         682          --         20          77
    Real estate:
      Commercial                                             24,604       2,500       3,128         --          --
      Residential:
        Insured, guaranteed, or conventional                    267          --          --         --          --
        Home equity credit lines                                561          --          --         --          --
------------------------------------------------------------------------------------------------------------------
          Total restructured loans                           28,861       3,182       3,128         20          77
------------------------------------------------------------------------------------------------------------------
          Total nonperforming loans                          72,408      82,915      58,952     60,332      71,531
Other real estate owned                                      25,574       9,312       4,160     13,034       1,211
------------------------------------------------------------------------------------------------------------------
          TOTAL NONPERFORMING ASSETS                        $97,982     $92,227     $63,112    $73,366     $72,742
==================================================================================================================
Past due loans:
  Commercial, financial, agricultural                       $ 7,765     $13,060     $18,834    $20,283     $28,275
  Real estate:
    Commercial                                                7,676       2,175       4,765     10,308      17,992
    Residential:
      Insured, guaranteed, or conventional                    9,812       7,502       6,741      7,041       6,324
      Home equity credit lines                                2,220       3,005         909        810         696
------------------------------------------------------------------------------------------------------------------
          Total real estate loans                            19,708      12,682      12,415     18,159      25,012
  Consumer                                                    2,869       3,020       1,928      1,814       2,410
  Lease financing                                                40          28         190         29           7
------------------------------------------------------------------------------------------------------------------
          TOTAL PAST DUE LOANS (1)                          $30,382     $28,790     $33,367    $40,285     $55,704
==================================================================================================================
Nonperforming assets to total loans and other
  real estate owned (end of year):
    Excluding past due loans                                  1.68%       1.75%       1.14%      1.44%       1.65%
    Including past due loans                                  2.20%       2.30%       1.74%      2.24%       2.92%
Nonperforming assets to total assets (end of year):
    Excluding past due loans                                  1.22%       1.22%        .84%      1.01%       1.11%
    Including past due loans                                  1.60%       1.60%       1.28%      1.56%       1.96%
==================================================================================================================

Note:
(1) Represents loans which are past due 90 days or more as to principal and/or interest, are still accruing interest and are deemed to be in the process of collection.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
     As shown in the table on page 36, nonperforming assets at December 31, 1996 were $97,982,000, or 1.68% of total loans and other real estate owned ("OREO") and 1.22% of total assets. These levels compared to total nonperforming assets at December 31, 1995 of $92,227,000, or 1.75% of total loans and OREO, and 1.22% of total assets. The increase in nonperforming assets of $5,755,000, or 6.2%, was principally due to increases in: (1) restructured commercial real estate loans, which increased $22,104,000; and (2) OREO, which increased $16,262,000. The increase in the restructured commercial real estate loan portfolio was due to the addition of a commercial real estate loan totalling $15,969,000 in the fourth quarter of 1996. In addition, the increase in OREO and corresponding decrease in nonaccrual commercial real estate loans were due to foreclosure on eight commercial real estate loans totalling $17,960,000. In addition, a loan totalling $10,028,000 was paid in full in 1996. The increase was partially offset by the sale of two commercial real estate properties in 1996 with book values totalling $6,443,000.
     The recovery of the Hawaii economy has been slow and the effects of the economic downturn may continue to affect the level of nonperforming assets and related charge-offs in future periods.
     Loans past due 90 days or more and still accruing interest totalled $30,382,000 at December 31, 1996, an increase of 5.5% over December 31, 1995. All of the loans which are past due 90 days or more and still accruing interest are, in management's judgment, adequately collateralized and in the process of collection.
     At the end of the fourth quarter of 1996, the Company identified a potential problem loan of $34,524,000 where possible credit problems of the borrower caused management to have serious concerns as to the ability of such borrower to comply with the present loan repayment terms. Such loan consisted of a commercial real estate loan, which was 30 days past due as of December 31, 1996. If current conditions continue, such loan may be disclosed in future periods as a nonperforming asset.
     The following table presents information related to loans on a nonaccrual basis for the year ended December 31, 1996:

--------------------------------------------------------------------------------
(in thousands)                                      Domestic    Foreign  Total
--------------------------------------------------------------------------------
Interest income which
  would have been recorded
  if loans had been current                         $8,437       $17    $8,454
================================================================================
Interest income recorded
  during the year                                   $  599       $ 4    $  603
================================================================================

DEPOSITS
     Deposits are the largest component of the Company's total liabilities and account for the greatest portion of total interest expense. At December 31, 1996, total deposits were $5,936,708,000, an increase of $578,395,000, or 10.8%, over December 31, 1995. The increase was primarily due to deposits acquired in connection with the Pacific Northwest Acquisitions, which totalled $705,565,000 at December 31, 1996.

DEPOSITS
($ in billions)
1992                5.09
1993                5.22
1994                5.15
1995                5.36
1996                5.94

     The following table presents the average amount and average rate paid on deposits for the years indicated:

----------------------------------------------------------------------------
                            1996              1995                1994
                     -----------------  -----------------  -----------------
(dollars in millions) Amount     Rate   Amount      Rate    Amount     Rate
----------------------------------------------------------------------------
Domestic:
  Noninterest-
    bearing
    demand           $  860      -- %   $  792      -- %    $  837      -- %
  Interest-bearing
    demand            1,388     2.60     1,115      2.69     1,207     2.10
  Savings               921     2.24     1,177      2.91     1,422     2.17
  Time                2,198     5.31     1,708      5.44     1,369     4.11
Foreign                 251     3.56       386      4.87       247     3.15
---------------------------             ------              ------
    Total            $5,618     3.25%   $5,178      3.40%   $5,082     2.37%
============================================================================

     The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:

-------------------------------------------------------
(in millions)                    1996     1995     1994
-------------------------------------------------------
3 months or less                 $384     $337     $236
Over 3 months through 6 months    126      177      104
Over 6 months through 12 months   244      183      189
Over 12 months                    152      164       83
-------------------------------------------------------
    Total                        $906     $861     $612
=======================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

LIQUIDITY MANAGEMENT
     Liquidity refers to the Company's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. The Company achieves its liquidity objectives from both assets and liabilities.
     Asset-based liquidity is derived from its investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits, Federal funds sold, securities purchased under agreements to resell and investment securities. The aggregate of these assets represented 21.1% of total assets at the end of 1996 compared to 25.0% at the end of 1995. Additional information related to the Company's off-balance sheet instruments at December 31, 1996 and 1995 is included in Note 18 to the Financial Statements on page 59.
     Liability-based liquidity is provided primarily from deposits. Average total deposits for 1996 increased $439,257,000, or 8.5%, to $5,617,609,000, primarily due to the Pacific Northwest Acquisitions. Average total deposits for 1996 and 1995 funded 72.4% and 68.8%, respectively, of average total assets.
     Additional liquidity was provided from short-term borrowings, which consisted of commercial paper issued by the Company, Federal funds purchased and securities sold under agreements to repurchase, lines of credit from other banks and credit facilities from the FHLB. Additional information on short-term borrowings is provided in Note 8 to the Financial Statements on page 52. Also, the Company has access to offshore deposits in the international market which provides another available source of funds.
     The Company's commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). The Company's subordinated debt is assigned a rating of Baa-1 by Moody's Investors Service and BBB by S&P. The Company currently has a Thomson BankWatch, Inc. rating of B.
     As indicated in the Consolidated Statements of Cash Flows on page 46, net cash provided by operating and investing activities was $428,705,000 and net cash used in financing activities was $399,245,000 for 1996. For 1995, net cash provided by operating activities was $140,119,000 and net cash used in investing and financing activities was $98,962,000. For 1994, net cash provided by operating and financing activities was $311,729,000 and net cash used in investing activities was $484,964,000. In 1996, there was a significant change in the Company's cash flow which centered around the Pacific Northwest Acquisitions. The purchase of 31 branches provided $218,966,000 in cash as deposits assumed exceeded the purchase price of the branches and loans purchased. The net cash inflow was utilized to, among other things, fund loan growth and reduce short-term borrowings. In 1995, the Company utilized deposit growth and the run-off of the investment security portfolio as the principal sources of funds for loan production and repayment of short-term borrowings. In 1994, as interest rates declined and deposit volume slowed, the Company utilized short-term borrowings to fund loan growth.
     The Company's ability to pay dividends depends primarily upon dividends and other payments from its subsidiaries, which are subject to certain limitations as described in Note 12 to the Financial Statements on page 54.

ASSET/LIABILITY MANAGEMENT
     The Company actively measures and manages its exposure to interest rate risk in order to maintain a relatively stable net interest margin and to allow it to take advantage of profitable business opportunities.
     Interest rate risk refers to the exposure to earnings and capital arising from changes in future interest rates. The Company carefully measures and monitors its interest rate risk exposure using interest rate sensitivity gap analysis, market value of equity analysis, and net interest income simulations.
     The market value of equity analysis and net interest income simulations are usually done on a quarterly basis, or more frequently if there have been major changes to the balance sheet or interest rates. The market value of equity analysis examines the change in the economic value of the Company due to changes in interest rates. As of December 31, 1996, the Company remained well within current guidelines which allow for no more than a decrease in value equal to 1% of total assets due to a 1% change in interest rates. The net interest income simulations look at how the Company's net interest income is affected from flat, rising, or declining rates using the current balance sheet and simulating net interest income going forward two years. Under these simulations, at December 31, 1996, the Company's exposure to changes in interest rates was well within current guidelines which allow for no more than a 10% adverse change in net interest income for a 1% change in rates over one year.
     Interest rate risk exposure is managed through the use of off-balance sheet instruments such as swaps or floors and through extending or shortening the duration of the investment securities portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY
     The Company's interest rate sensitivity position as of December 31, 1996, is presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity, runoff and/or volatility during a specified period. The gap is adjusted for interest rate swaps which are hedging certain assets or liabilities on the balance sheet. (For ease of analysis, all of these swap adjustments are consolidated into one line on the gap table.)
     Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At December 31, 1996, the cumulative one-year gap for the Company was a positive $222.1 million, representing 2.78% of total assets.

-----------------------------------------------------------------------------------------------------------------
                                                             After Three    After One
                                             Within Three    but Within    but Within       After
(dollars in thousands)                          Months        12 Months      5 Years       5 Years        Total
-----------------------------------------------------------------------------------------------------------------
Assets:
  Interest-bearing deposits
    in other banks                            $   70,130      $     --     $       --     $       --   $   70,130
  Federal funds sold and securities
    purchased under agreements
    to resell                                    148,370            --             --             --      148,370
  Investment securities                          291,124       620,294        219,733          9,568    1,140,719
  Net loans:
    Commercial, financial and
      agricultural                             1,139,219       143,730         78,000         20,875    1,381,824
    Real estate--construction                    202,214         5,655          4,164          1,162      213,195
    Foreign                                      111,030        63,935        103,494          1,252      279,711
    Other                                      1,215,329     1,033,459      1,120,200        477,766    3,846,754
-----------------------------------------------------------------------------------------------------------------
      Total earning assets                     3,177,416     1,867,073      1,525,591        510,623    7,080,703
  Nonearning assets                              181,115        98,042        247,475        394,839      921,471
-----------------------------------------------------------------------------------------------------------------
      Total assets                            $3,358,531    $1,965,115     $1,773,066     $  905,462   $8,002,174
=================================================================================================================

Liabilities and stockholders' equity:
  Interest-bearing deposits                   $1,850,058    $1,620,993     $1,453,147      $   8,684   $4,932,882
  Noninterest-bearing deposits                   277,139        94,815        505,687        126,185    1,003,826
  Short-term borrowings                          779,484       142,410          7,666             --      929,560
  Long-term debt                                      --            --         55,000        150,743      205,743
  Stockholders' equity                                --            --             --        705,884      705,884
  Off-balance sheet adjustment                   426,583      (218,368)      (284,518)        76,303           --
  Noncosting liabilities                          62,130        66,253             --         95,896      224,279
-----------------------------------------------------------------------------------------------------------------
      Total liabilities and
        stockholders' equity                  $3,395,394    $1,706,103     $1,736,982     $1,163,695   $8,002,174
=================================================================================================================

Interest rate sensitivity gap                  $ (36,863)   $  259,012     $   36,084     $ (258,233)
Cumulative gap                                 $ (36,863)   $  222,149     $  258,233     $       --
Cumulative gap as a percent
  of total assets                                   (.46)%        2.78%          3.23%            --%
=================================================================================================================

YEAR 2000
     Many of the Company's information systems use a two-digit representation for the year. As a result, the year 2000 may produce erroneous results in calculations made by affected systems because there is a question as to how existing application software programs will react when the two-digit year becomes "00". In anticipation of this, management is currently assessing the impact of the year 2000 on the Company's operations and is working with the appropriate application vendors and consultants to formulate and implement the most cost-effective approach to resolving this issue. The associated cost requirements to address this issue have not yet been determined.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

FOURTH QUARTER RESULTS
     Earnings for the fourth quarter of 1996 were $20,348,000, an increase of $652,000, or 3.3%, over the $19,696,000 earned during the same quarter in 1995. Earnings per share for the fourth quarter of 1996 were up 1.6% to $.64, compared to $.63 for the year-earlier period.
     Earnings in the fourth quarter of 1996 were negatively impacted by an additional provision for loan losses of $7,100,000 resulting from the impact of adverse economic trends, the continued weakness of the local real estate market and certain commercial real estate loan charge-offs. In addition, the Company recognized a write-down of other real estate owned of $1,026,000. The above charges to earnings were partially offset by an income tax benefit of $2,800,000 (resulting primarily from the recognition of previously unrecognized tax credits) which reduced the overall income tax expense.
     The earnings for the fourth quarter of 1995 included: (1) an increase in the provision for loan losses of $17,500,000; (2) a pre-tax gain of $20,766,000 (recorded as a pension credit in total noninterest expenses below) in connection with the curtailment of the Company's noncontributory pension plan; and (3) a decrease in FDIC insurance expense of $2,228,000 primarily as a result of a reduction in the insurance premiums from 23 cents to 4 cents per $100.

--------------------------------------------------------------------------------

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
     A summary of unaudited quarterly financial data for 1996 and 1995 is presented below:

------------------------------------------------------------------------------------------------------------------
                                                                    Quarter
                                             ----------------------------------------------------         Annual
(in thousands, except per share data)          First        Second          Third        Fourth            Total
------------------------------------------------------------------------------------------------------------------
1996
Interest income                              $135,779       $138,606      $150,013       $149,742         $574,140
Interest expense                               59,759         60,548        66,379         66,109          252,795
------------------------------------------------------------------------------------------------------------------
Net interest income                            76,020         78,058        83,634         83,633          321,345
Provision for loan losses                       3,322          5,191         4,649         10,465           23,627
Total noninterest income                       23,968         27,410        25,778         25,171          102,327
Total noninterest expenses                     67,406         67,946        75,376         73,483          284,211
------------------------------------------------------------------------------------------------------------------
Income before income taxes                     29,260         32,331        29,387         24,856          115,834
Income taxes                                    9,057         11,587        10,386          4,508           35,538
------------------------------------------------------------------------------------------------------------------
Net income                                   $ 20,203       $ 20,744      $ 19,001       $ 20,348         $ 80,296
==================================================================================================================
Net income per share                             $.65           $.67          $.60           $.64            $2.56
==================================================================================================================
1995
Interest income                              $138,594       $141,645      $140,024       $139,694         $559,957
Interest expense                               65,841         70,228        65,026         64,202          265,297
------------------------------------------------------------------------------------------------------------------
Net interest income                            72,753         71,417        74,998         75,492          294,660
Provision for loan losses                       3,340          3,341        10,699         20,727           38,107
Total noninterest income                       22,983         21,700        27,466         22,729           94,878
Total noninterest expenses                     63,345         60,335        61,457         44,156          229,293
------------------------------------------------------------------------------------------------------------------
Income before income taxes                     29,051         29,441        30,308         33,338          122,138
Income taxes                                   10,281         10,573        10,637         13,642           45,133
------------------------------------------------------------------------------------------------------------------
Net income                                   $ 18,770       $ 18,868      $ 19,671       $ 19,696         $ 77,005
==================================================================================================================
Net income per share                             $.59           $.59          $.62           $.63            $2.43
==================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

INVESTMENT SECURITIES BY MATURITIES AND WEIGHTED AVERAGE YIELDS
     The following table presents the maturities of available-for-sale investment securities, excluding securities which have no stated maturity at December 31, 1996, and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                           Maturity
                               ----------------------------------------------------------------
                                                  After One       After Five
                                  Within         but Within       but Within          After
                                 One Year        Five Years        Ten Years        Ten Years           Total
                               --------------   --------------   --------------   --------------   ---------------
(dollars in millions)          Amount   Yield   Amount   Yield   Amount   Yield   Amount   Yield   Amount    Yield
------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S.
  Government agencies
  and corporations              $ 439    5.74%   $ 195   5.71%      $--      --%   $ 276    7.71%    $ 910   6.33%
States and political
  subdivisions                     27    8.88        1   8.96        --      --        1    8.71        29   8.86
Collateralized mortgage
  obligations                      --      --       --     --        --      --       14    6.16        14   6.16
Other                               5    5.61       --     --        --      --      118    7.50       123   7.42
-----------------------------------------        -------            --------       --------         ---------
    Total                       $ 471    5.92%   $ 196   5.74%      $--      --%   $ 409    7.60%   $1,076   6.53%
==================================================================================================================

Note:
The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

Report of Independent Accountants
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
TO THE STOCKHOLDERS
FIRST HAWAIIAN, INC.

     We have audited the accompanying consolidated balance sheets of First Hawaiian, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Hawaiian, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.
--------------------------------------
COOPERS & LYBRAND L.L.P.


Honolulu, Hawaii
January 16, 1997

CONSOLIDATED BALANCE SHEETS
                                           First Hawaiian, Inc. and Subsidiaries

-----------------------------------------------------------------------------------------------------------------
                                                                                              December 31,
                                                                                       --------------------------
(in thousands, except number of shares and per share data)                               1996             1995
-----------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits in other banks                                               $   70,130      $  244,570
Federal funds sold and securities purchased under agreements to resell                    148,370         169,803
Available-for-sale investment securities (note 3)                                       1,140,719       1,175,293
Loans:
  Loans (note 4)                                                                        5,806,732       5,259,545
  Less allowance for loan losses (note 5)                                                  85,248          78,733
-----------------------------------------------------------------------------------------------------------------
Net loans                                                                               5,721,484       5,180,812
-----------------------------------------------------------------------------------------------------------------
Total earning assets                                                                    7,080,703       6,770,478
Cash and due from banks                                                                   333,511         304,051
Premises and equipment (note 6)                                                           261,201         241,987
Customers' acceptance liability                                                               824           1,995
Core deposit premium (net of accumulated amortization of
  $10,163 in 1996 and $7,844 in 1995) (note 2)                                             28,877          16,665
Goodwill (net of accumulated amortization of
  $17,838 in 1996 and $13,453 in 1995) (note 2)                                           101,218          75,309
Other assets                                                                              195,840         154,024
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           $8,002,174      $7,564,509
=================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand                                                           $  969,620      $  913,228
  Interest-bearing demand                                                               1,328,354       1,073,136
  Savings                                                                               1,070,338       1,147,997
  Time (fair value of $2,331,890 in 1996 and $1,937,858 in 1995) (note 7)               2,330,704       1,927,011
  Foreign (fair value of  $237,744 in 1996 and $297,984 in 1995) (note 7)                 237,692         296,941
-----------------------------------------------------------------------------------------------------------------
Total deposits                                                                          5,936,708       5,358,313
-----------------------------------------------------------------------------------------------------------------
Short-term borrowings (note 8)                                                            929,560       1,083,179
Acceptances outstanding                                                                       824           1,995
Other liabilities                                                                         223,455         232,733
Long-term debt (note 9)                                                                   205,743         238,752
-----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                       7,296,290       6,914,972
-----------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (notes 13, 17 and 18)
Stockholders' equity (note 11):
  Preferred stock $5 par value
    Authorized and unissued--50,000,000 shares
      in 1996 and none in 1995                                                                 --              --
  Common stock $5 par value (notes 10 and 13)
    Authorized--100,000,000 shares
    Issued--33,190,374 in 1996 and 32,542,797 shares in 1995                              165,952         162,713
  Surplus                                                                                 148,196         133,925
  Retained earnings (note 12)                                                             428,693         385,976
  Unrealized valuation adjustment                                                           1,850           5,489
  Treasury stock, at cost--1,415,954 in 1996 and 1,397,957 shares in 1995                 (38,807)        (38,566)
-----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                705,884         649,537
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $8,002,174      $7,564,509
=================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
(in thousands, except number of shares and per share data)               1996             1995              1994
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                             $468,517          $470,110         $407,531
Lease financing income                                                   10,494            11,334           10,844
Interest on investment securities:
  Taxable interest income                                                72,813            57,890           45,248
  Exempt from Federal income taxes                                        2,692             4,893            4,332
Other interest income                                                    19,624            15,730            7,805
------------------------------------------------------------------------------------------------------------------
Total interest income                                                   574,140           559,957          475,760
------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits (note 7)                                                       182,402           176,048          120,289
Short-term borrowings                                                    53,977            74,370           47,813
Long-term debt                                                           16,416            14,879           11,586
------------------------------------------------------------------------------------------------------------------
Total interest expense                                                  252,795           265,297          179,688
------------------------------------------------------------------------------------------------------------------
Net interest income                                                     321,345           294,660          296,072
Provision for loan losses (note 5)                                       23,627            38,107           22,922
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                     297,718           256,553          273,150
------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust and investment services income                                     23,857            23,034           22,847
Service charges on deposit accounts                                      26,284            24,150           24,014
Other service charges and fees                                           39,848            35,551           31,937
Securities gains, net (note 3)                                              118               144              178
Other                                                                    12,220            11,999            7,696
------------------------------------------------------------------------------------------------------------------
Total noninterest income                                                102,327            94,878           86,672
------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and wages                                                      104,572            94,119           92,237
Employee benefits (note 13)                                              34,144             7,209           26,484
Occupancy expense (notes 6 and 17)                                       27,045            25,706           23,280
Equipment expense (notes 6 and 17)                                       22,680            23,907           24,812
Other (note 14)                                                          95,770            78,352           81,508
------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                              284,211           229,293          248,321
------------------------------------------------------------------------------------------------------------------
Income before income taxes                                              115,834           122,138          111,501
Income taxes (note 15)                                                   35,538            45,133           38,990
------------------------------------------------------------------------------------------------------------------
NET INCOME                                                             $ 80,296          $ 77,005         $ 72,511
==================================================================================================================
PER SHARE DATA
NET INCOME                                                                $2.56             $2.43            $2.25
==================================================================================================================
CASH DIVIDENDS                                                           $1.195             $1.18            $1.18
==================================================================================================================
AVERAGE SHARES OUTSTANDING                                           31,398,978        31,734,669       32,259,321
==================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
                                       First Hawaiian, Inc. and Subsidiaries and
                                           First Hawaiian, Inc. (Parent company)
--------------------------------------------------------------------------------

                                      Common Stock                                 Unrealized
(in thousands, except number of   --------------------                 Retained    Valuation  Treasury
shares and per share data)         Shares       Amount     Surplus     Earnings    Adjustment   Stock      Total
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993        32,542,797    $162,713   $133,820     $311,836    $   --      $  --    $608,369
Net income--1994                           --          --         --      72,511        --         --      72,511
Purchase of treasury stock                --          --         --           --        --    (13,895)    (13,895)
Cash dividends ($1.18 per share)
  (note 12)                               --          --         --      (38,008)       --         --     (38,008)
Unrealized valuation adjustment
  (note 3)                                --          --         --           --    (1,033)        --      (1,033)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994        32,542,797     162,713    133,820      346,339    (1,033)   (13,895)    627,944
Net income--1995                           --          --         --      77,005        --         --      77,005
Purchase of treasury stock                --          --         --           --        --    (24,671)    (24,671)
Cash dividends ($1.18 per share)
  (note 12)                               --          --         --      (37,368)       --         --     (37,368)
Unrealized valuation adjustment
  (note 3)                                --          --         --           --     6,522         --       6,522
Incentive Plan for Key Executives
  (note 13)                               --          --        105           --        --         --         105
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995        32,542,797     162,713    133,925      385,976     5,489    (38,566)    649,537
Net income--1996                           --          --         --      80,296        --         --      80,296
Issuance of common stock
  (note 10)                          647,577       3,239     14,286           --        --         --      17,525
Cash dividends ($1.195 per share)
  (note 12)                               --          --         --      (37,579)       --         --     (37,579)
Unrealized valuation adjustment
  (note 3)                                --          --         --           --    (3,639)        --      (3,639)
Incentive Plan for Key Executives
  (note 13)                               --          --        (15)          --        --       (241)       (256)
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996        33,190,374    $165,952   $148,196     $428,693   $ 1,850   $(38,807)   $705,884
=================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           First Hawaiian, Inc. and Subsidiaries

                                                                                YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------
(in thousands)                                                         1996               1995            1994
-----------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                         $  304,051        $  262,894      $  436,129
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                             80,296            77,005          72,511
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                          23,627            38,107          22,922
      Depreciation and amortization                                      31,252            27,798          24,766
      Gain on curtailment of noncontributory pension plan                    --           (20,766)             --
      Income taxes                                                       20,580            20,953           6,826
      Increase in interest receivable                                    (2,571)           (5,154)         (7,646)
      Increase (decrease) in interest payable                            (5,840)            7,655           7,956
      Decrease (increase) in prepaid expenses                            (8,222)              (48)          2,184
      Other                                                             (21,054)           (5,431)         41,993
-----------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                               118,068           140,119         171,512
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease (increase) in interest-bearing deposits
    in other banks                                                      174,440          (232,900)        105,066
  Net decrease (increase) in Federal funds sold and
    securities purchased under agreements to resell                      32,133            10,197        (145,000)
  Purchase of held-to-maturity investment securities                         --          (247,559)       (240,706)
  Proceeds from maturity of held-to-maturity investment securities           --           690,357         376,844
  Purchase of available-for-sale investment securities                 (567,143)          (29,921)       (115,032)
  Proceeds from sale of available-for-sale investment securities         81,159            15,000          15,195
  Proceeds from maturity of available-for-sale investment securities    521,787            17,020          45,265
  Net increase in loans to customers                                   (137,281)         (220,553)       (499,660)
  Net cash provided by Pacific Northwest Acquisitions                   218,966                --              --
  Capital expenditures                                                  (20,634)          (13,072)        (36,634)
  Other                                                                   7,210            (4,376)          9,698
-----------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                     310,637           (15,807)       (484,964)
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits                                  (174,782)          206,100         (67,915)
  Net increase (decrease) in short-term borrowings                     (236,619)         (246,637)        237,134
  Proceeds from long-term debt                                           53,000            19,447          21,500
  Payments on long-term debt                                             (3,009)              (26)           (936)
  Cash dividends paid                                                   (37,579)          (37,368)        (38,008)
  Repurchased common stock                                                 (256)          (24,671)        (11,558)
-----------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                    (399,245)          (83,155)        140,217
-----------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                               $  333,511        $  304,051      $  262,894
=================================================================================================================

Supplemental disclosures:
  Interest paid                                                      $  258,635        $  256,906      $  171,732
  Income taxes paid                                                  $   20,580        $   24,181      $   24,311
Supplemental schedule of noncash investing and financing activities:
  Loans converted into other real estate owned                       $   26,764        $   10,279      $    5,789
  Loans exchanged for mortgage-backed securities                     $       --        $  461,449      $       --
  Transfer of securities from held-to-maturity to
    available-for-sale, at estimated fair value                      $       --        $1,023,144      $       --
=================================================================================================================
In connection with the Pacific Northwest Acquisitions, liabilities assumed was as follows:
-----------------------------------------------------------------------------------------------------------------
Fair value of assets acquired                                        $  552,582        $       --      $       --
Cash received                                                           218,966                --              --
Issuance of common stock                                                (17,525)               --              --
-----------------------------------------------------------------------------------------------------------------
LIABILITIES ASSUMED                                                  $  754,023        $       --      $       --
=================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         The accounting and reporting policies of First Hawaiian, Inc. and Subsidiaries (the "Company") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

CONSOLIDATION
         The consolidated financial statements of the Company include the accounts of First Hawaiian, Inc. (the "Parent") and its wholly-owned subsidiary companies--First Hawaiian Bank and its wholly-owned subsidiaries (the "Bank"); Pioneer Federal Savings Bank ("Pioneer"); Pacific One Bank ("Pacific One"); ANB Financial Corporation and its wholly-owned subsidiary, Pacific One Bank, N.A.; First Hawaiian Creditcorp, Inc. ("Creditcorp"); FHL Lease Holding Company, Inc. and its wholly-owned subsidiary ("Leasing"); and FHI International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

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

CASH AND DUE FROM BANKS
         Cash and due from banks include amounts from other financial institutions as well as in-transit clearings. Under the terms of the Depository Institutions Deregulation and Monetary Control Act, the Company is required to place reserves with the Federal Reserve Bank based on the amounts of deposits held. For 1996, 1995 and 1994, the average amount of these reserve balances were $134,032,000, $123,648,000 and $127,339,000, respectively.

INVESTMENT SECURITIES
         Investment securities consist principally of debt instruments issued by the U.S. Treasury and other U.S. Government agencies and corporations, state and local government units and asset-backed securities.
         Investments in and obligations to individual counterparties are presented as net amounts in the consolidated financial statements of the Company only if the conditions specified in Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," are met. No such netting occurred as of December 31, 1996 and 1995.
         Investment securities are classified in three categories and accounted for as follows: (1) held-to-maturity securities are debt securities, which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost; (2) trading securities are debt securities, which are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in current earnings; and (3) available-for-sale securities are debt securities, which are not classified as either held-to-maturity securities or trading securities and are reported at fair value, with unrealized gains and losses excluded from current earnings and reported in a separate component of stockholders' equity.
         In December 1995, the Company made a one-time reclassification of its investment securities portfolio from held-to-maturity to available-for-sale as allowed by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which resulted in an unrealized gain of $8,606,000.
         Gains and losses realized on the sales of investment securities are determined using the specific identification method.

LOANS
         Loans are stated at their principal outstanding amounts, net of any unearned discounts. Interest income on loans is accrued and recognized on the principal amount outstanding.
         Loan origination fees and substantially all loan commitment fees are generally deferred and accounted for as an adjustment of the yield.
         Lease financing transactions consist of two types:
            (1) Equipment without outside financing is accounted for using the direct financing method with income recognized over the life of the lease based upon a constant periodic rate of return on the net investment in the lease.
            (2) Leveraged lease transactions are subject to outside financing through one or more participants, without recourse to the Company. These transactions are accounted for by recording as the net investment in each lease the aggregate of rentals receivable (net of principal and interest on the related nonrecourse debt) and estimated residual value of the equipment less the unearned income. Income from these lease transactions is recognized during the periods in which the net investment is positive.
         Loans are placed on nonaccrual status when serious doubt exists as to the collectibility of the principal and/or interest. When loans are placed on nonaccrual status, any accrued and unpaid interest is reversed against interest income of the current period. Interest payments received on nonaccrual loans are applied as a reduction of the principal when concern exists as to the

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

ultimate collection of the principal; otherwise, such payments are recorded as income. Loans are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal and interest.

         On January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired. The adoption of this standard did not have a material effect on the consolidated financial statements of the Company.

ALLOWANCE FOR LOAN LOSSES
         Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114 did not change management's existing methodology for measuring impairment primarily because the majority of impaired loan valuations continue to be based on the fair value of the collateral.
         The provision for loan losses charged to expense is based upon the Company's historical loss experience and estimates of future loan losses inherent in the current loan portfolio, including the evaluation of impaired loans in accordance with SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Impairment is primarily measured based on the fair value of the collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt structuring. Smaller balance homogeneous loans include credit card and consumer loans, which are charged-off at a predetermined delinquency status.
         Management periodically analyzes each commercial, financial and agricultural and real estate loan past due 90 days or more and still accruing interest on a loan by loan basis. If management expects that the borrower will shortly bring the loan current and/or that the fair value of the collateral exceeds the recorded investment in the loan, the loan is not placed on nonaccrual status. Consumer and credit card loans are not placed on nonaccrual status because they are charged off when they reach a predetermined delinquency status.
         The allowance for loan losses (the "Allowance") is maintained at a level which, in management's judgment, is adequate to absorb future loan losses. Estimates of future loan losses involve judgment and assumptions as to various factors which, in management's judgment, deserve current recognition in estimating such losses and in determining the adequacy of the Allowance. Principal factors considered by management include the historical loss experience, the value and adequacy of collateral, the level of nonperforming (nonaccrual and restructured) loans, loan concentrations, the growth and composition of the portfolio, the review of monthly delinquency reports, the results of examinations of individual loans and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and general economic conditions.
         The Allowance is reduced by loans charged off when collectibility becomes doubtful and the underlying collateral, if any, is considered inadequate to liquidate the outstanding debt. Recoveries on loans previously charged off are added to the Allowance.

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

CORE DEPOSIT PREMIUM AND GOODWILL
         The core deposit premium is being amortized on the straight-line method over various lives ranging from 9 to 20 years. The excess of the purchase price over the fair value of the net assets acquired is accounted for as goodwill and is being amortized on the straight-line method over 25 years.
         Goodwill represents the cost of acquired companies in excess of the fair value of net assets acquired. In compliance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Assets to be Disposed of," which the Company adopted on January 1, 1996, it is the Company's policy to review goodwill for impairment whenever events or changes in circumstances indicate that its investment in the underlying assets/businesses which gave rise to such goodwill may not be recoverable. Should such an evaluation of impairment become necessary, the Company will evaluate the performance of such acquired business on an undiscounted basis. The Company does not believe that there is any current impairment of goodwill.

INCOME TAXES
         The Company has adopted SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
         Excise tax credits relating to premises and equipment are accounted for under the flow-through method which recognizes the benefit in the year the asset is placed in service. The investment and excise tax credits related to lease equipment, except for investment and excise tax credits that are passed on to lessees, are recognized during the periods in which the net investment is positive.
         A consolidated Federal income tax return is filed for the Company. Amounts equal to income tax benefits of those companies having taxable losses or credits are reimbursed by other companies which would have incurred current income tax liabilities.

INTEREST RATE SWAPS AND FLOORS
         The Company enters into interest rate swap and floor contracts in managing its interest rate risk. Premiums for purchased floors are amortized over the life of the contracts. Since the contracts represent an exchange of interest payments and the underlying principal balances are not affected, there is no effect on the total assets or liabilities of the Company. The related income or expense from these contracts is included as part of the interest income or expense for the corresponding asset or liability being hedged. Changes in fair value are not reflected in the financial statements.

PER SHARE DATA
         Net income per share is computed by dividing net income by the average number of shares outstanding during the year.
         The impact of common stock equivalents, such as stock options, is not material; therefore, they are not included in the computation.

FAIR VALUES OF FINANCIAL INSTRUMENTS
         SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:
           Cash and due from banks: The carrying amounts reported in the Consolidated Balance Sheets of cash and short-term instruments approximate fair values.
           Investment securities (including mortgage-backed securities): Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
           Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of commercial and industrial loans, financial institution loans, agricultural loans, certain mortgage loans (e.g. 1-4 family residential, commercial real estate and rental property), credit card loans, and other consumer loans are estimated using discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.
           Off-balance sheet commitments and contingent liabilities: Fair values of off-balance sheet commitments and contingent liabilities are based upon quoted market prices of comparable instruments (interest rate floors); fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (letters of credit and commitments to extend credit); or, pricing models based upon brokers' quoted markets, current levels of interest rates, and specific cash flow schedules (interest rate swaps).
           Deposits: The fair values of deposits with no maturity date (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
          Short-term borrowings: The carrying amounts of overnight Federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.
          Long-term debt: The fair values of the Company's long-term debt (other than deposits) are estimated using discounted cash flow analyses, based

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

          on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

NEW PRONOUNCEMENTS
          In 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" and SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 125 requires that after a transfer of financial assets, an entity must recognize financial and servicing assets controlled and liabilities incurred and derecognize financial assets and liabilities in which control is surrendered or when debt is extinguished. It applies to transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS No. 127 defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. The adoption of these standards is not expected to have a material effect on the Company's consolidated financial statements.

2. PACIFIC NORTHWEST ACQUISITIONS
         On May 31, 1996, for a purchase price of $36 million, the Company acquired 31 branches in Oregon, Washington and Idaho, which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger. This transaction included the purchase of loans of $400 million and the assumption of deposits of $687 million. The acquisition was accounted for using the purchase method of accounting and the results of operations were included in the Consolidated Statements of Income from the date of acquisition. Of the 31 branches acquired by the Company, the 26 Oregon and Idaho branches are being operated as Pacific One Bank, a wholly-owned subsidiary of the Company. The five branches acquired in Washington state were originally operated as Pacific One Bank, FSB as branches of Pioneer (see current operations described below).
         On July 31, 1996, for a purchase price of $18 million, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank ("ANB"), which had total loans of $51 million and deposits of $67 million at the date of acquisition. American National Bank had a total of four branches in Washington state. The acquisition was accounted for using the purchase method of accounting and the results of operations of ANB were included in the Consolidated Statements of Income from the date of acquisition. On November 8, 1996, American National Bank acquired the five branches in Washington state from Pioneer and changed its name to Pacific One Bank, N.A. Pacific One Bank, N.A. presently operates eight of the nine branches acquired in Washington state; the remaining branch was closed.

3. INVESTMENT SECURITIES

AVAILABLE-FOR-SALE
         Amortized cost and fair values of available-for-sale investment securities at December 31, 1996, 1995 and 1994 were as follows:

---------------------------------------------------------------------
                                         1996
                    -------------------------------------------------
                    Amortized   Unrealized   Unrealized     Fair
(in thousands)        Cost         Gains       Losses       Value
---------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations       $1,025,699     $4,626      $1,666     $1,028,659
Collateralized
  mortgage
  obligations            14,531         41          14         14,558
States and
  political
  subdivisions           30,124        317         221         30,220
Other                    67,286         --           4         67,282
---------------------------------------------------------------------
Total available-for-
  sale investment
  securities         $1,137,640     $4,984      $1,905     $1,140,719
=====================================================================
                                           1995
                    -------------------------------------------------
                    Amortized   Unrealized    Unrealized     Fair
(in thousands)        Cost         Gains        Losses       Value
---------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations       $  895,327    $ 8,790     $   187     $  903,930
Collateralized
  mortgage
  obligations            97,360          1         386         96,975
States and political
  subdivisions           54,176      1,129         224         55,081
Other                   119,315         --           8        119,307
---------------------------------------------------------------------
Total available-for-
  sale investment
  securities         $1,166,178    $ 9,920      $  805     $1,175,293
=====================================================================
                                         1994
                    -------------------------------------------------
                    Amortized   Unrealized   Unrealized     Fair
(in thousands)        Cost         Gains       Losses       Value
---------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations        $  50,047    $   --      $  922     $   49,125
Collateralized
  mortgage
  obligations            25,961        --         371         25,590
States and political
  subdivisions           11,700        --         423         11,277
Other                    66,000        --          --         66,000
--------------------------------------------------------------------
Total available-for-
  sale investment
  securities          $ 153,708    $   --      $1,716      $ 151,992
====================================================================

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

     The amortized cost and fair values of available-for-sale investment securities at December 31, 1996, by contractual maturity, excluding securities which have no stated maturity, were as follows:

------------------------------------------------------
                                 Amortized      Fair
(in thousands)                     Cost         Value
------------------------------------------------------
Due within one year             $  470,931  $  471,931
Due after one but within
  five years                       196,280     196,377
Due after five but within
  ten years                            263         263
Due after ten years                408,280     410,262
------------------------------------------------------
Total available-for-sale
  investment securities         $1,075,754  $1,078,833
======================================================

         The Company held no trading securities as of December 31, 1996, 1995 and 1994.
         Investment securities with an aggregate book value of $788,100,000 at December 31, 1996 were pledged to secure public deposits and repurchase agreements as required by law.
         The Company did not hold investment securities of any single issuer (other than the U.S. Government and its agencies) which were in excess of 10% of stockholders' equity at December 31, 1996.
         Gross gains of $131,000, $224,000 and $180,000 and gross losses of $13,000, $80,000 and $2,000 were realized on sales of investment securities during 1996, 1995 and 1994, respectively.
         At December 31, 1996, collateralized mortgage obligations were comprised of floating rate bonds with an estimated average life of 3.7 years.

HELD-TO-MATURITY
         At December 31, 1996 and 1995, there were no investment securities classified as held-to-maturity. Book and fair values of held-to-maturity investment securities at December 31, 1994 were as follows:

--------------------------------------------------------
                                 1994
                   -------------------------------------
                   Book  Unrealized Unrealized  Fair
(in thousands)     Value    Gains     Losses    Value
--------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations   $568,894    $  --     $10,924  $557,970
Collateralized
  mortgage
  obligations     200,420       --       5,689   194,731
States and
  political
  subdivisions    154,493    3,600       1,087   157,006
Other              72,080       --         136    71,944
--------------------------------------------------------
Total held-to-
  maturity
  investment
  securities     $995,887   $3,600     $17,836  $981,651
========================================================

4. LOANS
         At December 31, 1996 and 1995, loans were comprised of the following:

-----------------------------------------------------------------------------
                                     1996                     1995
-----------------------------------------------------------------------------
(in thousands)             BOOK VALUE   FAIR VALUE   BOOK VALUE    FAIR VALUE
-----------------------------------------------------------------------------
Commercial,
  financial and
  agricultural             $1,381,824   $1,390,768   $1,315,736    $1,308,078
Real estate:
  Commercial                1,172,124    1,173,697      996,715     1,026,412
  Construction                213,195      207,921      256,943       257,033
  Residential               1,935,920    1,923,668    1,766,292     1,745,777
Consumer                      583,060      577,241      473,909       480,452
Lease financing               240,898      236,586      241,721       242,402
Foreign                       279,711      284,048      208,229       209,481
-----------------------------------------------------------------------------
Total loans                $5,806,732   $5,793,929   $5,259,545    $5,269,635
=============================================================================

         At December 31, 1996 and 1995, loans aggregating $72,408,000 and $82,915,000, respectively, were on a nonaccrual basis or restructured.
         In the normal course of business, the Company makes loans to its executive officers and directors, and to companies and individuals affiliated with executive officers and directors of the Company. Changes in the loans to such parties were as follows:

------------------------------------------------------
(in thousands)                      1996         1995
------------------------------------------------------
Balance at beginning of year      $257,404    $256,670
  New loans made                    28,909      54,623
  Repayments                       (25,425)    (53,889)
------------------------------------------------------
Balance at end of year            $260,888    $257,404
======================================================

         At December 31, 1996 and 1995, loans to such parties by the Parent were $11,731,000 and $15,480,000, respectively, and the income related to these loans was $1,045,000, $1,143,000 and $1,089,000 for 1996, 1995 and 1994, respectively.
         Real estate loans totalling $257,661,000 were pledged to collateralize Federal Home Loan Bank of Seattle advances at December 31, 1996.

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
5. ALLOWANCE FOR LOAN LOSSES
         Changes in the allowance for loan losses were as follows for the years indicated:

------------------------------------------------------------------
(in thousands)                      1996        1995         1994
------------------------------------------------------------------
Balance at beginning of year      $78,733     $61,250      $62,253
  Provision charged to expense     23,627      38,107       22,922
  Net charge-offs:
    Loans charged off             (27,341)    (22,845)     (27,115)
    Recoveries on loans
      charged off                   3,123       2,221        3,190
------------------------------------------------------------------
        Net charge-offs           (24,218)    (20,624)     (23,925)
------------------------------------------------------------------
  Allowance of subsidiaries
    purchased                       7,106          --           --
------------------------------------------------------------------
BALANCE AT END OF YEAR            $85,248     $78,733      $61,250
==================================================================

         The following table presents information related to impaired loans as of and for the year ended December 31, 1996 and 1995:

------------------------------------------------------
(in thousands)                         1996      1995
------------------------------------------------------
Impaired loans                       $128,446  $97,915
Impaired loans with
  related allowance for loan
  losses calculated under
  SFAS No. 114                         35,517   65,430
Total allowance on impaired loans       9,690   15,380
Average impaired loans                 87,289   82,304
Interest income recorded during
  the year                                980    3,454
======================================================

         Impaired loans without a related allowance for loan losses are generally collateralized by assets with fair values in excess of the recorded investment in the loans. Interest payments on impaired loans are applied to principal.

6. PREMISES AND EQUIPMENT
         At December 31, 1996 and 1995, premises and equipment were comprised of the following:

------------------------------------------------------
(in thousands)                      1996         1995
------------------------------------------------------
Premises                         $252,538     $229,629
Equipment                         145,527      136,062
------------------------------------------------------
                                  398,065      365,691
Less accumulated depreciation
  and amortization                136,864      123,704
------------------------------------------------------
NET BOOK VALUE                   $261,201     $241,987
======================================================

         Occupancy and equipment expenses include depreciation and amortization expenses of $17,541,000, $17,649,000 and $17,572,000 for 1996, 1995 and 1994,
respectively.


7. DEPOSITS
         Interest expense related to deposits for the years indicated was as follows:

------------------------------------------------------
(in thousands)               1996       1995     1994
------------------------------------------------------
Interest-bearing demand    $ 36,104  $ 30,034 $ 25,383
Savings                      20,679    34,272   30,865
Time--Under $100             67,714    52,260   31,666
Time--$100 and over          48,993    40,682   24,588
Foreign                       8,912    18,800    7,787
------------------------------------------------------
Total interest expense
  on deposits              $182,402  $176,048 $120,289
======================================================

         Time deposits in denominations of $100,000 or more at December 31, 1996 and 1995 were as follows:

------------------------------------------------------
(in thousands)                    1996           1995
------------------------------------------------------
Domestic                        $906,220      $861,409
Foreign                         $ 73,563      $166,404
======================================================


8. SHORT-TERM BORROWINGS
         At December 31, 1996, 1995 and 1994, short-term borrowings were comprised of the following:

----------------------------------------------------------------------
(in thousands)                        1996         1995         1994
----------------------------------------------------------------------
First Hawaiian Bank:
  Federal funds purchased           $ 49,980   $   19,586   $  195,859
  Securities sold under
    agreements to repurchase         661,422      838,026      823,248
  Advances from Federal
    Home Loan Bank of
    Seattle                               --      100,000       50,000
First Hawaiian, Inc. (Parent):
  Commercial paper                     4,409       13,777       46,723
  Notes payable                       50,000           --           --
Other subsidiaries:
  Advances from Federal
    Home Loan Bank of
    Seattle                          113,737      111,790      213,986
  Securities sold under
    agreements to repurchase          50,012           --           --
----------------------------------------------------------------------
Total short-term borrowings         $929,560   $1,083,179   $1,329,816
======================================================================

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
         Average rates and average and maximum balances for these short-term borrowings were as follows for the years indicated:

--------------------------------------------------------------------
(dollars in thousands)             1996          1995          1994
--------------------------------------------------------------------
Federal funds purchased:
  Average interest rate at
    December 31                     5.8%          5.9%          5.8%
  Highest month-end balance     $123,608      $270,927      $217,535
  Average daily outstanding
    balance                     $ 49,210      $161,602      $155,852
  Average daily interest
    rate paid                       5.6%          6.3%          4.4%
Securities sold under
  agreements to repurchase:
  Average interest rate at
    December 31                     5.0%          5.4%          5.4%
  Highest month-end balance     $818,527      $909,867      $883,036
  Average daily outstanding
    balance                     $785,144      $823,506      $792,790
  Average daily interest
    rate paid                       5.2%          5.6%          4.0%
Commercial paper:
  Average interest rate at
    December 31                     5.1%          5.3%          6.2%
  Highest month-end balance     $ 13,509      $ 49,102      $ 46,723
  Average daily outstanding
    balance                     $  9,854      $ 26,875      $ 14,092
  Average daily interest
    rate paid                       5.2%          6.2%          4.7%
Notes payable:
  Average interest rate at
    December 31                     5.8%           --%           --%
  Highest month-end balance     $ 50,000      $    --       $    --
  Average daily outstanding
     balance                    $ 12,568      $    --       $    --
  Average daily interest
    rate paid                       5.9%           --%           --%
Advances from Federal Home
  Loan Bank of Seattle:
  Average interest rate at
    December 31                     5.7%          5.9%          6.0%
  Highest month-end balance     $212,016      $322,661      $279,437
  Average daily outstanding
    balance                     $155,182      $259,998      $153,008
  Average daily interest
    rate paid                       5.7%          6.8%          5.5%
====================================================================

         Securities sold under agreements to repurchase were treated as financings and the obligations to repurchase the identical securities sold were reflected as liabilities with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1996, the weighted average maturity of these agreements was 59 days and primarily represents investments by public (governmental) entities. A schedule of maturities of these agreements was as follows:

------------------------------------------------------
(in thousands)
------------------------------------------------------
Overnight                                     $ 22,076
Less than 30 days                              213,960
30 to 90 days                                  404,363
Over 90 days                                    71,035
------------------------------------------------------
Total                                         $711,434
======================================================

         The Parent had $60,000,000 in unused lines of credit with unaffiliated banks to support its commercial paper borrowings as of December 31, 1996.

9. LONG-TERM DEBT
         At December 31, 1996 and 1995, long-term debt was comprised of the following:

---------------------------------------------------------------
                               1996               1995
---------------------------------------------------------------
                           Book      Fair     Book      Fair
(dollars in thousands)     Value    Value    Value      Value
---------------------------------------------------------------
First Hawaiian, Inc.
(Parent):
  Notes payable        $     -- $     --    $ 50,000   $ 50,015
  6.25% subordinated
    notes due
    2000                100,000   98,610     100,000     97,364
  7.375% subordinated
    notes due 2006       50,000   50,575          --         --
Other subsidiaries--
  5.27%-7.07%
    notes due
    through 2001         55,743   55,989      88,752     87,873
---------------------------------------------------------------
Total long-term
  debt                 $205,743 $205,174    $238,752   $235,252
===============================================================


FIRST HAWAIIAN, INC. (PARENT)
         The 6.25% subordinated notes due in 2000 and the 7.375% subordinated notes due in 2006 are unsecured obligations with interest payable semiannually.

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
OTHER SUBSIDIARIES
         The 5.27%-7.07% notes due through 2001 represent advances from the Federal Home Loan Bank of Seattle to the Company's other subsidiaries (Creditcorp and Pioneer) with interest payable monthly.
         As of December 31, 1996, the principal payments due on these borrowed funds were as follows:

-----------------------------------------------------------
                           First
                    Hawaiian, Inc.      Other
(in thousands)           (Parent)   Subsidiaries     Total
-----------------------------------------------------------
1998                     $    --      $41,016      $ 41,016
1999                          --        9,018         9,018
2000                      100,000       4,020       104,020
2001                          --        1,022         1,022
2002 and thereafter        50,000         667        50,667
-----------------------------------------------------------
Total                    $150,000     $55,743      $205,743
===========================================================

10. COMMON STOCK
         On July 31, 1996, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank, for $17,525,000 in the form of an exchange of shares of ANB Financial Corporation's common stock for 647,577 newly-issued shares of the Company's common stock.

11. REGULATORY CAPITAL REQUIREMENTS
         The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain discretionary (and, in the case of the Company's depository institution subsidiaries, mandatory) actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its depository institution subsidiaries must each meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below, as of December 31, 1996 and 1995) of Tier 1 and Total capital to risk-weighted assets, and of Tier 1 capital to average assets.

---------------------------------------------------------------------------------------
                                                        1996
                          -------------------------------------------------------------
                                                      Minimum
                                                    For Capital             To Be
                               Actual           Adequacy Purposes     Well Capitalized
                         --------------------------------------------------------------
(dollars in thousands)   Amount       Ratio      Amount     Ratio     Amount     Ratio
---------------------------------------------------------------------------------------
Tier 1 Capital to
  Risk-Weighted
  Assets                 $578,454     8.42%     $274,736     4.00%    $412,104    6.00%
Total Capital to
  Risk-Weighted
  Assets                 $813,702    11.85%     $549,472     8.00%    $686,840   10.00%
Tier 1 Capital to
  Average Assets         $578,454     7.32%     $237,084     3.00%    $316,112    4.00%
=======================================================================================

---------------------------------------------------------------------------------------
                                                        1995
                          -------------------------------------------------------------
                                                      Minimum
                                                    For Capital             To Be
                               Actual           Adequacy Purposes     Well Capitalized
                         --------------------------------------------------------------
(dollars in thousands)   Amount       Ratio      Amount     Ratio     Amount     Ratio
---------------------------------------------------------------------------------------
Tier 1 Capital to
  Risk-Weighted
  Assets                $565,366       9.03%   $250,301      4.00%   $375,452     6.00%
Total Capital to
  Risk-Weighted
  Assets                $743,585      11.88%   $500,602      8.00%   $625,758    10.00%
Tier 1 Capital to
  Average Assets        $565,366       7.72%   $219,829      3.00%   $293,106     4.00%
=======================================================================================

         As of December 31, 1996 and 1995, the Company and its depository institution subsidiaries were categorized as well capitalized under the applicable federal regulations. To be categorized as well capitalized, the Company must maintain Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios of 6%, 10% and 4%, respectively (as set forth in the table above). Management is not aware of any conditions or events subsequent to December 31, 1996, which would have caused a change in the Company's category.

12. LIMITATIONS ON PAYMENT OF DIVIDENDS
         The primary source of funds for the dividends paid by the Company to its stockholders is dividends received from its subsidiaries. The Bank, Pioneer, Creditcorp, Pacific One and Pacific One Bank, N.A. are subject to regulatory limitations on the amount of dividends they may declare or pay. At December 31, 1996, the aggregate amount available for payment of dividends by such subsidiaries without prior regulatory approval was $345,604,000.

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
13. EMPLOYEE BENEFIT PLANS

PENSION PLANS
         The Company has a noncontributory pension plan which was "frozen" as of December 31, 1995. This plan was replaced by a money purchase plan and enhancements to an existing 401(k) plan. As a result of the "freeze," there will be no future accruals and no additional participants in the noncontributory pension plan. In addition, the Company has an unfunded supplemental executive retirement plan for a "frozen" group of key executives.
         The net pension expense (credit) for 1996, 1995 and 1994 included the following components:

---------------------------------------------------------
(in thousands)                1996        1995      1994
---------------------------------------------------------
Service cost-benefits
  earned during the
  period                   $  1,236    $  4,018   $ 3,832
Interest cost on projected
  benefit obligation          6,321       6,862     6,294
Actual loss (return) on
  plan assets               (16,419)    (18,476)    3,593
Net amortization and
  deferral                    7,817      10,197   (12,123)
Curtailment gain due to
  pension plan freeze            --     (20,766)       --
---------------------------------------------------------
NET PENSION EXPENSE
  (CREDIT)                 $ (1,045)   $(18,165)  $ 1,596
=========================================================

         No further contributions should be required because the pension plan is heavily overfunded and there will be no future benefit accruals.
         The following table sets forth the reconciliation of the funded status of the plans at December 31, 1996 and 1995:

---------------------------------------------------------
(in thousands)                       1996       1995
---------------------------------------------------------
Actuarial present value of
  benefit obligation:
  Vested benefits                  $ 83,000   $78,182
  Nonvested benefits                  1,764       100
---------------------------------------------------------
Accumulated benefit obligation     $ 84,764   $78,282
---------------------------------------------------------
Plan assets at fair value
  (primarily listed stocks and
  fixed income securities)         $110,309   $98,220
Projected benefit obligation         95,460    88,784
---------------------------------------------------------
Plan assets in excess of projected
  benefit obligation                 14,849     9,436
Unrecognized net gain                (5,659)   (1,232)
Unrecognized prior service cost       6,972     7,623
Unrecognized net asset               (6,000)   (7,199)
---------------------------------------------------------
PREPAID PENSION COST               $ 10,162   $ 8,628
=========================================================

         Plan assets included 587,856 shares of common stock of the Company with a fair value of $20,575,000 and $17,636,000 at December 31, 1996 and 1995,
respectively.
         For both December 31, 1996 and 1995, the weighted average discount rate was 7.0%; the rate of increase in future compensation used in determining the projected benefit obligation was 7.0% for the unfunded supplemental executive retirement plan; and the expected long-term rate of return on plan assets was 8.5%. Due to the "freeze" of the qualified pension plan, the rate of increase in future compensation is no longer applicable for that plan.
         The Company has unfunded postretirement medical and life insurance plans which are available to retirees who have satisfied age and length of service requirements. The following table sets forth the reconciliation of the status of the plans at December 31, 1996 and 1995:

-----------------------------------------------------
(in thousands)                         1996      1995
-----------------------------------------------------
Actuarial present value of
  benefit obligation:
  Retirees                             $3,710  $3,528
  Other fully eligible plan
    participants                        1,387   1,382
  Other active plan participants        2,285   2,076
-----------------------------------------------------
TOTAL                                  $7,382  $6,986
=====================================================
Unfunded benefit obligation            $7,382  $6,986
Unrecognized transition obligation     (2,286) (2,429)
Unrecognized prior service cost           (64)    (71)
Unrecognized net loss                    (540)   (575)
-----------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST    $4,492  $3,911
=====================================================
Service cost                             $239    $189
Interest cost                             475     453
Amortization of:
  Transition obligation                   143     143
  Unrecognized prior service cost           6       6
-----------------------------------------------------
NET PERIODIC POSTRETIREMENT
  BENEFIT COST                           $863    $791
=====================================================

         The assumed health care cost trend is not applicable since the medical plan provides a flat dollar commitment. Thus, there is no effect due to a one-percentage-point increase in the trend rate.
         For both December 31, 1996 and 1995, the weighted average discount rate was 7.0% and the rate of increase in future compensation used in determining the accumulated postretirement benefit obligation was 5.0%.

MONEY PURCHASE AND 401(k) MATCH PLANS
         Effective January 1, 1996, the Company began contributing to a defined contribution money purchase plan and matching employees' contributions (up to 3% of pay) to an existing 401(k) component of the Company's profit sharing plan. The plans replace the pension plan which was "frozen" as of December 31, 1995. The plans cover substantially all employees who satisfy the age and length of service requirements, except for key executives who are eligible for the Company's unfunded supplemental executive retirement plan.
         For 1996, the money purchase contribution was $5,126,000 and the employer matching contribution to the 401(k) plan was $2,270,000.

PROFIT SHARING AND CASH BONUS PLANS
         The profit sharing and cash bonus plans cover substantially all employees who satisfy age and length of service requirements. Annual contributions to the plans are based upon a formula and are limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit sharing and cash bonus formula provides that 50% of the

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

Company's contribution be paid directly to eligible members as a year-end cash bonus and the other 50%, less forfeitures, be paid into the profit sharing trust fund. The profit sharing contribution and cash bonus (reflected in salaries and wages) for 1996, 1995 and 1994 totalled $6,579,000, $5,545,000 and $5,127,000, respectively.

INCENTIVE PLAN FOR KEY EXECUTIVES
         The Company has an Incentive Plan for Key Executives (the "IPKE"), under which awards of cash or common stock of the Company, or both, are made to key executives. The IPKE limits the aggregate and individual value of the awards that could be issued in any one fiscal year. Shares awarded under the IPKE are held in escrow and key executives concerned may not, under any circumstances, voluntarily dispose or transfer such shares prior to the earliest of attaining 60 years of age, completion of 20 full years of employment with the Company, retirement, death or termination of employment prior to retirement with the approval of the Company. Additionally, there is a five year restriction from the date of all subsequent shares awarded to those key executives who had previously met the minimum restrictions of completion of 20 full years of employment or attaining 60 years of age.

STOCK INCENTIVE PLAN
         In 1992, the stockholders approved a Stock Incentive Plan (the "SIP"), which authorized the granting of up to 1,000,000 shares of common stock to key employees. The purpose of the SIP is to promote the success and enhance the value of the Company by providing additional incentives to selected key employees in a way that links their interests with those of stockholders and provides those employees with an incentive for outstanding performances. The SIP is administered by the Executive Compensation Committee of the Board of Directors.
         The SIP provides for grants of restricted stock, incentive stock options, non-qualified stock options and reload options. Options are granted at exercise prices not less than the fair market value of the common stock on the date of grant. Options vest 25% per year after the date of grant. Stock options have exercise periods no longer than ten years from the date of grant and may not be exercised for six months after the date of grant and/or vesting. Stock options can be exercised, in whole or in part, by payment of the option price in cash or, if allowed under the option agreement, shares of common stock already owned by the optionee (reload options). Upon the occurrence of a change in control of the Company, as defined in the SIP, all options granted and held at least six months become immediately vested and exercisable.
         The following table summarizes activity under the SIP for 1996, 1995 and 1994 and the status at December 31, 1996:

--------------------------------------------------------
                                    Options
                        --------------------------------
                         Outstanding      Exercisable
                        --------------  ----------------
                               Average           Average
                              Exercise          Exercise
(dollars in thousands) Shares   Price   Shares    Price
--------------------------------------------------------
Balance at
  December 31, 1993   218,499 $ 28.06    28,362 $ 26.00
Options granted       139,380   26.60        --      --
Became exercisable         --      --    54,938   28.05
Forfeitures           (11,675)  27.53        --      --
--------------------------------------------------------
Balance at
  December 31, 1994   346,204   27.49    83,300   27.35
Options granted       149,420   25.50        --      --
Became exercisable         --      --    89,782   27.49
Exercised              (2,115)  26.09    (2,115)  26.09
Forfeitures           (12,353)  27.28        --      --
--------------------------------------------------------
Balance at
  December 31, 1995   481,156   26.88   170,967   27.44
Options granted       139,660   28.26        --      --
Became exercisable         --      --   127,138   26.90
Exercised              (2,167)  25.91    (2,167)  25.91
Forfeitures            (2,716)  26.33        --      --
--------------------------------------------------------
Balance at
  December 31, 1996   615,933  $27.20   295,938  $27.22
========================================================

         At December 31, 1996, 379,725 stock options (net of exercised options of 4,342)were available for future grants under the SIP.
         As of December 31, 1996, the 615,933 SIP options outstanding under the plan have exercise prices between $25.50 and $30.25 and a weighted average remaining contractual life of 7.5 years.
         The Company applies APB Opinion 25 and related interpretations in accounting for its SIP. There has been no compensation cost charged against income for the SIP, as options are granted at exercise prices that are not less than the fair market value of the common stock on the date of grant. Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the effect on the Company's net income and earnings per share would have been immaterial.
         Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 1996 and 1995, respectively: expected dividend yield was 3.8% and 4.6%; expected volatility was 22.69% and 23.50%; risk-free interest rate was 5.65% and 7.20%; and expected life of the options granted was six years.

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

         The weighted-average grant-date fair value of options granted in 1996 and 1995 were $5.93 and $5.61, respectively.
         During the initial phase-in period in 1996, the effects of applying SFAS No. 123 are not likely to be representative of the effects on reported net income for future years, because options vest over several years and additional awards generally are made each year.

LONG-TERM INCENTIVE PLAN
         The Company has a Long-Term Incentive Plan (the "LTIP") designed to reward key executives for the Company's and individuals' performances measured over three-year cycles; that is, 1993-1995, 1994-1996, 1995-1997 and so on. The first three-year performance cycle (1991-1993) ended on December 31, 1993. The threshold level specified in the LTIP was achieved during this cycle. In 1994, payouts totalling $1,195,000 were made to various key executives for the 1991-1993 cycle. The threshold levels specified in the LTIP were not achieved for the 1992-1994, 1993-1995 and 1994-1996 cycles.

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

14. OTHER NONINTEREST EXPENSES
         For the years ended December 31, 1996, 1995 and 1994, other noninterest expenses included the following:

--------------------------------------------------------
(in thousands)                1996       1995      1994
--------------------------------------------------------
Deposit insurance            $ 5,280   $ 6,190   $11,388
Stationery and supplies        8,447     8,645     9,055
Advertising and promotion      8,591     7,476     7,745
Trust loss                        --        --     5,000
Other                         73,452    56,041    48,320
--------------------------------------------------------
Total other noninterest
  expenses                   $95,770   $78,352   $81,508
========================================================

15. INCOME TAXES

         For the years ended December 31, 1996, 1995 and 1994, the provision for income taxes was comprised of the following:

------------------------------------------------------
(in thousands)                1996     1995      1994
------------------------------------------------------
Current:
  Federal                    $20,147  $15,164  $24,822
  States and other             4,572    3,698    4,989
------------------------------------------------------
    Total current             24,719   18,862   29,811
------------------------------------------------------
Deferred:
  Federal                     10,114   21,430    6,175
  States and other               705    4,841    3,004
------------------------------------------------------
    Total deferred            10,819   26,271    9,179
------------------------------------------------------
Total income tax provision   $35,538  $45,133  $38,990
======================================================

         The provision for income taxes has been reduced by general tax credits of $4,188,000, $2,140,000 and $1,769,000 in 1996, 1995 and 1994, respectively.
The Company also has foreign tax credit carryforwards amounting to $6,283,000 at December 31, 1996, which may be used to offset future Federal income tax expense. The foreign tax credit carryovers of $1,141,000, $1,526,000, $1,597,000, $1,019,000 and $1,000,000 will expire at the end of 1997, 1998,
1999, 2000 and 2001, respectively. Management expects to generate sufficient foreign source income in 1997 to utilize the foreign tax credit carryovers.
         The components of net deferred income tax liabilities at December 31, 1996 and 1995 were as follows:

------------------------------------------------------
                                       December 31
                                    ------------------
(in thousands)                      1996        1995
------------------------------------------------------
ASSETS
Federal and State income
  tax credit carryovers           $   6,283  $   5,003
Employee benefit deductions           3,625      3,489
Provision for loan losses            38,467     36,897
Loan fees and other income            5,397      8,117
State franchise taxes                 8,013      6,628
------------------------------------------------------
Total deferred income tax assets     61,785     60,134
------------------------------------------------------
Liabilities
Lease expenses                      167,240    152,799
Depreciation expense                  6,784     12,705
Intangible assets-net premiums        1,715      2,502
Marketable securities-available-
  for-sale                            1,229      3,626
Other                                10,353      6,465
------------------------------------------------------
Total deferred income tax
  liabilities                       187,321    178,097
------------------------------------------------------
Net deferred income tax
  liabilities                     $(125,536) $(117,963)
======================================================

         Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
         The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:

---------------------------------------------------------------------------
                                                  1996        1995     1994
---------------------------------------------------------------------------
Federal statutory income tax rate                 35.0%       35.0%    35.0%
Municipal and other tax-
  exempt income                                   (1.2)       (2.7)    (4.0)
State income and franchise
  taxes, net of Federal tax benefit                3.0         4.5      4.7
General tax credits                               (6.0)       (1.8)    (1.6)
Other                                             (0.1)        2.0      0.9
---------------------------------------------------------------------------
Effective income tax rate                         30.7%       37.0%    35.0%
===========================================================================

         The 1996 effective income tax rate has been reduced by the net tax benefit resulting from the: (1) recognition of previously unrecognized tax credits of $2,800,000; (2) reversal of deferred tax liabilities (reflecting a change in the State tax laws) relating to the sale of a certain leveraged lease of $2,344,000; and (3) reversal of deferred tax liabilities (reflecting legislation enacted in 1996) relating to the provision for thrift bad debt deductions of $1,500,000.

16.INTERNATIONAL OPERATIONS
         The Company's international operations, principally Guam and Grand Cayman, British West Indies, involve foreign banking and international financing activities, including short-term investments, loans, acceptances, letters of credit financing and international funds transfers.
         International activities are identified on the basis of the domicile of the Company's customer.
         Total revenue, income before income taxes, net income and total assets for foreign, domestic and consolidated operations at and for the years ended December 31, 1996, 1995 and 1994 were as follows:

-----------------------------------------------------------
(in thousands)          Foreign    Domestic    Consolidated
-----------------------------------------------------------
1996
Total revenue         $ 37,572   $  638,895   $  676,467
Income before
  income taxes        $  1,863   $  113,971   $  115,834
Net income            $  1,211   $   79,085   $   80,296
Total assets          $392,063   $7,610,111   $8,002,174
==========================================================
1995
Total revenue         $  38,669  $   616,166  $   654,835
Income before
  income taxes        $     582  $   121,556  $   122,138
Net income            $     379  $    76,626  $    77,005
Total assets          $ 478,790  $ 7,085,719  $ 7,564,509
==========================================================
1994
Total revenue         $  26,533  $   535,899  $   562,432
Income before
  income taxes        $   1,496  $   110,005  $   111,501
Net income            $     972  $    71,539  $    72,511
Total assets          $ 251,697  $ 7,283,447  $ 7,535,144
==========================================================

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

------------------------------------------------------
                              1996       1995    1994
------------------------------------------------------
Average foreign assets to
  average total assets         5.42%     3.61%   3.80%
Average foreign liabilities
  to average total
  liabilities                  3.55%     5.04%   3.15%
======================================================

         The Company did not have any foreign outstandings to any individual country which exceeded 1% of total assets at December 31, 1996, 1995 or 1994.

17. LEASE COMMITMENTS
         Future minimum lease payments by year and in the aggregate under all noncancelable operating leases having initial or remaining terms in excess of one year consisted of the following at December 31, 1996:

-------------------------------------------------------
                                 Less             Net
                 Operating     Sublease        Operating
(in thousands)    Leases        Income          Leases
-------------------------------------------------------
1997             $ 26,739       $ 4,606       $ 22,133
1998               26,373         4,522         21,851
1999               26,122         4,529         21,593
2000               26,000         5,058         20,942
2001               24,527         4,888         19,639
2002 and
  thereafter      101,244        10,283         90,961
-------------------------------------------------------
Total            $231,005       $33,886       $197,119
=======================================================

         These premises and equipment leases extend for varying periods up to 45 years and some of them may be renewed for periods ranging from 1 to 45 years. The premises' leases also provide for payments of real property taxes, insurance and maintenance.
         In most cases, leases for the premises provide for periodic renegotiation of the rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.
         In December 1993, the Company entered into a noncancelable agreement to lease its administrative headquarters building (construction of which was completed in September 1996) on land owned in fee simple by the Company. Concurrently, the Company entered into a ground lease of the land to the lessor of the build-

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

ing. Rent obligation for the building commenced on December 1, 1996 and will expire on December 1, 2003 (the "Primary Term"). The Company is obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term. The Company plans to occupy approximately 40% of the building and sublease the remaining 60% to third parties. As of December 31, 1996, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.
         At the end of the Primary Term, the Company may, at its option: (1) extend the lease term at rents based on the lessor's cost of funds at the time of renewal; (2) purchase the building for an amount approximately equal to that expended by the lessor to construct the building; or (3) arrange for the sale of the building to a third party on behalf of the lessor and pay to lessor any shortfall between the sales proceeds and a specified residual value, such payment not to exceed $161,990,000. This lease is accounted for as an operating lease.
         For 1996, 1995 and 1994, rental expense was $14,796,000, $14,525,000 and $13,699,000, respectively.

18. COMMITMENTS AND CONTINGENT LIABILITIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
         In the normal course of business, the Company is a party to various financial instruments to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit and interest rate swaps and floors. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated and Parent Company Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
         The Company's exposure to credit losses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. Since these commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flows. For interest rate swap and floor transactions, the contract or notional amounts do not represent exposure to credit losses.
         Off-balance sheet instruments must meet the same criteria of acceptable risk established for the Company's lending and other financing activities. The Company manages the credit risk of counterparty defaults in these transactions by limiting the total amount of outstanding arrangements, both by the individual counterparty and in the aggregate, by monitoring the size and maturity structure of the off-balance sheet portfolio, and by applying the uniform credit standards maintained for all of its credit activities.
         Off-balance sheet commitments and contingent liabilities at December 31, 1996 and 1995 were as follows:

-------------------------------------------------------
                                 1996           1995
                              ----------     ---------
                               Notional/      Notional/
                               Contract       Contract
(in thousands)                  Amount         Amount
-------------------------------------------------------
Commitments to extend credit  $3,778,028     $3,363,822
Standby letters of credit     $  144,235     $  145,278
Commercial letters of credit  $   10,478     $   18,028
Interest rate swaps and
  floors                      $1,537,996     $1,093,867
=======================================================

         The Company enters into interest rate swap and floor agreements as an end-user only. These instruments are used as hedges against various balance sheet accounts. Credit exposure is monitored under the same credit guidelines as are followed for other extensions of credit. Interest rate and/or market risk is monitored and managed in conjunction with the total interest rate risk position of the Company as a whole. Off-balance sheet agreements are not entered into if they would increase the Company's interest rate risk above approved guidelines. Sensitivity testing to measure and monitor this risk is done quarterly using net interest income simulations and market value of equity analysis.

ROLLFORWARD SCHEDULE
         The following is a summary of the interest rate swap and floor activity for 1996 and 1995:

----------------------------------------------------------------------------
                                          Caps,
                   Receive      Pay     Floors or     Variable/
(in millions)       Fixed      Fixed     Collars      Variable        Total
----------------------------------------------------------------------------
Balance,
 December 31, 1994  $108       $226       $  --         $700          $1,034
Additions            200         32          --           --             232
Maturities/
 amortizations        48        124          --           --             172
Terminations          --         --          --           --              --
----------------------------------------------------------------------------

Balance,
 December 31, 1995   260        134          --          700           1,094
Additions            300          8         500           --             808
Maturities/
 amortizations        60          2          --          300             362
Terminations          --          2          --           --               2
----------------------------------------------------------------------------

Balance,
 December 31, 1996  $500       $138        $500         $400          $1,538
============================================================================

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

HEDGING SUMMARY
         The following is additional hedging information related to the Company's interest rate swaps and floors as of December 31, 1996:

-----------------------------------------------------------------------------------------
                                                  Asset Yield/  Net               Remain-
                       Notional     Pay   Receive  Liability   Yield/  Original    ing
(dollars in millions)   Amount     Rate     Rate     Cost       Cost   Maturity  Maturity
-----------------------------------------------------------------------------------------
Asset hedges:
 Variable rate
  loans                 $1,000     5.6%     5.4%     8.1%      7.9%    2.0 yrs.   1.2 yrs.
 Fixed rate loans           99     6.4      5.6      8.2       7.4     8.8        6.2
 Municipal
  security                  15     5.7      5.6      5.9       5.8     5.0         .8
------------------------------
   Subtotal              1,114     5.7      5.4      8.1       7.8     2.6        1.7
------------------------------
Liability hedges:
 Savings deposits          400     5.6      6.3      2.5       1.8     3.0         .2
 Term debt                  24     8.8      5.9      5.8       8.7     7.0         .9
------------------------------
   Subtotal                424     5.8      6.3      2.7       2.2     3.2         .3
------------------------------
Total                   $1,538     5.7%     5.6%     N/A       N/A     2.8 yrs.   1.3 yrs.
=========================================================================================

         The following summarizes the impact of the Company's interest rate swap and floor activities on its weighted average borrowing rate and on interest income and expense for the years ended December 31, 1996, 1995 and 1994:

---------------------------------------------------------------
(dollars in thousands)                1996      1995      1994
---------------------------------------------------------------
Average borrowing rate:
  Without interest rate swaps
    and floors                        4.28%     4.49%     3.26%
  With interest rate swaps
    and floors                        4.23      4.54      3.23
===============================================================
Decrease in interest income         $2,402    $3,827    $10,352
Decrease (increase) in interest
  expense                            2,636    (2,926)     1,351
---------------------------------------------------------------
Interest rate swap and floor
  expense (income), net             $ (234)   $6,753    $ 9,001
===============================================================

LITIGATION
         Various legal proceedings are pending against the Company. The ultimate liability of the Company, if any, cannot be determined at this time. Based upon consultation with counsel, management does not expect that the aggregate liability, if any, resulting from these proceedings would have a material effect on the Company's consolidated financial position.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS
         The following table presents a summary of the book and fair values of the Company's financial instruments at December 31, 1996 and 1995:

------------------------------------------------------
                                         1996
                                  --------------------
(in thousands)                    Book Value Fair Value
------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks          $  333,511 $  333,511
Interest-bearing deposits in
  other banks                        70,130     70,130
Federal funds sold and securities
  purchased under agreements
  to resell                         148,370    148,370
Available-for-sale investment
  securities (note 3)             1,140,719  1,140,719
Loans (note 4)                    5,806,732  5,793,929
Customers' acceptance liability         824        824
------------------------------------------------------
FINANCIAL LIABILITIES
Deposits                         $5,936,708 $5,950,028
Short-term borrowings (note 8)      929,560    929,560
Acceptances outstanding                 824        824
Long-term debt (note 9)             205,743    205,174
======================================================

                                           1995
                                  --------------------
(in thousands)                    Book Value Fair Value
------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks          $  304,051 $  304,051
Interest-bearing deposits in
  other banks                       244,570    244,570
Federal funds sold and securities
  purchased under agreements
  to resell                         169,803    169,803
Available-for-sale investment
  securities (note 3)             1,175,293  1,175,293
Loans (note 4)                    5,259,545  5,269,635
Customers' acceptance liability       1,995      1,995
------------------------------------------------------
FINANCIAL LIABILITIES
Deposits                         $5,358,313 $5,370,203
Short-term borrowings (note 8)    1,083,179  1,083,179
Acceptances outstanding               1,995      1,995
Long-term debt (note 9)             238,752    235,252
======================================================

         The following table presents a summary of the fair values of the Company's off-balance sheet financial instruments (note 18) at December 31, 1996 and 1995:

------------------------------------------------------
(in thousands)                        1996       1995
------------------------------------------------------
Commitments to extend credit        $20,699    $13,596
Letters of credit                     1,444      1,435
Interest rate swaps and floors        2,092     (1,158)
======================================================

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
20. FIRST HAWAIIAN, INC. (PARENT COMPANY ONLY)
FINANCIAL STATEMENTS
BALANCE SHEETS

------------------------------------------------------
                                         December 31,
(in thousands, except number of      -----------------
shares and per share data)             1996       1995
------------------------------------------------------
ASSETS
Cash on deposit with
  First Hawaiian Bank             $      174  $    144
Loans, net of allowance for
  loan losses of $120 in 1996
  and $100 in 1995                    11,611    15,480
Securities purchased from
  First Hawaiian Bank                  7,075     9,930
Investment in subsidiaries:
  First Hawaiian Bank                612,897   587,009
  Other subsidiaries                 243,268   160,833
Due from:
  First Hawaiian Bank                106,862    91,273
  Other subsidiaries                  69,804    59,102
Other assets                           1,254     1,718
------------------------------------------------------
Total assets                      $1,052,945  $925,489
======================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings             $   54,409  $ 13,777
Current and deferred income
  taxes                              138,519   109,468
Other liabilities                      4,133     2,707
Long-term debt                       150,000   150,000
------------------------------------------------------
Total liabilities                    347,061   275,952
------------------------------------------------------
Commitments and contingent liabilities
  (notes 13, 17 and 18)
Stockholders' equity (note 11):
  Preferred stock $5 par value
    Authorized and unissued--
      50,000,000 shares in 1996 and
      none in 1995                       --        --
  Common stock $5 par value
    (notes 10 and 13)
    Authorized--100,000,000 shares
    Issued--33,190,374 shares in 1996
      and 32,542,797 shares in 1995  165,952   162,713
  Surplus                            148,196   133,925
  Retained earnings                  428,693   385,976
  Unrealized valuation adjustment      1,850     5,489
  Treasury stock, at cost--
    1,415,954 shares
    in 1996 and 1,397,957
    shares in 1995                   (38,807)  (38,566)
------------------------------------------------------
Total stockholders' equity           705,884   649,537
------------------------------------------------------
Total liabilities and
  stockholders' equity            $1,052,945  $925,489
======================================================


STATEMENTS OF INCOME

------------------------------------------------------------
                                   Year Ended December 31,
                                 ---------------------------
(in thousands)                     1996      1995      1994
------------------------------------------------------------
INCOME
Dividends from:
  First Hawaiian Bank            $40,210   $84,660   $34,660
  Other subsidiaries              25,606     8,300     7,560
Interest from First Hawaiian
  Bank                               507       520       448
Interest and fees from other
  subsidiaries                     2,578     3,043       799
Other interest and dividends       1,143     1,359     1,149
------------------------------------------------------------
Total income                      70,044    97,882    44,616
------------------------------------------------------------
EXPENSES
Interest expense:
  Short-term borrowings              509     1,669       663
  Long-term debt                  11,915    10,299     9,711
  Other                              817       114       107
Provision for loan losses             20       100        --
Professional services                431       494       289
Other                                441       339       351
------------------------------------------------------------
Total expenses                    14,133    13,015    11,121
------------------------------------------------------------
Income before income tax
  benefit and equity in
  undistributed income of
  subsidiaries                    55,911    84,867    33,495
Income tax benefit                 3,849     3,178     3,344
------------------------------------------------------------
Income before equity in
  undistributed income of
  subsidiaries                    59,760    88,045    36,839
Equity in undistributed
  income of subsidiaries:
  First Hawaiian Bank             29,180   (15,634)   26,713
  Other subsidiaries              (8,644)    4,594     8,959
------------------------------------------------------------
NET INCOME                       $80,296   $77,005   $72,511
============================================================

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

------------------------------------------------------------
                                   Year Ended December 31,
                                 ---------------------------
(in thousands)                    1996      1995      1994
------------------------------------------------------------
Cash at beginning of year        $  144    $  110    $  250
------------------------------------------------------------
Cash flows from operating
  activities:
  Net income                     80,296    77,005    72,511
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Excess of equity in earnings
        of subsidiaries over
        dividends received      (20,536)   11,040   (35,672)
      Other                      (1,100)      449      (630)
------------------------------------------------------------
Net cash provided by operating
  activities                     58,660    88,494    36,209
------------------------------------------------------------
Cash flows from investing activities:
  Net change in:
    Securities sold to (purchased
      from) First Hawaiian Bank   2,855    (3,750)    6,945
    Loans repaid by (made to)
      directors and
      executive officers          3,869     1,525    (1,246)
    Repayments from (advances
      to) subsidiaries            5,750     8,750   (34,600)
  Sale of investment securities      --    43,490     5,000
  Purchase of investment
    securities                       --   (43,490)       --
  Investment in Pacific
    Northwest Acquisitions      (73,901)       --        --
------------------------------------------------------------
Net cash provided by (used in)
  investing activities          (61,427)    6,525   (23,901)
------------------------------------------------------------
Cash flows from financing activities:
  Net change in short-term
    borrowings                   (9,368)  (32,946)   37,118
  Proceeds from long-term debt   50,000        --        --
  Cash dividends paid           (37,579)  (37,368)  (38,008)
  Repurchase of common stock       (256)  (24,671)  (11,558)
------------------------------------------------------------
Net cash provided by (used in)
  financing activities            2,797   (94,985)  (12,448)
------------------------------------------------------------
Cash at end of year             $   174   $   144  $    110
============================================================
Supplemental disclosures:
  Interest paid                 $12,272   $12,251  $ 10,338
  Income taxes refunded         $(4,408)  $(3,211) $ (2,502)
============================================================

CORPORATE ADDRESSES            First Hawaiian, Inc. and Subsidiaries          63


FIRST HAWAIIAN, INC.
999 Bishop Street
Honolulu, Hawaii 96813
      or
P.O. Box 3200
Honolulu, Hawaii 96847

FIRST HAWAIIAN CREDITCORP, INC.
Interstate Building, Second Floor
1314 South King Street
Honolulu, Hawaii 96814
Telephone: (808) 593-5500

FIRST HAWAIIAN LEASING, INC./
FHL LEASE HOLDING COMPANY, INC.
Interstate Building, Second Floor
1314 South King Street
Honolulu, Hawaii 96814
Telephone: (808) 593-5300

PIONEER FEDERAL SAVINGS BANK
900 Fort Street
Honolulu, Hawaii 96813
Telephone: (808) 522-6777

PACIFIC ONE BANK
401 Southwest Fifth Avenue
Portland, Oregon 97204
Telephone: (503) 221-2122

ANB FINANCIAL CORPORATION/
PACIFIC ONE BANK, N.A.
7525 West Canal Drive
Kennewick, Washington 99336
Telephone: (509) 735-0451

PACIFIC ONE DEALER CENTER, INC.
5665 Southwest Meadows Road, Suite 250
Lake Oswego, Oregon 97035
Telephone: (503) 684-6388

FIRST HAWAIIAN BANK
999 Bishop Street
Honolulu, Hawaii 96813
      or
P.O. Box 3200
Honolulu, Hawaii 96847
Telephone: (808) 525-7000
Cable Address: FIRSTBANK (Honolulu, Hawaii)
S.W.I.F.T.: FHBKUS77
FedWire: ABA 121301015 FST HAW HONO
Internet's World Wide Web Address:
  http://www.fhb.com/

Japan Representative Office
Yasutaka P. Onodera
Senior Vice President and Representative
Ohtemachi Building 6-1, Room 202
Ohtemachi 1-Chome, Chiyoda-Ku,
Tokyo 100, Japan
Telephone: (03) 3201-6081
Facsimile: (03) 3215-0566

SUPPLEMENTAL INFORMATION      First Hawaiian, Inc. and Subsidiaries           64


    First Hawaiian, Inc.'s shares are traded on The Nasdaq Stock Market under the Nasdaq symbol: FHWN.

TRANSFER AGENT
   American Stock Transfer & Trust Company
   40 Wall Street, 46th Floor
   New York, New York 10005

FORM 10-K AND OTHER FINANCIAL INFORMATION

   The Company's 1996 Form 10-K annual report, which is to be filed with the Securities and Exchange Commission by March 31, 1997, will be available to stockholders after that date. Analysts, investors and others seeking a copy of the Form 10-K or any other financial information should write to:

     Howard H. Karr
     Executive Vice President and Treasurer
     First Hawaiian, Inc.
     P.O. Box 3200
     Honolulu, Hawaii 96847

GENERAL INFORMATION

   News media representatives and others seeking general information should contact:

     Gerry Keir
     Senior Vice President
     Corporate Communications
     (808) 525-7086
     E-mail: gkeir@aloha.net

     or contact
     First Hawaiian Bank
     World Wide Web address:
     http://www.fhb.com/


ANNUAL MEETING

   The annual meeting of stockholders of First Hawaiian, Inc. will be held on Thursday, April 17, 1997 at 9:30 A.M. in the 30th floor Board Room of First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii.

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