Form 10-K405, Exhibit 13
period 1997-12-31
FIRST HAWAIIAN INC
filed 1998-03-26
CIK 36377

                                   EXHIBIT 13

                                  CORPORATION'S
                               ANNUAL REPORT 1997

                                                                      EXHIBIT 13

CONSOLIDATED FINANCIAL HIGHLIGHTS          First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

(dollars in thousands, except per share data)        1997                 1996           Change
-----------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31

EARNINGS AND DIVIDENDS
Net income......................................  $   84,261          $   80,296            4.9%
Cash dividends..................................      39,295              37,579            4.6
-----------------------------------------------------------------------------------------------
PER SHARE
Basic earnings..................................      $ 2.66              $ 2.56            3.9%
Diluted earnings................................        2.64                2.55            3.5
Cash dividends..................................        1.24               1.195            3.8
Book value......................................       23.34               22.22            5.0
-----------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average total assets..................        1.06%               1.04%           1.9%
Return on average stockholders' equity..........       11.61               11.88           (2.3)
-----------------------------------------------------------------------------------------------
FINANCIAL POSITION AT DECEMBER 31
Total assets....................................  $8,093,092          $8,002,174            1.1%
Loans...........................................   6,238,681           5,806,732            7.4
Deposits .......................................   6,089,200           5,936,708            2.6
Stockholders' equity............................     731,701             705,884            3.7
Risk-based capital ratios:
  Tier 1........................................        9.51%               8.42%          12.9%
  Total.........................................       12.61               11.85            6.4
Tier 1 leverage ratio...........................        9.14                7.32           24.9
===============================================================================================



          NET INCOME
       ($ in millions)
1993..................... 81.9
1994..................... 72.5
1995..................... 77.0
1996..................... 80.3
1997..................... 84.3



                    DILUTED EARNINGS AND
                  CASH DIVIDENDS PER SHARE    Cash Dividends
                            ($)                 Per Share
1993.................       2.52                  1.135
1994.................       2.25                  1.18
1995.................       2.43                  1.18
1996.................       2.55                  1.195
1997.................       2.64                  1.24


     RETURN ON AVERAGE
       TOTAL ASSETS
            (%)
1993.................. 1.21
1994.................. 1.01
1995.................. 1.02
1996.................. 1.04
1997.................. 1.06



    RETURN ON AVERAGE
   STOCKHOLDERS' EQUITY
            (%)
1993.............. 14.01
1994.............. 11.73
1995.............. 12.03
1996.............. 11.88
1997.............. 11.61

SENIOR ADMINISTRATIVE OFFICERS             First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

FIRST HAWAIIAN, INC.

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President

Donald G. Horner
Executive Vice President

Howard H. Karr
Executive Vice President & Treasurer

Gerald M. Pang
Senior Vice President & Chief Credit Officer

Herbert E. Wolff
Senior Vice President & Secretary


FIRST HAWAIIAN BANK

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President & Chief Operating Officer

Donald G. Horner
Vice Chairman,
Retail Banking Group

Howard H. Karr
Vice Chairman,
Administration & Finance Group

Lily K. Yao
Vice Chairman,
Government & Community Relations

Robert A. Alm
Senior Vice President,
Financial Management Group

Gary L. Caulfield
Executive Vice President,
Information Management Group

Anthony R. Guerrero, Jr.
Executive Vice President,
Branch Banking Group

Thomas P. Huber
Executive Vice President,
General Counsel & Assistant Secretary,
Legal Group

Gerald M. Pang
Executive Vice President &
Chief Credit Officer

Barbara S. Tomber
Executive Vice President,
Wholesale Loan Group

Albert M. Yamada
Executive Vice President
& Chief Financial Officer


Sharon S. Brown
Senior Vice President,
Sales & Service Division

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

William B. Johnstone, III
Executive Vice President & Treasurer,
Treasury & Investment Division

Edmund H. Kajiyama
Senior Vice President,
Branch Support Division

Gerald J. Keir
Senior Vice President,
Corporate Communications Division

John W. Landgraf
Executive Vice President,
Commercial Real Estate Division &
Japan Business Development

George H. Lumsden
Senior Vice President & General Auditor,
Audit Division

David W. Madison
Executive Vice President,
Branch Loan Administration Division

Miles S. Miyabara
Vice President,
Consumer Credit Division

Vernon T. Omori
Senior Vice President,
Residential Real Estate Division

Curt T. Otaguro
Senior Vice President,
Operations Research & Development Division

Edward Y. W. Pei
Senior Vice President,
Electronic Banking Division

Sheila M. Sumida
Senior Vice President,
Human Resources Division

James M. Wayman
Senior Vice President,
Bank Properties Division

Herbert E. Wolff
Senior Vice President & Secretary,
Corporate Secretary

FIRST HAWAIIAN CREDITCORP, INC.

Donald G. Horner
Chairman

Harriet M. Aoki
President & Chief Executive Officer

Winston K. H. Chow
Executive Vice President

Calvin H. Umamoto
Senior Vice President,
Operations Division


First Hawaiian Leasing, Inc./
FHL Lease Holding Company, Inc.

John K. Tsui
Chairman & Chief Executive Officer

Stephen J. Marcuccilli
President


PACIFIC ONE BANK

Walter A. Dods, Jr.
Chairman

Richard C. Williamson
President & Chief Executive Officer

Fred W. Bergemann
Senior Vice President & Chief Lending Officer

Wallace W. Child
Senior Vice President & Chief Operations Officer

James W. Forsloff
Senior Vice President,
Business Banking

Jane L. Holbrook
Senior Vice President,
Marketing & Technical Services

Richard N. Moffitt
Vice President,
Human Resources

Rolland D. Royce
Senior Vice President & Controller

Calvin Y. Tabata
Senior Vice President,
Retail Markets
                                                                              15

BOARDS OF DIRECTORS                        First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


John W. A. Buyers (FHI, FHB)
Chairman & Chief Executive Officer,
C. Brewer & Company, Limited

Dr. Albert C. K. Chun-Hoon (FHB)
Orthopedic Surgeon

John C. Couch (FHI, FHB)
Chairman, President & Chief Executive Officer,
Alexander & Baldwin, Inc.

Walter A. Dods, Jr. (FHI, FHB)
Chairman & Chief Executive Officer,
First Hawaiian, Inc. and First Hawaiian Bank;
Trustee, Estate of S. M. Damon

Dr. Julia Ann Frohlich (FHI, FHB)
President, Blood Bank of Hawaii

Paul Mullin Ganley (FHI, FHB)
Trustee, Estate of S. M. Damon;
Partner, Carlsmith Ball Wichman Case & Ichiki

David M. Haig (FHI, FHB)
Trustee, Estate of S. M. Damon

Warren H. Haruki (FHB)
President, GTE Hawaiian Tel

Howard K. Hiroki (FHB)
Partner (Retired), Coopers & Lybrand L. L. P.

John A. Hoag (FHI, FHB)
President (Retired), First Hawaiian, Inc.;
Vice Chairman (Retired), First Hawaiian Bank
Chairman, Hawaii Reserves, Inc.

David C. Hulihee (FHB)
President & Treasurer,
Royal Contracting Co., Ltd.

Glenn A. Kaya (FHB)
President, Hawaii Seiyu, Ltd.

Dr. Richard R. Kelley (FHB)
Chairman, Outrigger Enterprises

Bert T. Kobayashi, Jr. (FHI, FHB)
Principal, Kobayashi, Sugita & Goda

Dr. Richard T. Mamiya (FHI, FHB)
Heart Surgeon, Richard Mamiya, MD, Inc.

Dr. Fujio Matsuda (FHI, FHB)
Chairman, Pacific International Center for
High Technology Research

Dr. Roderick F. McPhee (FHI, FHB)
President (Retired), Punahou School


Wesley T. Park (FHB)
President & Chief Executive Officer,
Hawaii Dental Service

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

Michael K. Fujimoto

Howard H. Karr

Glenn A. Kaya

Leighton S. L. Mau

John K. Tsui

Fred C. Weyand


FIRST HAWAIIAN LEASING, INC./
FHL LEASE HOLDING COMPANY, INC.

John K. Tsui
Chairman & Chief Executive Officer

Stephen J. Marcuccilli
President

Walter A. Dods, Jr.

Donald G. Horner

Howard H. Karr


PACIFIC ONE BANK

Walter A. Dods, Jr.
Chairman

John K. Tsui
Vice Chairman & Chief Credit Officer

Richard C. Williamson
President & Chief Executive Officer

Charles E. Carlbom

Leonard Dietrich

Craig D. Eerkes

Stuart A. Hall

James L. Huffman

Howard H. Karr

FIRST HAWAIIAN, INC. FINANCIAL REVIEW 1997
--------------------------------------------------------------------------------

    INDEX TO FINANCIAL REVIEW

18  CORPORATE ORGANIZATION

19  COMMON STOCK INFORMATION

20  SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

21 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

39  REPORT OF INDEPENDENT ACCOUNTANTS

    FINANCIAL STATEMENTS:

40  Consolidated Balance Sheets

41  Consolidated Statements of Income

42  Consolidated Statements of Changes
    in Stockholders' Equity

43  Consolidated Statements of Cash Flows

44  Notes to Financial Statements

61  GLOSSARY OF FINANCIAL TERMS

62  CORPORATE ADDRESSES

63  SUPPLEMENTAL INFORMATION
                                                                              17

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

    The Company's organization consists of the following wholly-owned subsidiaries:

FIRST HAWAIIAN BANK

    First Hawaiian Bank (the "Bank") was founded in 1858 and is the oldest financial institution in Hawaii. The Bank is a full-service bank conducting general commercial and consumer banking business and offering trust services. The Bank's activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; selling traveler's checks, personal money orders, cash management services, insurance products, mutual funds and annuities; issuing letters of credit; handling domestic and foreign collections; renting safe deposit boxes; and providing data processing services to customers.

    The Bank's main office is located in Honolulu, Hawaii, with 59 other banking offices located throughout the State of Hawaii. It also has two banking offices in Guam; a banking office in Saipan, Northern Mariana Islands; an offshore branch in Grand Cayman, British West Indies; a representative office in Tokyo, Japan; and a worldwide network of correspondent banks.

    Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent, and subject to the limitations, set forth in the Federal Deposit Insurance Act, as amended (the "Act"). The Bank is a State of Hawaii chartered bank and is not a member of the Federal Reserve System.

    The Bank also conducts business through the following wholly-owned subsidiaries:

    o FH CENTER, INC.

          FH Center, Inc. owns certain real property in connection with First Hawaiian Center, the Company's headquarters.

    o FHB PROPERTIES, INC. AND
      AMERICAN SECURITY PROPERTIES, INC.

          FHB Properties, Inc. and American Security Properties, Inc. hold title to certain property and premises upon which the Bank's business is conducted.

    o PACIFIC ONE DEALER CENTER, INC.

          Pacific One Dealer Center, Inc. engages in the business of automobile financing and related business activities in California and Oregon.

    o FIRST HAWAIIAN LEASING, INC.

          First Hawaiian Leasing, Inc. engages in commercial equipment and vehicle leasing and financing.

    o REAL ESTATE DELIVERY, INC.

          Real Estate Delivery, Inc. holds title to certain real property acquired by the Bank in ordinary business activities.

    o FIRST HAWAIIAN INSURANCE, INC.

          First Hawaiian Insurance, Inc. engages in the business of providing personal, business and estate insurance to its customers.

PIONEER FEDERAL SAVINGS BANK

    On April 18, 1997, Pioneer Federal Savings Bank ("Pioneer"), a former wholly-owned subsidiary of the Company, was merged with and into the Bank. As a result of the merger, five Pioneer branches became branches of the Bank and 14 branches were closed.

PACIFIC ONE BANK

    Pacific One Bank ("Pacific One"), headquartered in Portland, Oregon, began operations on June 1, 1996 with 27 branches in Oregon and Idaho. On December 31, 1997, Pacific One Bank, National Association ("Pacific One, N.A."), another wholly-owned subsidiary bank of the Company, was merged with and into Pacific One. Pacific One, N.A. was a national bank headquartered in Kennewick, Washington, operating eight branches in that state. As a result of the merger, Pacific One now operates 28 branches in Oregon, eight branches in Washington and two branches in Idaho.

    Pacific One is a full-service bank conducting general commercial and consumer banking business. Its activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; and selling international and cash management services and mutual funds and annuities.

    Deposits in Pacific One are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act. Pacific One is chartered as a bank in the State of Oregon with authority to operate interstate branches in Washington and Idaho and is not a member of the Federal Reserve System.

FIRST HAWAIIAN CREDITCORP, INC.

    First Hawaiian Creditcorp, Inc. ("Creditcorp") is a financial services loan company operating in the States of Hawaii and Oregon and in Guam.

    The lending activities of Creditcorp are concentrated in both consumer and commercial financing, primarily collateralized by real estate.

    The primary source of funds for Creditcorp is from savings and time deposits received from the general public. These deposits are insured by the FDIC to the extent, and subject to the limitations, set forth in the Act.


    Creditcorp has 12 branch offices located throughout the four major islands of the State of Hawaii, one branch in Guam and a loan subsidiary in Oregon.

    The Company plans to merge Creditcorp with and into the Bank in mid-1998. In the process, the 12

CORPORATE ORGANIZATION (CONTINUED)         First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



branches in Hawaii and one branch in Guam are expected to be closed and the loan subsidiary is expected to be merged into Pacific One.

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

FIRST HAWAIIAN CAPITAL I

    First Hawaiian Capital I is a Delaware business trust (the "Trust") which was formed in 1997. The Trust issued $100,000,000 of its Capital Securities (the "Capital Securities") in 1997, and used the proceeds to purchase junior subordinated deferrable interest debentures (the "Debentures") of the Company. The Capital Securities qualify as Tier 1 Capital of the Company and are fully and unconditionally guaranteed by the Company.

    The Capital Securities accrue and pay interest semi-annually at an annual interest rate of 8.343%. The Capital Securities are mandatorily redeemable upon maturity of the Debentures on July 1, 2027, or upon earlier redemption in whole or in part as provided for in the governing indenture.

COMMON STOCK INFORMATION


    The common stock of the Company is traded on The Nasdaq Stock Market under the symbol FHWN. At December 31, 1997, there were 4,513 holders of record of the Company's common stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

    At December 31, 1997, a total of 33,190,374 shares of common stock were issued, including 1,845,217 shares in the treasury stock account. The Board of Directors (the "Board") has authorized the repurchase of up to 3.1 million shares in total to be held by the Company or used for corporate purposes as designated by the Board. Through December 31, 1997, the Company had repurchased
1.6 million shares of common stock under such authorization.

    A compilation of certain quarterly and annual per share data is presented below:

------------------------------------------------------------------------------------------------------
                                                                                  Market Price
                                   Basic    Diluted    Dividends     ---------------------------------
                                 Earnings  Earnings      Paid          High         Low         Close
------------------------------------------------------------------------------------------------------
1997
FIRST QUARTER ..............   $  .65     $  .64       $  .310       $ 36         $ 30 1/2    $ 31 1/8
SECOND QUARTER .............      .70        .70          .310         35 3/4       28 5/8      34 1/8
THIRD QUARTER ..............      .67        .67          .310         40 3/4       33 5/8      39 3/4
FOURTH QUARTER .............      .64        .63          .310         43 7/8       36          39 3/4
--------------------------------------------------------------
   ANNUAL ..................   $ 2.66     $ 2.64       $ 1.240         43 7/8       28 5/8      39 3/4
==============================================================
1996
First Quarter ..............   $  .65     $  .65       $  .295       $ 30         $ 26        $ 27 5/8
Second Quarter .............      .67        .67          .295         29 3/4       26 1/2      28 1/2
Third Quarter ..............      .60        .60          .295         31           25 3/4      31
Fourth Quarter .............      .64        .63          .310         36 3/4       29 1/4      35
-------------------------------------------------------------
   Annual ..................   $ 2.56     $ 2.55       $ 1.195         36 3/4       25 3/4      35
==============================================================
1995 .......................   $ 2.43     $ 2.43       $ 1.180         31 1/4       23          30
1994 .......................   $ 2.25     $ 2.25       $ 1.180         31 1/4       23          23 3/4
1993 .......................   $ 2.52     $ 2.52       $ 1.135         30 3/4       23 3/4      24 3/4
======================================================================================================

    The Company expects to continue its policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to the Company's future earnings, capital requirements, financial condition and certain limitations as described in Note 12 to the Financial Statements on page 53.

SUMMARY OF SELECTED CONSOLIDATED
FINANCIAL DATA                             First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



                                                  1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------------
INCOME STATEMENTS AND DIVIDENDS
(in thousands)
Total interest income ......................    $592,483     $574,140     $559,957     $475,760     $428,931
Total interest expense .....................     258,011      252,795      265,297      179,688      150,709
------------------------------------------------------------------------------------------------------------
Net interest income ........................     334,472      321,345      294,660      296,072      278,222
Provision for loan losses ..................      17,211       23,627       38,107       22,922       13,262
Total noninterest income ...................      98,513       87,455       82,106       75,512       69,845
Total noninterest expense ..................     292,210      269,339      216,521      237,161      215,700
------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative
  effect of a change in accounting principle     123,564      115,834      122,138      111,501      119,105
Income taxes ...............................      39,303       35,538       45,133       38,990       40,898
------------------------------------------------------------------------------------------------------------
Income before cumulative effect
  of a change in accounting principle ......      84,261       80,296       77,005       72,511       78,207
Cumulative effect of a change in accounting
  principle ................................          --           --           --           --        3,650
------------------------------------------------------------------------------------------------------------
NET INCOME .................................    $ 84,261     $ 80,296     $ 77,005     $ 72,511     $ 81,857
============================================================================================================
CASH DIVIDENDS .............................    $ 39,295     $ 37,579     $ 37,368     $ 38,008     $ 36,821
============================================================================================================
COMMON STOCK DATA
Per share:
  Income before cumulative effect
    of a change in accounting principle ....    $   2.66     $   2.56     $   2.43     $   2.25     $   2.41
  Basic earnings ...........................        2.66         2.56         2.43         2.25         2.52
  Diluted earnings .........................        2.64         2.55         2.43         2.25         2.52
  Cash dividends ...........................        1.24        1.195         1.18         1.18        1.135
  Book value (at December 31) ..............       23.34        22.22        20.86        19.61        18.69
  Market price (close at December 31) ......       39.75        35.00        30.00        23.75        24.75
Average shares outstanding (in thousands) ..      31,726       31,399       31,735       32,259       32,505
------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in millions)
Average balances:
  Total assets .............................    $  7,918     $  7,755     $  7,528     $  7,200     $  6,755
  Total earning assets .....................       7,128        7,071        6,876        6,558        6,106
  Loans ....................................       5,980        5,510        5,461        5,172        4,619
  Deposits .................................       5,903        5,618        5,178        5,082        5,069
  Stockholders' equity .....................         726          676          640          618          584
At December 31:
  Total assets .............................    $  8,093     $  8,002     $  7,565     $  7,535     $  7,269
  Loans ....................................       6,239        5,807        5,260        5,534        5,067
  Deposits .................................       6,089        5,937        5,358        5,152        5,220
  Long-term debt and capital securities ....         319          206          239          219          222
  Stockholders' equity .....................         732          706          650          628          608
------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average:
  Total assets .............................        1.06%        1.04%        1.02%        1.01%        1.21%
  Stockholders' equity .....................       11.61        11.88        12.03        11.73        14.01
Dividend payout ratio ......................       46.62        46.68        48.56        52.44        45.04
Average stockholders' equity to average
  total assets .............................        9.17         8.72         8.50         8.58         8.65
Year ended December 31:
  Net interest margin ......................        4.70         4.57         4.36         4.63         4.69
  Net loans charged off to average loans ...         .33          .44          .38          .46          .27
At December 31:
  Risk-based capital ratios:
    Tier 1 .................................        9.51         8.42         9.03         9.31         9.80
    Total ..................................       12.61        11.85        11.88        12.06        12.84
  Tier 1 leverage ratio ....................        9.14         7.32         7.72         7.51         7.45
  Allowance for loan losses to total loans .        1.32         1.47         1.50         1.11         1.23
  Nonperforming assets to total loans
    and other real estate owned ............        1.38         1.68         1.75         1.14         1.44
  Allowance for loan losses to nonperforming
    loans ..................................        1.49x        1.18x         .95x        1.04x        1.03x
=============================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



Certain matters contained herein are forward-looking statements that involve certain risks and uncertainties that could cause the Company's actual results to differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, global, national and local economic and market conditions, the level and volatility of interest rates and currency values, credit risks inherent in the lending processes, loan and deposit demand in the geographic regions in which the Company conducts business, the impact of intense competition in the rapidly evolving banking and financial services business, the effect of current and pending government legislation and regulations, the extensive regulation of the Company's businesses at both the federal and state levels and other matters discussed below. See "Glossary of Financial Terms" on page 61 for definitions of certain terms used in this annual report.

OVERVIEW

    Consolidated net income for 1997 was $84,261,000, an increase of 4.9%, or $3,965,000, over $80,296,000 in 1996. Basic earnings per share for 1997 was $2.66, an increase of 3.9% over 1996, and diluted earnings per share for 1997 was $2.64, an increase of 3.5% over 1996.

    The increase in consolidated net income in 1997 was primarily attributable to: (1) a full year's operation of Pacific One and Pacific One, N.A., which reported a combined net income of $5,048,000 in 1997, an increase of $2,766,000, or 121.2%, over 1996; and (2) an after-tax charge of $2,309,000 in 1996, resulting from the Bank Insurance Fund ("BIF")/Savings Association Insurance Fund ("SAIF") legislation enacted by Congress on September 30, 1996. The legislation imposed a special one-time assessment on institutions holding SAIF-insured deposits in order to recapitalize the SAIF fund.

    The prolonged economic downturn in Hawaii over the last seven years has slowed loan and deposit growth, and negatively impacted net interest income. Excluding the effects of Pacific One and Pacific One, N.A. in 1997, net interest income decreased by $5,708,000, or 1.9%, compared to 1996.

    Despite the economic downturn in Hawaii and related weakness in the local real estate market, including declining values in the leasehold real estate sector, the level of nonperforming assets and charge-offs has improved in recent years. The improvement was primarily due to increased: (1) paydowns of nonperforming loans; (2) loan volume in the Pacific Northwest; and (3) credit extensions to companies located on the mainland United States. Nonperforming assets, principally loans collateralized by real estate and other real estate owned ("OREO"), totalled 1.38%, 1.68% and 1.75% of total loans and OREO as of December 31, 1997, 1996 and 1995, respectively. Net charge-offs to average loans were .33%, .44% and .38% for 1997, 1996 and 1995, respectively. As a result, the provision for loan losses was $17,211,000, $23,627,000 and $38,107,000 for 1997,
1996 and 1995, respectively.

    Consolidated net income for 1996 increased by $3,291,000, or 4.3%, over 1995. Basic earnings per share for 1996 was $2.56 compared to $2.43 in 1995, and diluted earnings per share for 1996 was $2.55 compared to $2.43 in 1995. The increase in earnings was primarily due to the aforementioned effects of Pacific One and Pacific One, N.A. and an income tax benefit of $2,800,000 (resulting primarily from the recognition of previously unrecognized tax credits) which reduced the overall income tax expense in 1996. These increases were partially offset by the previously mentioned special SAIF one-time assessment in 1996.

    At December 31, 1997, the Company's ratios of Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets were 9.51% and 12.61%, respectively, compared with 8.42% and 11.85%, respectively, at December 31, 1996. These ratios were in excess of the "well-capitalized" ratios of 6.00% and 10.00%, respectively, specified by the Federal Reserve Board.

PACIFIC NORTHWEST ACQUISITIONS

    On May 31, 1996, for a purchase price of $36 million, the Company acquired 31 branches in Oregon, Washington and Idaho, which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger. This transaction included the purchase of loans of $400 million and assumption of deposits of $687 million.

    On July 31, 1996, for a purchase price of $18 million, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank (subsequently renamed "Pacific One Bank, National Association"), which had total loans of $51 million and total deposits of $67 million on the date of acquisition.

    Hereafter, the acquisitions discussed in the immediately preceding two paragraphs will be collectively referred to as the "Pacific Northwest Acquisitions."






       ASSETS
  ($ in billions)
1993............ 7.27
1994............ 7.54
1995............ 7.57
1996............ 8.00
1997............ 8.09


        LOANS
   ($ in billions)
1993............. 5.07
1994............. 5.53
1995............. 5.26
1996............. 5.81
1997............. 6.24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



NET INTEREST INCOME

    As reflected in Table 1 on page 24, net interest income, on a taxable equivalent basis, increased $11,901,000, or 3.7%, from $323,255,000 in 1996 to $335,156,000 in 1997. This increase was primarily due to the Pacific Northwest Acquisitions and a 13 basis point (1% equals 100 basis points) increase in the net interest margin. Excluding the effects of the Pacific Northwest Acquisitions, net interest income decreased $5,708,000, or 1.9%, reflecting a decrease in average earning assets. Net interest income increased by $23,548,000, or 7.9%, from 1995 to 1996, primarily due to the Pacific Northwest Acquisitions and a 21 basis point increase in the net interest margin. Tables 1 and 2 on pages 23 to 25 present analyses of the components and changes in net interest income for 1997, 1996 and 1995.

    The net interest margin was 4.70% for 1997, up 13 basis points over 1996. The increase was due to a 17 basis point increase in the yield on average earning assets, partially offset by a four basis point increase in the rate paid for sources of funds used for average earning assets. The increase in the yield on average earning assets was due to the proportionately greater amount of higher yielding average loans to average total earning assets in 1997 as compared to 1996. The increase in the rate paid for sources of funds reflected, among other things, the issuance by the Trust in 1997 of the Capital Securities with an aggregate liquidation amount of $100,000,000 and a decrease in average noninterest-bearing demand deposits of $47,966,000, or 5.3%.

    Average earning assets increased by $57,025,000, or .8%, in 1997 over 1996, primarily due to the Pacific Northwest Acquisitions. Excluding the effects of the Pacific Northwest Acquisitions, average earning assets decreased $283,024,000, or 4.2%, compared to 1996. The decrease was primarily due to a decrease in the average investment securities portfolio of $307,281,000, or 25.4%, compared to 1996. The decrease in the average investment securities portfolio reflected the reduced levels of state and local government funds requiring collateralization, a change in the collateral requirements of state and local government funds and the partial liquidation of excess investment securities upon the merger of the Bank and Pioneer in 1997.

    Average loans increased by $469,928,000, or 8.5%, in 1997 over 1996, primarily due to the Pacific Northwest Acquisitions. Excluding the effects of the Pacific Northwest Acquisitions, average loans in 1997 increased $143,153,000, or 2.7%, over 1996. The Company continues its efforts to diversify its loan portfolio, both geographically and by industry. These efforts have included the Pacific Northwest Acquisitions, automobile financing in California and Oregon and credit extensions to companies in the media and telecommunications industry located on the mainland United States. In addition, the mix of average earning assets continues to change, with average loans representing 83.9% of average earning assets for 1997 as compared to 77.9% for 1996.

    Average interest-bearing deposits and liabilities increased by $135,468,000, or 2.3%, in 1997 over 1996, primarily due to the Pacific Northwest Acquisitions (including the issuance of $50 million of long-term subordinated debt during the second quarter of 1996 to fund the Pacific Northwest Acquisitions) and the issuance of the Capital Securities. Excluding the impact of the Pacific Northwest Acquisitions and the issuance of the Capital Securities, average interest-bearing deposits and liabilities decreased by $170,043,000, or 3.0%, in 1997 compared to 1996. This decrease reflected the repayment of short-term borrowings in 1997 using proceeds received from the liquidation of a portion of the investment securities portfolio as described above. In addition, depositors were seeking higher yields and were placing more money into time deposits as opposed to savings accounts. As a result, the higher-yielding time deposits represented 41.6% of average interest-bearing deposits and liabilities in 1997, as compared to 39.8% in 1996. As reflected in Table 2 on page 25, the increase in total interest expense for interest-bearing deposits and liabilities of $5,216,000 from 1996 to 1997 included an increase in interest expense of time deposits of $10,221,000 primarily due to an increase in average time deposits.

    The net interest margin in 1996 increased 21 basis points over 1995. The increase was due to a 28 basis point decrease in the rate paid for sources of funds used for average earning assets, which exceeded a seven basis point decrease in the yield on average earning assets. The decrease in the rate paid for sources of funds was primarily due to an increase in average noninterest-




 NET INTEREST INCOME*
   ($ in millions)
1993........... 286.4
1994........... 303.4
1995........... 299.7
1996........... 323.3
1997........... 335.2

----------
*taxable equivalent basis


  AVERAGE EARNING ASSETS
      ($ in billions)
1993............... 6.11
1994............... 6.56
1995............... 6.88
1996............... 7.07
1997............... 7.13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



bearing demand deposits of $73,550,000, or 8.8%, and the positive impact of interest rate swaps designed to stabilize the net interest margin.

    Average earning assets increased by $194,908,000, or 2.8%, in 1996 over 1995, primarily due to the Pacific Northwest Acquisitions.

    Average interest-bearing deposits and liabilities increased by $124,535,000, or 2.1%, in 1996 over 1995, principally as a result of the Pacific Northwest Acquisitions. In addition, the Company issued $50 million of long-term subordinated debt during the second quarter of 1996 to fund the Pacific Northwest Acquisitions. Excluding the Pacific Northwest Acquisitions, average interest-bearing deposits and liabilities decreased $281,202,000, or 4.8%, in 1996 compared to 1995. The decrease reflected the repayment of short-term borrowings from proceeds received from the partial run-off of the investment securities portfolio as securities matured.

TABLE 1: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

    The following table sets forth the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the years indicated on a taxable equivalent basis. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1997, 1996 and 1995) to make them comparable with taxable items before any income taxes are applied.


                                                  1997                              1996                             1995
                                   -----------------------------------------------------------------------------------------------
                                                Interest                          Interest                         Interest
                                    Average     Income/    Yield/      Average    Income/    Yield/    Average     Income/  Yield/
(dollars in thousands)              Balance     Expense     Rate       Balance    Expense     Rate     Balance     Expense   Rate
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic ...............    $   47,006   $    2,906    6.18%   $   13,666  $      790    5.78%  $   11,849    $   771   6.51%
      Foreign ................        40,315        2,282    5.66       182,680      10,392    5.69       50,613      2,956   5.84
------------------------------    ----------   ----------            ----------------------           ---------------------
        Total interest-
          bearing deposits
          in other banks .....        87,321        5,188    5.94       196,346      11,182    5.69       62,462      3,727   5.97
------------------------------    ----------   ----------            ----------------------           ---------------------
  Federal funds sold and
    securities purchased under
    agreements to resell .....       156,902        8,676    5.53       153,499       8,442    5.50      207,237     12,003   5.79
  Available-for-sale
    investment securities (1):
    Taxable ..................       894,684       59,188    6.62     1,169,110      72,813    6.23    1,029,183     57,890   5.62
    Exempt from Federal
      taxes ..................         8,691          972   11.18        41,546       4,063    9.78      116,291      9,316   8.01
------------------------------    ----------   ----------            ----------------------           ---------------------
        Total available-for-
         sale investment
          securities .........       903,375       60,160    6.66     1,210,656      76,876    6.35    1,145,474     67,206   5.87
------------------------------    ----------   ----------            ----------------------           ---------------------
  Loans (2) (3):
    Domestic .................     5,673,588      491,296    8.66     5,272,503     456,741    8.66    5,239,888    461,067   8.80
    Foreign ..................       306,601       27,847    9.08       237,758      22,809    9.59      220,793     21,001   9.51
------------------------------    ----------   ----------            ----------------------           ---------------------
        Total loans ..........     5,980,189      519,143    8.68     5,510,261     479,550    8.70    5,460,681    482,068   8.83
------------------------------    ----------   ----------            ----------------------           ---------------------
       TOTAL EARNING ASSETS ..     7,127,787      593,167    8.32     7,070,762     576,050    8.15    6,875,854    565,004   8.22
------------------------------    ----------   ----------            ----------------------           ---------------------
Cash and due from banks ......       272,343                            250,456                          242,412
Premises and equipment               247,583                            243,389                          243,579
Core deposit premium                  27,151                             27,272                           13,672
Goodwill                              98,398                             84,965                           76,893
Other assets                         145,131                             78,540                           76,086
------------------------------    ----------                         ----------                       ----------
       Total assets               $7,918,393                         $7,755,384                       $7,528,496
==============================    ==========                         ==========                       ==========

Notes:

(1) Average balances exclude the effects of the fair value adjustments.

(2) Nonaccruing loans have been included in the computations of average loan balances.

(3) Interest income for loans included loan fees of $24,749, $24,189 and $23,951 for 1997, 1996 and 1995, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



                                                  1997                              1996                             1995
                                   ------------------------------   -------------------------------   ----------------------------
                                                Interest                          Interest                         Interest
                                    Average     Income/    Yield/      Average    Income/    Yield/    Average     Income/  Yield/
(dollars in thousands)              Balance     Expense     Rate       Balance    Expense     Rate     Balance     Expense   Rate
-----------------------------------------------------------------   -------------------------------   ----------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Interest-bearing
      demand ..............      $1,638,309    $   41,885  2.56%     $1,387,849   $  36,104    2.60% $1,114,737    $   30,034 2.69%
    Savings ...............         793,696        19,457  2.45         921,310      20,679    2.24   1,177,277        34,272 2.91
    Time ..................       2,399,447       126,928  5.29       2,197,868     116,707    5.31   1,707,967        92,942 5.44
    Foreign (interest-
      bearing) ............         214,483         9,349  4.36         205,547       8,912    4.34     346,886        18,800 5.42
--------------------------       ------------------------            ----------------------          ------------------------
      Total interest-
        bearing deposits ..       5,045,935       197,619  3.92       4,712,574     182,402    3.87   4,346,867       176,048 4.05
  Short-term borrowings ...         793,642        41,527  5.23       1,011,958      53,977    5.33   1,271,981        74,369 5.85
  Long-term debt and
   capital securities .....         269,668        18,865  7.00         249,245      16,416    6.59     230,394        14,880 6.46
--------------------------       ------------------------            ----------------------          ------------------------
      TOTAL INTEREST-
       BEARING DEPOSITS
       AND LIABILITIES ....       6,109,245       258,011  4.22       5,973,777     252,795    4.23   5,849,242       265,297 4.54
--------------------------       ------------------------            ----------------------          ------------------------
Noninterest-bearing
  demand deposits .........         857,069                             905,035                         831,485
Other liabilities .........         226,341                             200,636                         207,619
--------------------------       ----------                          ----------                      ----------
      Total liabilities ...       7,192,655                           7,079,448                       6,888,346
Stockholders' equity ......         725,738                             675,936                         640,150
--------------------------       ----------                          ----------                      ----------
      TOTAL LIABILITIES AND
       STOCKHOLDERS'
       EQUITY .............      $7,918,393                          $7,755,384                      $7,528,496
--------------------------       ----------                          ----------                      ----------
      NET INTEREST INCOME
       AND MARGIN ON
       TOTAL EARNING
       ASSETS .............                       335,156  4.70%                    323,255    4.57%                  299,707 4.36%
      Tax equivalent
        adjustment ........                           684                             1,910                             5,047
--------------------------                     ----------                        ----------                          --------
      NET INTEREST INCOME .                    $  334,472                        $  321,345                          $294,660
===================================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



TABLE 2: ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE EQUIVALENT BASIS)

    The following table analyzes the dollar amount of change (on a taxable equivalent basis) in interest income and expense and the changes in dollar amounts attributable to (a) changes in volume (change in volume times prior year's rates), (b) changes in rates (change in rate times prior year's volume), and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately. The tax equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1997, 1996 and 1995) to make them comparable with taxable items before any income taxes are applied.



                                                      1997 Compared to 1996 --             1996 Compared to 1995 --
                                                    Increase (Decrease) Due to:           Increase (Decrease) Due to:
                                               ------------------------------------   -------------------------------------
                                                                       Net Increase                            Net Increase
(in thousands)                                  Volume        Rate      (Decrease)      Volume        Rate      (Decrease)
---------------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest-bearing deposits in other banks:
      Domestic ............................    $  2,057     $     59     $  2,116     $    111     $    (92)    $     19
      Foreign .............................      (8,060)         (50)      (8,110)       7,515          (79)       7,436
---------------------------------------------------------------------------------------------------------------------------
        Total interest-
          bearing deposits
          in other banks ..................      (6,003)           9       (5,994)       7,626         (171)       7,455
---------------------------------------------------------------------------------------------------------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell ..................         188           46          234       (2,981)        (580)      (3,561)
  Available-for-sale investment securities:
    Taxable ...............................     (17,932)       4,307      (13,625)       8,342        6,581       14,923
    Exempt from Federal income taxes ......      (3,601)         510       (3,091)      (6,973)       1,720       (5,253)
---------------------------------------------------------------------------------------------------------------------------
        Total available-for-sale
          investment securities ...........     (21,533)       4,817      (16,716)       1,369        8,301        9,670
---------------------------------------------------------------------------------------------------------------------------
  Loans (1):
    Domestic ..............................      34,732         (177)      34,555        2,858       (7,184)      (4,326)
    Foreign ...............................       6,307       (1,269)       5,038        1,626          182        1,808
---------------------------------------------------------------------------------------------------------------------------
        Total loans .......................      41,039       (1,446)      39,593        4,484       (7,002)      (2,518)
---------------------------------------------------------------------------------------------------------------------------
        Total earning assets ..............      13,691        3,426       17,117       10,498          548       11,046
---------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits:
    Interest-bearing demand ...............       6,413         (632)       5,781        7,136       (1,066)       6,070
    Savings ...............................      (3,023)       1,801       (1,222)      (6,621)      (6,972)     (13,593)
    Time ..................................      10,665         (444)      10,221       26,064       (2,299)      23,765
    Foreign (interest-bearing) ............         389           48          437       (6,632)      (3,256)      (9,888)
---------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits ...      14,444          773       15,217       19,947      (13,593)       6,354
  Short-term borrowings ...................     (11,441)      (1,009)     (12,450)     (14,269)      (6,123)     (20,392)
  Long-term debt and capital securities ...       1,393        1,056        2,449        1,236          300        1,536
---------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits
          and liabilities .................       4,396          820        5,216        6,914      (19,416)     (12,502)
---------------------------------------------------------------------------------------------------------------------------
       Increase in net interest income
         (taxable equivalent basis) .......    $  9,295     $  2,606     $ 11,901     $  3,584     $ 19,964     $ 23,548
===========================================================================================================================

Note:

(1) Interest income for loans included loan fees of $24,749, $24,189 and $23,951 for 1997, 1996 and 1995, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



NONINTEREST INCOME

    Total noninterest income increased $11,058,000, or 12.6%, from $87,455,000 in 1996 to $98,513,000 in 1997. Excluding the Pacific Northwest Acquisitions, total noninterest income increased $6,688,000, or 8.0%. Total noninterest income for 1996 was $87,455,000, an increase of $5,349,000, or 6.5%, over 1995.
Excluding the Pacific Northwest Acquisitions, total noninterest income increased $1,945,000, or 2.4%.

    Trust and investment services income increased $1,258,000, or 5.3%, from 1996 to 1997 and $823,000, or 3.6%, from 1995 to 1996. These increases were primarily the result of increases in fees from irrevocable trusts and investment management fees resulting from new business.

    Service charges on deposit accounts increased $2,492,000, or 9.5%, from 1996 to 1997 and $2,134,000, or 8.8%, from 1995 to 1996. Excluding the Pacific Northwest Acquisitions, service charges on deposit accounts increased $691,000, or 2.8%, from 1996 to 1997 and $492,000, or 2.0%, from 1995 to 1996. These increases were attributable to an increase in fees on checks returned and paid.

    Other service charges and fees increased by $6,533,000, or 26.2%, from 1996 to 1997 and $2,197,000, or 9.6%, from 1995 to 1996. Excluding the Pacific Northwest Acquisitions, other service charges and fees increased by $4,401,000, or 18.7%, from 1996 to 1997 and $715,000, or 3.1%, from 1995 to 1996. The increase from 1996 to 1997 was primarily a result of higher merchant discount fees, commissions from annuity and mutual fund sales and mortgage servicing rights for mortgage loans that were originated and sold with servicing retained. Increases in fee income from higher merchant discount fees, commissions from annuity and mutual fund sales and mortgage brokerage fees were the principal reasons for the increase from 1995 to 1996.

    Other noninterest income increased $623,000, or 5.1%, from 1996 to 1997 and $221,000, or 1.8%, from 1995 to 1996. The increase from 1996 to 1997 was primarily due to: (1) the Pacific Northwest Acquisitions; (2) a gain on the sale of a leasehold interest in a former Pioneer branch of $2,500,000; (3) higher foreclosed property income; and (4) income earned on bank-owned life insurance on certain officers. The increase was partially offset by a gain on sale of other real estate owned of $3,029,000 in the second quarter of 1996. The modest increase from 1995 to 1996 was primarily attributable to a commission paid to the Company for renewal of an agreement to sell disability insurance to loan customers.

    Components of and changes in noninterest income are reflected below for the years indicated:



-----------------------------------------------------------------------------------------------------------------
                                                                           1997/96 Change       1996/95 Change
                                                                         -------------------  -------------------
(in thousands)                            1997       1996       1995      Amount        %      Amount         %
-----------------------------------------------------------------------------------------------------------------
Trust and investment services income    $25,115    $23,857    $23,034    $ 1,258        5.3%  $   823        3.6%
Service charges on deposit accounts      28,776     26,284     24,150      2,492        9.5     2,134        8.8
Other service charges and fees .....     31,509     24,976     22,779      6,533       26.2     2,197        9.6
Securities gains, net ..............        270        118        144        152      128.8       (26)     (18.1)
Other ..............................     12,843     12,220     11,999        623        5.1       221        1.8
---------------------------------------------------------------------    -------              -------
Total noninterest income ...........    $98,513    $87,455    $82,106    $11,058       12.6%  $ 5,349        6.5%
=================================================================================================================


PROVISION AND ALLOWANCE FOR LOAN LOSSES

    The provision for loan losses is based upon management's judgement as to the adequacy of the allowance for loan losses (the "Allowance") to absorb future losses. The Company uses a systematic methodology to determine the adequacy of the Allowance and related provision for loan losses to be reported for financial statement purposes. The determination of the adequacy of the Allowance is ultimately one of management judgment, which includes consideration of many factors, including the amount of problem and potential problem loans, net charge-off experience, changes in the composition of the loan portfolio by type and location of loans and in overall loan risk profile and quality, general economic factors and the fair value of collateral.

    Each quarter, specific allocations of the Allowance are assigned to individual loan relationships when periodic status reports indicate that a future loss is probable. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," the measurement process compares the loan balance to: (1) the present value of expected future cash flows discounted at the loan's effective interest rate; (2) the loan's observable market price; and/or (3) the fair value of the collateral as established by appraisal. The total amount allocated also includes an allocation for loans,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



which are not reviewed on a loan-by-loan basis, based on a three-year moving average historical ratio of net charge-offs to average loans outstanding by loan category.

    As the table on page 28 illustrates, the provision for loan losses for 1997 was $17,211,000, a decrease of $6,416,000, or 27.2%, compared to 1996. In 1996, the Company decreased its provision for loan losses by $14,480,000, or 38.0%, compared to the prior year. These decreases were consistent with the decrease in the level of nonperforming loans from 1996 to 1997 and from 1995 to 1996 as discussed in the section titled "Nonperforming Assets and Past Due Loans" on pages 33 and 34, but remained relatively high in comparison to the Company's historical trend prior to 1994 due to, among other factors, the continuing impact of the adverse economic conditions and trends in Hawaii and the weaknesses in the local real estate market.

    Net charge-offs decreased $4,355,000, or 18.0%, from 1996 to 1997 and increased $3,594,000, or 17.4%, from 1995 to 1996. Net charge-offs in 1997, 1996 and 1995 represented .33%, .44% and .38%, respectively, of average outstanding loans. The decrease in commercial, financial and agricultural loan charge-offs in 1997 was primarily due to the charge-off of three loans partially collateralized by real estate, totalling $4,318,000 in the fourth quarter of 1996. The increase in consumer loan charge-offs in 1997 was primarily attributable to the record number of personal bankruptcies in the State of Hawaii, which resulted in a 20% increase in write-offs of credit card loans. However, charge-offs in this profitable line of business remain well below national average rates.

    Net charge-offs in 1996 totalled $24,218,000 compared to $20,624,000 in 1995. The increase in commercial, financial and agricultural loan charge-offs was primarily due to the charge-off of three loans, partially collateralized by real estate, totalling $4,318,000 in the fourth quarter of 1996.

    At December 31, 1997, the Allowance totalled $82,596,000 and represented 1.32% of total outstanding loans compared to $85,248,000 and 1.47%, respectively, as of December 31, 1996.

    The Allowance increased to 1.49 times nonperforming loans at December 31, 1997 (excluding 90 days or more past due accruing loans) from 1.18 times at December 31, 1996, reflecting the decrease in nonperforming loans and a lower net charge-off rate during 1997. In management's judgment, the Allowance is adequate to absorb potential losses currently inherent in the loan portfolio at December 31, 1997. However, it should be noted that changes in prevailing economic conditions in the Company's markets could result in changes in the level of nonperforming assets and charge-offs in the future and, accordingly, changes in the Allowance.


     ALLOWANCE AS A %
  OF LOANS OUTSTANDING
1993.............. 1.23
1994.............. 1.11
1995.............. 1.50
1996.............. 1.47
1997.............. 1.32


  YEAR-END ALLOWANCE
   FOR LOANS LOSSES
    ($ in millions)
1993............. 62.3
1994............. 61.3
1995............. 78.7
1996............. 85.2
1997............. 82.6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    The following sets forth the activity in the allowance for loan losses for the years indicated:

---------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                               1997            1996           1995             1994           1993
---------------------------------------------------------------------------------------------------------------------------
LOANS OUTSTANDING (END OF YEAR) .............    $6,238,681      $5,806,732      $5,259,545      $5,533,565      $5,066,809
===========================================================================================================================
AVERAGE LOANS OUTSTANDING ...................    $5,980,189      $5,510,261      $5,460,681      $5,172,140      $4,619,401
===========================================================================================================================
Allowance for loan losses:
  Balance at beginning of year ..............    $   85,248      $   78,733      $   61,250      $   62,253      $   56,385
---------------------------------------------------------------------------------------------------------------------------
  Allowances of subsidiaries purchased(1) ...            --           7,106              --              --           5,225
  Loans charged off:
    Commercial, financial and agricultural ..         5,986          10,003           7,197          11,307           3,004
    Real estate:
      Commercial ............................         1,120           1,619           2,763           1,500             125
      Construction ..........................           180           1,450           1,466           7,178           4,506
      Residential ...........................         3,731           2,937           2,707             588             562
    Consumer ................................        13,825          10,884           8,019           6,542           6,839
    Lease financing .........................            91              33             276              --              27
    Foreign .................................           197             415             417              --              --
---------------------------------------------------------------------------------------------------------------------------
      Total loans charged off ...............        25,130          27,341          22,845          27,115          15,063
---------------------------------------------------------------------------------------------------------------------------
  Recoveries on loans previously charged off:
    Commercial, financial and agricultural ..         1,614             929             327           1,229             235
    Real estate:
      Commercial ............................           297              86             239               9             321
      Construction ..........................            --             117              --             205              --
      Residential ...........................           985             234              43              92             207
    Consumer ................................         2,287           1,690           1,596           1,639           1,667
    Lease financing .........................            20               3              16              16              14
    Foreign .................................            64              64              --              --              --
---------------------------------------------------------------------------------------------------------------------------
      Total recoveries on loans previously
        charged off .........................         5,267           3,123           2,221           3,190           2,444
---------------------------------------------------------------------------------------------------------------------------
      Net charge-offs .......................       (19,863)        (24,218)        (20,624)        (23,925)        (12,619)
  Provision charged to expense ..............        17,211          23,627          38,107          22,922          13,262
---------------------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR ....................    $   82,596      $   85,248      $   78,733      $   61,250      $   62,253
===========================================================================================================================
Net loans charged off to average loans ......           .33%            .44%            .38%            .46%            .27%
Net loans charged off to allowance for loan
  losses ....................................         24.05%          28.41%          26.19%          39.06%          20.27%
Allowance for loan losses to total loans
  (end of year) .............................          1.32%           1.47%           1.50%           1.11%           1.23%
Allowance for loan losses to nonperforming
  loans (end of year):
  Excluding 90 days or more past due
    accruing loans ..........................          1.49x           1.18x            .95x           1.04x           1.03x
  Including 90 days or more past due
    accruing loans ..........................           .92x            .83x            .70x            .66x            .62x
===========================================================================================================================


Note:

(1) Allowances of $7,106 and $5,225 in 1996 and 1993, respectively, were related to the Pacific Northwest Acquisitions and the acquisition of Pioneer, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    The Company has allocated a portion of the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan categories as of December 31 for the years indicated:

------------------------------------------------------------------------------------------------------------------------------------
                                   1997                  1996                  1995               1994                 1993
                          ---------------------  -------------------- -------------------- -------------------- --------------------
                                     Percent of            Percent of           Percent of           Percent of           Percent of
                                       Loans                 Loans                Loans                Loans                Loans
                                      in Each               in Each              in Each              in Each               in Each
                                     Category              Category             Category             Category              Category
                         Allowance   to Total   Allowance  to Total   Allowance  to Total Allowance  to Total  Allowance   to Total
(dollars in thousands)     Amount      Loans     Amount      Loans     Amount     Loans    Amount      Loans     Amount     Loans
------------------------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial
    and agricultural ..    $12,390       25%    $13,730        24%    $15,325       25%    $16,610       23%    $13,000      24%
  Real estate:
    Commercial ........      3,845       19       6,620        20       2,320       19       4,700       18       3,400      17
    Construction ......        180        3         120         4       4,035        5       7,010        6      11,850       7
    Residential .......      8,350       31       6,130        33       4,260       34       9,510       37       4,700      35
  Consumer ............     15,285       11      11,040        10       9,550        9       8,040        8       7,500       9
  Lease financing .....        360        5         760         4         645        4         600        4       1,350       4
Foreign ...............      1,405        6       1,540         5       1,430        4       1,085        4       1,600       4
General allowance .....     40,781      N/A      45,308       N/A      41,168      N/A      13,695      N/A      18,853     N/A
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL ...............    $82,596      100%    $85,248       100%    $78,733      100%    $61,250      100%    $62,253     100%
====================================================================================================================================



NONINTEREST EXPENSE

    Total noninterest expense for 1997 totalled $292,210,000, an increase of $22,871,000, or 8.5%, over 1996. Excluding the Pacific Northwest Acquisitions, total noninterest expense increased $5,426,000, or 2.1%.

    Total personnel expense for 1997 increased $8,714,000, or 6.3%, over 1996. The increase was primarily due to the Pacific Northwest Acquisitions. Excluding the Pacific Northwest Acquisitions, total personnel expense remained relatively constant compared to 1996.

    Occupancy expense increased $11,670,000, or 43.2%, over 1996 primarily due to costs associated with the Company's new administrative headquarters building (see additional information in Note 17 to the Financial Statements on page 57) and the Pacific Northwest Acquisitions.

    Equipment expense increased $2,466,000, or 10.9%, over 1996. Excluding the Pacific Northwest Acquisitions, equipment expense increased $1,639,000, or 7.5%, over 1996. The increase was due to higher service contracts expense, depreciation expense on furniture and equipment and data processing equipment rental expense.

    Deposit insurance expense decreased $4,470,000, or 84.7%, compared to 1996. The decrease was primarily due to the special SAIF one-time assessment of $3,849,000 in 1996.

    Outside services expense increased $1,684,000, or 31.0%, over 1996. The increase was primarily due to expenses incurred to prepare the Company's computer systems and applications for the year 2000. For information regarding anticipated conversion expenses in future periods, see "Year 2000 Issues" on pages 37 and 38.

    Other expense increased $1,601,000, or 3.3%, over 1996 as a result of, among other things, the Pacific Northwest Acquisitions, a loss on sale of a certain loan of $1,427,000 in the second quarter of 1997 and higher depreciation - software expense. The increase was partially offset by: (1) a loss of $1,945,000 (which actually resulted in an after-tax gain of $399,000 due to a net tax benefit of $2,344,000 recognized through the reversal of the related tax liability) recognized on the sale of a certain leveraged lease in the first quarter of 1996; and (2) an increase in the cash surrender value of certain executive life insurance policies (recorded as a credit to insurance expense) in 1997.

    Total noninterest expense increased $52,818,000, or 24.4%, from 1995 to 1996. Excluding the Pacific Northwest Acquisitions and a nonrecurring gain of $20,766,000 recognized in 1995 in connection with

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



the curtailment of the Company's noncontributory pension plan, total noninterest expense increased $15,108,000, or 6.4%, over 1995. This increase was primarily due to: (1) an increase in employee benefit costs associated with the curtailment of the noncontributory pension plan in the fourth quarter of 1995, which was replaced with a defined contribution money purchase plan and enhanced matching to an existing 401(k) plan, effective January 1, 1996; (2) higher salaries and wages reflecting normal merit increases; and (3) the decrease in the FDIC assessment rate from 23 cents to 4 cents per $100 of deposits effective June 1, 1995 and from 4 cents to zero effective January 1, 1996.

    Components of and changes in noninterest expense are reflected below for the years indicated:

-------------------------------------------------------------------------------------------------------------
                                                                   1997/96 Change          1996/95 Change
                                                                 -------------------    --------------------
(in thousands)                 1997        1996        1995       Amount         %       Amount           %
-------------------------------------------------------------------------------------------------------------
Personnel:
  Salaries and wages ....    $113,179    $104,572    $ 94,119    $  8,607        8.2%   $ 10,453        11.1%
  Employee benefits .....      34,251      34,144       7,209         107         .3      26,935       373.6
-------------------------------------------------------------    --------               --------
Total personnel expense .     147,430     138,716     101,328       8,714        6.3      37,388        36.9
Occupancy expense .......      38,715      27,045      25,706      11,670       43.2       1,339         5.2
Equipment expense .......      25,146      22,680      23,907       2,466       10.9      (1,227)       (5.1)
Stationery and supplies .      12,216      11,193      11,443       1,023        9.1        (250)       (2.2)
Advertising and promotion      11,174      10,991       8,532         183        1.7       2,459        28.8
Outside services ........       7,110       5,426       4,175       1,684       31.0       1,251        30.0
Deposit insurance .......         810       5,280       6,190      (4,470)     (84.7)       (910)      (14.7)
Other ...................      49,609      48,008      35,240       1,601        3.3      12,768        36.2
-------------------------------------------------------------    --------               --------
TOTAL NONINTEREST EXPENSE    $292,210    $269,339    $216,521    $ 22,871        8.5%   $ 52,818        24.4%
=============================================================================================================


INCOME TAXES

    The provision for income taxes as shown in the Consolidated Statements of Income on page 41 represents 31.8% of pre-tax income for 1997, compared with 30.7% and 37.0% for 1996 and 1995, respectively.

    On a taxable equivalent basis, the effective tax rate for 1997, 1996 and 1995 was 32.4%, 32.3% and 41.1%, respectively. Additional information on the Company's income taxes is provided in Note 15 to the Financial Statements on pages 55 and 56.

    The 1997 effective tax rate reflects the recognition of previously unrecognized tax credits of $3,585,000.

    The decrease in the 1996 effective tax rate as compared to 1995 was primarily due to the: (1) recognition of previously unrecognized tax credits of $2,800,000; (2) reversal of deferred tax liabilities (reflecting a change in the State tax laws) relating to the sale of a certain leveraged lease of $2,344,000; and (3) reversal of deferred tax liabilities (reflecting legislation enacted in 1996) relating to the provision for thrift bad debt deductions of $1,500,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



LOANS

    The following table sets forth the loan portfolio by major categories and loan mix as of December 31 for the years indicated:

------------------------------------------------------------------------------------------
(in millions)                                1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial and agricultural    $1,583    $1,382    $1,316    $1,264    $1,166
  Real estate:
    Commercial .........................     1,194     1,172       997       965       883
    Construction .......................       166       213       257       321       317
    Residential ........................     1,945     1,936     1,766     2,049     1,829
  Consumer .............................       504       410       307       309       312
  Credit cards .........................       175       173       167       159       148
  Lease financing ......................       333       241       242       231       201
Foreign:
  Governments and official institutions         --        --        --         1         2
  Commercial and industrial ............        68        55        19        50        79
  Other ................................       271       225       189       185       130
------------------------------------------------------------------------------------------
      TOTAL LOANS ......................    $6,239    $5,807    $5,260    $5,534    $5,067
==========================================================================================

    The loan portfolio is the largest component of total earning assets and accounts for the greatest portion of total interest income. At December 31, 1997, total loans were $6,238,681,000, an increase of 7.4% over December 31, 1996. The increase was primarily due to increases in the commercial, financial and agricultural loan, consumer loan and lease financing categories by the Company's non-Hawaii operations.

    Total loans at December 31, 1997, represented 77.1% of total assets, 86.6% of total earning assets and 102.5% of total deposits compared to 72.6% of total assets, 82.0% of total earning assets and 97.8% of total deposits at December 31, 1996. The increases reflect the overall change in the mix of earning assets from investment securities to higher yielding loans. Governmental and certain other time deposits were shifted into security repurchase agreements in 1997 and 1996. If these repurchase agreements had been included in the deposit base, total loans as a percentage of total deposits would represent 94.8% and 88.0% at December 31, 1997 and 1996, respectively.

    Commercial, financial and agricultural loans as of December 31, 1997, increased $200,874,000, or 14.5%, to $1,582,698,000 from December 31, 1996.
Although the Company continues its efforts to diversify the loan portfolio, both geographically and by industry, overall loan volume in the State of Hawaii continues to decline as a result of the sluggish economy. Credit extensions in the Pacific Northwest and the media and telecommunications industry located on the mainland United States account for the majority of the increase in loan balance and geographic and industry diversification.

    The Company's primary goal in commercial and financial lending is to maintain reasonable levels of risk by following conservative underwriting guidelines primarily based on cash flow. Most commercial and financial loans are collateralized and/or supported by guarantors judged to have adequate net worth. Unsecured loans are made to customers based on character, net worth, liquidity and repayment ability.

    The Company's real estate loans totalled $3,304,631,000, or 53.0%, of total loans at December 31, 1997, which represented a decrease of .5% compared to December 31, 1996.

    The Company's primary goal in real estate lending is to maintain reasonable levels of risk by financing selective real estate projects, by adhering to underwriting guidelines and by closely monitoring general economic conditions impacting local real estate markets. The Company's multifamily and commercial real estate loans, both construction and permanent, are analyzed on the basis of the economic viability of the specific project or property for which financing is sought as well as the loan-to-value ratio of the real estate securing the financing and the underlying financial strength of the borrower. In its multifamily and commercial real estate lending the Company will generally not lend in excess of 75% of the appraised value of the underlying project or property; it also generally requires a debt service ratio of 1.20. In its single-family residential lending, the Company will generally not lend in excess of 80% of the appraised value of the underlying property. Loans made in excess of that limit are generally covered by third-party mortgage insurance that reduces the Company's equivalent risk to an 80% loan-to-appraised value ratio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    Consumer loans as of December 31, 1997, increased $94,201,000, or 23.0%, to $504,190,000 from December 31, 1996. The increase was primarily due to an increase in direct and indirect automobile financing in California and Oregon. Consumer loans consist primarily of open and closed ended direct and indirect credit facilities for personal, automobile and household purchases. The Company's primary goal in consumer lending is to maintain reasonable levels of risk by following prudent underwriting guidelines which include, among other factors, an evaluation of: (1) personal credit history; (2) personal cash flow; and (3) collateral values based on existing market conditions.

    Lease financing as of December 31, 1997, increased $92,372,000, or 38.3%, to $333,270,000 from December 31, 1996. The increase was primarily due to an increase in leveraged and direct financing leases on equipment located on the mainland United States.

    Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1997, the Company did not have a concentration of loans greater than 10% of total loans which were not otherwise disclosed as a category of loans as shown in the table on page 31.

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

    At December 31, 1997, loans with maturities over one year were comprised of fixed rate loans totalling $1,618,430,000 and floating or adjustable rate loans totalling $3,205,872,000.

    The following table sets forth the contractual maturities of the Company's loan portfolio by loan categories at December 31, 1997. Demand loans are included as due within one year.

------------------------------------------------------------------------------------
                                                    After One
                                          Within    but Within  After Five
(in millions)                            One Year   Five Years     Years      Total
------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND AGRICULTURAL    $  688      $  574      $  321      $1,583
REAL ESTATE:
  COMMERCIAL .........................       233         420         541       1,194
  CONSTRUCTION .......................       131          28           7         166
  RESIDENTIAL ........................       108         389       1,448       1,945
CONSUMER .............................        73         329         102         504
CREDIT CARDS .........................       104          71          --         175
LEASE FINANCING ......................         6          64         263         333
FOREIGN ..............................        72         144         123         339
------------------------------------------------------------------------------------
      TOTAL ..........................    $1,415      $2,019      $2,805      $6,239
====================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



NONPERFORMING ASSETS AND PAST DUE LOANS

    Nonperforming assets and past due loans as of December 31 are reflected below for the years indicated:

--------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   1997       1996        1995         1994        1993
--------------------------------------------------------------------------------------------------------------
Nonperforming loans:
  Nonaccrual:
    Commercial, financial and agricultural ........    $ 9,038     $21,398     $16,229     $ 7,972     $13,823
    Real estate:
      Commercial ..................................      4,590       6,156      40,664      35,290      12,145
      Construction ................................         --       1,700       9,697       7,038      28,571
      Residential:
        Insured, guaranteed, or conventional ......      6,353      13,815      12,628       4,792       5,518
        Home equity credit lines ..................         50         451         496         520         255
--------------------------------------------------------------------------------------------------------------
          Total real estate loans .................     10,993      22,122      63,485      47,640      46,489
--------------------------------------------------------------------------------------------------------------
    Lease financing ...............................         10          27          19         212          --
--------------------------------------------------------------------------------------------------------------
          Total nonaccrual loans ..................     20,041      43,547      79,733      55,824      60,312
  Restructured:
    Commercial, financial and agricultural ........      1,532       3,429         682          --          20
    Real estate:
      Commercial ..................................     30,843      24,604       2,500       3,128          --
      Residential:
        Insured, guaranteed, or conventional ......      2,626         267          --          --          --
        Home equity credit lines ..................        559         561          --          --          --
--------------------------------------------------------------------------------------------------------------
          Total restructured loans ................     35,560      28,861       3,182       3,128          20
--------------------------------------------------------------------------------------------------------------
          Total nonperforming loans ...............     55,601      72,408      82,915      58,952      60,332
Other real estate owned ...........................     30,760      25,574       9,312       4,160      13,034
--------------------------------------------------------------------------------------------------------------
          TOTAL NONPERFORMING ASSETS ..............    $86,361     $97,982     $92,227     $63,112     $73,366
==============================================================================================================
Past due loans:
  Commercial, financial and agricultural ..........    $ 2,521     $ 7,765     $13,060     $18,834     $20,283
  Real estate:
    Commercial ....................................        567       7,676       2,175       4,765      10,308
    Residential:
      Insured, guaranteed, or conventional ........     25,002       9,812       7,502       6,741       7,041
      Home equity credit lines ....................      2,077       2,220       3,005         909         810
--------------------------------------------------------------------------------------------------------------
          Total real estate loans .................     27,646      19,708      12,682      12,415      18,159
--------------------------------------------------------------------------------------------------------------
  Consumer ........................................      3,589       2,869       3,020       1,928       1,814
  Lease financing .................................         11          40          28         190          29
--------------------------------------------------------------------------------------------------------------
          TOTAL PAST DUE LOANS (1) ................    $33,767     $30,382     $28,790     $33,367     $40,285
==============================================================================================================
Nonperforming assets to total loans
  and other real estate owned (end of year):
    Excluding past due loans ......................       1.38%       1.68%       1.75%       1.14%       1.44%
    Including past due loans ......................       1.92%       2.20%       2.30%       1.74%       2.24%
Nonperforming assets to total assets (end of year):
    Excluding past due loans ......................       1.07%       1.22%       1.22%        .84%       1.01%
    Including past due loans ......................       1.48%       1.60%       1.60%       1.28%       1.56%
==============================================================================================================

Note:

(1) Represents loans which are past due 90 days or more as to principal and/or interest, are still accruing interest and are in the process of collection.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    As shown in the table on page 33, nonperforming assets at December 31, 1997 were $86,361,000, or 1.38%, of total loans and OREO and 1.07% of total assets. These levels compared to total nonperforming assets at December 31, 1996 of $97,982,000, or 1.68% of total loans and OREO and 1.22% of total assets. The decrease in nonperforming assets of $11,621,000, or 11.9%, was principally due to decreases in nonaccrual loans as follows: (1) commercial, financial and agricultural loans of $12,360,000, or 57.8%; and (2) real estate - residential loans of $7,863,000, or 55.1%. The decrease in nonaccrual loans was partially offset by increases in: (1) restructured real estate - commercial loans of $6,239,000, or 25.4%; and (2) OREO of $5,186,000, or 20.3%. The decrease in nonaccrual commercial, financial and agricultural loans and corresponding increase in OREO was primarily due to two loans partially collateralized by real estate totalling $5,007,000 that were transferred to OREO in 1997. The decrease in nonaccrual real estate - residential loans was due to a number of loans which were transferred to OREO or paid off. The increase in restructured real estate - commercial loans was principally due to the addition of a loan of $14,524,000 previously identified as a potential problem loan at December 31, 1996. This increase was partially offset by the transfer of a loan of $8,279,000 to OREO.

    In recent years, the level of the Company's nonperforming assets and charge-offs has been affected by the impact of adverse economic conditions and trends in Hawaii. The most important of these adverse economic trends is the prolonged economic downturn over the last seven years. In contrast to the mainland economy, Hawaii's recovery from its 1991 recession continues to be slow and protracted. Economic growth over the past year was virtually nil, as was the level of tourism. In addition, Hawaii continues to show weaknesses in its local real estate market, including declining values in the leasehold real estate sector.

    Recently, a number of countries in the Asia Pacific region, including Japan, have experienced significant weaknesses in their economies. While the Company's aggregate outstanding loans to these countries constituted 1.25% of the Company's total assets at December 31, 1997, the economic downturn in Asia may adversely affect the volume and spending level of Asian visitors to Hawaii, which in turn may adversely affect the Hawaii economy. The Company does not foresee a major improvement in Hawaii's economic conditions in the near term and believes that these trends may continue to affect the level of nonperforming assets and related charge-offs in future periods.

    The following table presents the direct claims on or claims guaranteed by borrowers of the Asian countries indicated below at December 31, 1997:



----------------------------------------------------------------------------------
                                                  OUTSTANDING          OUTSTANDING
(in thousands)                                     COMMITMENT            BALANCE
----------------------------------------------------------------------------------
CHINA ..................................            $    860            $    860
HONG KONG ..............................               3,647               3,297
INDONESIA ..............................               2,920               1,646
PHILIPPINES ............................               1,087               1,087
SINGAPORE ..............................                 351                 351
TAIWAN .................................               4,120               3,223
----------------------------------------------------------------------------------
  TOTAL NON-JAPAN ......................              12,985              10,464
JAPAN ..................................              92,206              90,564
----------------------------------------------------------------------------------
  TOTAL ................................            $105,191            $101,028
==================================================================================

    As of December 31, 1997, there was no exposure to South Korea and Thailand.

    Outstanding exposures of non-Japan, Asian countries represent .13% of total assets and 1.4% of total stockholders' equity and including Japan, 1.25% of total assets and 13.8% of total stockholders' equity. The claims above are primarily collateralized by certificates of deposit, Hawaii real estate, standby letters of credit issued by Asian banks and guarantees by creditworthy Asian individuals and corporations.

    Loans past due 90 days or more and still accruing interest totalled $33,767,000 at December 31, 1997, an increase of $3,385,000, or 11.1%, over
December 31, 1996. The increase was partially attributable to certain real estate - residential loans sold with recourse that were repurchased in the fourth quarter of 1997. All of the loans which are past due 90 days or more and still accruing interest are, in management's judgment, adequately collateralized and in the process of collection.

    At December 31, 1997, the Company was not aware of any significant potential problem loans (not otherwise classified as nonperforming or past due in the table on page 33) where possible credit problems of the borrower caused management to have serious concerns as to the ability of such borrower to comply with the present loan repayment terms.

    The following table presents information related to loans on a nonaccrual basis for the year ended December 31, 1997:



--------------------------------------------------------------------------------
(in thousands)                                 DOMESTIC     FOREIGN        TOTAL
--------------------------------------------------------------------------------
INTEREST INCOME WHICH
  WOULD HAVE BEEN RECORDED
  IF LOANS HAD BEEN CURRENT ............        $7,282        $ --        $7,282
================================================================================
INTEREST INCOME RECORDED
  DURING THE YEAR ......................        $3,044        $ --        $3,044
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries

DEPOSITS

    Deposits are the largest component of the Company's total liabilities and account for the greatest portion of total interest expense. At December 31, 1997, total deposits were $6,089,200,000, an increase of $152,492,000, or 2.6%, over December 31, 1996. The increase was primarily due to increased levels of state and local government deposits.




       DEPOSITS
   ($ in billions)
1993............. 5.22
1994............. 5.15
1995............. 5.36
1996............. 5.94
1997............. 6.09


    The following table presents the average amount and average rate paid on deposits for the years indicated:

------------------------------------------------------------------------------------
                                1997                 1996                 1995
                         -----------------    ----------------    ------------------
(dollars in millions)    Amount       Rate     Amount     Rate     Amount       Rate
------------------------------------------------------------------------------------
Domestic:
  Noninterest-
    bearing
    demand .......       $  806         --%     $ 860       --%    $  792         --%
  Interest-bearing
    demand .......        1,638       2.56      1,388     2.60      1,115       2.69
  Savings ........          794       2.45        921     2.24      1,177       2.91
  Time ...........        2,399       5.29      2,198     5.31      1,708       5.44
Foreign ..........          266       3.52        251     3.56        386       4.87
------------------       ------                ------              ------
    TOTAL ........       $5,903       3.35%    $5,618     3.25%    $5,178       3.40%
=====================================================================================

    The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:



--------------------------------------------------------------------------------
(in millions)                                    1997         1996          1995
--------------------------------------------------------------------------------
3 months or less ........................       $  392       $  384       $  337
Over 3 months through 6 months ..........          188          126          177
Over 6 months through 12 months .........          294          244          183
Over 12 months ..........................          178          152          164
--------------------------------------------------------------------------------
    TOTAL ...............................       $1,052       $  906       $  861
================================================================================


INVESTMENT SECURITIES BY MATURITIES AND WEIGHTED AVERAGE YIELDS

    The following table presents the maturities of available-for-sale investment securities, excluding securities which have no stated maturity at December 31, 1997, and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                                Maturity
                         -----------------------------------------------------------------------------------
                                                    After One             After Five
                               Within               but Within             but Within           After
                              One Year              Five Years              Ten Years          Ten Years              Total
(dollars in millions)    Amount      Yield     Amount         Yield      Amount    Yield    Amount     Yield    Amount      Yield
---------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY AND
  OTHER U.S.
  GOVERNMENT AGENCIES
  AND CORPORATIONS ....    $271       5.89%      $114          6.02%      $ --       --%     $305       7.92%    $690       6.81%
COLLATERALIZED MORTGAGE
  OBLIGATIONS .........      --         --         --            --         --       --         1       5.83        1       5.83
STATES AND POLITICAL
  SUBDIVISIONS ........       1       7.54          1          9.65         --       --         1       8.82        3       8.78
OTHER .................      15       7.41         --            --         --       --        --         --       15       7.41
-----------------------    ----                  ----                     ----               ----                ----
    TOTAL .............    $287       5.98%      $115          6.05%      $ --       --%     $307       7.92%    $709       6.83%
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

    Asset-based liquidity is derived from the investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits, Federal funds sold, securities purchased under agreements to resell and investment securities. The aggregate of these assets represented 16.5% of total assets at the end of 1997 compared to 21.2% at the end of 1996. Additional information related to the Company's off-balance sheet instruments at December 31, 1997 and 1996 is included in Note 18 to the Financial Statements on pages 57 and 58.

    Liability-based liquidity is provided primarily from deposits. Average total deposits for 1997 increased $285,395,000, or 5.1%, to $5,903,004,000, primarily due to the Pacific Northwest Acquisitions. Average total deposits for 1997 and 1996 funded 74.5% and 72.4%, respectively, of average total assets. In addition, liquidity was also provided from short-term borrowings, which consisted of commercial paper issued by the Company, Federal funds purchased and securities sold under agreements to repurchase, lines of credit from other banks and credit facilities from the FHLB. Additional information on short-term borrowings is provided in Note 8 to the Financial Statements on pages 51 and 52. Also, the Company has access to offshore deposits in the international market which provides another available source of funds.

    The Company's commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). The Company's subordinated debt is assigned a rating of Baa-1 by Moody's Investors Service and BBB by S&P. The Company currently has a Thomson BankWatch, Inc. rating of B.

    As indicated in the Consolidated Statements of Cash Flows on page 43, net cash provided by operating and financing activities was $181,673,000 and net cash used in investing activities was $232,279,000 for 1997. In 1997, the Company's cash flow was positively impacted by the issuance of $100,000,000 of its Capital Securities by the Trust, and the related issuance by the Company of junior subordinated deferrable interest debentures to the Trust. The net cash from these issuances was utilized to, among other things, reduce short-term borrowings and repurchase the Company's common stock. For 1996, net cash provided by operating and investing activities was $428,705,000 and net cash used in financing activities was $399,245,000. In 1996, there was a significant change in the Company's cash flow related to the Pacific Northwest Acquisitions, which provided $218,966,000 in net cash. For 1995, net cash provided by operating activities was $140,119,000 and net cash used in investing and financing activities was $98,962,000. In 1995, the Company utilized deposit growth and the partial run-off of the investment securities portfolio as the principal sources of funds for loan production and repayment of short-term borrowings.

    The Company's ability to pay dividends depends primarily upon dividends and other payments from its subsidiaries, which are subject to certain limitations as described in Note 12 to the Financial Statements on page 53.



ASSET/LIABILITY MANAGEMENT

    The Company actively measures and manages its exposure to interest rate risk in order to maintain a relatively stable net interest margin and to allow it to take advantage of profitable business opportunities.

    Interest rate risk refers to the exposure to earnings and capital arising from changes in future interest rates. The Company carefully measures and monitors its interest rate risk exposure using market value of equity analysis and net interest income simulations. The market value of equity analysis and net interest income simulations are usually done on a quarterly basis.

    The market value of equity analysis examines the change in the economic value of the Company due to changes in interest rates. At December 31, 1997, the Company remained well within current guidelines which allow for no more than a decrease in value equal to 1% of total assets due to a 1% change in interest rates. The net interest income simulations look at how the Company's net interest income is affected by flat, rising, or declining rates using the current balance sheet and simulating net interest income going forward two years. Under these simulations, at December 31, 1997, the Company's exposure to changes in interest rates was within current guidelines which allow for no more than a 10% adverse change in net interest income for a 1% change in rates over a one-year time period.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                          First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



INTEREST RATE SENSITIVITY

    The Company's interest rate sensitivity position at December 31, 1997, is presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity, runoff and/or volatility during a specified period. The gap is adjusted for interest rate swaps which are hedging certain assets or liabilities on the balance sheet. (For ease of analysis, all of these swap adjustments are consolidated into one line on the gap table.)

    Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At December 31, 1997, the cumulative one-year gap for the Company was a positive $257.4 million, representing 3.18% of total assets.

------------------------------------------------------------------------------------------------------------------------
                                              WITHIN        AFTER THREE       AFTER ONE
                                              THREE          BUT WITHIN       BUT WITHIN        AFTER
(Dollars in thousands)                        MONTHS         12 MONTHS         5 YEARS         5 YEARS           TOTAL
------------------------------------------------------------------------------------------------------------------------
ASSETS:
  INTEREST-BEARING DEPOSITS
    IN OTHER BANKS ....................    $    52,430      $    85,500      $        --     $        --     $   137,930
  FEDERAL FUNDS SOLD AND SECURITIES
    PURCHASED UNDER AGREEMENTS
    TO RESELL .........................        134,274               --               --              --         134,274
  AVAILABLE-FOR-SALE INVESTMENT
    SECURITIES ........................        263,462          384,153          119,483          11,026         778,124
  NET LOANS:
    COMMERCIAL, FINANCIAL AND
      AGRICULTURAL ....................      1,339,886          148,609           76,732          17,471       1,582,698
    REAL ESTATE -- CONSTRUCTION .......        135,460            1,160           29,800              62         166,482
    FOREIGN ...........................        125,827           83,245          126,217           3,809         339,098
    OTHER .............................      1,105,059        1,015,642        1,467,781         479,325       4,067,807
------------------------------------------------------------------------------------------------------------------------
      TOTAL EARNING ASSETS ............      3,156,398        1,718,309        1,820,013         511,693       7,206,413
  NONEARNING ASSETS ...................        167,845          154,392          283,498         280,944         886,679
------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS ....................    $ 3,324,243      $ 1,872,701      $ 2,103,511     $   792,637     $ 8,093,092
========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  INTEREST-BEARING DEPOSITS ...........    $ 1,922,409      $ 1,747,195      $ 1,341,985     $    12,227     $ 5,023,816
  NONINTEREST-BEARING DEPOSITS ........        323,496           96,768          516,096         129,024       1,065,384
  SHORT-TERM BORROWINGS ...............        516,585          187,149           18,131              --         721,865
  LONG-TERM DEBT AND CAPITAL SECURITIES          8,000           50,000           10,000         250,736         318,736
  STOCKHOLDERS' EQUITY ................             --               --               --         731,701         731,701
  OFF-BALANCE SHEET ADJUSTMENT ........        (30,939)         (61,228)          22,769          69,398              --
  NONCOSTING LIABILITIES ..............         74,120          105,945              507          51,018         231,590
------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY ..........    $ 2,813,671      $ 2,125,829      $ 1,909,488     $ 1,244,104     $ 8,093,092
========================================================================================================================
INTEREST RATE SENSITIVITY GAP .........    $   510,572      $  (253,128)     $   194,023     $  (451,467)
CUMULATIVE GAP ........................    $   510,572      $   257,444      $   451,467     $        --
CUMULATIVE GAP AS A PERCENT
  OF TOTAL ASSETS .....................           6.31%            3.18%            5.58%             -- %
========================================================================================================================



YEAR 2000 ISSUES

    Many computer programs use only two digits to identify entries in the date code field. If not corrected, these programs may fail or create erroneous results because of the date change in the year 2000.

    In 1995, management commenced a comprehensive program to address this problem and ensure that the Company's computer software and hardware will continue to function properly in the year 2000 and thereafter. Internal and external costs in connection with this program, currently estimated at a total of $9 million over a three-year period, are not anticipated to materially impact the Company's operations. However, even though the Company's planned software modifications and systems upgrades should adequately address year 2000 issues, there can be no assurance that unforeseen difficulties will not arise. The Company's program includes the identification of third-party service providers, customers and other external parties upon which the Company relies or with whom the Company must interface on mission

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                           First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



critical systems or applications. The program also includes determination of and coordination with the compliance efforts of such external parties on year 2000 issues. There is no assurance that the failure of any such external party to resolve its year 2000 issues would not have an adverse effect on the Company.

FOURTH QUARTER RESULTS

    Consolidated net income for the fourth quarter of 1997 was $20,129,000, a decrease of $219,000, or 1.1%, compared to the $20,348,000 earned during the same quarter in 1996. Basic earnings per share for the fourth quarter of 1997 and 1996 was $.64 and diluted earnings per share for the fourth quarter of 1997 and 1996 was $.63.

    The decrease in consolidated net income in the fourth quarter of 1997 as compared to the fourth quarter of 1996 was primarily due to: (1) an adjustment to lease financing income of $2,355,000 in 1997 related to a certain direct financing lease; (2) higher occupancy expense in 1997 resulting from costs associated with the new administrative headquarters building as previously mentioned; (3) the write-off in 1997 of previously capitalized organizational costs in connection with the Pacific Northwest Acquisitions of $1,588,000; and
(4) an income tax benefit of $2,800,000 (resulting primarily from the recognition of previously unrecognized research and experimentation and foreign tax credits) which reduced the overall income tax expense in 1996. This decrease was partially offset by: (1) a decrease in the provision for loan losses of $5,084,000 in 1997; (2) interest earned in 1997 on a corporate income tax refund of $1,908,000; (3) an income tax benefit of $1,458,000 (resulting from the recognition of previously unrecognized general business credits) which reduced the overall income tax expense in 1997; and (4) the write-down of certain OREO of $1,026,000 in 1996.



SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)


    A summary of unaudited quarterly financial data for 1997 and 1996 is presented below:


--------------------------------------------------------------------------------------------------
                                                              Quarter
                                          -------------------------------------------      Annual
(in thousands, except per share data)      First       Second      Third       Fourth      Total
--------------------------------------------------------------------------------------------------
1997
INTEREST INCOME ................          $145,395    $149,453    $149,432    $148,203    $592,483
INTEREST EXPENSE ...............            62,881      63,796      64,850      66,484     258,011
--------------------------------------------------------------------------------------------------
NET INTEREST INCOME ............            82,514      85,657      84,582      81,719     334,472
PROVISION FOR LOAN LOSSES ......             3,752       4,261       3,817       5,381      17,211
TOTAL NONINTEREST INCOME .......            23,854      26,361      23,913      24,385      98,513
TOTAL NONINTEREST EXPENSE ......            73,010      74,865      72,126      72,209     292,210
--------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES .....            29,606      32,892      32,552      28,514     123,564
INCOME TAXES ...................             9,090      10,627      11,201       8,385      39,303
--------------------------------------------------------------------------------------------------
NET INCOME .....................          $ 20,516    $ 22,265    $ 21,351    $ 20,129    $ 84,261
==================================================================================================
BASIC EARNINGS PER SHARE .......          $    .65    $    .70    $    .67    $    .64    $   2.66
==================================================================================================
DILUTED EARNINGS PER SHARE                $    .64    $    .70    $    .67    $    .63    $   2.64
==================================================================================================
1996
Interest income ................          $135,779    $138,606    $150,013    $149,742    $574,140
Interest expense ...............            59,759      60,548      66,379      66,109     252,795
--------------------------------------------------------------------------------------------------
Net interest income ............            76,020      78,058      83,634      83,633     321,345
Provision for loan losses ......             3,322       5,191       4,649      10,465      23,627
Total noninterest income .......            20,295      23,732      21,910      21,518      87,455
Total noninterest expense ......            63,733      64,268      71,508      69,830     269,339
--------------------------------------------------------------------------------------------------
Income before income taxes .....            29,260      32,331      29,387      24,856     115,834
Income taxes ...................             9,057      11,587      10,386       4,508      35,538
--------------------------------------------------------------------------------------------------
Net income .....................          $ 20,203    $ 20,744    $ 19,001    $ 20,348    $ 80,296
==================================================================================================
Basic earnings per share .......          $    .65    $    .67    $    .60    $    .64    $   2.56
==================================================================================================
Diluted earnings per share......          $    .65    $    .67    $    .60    $    .63    $   2.55
==================================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS          First Hawaiian, Inc. and Subsidiaries

To the Stockholders
First Hawaiian, Inc.

    We have audited the accompanying consolidated balance sheets of First Hawaiian, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Hawaiian, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.


Honolulu, Hawaii
January 15, 1998

CONSOLIDATED BALANCE SHEETS                First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



                                                                                              December 31,
                                                                                      ---------------------------
(in thousands, except number of shares and per share data)                                1997            1996
-----------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits in other banks .........................................    $   137,930     $    70,130
Federal funds sold and securities purchased under agreements to resell ...........        134,274         148,370
Available-for-sale investment securities (note 3) ................................        778,124       1,140,719
Loans:
  Loans (note 4) .................................................................      6,238,681       5,806,732
  Less allowance for loan losses (note 5) ........................................         82,596          85,248
-----------------------------------------------------------------------------------------------------------------
Net loans ........................................................................      6,156,085       5,721,484
-----------------------------------------------------------------------------------------------------------------
Total earning assets .............................................................      7,206,413       7,080,703
Cash and due from banks ..........................................................        282,905         333,511
Premises and equipment (note 6) ..................................................        245,999         249,573
Customers' acceptance liability ..................................................            867             824
Core deposit premium (net of accumulated amortization of
  $13,605 in 1997 and $10,163 in 1996) (note 1) ..................................         25,347          28,877
Goodwill (net of accumulated amortization of
  $22,815 in 1997 and $17,838 in 1996) (note 1) ..................................         96,030         101,218
Other assets .....................................................................        235,531         207,468
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .....................................................................    $ 8,093,092     $ 8,002,174
=================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand .....................................................    $   903,195     $   969,620
  Interest-bearing demand ........................................................      1,387,629       1,328,354
  Savings ........................................................................      1,013,752       1,070,338
  Time (fair value of $2,499,390 in 1997 and $2,331,890 in 1996) (note 7) ........      2,490,915       2,330,704
  Foreign (fair value of  $293,769 in 1997 and $237,744 in 1996) (note 7) ........        293,709         237,692
-----------------------------------------------------------------------------------------------------------------
Total deposits ...................................................................      6,089,200       5,936,708
-----------------------------------------------------------------------------------------------------------------
Short-term borrowings (note 8) ...................................................        721,865         929,560
Acceptances outstanding ..........................................................            867             824
Other liabilities ................................................................        230,723         223,455
Long-term debt (note 9) ..........................................................        218,736         205,743
Guaranteed preferred beneficial interests in Company's junior
  subordinated debentures (note 9) ...............................................        100,000              --
-----------------------------------------------------------------------------------------------------------------
Total liabilities ................................................................      7,361,391       7,296,290
-----------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (notes 13, 17 and 18)
Stockholders' equity (note 11):
  Preferred stock $5 par value
    Authorized and unissued -- 50,000,000 shares
      in 1997 and 1996 ...........................................................             --              --
  Common stock $5 par value (notes 10 and 13)
    Authorized -- 100,000,000 shares
    Issued -- 33,190,374 shares in 1997 and 1996 .................................        165,952         165,952
  Surplus ........................................................................        148,165         148,196
  Retained earnings (note 12) ....................................................        473,659         428,693
  Unrealized valuation adjustment ................................................           (241)          1,850
  Treasury stock, at cost -- 1,845,217 shares in 1997 and 1,415,954 shares
      in 1996 ....................................................................        (55,834)        (38,807)
-----------------------------------------------------------------------------------------------------------------
Total stockholders' equity .......................................................        731,701         705,884
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......................................    $ 8,093,092     $ 8,002,174
=================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME          First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                                                         Year Ended December 31,
                                                             --------------------------------------------
(in thousands, except number of shares and per share data)        1997           1996             1995
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans ........................          $    504,347    $    468,517    $    470,110
Lease financing income ............................                14,437          10,494          11,334
Interest on investment securities:
  Taxable interest income .........................                59,188          72,813          57,890
  Exempt from Federal income taxes ................                   647           2,692           4,893
Other interest income .............................                13,864          19,624          15,730
---------------------------------------------------------------------------------------------------------
Total interest income .............................               592,483         574,140         559,957
---------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits (note 7) .................................               197,619         182,402         176,048
Short-term borrowings .............................                41,527          53,977          74,370
Long-term debt ....................................                18,865          16,416          14,879
---------------------------------------------------------------------------------------------------------
Total interest expense ............................               258,011         252,795         265,297
---------------------------------------------------------------------------------------------------------
Net interest income ...............................               334,472         321,345         294,660
Provision for loan losses (note 5) ................                17,211          23,627          38,107
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses               317,261         297,718         256,553
---------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust and investment services income ..............                25,115          23,857          23,034
Service charges on deposit accounts ...............                28,776          26,284          24,150
Other service charges and fees ....................                31,509          24,976          22,779
Securities gains, net (note 3) ....................                   270             118             144
Other .............................................                12,843          12,220          11,999
---------------------------------------------------------------------------------------------------------
Total noninterest income ..........................                98,513          87,455          82,106
---------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and wages ................................               113,179         104,572          94,119
Employee benefits (note 13) .......................                34,251          34,144           7,209
Occupancy expense (notes 6 and 17) ................                38,715          27,045          25,706
Equipment expense (notes 6 and 17) ................                25,146          22,680          23,907
Other (note 14) ...................................                80,919          80,898          65,580
---------------------------------------------------------------------------------------------------------
Total noninterest expense .........................               292,210         269,339         216,521
---------------------------------------------------------------------------------------------------------
Income before income taxes ........................               123,564         115,834         122,138
Income taxes (note 15) ............................                39,303          35,538          45,133
---------------------------------------------------------------------------------------------------------
NET INCOME ........................................          $     84,261    $     80,296    $     77,005
=========================================================================================================
PER SHARE DATA
BASIC EARNINGS ....................................          $       2.66    $       2.56    $       2.43
DILUTED EARNINGS ..................................          $       2.64    $       2.55    $       2.43
=========================================================================================================
CASH DIVIDENDS ....................................          $       1.24    $      1.195    $       1.18
=========================================================================================================
AVERAGE SHARES OUTSTANDING ........................           331,725,534      31,398,978      31,734,669
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

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
 First Hawaiian, Inc. and Subsidiaries and First Hawaiian, Inc. (Parent Company)
--------------------------------------------------------------------------------



                                           Common Stock                                     Unrealized
(in thousands, except number of    ------------------------                    Retained      Valuation      Treasury
shares and per share data)            Shares        Amount       Surplus       Earnings      Adjustment       Stock          Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ......  32,542,797    $  162,713    $  133,820     $  346,339     $   (1,033)   $  (13,895)  $  627,944
Net income -- 1995 ..............          --            --            --         77,005             --            --       77,005
Purchase of treasury stock ......          --            --            --             --             --       (24,671)     (24,671)
Cash dividends ($1.18 per share)
  (note 12) .....................          --            --            --        (37,368)            --            --      (37,368)
Unrealized valuation adjustment
  (note 3) ......................          --            --            --             --          6,522            --        6,522
Incentive Plan for Key Executives
  (note 13) .....................          --            --           105             --             --            --          105
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995 ......  32,542,797       162,713       133,925        385,976          5,489       (38,566)     649,537
Net income -- 1996 ..............          --            --            --         80,296             --            --       80,296
Issuance of common stock
  (note 10) .....................     647,577         3,239        14,286             --             --            --       17,525
Cash dividends ($1.195 per share)
  (note 12) .....................          --            --            --        (37,579)            --            --      (37,579)
Unrealized valuation adjustment
  (note 3) ......................          --            --            --             --         (3,639)           --       (3,639)
Incentive Plan for Key Executives
  (note 13) .....................          --            --           (15)            --             --          (241)        (256)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ......  33,190,374       165,952       148,196        428,693          1,850       (38,807)     705,884
Net income -- 1997 ..............          --            --            --         84,261             --            --       84,261
Purchase of treasury stock ......          --            --            --             --             --       (18,953)     (18,953)
Cash dividends ($1.24 per share)
  (note 12) .....................          --            --            --        (39,295)            --            --      (39,295)
Unrealized valuation adjustment
  (note 3) ......................          --            --            --             --         (2,091)           --       (2,091)
Incentive Plan for Key Executives
  (note 13) .....................          --            --           (31)            --             --         1,926        1,895
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997 ......  33,190,374    $  165,952    $  148,165     $  473,659     $     (241)   $  (55,834)  $  731,701
==================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS      First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



                                                                                   Year Ended December 31,
                                                                        -------------------------------------------
(in thousands)                                                              1997            1996             1995
-------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR .......................    $   333,511     $   304,051     $   262,894
Cash flows from operating activities:
  Net income .......................................................         84,261          80,296          77,005
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses ....................................         17,211          23,627          38,107
      Depreciation and amortization ................................         31,568          31,252          27,798
      Gain on curtailment of noncontributory pension plan ..........             --              --         (20,766)
      Income taxes .................................................         20,071          20,580          20,953
      Decrease (increase) in interest receivable ...................          4,096          (2,571)         (5,154)
      Increase (decrease) in interest payable ......................         10,010          (5,840)          7,655
      Decrease (increase) in prepaid expense .......................          1,663          (8,222)            (48)
      Other ........................................................         11,356         (21,054)         (5,431)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities ..........................        180,236         118,068         140,119
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease (increase) in interest-bearing deposits
    in other banks .................................................        (67,800)        174,440        (232,900)
  Net decrease in Federal funds sold and securities
    purchased under agreements to resell ...........................         14,096          32,133          10,197
  Purchase of held-to-maturity investment securities ...............             --              --        (247,559)
  Proceeds from maturity of held-to-maturity investment securities .             --              --         690,357
  Purchase of available-for-sale investment securities .............       (367,595)       (567,143)        (29,921)
  Proceeds from sale of available-for-sale investment securities ...        387,986          81,159          15,000
  Proceeds from maturity of available-for-sale investment securities        338,732         521,787          17,020
  Net increase in loans to customers ...............................       (482,097)       (137,281)       (220,553)
  Net cash provided by Pacific Northwest Acquisitions ..............             --         218,966              --
  Purchase of bank owned life insurance on certain officers ........        (30,000)             --              --
  Capital expenditures .............................................        (18,792)        (20,634)        (13,072)
  Other ............................................................         (6,809)          7,210          (4,376)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities ................       (232,279)        310,637         (15,807)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits ..............................        152,492        (174,782)        206,100
  Net decrease in short-term borrowings ............................       (227,695)       (236,619)       (246,637)
  Proceeds from long-term debt .....................................        192,700          53,000          19,447
  Payments on long-term debt .......................................        (59,707)         (3,009)            (26)
  Cash dividends paid ..............................................        (39,295)        (37,579)        (37,368)
  Repurchased common stock .........................................        (17,058)           (256)        (24,671)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities ................          1,437        (399,245)        (83,155)
-------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR .............................    $   282,905     $   333,511     $   304,051
===================================================================================================================
Supplemental disclosures:
  Interest paid ....................................................    $   248,001     $   258,635     $   256,906
  Income taxes paid ................................................    $    19,232     $    20,580     $    24,181
Supplemental schedule of noncash investing and financing activities:
  Loans converted into other real estate owned .....................    $    23,753     $    26,764     $    10,279
  Loans exchanged for mortgage-backed securities ...................    $        --     $        --     $   461,449
  Transfer of securities from held-to-maturity to
    available-for-sale, at estimated fair value ....................    $        --     $        --     $ 1,023,144
===================================================================================================================
In connection with the Pacific Northwest Acquisitions,
  the following liabilities were assumed:

Fair value of assets acquired ......................................    $        --     $   552,582     $        --
Cash received ......................................................             --         218,966              --
Issuance of common stock ...........................................             --         (17,525)             --
-------------------------------------------------------------------------------------------------------------------
LIABILITIES ASSUMED ................................................    $        --     $   754,023     $        --
===================================================================================================================


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

CONSOLIDATION

    The consolidated financial statements of the Company include the accounts of First Hawaiian, Inc. (the "Parent") and its wholly-owned subsidiary companies -- First Hawaiian Bank and its wholly-owned subsidiaries (the "Bank"); Pacific One Bank ("Pacific One"); First Hawaiian Creditcorp, Inc. and its wholly-owned subsidiary ("Creditcorp"); FHL Lease Holding Company, Inc. and its wholly-owned subsidiary ("Leasing"); First Hawaiian Capital I; and FHI International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

    Certain reclassifications were made to the 1996 and 1995 Financial Statements to conform to the 1997 presentation. Such reclassifications did not have a material effect on the Financial Statements.

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

CASH AND DUE FROM BANKS

    Cash and due from banks include amounts from other financial institutions as well as in-transit clearings. Under the terms of the Depository Institutions Deregulation and Monetary Control Act, the Company is required to place reserves with the Federal Reserve Bank based on the amount of deposits held. For 1997, 1996 and 1995, the average amount of these reserve balances was $91,918,000, $127,399,000 and $123,648,000, respectively.

INVESTMENT SECURITIES

    Investment securities consist principally of debt instruments issued by the U.S. Treasury and other U.S. Government agencies and corporations, state and local government units and asset-backed securities. These securities have been adjusted for amortization of premiums or accretion of discounts using the interest method.

    Investments in and obligations to individual counterparties are presented as net amounts in the consolidated financial statements of the Company only if the conditions specified in Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," are met. No such netting occurred as of December 31, 1997 and 1996.

    Investment securities are classified into three categories and accounted for as follows: (1) held-to-maturity securities are debt securities which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost; (2) trading securities are debt securities which are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in current earnings; and (3) available-for-sale securities are debt securities which are not classified as either held-to-maturity securities or trading securities and are reported at fair value, with unrealized gains and losses excluded from current earnings and reported in a separate component of stockholders' equity.

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

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



reduction of the principal when concern exists as to the ultimate collection of the principal; otherwise, such payments are recorded as income. Loans are removed from nonaccrual status when they become current as to both principal and interest and when concern no longer exists as to the collectibility of principal and interest.

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired. The adoption of this standard did not have a material effect on the consolidated financial statements of the Company.

ALLOWANCE FOR LOAN LOSSES

    Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114 did not change management's existing methodology for measuring impairment primarily because the majority of impaired loan valuations continue to be based on the fair value of the collateral.

    The provision for loan losses charged to expense is based upon, among other things, the Company's historical loss experience and estimates of future loan losses inherent in the current loan portfolio, including the evaluation of impaired loans in accordance with SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Impairment is primarily measured based on the fair value of the collateral. Impairment losses are included in the provision for loan losses. SFAS No. 114 does not apply to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt structuring. Smaller balance homogeneous loans include credit card and consumer loans, which are charged off at a predetermined delinquency status.

    Management periodically analyzes each commercial, financial and agricultural and real estate loan past due 90 days or more and still accruing interest on a loan-by-loan basis. If management expects that the borrower will shortly bring the loan current and/or that the fair value of the collateral exceeds the recorded investment in the loan, the loan is not placed on nonaccrual status. Consumer and credit card loans are not placed on nonaccrual status because they are charged off when they reach a predetermined delinquency status.

    The allowance for loan losses (the "Allowance") is maintained at a level which, in management's judgment, is adequate to absorb future loan losses. Estimates of future loan losses involve judgment and assumptions as to various factors which deserve current recognition in estimating such losses and in determining the adequacy of the Allowance. Principal factors considered by management include the historical loss experience, the value and adequacy of collateral, the level of nonperforming (nonaccrual and restructured) loans, loan concentrations, the growth and composition of the portfolio, the review of monthly delinquency reports, the results of examinations of individual loans and/or evaluation of the overall portfolio by senior credit personnel, internal auditors, and Federal and State regulatory agencies, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and general economic conditions.

    The Allowance is reduced by loans charged off when collectibility becomes doubtful and the underlying collateral, if any, is considered inadequate to liquidate the outstanding debt. Recoveries on loans previously charged off are added to the Allowance.

OTHER REAL ESTATE OWNED

    Other real estate owned, included in other assets, is comprised of properties acquired primarily through foreclosure proceedings. When acquired, these properties are valued at fair value, which establishes the new cost basis of other real estate owned. Losses arising at the time of acquisition of such properties are charged against the Allowance. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling costs. Write-downs or losses from the disposition of such properties subsequent to the date of acquisition are included in other noninterest expense.

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

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



goodwill and is being amortized on the straight-line method over 25 years.

    Goodwill represents the cost of acquired companies in excess of the fair value of net assets acquired. In compliance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which the Company adopted on January 1, 1996, it is the Company's policy to review goodwill for impairment whenever events or changes in circumstances indicate that its investment in the underlying assets/businesses which gave rise to such goodwill may not be recoverable. Should such an evaluation of impairment become necessary, the Company will evaluate the performance of such acquired business on an undiscounted basis. The Company does not believe that there is any current impairment of goodwill.

REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

    The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- An Amendment of FASB Statement No. 125," on January 1, 1997. SFAS No. 125 applies a control-oriented, financial components approach to financial-asset-transfer transactions whereby the Company: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred;
(2) derecognizes financial assets only when control has been surrendered; and
(3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership; (ii) the transferee has the unconditional right to pledge or exchange the transferred assets, or is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the unconditional right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through: (a) an agreement that both entitles and obligates it to repurchase or redeem those assets prior to maturity; or (b) an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

    Securities purchased under agreements to resell and securities sold under agreements to repurchase generally qualify as financing transactions under SFAS No. 125, and are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse-repurchase and repurchase agreements are presented in the accompanying Consolidated Balance Sheets where net presentation is consistent with FASB Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties specify its rights to request additional collateral. All collateral is held by the Company or a custodian.

    In those reverse repurchase and securities-borrowed transactions where the securities received qualify for collateral recognition under SFAS No. 125, the securities are recorded at fair value, and a corresponding liability which reflects the obligation to return such securities is also recorded. As of December 31, 1997, there were no such transactions.

SERVICING ASSETS

    In accordance with SFAS No. 125, the Company records a separate asset or liability representing the right or obligation, respectively, to service loans (or other financial assets that are being serviced) for others. A servicing asset is determined by allocating the loans' previous carrying amount between the servicing asset and the loans that were sold, based on their relative fair values at the date of sale. The fair value of the servicing assets is calculated based on an analysis of discounted cash flows that incorporates estimates of:
(1) market servicing costs; (2) projected ancillary servicing revenue; (3) projected prepayment rates that are based on changes in interest rates; and (4) market profit margins.

    Servicing assets are amortized in proportion to, and over the period of, estimated net servicing income.

    Impairment of servicing assets is evaluated through an assessment of the fair value of those assets via a discounted cash-flows method in which the assets are disaggregated into various strata based on predominant risk characteristics. The net carrying value of each stratum is compared to its discounted estimated future net cash flows to determine whether adjustments should be made to carrying values or amortization schedules. Impairment of a servicing asset is recognized either through: (1) a valuation allowance and a charge to current-period earnings if it is considered to be temporary; or (2) a direct write-down of the asset and a charge to current-period earnings if it is considered other than temporary. The predominant risk characteristics of the underlying loans that are used to stratify servicing assets for measurement purposes include: (1) loan origination date; (2) loan interest rate;

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



(3) loan type and size; (4) loan maturity date; and (5) geographic location.

    The estimated rate of prepayment of loans serviced is the most significant factor involved in the measurement process. Management's future prepayment rate estimates are based on the Company's historical rate of loan repayment, industry trends and other considerations. Actual prepayment rates may differ from those projected by management due to changes in a variety of economic factors, including prevailing interest rates and the availability of alternative financing sources to borrowers. If actual prepayments of the loans being serviced were to occur more quickly than projected, the carrying value of servicing assets might have to be written down through a charge to earnings in the current period. If actual prepayments of the loans being serviced were to occur more slowly than projected, the carrying value of the servicing assets could increase, and servicing income would exceed previously projected amounts. Accordingly, the servicing assets actually realized could differ from the amounts initially recorded.

    Changes in the balance of servicing assets for the years ended December 31, 1997 and 1996 were as follows:

----------------------------------------------------
(in thousands)                       1997       1996
----------------------------------------------------
Balance at beginning of the year    $  962    $   --
Servicing asset additions ......     1,029     1,162
Less amortization ..............       310       200
----------------------------------------------------
BALANCE AT END OF THE YEAR .....    $1,681    $  962
====================================================

    The valuation allowance on originated servicing assets at December 31, 1997 and 1996 was not material. Additionally, there were no unrecognized servicing assets or assets for which it was not practicable to estimate fair value. There were no mortgage servicing liabilities at December 31, 1997 and 1996.

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

    Excise tax credits relating to premises and equipment are accounted for under the flow-through method which recognizes the benefit in the year the asset is placed in service. The excise tax credits related to lease equipment, except for excise tax credits that are passed on to lessees, are recognized during the periods in which the net investment is positive.

    A consolidated Federal income tax return is filed for the Company. Amounts equal to income tax benefits of those subsidiaries having taxable losses or credits are reimbursed by other subsidiaries which would have incurred current income tax liabilities.

DERIVATIVES

    The Company enters into interest rate swap and floor contracts in managing its interest rate risk. The criteria that must be satisfied for accrual accounting treatment are as follows: (1) the transaction to be hedged exposes the Company to interest rate risk; (2) the hedge acts to reduce the interest rate risk by moving closer to being insensitive to interest rate changes; and
(3) the derivative is designed and effective as a hedge of the transaction. The following additional criteria apply to hedges of anticipated transactions: (1) the significant characteristics and expected terms of the anticipated transaction must be identified; and (2) it must be probable that the anticipated transaction will occur. Derivative products that do not satisfy the hedging criteria described above would be carried at market value. Any changes in market value would be recognized in noninterest income. As of December 31, 1997, all derivative product instruments met the criteria for accrual accounting treatment.

    Premiums for purchased floors are amortized over the life of the contracts. Since the contracts represent an exchange of interest payments and the underlying principal balances are not affected, there is no material effect on the total assets or liabilities of the Company. The related income or expense from these contracts is included as part of the interest income or expense for the corresponding asset or liability being hedged. Changes in fair value are not reflected in the financial statements.

    Gains or losses resulting from early termination of derivatives and the designated hedged items are recorded to income or expense at the date of termination. Gains or losses on termination of anticipatory hedges are amortized over the life of the designated hedged items.

PER SHARE DATA

    In 1997, the Company adopted SFAS No. 128, "Earnings per Share," which specifies the computation, presentation and disclosure requirements for earnings per share. Prior period earnings per share data has been expanded to comply with the provisions of SFAS No. 128.

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share:


------------------------------------------------------------------------------------
                                                            1997
                                       ---------------------------------------------
(in thousands, except
number of shares and                      Income          Shares           Per Share
per share data)                        (Numerator)     (Denominator)         Amount
------------------------------------------------------------------------------------
BASIC:
  NET INCOME ..................        $   84,261        31,725,534        $   2.66
EFFECT OF DILUTIVE
 SECURITIES --
  STOCK INCENTIVE
    PLAN OPTIONS ..............                --           149,770              --
------------------------------------------------------------------------------------
DILUTED:
  NET INCOME AND
    ASSUMED
    CONVERSIONS ...............        $   84,261        31,875,304        $   2.64
====================================================================================

------------------------------------------------------------------------------------
                                                            1996
                                       ---------------------------------------------
(in thousands, except
number of shares and                      Income          Shares           Per Share
per share data)                        (Numerator)     (Denominator)         Amount
------------------------------------------------------------------------------------
Basic:
  Net income ..................        $   80,296        31,398,978        $   2.56
Effect of dilutive
 securities --
  Stock incentive
    plan options ..............                --            43,950              --
------------------------------------------------------------------------------------
Diluted:
  Net income and
    assumed
    conversions ...............        $   80,296        31,442,928        $   2.55
====================================================================================

------------------------------------------------------------------------------------
                                                            1995
                                       ---------------------------------------------
(in thousands, except
number of shares and                      Income          Shares           Per Share
per share data)                        (Numerator)     (Denominator)         Amount
------------------------------------------------------------------------------------
Basic:
  Net income ..................        $   77,005        31,734,669        $   2.43
Effect of dilutive
 securities --
  Stock incentive
    plan options ..............                --             3,554              --
------------------------------------------------------------------------------------
Diluted:
  Net income and
    assumed
    conversions ...............        $   77,005        31,738,223        $   2.43
====================================================================================

FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

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

      Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of commercial and industrial loans, financial institution loans, agricultural loans, certain mortgage loans (e.g., 1-4 family residential, commercial real estate and rental property), credit card loans, and other consumer loans are estimated using discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

      Off-balance sheet commitments and contingent liabilities: Fair values of off-balance sheet commitments and contingent liabilities are based upon: (1) quoted market prices of comparable instruments (interest rate floors); (2) fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (letters of credit and commitments to extend credit); or (3) pricing models based upon brokers' quoted markets, current levels of interest rates and specific cash flow schedules (interest rate swaps).

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

      Long-term debt and capital securities: The fair values of the Company's long-term debt (other than deposits) and capital securities are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

NEW PRONOUNCEMENTS

    In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 131 requires disclosures regarding segments of an

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



enterprise and related information that reflects the different types of business activities in which the enterprise engages and the different economic environments in which it operates. The adoption of these standards is not expected to have a material effect on the Company's consolidated financial statements.

2. PACIFIC NORTHWEST ACQUISITIONS

    On May 31, 1996, for a purchase price of $36 million, the Company acquired 31 branches in Oregon, Washington and Idaho, which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger. This transaction included the purchase of loans of $400 million and the assumption of deposits of $687 million. The acquisition was accounted for using the purchase method of accounting and the results of operations were included in the Consolidated Statements of Income from the date of acquisition. Of the 31 branches acquired by the Company, the 27 Oregon and Idaho branches are being operated as Pacific One Bank, a wholly-owned subsidiary of the Company. The four branches acquired in Washington state were originally operated as Pacific One Bank, FSB as branches of Pioneer Federal Savings Bank ("Pioneer"), a wholly-owned subsidiary of the Company that was merged into the Bank in 1997 (see current operations described below).

    On July 31, 1996, for a purchase price of $18 million, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank ("ANB"), which had total loans of $51 million and deposits of $67 million at the date of acquisition. American National Bank had a total of four branches in Washington state. The acquisition was accounted for using the purchase method of accounting and the results of operations of ANB were included in the Consolidated Statements of Income from the date of acquisition. On November 8, 1996, American National Bank acquired the four branches in Washington state from Pioneer and changed its name to Pacific One Bank, National Association ("Pacific One, N.A.").

    On December 31, 1997, Pacific One, N.A. was merged into Pacific One Bank. Currently, Pacific One operates 28 branches in Oregon, eight branches in Washington and two branches in Idaho.


3. AVAILABLE-FOR-SALE INVESTMENT SECURITIES

    Amortized cost and fair values of available-for-sale investment securities at December 31, 1997, 1996 and 1995 were as follows:

--------------------------------------------------------------------------------
                                                       1997
                                ------------------------------------------------
                                Amortized     Unrealized  Unrealized      Fair
(in thousands)                     Cost         Gains       Losses        Value
--------------------------------------------------------------------------------
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS .............     $689,221     $    989     $  1,197     $689,013
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS ..............        1,399           --            2        1,397
STATES AND POLITICAL
  SUBDIVISIONS .............        2,955           31          196        2,790
OTHER ......................       84,953            1           30       84,924
--------------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-
  SALE INVESTMENT
  SECURITIES ...............     $778,528     $  1,021     $  1,425     $778,124
================================================================================

----------------------------------------------------------------------------------
                                                       1996
                                --------------------------------------------------
                                Amortized     Unrealized  Unrealized      Fair
(in thousands)                     Cost         Gains       Losses        Value
----------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .............     $1,025,699   $  4,626     $  1,666     $1,028,659
Collateralized
  mortgage
  obligations ..............         14,531         41           14         14,558
States and political
  subdivisions .............         30,124        317          221         30,220
Other ......................         67,286         --            4         67,282
----------------------------------------------------------------------------------
Total available-for-
  sale investment
  securities ...............     $1,137,640   $  4,984     $  1,905     $1,140,719
==================================================================================



----------------------------------------------------------------------------------
                                                       1995
                                --------------------------------------------------
                                Amortized     Unrealized  Unrealized      Fair
(in thousands)                     Cost         Gains       Losses        Value
----------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .............     $  895,327   $  8,790     $    187     $  903,930
Collateralized
  mortgage
  obligations ..............         97,360          1          386         96,975
States and political
  subdivisions .............         54,176      1,129          224         55,081
Other ......................        119,315         --            8        119,307
----------------------------------------------------------------------------------
Total available-for-
  sale investment
  securities ...............     $1,166,178   $  9,920     $    805     $1,175,293
==================================================================================

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    The amortized cost and fair values of available-for-sale investment securities at December 31, 1997, by contractual maturity, excluding securities which have no stated maturity, were as follows:

--------------------------------------------------------------------------------
                                                        Amortized          Fair
(in thousands)                                            Cost            Value
--------------------------------------------------------------------------------
DUE WITHIN ONE YEAR ............................        $286,265        $286,163
DUE AFTER ONE BUT WITHIN FIVE YEARS ............         115,132         115,408
DUE AFTER FIVE BUT WITHIN TEN YEARS ............             243             245
DUE AFTER TEN YEARS ............................         307,208         306,632
--------------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-SALE
  INVESTMENT SECURITIES ........................        $708,848        $708,448
================================================================================

    The Company held no trading or held-to-maturity securities at December 31, 1997, 1996 and 1995.

    Investment securities with an aggregate book value of $644,397,000 at December 31, 1997 were pledged to secure public deposits and repurchase agreements as required by law.

    The Company did not hold investment securities of any single issuer (other than the U.S. Government and its agencies) which were in excess of 10% of stockholders' equity at December 31, 1997.

    Gross gains of $1,088,000, $131,000 and $224,000 and gross losses of $818,000, $13,000 and $80,000 were realized on sales of investment securities during 1997, 1996 and 1995, respectively.

    At December 31, 1997, collateralized mortgage obligations were comprised of floating rate bonds with an estimated average life of 2.3 years.

4. LOANS

    At December 31, 1997 and 1996, loans were comprised of the following:

--------------------------------------------------------------------------------
                                       1997                        1996
                            ------------------------    ------------------------
(in thousands)               Book Value   Fair Value     Book Value   Fair Value
--------------------------------------------------------------------------------
Commercial,
  financial and
  agricultural .........    $1,582,698    $1,599,112    $1,381,824    $1,390,768
Real estate:
  Commercial ...........     1,193,538     1,258,439     1,172,124     1,173,697
  Construction .........       166,482       168,154       213,195       207,921
  Residential ..........     1,944,611     1,871,172     1,935,920     1,923,668
Consumer ...............       678,984       680,046       583,060       577,241
Lease financing ........       333,270       330,318       240,898       236,586
Foreign ................       339,098       340,898       279,711       284,048
--------------------------------------------------------------------------------
TOTAL LOANS ............    $6,238,681    $6,248,139    $5,806,732    $5,793,929
================================================================================


    At December 31, 1997 and 1996, loans aggregating $55,601,000 and $72,408,000, respectively, were on a nonaccrual basis or restructured.

    In the normal course of business, the Company makes loans to its executive officers and directors and to companies and individuals affiliated with executive officers and directors of the Company. Changes in the loans to such parties were as follows:



--------------------------------------------------------------------------------
(in thousands)                                        1997                1996
--------------------------------------------------------------------------------
Balance at beginning of year .............         $ 260,888          $ 257,404
  New loans made .........................            51,490             28,909
  Repayments .............................           (65,409)           (25,425)
--------------------------------------------------------------------------------
BALANCE AT END OF YEAR ...................         $ 246,969          $ 260,888
================================================================================


    At December 31, 1997 and 1996, loans to such parties by the Parent were $9,811,000 and $11,731,000, respectively, and the income related to these loans was $782,000, $1,045,000 and $1,143,000 for 1997, 1996 and 1995, respectively.

    Real estate loans totalling $1,243,274,000 were pledged to collateralize Federal Home Loan Bank of Seattle advances at December 31, 1997.

5. ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses were as follows for the years indicated:


--------------------------------------------------------------------------------
(in thousands)                                1997         1996           1995
--------------------------------------------------------------------------------
Balance at beginning of year .........     $ 85,248      $ 78,733      $ 61,250
  Provision charged to expense .......       17,211        23,627        38,107
  Net charge-offs:
    Loans charged off ................      (25,130)      (27,341)      (22,845)
    Recoveries on loans
      charged off ....................        5,267         3,123         2,221
--------------------------------------------------------------------------------
        Net charge-offs ..............      (19,863)      (24,218)      (20,624)
--------------------------------------------------------------------------------
  Allowance of subsidiaries
    purchased ........................           --         7,106            --
--------------------------------------------------------------------------------
BALANCE AT END OF YEAR ...............     $ 82,596      $ 85,248      $ 78,733
================================================================================

    The following table presents information related to impaired loans as of and for the years ended December 31, 1997, 1996 and 1995:


--------------------------------------------------------------------------------
(in thousands)                                 1997         1996           1995
--------------------------------------------------------------------------------
Impaired loans .......................      $ 74,751      $128,446      $ 97,915
Impaired loans with related
  allowance for loan losses
  calculated under SFAS
  No. 114 ............................        38,278        41,778        65,430
Total allowance on impaired
  loans ..............................         9,257         9,690        15,380
Average impaired loans ...............        90,901        87,289        82,304
Interest income recorded during
  the year ...........................           835           980         3,454
================================================================================

    Impaired loans without a related allowance for loan losses are generally collateralized by assets with fair values in excess of the recorded investment in the loans. Interest payments on impaired loans are generally applied to reduce the outstanding principal amounts of such loans.

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



6. PREMISES AND EQUIPMENT

    At December 31, 1997 and 1996, premises and equipment were comprised of the following:


--------------------------------------------------------------------------------
(in thousands)                                          1997              1996
--------------------------------------------------------------------------------
Premises ...................................          $244,221          $240,910
Equipment ..................................           154,497           145,527
--------------------------------------------------------------------------------
                                                       398,718           386,437
Less accumulated depreciation
  and amortization .........................           152,719           136,864
--------------------------------------------------------------------------------
NET BOOK VALUE .............................          $245,999          $249,573
================================================================================


    Occupancy and equipment expense include depreciation and amortization expense of $18,057,000, $17,541,000 and $17,649,000 for 1997, 1996 and 1995,
respectively.

7. DEPOSITS

    Interest expense related to deposits for the years indicated was as follows:


--------------------------------------------------------------------------------
(in thousands)                              1997            1996           1995
--------------------------------------------------------------------------------
Interest-bearing demand ...........       $ 41,885       $ 36,104       $ 30,034
Savings ...........................         19,457         20,679         34,272
Time -- Under $100 ................         76,444         67,714         52,260
Time -- $100 and over .............         50,484         48,993         40,682
Foreign ...........................          9,349          8,912         18,800
--------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE
  ON DEPOSITS .....................       $197,619       $182,402       $176,048
================================================================================

    Time deposits in denominations of $100,000 or more at December 31, 1997 and 1996 were as follows:


--------------------------------------------------------------------------------
(in thousands)                                    1997                    1996
--------------------------------------------------------------------------------
Domestic .........................             $1,052,491               $906,220
Foreign ..........................             $   87,402               $ 73,563
================================================================================


8. SHORT-TERM BORROWINGS

    At December 31, 1997, 1996 and 1995, short-term borrowings were comprised of the following:


--------------------------------------------------------------------------------
(in thousands)                               1997         1996             1995
--------------------------------------------------------------------------------
First Hawaiian Bank:
  Federal funds purchased .........       $ 87,475       $ 49,980     $   19,586
  Securities sold under
    agreements to repurchase ......        495,054        685,064        838,026
  Advances from Federal
    Home Loan Bank of
    Seattle .......................         81,000         97,237        184,290
First Hawaiian, Inc. (Parent):
  Commercial paper ................          1,800          4,409         13,777
  Notes payable ...................             --         50,000             --
Other subsidiaries:
  Advances from Federal
    Home Loan Bank of
    Seattle .......................         18,000         16,500         27,500
  Securities sold under
    agreements to repurchase ......         38,536         26,370             --
--------------------------------------------------------------------------------
TOTAL SHORT-TERM BORROWINGS .......       $721,865       $929,560     $1,083,179
================================================================================


    Average rates and average and maximum balances for these short-term borrowings were as follows for the years indicated:

--------------------------------------------------------------------------------
(dollars in thousands)                    1997           1996            1995
--------------------------------------------------------------------------------
Federal funds purchased:
  Average interest rate at
    December 31 ..................          5.7%          5.8%          5.9%
  Highest month-end balance ......     $116,450      $123,608      $270,927
  Average daily outstanding
    balance ......................     $ 76,164      $ 49,210      $161,602
  Average daily interest
    rate paid ....................          6.2%          5.6%          6.3%
Securities sold under
  agreements to repurchase:
  Average interest rate at
    December 31 ..................          5.3%          5.0%          5.4%
  Highest month-end balance ......     $715,554      $818,527      $909,867
  Average daily outstanding
    balance ......................     $593,061      $785,144      $823,506
  Average daily interest
    rate paid ....................          5.0%          5.2%          5.6%
Commercial paper:
  Average interest rate at
    December 31 ..................          5.2%          5.1%          5.3%
  Highest month-end balance ......     $  6,226      $ 13,509      $ 49,102
  Average daily outstanding
    balance ......................     $  5,017      $  9,854      $ 26,875
  Average daily interest
    rate paid ....................          5.3%          5.2%          6.2%
Notes payable:
  Average interest rate at
    December 31 ..................           --%          5.8%           --%
  Highest month-end balance ......     $ 50,000      $ 50,000      $     --
  Average daily outstanding
    balance ......................     $ 31,742      $ 12,568      $     --
  Average daily interest
    rate paid ....................          6.0%          5.9%           --%
Advances from Federal Home
  Loan Bank of Seattle:
  Average interest rate at
    December 31 ..................          5.7%          5.7%          5.9%
  Highest month-end balance ......     $100,500      $212,016      $322,661
  Average daily outstanding
    balance ......................     $ 87,658      $155,182      $259,998
  Average daily interest
    rate paid ....................          5.5%          5.7%          6.8%
============================================================================

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


    Securities sold under agreements to repurchase were treated as financings and the obligations to repurchase the identical securities sold were reflected as liabilities with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1997, the weighted average maturity of these agreements was 74 days and primarily represents investments by public (governmental) entities. A schedule of maturities of these agreements was as follows:

-------------------------------------------------------------------
(in thousands)
-------------------------------------------------------------------
OVERNIGHT ..............................................   $ 34,161
LESS THAN 30 DAYS ......................................    229,777
30 TO 90 DAYS ..........................................    120,254
OVER 90 DAYS ...........................................    149,398
-------------------------------------------------------------------
TOTAL ..................................................   $533,590
===================================================================


    The Parent had $50,000,000 in unused lines of credit with unaffiliated banks to support its commercial paper borrowings as of December 31, 1997.

9. LONG-TERM DEBT AND CAPITAL SECURITIES

    At December 31, 1997 and 1996, long-term debt was comprised of the following:

-----------------------------------------------------------------------
                                  1997                   1996
                           ------------------     ---------------------
                            BOOK        FAIR       Book         Fair
(dollars in thousands)      VALUE       VALUE      Value        Value
-----------------------------------------------------------------------
First Hawaiian, Inc.
(Parent):
  6.188% note due
  2004 ................    $ 50,000    $ 50,018    $     --    $     --
  6.25% subordinated
    notes due 2000.....     100,000     100,090     100,000      98,610
  7.375% subordinated
    notes due 2006 ....      50,000      52,575      50,000      50,575
Other subsidiaries --
  5.50%-6.08% notes
    due through 2000 ..      18,736      18,801      55,743      55,989
-----------------------------------------------------------------------
TOTAL LONG-TERM
  DEBT ................    $218,736    $221,484    $205,743    $205,174
=======================================================================

FIRST HAWAIIAN, INC. (PARENT)

    The 6.188% note due in 2004 is unsecured and accrues interest at London Interbank Offered Rates ("LIBOR") plus 0.25% per annum (6.188% per annum at December 31, 1997). Interest is paid on a quarterly basis.

    The 6.25% subordinated notes due in 2000 and the 7.375% subordinated notes due in 2006 are unsecured obligations with interest payable semiannually.

OTHER SUBSIDIARIES

    The 5.50%-6.08% notes due through 2000 represent advances from the Federal Home Loan Bank of Seattle to the Company's other subsidiaries (Bank and Creditcorp) with interest payable monthly.


FIRST HAWAIIAN CAPITAL I

    In 1997, First Hawaiian Capital I, a Delaware business trust (the "Trust"), issued Capital Securities (the "Capital Securities") with an aggregate liquidation amount of $100,000,000, and used the proceeds therefrom to purchase junior subordinated deferrable interest debentures (the "Debentures") of the Company. Such debentures are the sole assets of the Trust. The Capital Securities qualify as Tier 1 Capital of the Company and are fully and unconditionally guaranteed by the Company. The Company owns all the common securities issued by the Trust.

    The Capital Securities accrue and pay interest semi-annually at an annual interest rate of 8.343%. The Capital Securities are mandatorily redeemable upon maturity of the Debentures on July 1, 2027, or upon earlier redemption in whole or in part (subject to a prepayment penalty) as provided for in the governing indenture.

    As of December 31, 1997, the principal payments due on long-term debt and capital securities were as follows:

------------------------------------------------------------------------
                     FIRST          FIRST
                 HAWAIIAN, INC.   HAWAIIAN         OTHER
(in thousands)      (PARENT)      CAPITAL I     SUBSIDIARIES       TOTAL
------------------------------------------------------------------------
1999               $     --       $     --        $14,018       $ 14,018
2000                100,000             --          4,020        104,020
2001                     --             --             22             22
2002                     --             --             24             24
2003 AND
THEREAFTER          100,000        100,000            652        200,652
------------------------------------------------------------------------
TOTAL              $200,000       $100,000        $18,736       $318,736
========================================================================

10. COMMON STOCK

    On July 31, 1996, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank, for $17,525,000 in the form of an exchange of shares of ANB Financial Corporation's common stock for 647,577 newly-issued shares of the Company's common stock.



11. REGULATORY CAPITAL REQUIREMENTS

    The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain discretionary (and, in the case of the Company's depository institution subsidiaries, mandatory) actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its depository institution subsidiaries must each meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------



    Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below, at December 31, 1997 and 1996) of Tier 1 and Total capital to risk-weighted assets, and of Tier 1 capital to average assets.



                                                            1997
                          -----------------------------------------------------------------------
                                                          MINIMUM
                                                         FOR CAPITAL                 TO BE
                                  ACTUAL              ADEQUACY PURPOSES        WELL CAPITALIZED
                          -----------------------------------------------------------------------
(dollars in thousands)    AMOUNT         RATIO       AMOUNT        RATIO    AMOUNT          RATIO
-------------------------------------------------------------------------------------------------
TIER 1 CAPITAL TO
  RISK-WEIGHTED
  ASSETS ........         $714,891        9.51%     $300,533       4.00%    $450,799        6.00%
TOTAL CAPITAL TO
  RISK-WEIGHTED
  ASSETS ........         $947,487       12.61%     $601,065       8.00%    $751,331       10.00%
TIER 1 CAPITAL TO
  AVERAGE ASSETS          $714,891        9.14%     $234,760       3.00%    $     --          --%
=================================================================================================

                                                            1996
                          -----------------------------------------------------------------------
                                                          Minimum
                                                         For Capital                 To Be
                                  Actual              Adequacy Purposes        Well Capitalized
                          -----------------------------------------------------------------------
(dollars in thousands)    Amount         Ratio       Amount        Ratio    Amount          Ratio
-------------------------------------------------------------------------------------------------
Tier 1 Capital to
  Risk-Weighted
  Assets ........         $578,454        8.42%     $274,736       4.00%    $412,104        6.00%
Total Capital to
  Risk-Weighted
  Assets ........         $813,702       11.85%     $549,472       8.00%    $686,840       10.00%
Tier 1 Capital to
  Average Assets          $578,454        7.32%     $237,084       3.00%    $     --          --%
=================================================================================================


    As of December 31, 1997 and 1996, the Company and its depository institution subsidiaries were categorized as well capitalized under the applicable federal regulations. To be categorized as well capitalized, the Company must maintain Tier 1 risk-based and Total risk-based capital ratios of 6% and 10%, respectively (as set forth in the table above). Management is not aware of any conditions or events subsequent to December 31, 1997, that would cause a change in the Company's category.

12. LIMITATIONS ON PAYMENT OF DIVIDENDS

    The primary source of funds for the dividends paid by the Company to its stockholders is dividends received from its subsidiaries. The Bank, Creditcorp and Pacific One are subject to regulatory limitations on the amount of dividends they may declare or pay. At December 31, 1997, the aggregate amount available for payment of dividends by such subsidiaries without prior regulatory approval was $261,840,000.

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

    The net pension credit for 1997, 1996 and 1995 included the following components:


--------------------------------------------------------------------------------
(in thousands)                               1997            1996         1995
--------------------------------------------------------------------------------
Service cost - benefits earned
  during the period ..................     $  1,141      $  1,236      $  4,018
Interest cost on projected
  benefit obligation .................        6,596         6,321         6,862
Actual return on plan assets .........      (21,002)      (16,419)      (18,476)
Net amortization and deferral ........       11,068         7,817        10,197
Curtailment gain due to
  pension plan freeze ................           --            --       (20,766)
--------------------------------------------------------------------------------
NET PENSION CREDIT ...................     $ (2,197)     $ (1,045)     $(18,165)
================================================================================

    No further contributions are anticipated because the pension plan is heavily overfunded and there will be no future benefit accruals.

    The following table sets forth the reconciliation of the funded status of the plans at December 31, 1997 and 1996:

--------------------------------------------------------------------------------
(in thousands)                                             1997           1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Vested benefits ................................     $  86,365      $  83,000
  Nonvested benefits .............................         1,643          1,764
--------------------------------------------------------------------------------
Accumulated benefit obligation ...................     $  88,008      $  84,764
================================================================================
Plan assets at fair value (primarily listed
  stocks and fixed income securities) ............     $ 125,293      $ 110,309
Projected benefit obligation .....................        98,684         95,460
--------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligation .............................        26,609         14,849
Unrecognized net gain ............................       (15,182)        (5,659)
Unrecognized prior service cost ..................         6,321          6,972
Unrecognized net asset ...........................        (4,800)        (6,000)
--------------------------------------------------------------------------------
PREPAID PENSION COST .............................     $  12,948      $  10,162
================================================================================

    Plan assets included 587,856 shares of common stock of the Company with a fair value of $23,367,000 and $20,575,000 at December 31, 1997 and 1996,
respectively.

    For both December 31, 1997 and 1996, the weighted average discount rate was 7.0%; the rate of increase in future compensation used in determining the projected benefit obligation was 7.0% for the unfunded supplemental executive retirement plan; and the expected long-term rate of return on plan assets was 8.5%. Due to the "freeze" of the qualified pension plan, the rate of increase in future compensation is no longer applicable for that plan.

    The Company has unfunded postretirement medical and life insurance plans which are available to retirees who have satisfied age and length of service requirements.

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


    The following table sets forth the reconciliation of the status of these plans at December 31, 1997 and 1996:


--------------------------------------------------------------------------------
(in thousands)                                              1997           1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
  Retirees .........................................      $ 3,815       $ 3,710
  Other fully eligible plan participants ...........        1,478         1,387
  Other active plan participants ...................        2,763         2,285
--------------------------------------------------------------------------------
TOTAL ..............................................      $ 8,056       $ 7,382
================================================================================
Unfunded benefit obligation ........................      $ 8,056       $ 7,382
Unrecognized transition obligation .................       (2,143)       (2,286)
Unrecognized prior service cost ....................         (379)          (64)
Unrecognized net loss ..............................         (394)         (540)
--------------------------------------------------------------------------------
ACCRUED POSTRETIREMENT BENEFIT COST ................      $ 5,140       $ 4,492
================================================================================
Service cost .......................................      $   305       $   239
Interest cost ......................................          519           475
Amortization of:
  Transition obligation ............................          143           143
  Unrecognized prior service cost ..................           26             6
--------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST ...........      $   993       $   863
================================================================================

    The assumed health care cost trend is not applicable since the medical plan provides a flat dollar commitment. Thus, there is no effect on postretirement benefit costs due to a one-percentage-point increase in the trend rate.

    For both December 31, 1997 and 1996, the weighted average discount rate was 7.0% and the rate of increase in future compensation used in determining the accumulated postretirement benefit obligation was 5.0%.

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

    For 1997 and 1996, the money purchase contribution was $5,351,000 and $5,126,000, respectively, and the employer matching contribution to the 401(k) plan was $2,154,000 and $2,270,000, respectively.

PROFIT SHARING AND CASH BONUS PLANS

    The profit sharing and cash bonus plans cover substantially all employees who satisfy age and length of service requirements. Annual contributions to the plans are based upon a formula and are limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit sharing and cash bonus formula provides that 50% of the Company's contribution be paid directly to eligible members as a year-end cash bonus and the other 50%, less forfeitures, be paid into the profit sharing trust fund. The profit sharing contribution and cash bonus (reflected in salaries and wages) for 1997, 1996 and 1995 totalled $5,537,000, $6,579,000 and $5,545,000, respectively.

INCENTIVE PLAN FOR KEY EXECUTIVES

    The Company has an Incentive Plan for Key Executives (the "IPKE"), under which awards of cash or common stock of the Company, or both, are made to key executives. The IPKE limits the aggregate and individual value of the awards that could be issued in any one fiscal year. Shares awarded under the IPKE are held in escrow and key executives concerned may not, under any circumstances, voluntarily dispose or transfer such shares prior to the earliest of attaining 60 years of age, completion of 20 full years of employment with the Company, retirement, death or termination of employment prior to retirement with the approval of the Company. Additionally, there is a five-year restriction from the date of all subsequent shares awarded to those key executives who had previously met the minimum restrictions of completion of 20 full years of employment or attaining 60 years of age.

STOCK INCENTIVE PLAN

    The Company has a Stock Incentive Plan (the "SIP"), which authorizes the granting of up to 1,000,000 shares of common stock to key employees. The purpose of the SIP is to promote the success and enhance the value of the Company by providing additional incentives for outstanding performance to selected key employees in a way that links their interests with those of stockholders. The SIP is administered by the Executive Compensation Committee of the Board of Directors.

    The SIP provides for grants of restricted stock, incentive stock options, non-qualified stock options and reload options. Options are granted at exercise prices that are not less than the fair market value of the common stock on the date of grant. Options vest at a rate of 25% per year after the date of grant. Stock options have exercise periods that do not exceed ten years from the date of grant and may not be exercised for six months after the date of grant and/or vesting. Stock options can be exercised, in whole or in part, by payment of the option price in cash or, if allowed under the option agreement, shares of common stock already owned by the optionee. Upon the occurrence of a change in control of the Company, as defined in the SIP, all options granted and held at least six months become immediately vested and exercisable.

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


    The following table summarizes activity under the SIP for 1997, 1996 and 1995 and the status at December 31, 1997:



-------------------------------------------------------------------------------------
                                                      Options
                                 ----------------------------------------------------
                                       Outstanding                 Exercisable
                                 ------------------------    ------------------------
                                                 Average                      Average
                                                 Exercise                    Exercise
                                 Shares           Price      Shares            Price
-------------------------------------------------------------------------------------
Balance at
  December 31, 1994 ......       346,204       $   27.49     83,300       $   27.35
Options granted ..........       149,420           25.50         --           --
Became exercisable .......            --           --        89,782           27.49
Exercised ................        (2,115)          26.09     (2,115)          26.09
Forfeitures ..............       (12,353)          27.28         --           --
--------------------------       -------                   --------
Balance at
  December 31, 1995 ......       481,156           26.88    170,967           27.44
Options granted ..........       139,660           28.26         --           --
Became exercisable .......            --           --       127,138           26.90
Exercised ................        (2,167)          25.91     (2,167)          25.91
Forfeitures ..............        (2,716)          26.33         --           --
--------------------------       -------                   --------
Balance at
  December 31, 1996 ......       615,933           27.20    295,938           27.22
OPTIONS GRANTED ..........       307,310           33.25         --           --
BECAME EXERCISABLE .......            --           --       133,630           27.45
EXERCISED ................       (71,328)          26.98    (71,328)          26.98
FORFEITURES ..............        (4,564)          32.20         --           --
--------------------------       -------                   --------
BALANCE AT
  DECEMBER 31, 1997 ......       847,351       $   29.39    358,240       $   27.35
===================================================================================

    At December 31, 1997, 76,979 stock options (net of exercised options of 75,670)were available for future grants under the SIP.

    At December 31, 1997, the 847,351 SIP options outstanding under the plan have exercise prices between $25.50 and $33.25 and a weighted average remaining contractual life of 7.5 years.

    The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its SIP. There has been no compensation cost charged against income for the SIP, as options are granted at exercise prices that are not less than the fair market value of the common stock on the date of grant. Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------------------
(in thousands, except per share data)     1997            1996           1995
--------------------------------------------------------------------------------
Net income:
  As reported ..................      $   84,261      $   80,296      $   77,005
  Pro forma ....................      $   83,426      $   79,812      $   76,636
Basic earnings per share:
  As reported ..................      $    2.66       $     2.56      $     2.43
  Pro forma ....................      $    2.63       $     2.54      $     2.41
================================================================================


    Under SFAS No. 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 1997, 1996 and 1995, respectively:

-----------------------------------------------------------------------------------
                                                    1997         1996          1995
-----------------------------------------------------------------------------------
Expected dividend yield .................           3.69%        3.80%        4.60%
Expected volatility .....................          18.07%       22.69%       23.50%
Risk-free interest rate .................           6.49%        5.65%        7.20%
Expected life of the options ............        6 years      6 years      6 years
===================================================================================


    The weighted-average grant-date fair value of options granted in 1997, 1996 and 1995 were $6.67, $5.93 and $5.61, respectively.

    Due to the inclusion of only those grants made since 1995, the effect of applying SFAS No. 123 for pro forma disclosures is not likely to be representative of the effects on reported net income in future years. Options vest over several years and additional awards generally are made each year.

LONG-TERM INCENTIVE PLAN

    The Company has a Long-Term Incentive Plan (the "LTIP") designed to reward key executives for the Company's and individuals' performances measured over three-year performance cycles; that is, 1993-1995, 1994-1996, 1995-1997 and so on. The threshold Company performance levels specified in the LTIP were not achieved for the 1993-1995, 1994-1996 and 1995-1997 performance cycles.

14. OTHER NONINTEREST EXPENSE

    For the years ended December 31, 1997, 1996 and 1995, other noninterest expense included the following:

--------------------------------------------------------------------------------
(in thousands)                                1997          1996          1995
--------------------------------------------------------------------------------
Stationery and supplies ..............       $12,216       $11,193       $11,443
Advertising and promotion ............        11,174        10,991         8,532
Deposit insurance ....................           810         5,280         6,190
Other ................................        56,719        53,434        39,415
--------------------------------------------------------------------------------
TOTAL OTHER NONINTEREST
  EXPENSE ............................       $80,919       $80,898       $65,580
================================================================================

15. INCOME TAXES

    For the years ended December 31, 1997, 1996 and 1995, the provision for income taxes was comprised of the following:



--------------------------------------------------------------------------------
(in thousands)                                1997          1996           1995
--------------------------------------------------------------------------------
Current:
  Federal ............................       $ 7,894       $20,147       $15,164
  States and other ...................         2,962         4,572         3,698
--------------------------------------------------------------------------------
    Total current ....................        10,856        24,719        18,862
--------------------------------------------------------------------------------
Deferred:
  Federal ............................        27,060        10,114        21,430
  States and other ...................         1,387           705         4,841
--------------------------------------------------------------------------------
    Total deferred ...................        28,447        10,819        26,271
--------------------------------------------------------------------------------
TOTAL INCOME TAX PROVISION ...........       $39,303       $35,538       $45,133
================================================================================

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


    The provision for income taxes has been reduced by general business tax credits of $4,360,000, $4,188,000 and $2,140,000 in 1997, 1996 and 1995,
respectively. The Company also has alternative minimum tax credit, general business tax credit and foreign tax credit carryforwards totalling $2,468,000, $1,117,000 and $428,000, respectively, at December 31, 1997, which may be used to offset future Federal income tax expense. The general business tax credits and foreign tax credit carryforwards will expire at the end of 2012 and 2001, respectively. There is no expiration date on the alternative minimum tax credit carryforwards. Management expects to generate sufficient regular tax liability and foreign source income to utilize all tax credit carryforwards.

    The components of net deferred income tax liabilities at December 31, 1997 and 1996 were as follows:


(in thousands)                                             1997            1996
                                                       ---------       ---------
ASSETS
Federal and State income
  tax credit carryovers .........................      $   4,013       $   6,283
Employee benefit deductions .....................          1,977           3,625
Provision for loan losses .......................         20,649          38,467
Loan fees and other income ......................          2,861           5,397
State franchise taxes ...........................          5,990           8,013
                                                       ---------       ---------
Total deferred income tax assets ................         35,490          61,785
                                                       ---------       ---------
LIABILITIES
Lease expenses ..................................        173,709         167,240
Depreciation expense ............................          4,331           6,784
Intangible assets-net premiums ..................          1,433           1,715
Marketable securities-available-for-sale ........           (160)          1,229
Other ...........................................          8,448          10,353
                                                       ---------       ---------
Total deferred income tax liabilities ...........        187,761         187,321
                                                       ---------       ---------
NET DEFERRED INCOME TAX LIABILITIES .............      $ 152,271       $ 125,536
                                                       =========       =========

    Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.

    The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:

                                                    1997        1996       1995
                                                   -----       -----       -----
Federal statutory income tax rate ..........        35.0%       35.0%      35.0%
Municipal and other tax-
  exempt income ............................         (.3)       (1.2)      (2.7)
State income and franchise
  taxes, net of Federal tax benefit ........         3.1         3.0        4.5
General business tax credits ...............        (3.5)       (6.0)      (1.8)
Other ......................................        (2.5)       (0.1)       2.0
                                                   -----       -----       -----
EFFECTIVE INCOME TAX RATE ..................        31.8%       30.7%      37.0%
                                                   =====       =====       ====

    The 1997 effective tax rate reflects the recognition of previously unrecognized tax credits of $3,585,000.

    The decrease in the 1996 effective tax rate as compared to 1995 was primarily due to the: (1) recognition of previously unrecognized tax credits of $2,800,000; (2) reversal of deferred tax liabilities (reflecting a change in the State tax laws) relating to the sale of a certain leveraged lease of $2,344,000; and (3) reversal of deferred tax liabilities (reflecting legislation enacted in 1996) relating to the provision for thrift bad debt deductions of $1,500,000.

16. INTERNATIONAL OPERATIONS

    The Company's international operations, principally in Guam and Grand Cayman, British West Indies, involve foreign banking and international financing activities, including short-term investments, loans, acceptances, letters of credit financing and international funds transfers.

    International activities are identified on the basis of the domicile of the Company's customer.

    Total revenue, income before income taxes, net income and total assets for foreign, domestic and consolidated operations at and for the years ended December 31, 1997, 1996 and 1995 were as follows:

(in thousands)                      Foreign          Domestic       Consolidated
--------------                      -------          --------       ------------


1997
TOTAL REVENUE ............        $   38,056        $  652,940        $  690,996
INCOME BEFORE
  INCOME TAXES ...........        $    4,666        $  118,898        $  123,564
NET INCOME ...............        $    3,033        $   81,228        $   84,261
TOTAL ASSETS .............        $  444,016        $7,649,076        $8,093,092
                                  ==========        ==========        ==========
1996
Total revenue ............        $   37,572        $  624,023        $  661,595
Income before
  income taxes ...........        $    1,863        $  113,971        $  115,834
Net income ...............        $    1,211        $   79,085        $   80,296
Total assets .............        $  392,063        $7,610,111        $8,002,174
                                  ==========        ==========        ==========
1995
Total revenue ............        $   38,669        $  603,394        $  642,063
Income before
  income taxes ...........        $      582        $  121,556        $  122,138
Net income ...............        $      379        $   76,626        $   77,005
Total assets .............        $  478,790        $7,085,719        $7,564,509
                                  ==========        ==========        ==========

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

                                       1997     1996   1995
                                       ----     ----   ----
Average foreign assets to
  average total assets ........       4.38%    5.42%   3.61%
Average foreign liabilities to
  average total liabilities ...       3.70%    3.55%   5.04%
                                      ====     ====    ====

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


17. LEASE COMMITMENTS

    Future minimum lease payments by year and in the aggregate under all noncancelable operating leases having initial or remaining terms in excess of one year consisted of the following at December 31, 1997:

                                    Less            Net
                     Operating    Sublease       Operating
(in thousands)        Leases       Income          Leases
--------------       ---------    --------       ---------
 1998 .............  $ 29,878     $  8,069       $ 21,809
 1999 .............    26,503        8,025         18,478
 2000 .............    25,546        8,452         17,094
 2001 .............    23,402        8,364         15,038
 2002 .............    20,792        7,634         13,158
 2003 AND
     THEREAFTER....    71,256       24,436         46,820
                     --------     --------       --------
TOTAL .............  $197,377     $ 64,980       $132,397
                     ========     ========       ========

    These premises and equipment leases extend for varying periods up to 44 years and some of them may be renewed for periods ranging from 1 to 44 years. The premises' leases also provide for payments of real property taxes, insurance and maintenance.

    In most cases, leases for the premises provide for periodic renegotiation of the rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.

    In December 1993, the Company entered into a noncancelable agreement to lease its administrative headquarters building (construction of which was completed in September 1996) on land owned in fee simple by the Company. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building commenced on December 1, 1996 and will expire on December 1, 2003 (the "Primary Term"). The Company is obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term. The Company plans to occupy approximately 40% of the building and sublease the remaining 60% to third parties. As of December 31, 1997, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.

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

    For 1997, 1996 and 1995, rental expense was $32,321,000, $14,796,000 and
$14,525,000, respectively.

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

    Off-balance sheet commitments and contingent liabilities at December 31, 1997 and 1996 were as follows:

                                                       1997              1996
                                                    -----------       -----------
                                                     Notional/         Notional/
                                                     Contract          Contract
(in thousands)                                        Amount            Amount
--------------                                      -----------       -----------
Commitments to extend credit ...............        $4,408,199        $3,778,028
Standby letters of credit ..................        $  154,848        $  144,235
Commercial letters of credit ...............        $   11,865        $   10,478
Interest rate swaps and floors .............        $  894,427        $1,537,996
                                                    ==========        ==========

    The Company enters into interest rate swap and floor agreements as an end-user only. These instruments are used as hedges against various balance sheet accounts. Credit exposure is monitored under the same credit guidelines as are followed for other extensions of credit. Interest rate and/or market risk is monitored and
                                                                              57

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


managed in conjunction with the interest rate risk position of the Company as a whole. Off-balance sheet agreements are not entered into if they would increase the Company's interest rate risk above approved guidelines. Sensitivity testing to measure and monitor this risk is usually done quarterly using net interest income simulations and market value of equity analysis.

ROLLFORWARD SCHEDULE

    The following is a summary of the interest rate swap and floor activity for 1997 and 1996:

                                                   Caps,
                              Receive    Pay    Floors or    Variable/
(in millions)                  Fixed    Fixed    Collars      Variable     Total
-------------                 -------   -----   ---------    ---------     -----
Balance,
 December 31, 1995 ......      $260      $134     $ --         $700       $1,094
Additions ...............       300         8      500           --          808
Maturities/
 amortizations ..........        60         2       --          300          362
Terminations ............        --         2       --           --            2
                               ----      ----     ----         ----       ------
Balance,
 December 31, 1996 ......       500       138      500          400        1,538
ADDITIONS ...............        --         3       --           --            3
MATURITIES/
 AMORTIZATIONS ..........       200        47       --          400          647
TERMINATIONS ............        --        --       --           --           --
                               ----      ----     ----         ----       ------
BALANCE,
 DECEMBER 31, 1997 ......      $300      $ 94     $500         $ --       $  894
                               ====      ====     ====         ====       ======

HEDGING SUMMARY

    The following is additional hedging information related to the Company's interest rate swaps and floors as of December 31, 1997:

                                                  Asset Yield/    Net             Remain-
                        Notional   Pay   Receive    Liability   Yield/  Original    ing
(dollars in millions)    Amount    Rate    Rate        Cost      Cost   Maturity  Maturity
---------------------   --------   ----  -------  ------------  ------  --------  --------
ASSET HEDGES:
 VARIABLE RATE
  LOANS .........         $800     5.78%   5.53%      8.59%      8.34%   2.0 yrs.  .4 yrs.
 FIXED RATE
  LOANS .........           94     6.46    5.85       8.19       7.58    8.7      5.4
                          ----     ----    ----       ----       ----    -------- --------
TOTAL ...........         $894     5.85%   5.56%      8.55%      8.26%   2.7 yrs.  .9 yrs.
                          ====     ====    ====       ====       ====    =======  ========

    The following summarizes the impact of the Company's interest rate swap and floor activities on its weighted average borrowing rate and on interest income and expense for the years ended December 31, 1997, 1996 and 1995:


(dollars in thousands)               1997        1996      1995
----------------------              ------      ------    -------
Average borrowing rate:
  Without interest rate swaps
    and floors ................       4.22%       4.28%      4.49%
  With interest rate swaps
    and floors ................       4.22        4.23       4.54
                                    ======      ======    =======

Decrease in interest income ...     $3,416      $2,402    $ 3,827
Decrease (increase) in interest
  expense .....................         42       2,636     (2,926)
                                    ------      ------    -------

Interest rate swap and floor
  expense (income), net .......     $3,374      $ (234)   $ 6,753
                                    ======      ======    =======

LITIGATION

    Various legal proceedings are pending against the Company. The ultimate liability of the Company, if any, cannot be determined at this time. Based upon consultation with counsel, management does not expect that the aggregate liability, if any, resulting from these proceedings would have a material effect on the Company's consolidated financial position, results of operations or liquidity.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents a summary of the book and fair values of the Company's financial instruments at December 31, 1997 and 1996:

                                                    1997
                                          ------------------------
(in thousands)                             Book Value   Fair Value
--------------                            ------------  ----------
Financial Assets:
Cash and due from banks ..............    $  282,905    $  282,905
Interest-bearing deposits in other
  banks ..............................       137,930       137,891
Federal funds sold and securities
  purchased under agreements to resell       134,274       134,274
Available-for-sale investment
  securities (note 3) ................       778,124       778,124
Loans (note 4) .......................     6,238,681     6,248,139
Customers' acceptance liability ......           867           867
                                          ----------     ---------

Financial Liabilities:
Deposits .............................    $6,089,200    $6,107,195
Short-term borrowings (note 8) .......       721,865       721,865
Acceptances outstanding ..............           867           867
Long-term debt (note 9) ..............       218,736       221,484
Guaranteed preferred beneficial
  interests in junior subordinated
  debentures (note 9) ................       100,000       104,370
                                          ==========    ==========

                                                      1996
                                            ------------------------
(in thousands)                              Book Value    Fair Value
--------------                              ----------    ----------

Financial Assets:
Cash and due from banks ................    $  333,511    $  333,511
Interest-bearing deposits in other banks        70,130        70,130
Federal funds sold and securities
  purchased under agreements to resell .       148,370       148,370
Available-for-sale investment
  securities (note 3) ..................     1,140,719     1,140,719
Loans (note 4) .........................     5,806,732     5,793,929
Customers' acceptance liability ........           824           824
                                            ----------    ----------
Financial Liabilities:
Deposits ...............................    $5,936,708    $5,950,028
Short-term borrowings (note 8) .........       929,560       929,560
Acceptances outstanding ................           824           824
Long-term debt (note 9) ................       205,743       205,174
                                            ==========    ==========

    The following table presents a summary of the fair values of the Company's off-balance sheet financial instruments (note 18) at December 31, 1997 and 1996:


(in thousands)                                  1997          1996
--------------                                 -------       -------
Commitments to extend credit ...........       $21,606       $20,699
Letters of credit ......................         1,465         1,444
Interest rate swaps and floors .........         1,404         2,092
                                               =======       =======

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


20. FIRST HAWAIIAN, INC. (PARENT COMPANY ONLY)
FINANCIAL STATEMENTS

    In the financial statements presented below, the investment in subsidiaries is accounted for under the equity method.

BALANCE SHEETS
(in thousands, except number of                      December 31,
shares and per share data)                     1997              1996
--------------------------                     ----              ----

ASSETS
Cash on deposit with
  First Hawaiian Bank ..................    $       115     $       174
Interest-bearing deposits in other banks         70,000              --
Loans, net of allowance for loan losses
  of $120 in 1997 and 1996 .............          9,691          11,611
Available-for-sale investment securities            300              --
Securities purchased from
  First Hawaiian Bank ..................         23,860           7,075
Investment in subsidiaries:
  First Hawaiian Bank ..................        733,596         696,286
  Other subsidiaries ...................        186,631         159,879
Due from:
  First Hawaiian Bank ..................        147,251         109,324
  Other subsidiaries ...................         52,050          67,342
Other assets ...........................          2,532           1,254
                                            -----------     -----------
TOTAL ASSETS ...........................    $ 1,226,026     $ 1,052,945
                                            ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings ..................    $     1,800     $    54,409
Current and deferred income taxes ......        181,669         138,519
Due to subsidiary ......................        103,093              --
Other liabilities ......................          7,763           4,133
Long-term debt (note 9) ................        200,000         150,000
                                            -----------     -----------

Total liabilities ......................        494,325         347,061
                                            -----------     -----------

Commitments and contingent liabilities
  (notes 13, 17 and 18)
Stockholders' equity (note 11):
  Preferred stock $5 par value
    Authorized and unissued --
      50,000,000 shares in 1997 and
      1996                                          --              --
  Common stock $5 par value
   (notes 10 and 13) Authorized
   -- 100,000,000 shares
   Issued -- 33,190,374 shares in
   1997 and 1996 .......................        165,952         165,952
  Surplus ..............................        148,165         148,196
  Retained earnings ....................        473,659         428,693
  Unrealized valuation adjustment ......           (241)          1,850
  Treasury stock, at cost -- 1,845,217
    shares in 1997 and 1,415,954
    shares in 1996 .....................        (55,834)        (38,807)
                                            -----------     -----------

Total stockholders' equity .............        731,701         705,884
                                            -----------     -----------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY .................    $ 1,226,026     $ 1,052,945
                                            ===========     ===========

STATEMENTS OF INCOME

                                             Year Ended December 31,
(in thousands)                            1997        1996       1995
--------------                            ----        ----       ----
INCOME
Dividends from:
  First Hawaiian Bank ...........    $ 39,698    $ 52,760     $ 88,660
  Other subsidiaries ............       4,830      13,056        4,300
Interest from First Hawaiian Bank       1,030         507          520
Interest and fees from other
  subsidiaries ..................       1,318       2,578        3,043
Other interest and dividends ....       3,312       1,143        1,359
                                     --------    --------     --------

Total income ....................      50,188      70,044       97,882
                                     --------    --------     --------

EXPENSE
Interest expense:
  Short-term borrowings .........         266         509        1,669
  Long-term debt ................      15,585      11,915       10,299
  Other .........................       2,650         817          114
Provision for loan losses .......          --          20          100
Professional services ...........         418         431          494
Other ...........................         310         441          339
                                     --------    --------     --------

Total expense ...................      19,229      14,133       13,015
                                     --------    --------     --------

Income before income tax
  benefit and equity in
  undistributed income of
  subsidiaries ..................      30,959      55,911       84,867
Income tax benefit ..............       5,246       3,849        3,178
                                     --------    --------     --------

Income before equity in
  undistributed income of
  subsidiaries ..................      36,205      59,760       88,045
Equity in undistributed income
  of subsidiaries:
  First Hawaiian Bank ...........      39,135      22,359      (16,193)
  Other subsidiaries ............       8,921      (1,823)       5,153
                                     --------    --------     --------

NET INCOME ......................    $ 84,261    $ 80,296     $ 77,005
                                     ========    ========     ========

NOTES TO FINANCIAL STATEMENTS (continued)  First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                 Year Ended December 31,
                                         -------------------------------------
(in thousands)                              1997          1996         1995
                                         ---------     ---------     ---------

CASH AT BEGINNING OF YEAR ...........    $     174     $     144     $     110

Cash flows from operating activities:
  Net income ........................       84,261        80,296        77,005
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Excess of equity in earnings
        of subsidiaries over
        dividends received ..........      (48,056)      (20,536)       11,040
      Other .........................          463        (1,100)          449
                                         ---------     ---------     ---------

Net cash provided by operating
  activities ........................       36,668        58,660        88,494
                                         ---------     ---------     ---------

Cash flows from investing activities:
  Net change in:
    Interest-bearing deposits
      in other banks ................      (70,000)           --            --
    Securities sold to
      (purchased from)
      First Hawaiian Bank ...........      (16,785)        2,855        (3,750)
    Loans repaid by directors
      and executive officers ........        1,920         3,869         1,525
    Repayments from
      subsidiaries ..................       22,400         5,750         8,750
  Purchase of available-for-sale
    investment securities ...........         (300)           --            --
  Investment in Pacific
    Northwest Acquisitions ..........      (15,000)      (73,901)           --
  Investment in
    First Hawaiian Capital I ........       (3,093)           --            --
                                         ---------     ---------     ---------

Net cash provided by (used in)
  investing activities ..............      (80,858)      (61,427)        6,525
                                         ---------     ---------     ---------

Cash flows from financing activities:
  Net decrease in short-term
    borrowings ......................      (52,609)       (9,368)      (32,946)
  Proceeds from long-term debt
    and junior subordinated
    debentures ......................      153,093        50,000            --
  Cash dividends paid ...............      (39,295)      (37,579)      (37,368)
  Repurchase of common stock ........      (17,058)         (256)      (24,671)
                                         ---------     ---------     ---------

Net cash provided by (used in)
  financing activities ..............       44,131         2,797       (94,985)
                                         ---------     ---------     ---------
CASH AT END OF YEAR .................    $     115     $     174     $     144
                                         =========     =========     =========
Supplemental disclosures:
  Interest paid .....................    $  14,528     $  12,272     $  12,251
  Income taxes refunded .............    $   2,644     $   4,408     $   3,211
                                         =========     =========     =========

GLOSSARY OF FINANCIAL TERMS                First Hawaiian, Inc. and Subsidiaries
================================================================================


    BALANCE SHEET: A statement of financial position reflecting the Company's assets, liabilities and stockholders' equity at a particular point in time in accordance with generally accepted accounting principles.

    BASIS POINT: A measure of the yield on a bond, note or other indebtedness equal to 1/100th of a percentage point. For example, a yield of 5% is 500 basis points.

    COLLATERAL: An asset or property pledged to secure the payment of a debt or performance of an obligation.

    DEPRECIATION: A charge against the Company's earnings that writes off the cost of a capital asset over its estimated useful life.

    DIVIDEND: Usually a cash distribution to stockholders of the Company of a portion of its earnings.

    DERIVATIVES: Financial instruments where the performance is derived from the performance of another financial instrument or an interest rate, currency or other index. Derivative instruments are used for asset and liability management and to mitigate risks associated with other instruments that are reflected on the balance sheet.

    EARNINGS PER SHARE: Basic earnings per share -- The Company's earnings for the period divided by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share -- The Company's earnings for the period divided by the weighted-average number of shares of common stock outstanding for the period, including the treatment of all dilutive securities, such as options, warrants and convertible debt.

    HEDGE: A strategy used to avoid, reduce or transfer risk.

    INCOME STATEMENT: A financial statement that reflects the Company's performance by measuring its revenues and expenses for the period.

    INTEREST-RATE RISK: The risk to earnings or capital arising from the movement of interest rates.

    INTEREST-RATE SWAP: A contract used for the purpose of interest rate risk management in which two parties agree to exchange interest payments of a different character over a specified period based on an underlying notional amount of principal. The term "notional principal" is the amount on which the interest payments are calculated, as the swap contracts generally involve no exchange of the principal.

    LEVERAGE RATIO: Tier 1 Capital divided by the sum of total assets minus the allowance for loan losses and certain intangible assets.

    LIQUIDITY: The ability of an entity to provide sufficient cash to fund its operations and to pay its debts on a timely basis at a reasonable cost.

    NET INTEREST INCOME: Interest income plus loan fees minus interest expense.

    NET INTEREST MARGIN: Net interest income divided by average earning assets (e.g., loans and investment securities).

    NONACCRUAL LOANS: Loans on which interest is not being accrued for income statement purposes. Payments received on nonaccrual loans are applied against the principal balance.

    NONINTEREST EXPENSE: Expenses for such items as salaries, benefits, building occupancy and supplies, as opposed to interest expense paid for deposits and other liabilities.

    NONINTEREST INCOME: Income received from such sources as fees, charges and commissions, as opposed to interest income received from loans and investment securities.

    NONPERFORMING ASSETS: Nonaccrual loans plus restructured loans plus OREO (other real estate owned).

    OREO: Other real estate owned. Primarily includes foreclosed assets and assets taken in lieu of foreclosure.

    REPURCHASE AGREEMENTS, ALSO CALLED "REPOS": Agreement between a seller and a buyer in which the seller agrees to repurchase the securities at an agreed-upon price at a stated time. A repo is similar to a secured borrowing and lending of funds equal to the sales price of the related collateral.

    RISK-BASED CAPITAL RATIOS: Equity measurements used by regulatory agencies to assess capital adequacy. These ratios are: Tier 1 Capital divided by risk-weighted assets; and Total Capital (Tier 1 plus Tier 2 Capital) divided by risk-weighted assets.

    ROA (RETURN ON AVERAGE ASSETS): Measures the productivity of assets. Calculated by dividing net income by average total assets.

    ROE (RETURN ON AVERAGE EQUITY): Measures the rate of return on the stockholders' investment in the Company. Calculated by dividing net income by average total stockholders' equity.

    STATEMENT OF CASH FLOWS: A financial statement that reflects cash flows from operating, investing and financing activities, providing a comprehensive view of changes in the Company's cash and cash equivalents for the period.

    STOCK OPTION: Form of employee incentive and compensation in which the employee of the Company is given the right to purchase its shares at a determinable price within a specified period of years.

    TIER 1 CAPITAL: Stockholders' equity plus certain minority equity in subsidiaries, minus goodwill and certain intangible assets.

    TIER 2 CAPITAL: The allowance for loan losses (not to exceed 1.25% of risk-weighted assets) plus qualifying subordinated debt, perpetual preferred stock, convertible debt securities and certain hybrid investments.

    TOTAL CAPITAL: The sum of Tier 1 plus Tier 2 Capital.

CORPORATE ADDRESSES                        First Hawaiian, Inc. and Subsidiaries
================================================================================


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

Japan Representative Office
Ohtemachi Building 6-1, Room 202
Ohtemachi 1-Chome, Chiyoda-Ku,
Tokyo 100-0004, Japan
Telephone: (03) 3201-6081
Facsimile: (03) 3215-0566

SUPPLEMENTAL INFORMATION                   First Hawaiian, Inc. and Subsidiaries
================================================================================


    First Hawaiian, Inc.'s shares are traded on The Nasdaq Stock Market under the Nasdaq symbol: FHWN.

TRANSFER AGENT
    American Stock Transfer & Trust Company
    40 Wall Street, 46th Floor
    New York, New York 10005

FORM 10-K AND OTHER FINANCIAL INFORMATION
    The Company's 1997 Form 10-K annual report, which is to be filed with the Securities and Exchange Commission by March 31, 1998, will be available to stockholders after that date. Analysts, investors and others seeking a copy of the Form 10-K or any other financial information should write to:
      Howard H. Karr
      Executive Vice President and Treasurer
      First Hawaiian, Inc.
      P.O. Box 3200
      Honolulu, Hawaii 96847

GENERAL INFORMATION
    News media representatives and others seeking general information should contact:
      Gerry Keir
      Senior Vice President
      Corporate Communications
      (808) 525-7086
      E-mail: gkeir@aloha.net

      or contact
      First Hawaiian Bank
      World Wide Web address:
      http://www.fhb.com/

ANNUAL MEETING
    The annual meeting of stockholders of First Hawaiian, Inc. will be held on Thursday, April 16, 1998 at 9:30 A.M. in the 30th floor Board Room of First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii.

DIVIDEND REINVESTMENT PLAN
    Stockholders may reinvest their dividends in additional shares of the First Hawaiian, Inc. common stock through the Dividend Reinvestment Plan. Stockholders wishing to participate in the Plan can receive a descriptive brochure and authorization card by calling toll free at 1-800-937-5449 or writing to:
      American Stock Transfer & Trust Company
      40 Wall Street, 46th Floor
      New York, New York 10005