Form 10-K405/A, Exhibit 13
period 1997-12-31
FIRST HAWAIIAN INC
filed 1998-04-23
CIK 36377

                                                                      EXHIBIT 13


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

CONSOLIDATED STATEMENTS OF INCOME          First Hawaiian, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                                                         Year Ended December 31,
                                                             --------------------------------------------
(in thousands, except number of shares and per share data)        1997           1996             1995
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans ........................          $    504,347    $    468,517    $    470,110
Lease financing income ............................                14,437          10,494          11,334
Interest on investment securities:
  Taxable interest income .........................                59,188          72,813          57,890
  Exempt from Federal income taxes ................                   647           2,692           4,893
Other interest income .............................                13,864          19,624          15,730
---------------------------------------------------------------------------------------------------------
Total interest income .............................               592,483         574,140         559,957
---------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits (note 7) .................................               197,619         182,402         176,048
Short-term borrowings .............................                41,527          53,977          74,370
Long-term debt ....................................                18,865          16,416          14,879
---------------------------------------------------------------------------------------------------------
Total interest expense ............................               258,011         252,795         265,297
---------------------------------------------------------------------------------------------------------
Net interest income ...............................               334,472         321,345         294,660
Provision for loan losses (note 5) ................                17,211          23,627          38,107
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses               317,261         297,718         256,553
---------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust and investment services income ..............                25,115          23,857          23,034
Service charges on deposit accounts ...............                28,776          26,284          24,150
Other service charges and fees ....................                31,509          24,976          22,779
Securities gains, net (note 3) ....................                   270             118             144
Other .............................................                12,843          12,220          11,999
---------------------------------------------------------------------------------------------------------
Total noninterest income ..........................                98,513          87,455          82,106
---------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and wages ................................               113,179         104,572          94,119
Employee benefits (note 13) .......................                34,251          34,144           7,209
Occupancy expense (notes 6 and 17) ................                38,715          27,045          25,706
Equipment expense (notes 6 and 17) ................                25,146          22,680          23,907
Other (note 14) ...................................                80,919          80,898          65,580
---------------------------------------------------------------------------------------------------------
Total noninterest expense .........................               292,210         269,339         216,521
---------------------------------------------------------------------------------------------------------
Income before income taxes ........................               123,564         115,834         122,138
Income taxes (note 15) ............................                39,303          35,538          45,133
---------------------------------------------------------------------------------------------------------
NET INCOME ........................................          $     84,261    $     80,296    $     77,005
=========================================================================================================
PER SHARE DATA
BASIC EARNINGS ....................................          $       2.66    $       2.56    $       2.43
DILUTED EARNINGS ..................................          $       2.64    $       2.55    $       2.43
=========================================================================================================
CASH DIVIDENDS ....................................          $       1.24    $      1.195    $       1.18
=========================================================================================================
AVERAGE SHARES OUTSTANDING ........................            31,725,534      31,398,978      31,734,669
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


60