Form 10-K, Exhibit 13
period 1998-12-31
BANCWEST CORP/HI
filed 1999-03-17
CIK 36377

                                   EXHIBIT 13

                                  CORPORATION'S
                               ANNUAL REPORT 1998

                                                                      EXHIBIT 13


Consolidated Financial Highlights            BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------



(dollars in thousands, except per share data)                          1998                     1997                    1996
---------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR:
Net income .................................................      $       76,606           $       84,261          $       80,296
Net income before restructuring, merger-related
  and other nonrecurring costs (1) .........................              98,472                   84,261                  80,296
Cash earnings (1), (2) .....................................             109,302                   90,740                  85,958
Return on average total assets (1) .........................                1.07%                    1.06%                   1.04%
Return on average tangible assets (1), (3) .................                1.22                     1.17                    1.13
Return on average stockholders' equity (1) .................               11.39                    11.61                   11.88
Return on average tangible stockholders' equity (1), (3) ...               16.88                    15.14                   15.25
---------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Diluted earnings ...........................................      $         2.15           $         2.64          $         2.55
Diluted earnings - adjusted (1) ............................                2.76                     2.64                    2.55
Diluted cash earnings (1), (2) .............................                3.06                     2.83                    2.73
Cash dividends .............................................                1.24                     1.24                    1.20
---------------------------------------------------------------------------------------------------------------------------------
AT YEAR END:
Assets .....................................................      $   15,049,895           $    8,093,092          $    8,002,174
Loans and leases ...........................................          11,339,580                6,238,681               5,806,732
Deposits ...................................................          11,260,320                6,089,200               5,936,708
Stockholders' equity .......................................           1,667,886                  731,701                 705,884
---------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital ratio .......................................                8.17%                    9.51%                   8.42%
Total risk-based capital ratio .............................               10.06                    11.81                   11.85
Leverage ratio .............................................                9.16                     9.14                    7.32
---------------------------------------------------------------------------------------------------------------------------------
Market price per share .....................................      $        48.00           $        39.75          $        35.00
Book value per share .......................................               29.07                    23.34                   22.22
Market capitalization ......................................           2,753,748                1,245,970               1,112,105
=================================================================================================================================


DILUTED EARNINGS PER SHARE($) GRAPH
94 = 2.25   95 = 2.43   96 = 2.55   97 = 2.64   98(1) = 2.76

DILUTED CASH EARNINGS PER SHARE($)(2) GRAPH
94 = 2.37   95 = 2.56   96 = 2.73   97 = 2.83   98(1) = 3.06

RETURN ON AVERAGE TANGIBLE STOCKHOLDERS' EQUITY(%)(3) GRAPH
94 = 14.58   95 = 14.77   96 = 15.25   97 = 15.14   98(1) = 16.88

MARKET PRICE AND BOOK VALUE PER SHARE($) GRAPH
94 = 23.75   95 = 30.00   96 = 35.00   97 = 39.75   98 = 48.00
As of December 31, 1994 = 19.61
                     95 = 20.86
                     96 = 22.22
                     97 = 23.34
                     98 = 29.07

(1) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $21.9 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998.

(2)  Excluding amortization of goodwill and core deposit intangible.

(3) Defined as cash earnings as a percentage of average total assets or average stockholders' equity minus average goodwill and core deposit intangible.

BANCWEST CORPORATION BOARD OF DIRECTORS


Jacques Ardant                               John A. Hoag                             Rodney R. Peck
Director, International Banking &            Chairman, Hawaii Reserves, Inc.          Senior Partner,
Finance, North America Area,                 Vice Chairman (Retired),                 Pillsbury, Madison & Sutro LLP
Banque Nationale de Paris                    First Hawaiian Bank
                                                                                      Joel Sibrac
John W. A. Buyers                            Bert T. Kobayashi, Jr.                   Vice Chairman, BancWest Corporation
Chairman & Chief Executive Officer,          Principal,                               Senior Executive Vice President,
C. Brewer & Company, Limited                 Kobayashi, Sugita & Goda                 Commercial Banking Group,
                                                                                      Bank of the West
Walter A. Dods, Jr.                          Michel Larrouilh
Chairman & Chief Executive Officer,          Chairman & Chief Executive Officer       John K. Tsui
BancWest Corporation &                       (Retired), Old BancWest Corporation      Vice Chairman & Chief Credit Officer,
First Hawaiian Bank                          Chief Executive Officer (Retired),       BancWest Corporation
                                             Bank of the West                         President & Chief Operating Officer,
Dr. Julia Ann Frohlich                                                                First Hawaiian Bank
President,                                   Vivien Levy-Garboua
Blood Bank of Hawaii                         Chief Executive, International &         Jacques Henri Wahl
                                             Finance, Banque Nationale de Paris       Director & Senior Advisor to the
Robert A. Fuhrman                                                                     Chief Executive Officer,
Chairman, Bank of the West                   Yves Martrenchar                         Banque Nationale de Paris
Vice Chairman, President &                   Executive Vice President,
Chief Operating Officer (Retired),           Products and Markets,                    General Fred C. Weyand
Lockheed Corporation                         Banque Nationale de Paris                Trustee, Estate of S. M. Damon
                                                                                      General (Retired), U.S. Army
Paul Mullin Ganley                           Dr. Fujio Matsuda
Trustee, Estate of S. M. Damon               Chairman, Pacific International Center   Robert C. Wo
Partner, Carlsmith Ball                      for High Technology Research             President and Secretary,
                                                                                      BJ Management Corporation
David M. Haig                                Don J. McGrath                           Chairman, C. S. Wo & Sons, Ltd.
Trustee,                                     President & Chief Operating Officer,
Estate of S. M. Damon                        BancWest Corporation
                                             President & Chief Executive Officer,
                                             Bank of the West


FIRST HAWAIIAN BANK                                    BANK OF THE WEST
BOARD OF DIRECTORS                                     BOARD OF DIRECTORS

John W. A. Buyers          Dr. Richard T. Mamiya       Jacques Ardant
John C. Couch              Dr. Fujio Matsuda           Walter A. Dods, Jr.
Walter A. Dods, Jr.        Leighton S. L. Mau          Robert A. Fuhrman
Dr. Julia Ann Frohlich     Don J. McGrath              Stuart A. Hall
Michael K. Fujimoto        Dr. Roderick F. McPhee      Michel Larrouilh
Paul Mullin Ganley         Wesley T. Park              Vivien Levy-Garboua
David M. Haig              George P. Shea, Jr.         A. Ewan Macdonald
Warren H. Haruki           R. Dwayne Steele            Yves Martrenchar
Howard K. Hiroki           John K. Tsui                Don J. McGrath
John A. Hoag               Jenai Sullivan Wall         Otis W. Mitchell
David C. Hulihee           General Fred C. Weyand      Rodney R. Peck
Glenn A. Kaya              James C. Wo                 Donald A. Pelton
Dr. Richard R. Kelley      Robert C. Wo                Joel Sibrac
Bert T. Kobayashi, Jr.                                 Jean Thomazeau
                                                       Robert L. Toney
                                                       Jacques Henri Wahl

      [PICTURE]                    [PICTURE]                     [PICTURE]                           [PICTURE]



     John K. Tsui               Donald G. Horner               Howard H. Karr                       Lily K. Yao
      President &                Vice Chairman,                Vice Chairman,               Vice Chairman, Government &
Chief Operating Officer       Retail Banking Group      Administration & Finance Group          Community Relations

FIRST HAWAIIAN BANK
SENIOR ADMINISTRATIVE OFFICERS          SENIOR VICE PRESIDENTS

Walter A. Dods, Jr.                     Sharon S. Brown
Chairman &                              Sales & Service Division
Chief Executive Officer
                                        Winston K. H. Chow
John K. Tsui                            Retail Real Estate Loan Division
President &
Chief Operating Officer                 Linda B. Cornejo
                                        Branch Loan Administration Division
Donald G. Horner
Vice Chairman,                          Brandt G. Farias
Retail Banking Group                    Marketing Communications Division

Howard H. Karr                          Mark H. Felmet
Vice Chairman,                          Retail Loan Division
Administration & Finance Group
                                        Robert T. Fujioka
Lily Yao                                Main Banking Center
Vice Chairman,
Government & Community Relations        Gary Y. Fujitani
                                        Business Services Division

EXECUTIVE VICE PRESIDENTS               Gisela O. Gere
                                        Cash Management Services
Robert A. Alm
Financial Management Group              Anthony D. Goo
                                        Trust Portfolio Management
Gary L. Caulfield
Information Management Group            Alfred R. Gross
                                        Managed Assets Department
Anthony R. Guerrero, Jr.
Branch Banking Group                    Dean K. Hirata
                                        Controller
Thomas P. Huber
General Counsel &                       Edmund H. Kajiyama
Assistant Secretary, Legal Group        Branch Support Division

William B. Johnstone, III               Corbett A. K. Kalama
Treasurer                               Branch Banking-Oahu

John W. Landgraf                        Gerald J. Keir
Commercial Real Estate Division         Corporate Communications Division

David W. Madison                        John K. Lee, Jr.
Branch Loan Administration Division     Branch Banking-Guam

Gerald M. Pang                          George H. Lumsden
Chief Credit Officer                    General Auditor

Barbara S. Tomber                       Roger P. MacArthur
Wholesale Loan Group                    Branch Banking-Maui

Albert M. Yamada                        Kristi L. Maynard
Chief Financial Officer                 Treasury & Investment Division

                                        Melvin W. Y. Mow
                                        Kapiolani Banking Center

                                        Michael J. Murakoshi
                                        Relationship Banking Center

                                        Francis T. Natori
                                        Information Technology Division

                                        Vernon T. Omori
                                        Residential Real Estate Division

                                        Raymond S. Ono
                                        University Banking Center

                                        Curt T. Otaguro
                                        Operations Research & Development
                                        Division

                                        Kenneth C. S. Pai
                                        Commercial Real Estate Division

                                        Edward Y. W. Pei
                                        Electronic Banking Division

                                        Ronald Pellegrino
                                        First Investment Center

                                        Frederick J. Shine, III
                                        Managed Assets Department

                                        Sheila M. Sumida
                                        Human Resources Division

                                        Michael G. Taylor
                                        First Hawaiian Insurance, Inc.

                                        James M. Wayman
                                        Bank Properties Division

                                        Thomas P. Whittemore
                                        Branch Banking-Hawaii

                                        Gary D. Williams
                                        Corporate Services Department

                                        Steve J. Williams
                                        Branch Banking-Kauai

                                        Douglas D. Wilson
                                        Trust Business Development

                                        Herbert E. Wolff
                                        Corporate Secretary


                                        FIRST HAWAIIAN LEASING, INC/
                                        FHL LEASE HOLDING CO., INC.

                                        John K. Tsui
                                        Chairman & Chief Executive Officer

                                        Stephen J. Marcuccilli
                                        President

--------------------------------------------------------------------------------
                              BANCWEST CORPORATION
                         SENIOR ADMINISTRATIVE OFFICERS

Walter A. Dods, Jr.                     Howard H. Karr
Chairman &                              Executive Vice President &
Chief Executive Officer                 Chief Financial Officer

Don J. McGrath                          Douglas C. Grigsby
President &                             Executive Vice President &
Chief Operating Officer                 Treasurer

John K. Tsui                            Bernard Brasseur
Vice Chairman &                         Executive Vice President &
Chief Credit Officer                    Risk Manager

Joel Sibrac                             Donald G. Horner
Vice Chairman                           Executive Vice President
--------------------------------------------------------------------------------

          [PICTURE]                             [PICTURE]                     [PICTURE]                  [PICTURE]


       Frank J. Bonetto                        Joel Sibrac                 Bernard Brasseur           Douglas C. Grigsby
Senior Executive Vice President,     Senior Executive Vice President,        Risk Manager          Chief Financial Officer
    Community Banking Group              Commercial Banking Group


BANK OF THE WEST
SENIOR ADMINISTRATIVE OFFICERS


Don J. McGrath                          Lawrence A. Heaton
President & Chief Executive Officer     Human Resources

Frank J. Bonetto                        Jane L. Holbrook
Senior Executive Vice President,        Community Banking Administration
Community Banking Group                 -Northwest

Joel Sibrac                             Shirley A. Horeff
Senior Executive Vice President,        Operations & Systems
Commercial Banking Group
                                        James R. Kennedy
Bernard Brasseur                        Cash Management
Risk Manager
                                        Koren K. Kubota
Douglas C. Grigsby                      Real Estate Industries-Northwest
Chief Financial Officer
                                        James L. Loos
Christian A. Morio                      Consumer Credit
Chief Inspector
                                        Daniel A. Mikes
EXECUTIVE VICE PRESIDENTS               Church Loans

Thomas J. Burns                         Paul H. Nakae
Credit Administration                   Real Estate Industries

Scott J. Germer                         James G. Newell
Business Banking                        Leasing

Stephen C. Glenn                        Robert S. Raye
Chief Administrative Officer            Marketing

James R. Henry                          Michael R. Robinson
Specialty Lending                       Community Banking-Valley

Richard T. McGoldrick                   W. Gordon Smith
Consumer Credit Group                   Compliance

Donald R. Ward                          Jerrold B. Smith
Operations & Systems                    Community Banking-Idaho

Donald E. Weyant                        Calvin Y. Tabata
Real Estate Industries                  Community Banking-Oregon

Richard C. Williamson                   Norma J. Waters
Northwest Regional Executive            Community Banking-North Bay

SENIOR VICE PRESIDENTS                  Susan L. Wheeler
                                        Risk Management Administration
Kevin F. Ames
Controller                              Paul T. Wible
                                        Consumer Credit Operations
Richard W. Aubrey
Treasurer                               Gina M. Wolley
                                        Chief Auditor
Mark R. Beecher
Consumer Credit Loan Production         Michael V. Wood
                                        Community Banking-East Bay
Fred W. Bergemann
Credit Administration-Northwest         William L. Zillman
                                        General Counsel
Bradley J. Bleything
Community Banking-Oregon                ESSEX CREDIT CORPORATION

Arthur J. Crawford                      Gene Schiavone
Consumer Credit Asset Recovery          Chairman & Chief Executive Officer

John H. Dimalanta                       Alan Swimmer
Trust                                   President & Chief Operating Officer

James W. Forsloff
Business Banking-Northwest

Kenneth T. Fujihara
Community Banking-South Bay

Robert J. Galli
Business Banking-South Bay

Wendy J. Grande
Operations & Systems

BANCWEST CORPORATION FINANCIAL REVIEW 1998   BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


INDEX TO FINANCIAL REVIEW

25   CORPORATE ORGANIZATION

26   COMMON STOCK INFORMATION

27   SUMMARY OF SELECTED CONSOLIDATED
     FINANCIAL DATA

28   MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS

50   REPORT OF INDEPENDENT ACCOUNTANTS

     CONSOLIDATED FINANCIAL STATEMENTS:
51       Consolidated Balance Sheets

52       Consolidated Statements of Income

53       Consolidated Statements of
         Changes in Stockholders' Equity

54       Consolidated Statements of
         Cash Flows

55       Notes to Consolidated Financial
         Statements

76   GLOSSARY OF FINANCIAL TERMS

INSIDE BACK COVER:
     CORPORATE ADDRESSES
     SUPPLEMENTAL INFORMATION

CORPORATE ORGANIZATION                       BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


BANCWEST CORPORATION

     BancWest Corporation (the "Company") is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is incorporated under the laws of the State of Delaware. As a bank holding company, the Company is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve Board.

     The Company's organization consists of the following wholly-owned subsidiaries:

FIRST HAWAIIAN BANK

     First Hawaiian Bank ("First Hawaiian") was founded in 1858 and is the oldest financial institution in Hawaii. First Hawaiian is a full-service bank conducting general commercial and consumer banking business and offering trust services. First Hawaiian is Hawaii's second largest bank with approximately $7.2 billion and $5.5 billion in total assets and total deposits, respectively, at December 31, 1998. First Hawaiian's activities include receiving demand, savings and time deposits; making commercial, agricultural, real estate and consumer loans; selling cash management services, insurance products, mutual funds and annuities, traveler's checks and personal money orders; issuing letters of credit; handling domestic and foreign collections; and renting safe deposit boxes.

     First Hawaiian's main office is located in Honolulu, Hawaii, with 55 other banking offices located throughout the State of Hawaii. It also has two banking offices in Guam; a banking office in Saipan, Northern Mariana Islands; an offshore branch in Grand Cayman, British West Indies; a representative office in Tokyo, Japan; and a worldwide network of correspondent banks.

     First Hawaiian also conducts business through the following wholly-owned subsidiaries:

     o    FH CENTER, INC.

               FH Center, Inc. owns certain real property in connection with First Hawaiian Center, the Company's headquarters.

     o    FHB PROPERTIES, INC.

               FHB Properties, Inc. holds title to certain property and premises upon which First Hawaiian's business is conducted.

     o    FIRST HAWAIIAN LEASING, INC.

               First Hawaiian Leasing, Inc. engages in commercial equipment and vehicle leasing and financing.

     o    REAL ESTATE DELIVERY, INC.

               Real Estate Delivery, Inc. holds title to certain real property acquired by First Hawaiian in ordinary business activities.

     o    FIRST HAWAIIAN INSURANCE, INC.

               First Hawaiian Insurance, Inc. engages in the business of providing personal, business and estate insurance to its customers.

BANK OF THE WEST

     Bank of the West was founded in 1874 and is the third oldest bank in California. Bank of the West is California's fifth largest bank, with total assets of approximately $7.7 billion and total deposits of approximately $5.8 billion at December 31, 1998. The executive office is located in San Francisco, California, with 142 branch offices located throughout California and the Pacific Northwest. Bank of the West conducts a general commercial banking business and provides retail and corporate banking and trust services to individuals, businesses and governments through its 103 branches in Northern California, 28 branches in Oregon, eight branches in Washington state and three branches in Idaho. Bank of the West also generates indirect automobile loans and leases, recreational vehicle loans, recreational marine vessel loans and equipment leases through a network of manufacturers, dealers, representatives and brokers in all 50 states.

     Bank of the West, through its principal subsidiary, Essex Credit Corporation ("Essex"), originates and sells consumer loans on a nationwide basis, such loans being made for the purpose of acquiring or refinancing pleasure boats or recreational vehicles. Essex has a network of 11 regional offices located in Northern California, Southern California, Connecticut, Florida, Maryland, Massachusetts, New York, New Jersey, North Carolina, Texas and Washington.

PACIFIC ONE BANK

     On November 1, 1998, Pacific One Bank ("Pacific One"), a former wholly-owned subsidiary of the Company, was merged with and into Bank of the West. As a result of the merger, 39 Pacific One branches became branches of Bank of the West.

FIRST HAWAIIAN CREDITCORP, INC.

     On June 19, 1998, First Hawaiian Creditcorp, Inc. ("Creditcorp"), a former wholly-owned subsidiary of the Company, was merged with and into First Hawaiian. All 13 Creditcorp branches were closed in connection with the merger.

FHL LEASE HOLDING COMPANY, INC.

     FHL Lease Holding Company, Inc. is a financial services loan company in the State of Hawaii primarily engaged in commercial equipment and vehicle leasing and financing.

CORPORATE ORGANIZATION (continued)           BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


FHI INTERNATIONAL, INC.

     FHIInternational, Inc. was organized to engage in consumer financing services and related activities outside the United States. Currently, it is not actively engaged in business.

FIRST HAWAIIAN CAPITAL I

     First Hawaiian Capital I is a Delaware business trust (the "Trust") which was formed in 1997. The Trust issued $100,000,000 of its Capital Securities (the "Capital Securities") and used the proceeds to purchase junior subordinated deferrable interest debentures (the "Debentures") of the Company. The Capital Securities qualify as Tier 1 Capital of the Company and are fully and unconditionally guaranteed by the Company.

     The Capital Securities accrue and pay interest semi-annually at an annual interest rate of 8.343%. The Capital Securities are mandatorily redeemable upon maturity of the Debentures on July 1, 2027, or upon earlier redemption in whole or in part as provided for in the governing indenture.

COMMON STOCK INFORMATION
--------------------------------------------------------------------------------

     The common stock (the "Common Stock") of the Company is traded on the New York Stock Exchange under the symbol BWE. At December 31, 1998, there were 4,736 holders of record of the Common Stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

     At December 31, 1998, a total of 33,190,374 shares of Common Stock were issued, including 1,635,397 shares in the treasury stock account. The Board of Directors (the "Board") has authorized the repurchase of up to 3.1 million shares in total to be held by the Company or used for corporate purposes as designated by the Board. Through December 31, 1998, the Company had repurchased
1.8 million shares of Common Stock under such authorization.

     On November 1, 1998, in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. as described in Note 2 to the Consolidated Financial Statements on page 60, the Company issued 25,814,768 shares of Class A Common Stock. All of these shares remained outstanding at December 31, 1998.

     A compilation of certain quarterly and annual per share data is presented below:
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                                  Market Price
                                   Diluted           Dividends       ----------------------------------------
                                   Earnings             Paid            High           Low            Close
-------------------------------------------------------------------------------------------------------------

1998
FIRST QUARTER ................    $      .68         $      .31      $       42      $ 34 5/8      $       40
SECOND QUARTER ...............           .69                .31              41        34 5/16         36 3/8
THIRD QUARTER ................           .72                .31              38        27 5/8              34
FOURTH QUARTER ...............           .06(1)             .31              48        31 1/4              48
---------------------------------------------------------------
   ANNUAL ....................    $     2.15(1)      $     1.24              48        27 5/8              48
===============================================================
1997
First Quarter ................    $      .64         $      .31      $       36      $ 30 1/2        $ 31 1/8
Second Quarter ...............           .70                .31          35 3/4        28 5/8          34 1/8
Third Quarter ................           .67                .31          40 3/4        33 5/8          39 3/4
Fourth Quarter ...............           .63                .31          43 7/8            36          39 3/4
---------------------------------------------------------------
   Annual ....................    $     2.64         $     1.24          43 7/8        28 5/8          39 3/4
===============================================================
1996 .........................    $     2.55         $     1.20          36 3/4        25 3/4              35
1995 .........................    $     2.43         $     1.18          31 1/4            23              30
1994 .........................    $     2.25         $     1.18          31 1/4            23          23 3/4
================================================================================================================

(1) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $21.9 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998, the adjusted diluted earnings per share was $.67 and $2.76 for the fourth quarter and year ended December 31, 1998, respectively.

     The Company expects to continue its policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to the Company's future earnings, capital requirements, financial condition and certain limitations as described in Note 14 to the Consolidated Financial Statements on page 67.

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA        BancWest Corporation & Subsidiaries
------------------------------------------------------------------------------------------


                                                                        1998         1997         1996         1995         1994
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENTS AND DIVIDENDS
(in thousands)
Total interest income ............................................    $684,439     $592,483     $574,140     $559,957     $475,760
Total interest expense ...........................................     290,202      258,011      252,795      265,297      179,688
----------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................................     394,237      334,472      321,345      294,660      296,072
Provision for credit losses ......................................      28,555       17,211       23,627       38,107       22,922
Total noninterest income .........................................     119,581       98,513       87,455       82,106       75,512
Total noninterest expense ........................................     353,807      292,210      269,339      216,521      237,161
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................................     131,456      123,564      115,834      122,138      111,501
Provision for income taxes .......................................      54,850       39,303       35,538       45,133       38,990
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME .......................................................    $ 76,606     $ 84,261     $ 80,296     $ 77,005     $ 72,511
==================================================================================================================================
NET INCOME-ADJUSTED (1) ..........................................    $ 98,472     $ 84,261     $ 80,296     $ 77,005     $ 72,511
==================================================================================================================================
CASH EARNINGS (1), (2) ...........................................    $109,302     $ 90,740     $ 85,958     $ 81,182     $ 76,486
==================================================================================================================================
CASH DIVIDENDS ...................................................    $ 38,740     $ 39,295     $ 37,579     $ 37,368     $ 38,008
==================================================================================================================================
COMMON STOCK DATA
Per share:
  Diluted earnings ...............................................    $   2.15     $   2.64     $   2.55     $   2.43     $   2.25
  Diluted earnings-adjusted (1) ..................................        2.76         2.64         2.55         2.43         2.25
  Diluted cash earnings per share (1), (2) .......................        3.06         2.83         2.73         2.56         2.37
  Cash dividends .................................................        1.24         1.24         1.20         1.18         1.18
  Book value (at December 31) ....................................       29.07        23.34        22.22        20.86        19.61
  Market price (close at December 31) ............................       48.00        39.75        35.00        30.00        23.75
Average shares outstanding (in thousands) ........................      35,534       31,726       31,399       31,735       32,259
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in millions)
Average balances:
  Total assets ...................................................    $  9,199     $  7,918     $  7,755     $  7,528     $  7,200
  Total earning assets ...........................................       8,289        7,128        7,071        6,876        6,558
  Loans and leases ...............................................       7,105        5,980        5,510        5,461        5,172
  Deposits .......................................................       6,967        5,903        5,618        5,178        5,082
  Stockholders' equity ...........................................         865          726          676          640          618
At December 31:
  Total assets ...................................................    $ 15,050     $  8,093     $  8,002     $  7,565     $  7,535
  Loans and leases ...............................................      11,340        6,239        5,807        5,260        5,534
  Deposits .......................................................      11,260        6,089        5,937        5,358        5,152
  Long-term debt and capital securities ..........................         730          319          206          239          219
  Stockholders' equity ...........................................       1,668          732          706          650          628
----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
Return on average:
  Total assets ...................................................         .83%        1.06%        1.04%        1.02%        1.01%
  Tangible assets (1), (3) .......................................        1.22         1.17         1.13         1.09         1.08
  Stockholders' equity ...........................................        8.86        11.61        11.88        12.03        11.73
  Tangible stockholders' equity (1), (3) .........................       16.88        15.14        15.25        14.77        14.58
Dividend payout ratio ............................................       57.41        46.62        46.68        48.56        52.44
Average stockholders' equity to average total assets .............        9.40         9.17         8.72         8.50         8.58
Year ended December 31:
  Net interest margin ............................................        4.76         4.70         4.57         4.36         4.63
  Net loans and leases charged off to average loans and leases ...         .32          .33          .44          .38          .46
  Efficiency ratio (1), (2) ......................................       61.21        65.84        63.54        61.55        60.06
At December 31:
  Risk-based capital ratios:
    Tier 1 .......................................................        8.17         9.51         8.42         9.03         9.31
    Total ........................................................       10.06        11.81        11.85        11.88        12.06
  Tier 1 leverage ratio ..........................................        9.16         9.14         7.32         7.72         7.51
  Allowance for credit losses to total loans and leases ..........        1.32         1.32         1.47         1.50         1.11
  Nonperforming assets to total loans and leases
    and other real estate owned ..................................        1.08         1.38         1.68         1.75         1.14
  Allowance for credit losses to nonperforming loans
    and leases ...................................................        1.67X        1.49x        1.18x         .95x        1.04x
==================================================================================================================================

(1) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $21.9 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998.

(2)  Excluding amortization of goodwill and core deposit intangible.

(3) Defined as cash earnings as a percentage of average total assets or average stockholders' equity minus average goodwill and core deposit intangible.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS                    BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------

     Certain matters contained herein are forward-looking statements that involve certain risks and uncertainties that could cause the Company's actual results to differ materially from those discussed in the forward-looking statements. Readers should carefully consider these risks and uncertainties in reading this report. Factors that could cause or contribute to such differences include, but are not limited to: (1) global, national and local economic and market conditions; (2) the level and volatility of interest rates and currency values; (3) fiscal and monetary policies of government agencies; (4) credit risks inherent in the lending processes; (5) loan and deposit demand in the geographic regions in which the Company conducts business; (6) the impact of intense competition in the rapidly evolving banking and financial services business; (7) the effect of current and pending government legislation and regulations; (8) the extensive regulation of the Company's business at both the federal and state levels; (9) whether expected revenue enhancements and cost savings from the merger with the former BancWest Corporation are realized within expected time frames; (10) matters relating to the integration of the business of the Company and the former BancWest Corporation, including the impact of combining these businesses on revenues, expenses, deposit attrition, customer retention and financial performance; (11) unforeseen costs and/or complications relating to year 2000 compliance and euro conversion efforts of the Company, the former BancWest Corporation and third parties with whom the Company has business relationships; (12) other risks discussed below; and (13) management's ability to manage these risks.

     The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. See "Glossary of Financial Terms" on page 76 for definitions of certain terms used in this annual report.

OVERVIEW

     On November 1, 1998, for a purchase price of $905.7 million, the merger (the "Merger") of the former BancWest Corporation, parent company of Bank of the West, with and into First Hawaiian, Inc. ("FHI") was consummated. FHI, the surviving corporation of the Merger, changed its name to "BancWest Corporation." Prior to the consummation of the Merger, the former BancWest Corporation was wholly-owned by Banque Nationale de Paris ("BNP"), which received approximately
25.8 million shares of the Company's newly-authorized Class A Common Stock (representing approximately 45% of the total voting stock). The excess of cost over fair value of net assets acquired amounted to approximately $599.0 million. The transaction was accounted for using the purchase method of accounting. As a result, the financial information presented in this annual report at and for the year ended December 31, 1998 includes the effects of the Merger from November 1, 1998.

     In substantially all of the Company's income and expense categories, the increases in the amounts reported for the year ended December 31, 1998 compared to the amounts reported in the prior year resulted from the Merger. The increases in substantially all of the categories of the Company's Consolidated Balance Sheets between amounts reported at December 31, 1998 and those reported at December 31, 1997 also resulted from the Merger. Other significant factors affecting the Company's results of operations and financial position are described in the applicable sections below.

     Consolidated net income for 1998 was $76,606,000, a decrease of $7,655,000, or 9.1%, compared to $84,261,000 in 1997. Diluted earnings per share for 1998 was $2.15, a decrease of 18.6% compared to 1997.

     Operating earnings (defined as consolidated net income excluding after-tax restructuring, merger-related and other nonrecurring costs) was $98,472,000 in 1998, an increase of 16.9%, or $14,211,000, over $84,261,000 in 1997. Diluted operating earnings per share for 1998 was $2.76, an increase of 4.5% over 1997.

     Diluted operating cash earnings per share (defined as operating earnings per share before amortization of goodwill and core deposit intangible) was $3.06 in 1998, an increase of 8.1%, over last year. On the same basis, return on average tangible assets was 1.22% and return on average tangible stockholders' equity was 16.88% in 1998, as compared to 1.17% and 15.14%, respectively, in 1997.

     The prolonged economic downturn in Hawaii over the last eight years has slowed loan and lease and deposit growth, and negatively impacted the growth in net interest income. Excluding the effects of the Merger in 1998, net interest income increased by $13,991,000, or 4.2%, over 1997.

     Noninterest income increased from $98,513,000 in 1997 to $119,581,000 in 1998, an increase of 21.4%. In addition to the effects of the Merger, the increase was primarily due to gains on sales of a corporate aircraft and a regional manager's residence of $3,907,000 and $2,115,000, respectively, partially offset by a gain on sale of a leasehold interest in a former branch of $2,500,000 in 1997.

     Noninterest expense increased from $292,210,000 in 1997 to $353,807,000 in 1998, an increase of 21.1%. In addition to the effects of the Merger, including the results of operations of Bank of the West from the date of the Merger, the increase reflected restructuring, merger-related and other nonrecurring costs of $25,527,000 (after-tax, $21,866,000). The increase was also the result of write-downs of certain other real estate owned ("OREO") of $4,126,000, higher outside service expenses primarily related to the Year 2000 project (see Year 2000 disclosure on pages 45 to 48) and higher foreclosed property expenses. This increase was partially offset by losses on sales of a certain loan and certain OREO in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


     The Company's efficiency ratio (calculated as noninterest expense minus amortization of goodwill and core deposit intangible as a percentage of total operating revenue and exclusive of nonrecurring items) was 61.21%, 65.84% and 63.54% in 1998, 1997 and 1996, respectively.

     The provision for credit losses was $28,555,000, $17,211,000 and $23,627,000 for 1998, 1997 and 1996, respectively. Net charge-offs to average loans and leases were .32%, .33% and .44% for 1998, 1997 and 1996, respectively. The allowance for credit losses was $149,585,000, or 1.32% of total loans and leases, at December 31, 1998, compared with $82,596,000, or 1.32%, at December 31, 1997. Nonperforming assets, principally loans and leases collateralized by real estate, and OREO and repossessed personal property, totalled 1.08%, 1.38% and 1.68% of total loans and leases and OREO and repossessed personal property as of December 31, 1998, 1997 and 1996, respectively. The improvement in the nonperforming assets ratio was primarily due to the Merger.

     At December 31, 1998, the Company's ratios of Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets were 8.17% and 10.06%, respectively, compared with 9.51% and 11.81%, respectively, at December 31, 1997. These ratios were in excess of the "well-capitalized" ratios of 6.00% and 10.00%, respectively, specified by the Federal Reserve Board.

     Consolidated net income for 1997 increased $3,965,000, or 4.9%, over 1996. Diluted earnings per share for 1997 was $2.64 compared to $2.55 in 1996. The increase in consolidated net income was primarily due to: (1) income from a full year's operations of Pacific One Bank of $5,048,000 in 1997, an increase of $2,766,000, or 121.2%, over 1996; and (2) an after-tax charge of $2,309,000 in
1996, resulting from the Bank Insurance Fund ("BIF")/Savings Association Insurance Fund ("SAIF") legislation enacted by Congress on September 30, 1996. The legislation imposed a special one-time assessment on institutions holding SAIF-insured deposits in order to recapitalize the SAIF fund.

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

     On November 1, 1998, the assets and businesses acquired in the Pacific Northwest Acquisitions were merged with and into Bank of the West.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


NET INTEREST INCOME

     As reflected in Table 1 on page 32, net interest income, on a taxable equivalent basis, increased $59,208,000, or 17.7%, from $335,156,000 in 1997 to
$394,364,000 in 1998. This increase was primarily due to the Merger. Excluding the effects of the Merger, net interest income, on a taxable equivalent basis, increased $13,475,000, or 4.0%, over 1997. This increase was primarily due to a $195,539,000, or 2.7%, increase in average earning assets and a six basis point (1% equals 100 basis points) increase in the net interest margin. Net interest income, on a taxable equivalent basis, increased $11,901,000, or 3.7%, from 1996 to 1997, primarily due to the Pacific Northwest Acquisitions and a 13 basis point increase in the net interest margin. Tables 1 and 2 on pages 31 to 33 present analyses of the components and changes in net interest income for 1998, 1997 and 1996.

     The net interest margin was 4.76% for 1998, up six basis points over 1997. The increase was due to a 12 basis point decrease in the rate paid for sources of funds used for average earning assets, partially offset by a six basis point decrease in the yield on average earning assets. The decrease in the rate paid for sources of funds used for average earning assets and yield on average earning assets was attributable to the overall decline in the interest rate environment in 1998 compared to 1997. The net interest margin in 1998 was not significantly impacted by the Merger.

     Average earning assets increased $1,161,227,000, or 16.3%, in 1998 over 1997, primarily due to the Merger. Excluding the effects of the Merger, average earning assets increased $195,539,000, or 2.7%, over 1997. This increase was primarily due to an increase in average loans and leases of $311,296,000, or 5.2%, over 1997. The increase was partially offset by a decrease in the average investment securities portfolio of $185,576,000, or 20.5%, compared to 1997. The decrease in the average investment securities portfolio reflected the change in the collateral requirements for state and local government funds.

     Average loans and leases increased $1,125,053,000, or 18.8%, in 1998 over 1997, primarily due to the Merger. Excluding the effects of the Merger, average loans and leases in 1998 increased $311,296,000, or 5.2%, over 1997. This increase was primarily due to automobile financing in California and Oregon and credit extensions to companies in the media and telecommunications industry located on the mainland United States. In addition, the mix of average earning assets continues to change, with average loans and leases representing 85.7% of average earning assets for 1998 as compared to 83.9% for 1997.

     Average interest-bearing deposits and liabilities increased $876,035,000, or 14.3%, in 1998 over 1997, primarily due to the Merger and the issuance of the Capital Securities in mid-1997 with an aggregate liquidation amount of $100,000,000. Excluding the impact of the Merger and the issuance of the Capital Securities, average interest-bearing deposits and liabilities increased $69,548,000, or 1.1%, in 1998 over 1997. The increase in 1998 over 1997 was primarily due to an increase in average interest-bearing deposits which increased $235,702,000, or 4.6%, partially offset by a $110,998,000, or 14.0%, decrease in short-term borrowings.

     The net interest margin in 1997 increased 13 basis points over 1996. The increase was due to a 17 basis point increase in the yield on average earning assets, partially offset by a four basis point increase in the rate paid for sources of funds used for average earning assets. The increase in the yield on average earning assets was due to the proportionately greater amount of higher yielding average loans and leases to average total earning assets in 1997 as compared to 1996. The increase in the rate paid for sources of funds reflected, among other things, the issuance of the Capital Securities and a decrease in average noninterest-bearing demand deposits of $47,966,000, or 5.3%.

     Average earning assets increased $57,025,000, or .8%, in 1997 over 1996, primarily due to the Pacific Northwest Acquisitions. Excluding the effects of the Pacific Northwest Acquisitions, average earning assets decreased $283,024,000, or 4.2%, compared to 1996.

     Average loans and leases increased $469,928,000, or 8.5%, in 1997 over 1996, primarily due to the Pacific Northwest Acquisitions. Excluding the effects of the Pacific Northwest Acquisitions, average loans and leases in 1997 increased $143,153,000, or 2.7%, over 1996.

     Average interest-bearing deposits and liabilities increased $135,468,000, or 2.3%, in 1997 over 1996, primarily due to the Pacific Northwest Acquisitions (including the issuance of $50 million of long-term subordinated debt during the second quarter of 1996 to fund the Pacific Northwest Acquisitions) and the issuance of the Capital Securities. Excluding the impact of the Pacific Northwest Acquisitions and the issuance of the Capital Securities, average interest-bearing deposits and liabilities decreased $170,043,000, or 3.0%, in 1997 compared to 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


TABLE 1: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

     The following table sets forth the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the years indicated on a taxable equivalent basis. The taxable equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1998, 1997 and 1996) to make them comparable with taxable items before any income taxes are applied.

                                                            1998                                      1997
                                           ------------------------------------      -------------------------------------
                                                            INTEREST                                  Interest
                                            AVERAGE         INCOME/      YIELD/       Average         Income/       Yield/
(dollars in thousands)                      BALANCE         EXPENSE       RATE        Balance         Expense        Rate
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic ...................         $   55,666      $    3,378     6.07%      $   47,006       $  2,906       6.18%
      Foreign ....................            115,576           6,448     5.58           40,315          2,282       5.66
----------------------------------         --------------------------                -------------------------
        Total interest-
          bearing deposits
          in other banks .........            171,242           9,826     5.74           87,321          5,188       5.94
----------------------------------         --------------------------                -------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell .........            146,109           7,942     5.44          156,902          8,676       5.53
----------------------------------         --------------------------                -------------------------
  Investment securities (1):
    Taxable ......................            864,768          55,560     6.42          894,684         59,188       6.62
    Exempt from Federal
      taxes ......................              1,653             131     7.92            8,691            972      11.18
----------------------------------         --------------------------                -------------------------
        Total investment
          securities .............            866,421          55,691     6.43          903,375         60,160       6.66
----------------------------------         --------------------------                -------------------------
  Loans and leases (2) (3):
    Domestic .....................          6,727,533         577,654     8.59        5,673,588        491,296       8.66
    Foreign ......................            377,709          33,453     8.86          306,601         27,847       9.08
----------------------------------         --------------------------                -------------------------
        Total loans and
          leases .................          7,105,242         611,107     8.60        5,980,189        519,143       8.68
----------------------------------         --------------------------                -------------------------
        TOTAL EARNING ASSETS .....          8,289,014         684,566     8.26        7,127,787        593,167       8.32
----------------------------------         --------------------------                -------------------------
Cash and due from banks ..........            303,512                                   272,343
Premises and equipment ...........            246,118                                   247,583
Core deposit intangible ..........             21,352                                    27,151
Goodwill .........................            195,746                                    98,398
Other assets .....................            142,839                                   145,131
----------------------------------         ----------                                ----------
        TOTAL ASSETS                       $9,198,581                                $7,918,393
==================================         ==========                                ==========


                                                            1996
                                           ------------------------------------
                                                            Interest
                                            Average         Income/      Yield/
(dollars in thousands)                      Balance         Expense       Rate
-------------------------------------------------------------------------------
ASSETS
Earning assets:
  Interest-bearing deposits
    in other banks:
      Domestic ...................         $   13,666       $    790     5.78%
      Foreign ....................            182,680         10,392     5.69
----------------------------------         -------------------------
        Total interest-
          bearing deposits
          in other banks .........            196,346         11,182     5.69
----------------------------------         -------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell .........            153,499          8,442     5.50
----------------------------------         -------------------------
  Investment securities (1):
    Taxable ......................          1,169,110         72,813     6.23
    Exempt from Federal
      taxes ......................             41,546          4,063     9.78
----------------------------------         -------------------------
        Total investment
          securities .............          1,210,656         76,876     6.35
----------------------------------         -------------------------
  Loans and leases (2) (3):
    Domestic .....................          5,272,503        456,741     8.66
    Foreign ......................            237,758         22,809     9.59
----------------------------------         -------------------------
        Total loans and
          leases .................          5,510,261        479,550     8.70
----------------------------------         -------------------------
        TOTAL EARNING ASSETS .....          7,070,762        576,050     8.15
----------------------------------         -------------------------
Cash and due from banks ..........            250,456
Premises and equipment ...........            243,389
Core deposit intangible ..........             27,272
Goodwill .........................             84,965
Other assets .....................             78,540
----------------------------------         ----------
        TOTAL ASSETS                       $7,755,384
==================================         ==========


Notes:

(1)  Average balances exclude the effects of the fair value adjustments.

(2) Nonaccruing loans and leases have been included in the computations of average loan and lease balances.

(3) Interest income for loans and leases included loan fees of $30,919, $24,749 and $24,189 for 1998, 1997 and 1996, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


                                                            1998                                      1997
                                           ------------------------------------      -------------------------------------
                                                            INTEREST                                  Interest
                                            AVERAGE         INCOME/      YIELD/       Average         Income/       Yield/
(dollars in thousands)                      BALANCE         EXPENSE       RATE        Balance         Expense        Rate
--------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Domestic:
      Interest-bearing
        demand ...................         $  283,721        $  4,358     1.54%      $  303,444        $  4,814      1.59%
      Savings ....................          2,539,889          65,162     2.57        2,163,764          56,528      2.61
      Time .......................          2,894,153         149,808     5.18        2,399,447         126,928      5.29
    Foreign (interest-bearing) ...            228,333           9,592     4.20          214,482           9,349      4.36
----------------------------------         --------------------------                --------------------------
      Total interest-bearing
        deposits .................          5,946,096         228,920     3.85        5,081,137         197,619      3.89
  Short-term borrowings ..........            726,119          36,727     5.06          793,642          41,527      5.23
  Long-term debt and
   capital securities ............            348,267          24,555     7.05          269,668          18,865      7.00
----------------------------------         --------------------------                --------------------------
     TOTAL INTEREST-BEARING
       DEPOSITS AND LIABILITIES ..          7,020,482         290,202     4.13        6,144,447         258,011      4.20
----------------------------------         --------------------------                --------------------------
Noninterest-bearing
  demand deposits ................          1,021,343                                   821,867
Other liabilities ................            291,943                                   226,341
----------------------------------         ----------                                ----------
      Total liabilities ..........          8,333,768                                 7,192,655
Stockholders' equity .............            864,813                                   725,738
----------------------------------         ----------                                ----------
      TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY ......         $9,198,581                                $7,918,393
==================================         ==========                                ==========
      NET INTEREST INCOME
       AND MARGIN ON
       TOTAL EARNING ASSETS ......                            394,364     4.76%                         335,156      4.70%
      Tax equivalent
        adjustment ...............                                127                                       684
----------------------------------                           --------                                  --------
      NET INTEREST INCOME ........                            394,237                                  $334,472
==========================================================================================================================


                                                            1996
                                           -----------------------------------
                                                            Interest
                                            Average         Income/      Yield/
(dollars in thousands)                      Balance         Expense       Rate
------------------------------------------------------------------------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
  and liabilities:
  Deposits:
    Domestic:
      Interest-bearing
        demand ...................         $  597,386        $  9,258     1.55%
      Savings ....................          1,711,773          47,525     2.78
      Time .......................          2,197,868         116,707     5.31
    Foreign (interest-bearing) ...            205,547           8,912     4.34
----------------------------------         --------------------------
      Total interest-bearing
        deposits .................          4,712,574         182,402     3.87
  Short-term borrowings ..........          1,011,958          53,977     5.33
  Long-term debt and
   capital securities ............            249,245          16,416     6.59
----------------------------------         --------------------------
     TOTAL INTEREST-BEARING
       DEPOSITS AND LIABILITIES ..          5,973,777         252,795     4.23
----------------------------------         --------------------------
Noninterest-bearing
  demand deposits ................            905,035
Other liabilities ................            200,636
----------------------------------         ----------
      Total liabilities ..........          7,079,448
Stockholders' equity .............            675,936
----------------------------------         ----------
      TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY ......         $7,755,384
==================================         ==========
      NET INTEREST INCOME
       AND MARGIN ON
       TOTAL EARNING ASSETS ......                            323,255     4.57%
      Tax equivalent
        adjustment ...............                              1,910
----------------------------------                           --------
      NET INTEREST INCOME ........                           $321,345
===============================================================================

                                    ASSETS
                                ($ in billions)

                              DECEMBER 31
                              -----------
                                 1994        7.54
                                 1995        7.57
                                 1996        8.00
                                 1997        8.09
                                 1998       15.05


                                LOANS AND LEASES
                                ($ in billions)

                              DECEMBER 31
                              -----------
                                 1994        5.53
                                 1995        5.26
                                 1996        5.81
                                 1997        6.24
                                 1998       11.34


                              NET INTEREST INCOME*
                                ($ in millions)

                              DECEMBER 31
                              -----------
                                 1994       303.4
                                 1995       299.7
                                 1996       323.3
                                 1997       335.2
                                 1998       394.4
                              * taxable equivalent basis


                             AVERAGE EARNING ASSETS
                                ($ in billions)

                                 1994        6.56
                                 1995        6.88
                                 1996        7.07
                                 1997        7.13
                                 1998        8.29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


TABLE 2: ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE EQUIVALENT BASIS)

     The following table analyzes the dollar amount of change (on a taxable equivalent basis) in interest income and expense and the changes in dollar amounts attributable to (a) changes in volume (change in volume times prior year's rates), (b) changes in rates (change in rate times prior year's volume), and (c) changes in rate/volume (change in rate times change in volume). In this table, the dollar change in rate/volume is prorated to volume and rate proportionately. The taxable equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1998, 1997 and 1996) to make them comparable with taxable items before any income taxes are applied.


                                                        1998 COMPARED TO 1997--                  1997 Compared to 1996--
                                                      INCREASE (DECREASE) DUE TO:              Increase (Decrease) Due to:
                                                --------------------------------------    --------------------------------------
                                                                          NET INCREASE                              Net Increase
(in thousands)                                   VOLUME         RATE       (DECREASE)      Volume         Rate       (Decrease)
--------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest-bearing deposits
    in other banks:
      Domestic ...............................   $   526       $   (54)      $   472      $  2,057       $    59      $  2,116
      Foreign ................................     4,200           (34)        4,166        (8,060)          (50)       (8,110)
--------------------------------------------------------------------------------------------------------------------------------
        Total interest-
          bearing deposits
          in other banks .....................     4,726           (88)        4,638        (6,003)            9        (5,994)
--------------------------------------------------------------------------------------------------------------------------------
  Federal funds sold and
    securities purchased under
    agreements to resell .....................      (590)         (144)         (734)          188            46           234
--------------------------------------------------------------------------------------------------------------------------------
  Investment securities:
    Taxable ..................................    (1,947)       (1,681)       (3,628)      (17,932)        4,307       (13,625)
    Exempt from Federal income taxes .........      (620)         (221)         (841)       (3,601)          510        (3,091)
--------------------------------------------------------------------------------------------------------------------------------
        Total investment securities ..........    (2,567)       (1,902)       (4,469)      (21,533)        4,817       (16,716)
--------------------------------------------------------------------------------------------------------------------------------
  Loans and leases (1):
    Domestic .................................    90,529        (4,171)       86,358        34,732          (177)       34,555
    Foreign ..................................     6,314          (708)        5,606         6,307        (1,269)        5,038
--------------------------------------------------------------------------------------------------------------------------------
        Total loans and leases ...............    96,843        (4,879)       91,964        41,039        (1,446)       39,593
--------------------------------------------------------------------------------------------------------------------------------
        Total earning assets .................    98,412        (7,013)       91,399        13,691         3,426        17,117
--------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Deposits:
    Domestic:
      Interest-bearing demand ................      (306)         (150)         (456)       (4,658)          214        (4,444)
      Savings ................................     9,665        (1,031)        8,634        11,943        (2,940)        9,003
      Time ...................................    25,660        (2,780)       22,880        10,665          (444)       10,221
    Foreign (interest-bearing) ...............       591          (348)          243           389            48           437
--------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits ......    35,610        (4,309)       31,301        18,339        (3,122)       15,217
  Short-term borrowings ......................    (3,449)       (1,351)       (4,800)      (11,441)       (1,009)      (12,450)
  Long-term debt and capital securities ......     5,540           150         5,690         1,393         1,056         2,449
--------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits
          and liabilities ....................    37,701        (5,510)       32,191         8,291        (3,075)        5,216
--------------------------------------------------------------------------------------------------------------------------------
        INCREASE (DECREASE) IN NET INTEREST
          INCOME (TAXABLE EQUIVALENT BASIS) ..   $60,711       $(1,503)      $59,208      $  5,400       $ 6,501      $ 11,901
================================================================================================================================


Note:

(1) Interest income for loans and leases included loan fees of $30,919, $24,749 and $24,189 for 1998, 1997 and 1996, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


NONINTEREST INCOME

     Total noninterest income increased $21,068,000, or 21.4%, from $98,513,000 in 1997 to $119,581,000 in 1998. Excluding the effects of the Merger, total noninterest income increased $11,058,000, or 11.2%. Total noninterest income for 1997 increased $11,058,000, or 12.6%, over 1996. Excluding the Pacific Northwest Acquisitions, total noninterest income in 1997 increased $6,688,000, or 8.0% over 1996.

     Trust and investment services income increased $1,856,000, or 7.4%, from 1997 to 1998 and increased $1,258,000, or 5.3%, from 1996 to 1997. Excluding the effects of the Merger, trust and investment services income increased $1,209,000, or 4.8%, from 1997 to 1998. These increases were primarily the result of an increase in investment management fees resulting from new business and an increase in the market value of managed assets.

     Service charges on deposit accounts increased $7,416,000, or 25.8%, from 1997 to 1998 and increased $2,492,000, or 9.5%, from 1996 to 1997. Excluding the effects of the Merger, service charges on deposit accounts increased $2,202,000, or 7.7%, from 1997 to 1998. Excluding the effects of the Pacific Northwest Acquisitions, service charges on deposit accounts increased $691,000, or 2.8%, from 1996 to 1997. These increases were attributable to an increase in fees on checks returned and paid.

     Other service charges and fees increased $4,065,000, or 12.9%, from 1997 to 1998 and $6,533,000, or 26.2%, from 1996 to 1997. Excluding the effects of the Merger in 1998 and Pacific Northwest Acquisitions in 1997, other service charges and fees increased $2,235,000, or 7.1%, from 1997 to 1998 and $4,401,000, or
18.7%, from 1996 to 1997, respectively. The increase from 1997 to 1998 was primarily a result of higher commissions from annuity and mutual fund sales. The increase from 1996 to 1997 was primarily a result of higher merchant discount fees, commissions from annuity and mutual fund sales and mortgage servicing rights for mortgage loans that were originated and sold with servicing retained.

     Other noninterest income increased $7,877,000, or 61.3%, from 1997 to 1998 and $623,000, or 5.1%, from 1996 to 1997. The increase from 1997 to 1998 was primarily due to: (1) the effects of the Merger; (2) gains on sales of a corporate aircraft and a regional manager's residence of $3,907,000 and $2,115,000, respectively; and (3) income earned on bank-owned life insurance on certain officers (a program started in May 1997). The increase was partially offset by a gain on the sale of a leasehold interest in a former branch of $2,500,000 in 1997. The increase from 1996 to 1997 was primarily due to: (1) the effects of the Pacific Northwest Acquisitions; (2) a gain on the sale of a leasehold interest in a former branch of $2,500,000; (3) higher foreclosed property income; and (4) income earned on bank-owned life insurance on certain officers. The increase was partially offset by a gain on sale of other real estate owned of $3,029,000 in 1996.

     Components of and changes in noninterest income are reflected below for the years indicated:

-----------------------------------------------------------------------------------------------------------------------------
                                                                                     1998/97 CHANGE          1997/96 Change
                                                                                   ------------------      ------------------
(in thousands)                                 1998        1997        1996        AMOUNT         %        Amount         %
-----------------------------------------------------------------------------------------------------------------------------
Trust and investment services income .....    $ 26,971    $25,115     $23,857      $ 1,856       7.4%      $ 1,258       5.3%
Service charges on deposit accounts ......      36,192     28,776      26,284        7,416      25.8         2,492       9.5
Other service charges and fees ...........      35,574     31,509      24,976        4,065      12.9         6,533      26.2
Securities gains, net ....................         124        270         118         (146)    (54.1)          152     128.8
Other ....................................      20,720     12,843      12,220        7,877      61.3           623       5.1
-----------------------------------------------------------------------------      -------                 -------
TOTAL NONINTEREST INCOME .................    $119,581    $98,513     $87,455      $21,068      21.4%      $11,058      12.6%
=============================================================================================================================


PROVISION AND ALLOWANCE FOR CREDIT LOSSES

     The provision for credit losses is based upon management's judgment as to the adequacy of the allowance for credit losses (the "Allowance") to absorb losses. The Company uses a systematic methodology to determine the adequacy of the Allowance and related provision for credit losses to be reported for financial statement purposes. The determination of the adequacy of the Allowance is ultimately one of management judgment, which includes consideration of many factors, including the amount of problem and potential problem loans and leases, net charge-off experience, changes in the composition of the loan and lease portfolio by type and location of loans and leases and in overall loan and lease risk profile and quality, general economic factors and the fair value of collateral.

     The Company's systematic methodology results in allocations of the Allowance to individual loans and leases and to categories of loans and leases, representing losses that are considered probable based on available information. Specific allocations of the Allowance are assigned to individual loan and lease relationships based on internal credit analyses. Such allocations are made based on the Company's impairment analysis that occurs at least quarterly. Measurement of impairment is described in Note 1 to the Consolidated Financial Statements on page 56. The Company also makes allocations of the Allowance with respect to loans and leases that are not subject to a loan-by-loan credit analysis. These allocations are based on migration analysis,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


correlation of the three-year moving average historic charge-off rates to the underlying asset balances, and other statistical procedures. Additionally, the Company also allocates a portion of the Allowance based on risk classifications of certain loan types. The unallocated portion of the Allowance is intended to compensate for the subjective nature of estimating an adequate allowance for credit losses, economic uncertainties, and other factors.

     As the table on page 36 illustrates, the provision for credit losses for 1998 was $28,555,000, an increase of $11,344,000, or 65.9%, over 1997. Excluding the effects of the Merger, the provision for credit losses for 1998 increased $7,344,000 over 1997. The increase was consistent with the increase in the amount of nonperforming loans and leases from 1997 to 1998 as discussed in the section titled "Nonperforming Assets and Past Due Loans and Leases" on pages 41 and 42. The level of the provision for credit losses remained relatively high due to, among other factors, the continuing impact of the adverse economic conditions and trends and the weaknesses in the Hawaii economy and local real estate markets.

     Net charge-offs increased $2,690,000, or 13.5%, from 1997 to 1998. Net charge-offs in 1998 and 1997 represented .32% and .33%, respectively, of average loans and leases. Excluding the effects of the Merger, the increase was primarily due to an increase in consumer loan charge-offs of $1,516,000, or 11.0%, over 1997. The high level of consumer loan charge-offs in 1996, 1997 and 1998 was primarily attributable to the ongoing sluggish Hawaii economy and a continued increase in personal bankruptcies in the State of Hawaii, which resulted in an increase in write-offs of credit card loans. However, charge-offs in this profitable line of business remain well below national average rates. Smaller balance homogeneous credit card and consumer loans are charged off at a predetermined delinquency status or earlier if the Company determines that the loan is uncollectible.

     Net charge-offs in 1997 decreased $4,355,000, or 18.0%, from 1996. Net charge-offs in 1997 and 1996 represented .33% and .44%, respectively, of average loans and leases. The decrease in commercial, financial and agricultural loan charge-offs in 1997 was primarily due to the charge-off of three loans, partially collateralized by real estate, totaling $4,318,000 in 1996. The increase in consumer loan charge-offs in 1997 was primarily attributable to the increase in personal bankruptcies as previously mentioned.

     At December 31, 1998, the Allowance totaled $149,585,000 and represented 1.32% of total outstanding loans and leases compared to $82,596,000 and 1.32%, respectively, as of December 31, 1997. The increase in the Allowance was primarily due to the effects of the Merger.

     The Allowance increased to 1.67 times nonperforming loans and leases at December 31, 1998 (excluding 90 days or more past due accruing loans and leases) from 1.49 times at December 31, 1997, reflecting the low level of nonperforming assets of Bank of the West relative to its Allowance. In management's judgment, the Allowance is adequate to absorb potential losses currently inherent in the loan and lease portfolio at December 31, 1998. However, it should be noted that changes in prevailing economic conditions in the Company's markets, principally the states of Hawaii and California and, to a lesser extent, the states of Oregon, Washington and Idaho, could result in changes in the level of nonperforming assets and charge-offs and, accordingly, changes in the Allowance.


             ALLOWANCE AS A % OF LOANS AND LEASES OUTSTANDING GRAPH

                                 1994      1.11
                                 1995      1.50
                                 1996      1.47
                                 1997      1.32
                                 1998      1.32


                   YEAR-END ALLOWANCE FOR CREDIT LOSSES GRAPH
                                ($ in millions)

                                 1994      61.3
                                 1995      78.7
                                 1996      85.2
                                 1997      82.6
                                 1998     149.6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


     The following sets forth the activity in the allowance for credit losses for the years indicated:

------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                   1998            1997          1996           1995           1994
------------------------------------------------------------------------------------------------------------------------------
LOANS AND LEASES OUTSTANDING (END OF YEAR) .......    $11,339,580     $6,238,681     $5,806,732     $5,259,545     $5,533,565
==============================================================================================================================
AVERAGE LOANS AND LEASES OUTSTANDING .............    $ 7,105,242     $5,980,189     $5,510,261     $5,460,681     $5,172,140
==============================================================================================================================
Allowance for credit losses:
  Balance at beginning of year ...................    $    82,596     $   85,248     $   78,733     $   61,250     $   62,253
------------------------------------------------------------------------------------------------------------------------------
  Allowances of subsidiaries purchased (1) .......         60,987             --          7,106             --             --
  Loans and leases charged off:
    Commercial, financial and agricultural .......          4,847          5,986         10,003          7,197         11,307
    Real estate:
      Commercial .................................            684          1,120          1,619          2,763          1,500
      Construction ...............................             --            180          1,450          1,466          7,178
      Residential ................................          4,217          3,731          2,937          2,707            588
    Consumer .....................................         17,626         13,825         10,884          8,019          6,542
    Lease financing ..............................          1,252             91             33            276             --
    Foreign ......................................            458            197            415            417             --
------------------------------------------------------------------------------------------------------------------------------
      Total loans and leases charged off .........         29,084         25,130         27,341         22,845         27,115
------------------------------------------------------------------------------------------------------------------------------
  Recoveries on loans and leases previously
   charged off:
    Commercial, financial and agricultural .......            830          1,614            929            327          1,229
    Real estate:
      Commercial .................................            820            297             86            239              9
      Construction ...............................          1,244             --            117             --            205
      Residential ................................            250            985            234             43             92
    Consumer .....................................          3,010          2,287          1,690          1,596          1,639
    Lease financing ..............................            253             20              3             16             16
    Foreign ......................................            124             64             64             --             --
------------------------------------------------------------------------------------------------------------------------------
      Total recoveries on loans and leases
        previously charged off ...................          6,531          5,267          3,123          2,221          3,190
------------------------------------------------------------------------------------------------------------------------------
      Net charge-offs ............................        (22,553)       (19,863)       (24,218)       (20,624)       (23,925)
  Provision for credit losses ....................         28,555         17,211         23,627         38,107         22,922
------------------------------------------------------------------------------------------------------------------------------
  BALANCE AT END OF YEAR .........................    $   149,585     $   82,596     $   85,248     $   78,733     $   61,250
==============================================================================================================================
Net loans and leases charged off to
  average loans and leases .......................            .32%           .33%           .44%           .38%           .46%
Net loans and leases charged off to allowance
  for credit losses ..............................          15.08%         24.05%         28.41%         26.19%         39.06%
Allowance for credit losses to total
  loans and leases (end of year) .................           1.32%          1.32%          1.47%          1.50%          1.11%
Allowance for credit losses to
  nonperforming loans and leases (end of year):
  Excluding 90 days or more past due
    accruing loans and leases ....................          1.67X          1.49x          1.18x           .95x          1.04x
  Including 90 days or more past due
    accruing loans and leases ....................          1.20X           .92x           .83x           .70x           .66x
==============================================================================================================================

Note:

(1) Allowance for credit losses of $60,987 in 1998 and $7,106 in 1996 were related to the Merger and the Pacific Northwest Acquisitions, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


     The Company has allocated a portion of the allowance for credit losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan and lease categories as of December 31 for the years indicated:

------------------------------------------------------------------------------------------------------------------
                                         1998                        1997                          1996
                               ------------------------    -------------------------    --------------------------
                                            PERCENT OF                   Percent of                    Percent of
                                           LOANS/LEASES                 Loans/Leases                  Loans/Leases
                                              IN EACH                      in Each                       in Each
                                             CATEGORY                     Category                      Category
                               ALLOWANCE     TO TOTAL      Allowance      to Total      Allowance       to Total
(dollars in thousands)          AMOUNT     LOANS/LEASES      Amount     Loans/Leases      Amount      Loans/Leases
------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial
    and agricultural ......    $ 24,745          19%        $ 12,390          25%        $ 13,730          24%
  Real estate:
    Commercial ............      10,120          17            3,845          19            6,620          20
    Construction ..........       4,285           3              180           3              120           4
    Residential ...........      11,585          23            8,350          31            6,130          33
  Consumer ................      32,095          23           15,285          11           11,040          10
  Lease financing .........       9,845          12              360           5              760           4
Foreign ...................       1,435           3            1,405           6            1,540           5
Unallocated ...............      55,475         N/A           40,781         N/A           45,308         N/A
------------------------------------------------------------------------------------------------------------------
  TOTAL ...................    $149,585         100%        $ 82,596         100%        $ 85,248         100%
==================================================================================================================


-------------------------------------------------------------------------------------
                                         1995                         1994
                               -------------------------    -------------------------
                                             Percent of                   Percent of
                                            Loans/Leases                 Loans/Leases
                                               in Each                      in Each
                                              Category                     Category
                               Allowance      to Total      Allowance      to Total
(dollars in thousands)           Amount     Loans/Leases      Amount     Loans/Leases
-------------------------------------------------------------------------------------
Domestic:
  Commercial, financial
    and agricultural ......     $ 15,325          25%        $ 16,610          23%
  Real estate:
    Commercial ............        2,320          19            4,700          18
    Construction ..........        4,035           5            7,010           6
    Residential ...........        4,260          34            9,510          37
  Consumer ................        9,550           9            8,040           8
  Lease financing .........          645           4              600           4
Foreign ...................        1,430           4            1,085           4
Unallocated ...............       41,168         N/A           13,695         N/A
-------------------------------------------------------------------------------------
  TOTAL ...................     $ 78,733         100%        $ 61,250         100%
=====================================================================================


NONINTEREST EXPENSE

     Total noninterest expense for 1998 totaled $353,807,000, an increase of $61,597,000, or 21.1%, over 1997. Excluding the effects of the Merger and restructuring and other nonrecurring costs, total noninterest expense increased $2,874,000, or 1.0%, over 1997.

     Total personnel expense for 1998 increased $1,617,000, or 1.1%, over 1997. Excluding the effects of the Merger, total personnel expense decreased $12,069,000, or 8.2%, compared to 1997. The decrease was primarily due to:
(1) lower salaries and wages expense as a result of the Company's continued re-engineering and consolidation efforts; and (2) higher pension credits.

     Occupancy expense increased $4,547,000, or 11.7%, over 1997. Excluding the effects of the Merger, total occupancy expense increased $773,000, or 2.0%, over 1997.

     Equipment expense increased $1,073,000, or 4.3%, over 1997. Excluding the Merger, equipment expense remained relatively flat compared to the prior year.

     The Company recorded restructuring, merger-related and other nonrecurring costs totaling $25,527,000 in 1998. Restructuring and merger-related costs of $20,043,000 included: (1) severance and termination payments to employees of $2,211,000; (2) data processing contract termination penalties of $2,083,000;
(3) the write-off of capitalized software costs of $2,755,000; (4) write-downs or losses associated with excess leased commercial property of $8,179,000; (5) write-off of signage, forms, prepaid expenses and other miscellaneous assets totaling $3,828,000; and (6) other integration costs of $987,000. Other nonrecurring costs included impairment charges of $5,484,000 related to intangible assets associated with earlier acquisitions.

     Outside services expense increased $5,798,000, or 81.5%, over 1997. Excluding the effects of the Merger, total outside services increased $4,110,000, or 57.8%, over 1997. The increase was primarily due to expenses incurred to prepare the Company's computer systems and applications for the year 2000. For information regarding anticipated conversion expenses in future periods, see "Year 2000 Issues" on pages 45 to 48.

     Goodwill and core deposit intangible expense increased $5,133,000, or 61.1%, over 1997, primarily due to the Merger.

     Advertising and promotion expense decreased $362,000, or 3.2%, compared to 1997. Excluding the effects of the Merger, advertising and promotion expense decreased $999,000, or 8.9%. The decrease was principally due to more stringent cost controls and lower levels of spending in the areas of advertising, direct mail, collateral and marketing production.

     Other noninterest expense increased $18,191,000, or 43.3%, over 1997. Excluding the effects of the Merger, other expense increased $10,892,000, or 25.9%, over 1997. The increase was due to higher: (1) foreclosed property expenses; (2) write-downs of certain OREO; and (3) cash surrender value of certain executive life insurance policies (recorded as a credit to insurance expense) in 1997. The increase was partially offset by losses on sales of a loan and certain OREO in 1997.

     Total noninterest expense increased $22,871,000, or 8.5%, from 1996 to 1997. Excluding the effects of the Pacific Northwest Acquisitions, total noninterest expense

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


increased $5,426,000, or 2.0%, over 1996. This increase was primarily due to:
(1) costs associated with the Company's new administrative headquarters building; (2) higher service contract expense; (3) higher depreciation on furniture and equipment; (4) higher data processing equipment expense; (5) higher outside services related to the Year 2000 project; (6) losses on sales of a loan and certain OREO in 1997; and (7) higher software depreciation expense. The increase was partially offset by: (1) lower deposit insurance premiums primarily due to the special SAIF one-time assessment in 1996; (2) a loss on sale of a certain leveraged lease in 1996; and (3) an increase in the cash surrender value of certain executive life insurance policies (recorded as a credit to insurance expense) in 1997.

     Components of and changes in noninterest expense are reflected below for the years indicated:

----------------------------------------------------------------------------------------------------------------------------
                                                                                 1998/97 CHANGE              1997/96 Change
                                                                              --------------------        ------------------
(in thousands)                          1998        1997        1996           AMOUNT          %           Amount        %
----------------------------------------------------------------------------------------------------------------------------
Personnel:
  Salaries and wages ..............   $115,860    $113,179    $104,572        $ 2,681         2.4%        $ 8,607       8.2%
  Employee benefits ...............     33,187      34,251      34,144         (1,064)       (3.1)            107        .3
----------------------------------------------------------------------        -------                     -------
Total personnel expense ...........    149,047     147,430     138,716          1,617         1.1           8,714       6.3
Occupancy expense .................     43,262      38,715      27,045          4,547        11.7          11,670      43.2
Equipment expense .................     26,219      25,146      22,680          1,073         4.3           2,466      10.9
Restructuring, merger-related and
  other nonrecurring costs ........     25,527          --          --         25,527         --               --        --
Outside services ..................     12,908       7,110       5,426          5,798        81.5           1,684      31.0
Stationery and supplies ...........     12,289      12,216      11,193             73          .6           1,023       9.1
Goodwill and core deposit
  intangible ......................     13,537       8,404       7,473          5,133        61.1             931      12.5
Advertising and promotion .........     10,812      11,174      10,991           (362)       (3.2)            183       1.7
Other .............................     60,206      42,015      45,815         18,191        43.3          (3,800)      8.3
----------------------------------------------------------------------        -------                     -------
TOTAL NONINTEREST EXPENSE .........   $353,807    $292,210    $269,339        $61,597        21.1%        $22,871       8.5%
===========================================================================================================================

INCOME TAXES

     The provision for income taxes as shown in the Consolidated Statements of Income on page 52 represents 41.7% of pre-tax income for 1998, compared with 31.8% and 30.7% for 1997 and 1996, respectively.

     On a taxable equivalent basis, the effective tax rate for 1998, 1997 and 1996 was 41.8%, 32.4% and 32.3%, respectively. Additional information on the Company's consolidated income taxes is provided in Note 17 to the Consolidated Financial Statements on pages 70 and 71.

     The increase in the 1998 effective tax rate as compared to 1997 and 1996 was primarily due to the effects of the Merger which resulted in: (1) the recognition of increased goodwill amortization, for which the Company receives no tax benefit; and (2) increased state income taxes, as a result of a higher apportionment of California versus Hawaii income. Additionally, the recognition in 1997 and 1996 of previously unrecognized tax credits resulted in lower effective tax rates for those years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------

LOANS AND LEASES

     The following table sets forth the loan and lease portfolio by major categories and loan and lease mix as of December 31 for the years indicated:

-----------------------------------------------------------------------------------------------------------------------------
(in millions)                                             1998            1997           1996            1995           1994
-----------------------------------------------------------------------------------------------------------------------------
Domestic:
  Commercial, financial and agricultural ...........    $ 2,089          $1,583          $1,382         $1,316         $1,264
  Real estate:
    Commercial .....................................      1,929           1,194           1,172            997            965
    Construction ...................................        359             166             213            257            321
    Residential ....................................      2,652           1,945           1,936          1,766          2,049
  Consumer .........................................      2,399             504             410            307            309
  Credit cards .....................................        174             175             173            167            159
  Lease financing ..................................      1,356             333             241            242            231
Foreign:
  Governments and official institutions ............         --              --              --             --              1
  Commercial and industrial ........................         81              68              55             19             50
  Other ............................................        301             271             225            189            185
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL LOANS AND LEASES                            $11,340          $6,239          $5,807         $5,260         $5,534
=============================================================================================================================

     As evidenced by the Merger, the Company continues its efforts to diversify the loan and lease portfolio, both geographically and by industry. Overall loan and lease volume in the State of Hawaii continues to decline as a result of the sluggish economy.

     The loan and lease portfolio is the largest component of total earning assets and accounts for the greatest portion of total interest income. At December 31, 1998, total loans and leases were $11,339,580,000, an increase of 81.8% over December 31, 1997. The increase was primarily due to increases in the real estate loan, consumer loan and lease financing categories as a result of the Merger. Excluding the effects of the Merger, total loans increased 2.8% over December 31, 1997. The increase was primarily due to increases in commercial, financial and agricultural and consumer loans. The increase was partially offset by decreases in real estate commercial and real estate residential loans.

     Total loans and leases at December 31, 1998, represented 75.3% of total assets, 85.2% of total earning assets and 100.7% of total deposits compared to 77.1% of total assets, 85.6% of total earning assets and 102.5% of total deposits at December 31, 1997, reflecting the effects of the Merger.

     Commercial, financial and agricultural loans as of December 31, 1998, increased $506,653,000, or 32.0%, to $2,089,351,000 from December 31, 1997.
Excluding the effects of the Merger, commercial, financial and agricultural loans increased $262,962,000, or 16.6%, over 1997. Excluding the effects of the Merger, credit extensions in the Pacific Northwest and to the media and telecommunications industry located on the mainland United States accounted for the majority of the increase in loan and lease balances.

     The Company's primary goal in commercial and financial lending is to maintain reasonable levels of risk by following prudent underwriting guidelines primarily based on cash flow. Most commercial and financial loans are collateralized and/or supported by guarantors judged to have adequate net worth. Unsecured loans are made to customers based on character, net worth, liquidity and repayment ability.

     The Company's real estate loans totaled $4,940,236,000, or 43.6%, of total loans and leases at December 31, 1998, which represented an increase of 49.5% over December 31, 1997. Excluding the effects of the Merger, real estate loans decreased $272,778,000, or 8.3%, compared to 1997 due to decreases in commercial and residential loans, reflecting Hawaii's sluggish economy.

     The Company's primary goal in real estate lending is to maintain reasonable levels of risk by financing selective real estate projects, by adhering to conservative underwriting guidelines and by closely monitoring general economic conditions impacting local real estate markets. The Company's multifamily and commercial real estate loans, both construction and permanent, are analyzed on the basis of the economic viability of the specific project or property for which financing is sought as well as the loan-to-value ratio of the real estate securing the financing and the underlying financial strength of the borrower. In its multifamily and commercial real estate lending, the Company will generally not lend in excess of 75% of the appraised value of the underlying project or property; it also generally requires a debt service ratio of 1.20. In its single-family residential lending, the Company will generally not lend in excess of 80% of the appraised value of the underlying property. Loans made in excess of that limit are generally covered by third-party mortgage insurance that reduces

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


the Company's equivalent risk to an 80% loan-to-appraised value ratio.

     Consumer loans as of December 31, 1998, increased $1,893,889,000, or 278.9%, to $2,572,873,000 from December 31, 1997. Excluding the effects of the Merger, consumer loans increased $111,297,000, or 16.4%, over December 31, 1997, primarily due to credit extensions in the Pacific Northwest. Consumer loans consist primarily of open- and closed-ended direct and indirect credit facilities for personal, automobile and household purchases. The Company's primary goal in consumer lending is to maintain reasonable levels of risk by following prudent underwriting guidelines which include, among other factors, an evaluation of: (1) personal credit history; (2) personal cash flow; and (3) collateral values based on existing market conditions.

     Lease financing as of December 31, 1998, increased $1,022,268,000, or 306.7%, to $1,355,538,000 from December 31, 1997. Excluding the effects of the Merger, lease financing increased $38,883,000, or 11.7% over December 31, 1997 due to leveraged lease originations on the mainland United States.

     Loan and lease concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1998, the Company did not have a concentration of loans and leases greater than 10% of total loans and leases which were not otherwise disclosed as a category of loans and leases as shown in the table on page 39. The loan and lease portfolio is principally located in the states of Hawaii and California and, to a lesser extent, the states of Oregon, Washington and Idaho. The risk inherent in the portfolio is dependent not only upon regional and general economic stability of those states which affect property values, but also the financial well being and creditworthiness of the borrowers.


--------------------------------------------------------------------------------
LOAN AND LEASE MATURITIES

     The contractual maturities of loans and leases do not necessarily reflect the actual term of the Company's loan and lease portfolio. The Company's experience has been that the average life of residential real estate loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses. A due-on-sale clause gives the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. In general, the average life of real estate loans tends to increase when current interest rates exceed rates on existing real estate loans. Correspondingly, prepayments tend to increase when current interest rates are below the rates on existing real estate loans. Because the volume of such prepayments fluctuates depending upon changes in both the absolute level of interest rates and the relationship between fixed and adjustable-rate loan rates, the average life of the Company's fixed-rate real estate loans has varied widely.

     At December 31, 1998, loans and leases with maturities over one year were comprised of fixed-rate loans totaling $4,926,964,000 and floating or adjustable-rate loans totaling $3,974,280,000.


     The following table sets forth the contractual maturities of the Company's loan and lease portfolio by category at December 31, 1998. Demand loans are included as due within one year.

-------------------------------------------------------------------------------------------------------------------
                                                                   AFTER ONE
                                               WITHIN              BUT WITHIN             AFTER
(in millions)                                 ONE YEAR             FIVE YEARS           FIVE YEARS           TOTAL
-------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND AGRICULTURAL          $  850               $  809               $  430            $ 2,089
REAL ESTATE:
  COMMERCIAL                                       432                  950                  547              1,929
  CONSTRUCTION                                     198                  123                   38                359
  RESIDENTIAL                                      163                  741                1,748              2,652
CONSUMER                                           413                1,089                  897              2,399
CREDIT CARDS                                        72                   97                    5                174
LEASE FINANCING                                    182                  845                  329              1,356
FOREIGN                                            129                  175                   78                382
-------------------------------------------------------------------------------------------------------------------
      TOTAL                                     $2,439               $4,829               $4,072            $11,340
===================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


NONPERFORMING ASSETS AND PAST DUE LOANS AND LEASES

     Nonperforming assets and past due loans and leases as of December 31 are reflected below for the years indicated:

-----------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                         1998          1997           1996          1995         1994
-----------------------------------------------------------------------------------------------------------------------------
Nonperforming loans and leases:
  Nonaccrual:
    Commercial, financial and agricultural ................  $ 21,719       $ 9,038       $21,398       $16,229       $ 7,972
    Real estate:
      Commercial ..........................................    17,457         4,590         6,156        40,664        35,290
      Construction ........................................        --            --         1,700         9,697         7,038
      Residential:
        Insured, guaranteed, or conventional ..............     9,543         6,353        13,815        12,628         4,792
        Home equity credit lines ..........................       333            50           451           496           520
-----------------------------------------------------------------------------------------------------------------------------
          Total real estate loans .........................    27,333        10,993        22,122        63,485        47,640
-----------------------------------------------------------------------------------------------------------------------------
    Consumer ..............................................     2,366            --            --            --            --
    Lease financing .......................................     1,816            10            27            19           212
    Foreign ...............................................     1,174            --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------
          Total nonaccrual loans and leases ...............    54,408        20,041        43,547        79,733        55,824
-----------------------------------------------------------------------------------------------------------------------------
  Restructured:
    Commercial, financial and agricultural ................     3,894         1,532         3,429           682            --
    Real estate:
      Commercial ..........................................    30,247        30,843        24,604         2,500         3,128
      Residential:
        Insured, guaranteed, or conventional ..............     1,100         2,626           267            --            --
        Home equity credit lines ..........................        --           559           561            --            --
-----------------------------------------------------------------------------------------------------------------------------
          Total real estate loans .........................    31,347        34,028        25,432         2,500         3,128
-----------------------------------------------------------------------------------------------------------------------------
          Total restructured loans and leases .............    35,241        35,560        28,861         3,182         3,128
-----------------------------------------------------------------------------------------------------------------------------
          Total nonperforming loans and leases ............    89,649        55,601        72,408        82,915        58,952
Other real estate owned and repossessed personal property .    33,381        30,760        25,574         9,312         4,160
-----------------------------------------------------------------------------------------------------------------------------
          TOTAL NONPERFORMING ASSETS ......................  $123,030       $86,361       $97,982       $92,227       $63,112
=============================================================================================================================
Past due loans and leases:
  Commercial, financial and agricultural ..................   $ 1,569       $ 2,521       $ 7,765       $13,060       $18,834
  Real estate:
    Commercial ............................................     2,379           567         7,676         2,175         4,765
    Construction ..........................................       440            --            --            --            --
    Residential:
      Insured, guaranteed, or conventional ................    23,250        25,002         9,812         7,502         6,741
      Home equity credit lines ............................     1,710         2,077         2,220         3,005           909
-----------------------------------------------------------------------------------------------------------------------------
          Total real estate loans .........................    27,779        27,646        19,708        12,682        12,415
-----------------------------------------------------------------------------------------------------------------------------
  Consumer ................................................     3,443         3,589         2,869         3,020         1,928
  Lease financing .........................................        --            11            40            28           190
  Foreign .................................................     1,816            --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------
          TOTAL PAST DUE LOANS AND LEASES (1) .............  $ 34,607       $33,767       $30,382       $28,790       $33,367
=============================================================================================================================

Nonperforming assets to total loans and leases and other
  real estate owned and repossessed personal property
  (end of year):
    Excluding past due loans and leases ........................  1.08%         1.38%         1.68%         1.75%         1.14%
    Including past due loans and leases ........................  1.39%         1.92%         2.20%         2.30%         1.74%
Nonperforming assets to total assets (end of year):
    Excluding past due loans and leases ........................   .82%         1.07%         1.22%         1.22%          .84%
    Including past due loans and leases ........................  1.05%         1.48%         1.60%         1.60%         1.28%
=============================================================================================================================

Note:

(1) Represents loans and leases which are past due 90 days or more as to principal and/or interest, are still accruing interest and are adequately collateralized and in the process of collection.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------

     As shown in the table on page 41, nonperforming assets at December 31, 1998 were $123,030,000, or 1.08%, of total loans and leases and OREO and repossessed personal property and .82% of total assets. Excluding the effects of the Merger, nonperforming assets at December 31, 1998 were $105,035,000, or 1.63%, of total loans and leases and OREO and 1.25% of total assets. These levels compared to total nonperforming assets at December 31, 1997 of $86,361,000, or 1.38% of total loans and leases and OREO and repossessed personal property and 1.07% of total assets. The increase in nonperforming assets of $18,674,000, or 21.6%, was principally due to increases in nonaccrual loans and leases as follows: (1) commercial, financial and agricultural loans of $8,778,000, or 97.1%; and (2) real estate - commercial loans of $12,722,000, or 277.2%. The increase in nonaccrual loans and leases was partially offset by decreases in restructured real estate - commercial loans of $3,609,000, or 11.7%. The increase in commercial, financial and agricultural loans was primarily due to a loan placed on nonaccrual status totaling $5,453,000 in the second quarter of 1998. The increase in real estate - commercial loans was primarily due to two loans totaling $12,964,000 placed on nonaccrual status in the fourth quarter of 1998, partially offset by two loans totaling $3,686,000 that were transferred to OREO in 1998.

     In recent years, the level of the Company's nonperforming assets and charge-offs has been affected by the impact of adverse economic conditions and trends in Hawaii. The most important of these adverse economic trends is the prolonged economic downturn over the last eight years. Economic growth over the past year was virtually nil, as was the level of growth in tourism. Although some improvement was seen in 1998 in certain sectors of the Hawaii real estate market, overall the local real estate market continues to show weaknesses, including declining values in the leasehold real estate sector. This was reflected in the continued increase in residential real estate properties transferred to OREO in 1998.

     Although Hawaii's recovery from its 1991 recession continues to be slow and protracted, the economy in California and the Pacific Northwest continues to expand. This is evidenced by the decline in the ratios of nonperforming assets to total loans and leases and other OREO, and nonperforming assets to total assets as of December 31, 1998 resulting from the Merger.

     Recently, a number of countries in the Asia Pacific region, including Japan, have experienced significant weaknesses in their economies. While the Company's aggregate outstanding loans and leases to these countries totaled $81,003,000 and constituted .54% of the Company's total assets at December 31, 1998, the economic downturn in Asia may adversely affect the volume and spending level of Asian visitors to Hawaii, which in turn may adversely affect the Hawaii economy. The Company does not foresee a major improvement in Hawaii's economic conditions in the near term and believes that these trends may continue to affect the level of nonperforming assets and related charge-offs in future periods.

     The following table presents the direct claims on or claims guaranteed by borrowers in the Asian countries indicated below at December 31, 1998:

--------------------------------------------------------------
                                     OUTSTANDING   OUTSTANDING
(in thousands)                       COMMITMENT      BALANCE
--------------------------------------------------------------

CHINA ............................    $   442       $   361
HONG KONG ........................      2,820         2,345
INDIA ............................         39            --
INDONESIA ........................      2,172           796
SOUTH KOREA ......................      1,059         1,059
PHILIPPINES ......................      1,377         1,377
SINGAPORE ........................      1,696         1,391
TAIWAN ...........................      3,652         2,580
--------------------------------------------------------------

  TOTAL NON-JAPAN ................     13,257         9,909
JAPAN ............................     85,493        71,094
--------------------------------------------------------------

  TOTAL ..........................    $98,750       $81,003
--------------------------------------------------------------

     As of December 31, 1998, there was no exposure to Thailand.

     Outstanding exposures of non-Japan, Asian countries represented .09% of total assets and .79% of total stockholders' equity and including Japan, .66% of total assets and 5.92% of total stockholders' equity. The above are primarily collateralized by certificates of deposit, Hawaii real estate, standby letters of credit issued by Asian banks or guarantees by creditworthy Asian individuals and corporations.

     Loans past due 90 days or more and still accruing interest totaled $34,607,000 at December 31, 1998, an increase of $840,000, or 2.5%, over
December 31, 1997. The Merger did not have a significant impact on loans past due 90 days or more and still accruing interest at December 31, 1998. The continued weakness of the Hawaii economy and its local real estate market has adversely impacted the Company's ability to reduce past due loans. All loans which are past due 90 days or more and still accruing interest are, in management's judgment, adequately collateralized and in the process of collection.

     At December 31, 1998, the Company was not aware of any significant potential problem loans (not otherwise classified as nonperforming or past due in the table on page 41) where possible credit problems of the borrower caused management to have serious concerns as to the ability of such borrower to comply with the present loan repayment terms.

     The following table presents information related to loans and leases on a nonaccrual basis as of December 31, 1998:

------------------------------------------------------------
(in thousands)                    DOMESTIC   FOREIGN   TOTAL
------------------------------------------------------------
INTEREST INCOME WHICH
  WOULD HAVE BEEN RECORDED
  IF LOANS HAD BEEN CURRENT ....   $6,219     $--     $6,219
============================================================
INTEREST INCOME RECORDED
  DURING THE YEAR ..............   $1,800     $--     $1,800
============================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------

DEPOSITS

     Deposits are the largest component of the Company's total liabilities and account for the greatest portion of total interest expense. At December 31, 1998, total deposits were $11,260,320,000, an increase of $5,171,120,000, or
84.9%, over December 31, 1997. The increase was primarily due to the Merger.

DEPOSITS
($ in billions)
5.15  5.36  5.94  6.09  11.26

 94    95    96    97    98


     The following table presents the average amount and average rate paid on deposits for the years indicated:

-------------------------------------------------------------------------------------------
                                 1998                   1997                   1996
                          ------------------     ------------------     -------------------
(dollars in millions)      AMOUNT       RATE      Amount       Rate      Amount       Rate
-------------------------------------------------------------------------------------------
Domestic:
  Noninterest-
    bearing
    demand ...........    $    965        --%    $    771        --%    $    860        --%
  Interest-bearing
    demand ...........         284      1.54          303      1.59          597      1.55
  Savings ............       2,540      2.57        2,164      2.61        1,712      2.78
  Time ...............       2,894      5.18        2,399      5.29        2,198      5.31
Foreign ..............         284      3.38          266      3.52          251      3.56
----------------------    --------               --------               --------
    TOTAL ............    $  6,967      3.29%    $  5,903      3.35%    $  5,618      3.25%
===========================================================================================


INVESTMENT SECURITIES BY MATURITIES AND WEIGHTED AVERAGE YIELDS

     The following table presents the maturities of held-to-maturity investment securities and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                                   MATURITY
                                    -------------------------------------------------------------------------
                                         WITHIN         AFTER ONE BUT     AFTER FIVE BUT          AFTER
                                        ONE YEAR      WITHIN FIVE YEARS  WITHIN TEN YEARS        TEN YEARS             TOTAL
                                    ----------------  -----------------  ----------------    ----------------     ----------------
(dollars in millions)               AMOUNT     YIELD    AMOUNT   YIELD   AMOUNT     YIELD    AMOUNT     YIELD     AMOUNT     YIELD
----------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY AND OTHER U.S. ...
  GOVERNMENT AGENCIES
  AND CORPORATIONS .............    $   80     6.16%     $ --     --%    $   --       --%    $   --       --%     $   80     6.16%
OTHER ASSET-BACKED SECURITIES ..        --       --        --     --         --       --        111     6.30         111     6.30
COLLATERALIZED MORTGAGE
  OBLIGATIONS ..................        --       --        --     --         15     5.79         85     6.07         100     6.03
--------------------------------    ------               ----            ------              ------               ------
    TOTAL ......................    $   80     6.16%     $ --     --%    $   15     5.79%    $  196     6.20%     $  291     6.17%
==================================================================================================================================


Note: The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

     The following table presents the maturities of available-for-sale investment securities, excluding securities which have no stated maturity at December 31, 1998, and the weighted average yields (for obligations exempt from Federal income taxes on a taxable equivalent basis assuming a 35% tax rate) of such securities. The tax equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

                                                                       MATURITY
                                        ------------------------------------------------------------------------
                                            WITHIN           AFTER ONE BUT    AFTER FIVE BUT          AFTER
                                           ONE YEAR       WITHIN FIVE YEARS  WITHIN TEN YEARS       TEN YEARS            TOTAL
                                        ---------------   -----------------  ----------------    ---------------    ----------------
(dollars in millions)                   AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD
------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY AND OTHER U.S.
  GOVERNMENT AGENCIES
  AND CORPORATIONS ...................   $290     5.43%     $166     5.40%      $--        --%    $  5     5.37%   $  461      5.42%
MORTGAGE AND ASSET-BACKED SECURITIES:
  GOVERNMENT .........................     --       --        50     6.20         7      6.60      623     6.53       680      6.51
  OTHER ..............................     --       --        --       --        --        --       21     6.42        21      6.42
COLLATERALIZED MORTGAGE
  OBLIGATIONS ........................     --       --        --       --        --        --       1      6.97         1      6.97
STATES AND POLITICAL SUBDIVISIONS ....     15     5.87        --       --        --        --       1      6.72        16      5.93
OTHER ................................     --       --        16     5.64        --        --       34     6.05        50      5.92
--------------------------------------   ----               ----                ---               ----             ------
    TOTAL                                $305     5.45%     $232     5.59%      $ 7      6.60%    $685     6.49%   $1,229      6.06%
====================================================================================================================================

Note: The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


LIQUIDITY MANAGEMENT

     Liquidity refers to the Company's ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. The Company achieves its liquidity objectives from both assets and liabilities.

     Asset-based liquidity is derived from the investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits in other banks, Federal funds sold, securities purchased under agreements to resell and investment securities. The aggregate of these assets represented 17.1% of total assets at the end of 1998 compared to 16.5% at the end of 1997. Additional information related to the Company's off-balance sheet instruments at December 31, 1998 and 1997 is included in Note 21 to the Consolidated Financial Statements on page 73.

     Liability-based liquidity is provided primarily from deposits. Average total deposits for 1998 increased $1,064,435,000, or 18.0%, to $6,967,439,000, primarily due to the Merger. Average total deposits for 1998 and 1997 funded 75.7% and 74.5%, respectively, of average total assets. In addition, liquidity was also provided from short-term borrowings, which consisted of commercial paper issued by the Company, Federal funds purchased and securities sold under agreements to repurchase, lines of credit from other banks and credit facilities from the Federal Home Loan Banks. Additional information on short-term borrowings is provided in Note 10 to the Consolidated Financial Statements on page 64. Also, the Company has access to offshore deposits in the international market which provides another available source of funds.

     The Company's commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). The Company's subordinated debt is assigned a rating of A3 by Moody's Investors Service and BBB by S&P. The Company currently has a Thomson BankWatch, Inc. rating of B/C.

     As indicated in the Consolidated Statements of Cash Flows on page 54, net cash provided by operating and financing activities was $469,479,000 and net cash used in investing activities was $137,200,000 for 1998. In 1998, there was a significant change in the Company's cash flow related to the effects of the Merger which provided $282,454,000 in net cash. For 1997, net cash provided by operating and financing activities was $179,173,000 and net cash used in investing activities was $229,779,000. In 1997, the Company's cash flow was positively impacted by the issuance of $100,000,000 of its Capital Securities by the Trust, and the related issuance by the Company of junior subordinated deferrable interest debentures to the Trust. The net cash from these issuances was utilized to, among other things, reduce short-term borrowings and repurchase the Company's common stock. For 1996, net cash provided by operating and investing activities was $428,705,000 and net cash used in financing activities was $399,245,000. In 1996, there was a significant change in the Company's cash flow related to the Pacific Northwest Acquisitions, which provided $218,966,000 in net cash.

     The Company's ability to pay dividends depends primarily upon dividends and other payments from its subsidiaries, which are subject to certain limitations as described in Note 14 to the Consolidated Financial Statements on page 67.

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

     The market value of equity analysis examines the change in the economic value of the Company due to changes in interest rates. At December 31, 1998, the Company remained well within current guidelines which allow for no more than a decrease in value equal to 1% of total assets due to a 1% change in interest rates. The net interest income simulations look at how the Company's net interest income is affected by flat, rising, or declining rates using the current balance sheet and simulating net interest income going forward two years. Under these simulations, at December 31, 1998, the Company's exposure to changes in interest rates was within current guidelines which allow for no more than a 10% adverse change in net interest income for a 1% change in rates over a one-year time period.

     Interest rate risk exposure is managed primarily through the use of off-balance sheet instruments such as swaps, caps, floors and options on mortgage-backed securities and through extending or shortening the duration of the investment securities portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


INTEREST RATE SENSITIVITY

     The Company's interest rate sensitivity position at December 31, 1998, is presented below. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference between assets and liabilities subject to repricing, maturity, runoff and/or volatility during a specified period. The gap is adjusted for interest rate swaps which are hedging certain assets or liabilities on the balance sheet. (For ease of analysis, all of these swap adjustments are consolidated into one line on the gap table.)

     Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest rate sensitivity. At December 31, 1998, the cumulative one-year gap for the Company was a positive $176.8 million, representing 1.17% of total assets.

-----------------------------------------------------------------------------------------------------------------------------
                                                          WITHIN       AFTER THREE    AFTER ONE
                                                           THREE       BUT WITHIN    BUT WITHIN        AFTER
(dollars in thousands)                                    MONTHS        12 MONTHS      5 YEARS        5 YEARS        TOTAL
-----------------------------------------------------------------------------------------------------------------------------
ASSETS:
  INTEREST-BEARING DEPOSITS IN OTHER BANKS ..........   $  271,641     $    3,000     $       --   $        --    $   274,641
  FEDERAL FUNDS SOLD AND SECURITIES PURCHASED
    UNDER AGREEMENTS TO RESELL ......................       52,100             --             --            --         52,100
  INVESTMENT SECURITIES:
    HELD-TO-MATURITY ................................       12,997        109,971        137,963        29,991        290,922
    AVAILABLE-FOR-SALE ..............................      434,419        574,048        323,441        15,086      1,346,994
  NET LOANS:
    COMMERCIAL, FINANCIAL AND AGRICULTURAL ..........    1,681,579        275,323        109,233        23,216      2,089,351
    REAL ESTATE--CONSTRUCTION .......................      256,503          4,399         40,555        57,763        359,220
    FOREIGN .........................................      145,243         80,778        151,184         4,377        381,582
    OTHER ...........................................    1,813,627      2,097,631      3,503,423       945,161      8,359,842
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL EARNING ASSETS ..........................    4,668,109      3,145,150      4,265,799     1,075,594     13,154,652
  NONEARNING ASSETS .................................      212,406        279,011        672,465       731,361      1,895,243
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS ..................................   $4,880,515     $3,424,161     $4,938,264   $ 1,806,955    $15,049,895
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
  INTEREST-BEARING DEPOSITS .........................   $3,331,694     $2,757,842     $2,138,556   $   756,943    $ 8,985,035
  NONINTEREST-BEARING DEPOSITS ......................      490,476        210,933      1,124,976       448,900      2,275,285
  SHORT-TERM BORROWINGS .............................      880,142         37,804          4,921            --        922,867
  LONG-TERM DEBT AND CAPITAL SECURITIES .............       51,028          1,088        426,263       251,580        729,959
  STOCKHOLDERS' EQUITY ..............................        6,171             --             --     1,661,715      1,667,886
  OFF-BALANCE SHEET ADJUSTMENT ......................      (40,382)       (66,845)        48,204        59,023             --
  NONCOSTING LIABILITIES ............................      162,833        305,088            359           583        468,863
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....   $4,881,962     $3,245,910     $3,743,279   $ 3,178,744    $15,049,895
=============================================================================================================================
INTEREST RATE SENSITIVITY GAP .......................   $   (1,447)    $  178,251     $1,194,985   $(1,371,789)
CUMULATIVE GAP ......................................   $   (1,447)    $  176,804     $1,371,789   $        --
CUMULATIVE GAP AS A PERCENT OF TOTAL ASSETS .........         (.01)%         1.17%          9.11%           --%
=============================================================================================================================

YEAR 2000 ISSUES

BACKGROUND

     Many computer programs were written, and many computer chips were programmed, to use only two digits to identify the year. Thus, a computer program could read the digits "00" as the year 2000 or as the year 1900. If not corrected, software and computer systems may fail or create erroneous results in the year 2000. Also, computer chips embedded in many operating facilities--such as elevators and communication systems--may cause equipment malfunctions because of the year 2000 date change. These potential software and systems problems may affect the Company, the outside companies and agencies that the Company relies upon to conduct its business and to service its customers ("External Parties"), and the Company's borrowers. Failure by the Company or these third parties to successfully address year 2000 issues could have a material and adverse effect on the Company's business or consolidated results of operations or financial condition.

     The Company's programs to address these issues are being carried out by its subsidiary operating banks, First Hawaiian and Bank of the West. Prior to the Merger, both FHI and BancWest had established plans and were executing programs to ensure that their respective company's information management and processing software and hardware and other date sensitive facilities would continue to function properly in the year 2000 and thereafter. The

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


respective plans and programs will continue to be executed separately by Bank of the West and First Hawaiian.

     In connection with the Merger, Pacific One Bank merged into Bank of the West, and in February 1999, the accounts and operating systems of the former Pacific One Bank were converted to Bank of the West's operating systems. Consequently, Pacific One Bank's year 2000 program will be replaced by Bank of the West's program, described below.

     Each bank has formed management teams to address year 2000 issues. The teams report to senior management and to the audit committee of the respective banks. The bank audit committees, in turn, report to the respective banks' Boards of Directors and to the Audit Committee of the Board of Directors of the Company.

     The Company's year 2000 programs are designed to comply with guidelines issued by the Federal Financial Institutions Examination Council (the "FFIEC"). The Federal Deposit Insurance Corporation (the "FDIC") and Federal Reserve, which are members of the FFIEC, conduct year 2000 compliance examinations of the Company, First Hawaiian and Bank of the West. These examinations result in one of three ratings: "satisfactory," "needs improvement," or "unsatisfactory," and institutions that receive a rating of unsatisfactory may be subject to formal enforcement action, supervisory agreements, cease and desist orders, civil money penalties, or the appointment of a conservator. Disclosure of these ratings is not permitted by Federal regulations.

     Each bank's program includes five major phases--inventory, assessment, strategies, solution (remediation or replacement of noncompliant items) and testing and certification (which includes stand-alone and integration testing). In the inventory and assessment phases, the banks classified items to be addressed as "mission critical" or "non-mission critical." Mission-critical items are those applications or systems that are vital to the successful continuance of a core business activity of the bank.

     First Hawaiian and Bank of the West have substantially different data processing environments and consequently different approaches to addressing year 2000 issues. While both banks rely heavily on third-party-provided software, First Hawaiian operates its own data center to meet the majority of its systems' requirements, while Bank of the West has outsourced its primary data processing services. Because of this key difference in data processing environments, implementation of each bank's year 2000 program is discussed separately below.

STATUS OF IMPLEMENTATION OF FIRST HAWAIIAN'S PROGRAM

     First Hawaiian has completed the first three phases of the program--inventory, assessment and strategy. As of December 31, 1998, First Hawaiian met a major milestone of completing the renovation and stand-alone testing and certification of a substantial portion of internal mission-critical systems, meeting a goal established by the FFIEC (over 97% of mission-critical systems have been certified). For all systems, mission-critical and non-mission critical, First Hawaiian has completed over 87% of the stand-alone testing and certification. Integrated testing has begun and First Hawaiian is 72% complete with this task. Both stand-alone and integrated testing and certification are planned to be completed by June 30, 1999. Testing with External Parties is underway and is also expected to be completed in the same time frame.

EXTERNAL PARTIES

     First Hawaiian is continuing to assess the year 2000 compliance efforts of significant External Parties. It has categorized External Parties as follows:
(1) external processors--vendors who provide core business processing services, such as credit card processing, and vendors who provide information access for First Hawaiian's customers, such as business and home P.C. banking; (2) external interfaces--companies and agencies with whom the bank exchanges information by electronic or nonelectronic media, such as automated clearing house transactions; and (3) external alliances--vendors, suppliers, providers, business partners, customers and other third parties that are not covered by any other category, such as credit bureaus and stock quotation services. Testing with external processors is underway and testing with mission-critical processors is planned to be substantially completed by March 31, 1999. Testing has begun with some parties with external interfaces. Selected testing with customers is also scheduled for the first and second quarters of 1999. Completion of testing with external interface parties and customers is planned by June 30, 1999. Initial contact with External Parties involved in other alliances with the bank was completed by December 31, 1998, and follow-up contact will continue throughout 1999 to ensure that year 2000 failures by External Parties will not materially adversely affect the bank.

BORROWERS

     The first stage of First Hawaiian's evaluation of year 2000 compliance by borrowers included a credit risk survey and assessment process which was completed by First Hawaiian credit officers in August 1998. Following FFIEC guidelines and based on management judgment, all aggregate loans and commitments to a borrower in excess of a fixed threshold were evaluated. In addition, all applicants for new credits are being evaluated for year 2000 risk among other underwriting risks. Borrowers are classified as "high risk," "medium risk" and "low risk" based on year

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


2000 status. High-risk credits will be reassessed quarterly and medium-risk and low-risk credits will be reassessed semi-annually. A reassessment of high-, medium- and low-risk borrowers was completed in December 1998. First Hawaiian believes, based on this review, that the exposure to borrowers' year 2000 problems does not represent a material risk at this time.

STATUS OF IMPLEMENTATION OF BANK OF THE WEST'S PROGRAM

     Bank of the West has completed the inventory, assessment and strategy phases of its program. By the end of December 1998, renovation or replacement of 97% of mainframe programs had been completed. By the end of February 1999, all mainframe computer programs (116) had been either renovated or replaced. Feature, function and interface testing have been completed for each of the renovated and replaced systems and they are currently running in the bank's production environment. Mainframe date testing will occur on a stand-alone computer provided by the external service provider at its technology center during the period March 1999 through May 1999, with completion planned by June 30, 1999. Stand-alone and networked personal computers and related programs will be tested during the same time period on a stand-alone test system being installed on-site at Bank of the West.

EXTERNAL PARTIES

     Bank of the West is also assessing the year 2000 compliance efforts of key External Parties. The bank has categorized External Parties similarly to First Hawaiian, as discussed above. The bank has received periodic reports from its primary external processors which indicate that they are on or ahead of schedule with their year 2000 plans. Additionally, regulatory agencies are performing periodic reviews of these service processors' progress on year 2000 readiness and providing copies of their evaluations to Bank of the West and other banks serviced by these external processors.

     Bank of the West will be performing interface testing (tests on the exchange of data with other systems) with its External Parties during the March 1999 to May 1999 testing period. Additionally, year 2000 readiness questionnaires have been sent to all key external alliance parties. Responses will be evaluated and followed up to ensure that no mission-critical relationships will fail as a result of the year 2000 issue.


CUSTOMERS AND COUNTERPARTIES

     Bank of the West has commenced an assessment program with respect to year 2000 compliance by funds providers (such as major depositors) and funds users (such as borrowers). Credit officers and account managers completed the first stage of a risk survey and assessment process in October 1998. Customers and counterparties were selected for review based on FFIEC guidelines and management judgment. The customers and counterparties were classified as "high risk," "medium risk," or "low risk" based on their year 2000 status. All applicants for new credits at Bank of the West are being evaluated for year 2000 risk among other underwriting factors, if applicable.

BUDGET

     The Company's current estimates of the total cost related solely to the year 2000 program is $12.4 million through June 30, 2000. Additionally, it estimates that a total of $5.6 million has been and will be required for purchase and installation of new or replacement systems or equipment that were accelerated to address year 2000 issues. The source of these funds has been and will be the operating cash flow of the Company. From the beginning of the year 2000 programs through December 31, 1998, an aggregate of $6.4 million has been expended on costs related solely to year 2000 compliance efforts, and $2.8 million has been spent on the planning and accelerated installation of systems and applications to address the year 2000 issues as described above. In 1998, the Company expended $5.8 million on costs related solely to year 2000 compliance and $2.6 million on accelerated systems and applications.

CONTINGENCY PLAN

     Both First Hawaiian and Bank of the West are preparing contingency plans to minimize disruption to their respective bank operations due to year 2000 issues. Included are plans to recover critical business operations and alternatives to mitigate potential effects of critical External Parties whose own failure to properly address year 2000 issues may adversely impact the ability to perform certain functions. Alternative strategies and contingency plans for liquidity and cash are also included as part of the business resumption plans for both banks. The contingency plans are expected to be substantially completed for critical business operations by June 30, 1999. Review and validation of these plans will continue through the remainder of 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


RISKS

     Even though the Company expects that the First Hawaiian and Bank of the West programs will adequately address year 2000 issues, there can be no assurance that unforeseen difficulties will not arise and impact the Company's business or consolidated results of operations or financial condition. There is an additional risk that may be posed by potential failure of certain parties, such as power, telecommunication and transportation utilities or governmental agencies, to resolve year 2000 issues where alternative providers of services are not available.

     Readers are cautioned that forward-looking statements in this discussion of year 2000 issues should be read in conjunction with the Company's disclaimers on page 28 as to the risks and uncertainties relating to such forward-looking statements.

     The disclosure contained in this Annual Report as well as the information in its 1997 Annual Report and 1998 Form 10-Q quarterly reports filed by the Company with the Securities and Exchange Commission regarding its year 2000 readiness are designated as year 2000 readiness disclosures under the Year 2000 Information and Readiness Disclosure Act.

EURO CONVERSION

     On January 1, 1999, 11 of the 15 member countries of the European Union (the "Participating Countries") established fixed conversion rates between their existing sovereign currencies (the "Legacy Currencies") and the euro. The Participating Countries have adopted the euro as their common legal currency on that date. On January 1, 1999, the euro also began trading on currency exchanges and became available for non-cash transactions.

     Following the introduction of the euro on January 1, 1999, the Legacy Currencies are scheduled to remain legal tender in the Participating Countries as denominations of the euro between January 1, 1999 and January 1, 2002. Beginning January 1, 2002, the Participating Countries will issue new euro-denominated bills and coins for use in cash transactions. No later than July 1, 2002, the Participating Countries will withdraw all bills and coins denominated in the Legacy Currencies, so that the Legacy Currencies no longer will be legal tender for any transactions, making conversion to the euro complete.

     As a provider of foreign exchange, custody, cash management and funds transfer services, the Company has been actively preparing for the introduction of the euro. Similar to the year 2000 issue, euro preparations have required conversion of various operating and processing systems to avoid interruption in the Company's ongoing business activities. The costs associated with the euro conversion have been expensed in the period in which they were incurred and have not been material.

     The business conducted by the Company in the Participating Countries is not material to its earnings. Furthermore, all of the Company's derivatives are based on either domestic interest rates or London Interbank Offered Rates ("LIBOR"). Although the business conducted by the Company in the Participating Countries is not material, the Company has been actively developing contingency plans to deal with any liquidity issues that may result if changes in payment, clearing or settlement procedures result in an increase in misrouted funds. These plans have also addressed likely problems following conversion in order to maximize the Company's ability to avoid disruptions. While the Company does not expect that the impact of the conversion will be material to its consolidated financial condition or results of operations, it cannot be assured that third parties on whom it relies will be fully prepared. However, the Company currently believes that the risk associated with such third parties will not be material.

     Readers are cautioned that forward-looking statements in this discussion of the euro conversion should be read in conjunction with the Company's disclaimers on page 28 as to the risks and uncertainties relating to such forward-looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)        BancWest Corporation & Subsidiaries
----------------------------------------------------------------------------------------------------


FOURTH QUARTER RESULTS

     Consolidated net income for the fourth quarter of 1998 was $11,180,000, a decrease of $8,949,000, or 44.5%, compared to the $20,129,000 earned during the same quarter in 1997. Diluted earnings per share for the fourth quarter of 1998 was $.06, a decrease of 90.5%, compared to the same quarter in 1997. Diluted cash earnings per share was $.35, a decrease of 48.5%, compared to the same quarter in 1997.

     Operating earnings (excluding after-tax charges of $21,866,000 related to restructuring costs, costs related to the Merger and other nonrecurring costs) for the fourth quarter of 1998 was $33,046,000, an increase of $12,917,000, or 64.2%, over the same quarter in 1997. Diluted operating earnings per share for the fourth quarter of 1998 was $.67, an increase of 6.3%, over the same quarter in 1997. Diluted operating cash earnings per share was $.81, an increase of 19.1%, over the same quarter in 1997. Additional information on restructuring, merger-related and other nonrecurring costs is provided in "Noninterest Expense" on page 37.

     The increase in operating earnings for the fourth quarter of 1998 as compared to the fourth quarter of 1997 was primarily due to: (1) the effects of the Merger; (2) the write-down of certain OREO's of $2,025,000; (3) an adjustment to lease financing income of $2,355,000 in 1997 related to a certain direct financing lease; and (4) the write-off in 1997 of previously capitalized organizational costs in connection with the Pacific Northwest Acquisitions of $1,588,000. The increase was partially offset by: (1) interest earned in 1997 on a corporate income tax refund of $1,908,000; and (2) an income tax benefit of $1,458,000 (resulting from the recognition of previously unrecognized general business credits) which reduced the overall income tax expense in 1997.

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of unaudited quarterly financial data for 1998 and 1997 is presented below:

--------------------------------------------------------------------------------------------------------------------
                                                                     Quarter
                                            --------------------------------------------------------         Annual
(in thousands, except per share data)         First          Second          Third           Fourth          Total
--------------------------------------------------------------------------------------------------------------------
1998
INTEREST INCOME .........................   $151,323        $152,594        $154,973        $225,549        $684,439
INTEREST EXPENSE ........................     65,745          66,145          66,292          92,020         290,202
--------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME .....................     85,578          86,449          88,681         133,529         394,237
PROVISION FOR CREDIT LOSSES .............      4,396           7,516           6,279          10,364          28,555
TOTAL NONINTEREST INCOME ................     25,607          31,220          26,169          36,585         119,581
TOTAL NONINTEREST EXPENSE ...............     73,637          76,222          73,204         130,744         353,807
--------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ..............     33,152          33,931          35,367          29,006         131,456
PROVISION FOR INCOME TAXES ..............     11,924          12,263          12,837          17,826          54,850
--------------------------------------------------------------------------------------------------------------------
NET INCOME ..............................   $ 21,228        $ 21,668        $ 22,530        $ 11,180        $ 76,606
====================================================================================================================
BASIC EARNINGS PER SHARE ................   $    .68        $    .70        $    .72        $    .06        $   2.16
DILUTED EARNINGS PER SHARE ..............        .68             .69             .72             .06            2.15
====================================================================================================================
1997
Interest income .........................   $145,395        $149,453        $149,432        $148,203        $592,483
Interest expense ........................     62,881          63,796          64,850          66,484         258,011
--------------------------------------------------------------------------------------------------------------------
Net interest income .....................     82,514          85,657          84,582          81,719         334,472
Provision for credit losses .............      3,752           4,261           3,817           5,381          17,211
Total noninterest income ................     23,412          25,963          23,491          23,998          96,864
Total noninterest expense ...............     72,568          74,467          71,704          71,822         290,561
--------------------------------------------------------------------------------------------------------------------
Income before income taxes ..............     29,606          32,892          32,552          28,514         123,564
Provision for income taxes ..............      9,090          10,627          11,201           8,385          39,303
--------------------------------------------------------------------------------------------------------------------
Net income ..............................   $ 20,516        $ 22,265        $ 21,351        $ 20,129        $ 84,261
====================================================================================================================
Basic earnings per share ................   $    .65        $    .70        $    .67        $    .64        $   2.66
Diluted earnings per share ..............        .64             .70             .67             .63            2.64
====================================================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS            BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


TO THE STOCKHOLDERS
BANCWEST CORPORATION

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of BancWest Corporation and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

Honolulu, Hawaii
January 21, 1999

CONSOLIDATED BALANCE SHEETS                  BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


                                                                                                              DECEMBER 31,
                                                                                                    -------------------------------
(in thousands, except number of shares and per share data) .....................................        1998               1997
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ........................................................................    $    615,184       $    282,905
Interest-bearing deposits in other banks .......................................................         274,641            137,930
Federal funds sold and securities purchased under agreements to resell .........................          52,100            134,274
Investment securities (note 5)
  Held-to-maturity (fair value of $291,414 in 1998) ............................................         290,922               --
  Available-for-sale ...........................................................................       1,346,994            778,124
Loans and leases:
  Loans and leases (note 6) ....................................................................      11,339,580          6,238,681
  Less allowance for credit losses (note 7) ....................................................         149,585             82,596
-----------------------------------------------------------------------------------------------------------------------------------
Net loans and leases ...........................................................................      11,189,995          6,156,085
-----------------------------------------------------------------------------------------------------------------------------------
Premises and equipment (note 8) ................................................................         266,984            245,999
Customers' acceptance liability ................................................................           1,377                867
Core deposit intangible (net of accumulated amortization of
  $16,227 in 1998 and $13,605 in 1997) (note 1) ................................................          73,430             25,347
Goodwill (net of accumulated amortization of
  $26,823 in 1998 and $22,815 in 1997) (note 1) ................................................         635,245             96,030
Other real estate owned and repossessed personal property (note 1) .............................          33,381             30,760
Other assets ...................................................................................         269,642            204,771
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ...................................................................................    $ 15,049,895       $  8,093,092
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Domestic:
    Noninterest-bearing demand .................................................................    $  2,018,561       $    903,195
    Interest-bearing demand ....................................................................         318,756            310,810
    Savings ....................................................................................       3,886,714          2,090,571
    Time (fair value of $4,795,397 in 1998 and $2,499,390 in 1997) (note 9) ....................       4,779,726          2,490,915
  Foreign (fair value of  $256,830 in 1998 and $293,769 in 1997) (note 9) ......................         256,563            293,709
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits .................................................................................      11,260,320          6,089,200
-----------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings (note 10) ................................................................         922,867            721,865
Acceptances outstanding ........................................................................           1,377                867
Other liabilities ..............................................................................         467,486            230,723
Long-term debt (note 11) .......................................................................         629,959            218,736
Guaranteed preferred beneficial interests in Company's junior
  subordinated debentures (note 11) ............................................................         100,000            100,000
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities ..............................................................................      13,382,009          7,361,391
-----------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (notes 15, 20 and 21)
Stockholders' equity:
  Preferred stock, par value $5 per share
    Authorized and unissued--50,000,000 shares in 1998 and 1997 ................................            --                 --
  Class A Common Stock, par value $1 per share in 1998 (notes 2 and 12)
    Authorized--75,000,000 shares in 1998
    Issued--25,814,768 shares in 1998 ..........................................................          25,815               --
  Common stock, par value $1 per share in 1998 and $5 per share in 1997 (notes 2, 12 and 15)
    Authorized--200,000,000 shares in 1998 and 100,000,000 shares in 1997
    Issued--33,190,374 shares in 1998 and 1997 .................................................          33,190            165,952
  Surplus (note 2) .............................................................................       1,141,639            148,165
  Retained earnings (note 14) ..................................................................         511,525            473,659
  Accumulated other comprehensive income .......................................................           6,171               (241)
  Treasury stock, at cost--1,635,397 shares in 1998 and 1,845,217 shares in 1997 ...............         (50,454)           (55,834)
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity .....................................................................       1,667,886            731,701
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................................................    $ 15,049,895       $  8,093,092
===================================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME            BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


                                                                                        YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------------------
(in thousands, except number of shares and per share data)                     1998               1997               1996
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans ...........................................     $   578,872        $   504,347        $   468,517
Lease financing income ...............................................          32,154             14,437             10,494
Interest on investment securities:
  Taxable interest income ............................................          55,560             59,188             72,813
  Exempt from Federal income taxes ...................................              85                647              2,692
Other interest income ................................................          17,768             13,864             19,624
----------------------------------------------------------------------------------------------------------------------------
Total interest income ................................................         684,439            592,483            574,140
----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits (note 9) ....................................................         228,920            197,619            182,402
Short-term borrowings ................................................          36,727             41,527             53,977
Long-term debt .......................................................          24,555             18,865             16,416
----------------------------------------------------------------------------------------------------------------------------
Total interest expense ...............................................         290,202            258,011            252,795
----------------------------------------------------------------------------------------------------------------------------
Net interest income ..................................................         394,237            334,472            321,345
Provision for credit losses (note 7) .................................          28,555             17,211             23,627
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses ................         365,682            317,261            297,718
----------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust and investment services income .................................          26,971             25,115             23,857
Service charges on deposit accounts ..................................          36,192             28,776             26,284
Other service charges and fees .......................................          35,574             31,509             24,976
Securities gains, net (note 5) .......................................             124                270                118
Other ................................................................          20,720             12,843             12,220
----------------------------------------------------------------------------------------------------------------------------
Total noninterest income .............................................         119,581             98,513             87,455
----------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and wages ...................................................         115,860            113,179            104,572
Employee benefits (note 15) ..........................................          33,187             34,251             34,144
Occupancy expense (notes 8 and 20) ...................................          43,262             38,715             27,045
Equipment expense (notes 8 and 20) ...................................          26,219             25,146             22,680
Restructuring, merger-related and other nonrecurring costs (note 3) ..          25,527               --                 --
Other (note 16) ......................................................         109,752             80,919             80,898
----------------------------------------------------------------------------------------------------------------------------
Total noninterest expense ............................................         353,807            292,210            269,339
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes ...........................................         131,456            123,564            115,834
Provision for income taxes (note 17) .................................          54,850             39,303             35,538
----------------------------------------------------------------------------------------------------------------------------
NET INCOME ...........................................................     $    76,606        $    84,261        $    80,296
============================================================================================================================
PER SHARE DATA
BASIC EARNINGS .......................................................     $      2.16        $      2.66        $      2.56
DILUTED EARNINGS .....................................................     $      2.15        $      2.64        $      2.55
============================================================================================================================
CASH DIVIDENDS .......................................................     $      1.24        $      1.24        $      1.20
============================================================================================================================
AVERAGE SHARES OUTSTANDING ...........................................      35,534,178         31,725,534         31,398,978
============================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY                                BancWest Corporation & Subsidiaries and BancWest Corporation (Parent Company)
------------------------------------------------------------------------------------------------------------------------------------


                                                Class A
(in thousands, except                         Common Stock                 Common Stock
number of shares and                      ----------------------      -----------------------
per share data)                           Shares          Amount        Shares        Amount         Surplus
--------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1995                            --       $    --       32,542,797     $162,713      $  133,925
Comprehensive income:
  Net income                                   --            --               --           --              --
  Unrealized valuation
    adjustment, net of tax
    and reclassification
    adjustment (note 5)                        --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
Comprehensive income                           --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
Issuance of common
  stock (note 12)                              --            --          647,577        3,239          14,286
Cash dividends
  ($1.20 per share)
  (note 14)                                    --            --               --           --              --
Incentive Plan for Key
  Executives (note 15)                         --            --               --           --             (15)
--------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1996                            --            --       33,190,374      165,952         148,196
Comprehensive income:
  Net income                                   --            --               --           --              --
  Unrealized valuation
    adjustment, net of tax
    and reclassification
    adjustment (note 5)                        --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
Comprehensive income                           --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
Purchase of treasury
  stock, net                                   --            --               --           --             (31)
Cash dividends
  ($1.24 per share)
  (note 14)                                    --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1997                            --            --       33,190,374      165,952         148,165
COMPREHENSIVE INCOME:
  NET INCOME                                   --            --               --           --              --
  UNREALIZED VALUATION
    ADJUSTMENT, NET OF TAX
    AND RECLASSIFICATION
    ADJUSTMENT (NOTE 5) .                      --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                           --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
REDUCTION IN PAR VALUE OF
  COMMON STOCK (NOTE 12)                       --            --               --     (132,762)        132,762
ISSUANCE OF CLASS A
  COMMON STOCK
  (NOTES 2 AND 12)                     25,814,768        25,815               --           --         858,115
PURCHASE OF TREASURY
  STOCK, NET                                   --            --               --           --             (25)
ISSUANCE OF TREASURY STOCK
  (NOTE 12)                                    --            --               --           --           2,622
CASH DIVIDENDS
  ($1.24 PER SHARE)
  (NOTE 14)                                    --            --               --           --              --
--------------------------------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1998                    25,814,768       $25,815       33,190,374     $ 33,190      $1,141,639
==============================================================================================================


                                                    Accumulated
(in thousands, except                                Other Com-
number of shares and                   Retained      prehensive      Treasury
per share data)                        Earnings       Income           Stock          Total
----------------------------------------------------------------------------------------------
Balance,
  December 31, 1995                    $385,976       $5,489         $(38,566)      $  649,537
Comprehensive income:
  Net income                             80,296           --               --           80,296
  Unrealized valuation
    adjustment, net of tax
    and reclassification
    adjustment (note 5)                      --       (3,639)              --           (3,639)
----------------------------------------------------------------------------------------------
Comprehensive income                     80,296       (3,639)              --           76,657
----------------------------------------------------------------------------------------------
Issuance of common
  stock (note 12)                            --           --               --           17,525
Cash dividends
  ($1.20 per share)
  (note 14)                             (37,579)          --               --          (37,579)
Incentive Plan for Key
  Executives (note 15)                       --           --             (241)            (256)
----------------------------------------------------------------------------------------------
Balance,
  December 31, 1996                     428,693        1,850          (38,807)         705,884
Comprehensive income:
  Net income                             84,261           --               --           84,261
  Unrealized valuation
    adjustment, net of tax
    and reclassification
    adjustment (note 5)                      --       (2,091)              --           (2,091)
----------------------------------------------------------------------------------------------
Comprehensive income                     84,261       (2,091)              --           82,170
----------------------------------------------------------------------------------------------
Purchase of treasury
  stock, net                                 --           --          (17,027)         (17,058)
Cash dividends
  ($1.24 per share)
  (note 14)                             (39,295)          --               --          (39,295)
----------------------------------------------------------------------------------------------
Balance,
  December 31, 1997                     473,659         (241)         (55,834)         731,701
COMPREHENSIVE INCOME:
  NET INCOME                             76,606           --               --           76,606
  UNREALIZED VALUATION
    ADJUSTMENT, NET OF TAX
    AND RECLASSIFICATION
    ADJUSTMENT (NOTE 5) .                    --        6,412               --            6,412
----------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                     76,606        6,412               --           83,018
----------------------------------------------------------------------------------------------
REDUCTION IN PAR VALUE OF
  COMMON STOCK (NOTE 12)                     --           --               --               --
ISSUANCE OF CLASS A
  COMMON STOCK
  (NOTES 2 AND 12)                           --           --               --          883,930
PURCHASE OF TREASURY
  STOCK, NET                                 --           --           (7,297)          (7,322)
ISSUANCE OF TREASURY STOCK
  (NOTE 12)                                  --           --           12,677           15,299
CASH DIVIDENDS
  ($1.24 PER SHARE)
  (NOTE 14)                             (38,740)          --               --          (38,740)
----------------------------------------------------------------------------------------------
BALANCE,
  DECEMBER 31, 1998                    $511,525       $6,171         $(50,454)      $1,667,886
==============================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS        BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------


                                                                                               YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------------------
(in thousands)                                                                             1998            1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at beginning of year ........................................  $   282,905     $   333,511     $   304,051
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income ........................................................................       76,606          84,261          80,296
  Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for credit losses ...................................................       28,555          17,211          23,627
      Net gain on sale of assets ....................................................       (6,022)         (2,500)           --
      Depreciation and amortization .................................................       33,115          31,568          31,252
      Income taxes ..................................................................       49,560          20,071          20,580
      Decrease (increase) in interest receivable ....................................       (1,649)          4,096          (2,571)
      Increase (decrease) in interest payable .......................................       (2,268)         10,010          (5,840)
      Decrease (increase) in prepaid expense ........................................          522           1,663          (8,222)
      Restructuring, merger-related and other nonrecurring costs ....................       25,527            --              --
      Other .........................................................................       24,220          11,356         (21,054)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities ...........................................      228,166         177,736         118,068
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease (increase) in interest-bearing deposits in other banks ...............     (136,711)        (67,800)        174,440
  Net decrease in Federal funds sold and securities
    purchased under agreements to resell ............................................       82,174          14,096          32,133
  Proceeds from maturity of held-to-maturity investment securities ..................       13,172            --              --
  Purchase of available-for-sale investment securities ..............................     (376,528)       (367,595)       (567,143)
  Proceeds from sale of available-for-sale investment securities ....................       34,403         387,986          81,159
  Proceeds from maturity of available-for-sale investment securities ................      388,412         338,732         521,787
  Net increase in loans to customers ................................................     (310,397)       (482,097)       (137,281)
  Net cash provided by acquisitions .................................................      207,454            --           218,966
  Proceeds from sale of premises and equipment ......................................       11,402           2,500            --
  Purchases of premises and equipment ...............................................      (16,500)        (18,792)        (20,634)
  Other .............................................................................      (34,081)        (36,809)          7,210
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities .................................     (137,200)       (229,779)        310,637
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits ...............................................      320,567         152,492        (174,782)
  Net decrease in short-term borrowings .............................................       (5,356)       (227,695)       (236,619)
  Proceeds from long-term debt ......................................................         --           192,700          53,000
  Payments on long-term debt ........................................................      (27,836)        (59,707)         (3,009)
  Cash dividends paid ...............................................................      (38,740)        (39,295)        (37,579)
  Purchase of treasury stock, net ...................................................       (7,322)        (17,058)           (256)
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities .................................      241,313           1,437        (399,245)
----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR ..............................................  $   615,184     $   282,905     $   333,511
==================================================================================================================================
SUPPLEMENTAL DISCLOSURES:
  Interest paid .....................................................................  $   281,379     $   248,001     $   258,635
  Income taxes paid .................................................................  $     5,290     $    19,232     $    20,580
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Loans converted into other real estate owned and repossessed
    personal property ...............................................................  $    16,772     $    23,753     $    26,764
==================================================================================================================================
IN CONNECTION WITH THE ACQUISITIONS, THE FOLLOWING LIABILITIES WERE ASSUMED:
----------------------------------------------------------------------------------------------------------------------------------
Fair value of assets acquired .......................................................  $ 6,425,007     $      --       $   552,582
Cash received .......................................................................      207,454            --           218,966
Issuance of Class A Common Stock ....................................................     (883,930)           --              --
Issuance of treasury stock ..........................................................      (15,299)           --              --
Issuance of common stock ............................................................         --              --           (17,525)
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES ASSUMED .................................................................  $ 5,733,232     $      --       $   754,023
==================================================================================================================================
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                 BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS

     BancWest Corporation (formerly known as First Hawaiian, Inc.) is a bank holding company headquartered in Honolulu, Hawaii and incorporated under the laws of the State of Delaware. Through its principal subsidiaries, First Hawaiian Bank and Bank of the West, BancWest Corporation provides commercial and consumer banking services, engages in commercial and equipment and vehicle leasing and offers trust and insurance products. The Company's subsidiaries operate 201 offices in the states of Hawaii, California, Oregon, Washington, and Idaho and in Guam and Saipan.

     The accounting and reporting policies of BancWest Corporation and Subsidiaries (the "Company") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of BancWest Corporation (the "Parent") and its wholly-owned subsidiary companies--First Hawaiian Bank and its wholly-owned subsidiaries ("First Hawaiian"); Bank of the West and its wholly-owned subsidiaries ("Bank of the West"); FHL Lease Holding Company, Inc. and its wholly-owned subsidiary ("Leasing"); First Hawaiian Capital I; and FHI International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

     Certain reclassifications were made to the 1997 and 1996 Consolidated Financial Statements to conform to the 1998 presentation. Such reclassifications did not have a material effect on the Consolidated Financial Statements.

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

CASH AND DUE FROM BANKS

     Cash and due from banks include amounts from other financial institutions as well as in-transit clearings. Under the terms of the Depository Institutions Deregulation and Monetary Control Act, the Company is required to place reserves with the Federal Reserve Bank based on the amount of deposits held. For 1998, 1997 and 1996, the average amount of these reserve balances was $106,880,000, $91,918,000 and $127,399,000, respectively.

INVESTMENT SECURITIES

     Investment securities consist principally of debt instruments issued by the U.S. Treasury and other U.S. Government agencies and corporations, state and local government units and asset-backed securities. These securities have been adjusted for amortization of premiums or accretion of discounts using the interest method.

     Investment securities are classified into three categories and accounted for as follows: (1) held-to-maturity securities are debt securities which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost; (2) trading securities are debt securities which are bought and held principally for the purpose of selling them in the near term and are reported at fair value, with unrealized gains and losses included in current earnings; and (3) available-for-sale securities are debt and equity securities which are not classified as either held-to-maturity securities or trading securities and are reported at fair value, with unrealized gains and losses excluded from current earnings and reported in a separate component of stockholders' equity.

     Gains and losses realized on the sales of investment securities are determined using the specific identification method.

LOANS AND LEASES

     Loans are stated at the principal amounts outstanding, net of any unearned income or discounts. Interest income is accrued and recognized on the principal amount outstanding unless the loan is determined to be impaired and placed on nonaccrual status. See "Impaired and Nonaccrual Loans" below. Loans identified as held for sale are carried at the lower of cost or market value and are included in other assets on the Company's Consolidated Balance Sheets.

     The Company provides lease financing under a variety of arrangements, primarily consumer automobile leases, commercial equipment leases and leveraged leases. Consumer automobile leases and commercial equipment leases are classified as direct financing leases. Unearned income on direct financing leases is accreted over the lives of the leases to provide a constant periodic rate of return on the net investment in the lease. Leveraged lease transactions are subject to outside financing through one or more participants, without recourse to the Company. These transactions are accounted for by recording as the net investment in each lease the aggregate of rentals receivable (net of principal and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


interest on the related nonrecourse debt) and the estimated residual value of the equipment less the unearned income. Income from these lease transactions is recognized during the periods in which the net investment is positive.

IMPAIRED AND NONACCRUAL LOANS

     The Company evaluates loans for impairment on a case-by-case basis and considers a loan to be impaired when, based on current information, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. Impairment is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, except for collateral-dependent loans. For collateral-dependent loans, impairment is measured based on the fair value of the collateral. On a case-by-case basis, the Company may measure impairment based upon a loan's observable market price. Large groups of smaller balance homogenous loans, such as credit cards and consumer loans and leases, including 1-4 family mortgage loans with balances less than $250,000, are evaluated collectively for impairment based primarily on historical loss experience for each portfolio. Impairment losses are charged against the allowance for credit losses.

     The Company generally places loans and leases on nonaccrual status that are 90 days past due as to principal or income unless well secured and in the process of collection, or when management believes that collection of principal or income has become doubtful, or when a loan is first classified as impaired. Exceptions are made to the general rules regarding loans 90 days past due when the fair value of the collateral exceeds the Company's recorded investment in the loan or when other factors are present which indicate that the borrower will shortly bring the loan current. While the majority of consumer loans and leases are subject to the Company's general policies regarding nonaccrual loans, certain past due consumer loans and leases are not placed on nonaccrual status because they are generally charged off upon reaching a predetermined delinquency status that ranges from 120 to 180 days and varies by product type. When loans and leases are placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income of the current period. Cash interest payments received on nonaccrual loans are applied as a reduction of the principal balance when doubt exists as to the ultimate collection of the principal; otherwise, such payments are recorded as income. Nonaccrual loans and leases are generally returned to accrual status when they become current as to principal and interest or become both well secured and in the process of collection.

LOAN FEES

     The Company generally charges fees for originating loans and leases and for commitments to extend credits. Origination fees (net of direct costs of underwriting, closing costs and premiums) are deferred and amortized to interest income using methods which approximate a level yield, adjusted for actual prepayment experience. Unamortized fees and premiums on loans paid in full are recognized as a component of interest income. The Company also charges other loan fees consisting of delinquent payment charges and other common loan servicing fees, including fees for servicing loans sold to third parties. Such fees are recognized as income when earned.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses (the "Allowance") is maintained at a level which, in management's judgment, is adequate to absorb losses in the Company's loan and lease portfolio. While the Company has a formalized methodology for determining an adequate and appropriate level of Allowance, estimates of inherent credit losses involve judgment and assumptions as to various factors which deserve current recognition in the Allowance. Principal factors considered by management in determining the Allowance include historical loss experience, the value and adequacy of collateral, the level of nonperforming loans, loan concentrations, the growth and composition of the portfolio, periodic review of loan delinquency, results of examinations of individual loans and/or evaluation of the overall portfolio by senior credit personnel, internal auditors and regulators, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, and general economic conditions. The Company's formalized methodology is also intended to compensate for the subjective nature of estimating an adequate Allowance, economic uncertainties and other factors.

     The Allowance is increased by provisions for credit losses and reduced by charge-offs, net of recoveries. Charge-offs for loans and leases that are evaluated for impairment are made based on impairment evaluations as described above. Consumer loans and leases are generally charged off upon reaching a predetermined delinquency status that ranges from 120 to 180 days and varies by product type. Other loans and leases are charged off to the extent they are classified as loss, either internally or by the Company's regulators. Recoveries of amounts that have previously been charged off are credited to the Allowance and are generally recorded only to the extent that cash is received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)                    BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


     The provision for credit losses reflects management's judgment of the current period cost of credit risk inherent in the Company's loan and lease portfolio. Specifically, the provision for credit losses represents the amount charged against current period earnings to achieve an allowance for credit losses that in management's judgment is adequate to absorb losses inherent in the Company's loan and lease portfolio. Accordingly, the provision for credit losses will vary from period to period based on management's ongoing assessment of the adequacy of the Allowance.

OTHER REAL ESTATE OWNED AND REPOSSESSED PERSONAL PROPERTY

     Other real estate owned and repossessed personal property is primarily comprised of properties acquired through foreclosure proceedings. When acquired, these properties are valued at fair value, which establishes the new cost basis of other real estate owned or repossessed personal property. Losses arising at the time of acquisition of such properties are charged against the Allowance. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling costs. Write-downs or losses from the disposition of such properties subsequent to the date of acquisition are included in other noninterest expense.

PREMISES AND EQUIPMENT

     Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of 10-40 years for premises, 3-13 years for equipment and the lease term for leasehold improvements.

CORE DEPOSIT AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

     Core deposit and other identifiable intangible assets are amortized on the straight-line method over the period of benefit, generally 10 years. It is the Company's policy to review core deposit and other identifiable intangible assets for impairment whenever events or changes in circumstances indicate that its investment in the underlying assets or liabilities which gave rise to such core deposit and other identifiable intangible assets may not be recoverable.

GOODWILL

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

REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125--An Amendment of FASB Statement No. 125," on January 1, 1997. SFAS No. 125 applies a control-oriented, financial components approach to financial-asset-transfer transactions whereby the Company: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets only when control has been surrendered; and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership; (ii) the transferee has the unconditional right to pledge or exchange the transferred assets, or is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the unconditional right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through: (a) an agreement that both entitles and obligates it to repurchase or redeem those assets prior to maturity; or (b) an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

     Securities purchased under agreements to resell and securities sold under agreements to repurchase generally qualify as financing transactions under SFAS No. 125, and are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse-repurchase and repurchase agreements are presented in the accompanying Consolidated Balance Sheets where net presentation is consistent with Financial Accounting Standards Board ("FASB") Interpretation No. 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." It is the Company's policy to take possession of securities purchased under agreements to resell. The Company monitors the fair value of the underlying securities as compared with the related receivable, including accrued interest, and, as necessary, requests additional collateral. Where deemed appropriate, the Company's agreements with third parties

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)                    BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


specify its rights to request additional collateral. All collateral is held by the Company or a custodian.

SERVICING ASSETS

     Servicing assets consist of originated mortgage servicing rights which are capitalized and included in other assets in the Company's Consolidated Balance Sheets. These rights are recorded based on the relative fair values of the servicing right and underlying loan and are amortized over the period of the related loan servicing income stream. Amortization of these rights is reflected in the Company's Consolidated Statements of Income under the caption other service charges and fees. The Company evaluates servicing assets for impairment in accordance with the provision of SFAS No. 125. For the years presented, servicing assets and the related amortization were not material.

TRUST PROPERTY

     Trust property, other than cash deposits held by the Company in fiduciary or agency capacities for its customers, is not included in the Company's Consolidated Balance Sheets because such items are not assets of the Company.

INCOME TAXES

     The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

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

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting comprehensive income (defined to include net income, unrealized gains and losses on available-for-sale investment securities, foreign currency adjustments, as well as certain other items not included in the income statement). The Company's Consolidated Statements of Changes in Stockholders' Equity have been reformatted and restated for prior periods in accordance with SFAS No. 130. Accumulated other comprehensive income consists of unrealized holding gains on available-for-sale investment securities. The activity for the years presented (gross unrealized holding gains/losses and realized gains/losses, net of tax effects) was not significant.

DERIVATIVES

     Periodically, the Company may utilize interest rate swaps, caps and floors in managing its interest rate risk. Additionally, the Company may utilize over-the-counter options on mortgage-backed securities and commitments to purchase or sell foreign currencies to manage its residential mortgage loan origination pipeline and foreign exchange activities, respectively. The criteria that must be satisfied for accrual accounting treatment are as follows: (1) the transaction to be hedged exposes the Company to interest rate or foreign exchange risk; (2) the hedge acts to reduce the interest rate or foreign exchange risk by moving closer to being insensitive to interest or foreign exchange rate changes; and (3) the derivative is designed and effective as a hedge of the transaction. The following additional criteria apply to hedges of anticipated transactions: (1) the significant characteristics and expected terms of the anticipated transaction must be identified; and (2) it must be probable that the anticipated transaction will occur. Derivative products that do not satisfy the hedging criteria above would be carried at market value. Any changes in market value would be recognized in noninterest income. For the years presented, all interest rate derivative products met the criteria for accrual accounting treatment. All option and forward positions for the years presented were marked to market and reflected in the Company's Consolidated Statements of Income.

     Gains or losses resulting from early termination of derivatives and the designated hedge, are recorded to income or expense at the date of termination. Gains or losses on the termination of anticipatory hedges would be amortized over the remaining life of the designated hedged item.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, the Company is a party to various financial instruments "designated" or "entered into" to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates and foreign exchange rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit, interest rate swaps, caps and floors, options on mortgage-backed securities and commitments to purchase or sell foreign currencies. These instruments involve, to varying degrees, elements of credit,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)                    BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


interest rate and foreign exchange risk in excess of the amounts recognized in the Consolidated and Parent Company Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit losses in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. Since these commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flows. For interest rate swap transactions, the notional amounts do not represent exposure to credit losses.

     Options on mortgage-backed securities allow the Company to decide to make or take delivery of certain mortgage-backed securities. The notional amount of securities covered by the amount of the contracts does not represent exposure to credit losses. Commitments to purchase or sell foreign currencies obligate the Company to take or make delivery of a foreign currency. Risks in such instruments arise from fluctuations in foreign exchange rates and the ability of counterparties to fulfill the terms of the contracts.

     Off-balance sheet instruments must meet the same criteria of acceptable risk established for the Company's lending and other financing activities. The Company manages the credit risk of counterparty defaults in these transactions by limiting the total amount of outstanding arrangements, both by the individual counterparty and in the aggregate, by monitoring the size and maturity structure of the off-balance sheet portfolio, and by applying the uniform credit standards maintained for all of its credit activities, including, in some cases, the taking of collateral to secure the counterparty obligations.

     The Company enters into interest rate swap agreements as an end-user only. These instruments are used as hedges against various balance sheet accounts. The net interest payable or receivable is accrued and recognized as an adjustment to the interest income or interest expense of the hedged item.

     The Company enters into commitments to purchase or sell foreign currencies on behalf of its customers. These commitments are generally matched through offsetting positions. Foreign exchange positions are valued monthly with the resulting gain or loss recognized as incurred.

     The Company utilizes short-term (60 days or less) options on mortgage-backed securities as a means of hedging the market risk associated with timing differences between the commitment of the interest rate, documentation and subsequent sale of residential real estate loans. The option contracts are valued monthly with the gain or loss being recognized in noninterest income, if the options are exercised.

     Interest rate and market risk are monitored and managed in conjunction with the interest rate risk position of the Company as a whole. Off-balance sheet agreements are not entered into if they would increase the Company's interest rate risk above approved guidelines. Sensitivity testing to measure and monitor this risk is usually done quarterly using net interest income simulations and market value of equity analysis.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

          Cash and due from banks: The carrying amounts reported in the Consolidated Balance Sheets of cash and short-term instruments approximate fair values.

          Investment securities: Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans and leases: Fair values were estimated for portfolios of performing loans and leases with similar characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values of fixed-rate commercial and industrial loans, financial institution loans, agricultural loans, certain mortgage loans (e.g., 1-4 family residential, commercial real estate and rental property), credit card loans, leases and other consumer loans are estimated using discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)                    BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


          Long-term debt and capital securities: The fair values of the Company's long-term debt (other than deposits) and capital securities are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

          Off-balance sheet commitments and contingent liabilities: Fair values of off-balance sheet commitments and contingent liabilities are based upon:
     (1) quoted market prices of comparable instruments (options on mortgage-backed securities and commitments to buy or sell foreign currencies); (2) fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (letters of credit and commitments to extend credit); or (3) pricing models based upon brokers' quoted markets, current levels of interest rates and specific cash flow schedules (interest rate swaps).

NEW PRONOUNCEMENTS

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and other Post-retirement Benefits--An Amendment of SFAS Nos. 87, 88 and 106." SFAS No. 132 standardized the disclosure requirements for pensions and other post-retirement plans, requires additional information on changes in the benefit obligations and fair value of plan assets and eliminates certain disclosures previously required under SFAS Nos. 87, 88 and 106. SFAS No. 132 is effective for fiscal years beginning after December 31, 1997. The adoption of SFAS No. 132 did not affect the Company's consolidated results of operations or consolidated financial position as previously reported.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires recognition of all derivative instruments in the statement of financial position as either assets or liabilities and the measurement of derivative instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's consolidated financial statements.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of SFAS No. 65." SFAS No. 134 requires mortgage banking enterprises to classify loans held for sale that they have securitized, based on their intent to sell or hold those investments. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of SFAS No. 134 is not expected to have a material effect on the Company's consolidated financial statements.

2. MERGERS AND ACQUISITIONS

BANCWEST CORPORATION

     On November 1, 1998, for a purchase price of $905.7 million, the merger of BancWest Corporation ("BancWest"), parent company of Bank of the West, with and into First Hawaiian, Inc. ("FHI") was consummated (the "Merger"). At that date, Bank of the West, headquartered in San Francisco, was California's fifth largest bank with approximately $6.1 billion in assets and 103 branches in 21 counties in Northern and Central California.

     Prior to the consummation of the Merger, BancWest was wholly-owned by Banque Nationale de Paris ("BNP"), France's second largest banking group. In the Merger, BNP received approximately 25.8 million shares of the Company's newly authorized Class A Common Stock (representing approximately 45% of the outstanding voting stock). The transaction was accounted for using the purchase method of accounting and results of operations were included in the Consolidated Statements of Income from the date of acquisition. The excess of cost over fair value of net assets acquired amounted to approximately $599.0 million. FHI, the surviving corporation of the Merger, changed its name to "BancWest Corporation" on November 1, 1998.

     The following unaudited pro forma financial information for the years ended December 31, 1998 and 1997 assumes that the Merger occurred as of January 1, 1997, after giving effect to certain adjustments, including but not limited to the amortization of intangible assets. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which may occur in the future or that would have occurred had the Merger been consummated on the date indicated.

-------------------------------------------------------------------
                                    PRO FORMA FINANCIAL INFORMATION
                                   FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------
(in thousands,                               (Unaudited)
except per share data)                1998                 1997
-------------------------------------------------------------------
Interest income ................   $1,047,733            $998,005
Interest expense ...............      436,166             421,033
Noninterest income .............      167,873             143,866
Noninterest expense ............      520,034             480,017
Net income .....................      118,119             119,843
===================================================================
Basic earnings per share .......   $     2.07            $   2.07
Diluted earnings per share .....         2.07                2.06
===================================================================

     The 1998 amounts include the impact of the restructuring, merger-related and other nonrecurring costs totaling $25,527,000 as described in Note 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


PACIFIC NORTHWEST

     On May 31, 1996, for a purchase price of $36 million, the Company acquired 31 branches in Oregon, Washington and Idaho which were being divested by U.S. Bancorp and West One Bancorp as a result of their merger. This transaction included the purchase of loans of $400 million and the assumption of deposits of $687 million. The acquisition was accounted for using the purchase method of accounting and the results of operations were included in the Consolidated Statements of Income from the date of acquisition. Of the 31 branches acquired by the Company, the 27 Oregon and Idaho branches were operated as Pacific One Bank, a former wholly-owned subsidiary of the Company. The four branches acquired in Washington state were originally operated as Pacific One Bank, FSB as branches of Pioneer Federal Savings Bank ("Pioneer"), a former wholly-owned subsidiary of the Company that was merged with and into First Hawaiian on April 17, 1997.

     On July 31, 1996, for a purchase price of $18 million, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank ("ANB"), which had total loans of $51 million and deposits of $67 million at the date of acquisition. ANB had a total of four branches in Washington state. The acquisition was accounted for using the purchase method of accounting and the results of operations of ANB were included in the Consolidated Statements of Income from the date of acquisition. On November 8, 1996, ANB acquired the four branches in Washington state from Pioneer and changed its name to Pacific One Bank, National Association ("Pacific One, N.A.").

     On December 31, 1997, Pacific One, N.A. was merged with and into Pacific One Bank. On November 1, 1998, Pacific One Bank was merged with and into Bank of the West.

3. RESTRUCTURING, MERGER-RELATED AND OTHER NONRECURRING COSTS

     The Company recorded restructuring, merger-related and other nonrecurring costs totaling $25,527,000 in 1998. Restructuring and merger-related costs of $20,043,000 included: (1) severance and termination payments to employees of $2,211,000; (2) data processing contract termination penalties of $2,083,000;
(3) the write-off of capitalized software costs of $2,755,000; (4) write-downs or losses associated with excess leased commercial property of $8,179,000; (5) write-off of signage, forms, prepaid expenses and other miscellaneous assets totaling $3,828,000; and (6) other integration costs of $987,000. The severance and contract termination penalties will be paid in 1999. Other nonrecurring costs included impairment charges of $5,484,000 related to intangible assets associated with earlier acquisitions.

4. TRANSACTIONS WITH AFFILIATES

     Bank of the West has participated and continues to participate in various transactions with BNP and its affiliates. These transactions are subject to review by the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities and are required to be on terms at least as favorable to Bank of the West as those prevailing at the time for similar non-affiliate transactions. These transactions have included the sales and purchases of assets, foreign exchange activities, financial guarantees, international services, interest rate swaps and intercompany deposits and borrowings. Amounts due to and from affiliates at December 31, 1998 were included in the Company's Consolidated Balance Sheets as illustrated below:

-------------------------------------------------------------
(in thousands)
-------------------------------------------------------------
CASH AND DUE FROM BANKS ...........................  $    498
NONINTEREST-BEARING DEMAND DEPOSITS ...............     4,189
SHORT-TERM BORROWINGS .............................   150,000
OTHER LIABILITIES .................................     1,420
SUBORDINATED CAPITAL NOTES INCLUDED
  IN LONG-TERM DEBT ...............................    53,837
OFF-BALANCE SHEET TRANSACTIONS:
  STANDBY LETTERS OF CREDIT ISSUED ................     9,542
=============================================================

     The subordinated capital notes were sold directly to BNP, are subordinated to the claims of depositors and creditors, and qualify for inclusion as a component of risk-based capital under current FDIC guidelines for assessing capital adequacy.

5. INVESTMENT SECURITIES

HELD-TO-MATURITY

     Amortized cost and fair values of held-to-maturity investment securities at December 31, 1998 were as follows:

-----------------------------------------------------------------------
                                               1998
-----------------------------------------------------------------------
                             AMORTIZED  UNREALIZED  UNREALIZED   FAIR
(in thousands)                 COST        GAINS      LOSSES     VALUE
-----------------------------------------------------------------------
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS ..........    $ 80,174     $  456      $ --     $ 80,630
OTHER ASSET-BACKED
  SECURITIES ............     111,130        387       141      111,376
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS ...........      99,618        231       441       99,408
-----------------------------------------------------------------------
TOTAL HELD-TO-
  MATURITY
  INVESTMENT
  SECURITIES ............    $290,922     $1,074      $582     $291,414
=======================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


     The amortized cost and fair values of held-to-maturity investment securities at December 31, 1998, by contractual maturity, were as follows:

-------------------------------------------------------------
                                          AMORTIZED    FAIR
(in thousands)                              COST       VALUE
-------------------------------------------------------------
DUE WITHIN ONE YEAR ...................   $ 80,174   $ 80,630
DUE AFTER ONE BUT WITHIN FIVE YEARS ...         --         --
DUE AFTER FIVE BUT WITHIN TEN YEARS ...     14,765     14,788
DUE AFTER TEN YEARS ...................    195,983    195,996
-------------------------------------------------------------
TOTAL HELD-TO-MATURITY
  INVESTMENT SECURITIES ...............   $290,922   $291,414
=============================================================

     The Company held no held-to-maturity securities at December 31, 1997 and 1996.

AVAILABLE-FOR-SALE

     Amortized cost and fair values of available-for-sale investment securities at December 31, 1998, 1997 and 1996 were as follows:

--------------------------------------------------------------------------------------------
                                                        1998
                            ----------------------------------------------------------------
                             AMORTIZED        UNREALIZED        UNREALIZED          FAIR
(in thousands)                 COST              GAINS            LOSSES            VALUE
--------------------------------------------------------------------------------------------
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS ........     $  461,631        $    2,000        $      366        $  463,265
MORTGAGE AND
  ASSET-BACKED
  SECURITIES:
  GOVERNMENT ..........        502,983             6,983               735           509,231
  OTHER ...............        198,198             1,222               362           199,058
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS .........            685              --                --                 685
STATES AND POLITICAL
  SUBDIVISIONS ........         16,351               324                42            16,633
OTHER .................        157,251               871              --             158,122
--------------------------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-
  SALE INVESTMENT
  SECURITIES ..........     $1,337,099        $   11,400        $    1,505        $1,346,994
============================================================================================


                                                  1997
                           ---------------------------------------------------------
                           Amortized       Unrealized      Unrealized        Fair
(in thousands)                Cost           Gains           Losses          Value
------------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .........    $384,621        $    470        $    300        $384,791
Mortgage-backed
  securities:
  Government ...........     304,600             519             897         304,222
Collateralized
  mortgage
  obligations ..........       1,399            --                 2           1,397
States and political
  subdivisions .........       2,955              31             196           2,790
Other ..................      84,953               1              30          84,924
------------------------------------------------------------------------------------
Total available-for-
  sale investment
  securities ...........    $778,528        $  1,021        $  1,425        $778,124
====================================================================================


                                                        1996
                            ----------------------------------------------------------------
                            Amortized         Unrealized        Unrealized           Fair
(in thousands)                 Cost              Gains            Losses            Value
--------------------------------------------------------------------------------------------
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .........    $  633,113        $    1,387        $      603        $  633,897
Mortgage-backed
  securities:
  Government ...........       392,586             3,239             1,063           394,762
Collateralized
  mortgage
  obligations ..........        14,531                41                14            14,558
States and political
  subdivisions .........        30,124               317               221            30,220
Other ..................        67,286              --                   4            67,282
--------------------------------------------------------------------------------------------
Total available-for-
  sale investment
  securities ...........    $1,137,640        $    4,984        $    1,905        $1,140,719
============================================================================================

     The amortized cost and fair values of available-for-sale investment securities at December 31, 1998, by contractual maturity, excluding securities which have no stated maturity, were as follows:

------------------------------------------------------------------------
                                                  AMORTIZED       FAIR
(in thousands)                                      COST          VALUE
------------------------------------------------------------------------
DUE WITHIN ONE YEAR ..........................   $  305,675   $  306,422
DUE AFTER ONE BUT WITHIN FIVE YEARS ..........      231,500      233,150
DUE AFTER FIVE BUT WITHIN TEN YEARS ..........        7,060        7,145
DUE AFTER TEN YEARS ..........................      684,898      692,311
------------------------------------------------------------------------
TOTAL AVAILABLE-FOR-SALE
  INVESTMENT SECURITIES ......................   $1,229,133   $1,239,028
========================================================================

     The Company held no trading securities at December 31, 1998, 1997 and 1996.

     Investment securities with an aggregate book value of $1,262,000,000 at December 31, 1998 were pledged to secure public deposits, repurchase agreements and Federal Home Loan Bank advances.

     The Company did not hold investment securities of any single issuer (other than the U.S. Government and its agencies) which were in excess of 10% of consolidated stockholders' equity at December 31, 1998.

     Gross gains of $145,000, $1,088,000 and $131,000 and gross losses of $21,000, $818,000 and $13,000 were realized on sales of investment securities during 1998, 1997 and 1996, respectively.

     At December 31, 1998, collateralized mortgage obligations were comprised of floating and fixed-rate bonds with an estimated average life of 2.3 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



6. LOANS AND LEASES

     At December 31, 1998 and 1997, loans and leases were comprised of the following:


                                      1998                              1997
                          ----------------------------      ----------------------------
(in thousands)            BOOK VALUE       FAIR VALUE        Book Value       Fair Value
                          -----------      -----------      -----------      -----------
Commercial,
  financial and
  agricultural .....      $ 2,089,351      $ 2,123,209      $ 1,582,698      $ 1,599,112
Real estate:
  Commercial .......        1,928,741        2,220,268        1,193,538        1,258,439
  Construction .....          359,220          362,084          166,482          168,154
  Residential ......        2,652,275        2,399,920        1,944,611        1,871,172
Consumer ...........        2,572,873        2,570,926          678,984          680,046
Lease financing ....        1,355,538        1,350,717          333,270          330,318
Foreign ............          381,582          396,640          339,098          340,898
----------------------------------------------------------------------------------------
TOTAL LOANS
  AND LEASES .......      $11,339,580      $11,423,764      $ 6,238,681      $ 6,248,139
========================================================================================


     The loan and lease portfolio is principally located in the states of Hawaii and California and, to a lesser extent, the states of Oregon, Washington and Idaho. The risk inherent in the portfolio is dependent not only upon regional and general economic stability of those states which affects property values, but also the financial well being and creditworthiness of the borrowers.

     At December 31, 1998 and 1997, loans and leases aggregating $89,649,000 and $55,601,000, respectively, were on a nonaccrual status or restructured.

     The Company's leasing activities consist primarily of leasing automobiles and various types of commercial equipment and leveraged leases. Lessees are responsible for all maintenance, taxes and insurance on the leased property. The leases are reported net of unearned income of $371,665,000 and $146,067,000 at December 31, 1998 and 1997, respectively. At December 31, 1998, minimum lease receivables for the five succeeding years are $289,589,000 in 1999, $273,147,000 in 2000, $252,876,000 in 2001, $242,521,000 in 2002 and $192,633,000 in 2003.

     In the normal course of business, the Company makes loans to its executive officers and directors and to companies and individuals affiliated with executive officers and directors of the Company. These loans were made on terms no less favorable to the Company than what could have been obtained from unrelated third parties or, in the case of certain residential real estate loans, on terms that are widely available to employees of the Company or its subsidiaries who are not directors or executive officers. Changes in the loans to such parties were as follows:


--------------------------------------------------------------------------------
(in thousands)                                                           1998
--------------------------------------------------------------------------------
Balance at beginning of year ...........................              $ 246,969
  Executive officer and director
    loans acquired .....................................                  7,986
  New loans made .......................................                 30,504
  Repayments ...........................................                (48,622)

--------------------------------------------------------------------------------
BALANCE AT END OF YEAR .................................              $ 236,837
================================================================================

     At December 31, 1998 and 1997, loans to such parties by the Parent were $5,776,000 and $9,811,000, respectively, and interest income related to these loans was $576,000, $782,000 and $1,045,000 for 1998, 1997 and 1996,
respectively.

     Real estate loans totaling $1,601,651,000 were pledged to collateralize the Company's borrowing capacity at the Federal Home Loan Bank at December 31, 1998.


7. PROVISION AND ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses were as follows for the years indicated:


---------------------------------------------------------------------------------------
(in thousands)                                   1998            1997            1996
---------------------------------------------------------------------------------------
Balance at beginning of year ...........      $  82,596       $  85,248       $  78,733
  Provision for credit losses ..........         28,555          17,211          23,627
  Net charge-offs:
    Loans and leases charged off .......        (29,084)        (25,130)        (27,341)
    Recoveries on loans and leases
      previously charged off ...........          6,531           5,267           3,123
---------------------------------------------------------------------------------------
        Net charge-offs ................        (22,553)        (19,863)        (24,218)
---------------------------------------------------------------------------------------
  Allowance of subsidiaries
    purchased ..........................         60,987            --             7,106
---------------------------------------------------------------------------------------
BALANCE AT END OF YEAR .................      $ 149,585       $  82,596       $  85,248
=======================================================================================


     The following table presents information related to impaired loans as of and for the years ended December 31, 1998, 1997 and 1996:


--------------------------------------------------------------------------------
(in thousands)                                 1998          1997         1996
--------------------------------------------------------------------------------
Impaired loans .......................      $100,704      $ 74,751      $128,446
Impaired loans with related
  allowance for credit losses
  calculated under SFAS
  No. 114 ............................        67,849        38,278        41,778
Total allowance for credit losses
  on impaired loans ..................        18,610         9,257         9,690
Average impaired loans ...............        81,436        90,901        87,289
Interest income recognized on
  impaired loans .....................         2,876           835           980
================================================================================

     Impaired loans without a related allowance for credit losses are generally collateralized by assets with fair values in excess of the recorded investment in the loans. Interest payments on impaired loans are generally applied to reduce the outstanding principal amounts of such loans.


8. PREMISES AND EQUIPMENT

     At December 31, 1998 and 1997, premises and equipment were comprised of the following:

--------------------------------------------------------------------------------
(in thousands) .............................              1998              1997
--------------------------------------------------------------------------------
Premises ...................................          $249,352          $244,221
Equipment ..................................           166,770           154,497
--------------------------------------------------------------------------------
                                                       416,122           398,718
Less accumulated depreciation
  and amortization .........................           149,138           152,719
--------------------------------------------------------------------------------
NET BOOK VALUE .............................          $266,984          $245,999
================================================================================

     Occupancy and equipment expense include depreciation and amortization expense of $20,634,000, $18,057,000 and $17,541,000 for 1998, 1997 and 1996,
respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



9. DEPOSITS

     Interest expense related to deposits for the years indicated was as follows:

--------------------------------------------------------------------------------
(in thousands)                              1998            1997            1996
--------------------------------------------------------------------------------
Domestic:
  Interest-bearing demand ......        $  4,358        $  4,814        $  9,258
  Savings ......................          65,162          56,528          47,525
  Time--Under $100 .............          85,762          76,002          67,714
  Time--$100 and over ..........          64,046          50,926          48,993
Foreign ........................           9,592           9,349           8,912
--------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE
  ON DEPOSITS ..................        $228,920        $197,619        $182,402
================================================================================


     The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:


--------------------------------------------------------------------------------
(in millions)                                              1998             1997
--------------------------------------------------------------------------------
3 months or less .............................           $1,375           $  567
Over 3 months through 6 months ...............              438              213
Over 6 months through 12 months ..............              317              163
Over 1 year to 2 years .......................               67               75
Over 2 years to 3 years ......................               34               12
Over 3 years to 4 years ......................                6               19
Over 4 years to 5 years ......................                2                3
Over 5 years .................................             --               --
--------------------------------------------------------------------------------
    TOTAL ....................................           $2,239           $1,052
================================================================================


     Time certificates of deposits in denominations of $100,000 or more at December 31, 1998 and 1997 were as follows:

--------------------------------------------------------------------------------
(in thousands)                                       1998                   1997
--------------------------------------------------------------------------------
Domestic .........................             $2,239,464             $1,052,491
Foreign ..........................                 89,971                 87,402
================================================================================


10. SHORT-TERM BORROWINGS

     At December 31, 1998, 1997 and 1996, short-term borrowings were comprised of the following:


--------------------------------------------------------------------------------
(in thousands)                                1998           1997           1996
--------------------------------------------------------------------------------
BancWest Corporation (Parent):
  Commercial paper ................       $ 13,903       $  1,800       $  4,409
  Notes payable ...................           --             --           50,000
First Hawaiian:
  Federal funds purchased .........        164,462        126,011         76,350
  Securities sold under
    agreements to repurchase ......        447,667        495,054        685,064
  Advances from Federal Home
    Loan Bank of Seattle ..........         14,000         99,000        113,737
Bank of the West:
  Federal funds purchased .........        209,070           --             --
  Securities sold under
    agreements to repurchase ......         68,696           --             --
  Advances from Federal Home
    Loan Bank of San Francisco ....          1,000           --             --
  Other short-term borrowings .....          4,069           --             --
--------------------------------------------------------------------------------
TOTAL SHORT-TERM BORROWINGS .......       $922,867       $721,865       $929,560
================================================================================


     Average rates and average and maximum balances for these short-term borrowings were as follows for the years indicated:


---------------------------------------------------------------------------------------
(dollars in thousands)                        1998             1997             1996
---------------------------------------------------------------------------------------
Commercial paper:
  Average interest rate at
    December 31 .....................             4.9%             5.2%             5.1%
  Highest month-end balance .........      $   13,903       $    6,226       $   13,509
  Average daily outstanding balance .      $    4,265       $    5,017       $    9,854
  Average daily interest rate paid ..             5.0%             5.3%             5.2%
Notes payable:
  Average interest rate at
    December 31 .....................             --%              --%              5.8%
  Highest month-end balance .........      $      --        $   50,000       $   50,000
  Average daily outstanding balance .      $      --        $   31,742       $   12,568
  Average daily interest rate paid ..             --%              6.0%             5.9%
Federal funds purchased:
  Average interest rate at
    December 31 .....................             4.6%             5.7%             5.8%
  Highest month-end balance .........      $  373,532       $  116,450       $  123,608
  Average daily outstanding balance .      $   85,405       $   76,164       $   49,210
  Average daily interest rate paid ..             5.2%             6.2%             5.6%
Securities sold under
  agreements to repurchase:
  Average interest rate at
    December 31 .....................             4.5%             5.3%             5.0%
  Highest month-end balance .........      $  552,921       $  715,554       $  818,527
  Average daily outstanding balance .      $  505,529       $  593,061       $  785,144
  Average daily interest rate paid ..             5.1%             5.0%             5.2%
Advances from Federal Home Loan
  Banks of Seattle and San Francisco:
  Average interest rate at
    December 31 .....................             5.4%             5.7%             5.7%
  Highest month-end balance .........      $  441,089       $  100,500       $  212,016
  Average daily outstanding balance .      $  130,804       $   87,658       $  155,182
  Average daily interest rate paid ..             4.8%             5.5%             5.7%
Other short-term borrowings:
  Average interest rate at
    December 31 .....................             4.1%              --%              --%
  Highest month-end balance .........      $    4,069       $       --       $       --
  Average daily outstanding balance .      $      116       $       --       $       --
  Average daily interest rate paid ..             4.7%              --%              --%
=======================================================================================

     Securities sold under agreements to repurchase were treated as financings and the obligations to repurchase the identical securities sold were reflected as liabilities with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1998, the weighted average maturity of these agreements was 49 days and primarily represents investments by public (governmental) entities. A schedule of maturities of these agreements was as follows:


--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
OVERNIGHT ............................................                  $ 65,392
LESS THAN 30 DAYS ....................................                   153,428
30 TO 90 DAYS ........................................                   258,714
OVER 90 DAYS .........................................                    38,829
--------------------------------------------------------------------------------
TOTAL ................................................                  $516,363
================================================================================


     The Parent had $40,000,000 in unused lines of credit with unaffiliated banks to support its commercial paper borrowings as of December 31, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                    BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



11. LONG-TERM DEBT AND CAPITAL SECURITIES

     At December 31, 1998 and 1997, long-term debt and Capital Securities were comprised of the following:


--------------------------------------------------------------------------------------
                                             1998                        1997
                                    ----------------------      ----------------------
                                      BOOK         FAIR          Book          Fair
(dollars in thousands)                VALUE        VALUE         Value         Value
--------------------------------------------------------------------------------------
BancWest Corporation
(Parent):
  5.625% note due 2004 .......      $ 50,000      $ 50,031      $ 50,000      $ 50,018
  6.25% subordinated
    notes due 2000 ...........       100,000       100,900       100,000       100,090
  7.375% subordinated
    notes due 2006 ...........        50,000        53,930        50,000        52,575
First Hawaiian:
  5.39%-5.84% notes
    due through 2002 .........        29,481        28,850        18,736        18,801
Bank of the West:
  4.60%-9.23% notes
     due through 2014 ........       400,478       403,167            --            --
--------------------------------------------------------------------------------------
Total long-term debt .........       629,959       636,878       218,736       221,484
Capital Securities ...........       100,000       115,206       100,000       104,370
--------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT AND
  CAPITAL SECURITIES .........      $729,959      $752,084      $318,736      $325,854
======================================================================================


BANCWEST CORPORATION (PARENT)

     The 5.625% note due in 2004 is unsecured and accrues interest at London Interbank Offered Rates ("LIBOR") plus 0.25% per annum (5.625% per annum at December 31, 1998). Interest is paid on a quarterly basis.

     The 6.25% subordinated notes due in 2000 and the 7.375% subordinated notes due in 2006 are unsecured obligations with interest payable semiannually.

FIRST HAWAIIAN

     The 5.39%-5.84% notes due through 2002 primarily represent advances from the Federal Home Loan Bank of Seattle with interest payable monthly.

BANK OF THE WEST

     The 4.60%-9.23% notes due through 2014 primarily represent advances from the Federal Home Loan Bank of San Francisco and $53,837,000 in subordinated capital notes sold to BNP. Interest on the Federal Home Loan Bank of San Francisco advances is payable monthly. Interest on the subordinated capital notes sold to BNP is payable semi-annually.

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

     As of December 31, 1998, the principal payments due on long-term debt and Capital Securities were as follows:


-----------------------------------------------------------------------------------------
                         BANCWEST                      BANK         FIRST
                        CORPORATION       FIRST       OF THE       HAWAIIAN
(in thousands)           (PARENT)       HAWAIIAN       WEST        CAPITAL I       TOTAL
-----------------------------------------------------------------------------------------
1999 ...............     $     --      $     --      $     --      $     --      $     --
2000 ...............      100,000         4,011       243,650            --       347,661
2001 ...............           --            12           670            --           682
2002 ...............           --        25,013       153,930            --       178,943
2003 ...............           --            15            88            --           103
2004 AND
  THEREAFTER .......      100,000           430         2,140       100,000       202,570
-----------------------------------------------------------------------------------------
TOTAL ..............     $200,000      $ 29,481      $400,478      $100,000      $729,959
=========================================================================================

12. COMMON STOCK AND EARNINGS PER SHARE

     The Company issued approximately 25.8 million shares of newly authorized Class A Common Stock to BNP and 411,049 shares of treasury stock to satisfy stock appreciation rights of certain Bank of the West employees on November 1, 1998, in connection with the Merger.

     A share of Class A Common Stock is generally the same in all respects as a share of common stock except that holders of the Class A Common Stock will have the right to elect a separate class of directors (the "Class A Directors"). The number of Class A Directors will generally be comparable to the percentage of Class A Common Stock shares in relation to total common stock and Class A Common Stock outstanding. At the date of the Merger, Class A Common Stock represented approximately 45% of the outstanding voting stock. Accordingly, 9 of the Company's 20 directors were considered Class A Directors. These directors have the same powers and duties as the Company's other directors, except for certain matters in which a vote of the Class A Directors as a separate class is required, such as certain major corporate transactions which have not been approved by two-thirds of the Company's directors.

     Shares of Class A Common Stock automatically convert to common stock under certain circumstances, principally through the transfer of Class A Common Stock by BNP to a third party. Additionally, BNP is bound by a standstill and governance agreement that governs most aspects of the relationship between BNP and the Company. The standstill and governance agreement extends for a four-year period, with certain provisions continuing beyond the initial four-year period. Among the key provisions of this agreement are provisions that: (1) limit BNP's ability to acquire, directly or indirectly, additional common stock that would result in its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



ownership of more than 45% of the outstanding voting stock of the Company; (2) restrict BNP's ability to transfer or register its shares; (3) restrict BNP's ability to exercise control over the Company or the Company's board (other than through its representation on the Board); and (4) certain other restrictions as outlined in the agreement.

     Additionally, concurrent with the Merger, the Company increased the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares, while reducing the par value of the common stock from $5.00 per share to $1.00 per share.

     On July 31, 1996, the Company acquired ANB Financial Corporation, a bank holding company, and its subsidiary, American National Bank, for $17,525,000 in the form of an exchange of shares of ANB Financial Corporation's common stock for 647,577 newly-issued shares of the Company's common stock.

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share:


--------------------------------------------------------------------------------
(in thousands, except                                    1998
                                      ------------------------------------------
number of shares and                     INCOME          SHARES        PER SHARE
per share data)                       (NUMERATOR)    (DENOMINATOR)       AMOUNT
--------------------------------------------------------------------------------
BASIC:
  NET INCOME ...................      $   76,606      35,534,178      $     2.16
EFFECT OF DILUTIVE
 SECURITIES--
  STOCK INCENTIVE
   PLAN OPTIONS ................              --         162,085              --
--------------------------------------------------------------------------------
DILUTED:
  NET INCOME
   AND ASSUMED
   CONVERSIONS .................      $   76,606      35,696,263      $     2.15
================================================================================


(in thousands, except                                      1997
                                     ----------------------------------------------
number of shares and                   Income              Shares          Per Share
per share data)                      (Numerator)       (Denominator)        Amount
-----------------------------------------------------------------------------------
Basic:
  Net income ...............         $   84,261         31,725,534         $   2.66
Effect of dilutive
 securities--
  Stock incentive
   plan options ............                 --            149,770            --
-----------------------------------------------------------------------------------
Diluted:
  Net income
   and assumed
   conversions .............         $   84,261         31,875,304         $   2.64
===================================================================================


(in thousands, except                                    1996
                                      ------------------------------------------
number of shares and                    Income         Shares         Per Share
per share data)                       (Numerator)   (Denominator)       Amount
--------------------------------------------------------------------------------
Basic:
  Net income ...................      $   80,296      31,398,978      $     2.56
Effect of dilutive
 securities--
  Stock incentive
   plan options ................              --          43,950              --
--------------------------------------------------------------------------------
Diluted:
  Net income and
   assumed conversions .........      $   80,296      31,442,928      $     2.55
================================================================================


13. REGULATORY CAPITAL REQUIREMENTS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below, at December 31, 1998 and 1997) of Tier 1 and Total capital to risk-weighted assets, and of Tier 1 capital to average assets.


-----------------------------------------------------------------------------------------------------------------
                                                                                                TO BE WELL-
                                                                                               CAPITALIZED
                                                                                               UNDER PROMPT
                                                                                                CORRECTIVE
                                                                     FOR CAPITAL                   ACTION
                                           ACTUAL                ADEQUACY PURPOSES               PROVISIONS
                                 --------------------------------------------------------------------------------
(dollars in thousands)            AMOUNT          RATIO        AMOUNT          RATIO      AMOUNT           RATIO
-----------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998

TIER 1 CAPITAL TO
 RISK-WEIGHTED
 ASSETS:
 BANCWEST
  CORPORATION ..........      $1,080,353           8.17%   $  528,737           4.00%
 FIRST HAWAIIAN ........         645,842           9.16       281,876           4.00    $  422,814          6.00%
 BANK OF THE
  WEST .................         420,100           6.93       242,554           4.00       363,831          6.00

TOTAL CAPITAL TO
 RISK-WEIGHTED
 ASSETS:
 BANCWEST
  CORPORATION                 $1,329,938          10.06%   $1,057,473           8.00%
 FIRST HAWAIIAN ........         796,541          11.30       563,752           8.00    $  704,689         10.00%
 BANK OF THE
  WEST .................         620,580          10.23       485,108           8.00       606,386         10.00

TIER 1 CAPITAL TO
 AVERAGE ASSETS:
 BANCWEST
  CORPORATION ..........      $1,080,353           9.16%   $  354,011           3.00%
 FIRST HAWAIIAN ........         645,842           9.08       213,304           3.00    $  355,507          5.00%
 BANK OF THE
  WEST .................         420,100           8.80       143,135           3.00       238,558          5.00
=================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



                                                                                              To Be Well-
                                                                                             Capitalized
                                                                                              Under Prompt
                                                                                              Corrective
                                                                For Capital                     Action
                                       Actual                Adequacy Purposes                Provisions
                              --------------------------------------------------------------------------------
(dollars in thousands)         Amount         Ratio         Amount          Ratio       Amount          Ratio
--------------------------------------------------------------------------------------------------------------
As of December 31, 1997

Tier 1 Capital to
  Risk-Weighted
  Assets:
  BancWest
    Corporation .......      $714,891          9.51%      $300,533          4.00%
  First Hawaiian ......       653,849         10.16        257,430          4.00       $386,146          6.00%

Total Capital to
  Risk-Weighted
  Assets:
  BancWest
    Corporation .......      $887,487         11.81%      $601,065          8.00%
  First Hawaiian ......       719,033         11.17        514,861          8.00       $643,576         10.00%

Tier 1 Capital to
  Average Assets:
  BancWest
    Corporation .......      $714,891          9.14%      $234,760          3.00%
  First Hawaiian ......       653,849         10.19        192,499          3.00       $320,831          5.00%
==============================================================================================================

     As of December 31, 1998 and 1997, the Company and its depository institution subsidiaries were categorized as well-capitalized under the applicable Federal regulations. To be categorized as well capitalized, the Company must maintain Tier 1 risk-based and Total risk-based capital ratios of 6% and 10%, respectively (as set forth in the table above). Management is not aware of any conditions or events subsequent to December 31, 1998, that would cause a change in the Company's category. As of December 31, 1998, the BancWest Corporation and Bank of the West Tier 1 capital to average assets ratios reflect the impact of the Merger from November 1, 1998.

14. LIMITATIONS ON PAYMENT OF DIVIDENDS

     The primary source of funds for the dividends paid by the Company to its stockholders is dividends received from its subsidiaries. First Hawaiian and Bank of the West are subject to regulatory limitations on the amount of dividends they may declare or pay. At December 31, 1998, the aggregate amount available for payment of dividends by such subsidiaries without prior regulatory approval was $368,261,000.

15. EMPLOYEE BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

      In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes disclosure requirements for pensions and other postretirement benefits and supersedes the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions, SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 does not change existing measurement or recognition standards. The adoption of SFAS No. 132 did not affect the Company's consolidated results of operations or consolidated financial position as previously reported.

      The Company has a noncontributory defined benefit pension plan that was frozen as of December 31, 1995. As a result of the freeze, there will be no further benefit accruals and no additional participants in the plan. Employees are also covered under unfunded postretirement medical and life insurance plans. In addition, a select group of key executives participates in an unfunded supplemental executive retirement plan.

      In connection with the Merger, the Company assumed the pension and postretirement benefit obligations of Bank of the West. Bank of the West employees participate in a noncontributory cash balance defined benefit pension plan, an unfunded excess benefit pension plan covering employees whose pay or benefits exceed certain regulatory limits, unfunded postretirement medical and life insurance plans, and a 401(k) savings plan. In addition, certain key executives are eligible for a supplemental pension benefit in the excess benefit pension plan if they meet certain age and service conditions. The Company is in the process of integrating Bank of the West employees into the Company's existing benefit plan structure. The benefit obligations assumed by the Company in connection with the Merger have been reflected in the following table.

      The following tables summarize changes to the benefit obligation and fair value of plan assets for the years indicated:


------------------------------------------------------------------------------------
                                 Pension Benefits               Other Benefits
                           -------------------------       -------------------------
(in thousands)                1998            1997            1998           1997
------------------------------------------------------------------------------------
Benefit obligation
  at beginning
  of year ...........      $  98,684       $  95,460       $   8,056       $   7,382
Service cost ........          1,461           1,141             369             305
Interest cost .......          7,296           6,596             623             519
Amendments ..........          1,981              --              --             341
Actuarial (gain) loss          3,986           2,059             (13)           (146)
Acquisitions ........         41,866              --           7,637              --
Benefit payments ....         (7,856)         (6,572)           (498)           (345)
------------------------------------------------------------------------------------
BENEFIT OBLIGATION
  AT END OF YEAR ....      $ 147,418       $  98,684       $  16,174       $   8,056
====================================================================================


------------------------------------------------------------------------------------
                                 Pension Benefits                  Other Benefits
                              ----------------------            --------------------
(in thousands)                 1998            1997             1998            1997
------------------------------------------------------------------------------------
Fair value of plan
  assets at beginning
  of year ...........      $ 125,293       $ 110,309       $      --       $      --
Actual return on
  plan assets .......         31,180          20,984              --              --
Acquisitions ........         35,261              --              --              --
Employer
  contributions .....            629             572             498             345
Benefit payments ....         (7,856)         (6,572)           (498)           (345)
------------------------------------------------------------------------------------
FAIR VALUE OF PLAN
  ASSETS AT END
  OF YEAR ...........      $ 184,507       $ 125,293       $      --       $      --
====================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



     The following table summarizes the funded status of the plans and amounts recognized/unrecognized in the Consolidated Balance Sheets:

-------------------------------------------------------------------------------
                              Pension Benefits              Other Benefits
                          -----------------------       -----------------------
(in thousands)              1998           1997           1998           1997
-------------------------------------------------------------------------------
Funded status ......      $ 37,089       $ 26,609       $(16,174)      $ (8,056)
Unrecognized net
  (gain) loss ......       (28,933)       (15,182)           362            394
Unrecognized prior
  service cost .....         7,505          6,321            353            379
Unrecognized
  transition (asset)
  obligation .......        (3,600)        (4,800)         2,000          2,143
-------------------------------------------------------------------------------
PREPAID (ACCRUED)
  BENEFIT COST .....      $ 12,061       $ 12,948       $(13,459)      $ (5,140)
===============================================================================

     Pension plan assets include 587,856 shares of common stock of the Company with a fair value of $28,217,000 and $23,367,000 at December 31, 1998 and 1997,
respectively.

     For the retirement plans, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the retirement plan with plan assets in excess of accumulated benefit obligations were $76,345,000, $76,345,000 and $147,888,000, respectively, as of December 31, 1998 and
$75,308,000, $75,308,000 and $125,293,000, respectively, as of December 31,
1997. The prepaid benefit cost for the overfunded plan was $35,159,000 and $26,190,000 at December 31, 1998 and 1997, respectively. The remaining plans had an accrued benefit liability.

     The weighted average discount rate was 6.75% and 7% as of December 31, 1998 and 1997, respectively. Interim rates were used as of November 1, 1998 for the Bank of the West plans. The expected return on plan assets was 8.5% for the frozen noncontributory defined benefit pension plan and 9.5% for the noncontributory cash balance defined benefit pension plan; the rate of increase in future compensation used in determining the projected benefit obligation was 7% for the unfunded supplemental executive retirement plan and 4% for the noncontributory cash balance defined benefit pension and unfunded excess benefit plans.

     For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease gradually to 4% after 8 years and remain level at 4% thereafter.

     The following table sets forth the components of net periodic benefit cost (credit) for 1998, 1997 and 1996:

-----------------------------------------------------------------------------------------------
                                 Pension Benefits                       Other Benefits
                        ----------------------------------     --------------------------------
(in thousands)            1998         1997         1996         1998        1997        1996
-----------------------------------------------------------------------------------------------
Service cost .......    $  1,461     $  1,141     $  1,236     $    369    $    305    $    239
Interest cost ......       7,296        6,596        6,321          623         519         475
Expected return
  on plan assets ...     (11,004)      (9,120)      (8,197)          --          --          --
Amortization of
  transition (asset)
  obligation .......      (1,200)      (1,200)      (1,200)         143         143         143
Amortization of
  prior service cost         797          652          652           26          26           6
Recognized
  net actuarial
  (gain) loss ......      (2,440)        (266)         143           --          --          --
-----------------------------------------------------------------------------------------------
NET PERIODIC
  BENEFIT
  (CREDIT) COST ....    $ (5,090)    $ (2,197)    $ (1,045)    $  1,161    $    993    $    863
===============================================================================================


     Assumed health care cost trend rates have an impact on the amounts reported for the health care plans. A one-percentage point change in the assumed health care cost trend rates would have the following pre-tax effect:


------------------------------------------------------------------------------------
                                                   1-PERCENTAGE-       1-PERCENTAGE-
(in thousands)                                    POINT INCREASE      POINT DECREASE
------------------------------------------------------------------------------------
Effect on total of service and
  interest cost components ............               $   9               $  (7)
Effect on postretirement
  benefit obligation ..................                 395                (350)
====================================================================================


MONEY PURCHASE AND 401(k) MATCH PLANS

     Effective January 1, 1996, the Company began contributing to a defined contribution money purchase plan and matching employees' contributions (up to 3% of pay) to an existing 401(k) component of the Company's profit sharing plan. The plans replace the noncontributory defined benefit pension plan which was "frozen" as of December 31, 1995. The plans cover substantially all employees who satisfy the age and length of service requirements, except for a select group of key executives who are eligible for the Company's unfunded supplemental executive retirement plan.

     For 1998, 1997 and 1996, the money purchase plan contribution was $5,185,000, $5,351,000 and $5,126,000, respectively, and the employer matching contribution to the 401(k) plan was $2,090,000, $2,154,000 and $2,270,000, respectively.

PROFIT SHARING AND CASH BONUS PLANS

     The profit sharing and cash bonus plans cover substantially all employees who satisfy age and length of service requirements. Annual contributions to the plans are based upon a formula and are limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit sharing and cash bonus formula

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



provides that 50% of the Company's contribution be paid directly to eligible members as a year-end cash bonus and the other 50%, less forfeitures, be paid into the profit sharing trust fund. The profit sharing contribution and cash bonus (reflected in salaries and wages) for 1998, 1997 and 1996 totaled $4,287,000, $5,537,000 and $6,579,000, respectively. Contributions to the profit sharing and cash bonus plans have been terminated for periods commencing after December 31, 1998.

INCENTIVE PLAN FOR KEY EXECUTIVES

     The Company has an Incentive Plan for Key Executives (the "IPKE"), under which awards of cash or common stock of the Company, or both, are made to key executives. The IPKE limits the aggregate and individual value of the awards that could be issued in any one fiscal year. Shares of common stock awarded under the IPKE are held in escrow and key executives concerned may not, under any circumstances, voluntarily dispose or transfer such shares prior to the earliest of attaining 60 years of age, completion of 20 full years of employment with the Company, retirement, death or termination of employment prior to retirement with the approval of the Company. Additionally, there is a five-year restriction from the date of all subsequent shares awarded to those key executives who had previously met the minimum restrictions of completion of 20 full years of employment or attaining 60 years of age.

STOCK INCENTIVE PLANS

     The Company has two Stock Incentive Plans, one effective in 1991 (the "1991 SIP") and one effective in 1998 (the "1998 SIP" and, together with the 1991 SIP, the "SIP"). The SIP authorized the granting of up to 3,000,000 shares of common stock to selected key employees. The purpose of the SIP is to promote the success and enhance the value of the Company by providing additional incentives for outstanding performance to selected key employees in a way that links their interests with those of stockholders. The SIP is administered by the Executive Compensation Committee of the Board of Directors.

     The SIP provides for grants of restricted stock, incentive stock options, non-qualified stock options and reload options. Options are granted at exercise prices that are not less than the fair market value of the common stock on the date of grant. Options vest at a rate of 25% per year after the date of grant. Stock options have exercise periods that do not exceed ten years from the date of grant and may not be exercised for six months after the date of grant and/or vesting. Stock options can be exercised, in whole or in part, by payment of the option price in cash or, if allowed under the option agreement, shares of common stock already owned by the optionee. Upon the occurrence of a change in control of the Company, as defined in the SIP, all options granted and held at least six months become immediately vested and exercisable. In 1998, concurrent with the Merger, substantially all options outstanding became immediately vested and exercisable.

     The following table summarizes activity under the SIP for 1998, 1997 and 1996 and the status at December 31, 1998:


-----------------------------------------------------------------------------------------
                                                      Options
                             ------------------------------------------------------------
                                   Outstanding                        Exercisable
                             -------------------------          -------------------------
                                             Weighted                          Weighted
                                              Average                           Average
                                              Exercise                          Exercise
                              Shares           Price            Shares            Price
-----------------------------------------------------------------------------------------
Balance at
  December 31, 1995          481,156        $    26.88          155,522        $    27.37
Options granted ...          139,660             28.26               --                --
Became exercisable                --                --          127,138             26.90
Exercised .........           (2,167)            25.91           (2,167)            25.91
Forfeitures .......           (2,716)            26.33           (1,749)            26.43
------------------------------------                         ----------
Balance at
  December 31, 1996          615,933             27.20          278,744             27.17
Options granted ...          307,310             33.25               --                --
Became exercisable                --                --          133,630             27.45
Exercised .........          (71,328)            26.98          (71,328)            26.98
Forfeitures .......           (4,564)            32.20               --                --
------------------------------------                         ----------
Balance at
  December 31, 1997          847,351             29.39          341,046             27.32
OPTIONS GRANTED ...          393,146             39.32               --                --
BECAME EXERCISABLE                --                --          767,215             33.57
EXERCISED .........          (13,113)            27.78          (13,113)            27.78
FORFEITURES .......           (7,145)            31.76           (7,145)            31.76
------------------------------------                         ----------
BALANCE AT
  DECEMBER 31, 1998        1,220,239        $    32.59        1,088,003        $    31.69
=========================================================================================


     At December 31, 1998, 1,690,978 stock options (net of exercised options of 88,783) were available for future grants under the SIP.

     The following table summarizes SIP options outstanding and exercisable as of December 31, 1998:


---------------------------------------------------------------------------------------------------------
                              OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                  ----------------------------------------------            -----------------------------
                                                      WEIGHTED
                    NUMBER         WEIGHTED            AVERAGE                NUMBER             WEIGHTED
RANGE OF              OF           AVERAGE            REMAINING                 OF                AVERAGE
EXERCISE            SHARES         EXERCISE          CONTRACTUAL              SHARES             EXERCISE
PRICES            OUTSTANDING       PRICE               LIFE                EXERCISABLE            PRICE
---------------------------------------------------------------------------------------------------------
$25-$30 ........    528,483        $ 27.23              5.3 YEARS            528,483              $ 27.23
$31-$35 ........    301,540          33.25              8.0                  300,540                33.25
$36-$40 ........    390,216          39.34              9.0                  258,980                39.00
---------------------------                                                  -------
BALANCE AT
 DECEMBER
 31, 1998 ......  1,220,239        $ 32.59              7.2 YEARS          1,088,003              $ 31.69
=========================================================================================================


     The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting for its SIP. There has been no compensation cost charged against income for the SIP, as options are granted at exercise prices that are not less than the fair market

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



value of the common stock on the date of grant. Had compensation cost for the SIP been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic earnings per share would have been reduced to the pro forma amounts indicated below:


--------------------------------------------------------------------------------
(in thousands, except per share data)       1998           1997           1996
--------------------------------------------------------------------------------
Net income:
  As reported .....................     $   76,606     $   84,261     $   80,296
  Pro forma .......................         74,002         83,426         79,812
Basic earnings per share:
  As reported .....................     $     2.16     $     2.66     $     2.56
  Pro forma .......................           2.08           2.63           2.54
================================================================================


     Under SFAS No. 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 1998, 1997 and 1996, respectively:


---------------------------------------------------------------------------------------
                                             1998              1997              1996
---------------------------------------------------------------------------------------
Expected dividend yield ........             3.20%             3.69%             3.80%
Expected common stock volatility            19.84%            18.07%            22.69%
Risk-free interest rate ........             5.35%             6.49%             5.65%
Expected life of the options ...            6 YEARS           6 years           6 years
=======================================================================================

     The weighted-average grant-date fair value of options granted in 1998, 1997 and 1996 were $8.02, $6.67 and $5.93, respectively.

LONG-TERM INCENTIVE PLAN

     The Company has a Long-Term Incentive Plan (the "LTIP") designed to reward selected key executives for the Company's and individuals' performances measured over three-year performance cycles; that is, 1994-1996, 1995-1997, 1996-1998 and so on. The threshold Company performance levels specified in the LTIP were not achieved for the 1994-1996 and 1995-1997 performance cycles. The Merger constituted a "Change in Control" within the definition of the LTIP (an "LTIP Change in Control"). Upon the occurrence of an LTIP Change in Control, the LTIP provides that the maximum target value attainable by participants will be deemed to have been fully earned for the entire performance period as of the effective date of the Change in Control, regardless of the Company's actual financial performance. Based on actual performance to November 1, 1998, it did not appear that any payments would be made for either of the three-year performance periods that began in 1996 and 1997. Implementation of the LTIP Change in Control provisions, on the other hand, would have resulted in payments under the LTIP for the three-year performance periods that began on January 1, 1996, 1997 and 1998 even though the Company was the surviving corporation in the Merger. The Company also recognized that because of the Merger, the performance goals that were established for the LTIP would no longer be appropriate. As a result, the Company amended the LTIP to: (1) specify that the Merger would not be considered an LTIP Change in Control for purposes of the LTIP; and (2) pay the maximum target value attainable for one year of the three-year performance period that began on January 1, 1998. A payment of $1,047,000, equal to one-third of the maximum target value attainable for the three-year 1998-2000 performance cycle, was made to all participants in the LTIP (based upon 1998 compensation levels) in January 1999.

16. OTHER NONINTEREST EXPENSE

     For the years ended December 31, 1998, 1997 and 1996, other noninterest expense included the following:

--------------------------------------------------------------------------------
(in thousands)                            1998            1997            1996
--------------------------------------------------------------------------------
Outside services ...............        $ 12,908        $  7,110        $  5,426
Stationery and supplies ........          12,289          12,216          11,193
Advertising and promotion ......          10,812          11,174          10,991
Goodwill and core deposit
  intangible ...................          13,537           8,404           7,473
Other ..........................          60,206          42,015          45,815
--------------------------------------------------------------------------------
TOTAL OTHER NONINTEREST
  EXPENSE ......................        $109,752        $ 80,919        $ 80,898
================================================================================


17. INCOME TAXES

     For the years ended December 31, 1998, 1997 and 1996, the provision for income taxes was comprised of the following:

--------------------------------------------------------------------------------
(in thousands)                                 1998          1997          1996
--------------------------------------------------------------------------------
Current:
  Federal ............................       $ 2,362       $ 7,894       $20,147
  States and other ...................         2,923         2,962         4,572
--------------------------------------------------------------------------------
    Total current ....................         5,285        10,856        24,719
--------------------------------------------------------------------------------
Deferred:
  Federal ............................        35,709        27,060        10,114
  States and other ...................        13,856         1,387           705
--------------------------------------------------------------------------------
    Total deferred ...................        49,565        28,447        10,819
--------------------------------------------------------------------------------
TOTAL PROVISION FOR INCOME TAXES .....       $54,850       $39,303       $35,538
================================================================================

     The provision for income taxes has been reduced by general business tax credits of $5,436,000, $4,360,000 and $4,188,000 in 1998, 1997 and 1996,
respectively. The Company also has alternative minimum tax credit, general business tax credit and foreign tax credit carryforwards totaling $2,468,000, $2,940,000 and $2,550,000, respectively, at December 31, 1998, which may be used to offset future Federal income tax. The general business tax credit and foreign tax credit carryforwards will expire at various dates through 2018. There is no expiration date on the alternative minimum tax credit carryforwards. Management expects to generate sufficient regular tax liability and foreign source income to utilize all tax credit carryforwards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



     The components of net deferred income tax liabilities at December 31, 1998 and 1997 were as follows:


-------------------------------------------------------------------------------
(in thousands)                                           1998            1997
-------------------------------------------------------------------------------
ASSETS
  Federal and State income
    tax credit carryovers .....................       $   7,957       $   4,013
  Employee benefit deductions .................          11,439           1,977
  Provision for credit losses .................          57,132          20,649
  Net deferred loan fees ......................              --           2,861
  State franchise taxes .......................           1,451           5,990
-------------------------------------------------------------------------------
    Total deferred income tax assets ..........          77,979          35,490
-------------------------------------------------------------------------------
LIABILITIES
  Lease expenses ..............................         363,461         173,709
  Depreciation expense ........................           1,219           4,331
  Intangible assets-net premiums ..............          14,370           1,433
  Marketable securities-available-for-sale ....           4,148            (160)
  Net deferred loan costs .....................           7,647              --
  Other .......................................          12,385           8,448
-------------------------------------------------------------------------------
    Total deferred income tax liabilities .....         403,230         187,761
-------------------------------------------------------------------------------
NET DEFERRED INCOME TAX LIABILITIES ...........       $ 325,251       $ 152,271
===============================================================================


     Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.

     The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:


------------------------------------------------------------------------------
                                            1998           1997           1996
------------------------------------------------------------------------------
Federal statutory income tax rate .         35.0%          35.0%          35.0%
Municipal and other tax-
  exempt income ...................          (.1)           (.3)          (1.2)
State income and franchise
  taxes, net of Federal tax benefit          5.0            3.1            3.0
Goodwill amortization .............          1.8            1.0            1.0
General business tax credits ......         (2.3)          (3.5)          (6.0)
Other .............................          2.3           (3.5)          (1.1)
------------------------------------------------------------------------------
EFFECTIVE INCOME TAX RATE .........         41.7%          31.8%          30.7%
==============================================================================

     The increase in the 1998 effective tax rate as compared to 1997 and 1996 was primarily due to the effects of the Merger which resulted in: (1) the recognition of increased goodwill amortization, for which the Company receives no tax benefit; and (2) increased state income taxes, as a result of a higher apportionment of California versus Hawaii income. Additionally, the recognition in 1997 and 1996 of previously unrecognized tax credits resulted in lower effective tax rates for those years.

18. OPERATING SEGMENTS

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect consolidated results of operations or consolidated financial position as previously reported.

     The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its business by subsidiary on a geographic basis. As of December 31, 1998, the Company has two reportable operating segments: First Hawaiian and Bank of the West. The First Hawaiian segment operates primarily in the State of Hawaii. The Bank of the West segment operates primarily on the mainland United States. The Bank of the West segment includes the operations acquired by the Company in the Pacific Northwest in 1996, which were merged with the operations of Bank of the West on November 1, 1998.

     The financial results of the Company's operating segments are presented on an accrual basis. There are no significant differences among the accounting policies of the segments as compared to the Company's consolidated financial statements. The Company evaluates the performance of its segments and allocates resources to them based on net interest income and net income. There are no material intersegment revenues.

     The tables below present information about the Company's operating segments as of or for the years ended December 31, 1998, 1997 and 1996, respectively.


-----------------------------------------------------------------------------------------------
                                             Bank                                      Consoli-
                               First        of the                    Reconciling       dated
(in millions)                Hawaiian        West         Other          Items          Totals
-----------------------------------------------------------------------------------------------
1998
NET INTEREST INCOME ..       $   323       $    86       $   (15)       $    --        $   394
PROVISION FOR CREDIT
  LOSSES .............            23             6            --             --             29
DEPRECIATION AND
  AMORTIZATION .......            23            10            --             --             33
RESTRUCTURING, MERGER-
  RELATED AND OTHER
  NONRECURRING
  COSTS ..............            16            10            --             --             26
PROVISION FOR
  INCOME TAXES .......            52             9            (6)            --             55
NET INCOME ...........            76            10            (9)            --             77
SEGMENT ASSETS .......         7,341         7,724         2,365         (2,380)        15,050
CAPITAL
  EXPENDITURES .......            11             6            --             --             17
===============================================================================================

1997
Net interest income ..       $   310       $    37       $   (13)       $    --        $   334
Provision for credit
  losses .............            15             2            --             --             17
Depreciation and
  amortization .......            28             4            --             --             32
Provision for
  income taxes .......            41             3            (5)            --             39
Net income ...........            87             5            (8)            --             84
Segment assets .......         7,174           915         1,334         (1,330)         8,093
Capital expenditures .            14             5            --             --             19
===============================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------
                                           Bank                                      Consoli-
                             First        of the                    Reconciling        dated
(in millions)              Hawaiian        West         Other           Items         Totals
---------------------------------------------------------------------------------------------
1996
 Net interest income ...   $   312       $    17       $    (8)       $    --        $   321
 Provision for credit
   losses ..............        23             1            --             --             24
 Depreciation and
   amortization ........        29             2            --             --             31
 Provision for
   income taxes ........        38             1            (4)            --             35
 Net income ............        84             2            (6)            --             80
 Segment assets ........     7,308           878         1,053         (1,237)         8,002
 Capital expenditures ..        18             3            --             --             21
=============================================================================================


     The Company also identifies business units based on the products or services offered and the channel through which the products or services are delivered. In addition to the operating segment information, the table below presents selected Company-wide information regarding business units for the years ended December 31, 1998, 1997 and 1996, respectively:


--------------------------------------------------------------------------------------------------------------
                                                                              Reconciling         Consolidated
(in millions)         Wholesale            Retail              Other             Items                Totals
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
 1998 ..............     $268               $413               $ 16               $(13)               $684
 1997 ..............      220                372                 10                (10)                592
 1996 ..............      213                362                  4                 (5)                574
==============================================================================================================


     The reconciling items in the above tables are principally intercompany eliminations.

19. INTERNATIONAL OPERATIONS

     The Company's international operations, principally in Guam, Saipan and Grand Cayman, British West Indies, involve foreign banking and international financing activities, including short-term investments, loans and leases, acceptances, letters of credit financing and international funds transfers.

     International activities are identified on the basis of the domicile of the Company's customer.

     Total revenue, income before income taxes and net income for the years ended December 31, 1998, 1997 and 1996 and total assets for foreign, domestic and consolidated operations at December 31, 1998, 1997 and 1996 were as follows:


------------------------------------------------------------------------------
(in thousands)                    Foreign          Domestic       Consolidated
------------------------------------------------------------------------------
1998
 TOTAL REVENUE ..........      $    45,197       $   758,823       $   804,020
 INCOME BEFORE
   INCOME TAXES .........            4,274           127,182           131,456
 NET INCOME .............            2,735            73,871            76,606
 TOTAL ASSETS ...........          695,698        14,354,197        15,049,895
==============================================================================
1997
 Total revenue ..........      $    38,056       $   652,940       $   690,996
 Income before
   income taxes .........            4,666           118,898           123,564
 Net income .............            3,033            81,228            84,261
 Total assets ...........          444,016         7,649,076         8,093,092
==============================================================================


--------------------------------------------------------------------------------
(in thousands)                    Foreign           Domestic        Consolidated
--------------------------------------------------------------------------------
1996
 Total revenue .........        $   37,572         $  624,023         $  661,595
 Income before
   income taxes ........             1,863            113,971            115,834
 Net income ............             1,211             79,085             80,296
 Total assets ..........           392,063          7,610,111          8,002,174
================================================================================

     Under current intercompany pricing procedures, transfers of funds are priced at prevailing market rates. In general, the Company has allocated all direct expenses and a proportionate share of general and administrative expenses to the income derived from loans and leases and transactions by the Company's international operations.

     The following table presents the percentages of average total assets and average total liabilities attributable to foreign operations. For this purpose, assets attributable to foreign operations are defined as assets in foreign offices and loans and leases to and investments in customers domiciled outside the United States. Deposits received and other liabilities are classified on the basis of domicile of the depositor/creditor.

----------------------------------------------------------------------------------
                                                  1998          1997          1996
----------------------------------------------------------------------------------
Average foreign assets to
  average total assets ...............            5.36%         4.38%         5.42%
Average foreign liabilities to
  average total liabilities ..........            3.41          3.70          3.55
==================================================================================


20. LEASE COMMITMENTS

     Future minimum lease payments by year and in the aggregate under all noncancelable operating leases having initial or remaining terms in excess of one year consisted of the following at December 31, 1998:


--------------------------------------------------------------------------------
                                                        LESS              NET
                                   OPERATING          SUBLEASE         OPERATING
(in thousands)                       LEASES            INCOME            LEASES
--------------------------------------------------------------------------------
1999 ........................       $ 41,113          $  8,575          $ 32,538
2000 ........................         38,673             8,219            30,454
2001 ........................         35,435             7,976            27,459
2002 ........................         31,502             7,343            24,159
2003 ........................         27,655             5,825            21,830
2004 AND THEREAFTER .........         78,933            17,471            61,462
--------------------------------------------------------------------------------
TOTAL .......................       $253,311          $ 55,409          $197,902
================================================================================

     These premises and equipment leases extend for varying periods up to 43 years and some of them may be renewed for periods ranging from one to 43 years. The premises' leases also provide for payments of real property taxes, insurance and maintenance.

     In most cases, leases for the premises provide for periodic renegotiation of the rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------



     For 1998, 1997 and 1996, rental expense was $35,293,000, $32,321,000 and
$14,796,000, respectively.

     In December 1993, the Company entered into a noncancelable agreement to lease its administrative headquarters building (construction of which was completed in September 1996) on land owned in fee simple by the Company. Concurrently, the Company entered into a ground lease of the land to the lessor of the building. Rent obligation for the building commenced on December 1, 1996 and will expire on December 1, 2003 (the "Primary Term"). The Company is obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term. The Company plans to occupy approximately 40% of the building and sublease the remaining 60% to third parties. As of December 31, 1998, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.

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

21. COMMITMENTS AND CONTINGENT LIABILITIES

     Off-balance sheet commitments and contingent liabilities at December 31, 1998 and 1997 were as follows:

--------------------------------------------------------------------------------
                                                      1998               1997
                                                   ----------         ----------
                                                    NOTIONAL/          Notional/
                                                    CONTRACT           Contract
(in thousands)                                       AMOUNT             Amount
--------------------------------------------------------------------------------
CONTRACTUAL AMOUNTS WHICH
  REPRESENT CREDIT RISK
    Commitments to extend credit .........         $5,569,202         $4,408,199
    Standby letters of credit ............            187,134            154,848
    Commercial letters of credit .........             16,738             11,865
CONTRACTUAL AMOUNTS WHERE
  CREDIT RISK IS LESS THAN
  CONTRACTUAL AMOUNT
    Commitments to purchase
      foreign currencies .................             16,581                 --
    Commitments to sell foreign
      currencies .........................             16,515                 --
    Interest rate swaps and floors .......            110,291            894,427
    Forward-starting contracts ...........              3,962                 --
================================================================================


ROLLFORWARD SCHEDULE

     The following is a summary of the off-balance sheet financial instruments for 1998 and 1997:


-----------------------------------------------------------------------------------------------
                        Receive        Pay       Variable/                Forward-
                         Fixed        Fixed      Variable                 Starting
(in millions)            Swaps        Swaps       Swaps        Floors     Contracts       Total
-----------------------------------------------------------------------------------------------
Balance,
December 31, 1996       $  500       $  138       $  400       $  500       $   --       $1,538
Additions .......           --            3           --           --           --            3
Maturities/
  amortizations .          200           47          400           --           --          647
Terminations ....           --           --           --           --           --           --
-----------------------------------------------------------------------------------------------
Balance,
December 31, 1997          300           94           --          500           --          894
ADDITIONS .......           --           23           --           --            4           27
MATURITIES/
 AMORTIZATIONS ..          300            2           --          500           --          802
TERMINATIONS ....           --            5           --           --           --            5
-----------------------------------------------------------------------------------------------
BALANCE,
DECEMBER 31, 1998       $   --       $  110       $   --       $   --       $    4       $  114
===============================================================================================


HEDGING SUMMARY

     The following is additional hedging information related to the Company's interest rate swaps as of December 31, 1998:

-----------------------------------------------------------------------------------------------------
                                                   ASSET YIELD/    NET                       REMAIN-
                       NOTIONAL    PAY     RECEIVE  LIABILITY     YIELD/         ORIGINAL      ING
(dollars in millions)   AMOUNT     RATE     RATE      COST        COST           MATURITY    MATURITY
-----------------------------------------------------------------------------------------------------
ASSET HEDGES:
  FIXED RATE LOANS...    $110      6.38%    5.28%     8.15%       7.05%          10.1 YRS.   6.6 YRS.
=====================================================================================================

     The following summarizes the impact of the Company's interest rate swap and floor activities on its weighted average borrowing rate and on interest income and expense for the years ended December 31, 1998, 1997 and 1996:

------------------------------------------------------------------------------------
(dollars in thousands)                   1998                1997             1996
------------------------------------------------------------------------------------
Average borrowing rate:
  Without interest rate swaps
    and floors ..............               4.13%             4.20%             4.28%
  With interest rate swaps
    and floors ..............               4.13              4.20              4.23
------------------------------------------------------------------------------------
Decrease in interest income .          $   1,126           $ 3,416           $ 2,402
Decrease in interest expense                  --                42             2,636
------------------------------------------------------------------------------------

INTEREST RATE SWAP AND FLOOR
  EXPENSE (INCOME), NET .....          $   1,126           $ 3,374           $  (234)
====================================================================================

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)                     BancWest Corporation & Subsidiaries
--------------------------------------------------------------------------------------------------------------


22. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents a summary of the book and fair values of the Company's financial instruments at December 31, 1998 and 1997:

--------------------------------------------------------------------------------
                                                           1998
                                              ----------------------------------
(in thousands)                                BOOK VALUE             FAIR VALUE
--------------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks ..........          $   615,184          $   615,184
  Interest-bearing deposits in
    other banks ....................              274,641              275,219
  Federal funds sold and securities
    purchased under agreements
    to resell ......................               52,100               52,100
  Investment securities (note 5):
    Held-to-maturity ...............              290,922              291,414
    Available-for-sale .............            1,346,994            1,346,994
  Loans and leases (note 6) ........           11,339,580           11,423,764
  Customers' acceptance liability ..                1,377                1,377
--------------------------------------------------------------------------------

Financial Liabilities:
  Deposits .........................          $11,260,320          $11,276,314
  Short-term borrowings (note 10) ..              922,867              922,867
  Acceptances outstanding ..........                1,377                1,377
  Long-term debt (note 11) .........              629,959              636,878
  Guaranteed preferred beneficial
    interests in junior subordinated
    debentures (note 11) ...........              100,000              115,206
================================================================================

                                                           1997
-------------------------------------------------------------------------------
(in thousands)                                Book Value         Fair Value
-------------------------------------------------------------------------------
Financial Assets:
  Cash and due from banks ..........          $  282,905          $  282,905
  Interest-bearing deposits in other
    banks ..........................             137,930             137,891
  Federal funds sold and securities
    purchased under agreements to
    resell .........................             134,274             134,274
  Available-for-sale investment
    securities (note 5) ............             778,124             778,124
  Loans and leases (note 6) ........           6,238,681           6,248,139
  Customers' acceptance liability ..                 867                 867
------------------------------------------------------------------------------

Financial Liabilities:
  Deposits .........................          $6,089,200          $6,107,195
  Short-term borrowings (note 10) ..             721,865             721,865
  Acceptances outstanding ..........                 867                 867
  Long-term debt (note 11) .........             218,736             221,484
  Guaranteed preferred beneficial
    interests in junior subordinated
    debentures (note 11) ...........             100,000             104,370
==============================================================================

     The following table presents a summary of the fair values of the Company's off-balance sheet financial instruments (note 21) at December 31, 1998 and 1997:

---------------------------------------------------------------------------
(in thousands)                                    1998               1997
---------------------------------------------------------------------------
Commitments to extend credit .........          $ 28,282           $ 21,606
Letters of credit ....................             1,956              1,465
Commitments to purchase foreign
  currencies .........................                55                 --
Commitments to sell foreign currencies               (13)                --
Interest rate swaps and floors .......            (5,733)             1,404
Forward-starting contracts ...........              (108)                --
===========================================================================


23. BANCWEST CORPORATION (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

     In the financial statements presented below, the investment in subsidiaries is accounted for under the equity method.

BALANCE SHEETS
----------------------------------------------------------------------------------------------------
(in thousands, except number of                                               DECEMBER 31,
                                                                   ---------------------------------
shares and per share data)                                            1998                 1997
----------------------------------------------------------------------------------------------------
ASSETS
  Cash on deposit with
    First Hawaiian ......................................          $        70           $       115
  Interest-bearing deposits in other banks ..............                5,000                70,000
  Loans, net of allowance for credit
    losses of $120 in 1998 and 1997 .....................                5,656                 9,691
  Available-for-sale investment securities ..............                  300                   300
  Securities purchased from
    First Hawaiian ......................................               22,880                23,860
  Investment in subsidiaries:
    First Hawaiian ......................................              725,812               733,596
    Bank of the West ....................................            1,032,583                    --
    Other subsidiaries ..................................               15,929               186,631
  Due from:
    First Hawaiian ......................................              176,592               147,251
    Bank of the West ....................................              187,669                    --
    Other subsidiaries ..................................               82,472                52,050
  Other assets ..........................................                2,088                 2,532
----------------------------------------------------------------------------------------------------
TOTAL ASSETS ............................................          $ 2,257,051           $ 1,226,026
====================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term borrowings .................................          $    13,903           $     1,800
  Current and deferred income taxes .....................              264,626               181,669
  Due to subsidiary .....................................              103,093               103,093
  Other liabilities .....................................                7,543                 7,763
  Long-term debt (note 11) ..............................              200,000               200,000
----------------------------------------------------------------------------------------------------
    Total liabilities ...................................              589,165               494,325
----------------------------------------------------------------------------------------------------
Commitments and contingent liabilities
  (notes 15, 20 and 21)
Stockholders' equity:
  Preferred stock, par value $5 per share
    Authorized and unissued--
      50,000,000 shares in
      1998 and 1997 .....................................                   --                    --
  Class A common stock, par value $1
    per share (notes 2 and 12)
    Authorized--75,000,000 shares
    Issued--25,814,768 shares in 1998 ...................               25,815                    --
  Common stock, par value $1 per share
    in 1998 and $5 per share in 1997 (notes 2, 12 and 15)
    Authorized--200,000,000 shares in 1998 and
    100,000,000 shares in 1997
    Issued--33,190,374 shares in
      1998 and 1997 .....................................               33,190               165,952
  Surplus ...............................................            1,141,639               148,165
  Retained earnings .....................................              511,525               473,659
  Accumulated other comprehensive
    income ..............................................                6,171                  (241)
  Treasury stock, at cost--1,635,397
    shares in 1998 and 1,845,217
    shares in 1997 ......................................              (50,454)              (55,834)
----------------------------------------------------------------------------------------------------
    Total stockholders' equity ..........................            1,667,886               731,701
----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY ................................................          $ 2,257,051           $ 1,226,026
====================================================================================================





                                       74