Form 10-K, Exhibit 13
period 1999-12-31
BANCWEST CORP/HI
filed 2000-03-17
CIK 36377

                                                                      EXHIBIT 13


CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                  1999              1998               1997
                                                               -----------       -----------       ----------
                                                               (dollars in thousands, except per share data)
FOR THE YEAR:
Net income ..............................................      $   172,378       $    84,284       $   93,209
Operating earnings (1), (2)  ............................          184,008           106,150           93,209
Cash earnings (3)  ......................................          204,886            95,366           99,832
Operating cash earnings (1), (2), (3)  ..................          216,516           117,232           99,832
Return on average total assets (1), (2)  ................             1.13%             1.06%            1.08%
Return on average tangible total assets (4)  ............             1.39              1.19             1.17
Return on average stockholders' equity (1), (2)  ........            10.26             11.32            11.86
Return on average tangible stockholders' equity (4) .....            19.70             16.31            15.14
                                                               -----------       -----------       ----------
PER SHARE: (5)
Diluted earnings ........................................      $      1.38       $      1.05       $     1.29
Diluted operating earnings (1), (2) .....................             1.48              1.32             1.29
Diluted cash earnings (3)  ..............................             1.64              1.19             1.38
Diluted operating cash earnings (1), (2), (3)  ..........             1.74              1.46             1.38
Cash dividends ..........................................              .62               .58              .58
                                                               -----------       -----------       ----------
AT YEAR END:
Total assets ............................................      $16,681,022       $15,929,064       $8,879,838
Loans and leases ........................................       12,524,039        11,964,563        6,792,394
Deposits ................................................       12,877,952        12,042,872        6,790,201
Stockholders' equity ....................................        1,842,730         1,746,156          801,084
                                                               -----------       -----------       ----------
Tier 1 capital ratio ....................................             8.80%             8.32%            9.63%
Total risk-based capital ratio ..........................            10.56             10.18            11.87
Tier 1 leverage ratio ...................................             8.11              9.13             9.09
                                                               -----------       -----------       ----------
Book value per share (5)  ...............................      $     14.79       $     14.15       $    11.30
Market price per share (5)  .............................            19.50             24.00            19.88
Market capitalization ...................................        2,429,911         2,962,464        1,409,558
                                                               ===========       ===========       ==========

On July 1, 1999, we acquired SierraWest Bancorp. That merger was accounted for as a pooling of interests. Therefore, all financial information has been restated for all periods presented.

(1) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $11.630 million in connection with the acquisition of SierraWest Bancorp and the consolidation of data centers in 1999.

(2) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $21.866 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998 ("BancWest Merger").

(3) Excluding amortization of goodwill and core deposit intangible.

(4) Defined as operating cash earnings as a percentage of average total assets or average stockholders' equity minus average goodwill and core deposit intangible.

(5) All per share data have been calculated to include both common and Class A common shares and have been adjusted to give retroactive effect to the two-for-one stock split in the fourth quarter of 1999.


Operating Cash Earnings and Operating Earnings
($ in millions)

                                                  1995    1996    1997    1998     1999
                                                  ----    ----    ----    -----    -----
Operating Cash Earnings (1), (2), (3)..........   84.5    90.8    99.8    117.2    216.5
Operating Earnings (1), (2)....................   80.3    85.2    93.2    106.2    184.0


Diluted Operating Earnings and Cash Dividends Per Share
($)

                                                  1995    1996    1997    1998     1999
                                                  ----    ----    ----    ----     ----
Diluted Operating Earnings (1), (2)............   1.12    1.20    1.29    1.32     1.48
Cash Dividends Per Share.......................    .56     .57     .58     .58      .62


Return on Average Tangible Total Assets and Average Total Assets
(%)

                                                  1995    1996    1997    1998     1999
                                                  ----    ----    ----    ----     ----
                                                           (Amount in Percent)
Return on Average Tangible Total Assets (4)....   1.07    1.11    1.17    1.19     1.39
Return on Average Total Assets (1), (2)........   1.00    1.03    1.08    1.06     1.13


Return on Average Tangible Stockholders' Equity and Average Stockholders' Equity (%)

                                                  1995     1996     1997     1998     1999
                                                  ----     ----     ----     ----     ----
                                                            (Amount in Dollars)
Return on Average Tangible Stockholders'
    Equity (4).................................   14.32    14.94    15.14    16.31    19.70
Return on Average Stockholders' Equity
    (1), (2)...................................   11.80    11.82    11.86    11.32    10.26

SENIOR ADMINISTRATIVE OFFICERS
--------------------------------------------------------------------------------

BANCWEST CORPORATION

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

Don J. McGrath
President & Chief Operating Officer

John K. Tsui
Vice Chairman & Chief Credit Officer

Joel Sibrac
Vice Chairman

Howard H. Karr
Executive Vice President &
Chief Financial Officer

Douglas C. Grigsby
Executive Vice President & Treasurer

Bernard Brasseur
Executive Vice President &
Risk Manager

Donald G. Horner
Executive Vice President

BANK OF THE WEST

Don J. McGrath
President & Chief Executive Officer

Frank J. Bonetto
Senior Executive Vice President,
Community Banking Group

Joel Sibrac
Senior Executive Vice President,
Commercial Banking Group

Bernard Brasseur
Risk Manager

Douglas C. Grigsby
Chief Financial Officer

Christian A. Morio
Chief Inspector

EXECUTIVE VICE PRESIDENTS

Thomas J. Burns
Credit Administration

Scott J. Germer
Business Banking

Stephen C. Glenn
Chief Administrative Officer

James R. Henry
Specialty Lending

Richard T. McGoldrick
Consumer Credit

Barbara S. Tomber
Commercial Banking

Donald R. Ward
Operations & Systems

Donald E. Weyant
Real Estate Industries

Richard C. Williamson
Northwest Regional Executive

SENIOR VICE PRESIDENTS

Kevin F. Ames
Controller

Richard W. Aubrey
Treasurer

Mark R. Beecher
Consumer Credit Loan Production

Fred W. Bergemann
Credit Administration - Northwest

Bradley J. Bleything
Community Banking - Northwest

Arthur J. Crawford
Consumer Credit Asset Recovery

John H. Dimalanta
Trust

James W. Forsloff
Business Banking - Northwest

Kenneth T. Fujihara
Community Banking - South Bay

Charlotte A. Gallagher
Real Estate Industries - Northwest

Robert J. Galli
Business Banking - South Bay

Lawrence A. Heaton
Human Resources

Shirley A. Horeff
Operations & Systems

James R. Kennedy
Cash Management

James L. Loos
Consumer Credit

Frances E. Lopez-Cooper
Community Banking - Administration

Daniel A. Mikes
Religious Lending

James L. Mullins
Special Assets

Paul H. Nakae
Real Estate Industries

James G. Newell
Equipment Leasing

Robert S. Raye
Marketing

Michael R. Robinson
Community Banking - Valley

W. Gordon Smith
Compliance

Kathy Schueler
Foreign Exchange

Lisa M. Standen
Investment Products

Calvin Y. Tabata
Community Banking - Northwest

Norma J. Waters
Community Banking - North Bay

Susan J. Wheeler
Risk Management Administration

Paul T. Wible
Consumer Credit Operations

John B. Wojcik
Chief Auditor

Gina M. Wolley
Operations & Systems

Michael V. Wood
Community Banking - East Bay

William L. Zillman
General Counsel

Jerry Zuspan
Consumer Credit Collections

ESSEX CREDIT CORPORATION

Gene Schiavone
Chairman & Chief Executive Officer

FIRST HAWAIIAN BANK

Walter A. Dods, Jr.
Chairman & Chief Executive Officer

John K. Tsui
President & Chief Operating Officer

Donald G. Horner
Vice Chairman,
Retail Banking Group

Howard H. Karr
Vice Chairman,
Administration & Finance Group

Lily Yao
Vice Chairman,
Government & Community Relations


EXECUTIVE VICE PRESIDENTS

Robert A. Alm
Financial Management Group

William E. Atwater
General Counsel

Gary L. Caulfield
Information Management Group

Anthony R. Guerrero, Jr.
Branch Banking Group

William B. Johnstone, III
Treasurer

John W. Landgraf
Commercial Real Estate

David W. Madison
Branch Loan Administration

Gerald M. Pang
Chief Credit Officer

Sheila M. Sumida
Human Resources

Barbara S. Tomber
Wholesale Loan Group

Albert M. Yamada
Chief Financial Officer


SENIOR VICE PRESIDENTS

Sharon S. Brown
Sales & Service

Winston K. H. Chow
Branch Banking - Hawaii

Linda B. Cornejo
Branch Loan Administration

Koren K. Dreher
Commercial Real Estate

Brandt G. Farias
Marketing Communications

Mark H. Felmet
Retail Loans

Robert T. Fujioka
Main Banking Center

Gary Y. Fujitani
Business Services

Gisela O. Gere
Cash Management

Anthony D. Goo
Trust Investments

Alfred R. Gross
Managed Assets

Edmund H. Kajiyama
Branch Support

Corbett A. K. Kalama
Branch Banking - Oahu

Gerald J. Keir
Corporate Communications

John K. Lee, Jr.
Branch Banking - Guam

George H. Lumsden
General Auditor

Roger P. MacArthur
Branch Banking - Maui

Kristi L. Maynard
Treasury & Investment

Melvin W. Y. Mow
Branch Loan Administration

Michael J. Murakoshi
Private Banking &
Branch Banking - Kauai

Francis T. Natori
Information Technology

Glen R. Okazaki
Controller's Division

Vernon T. Omori
Residential Real Estate

Raymond S. Ono
University Banking Center

Curt T. Otaguro
Operations Research & Development

Kenneth C. S. Pai
Commercial Real Estate

Edward Y. W. Pei
Electronic Banking

Frederick J. Shine, III
Managed Assets

Michael G. Taylor
First Hawaiian Insurance, Inc.

James M. Wayman
Bank Properties

Gary D. Williams
Corporate Services

Steve J. Williams
Branch Banking - Maui

Douglas D. Wilson
Trust Business Development

Herbert E. Wolff
Corporate Secretary

Donald C. Young
Media Finance


FIRST HAWAIIAN LEASING, INC./
FHL LEASE HOLDING CO., INC.

John K. Tsui
Chairman & Chief Executive Officer

Stephen J. Marcuccilli
President

BOARDS OF DIRECTORS

BANCWEST CORPORATION

Jacques Ardant
Director, International Banking &
Finance, North America Area,
Banque Nationale de Paris

John W. A. Buyers
Chairman & Chief Executive Officer,
C. Brewer & Company, Limited

Walter A. Dods, Jr.
Chairman & Chief Executive Officer,
BancWest Corporation &
First Hawaiian Bank

Dr. Julia Ann Frohlich
President, Blood Bank of Hawaii

Robert A. Fuhrman
Chairman, Bank of the West
Vice Chairman, President &
Chief Operating Officer (Retired),
Lockheed Corporation

Paul Mullin Ganley
Trustee, Estate of S. M. Damon
Partner, Carlsmith Ball

David M. Haig
Trustee, Estate of S. M. Damon

John A. Hoag
Chairman, Hawaii Reserves, Inc.
Vice Chairman (Retired),
First Hawaiian Bank

Bert T. Kobayashi, Jr.
Principal, Kobayashi, Sugita & Goda

Michel Larrouilh
Chairman & Chief Executive Officer
(Retired), Old BancWest Corporation
Chief Executive Officer (Retired),
Bank of the West

Pierre Mariani
Executive Vice President,
International Retail Banking,
Banque Nationale de Paris

Yves Martrenchar
Executive Vice President,
Products and Markets,
Banque Nationale de Paris

Dr. Fujio Matsuda
Chairman, Pacific International Center
for High Technology Research

Don J. McGrath
President & Chief Operating Officer,
BancWest Corporation
President & Chief Executive Officer,
Bank of the West

Rodney R. Peck
Senior Partner,
Pillsbury, Madison & Sutro LLP

Joel Sibrac
Vice Chairman, BancWest Corporation
Senior Executive Vice President,
Commercial Banking Group,
Bank of the West

John K. Tsui
Vice Chairman & Chief Credit Officer,
BancWest Corporation
President & Chief Operating Officer,
First Hawaiian Bank

Jacques Henri Wahl
Director & Senior Advisor
to the Chief Executive Officer,
Banque Nationale de Paris

General Fred C. Weyand
Trustee, Estate of S. M. Damon
General (Retired), U.S. Army

Robert C. Wo
President & Secretary,
BJ Management Corporation
Chairman, C. S. Wo & Sons, Ltd.


BANK OF THE WEST

Jacques Ardant
David W. Clark
Walter A. Dods, Jr.
Robert A. Fuhrman
Stuart A. Hall
Jerrold T. Henley
Michel Larrouilh
A. Ewan Macdonald
Pierre Mariani
Yves Martrenchar
Don J. McGrath
Otis W. Mitchell
Rodney R. Peck
Donald A. Pelton
Joel Sibrac
Jean Thomazeau
Robert L. Toney
Jacques Henri Wahl


FIRST HAWAIIAN BANK

John W. A. Buyers
W. Allen Doane
Walter A. Dods, Jr.
Dr. Julia Ann Frohlich
Michael K. Fujimoto
Paul Mullin Ganley
David M. Haig
Warren H. Haruki
Howard K. Hiroki
John A. Hoag
David C. Hulihee
Glenn A. Kaya
Dr. Richard R. Kelley
Bert T. Kobayashi, Jr.
Dr. Richard T. Mamiya
Dr. Fujio Matsuda
Leighton S. L. Mau
Don J. McGrath
Dr. Roderick F. McPhee
Wesley T. Park
George P. Shea, Jr.
R. Dwayne Steele
John K. Tsui
Jenai Sullivan Wall
General Fred C. Weyand
James C. Wo
Robert C. Wo

INDEX TO FINANCIAL REVIEW

18  CORPORATE ORGANIZATION

19  COMMON STOCK INFORMATION

21  SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

22  MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

43  REPORT OF INDEPENDENT ACCOUNTANTS

    CONSOLIDATED FINANCIAL STATEMENTS:
44     Consolidated Balance Sheets

45     Consolidated Statements of Income

46     Consolidated Statements of Changes
       in Stockholders' Equity

47     Consolidated Statements of Cash Flows

48     Notes to Consolidated Financial Statements

73  GLOSSARY OF FINANCIAL TERMS

74  SUPPLEMENTAL INFORMATION

INSIDE BACK COVER:

     CORPORATE ADDRESSES

CORPORATE ORGANIZATION

BANCWEST CORPORATION

        BancWest Corporation (the "Company" or "we/our") is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company is incorporated under the laws of the State of Delaware. As a bank holding company, the Company is allowed to acquire or invest in the securities of companies engaged in banking or in activities closely related to banking as authorized by the Federal Reserve Board. Pursuant to amendments to the BHCA enacted as part of the Gramm-Leach-Bliley Act, the Company expects to qualify as a financial holding company, which, effective March 13, 2000, will be permitted to engage in a broad range of financial activities, including insurance and merchant banking.

        In November 1998, the merger of the former BancWest Corporation, parent company of Bank of the West, with and into First Hawaiian, Inc. ("FHI") was consummated ("BancWest Merger"). FHI, the surviving corporation of the BancWest Merger, changed its name to "BancWest Corporation."

        Our organization consists of the following wholly-owned subsidiaries:

BANK OF THE WEST

        Bank of the West was founded in 1874 and is the third-oldest bank in California. It is a full-service bank conducting general commercial and consumer banking business and offering trust and investment services. Bank of the West, California's fourth-largest bank, had total assets of approximately $9.6 billion and total deposits of approximately $7.4 billion at December 31,1999.

        The executive office is located in San Francisco, California. Bank of the West has 162 branch offices located in five Western states--118 in Northern California, 30 in Oregon, nine in Washington state, three in Idaho and two in Nevada.

        Bank of the West receives demand, savings and time deposits; makes commercial, agricultural, real estate, small business and consumer loans and leases; sells cash management services, trust services, insurance products, mutual funds, annuities, traveler's checks and personal money orders; issues letters of credit; handles domestic and foreign collections; and rents safe deposit boxes.

        Bank of the West also generates indirect automobile loans and leases, recreational vehicle loans, recreational marine vessel loans and equipment leases through a network of manufacturers, dealers, representatives and brokers in all 50 states.

        Nationally, Bank of the West, through its principal subsidiary, Essex Credit Corporation ("Essex"), originates and sells consumer loans for acquiring or refinancing pleasure boats or recreational vehicles. Essex has 10 regional offices located in Northern California, Southern California, Connecticut, Florida, Maryland, Massachusetts, New York, New Jersey, Texas and Washington.

        Bank of the West, through its SierraWest SBA lending division, is one of the top originators of U.S. Small Business Administration ("SBA") loans in the nation with ten lending offices located in California, Nevada, Oregon, Washington, Colorado and Tennessee.

FIRST HAWAIIAN BANK

        First Hawaiian Bank ("First Hawaiian") was founded in 1858 and is the oldest financial institution in Hawaii. First Hawaiian is a full-service bank conducting general commercial and consumer banking business and offering trust, investment and insurance services. First Hawaiian, Hawaii's second-largest bank, had approximately $7.1 billion in total assets and $5.5 billion in total deposits at December 31, 1999.

        First Hawaiian's main office is located in Honolulu, Hawaii. Its other banking offices are in the State of Hawaii (56 offices), Guam (two offices), and Saipan, Northern Mariana Islands (one office). First Hawaiian also has an offshore branch in Grand Cayman, British West Indies; a representative office in Tokyo, Japan; and a worldwide network of correspondent banks.

        First Hawaiian receives demand, savings and time deposits; makes commercial, agricultural, real estate and consumer loans; sells cash management services, trust services, insurance products, mutual funds, annuities, traveler's checks and personal money orders; issues letters of credit; handles domestic and foreign collections; and rents safe deposit boxes.

        First Hawaiian also conducts business through the following wholly-owned subsidiaries:

        - FH CENTER, INC., which owns certain real property in connection with First Hawaiian Center, the Company's headquarters.

        - FHB PROPERTIES, INC., which holds title to certain property and premises used by First Hawaiian.

        - FIRST HAWAIIAN LEASING, INC., which engages in commercial equipment and vehicle leasing.

        - REAL ESTATE DELIVERY, INC., which holds title to certain real property acquired by First Hawaiian in business activities.

        - FIRST HAWAIIAN INSURANCE, INC., which provides personal, business and estate insurance to its customers.

FHL LEASE HOLDING COMPANY, INC.

        FHL Lease Holding Company, Inc. is a financial services loan company in Hawaii primarily engaged in commercial equipment and vehicle leasing.

FIRST HAWAIIAN CAPITAL I

        First Hawaiian Capital I is a Delaware business trust (the "Trust") which was formed in 1997. The Trust issued $100 million of its Capital Securities (the "Capital Securities") and used the proceeds to purchase junior subordinated deferrable interest debentures (the "Debentures") of the Company. The Capital Securities qualify as Tier 1 Capital of the Company and are fully and unconditionally guaranteed by the Company.

        The Capital Securities accrue and pay interest semi-annually at an annual interest rate of 8.343%. The Capital Securities are redeemable upon maturity of the Debentures on July 1, 2027, or upon earlier redemption in whole or in part as provided for in the governing indenture.

COMMON STOCK INFORMATION

    Our common stock is traded on the New York Stock Exchange under the symbol BWE. At December 31, 1999, there were 5,392 holders of record of the common stock. A large number of shares are also held in the names of nominees and brokers for individuals and institutions.

        At December 31, 1999, there was one holder of record of our Class A common stock. All Class A common shares were issued to Banque Nationale de Paris ("BNP") in conjunction with the BancWest Merger. A share of Class A common stock is generally the same as a share of common stock in all respects, except that holders of the Class A common stock have the right to elect a separate class of directors (the "Class A Directors"), and to vote as a class on certain fundamental corporate actions. The number of Class A Directors will generally be comparable to the percentage of Class A common shares in relation to total stock outstanding (common stock plus Class A common stock). Note 12 to the Consolidated Financial Statements on page 60 discusses key terms of the Class A common stock. The Class A common stock is not publicly traded.

        BNP is bound by a standstill and governance agreement. Among the key features of this agreement are provisions that: (1) limit BNP's ability to acquire, directly or indirectly, additional common stock that would result in its ownership of more than 45% of the outstanding voting stock of the Company;
(2) restrict BNP's ability to transfer its shares; (3) restrict BNP's ability to exercise control over the Company or our Board of Directors (the "Board"), other than through its representation on the Board; and (4) create various other restrictions. Note 12 to the Consolidated Financial Statements on page 60 contains additional information.

        At December 31, 1999, a total of 75,418,850 shares of common stock were issued, including 2,437,556 shares in the treasury stock account.

        On November 18, 1999, our Board approved a two-for-one stock split of the total issued shares of the Company's common stock and Class A common stock. The additional shares issued as a result of the stock split were distributed on December 15, 1999, to stockholders of record at the close of business on December 1, 1999. A total of 63,522,968 shares of common stock and Class A common stock were issued in connection with the stock split. In addition, due to the stock split, treasury shares increased by 1,220,408 shares. As a result of the stock split, $63.523 million was reclassified from capital surplus to common stock and Class A common stock. The stock split did not cause any changes in the $1 par value per share of the common stock, the $1 par value per share of the Class A common stock or in total stockholders'equity.

        Unless otherwise noted, the number of common shares and per common share amounts include Class A common shares and have been restated to reflect the effects of the stock split.

        On November 1, 1998, in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc., as described in Note 2 to the Consolidated Financial Statements on page 53, we issued 25,814,768 shares of Class A common stock, which now constitute 51,629,536 shares due to the two-for-one stock split. All of these shares remained outstanding at December 31, 1999.

        Here are quarterly and annual per share data, computed using the common stock and Class A common shares and restated for the effects of a two-for-one stock split:

                                         Cash                     Market Price
                         Diluted       Dividends     -------------------------------------
                         Earnings        Paid          High           Low          Close
                         --------      ---------     --------       --------      --------
1999
FIRST QUARTER             $.34          $.15         $24-1/4        $19-7/16      $21-1/4
SECOND QUARTER             .36           .15          21-7/32        18-1/2        18-9/16
THIRD QUARTER              .29(1)        .15          22-1/32        18-9/16       20-5/16
FOURTH QUARTER             .39           .17          22-3/4         19-1/16       19-1/2
                         --------       ----
   ANNUAL                $1.38(1)       $.62          24-1/4         18-1/2        19-1/2
                         ========       ====
1998
First Quarter            $ .32          $.14         $21            $17-5/16      $20
Second Quarter             .31           .14          20-1/2         17-5/32       18-3/16
Third Quarter              .35           .15          19             13-13/16      17
Fourth Quarter             .07(2)        .15          24             15-5/8        24
                         --------       ----
   Annual                $1.05(2)       $.58          24             13-13/16      24
                         ========       ====
1997                     $1.29          $.58          21-15/16       14-5/16       19-7/8
1996                     $1.20          $.57          18-3/8         12-7/8        17-1/2
1995                     $1.12          $.56          15-5/8         11-1/2        15
                         ========       ====

On July 1, 1999, we acquired SierraWest Bancorp. That merger was accounted for as a pooling of interests. Therefore, all financial information has been restated for all periods presented.

(1) Amounts include after-tax restructuring, merger-related and other nonrecurring costs of $11.630 million in connection with the acquisition of SierraWest Bancorp and the consolidation of data centers. Excluding those costs, adjusted diluted earnings per share were $.39 for the quarter ended September 30, 1999, and $1.48 for the year ended December 31, 1999.

(2) Amounts include after-tax restructuring, merger-related and other nonrecurring costs of $21.866 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998. Excluding those costs, adjusted diluted earnings per share were $.34 for the 1998 fourth quarter and $1.32 for the year ended December 31, 1998.

        We expect to continue our policy of paying quarterly cash dividends. The declaration and payment of cash dividends are subject to our future earnings, capital requirements, financial condition and certain limitations as described in Note 14 to the Consolidated Financial Statements on page 62.

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                              1999          1998           1997           1996           1995
                                                           ----------     --------       --------       --------       --------
INCOME STATEMENTS AND DIVIDENDS (in thousands)

Interest income .....................................      $1,135,711     $749,541       $651,048       $620,511       $598,098
Interest expense ....................................         446,877      315,822        281,232        270,755        279,269
                                                           ----------     --------       --------       --------       --------
Net interest income .................................         688,834      433,719        369,816        349,756        318,829
Provision for credit losses .........................          55,262       30,925         20,010         25,048         39,701
Noninterest income ..................................         197,632      134,182        110,550         95,575         91,175
Noninterest expense, without restructuring,
 merger-related and other nonrecurring costs ........         517,541      366,548        322,171        296,567        243,017
Restructuring, merger-related and other
 nonrecurring costs .................................          17,534       25,527             --             --             --
                                                           ----------     --------       --------       --------       --------
Income before income taxes ..........................         296,129      144,901        138,185        123,716        127,286
Provision for income taxes ..........................         123,751       60,617         44,976         38,533         46,960
                                                           ----------     --------       --------       --------       --------
NET INCOME ..........................................      $  172,378     $ 84,284       $ 93,209       $ 85,183       $ 80,326
                                                           ==========     ========       ========       ========       ========
OPERATING EARNINGS (1), (2) .........................      $  184,008     $106,150       $ 93,209       $ 85,183       $ 80,326
                                                           ==========     ========       ========       ========       ========
CASH EARNINGS (3) ...................................      $  204,886     $ 95,366       $ 99,832       $ 90,845       $ 84,503
                                                           ==========     ========       ========       ========       ========
OPERATING CASH EARNINGS (1), (2), (3)  ..............      $  216,516     $117,232       $ 99,832       $ 90,845       $ 84,503
                                                           ==========     ========       ========       ========       ========
CASH DIVIDENDS ......................................      $   77,446     $ 40,786       $ 41,116       $ 38,946       $ 38,461
                                                           ==========     ========       ========       ========       ========
COMMON STOCK DATA (5)
Per share:
 Basic earnings .....................................      $     1.39     $   1.06       $   1.31       $   1.24       $   1.16
 Diluted earnings ...................................            1.38         1.05           1.29           1.20           1.12
 Diluted operating earnings (1), (2)  ...............            1.48         1.32           1.29           1.20           1.12
 Diluted cash earnings (3)  .........................            1.64         1.19           1.38           1.28           1.18
 Diluted operating cash earnings (1), (2), (3)  .....            1.74         1.46           1.38           1.28           1.18
 Cash dividends .....................................             .62          .58            .58            .57            .56
 Book value (at December 31)  .......................           14.79        14.15          11.30          10.85          10.20
 Market price (close at December 31)  ...............           19.50        24.00          19.88          17.50          15.00
Average shares outstanding (in thousands)  ..........         124,048       79,516         70,939         68,738         69,250
                                                           ----------     --------       --------       --------       --------
BALANCE SHEETS (in millions)
Average balances:
 Total assets .......................................        $ 16,294     $ 10,033       $  8,635       $  8,306       $  8,002
 Total earning assets ...............................          14,492        9,036          7,768          7,558          7,260
 Loans and leases ...................................          12,291        7,659          6,477          5,907          5,774
 Deposits ...........................................          12,517        7,710          6,541          6,102          5,563
 Long-term debt and capital securities ..............             790          354            279            265            245
 Stockholders' equity ...............................           1,793          938            786            720            681
At December 31:
 Total assets .......................................        $ 16,681     $ 15,929       $  8,880       $  8,642       $  8,063
 Loans and leases ...................................          12,524       11,965          6,792          6,243          5,610
 Deposits ...........................................          12,878       12,043          6,790          6,507          5,793
 Long-term debt and capital securities ..............             802          734            324            218            249
 Stockholders' equity ...............................           1,843        1,746            801            753            692
                                                           ----------     --------       --------       --------       --------
SELECTED RATIOS
Return on average:
 Total assets .......................................            1.06%         .84%          1.08%          1.03%          1.00%
 Tangible total assets (4)  .........................            1.39         1.19           1.17           1.11           1.07
 Stockholders' equity ...............................            9.61         8.99          11.86          11.82          11.80
 Tangible stockholders' equity (4)  .................           19.70        16.31          15.14          14.94          14.32
Dividend payout ratio ...............................           44.93        55.24          44.96          47.50          50.00
Average stockholders' equity to average total
 assets .............................................           11.00         9.35           9.10           8.67           8.51
Year ended December 31:
 Net interest margin ................................            4.76         4.81           4.77           4.63           4.39
 Net loans and leases charged off to average
  loans and leases ..................................             .42          .31            .33            .42            .38
 Efficiency ratio (1), (2), (3)  ....................           54.47        62.50          65.53          64.54          63.07
At December 31:
 Risk-based capital ratios:
  Tier 1 ............................................            8.80         8.32           9.63           8.49           9.13
  Total .............................................           10.56        10.18          11.87          11.93          12.06
 Tier 1 leverage ratio ..............................            8.11         9.13           9.09           7.24           7.63
 Allowance for credit losses to total loans
  and leases ........................................            1.29         1.32           1.33           1.46           1.49
 Nonperforming assets to total loans and
  leases and other real estate owned and
  repossessed personal property .....................            1.01         1.11           1.42           1.68           1.78
 Allowance for credit losses to nonperforming
  loans and leases ..................................            1.64x        1.61x          1.40x          1.15x           .93x

On July 1, 1999, we acquired SierraWest Bancorp. That merger was accounted for as a pooling of interests. Therefore, all financial information has been restated for all periods presented.

(1) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $11.630 million in connection with the acquisition of SierraWest Bancorp and the consolidation of data centers in 1999.

(2) Excluding after-tax restructuring, BancWest Merger-related and other nonrecurring costs of $21.866 million for the year ended December 31, 1998.

(3) Excluding amortization of goodwill and core deposit intangible.

(4) Defined as operating cash earnings as a percentage of average total assets or average stockholders' equity minus average goodwill and core deposit intangible.

(5) All per share data have been calculated to include both common and Class A common shares and have been adjusted to give retroactive effect to the two-for-one stock split in the fourth quarter of 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

        Certain matters contained in this report are forward-looking statements involving certain risks and uncertainties that could cause the Company's actual results to differ materially from those discussed in the statements. Readers should carefully consider these risks and uncertainties in reading this report. Factors that could cause or contribute to such differences include, but are not limited to:

        (1)  global, national and local economic and market conditions;

        (2)  the level and volatility of interest rates and currency values;

        (3)  government fiscal and monetary policies;

        (4)  credit risks inherent in the lending processes;

        (5) loan and deposit demand in the geographic regions where we conduct business;

        (6) the impact of intense competition in the rapidly evolving banking and financial services business;

        (7) the extensive federal and state regulation of the Company's business, including the effect of current and pending legislation and regulations;

        (8) whether expected revenue enhancements and cost savings are realized within expected time frames;

        (9) matters relating to recent acquisitions relating to the integration of the businesses of the Company, the former BancWest Corporation, and SierraWest Bancorp, including the impact of combining these businesses on revenues, expenses, deposit attrition, customer retention and financial performance;

        (10) other risks discussed below; and

        (11) management's ability to manage these risks.

        We expressly disclaim any obligation or undertaking to update or revise any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

        See "Glossary of Financial Terms" on page 73 for definitions of certain terms used in this annual report.

OVERVIEW

        Four key events affected the financial condition and results of operations of the Company in 1999:

- The continued impact of the BancWest Merger.

- The acquisition of SierraWest Bancorp ("SierraWest") on July 1, 1999 (the "SierraWest Merger"). The acquisition was accounted for as a pooling of interests. Therefore, the financial information for all periods in this report are restated to reflect the financial position and results of operations of SierraWest.

- We recorded pre-tax restructuring, merger-related and other nonrecurring costs totaling $17.534 million (after-tax $11.630 million) in 1999. These costs resulted from the SierraWest Merger and the consolidation of our three existing data centers into a single facility in Honolulu, Hawaii.

- The two-for-one stock split in December 1999 doubled the amount of our common shares, including Class A common shares, issued and outstanding. Per share information, such as earnings per share, dividends per share and book value per share, were restated for all periods presented in this report.

        For further information regarding the Company's mergers and acquisitions, see Note 2 to the Consolidated Financial Statements on page 53. For further information regarding the Company's restructuring, merger-related, and other nonrecurring costs, see Note 3 to the Consolidated Financial Statements on page 54. For additional information regarding the stock split, see "Common Stock Information" on page 19 and Note 12 to the Consolidated Financial Statements on page 60.

1999 VS. 1998

        In most income and expense categories, the increases in the amounts we reported for 1999 compared to the prior year resulted primarily from including the results of operations of Bank of the West for a full year. The table below compares our 1999 financial results to 1998. The improvement in our financial performance can be primarily attributed to the inclusion of Bank of the West for all of 1999 versus two months in 1998.

                                          1999           1998         Change
                                        --------       --------       ------
                                                (dollars in thousands,
                                                except per share data)
Consolidated net income ..........      $172,378       $ 84,284       104.5%
Diluted earnings per share .......          1.38           1.05        31.4
Operating earnings* ..............       184,008        106,150        73.3
Diluted operating earnings
 per share* ......................          1.48           1.32        12.1
Diluted operating cash
 earnings per share* ** ..........          1.74           1.46        19.2
Return on average
 tangible total assets* ..........          1.39%          1.19%       16.8
Return on average tangible
 stockholders' equity* ...........         19.70%         16.31%       20.8

*Excludes after-tax restructuring, merger-related and other nonrecurring costs of $11.630 million in 1999 and $21.866 million in 1998.

** Operating earnings per share before amortization of goodwill and core deposit intangible.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

1998 VS. 1997

        The BancWest Merger, which occurred on November 1, 1998, also caused substantially all of the changes in our financial performance and income and expense categories between 1998 and 1997.

                                     1998               1997           Change
                                   ---------          --------         -------
                                              (dollars in thousands,
                                              except per share data)
Consolidated net income ......     $ 84,284           $93,209           (9.6)%
Diluted earnings per share ...         1.05              1.29          (18.6)
Operating earnings ...........      106,150*           93,209           13.9
Diluted operating
 earnings per share ..........         1.32*             1.29            2.3
Diluted operating cash
 earnings per share** ........         1.46*             1.38            5.8
Return on average
 tangible total assets .......         1.19%*            1.17%           1.7
Return on average tangible
 stockholders' equity ........        16.31%*           15.14%           7.7

* Excludes after-tax restructuring, merger-related and other nonrecurring costs of $21.866 million in 1998.

** Operating earnings per share before amortization of goodwill and core deposit intangible.

NET INTEREST INCOME
1999 VS. 1998

(in thousands)                   1999         1998       Change
                               --------     --------     ------
Net interest income ........   $688,834     $433,719      58.8%

        The increase in our net interest income in 1999 was principally the result of a $5.456 billion, or 60.4%, increase in average earning assets. This increase was partially offset by a five basis point (1% equals 100 basis points) reduction in our net interest margin. The increase in our average earning assets was primarily the result of the inclusion of Bank of the West for all of 1999 as compared to two months in 1998. In addition to the increase caused by the BancWest Merger, the economic expansion on the Mainland United States increased our loan and lease volume. On the other hand, Hawaii is slowly recovering from the prolonged economic downturn that it has experienced over the last nine years, which has slowed growth in loans and leases, deposits and net interest income.

1998 VS. 1997

                                1998         1997       Change
                               --------     --------    -------
                                        (in thousands)
Net interest income ........   $433,719     $369,816      17.3%

    The addition of the results of operations of Bank of the West for the last two months of 1998 was the primary reason for the increase in net interest income in 1998 over 1997. Primarily due to the BancWest Merger, average earning assets increased $1.268 billion, or 16.3%, in 1998. In addition to the increase in average earning assets, the increase in the net interest margin of four basis points also contributed to the increase in net interest income.

NONINTEREST INCOME

                                 1999         1998       Change
                               --------     --------     ------
                                        (in thousands)
Noninterest income .........   $197,632     $134,182      47.3%

        In addition to the effects of the BancWest Merger, noninterest income increased due to higher: (1) trust and investment services income; (2) service charges on deposit accounts; and (3) other service charges and fees.

NONINTEREST EXPENSE

                                 1999         1998       Change
                               --------     --------    -------
                                        (in thousands)
Noninterest expense ........   $535,075     $392,075      36.5%

               The increase in noninterest expense in 1999 was primarily due to including the results of operations of Bank of the West for a full year. The addition of Bank of the West significantly increased employee compensation, occupancy expense and intangible amortization.

EFFICIENCY RATIO

                                 1999         1998        1997
                               --------     --------     ------
Efficiency ratio* ..........    54.47%       62.50%      65.53%

*Calculated as noninterest expense (exclusive of nonrecurring costs) minus the amortization of goodwill and core deposit intangible as a percentage of total operating revenue.

        Our efficiency ratio improved in 1999 over 1998 principally because the BancWest Merger allowed us to increase our revenue and gain efficiencies in operating expenses such as salaries and benefits, occupancy and equipment expenses.

NONPERFORMING ASSETS

        The provision for credit losses increased in 1999 over 1998 primarily because of the inclusion of an entire year of the operations of Bank of the West. The improvement in the ratio of nonperforming assets to total loans and leases, OREO and repossessed personal property in 1999 over 1998 was primarily due to increased charge-offs, repayments and an improvement in asset quality due to the BancWest Merger. Net charge-offs increased due primarily to the inclusion of Bank of the West's net charge-offs for an entire year in 1999 versus two months in 1998 and the write-down of certain real estate loans in 1999.

                                        1999               1998             1997
                                      ---------         ---------         --------
                                                  (dollars in thousands)
Provision for credit losses ......    $ 55,262          $ 30,925          $20,010
Net charge-offs to
 average loans & leases ..........         .42%              .31%             .33%
Allowance for credit losses
 (year end) ......................    $161,418          $158,294          $90,487
Allowance for credit losses
 as % of total loans & leases
 (year end) ......................        1.29%             1.32%            1.33%
Nonperforming assets* as
 % of total loans & leases, OREO
 & repossessed personal property
 (year end) ......................        1.01%             1.11%            1.42%

* Principally loans and leases collateralized by real estate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

CAPITAL RATIOS

                                                1999       1998
                                               ------     ------
Tier 1 capital to risk-weighted assets.....     8.80%      8.32%
Total capital to risk-weighted assets......    10.56%     10.18%
Tier 1 capital to average assets...........     8.11%      9.13%

        These ratios were in excess of the minimum required for capital adequacy purposes of 4.00%, 8.00% and 4.00%, respectively, specified by the Federal Reserve Board.

NET INTEREST MARGIN

1999 VS. 1998

                                  1999       1998         Change
                                 -----      -----     -------------
Net interest margin ........     4.76%      4.81%     -5 basis pts.

        The net interest margin decreased by five basis points in 1999 from 1998 due primarily to the continuing effects of the lower interest rate environment that began in the second half of 1998. Although we paid 41 basis points less for sources of funds used for average earning assets, the yield on our average earning assets fell by 46 basis points. Partially offsetting the decline on the yield of average earning assets, average noninterest-bearing deposits increased in 1999 by $364.365 million, or 30.9%, compared to 1998.

1998 VS. 1997

                                  1998        1997          Change
                                 -----       -----      -------------
Net interest margin ........     4.81%       4.77%      +4 basis pts.

        The net interest margin increased between 1998 and 1997 by four basis points. We paid 13 basis points less for sources of funds used for average earning assets, which was partially offset by a nine-basis-point decrease in the yield on average earning assets. Contributing to the increase in the net interest margin between 1998 and 1997 was the change in the mix of earning assets, with higher-yielding average loans and leases increasing to 84.8% of total earning assets from 83.4% in 1997. The increase in average loans and leases was accompanied by a decrease in lower-yielding average interest-bearing deposits in other banks and average total investment securities in 1998 compared to 1997. The lower cost of funds to source the average earning assets was attributable to the 24.7% increase in average noninterest-bearing demand deposits. The net interest margin in 1998 was not significantly impacted by the BancWest Merger.

AVERAGE EARNING ASSETS
1999 VS. 1998

                                        1999            1998         Change
                                     -----------     ----------      ------
                                                  (in thousands)
Average earning assets .........     $14,491,524     $9,035,712       60.4%

        The BancWest Merger significantly increased our average earning assets due to the inclusion of Bank of the West average balances for all of 1999. The increase in average earning assets was primarily due to increases in average total loans and leases of $4.632 billion, or 60.5%, and average total investment securities of $740.806 million, or 75.7%.

        In addition, the mix of earning assets continues to change, with average investment securities representing 11.9% of average earning assets for 1999 as compared to 10.8% for 1998.

1998 VS. 1997

                                         1998           1997         Change
                                      ----------     ----------      ------
                                                   (in thousands)
Average earning assets .........      $9,035,712     $7,767,715       16.3%

        The increase in average earning assets was primarily due to the BancWest Merger. Excluding the effects of the BancWest Merger, average earning assets increased primarily because of an increase in average loans and leases of $368.419 million, or 5.7%, over 1997. Offsetting that increase was a decrease in the average investment securities portfolio of $176.361 million, or 17.5%, compared to 1997. The investment securities portfolio decreased because of a change in the collateral requirements for state and local government funds.

AVERAGE LOANS AND LEASES
1999 VS. 1998

                                            1999          1998       Change
                                        -----------    ----------    ------
                                                   (in thousands)
Average loans and leases ..........     $12,291,095    $7,658,998     60.5%

        The inclusion of Bank of the West balances for an entire year was the primary reason for the increase in average loans and leases. The growth in loan and lease volumes outside of Hawaii was also a factor in the increase in average loans and leases.

1998 VS. 1997

                                         1998          1997         Change
                                      ----------     ----------     ------
                                                   (in thousands)
Average loans and leases ........     $7,658,998     $6,476,822      18.3%

        The increase in average loans and leases in 1998 over 1997 was primarily due to the BancWest Merger. Excluding the effects of the BancWest Merger, average loans and leases increased by $368.419 million, or 5.7%, from 1997 to 1998. The increase was primarily due to growth in automobile financing in California and Oregon and credit extensions to companies in the media and telecommunications industries on the Mainland United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INTEREST-BEARING DEPOSITS AND LIABILITIES
1999 VS. 1998

                                            1999            1998        Change
                                         -----------     ----------     ------
                                                       (in thousands)
Average interest-bearing
 deposits and liabilities .........      $12,409,543     $7,610,964      63.0%

        The increase in average interest-bearing deposits and liabilities in 1999 over 1998 was principally caused by the effects of having Bank of the West balances included for an entire year, as well as growth in our customer deposit base.

1998 VS. 1997

                                        1998            1997        Change
                                       ----------      ----------   ------
                                                     (in thousands)
Average interest-bearing
 deposits and liabilities ..........   $7,610,964      $6,667,892      14.1%

        The increase in average interest-bearing deposits and liabilities in 1998 over 1997 was primarily due to the BancWest Merger and the issuance in mid-1997 of Capital Securities with an aggregate liquidation amount of $100 million.

OPERATING SEGMENTS RESULTS

    As detailed in Note 19 to the Consolidated Financial Statements on page
68, our operations are managed principally through our two major bank subsidiaries, Bank of the West and First Hawaiian. Bank of the West operates primarily in five western states. It also conducts business nationally through its Consumer Finance Division and its Essex Credit Corporation subsidiary. First Hawaiian's primary base of operations is in Hawaii. It also has significant operations extending nationally, and to a lesser degree internationally, through its media finance, national corporate lending and leveraged leasing operations. The "other" category in the table below consists principally of BancWest Corporation (Parent Company), FHL Lease Holding Company, Inc. and First Hawaiian Capital I. The reconciling items are principally consolidating entries to eliminate intercompany balances and transactions. The following table summarizes significant financial information, as of or for years ended December 31, of our reportable segments:

                                    1999      1998     1997
                                    -----     -----    -----
                                           (in millions)
NET INTEREST INCOME
 Bank of the West ............      $384      $126     $ 73
 First Hawaiian ..............       312       322      310
 Other .......................        (7)      (14)     (13)
                                    ----      ----     ----
  CONSOLIDATED TOTAL .........      $689      $434     $370
                                    ====      ====     ====

                                    1999          1998          1997
                                  -------       -------       -------
                                             (in millions)
NET INCOME
 Bank of the West ..........      $    84       $    18       $    14
 First Hawaiian ............           94            75            86
 Other .....................           (6)           (9)           (7)
                                  -------       -------       -------
  CONSOLIDATED TOTAL .......      $   172       $    84       $    93
                                  =======       =======       =======
YEAR END SEGMENT ASSETS
 Bank of the West ..........      $ 9,571       $ 8,603       $ 1,702
 First Hawaiian ............        7,081         7,248         7,072
 Other .....................        2,747         2,458         1,436
 Reconciling items .........       (2,718)       (2,380)       (1,330)
                                  -------       -------       -------
  CONSOLIDATED TOTAL .......      $16,681       $15,929       $ 8,880
                                  =======       =======       =======

- Our net interest income for 1999 increased over 1998, principally due to the inclusion of an entire year of Bank of the West operations in 1999 as opposed to two months for the year ended December 31, 1998. First Hawaiian's 3.1% decrease in net interest income between 1999 and 1998 reflects the effects of the slow recovery from the prolonged economic downturn in Hawaii, which decreased loan and lease volume.

- Our net income for 1999 increased over 1998, primarily due to the inclusion of Bank of the West's results for an entire year. The 25.3% increase in First Hawaiian's net income was primarily due to: (1) lower restructuring, merger-related and other nonrecurring costs in 1999 compared to 1998; (2) higher noninterest income in 1999 over 1998, such as income from trust and investment products and services; and (3) a reduction in noninterest expense, achieved through efficiencies gained from the BancWest Merger and cost containment initiatives.

- Our total assets at December 31, 1999, grew by 4.7% over December 31, 1998, predominantly due to the 11.3% growth in Bank of the West's assets. An increase in earning assets, mainly consumer loans and lease financing, contributed to Bank of the West's growth. The 2.3% decrease in First Hawaiian's assets in 1999 from 1998 was principally due to a decline in loans, reflecting the challenging economy in Hawaii.

- Our net interest income for 1998 increased over 1997, principally due to the inclusion of two months of Bank of the West's operations in 1998. Net interest income for First Hawaiian for 1998 remained relatively unchanged compared to 1997.

- Our net income in 1998 decreased from 1997, principally as a result of after-tax restructuring, BancWest Merger-related and other nonrecurring costs of $21.866 million in 1998 recorded by First Hawaiian and Bank of the West.

- Our total assets at December 31, 1998, increased over December 31, 1997, primarily due to the BancWest Merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

TABLE 1: AVERAGE BALANCES, INTEREST INCOME AND EXPENSE, AND YIELDS AND RATES (TAXABLE-EQUIVALENT BASIS)

        The following table sets forth the condensed consolidated average balance sheets, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest-bearing deposits and liabilities for the years indicated on a taxable-equivalent basis. The taxable-equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1999, 1998 and 1997) to make them comparable with taxable items before any income taxes are applied.

                                                                  1999                                1998
                                                 -----------------------------------   ---------------------------------
                                                                 INTEREST                            Interest
                                                   AVERAGE       INCOME/      YIELD/     Average     Income/      Yield/
                                                   BALANCE       EXPENSE      RATE       Balance     Expense      Rate
                                                 -----------   -----------    ------   ----------    --------     ------
                                                                            (dollars in thousands)
ASSETS
Earning assets:
 Interest-bearing deposits in other banks:
   Domestic .................................    $     3,712   $      156     4.22%   $    60,824    $  3,641     5.99%
   Foreign ..................................        291,097       15,096     5.19        115,576       6,448     5.58
                                                 -----------   ----------             -----------    --------
    Total interest-bearing
       deposits in other banks ..............        294,809       15,252     5.17        176,400      10,089     5.72
                                                 -----------   ----------             -----------    --------
 Federal funds sold and
  securities purchased under
  agreements to resell ......................        186,569        9,537     5.11        222,069      11,932     5.37
                                                 -----------   ----------             -----------    --------
 Investment securities:
  Taxable ...................................      1,695,858      101,706     6.00        958,996      60,938     6.35
  Exempt from Federal
   income taxes .............................         23,193        1,699     7.33         19,249       1,426     7.41
                                                 -----------   ----------             -----------    --------
    Total investment
      securities ............................      1,719,051      103,405     6.02        978,245      62,364     6.38
                                                 -----------   ----------             -----------    --------
 Loans and leases(1), (2):
  Domestic ..................................     11,933,259      977,575     8.19      7,281,289     632,245     8.68
  Foreign ...................................        357,836       30,553     8.54        377,709      33,453     8.86
                                                 -----------   ----------             -----------    --------
    Total loans and leases ..................     12,291,095    1,008,128     8.20      7,658,998     665,698     8.69
                                                 -----------   ----------             -----------    --------
    TOTAL EARNING ASSETS ....................     14,491,524    1,136,322     7.84      9,035,712     750,083     8.30
                                                 -----------   ----------             -----------    --------
Cash and due from banks......................        621,964                              343,029
Premises and equipment.......................        280,587                              259,130
Core deposit intangible......................         69,050                               21,868
Goodwill.....................................        624,886                              197,178
Other assets.................................        205,504                              175,641
                                                 -----------                          -----------
    TOTAL ASSETS.............................    $16,293,515                          $10,032,558
                                                 ===========                          ===========

                                                                 1997
                                                 --------------------------------
                                                               Interest
                                                  Average      Income/     Yield/
                                                  Balance      Expense     Rate
                                                 ----------    --------    ------
                                                       (dollars in thousands)
ASSETS
Earning assets:
 Interest-bearing deposits in other banks:
   Domestic .................................    $   50,894    $  3,088     6.07%
   Foreign ..................................        40,315       2,282     5.66
                                                 ----------    --------
    Total interest-bearing
       deposits in other banks ..............        91,209       5,370     5.89
                                                 ----------    --------
 Federal funds sold and
  securities purchased under
  agreements to resell ......................       193,700      10,636     5.49
                                                 ----------    --------
 Investment securities:
  Taxable ...................................       985,219      64,608     6.56
  Exempt from Federal
   income taxes .............................        20,765       1,871     9.01
                                                 ----------    --------
    Total investment
      securities ............................     1,005,984      66,479     6.61
                                                 ----------    --------
 Loans and leases(1), (2):
  Domestic ..................................     6,170,221     541,679     8.78
  Foreign ...................................       306,601      27,847     9.08
                                                 ----------    --------
    Total loans and leases ..................     6,476,822     569,526     8.79
                                                 ----------    --------
    TOTAL EARNING ASSETS ....................     7,767,715     652,011     8.39
                                                 ----------    --------
Cash and due from banks......................       310,361
Premises and equipment.......................       261,614
Core deposit intangible......................        27,733
Goodwill.....................................       100,019
Other assets.................................       168,050
                                                 ----------
    TOTAL ASSETS.............................    $8,635,492
                                                 ==========

Notes:

(1) Nonaccruing loans and leases are included in the average loan and lease balances.

(2) Interest income for loans and leases include loan fees of $32,803, $32,133 and $26,362 for 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

                                                         1999                                      1998
                                        ------------------------------------      ------------------------------------
                                                        INTEREST                                  Interest
                                          AVERAGE       INCOME/      YIELD/         Average       Income/       Yield/
                                          BALANCE       EXPENSE      RATE           Balance       Expense       Rate
                                        -----------   -----------    -------      -----------     ---------     ------
                                                                      (dollars in thousands)
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
 and liabilities:
 Deposits:
  Domestic:
   Interest-bearing demand .......      $   289,142      $  3,609      1.25%      $   534,967      $ 11,743      2.20%
   Savings .......................        4,982,479        93,100      1.87         2,564,765        65,665      2.56
   Time ..........................        5,497,583       264,336      4.81         3,202,516       166,860      5.21
  Foreign ........................          203,846         7,576      3.72           228,333         9,592      4.20
                                        -----------       -------                 -----------       -------
   Total interest-bearing
    deposits .....................       10,973,050       368,621      3.36         6,530,581       253,860      3.89
 Short-term borrowings ...........          646,576        30,326      4.69           726,119        36,727      5.06
 Long-term debt and
  capital securities .............          789,917        47,930      6.07           354,264        25,235      7.12
                                        -----------       -------                 -----------       -------
   TOTAL INTEREST-BEARING
    DEPOSITS AND LIABILITIES......       12,409,543       446,877      3.60         7,610,964       315,822      4.15
                                        -----------       -------                 -----------       -------
Noninterest-bearing
 demand deposits .................        1,543,883                                 1,179,518
Other liabilities ................          547,128                                   304,018
                                        -----------                               -----------
   Total liabilities .............       14,500,554                                 9,094,500
Stockholders' equity .............        1,792,961                                   938,058
                                        -----------                               -----------
   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY .........      $16,293,515                               $10,032,558
                                        ===========                               ===========
   NET INTEREST INCOME
    AND MARGIN ON TOTAL
    EARNING ASSETS ...............                        689,445      4.76%                        434,261      4.81%
   Tax-equivalent
    adjustment ...................                            611                                       542
                                                         --------                                  --------
   NET INTEREST INCOME ...........                       $688,834                                  $433,719
                                                         ========                                  ========

                                                         1997
                                        -----------------------------------
                                                        Interest
                                        Average         Income/     Yield/
                                        Balance         Expense     Rate
                                        ----------      --------    -------
                                               (dollars in thousands)
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest-bearing deposits
 and liabilities:
 Deposits:
  Domestic:
   Interest-bearing demand .......      $  521,683      $ 11,365      2.18%
   Savings .......................       2,187,288        57,032      2.61
   Time ..........................       2,672,058       142,370      5.33
  Foreign ........................         214,482         9,349      4.36
                                        ----------       -------
   Total interest-bearing
    deposits .....................       5,595,511       220,116      3.93
 Short-term borrowings ...........         793,642        41,527      5.23
 Long-term debt and
  capital securities .............         278,739        19,589      7.03
                                        ----------       -------
   TOTAL INTEREST-BEARING
    DEPOSITS AND LIABILITIES......       6,667,892       281,232      4.22
                                        ----------       -------
Noninterest-bearing
 demand deposits .................         945,867
Other liabilities ................         235,966
                                        ----------
   Total liabilities .............       7,849,725
Stockholders' equity .............         785,767
                                        ----------
   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY .........      $8,635,492
                                        ==========
   NET INTEREST INCOME
    AND MARGIN ON TOTAL
    EARNING ASSETS ...............                       370,779      4.77%
   Tax-equivalent
    adjustment ...................                           963
                                                        --------
   NET INTEREST INCOME ...........                      $369,816
                                                        ========

TOTAL ASSETS

                       1995    1996    1997   1998     1999
                       ----    ----    ----   -----    -----
                                   ($ in billions)
DECEMBER 31 ......     8.06    8.64    8.88   15.93    16.68

LOANS AND LEASES

                       1995    1996    1997   1998     1999
                       ----    ----    ----   -----    -----
                                 ($ in billions)
DECEMBER 31 ......     5.61    6.24    6.79   11.97    12.52

TOTAL REVENUE--NET INTEREST INCOME AND NONINTEREST INCOME

                               1995     1996     1997      1998      1999
                               ----     -----    -----     -----     -----
                                            ($ in millions)
Net interest income .......   318.8    349.8    369.8     433.7     688.8
Noninterest income ........    91.2     95.6    110.6     134.2     197.6

NET INTEREST MARGIN(%)

                              1995    1996    1997    1998     1999
                              ----    ----    ----    -----    -----
NET INTEREST MARGIN ......    4.39    4.63    4.77    4.81     4.76

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

TABLE 2: ANALYSIS OF CHANGES IN NET INTEREST INCOME (TAXABLE-EQUIVALENT BASIS)

        The following table analyzes the dollar amount of change (on a taxable-equivalent basis) in interest income and expense and the changes in dollar amounts attributable to:

        (a) changes in volume (changes in volume times the prior year's rate),

        (b) changes in rates (changes in rates times the prior year's volume),and

        (c) changes in rate/volume (change in rate times change in volume).

        In this table, the dollar change in rate/volume is prorated to volume and rate proportionately.

        The taxable-equivalent adjustment is made for items exempt from Federal income taxes (assuming a 35% tax rate for 1999, 1998 and 1997) to make them comparable with taxable items before any income taxes are applied.

                                                           1999 COMPARED TO 1998--              1998 Compared to 1997--
                                                         INCREASE (DECREASE) DUE TO:          Increase (Decrease) Due to:
                                                    ------------------------------------   -----------------------------------
                                                                            NET INCREASE                          Net Increase
                                                     VOLUME        RATE      (DECREASE)    Volume        Rate      (Decrease)
                                                    --------     --------   ------------   --------     -------   ------------
                                                                                   (in thousands)
Interest earned on:
 Interest-bearing deposits in other banks:
   Domestic ....................................    $ (2,646)    $   (839)    $ (3,485)    $    595     $   (42)    $   553
   Foreign .....................................       9,133         (485)       8,648        4,199         (33)      4,166
                                                    --------     --------     --------     --------     -------     -------
    Total interest-bearing deposits
      in other banks ...........................       6,487       (1,324)       5,163        4,794         (75)      4,719
                                                    --------     --------     --------     --------     -------     -------
 Federal funds sold and securities
  purchased under agreements to resell .........      (1,836)        (559)      (2,395)       1,529        (233)      1,296
                                                    --------     --------     --------     --------     -------     -------
 Investment securities:
  Taxable ......................................      44,371       (3,603)      40,768       (1,695)     (1,975)     (3,670)
  Exempt from Federal income taxes .............         289          (16)         273         (130)       (315)       (445)
                                                    --------     --------     --------     --------     -------     -------
    Total investment securities ................      44,660       (3,619)      41,041       (1,825)     (2,290)     (4,115)
                                                    --------     --------     --------     --------     -------     -------
 Loans and leases (1):
  Domestic .....................................     382,948      (37,618)     345,330       96,537      (5,971)     90,566
  Foreign ......................................      (1,723)      (1,177)      (2,900)       6,313        (707)      5,606
                                                    --------     --------     --------     --------     -------     -------
    Total loans and leases .....................     381,225      (38,795)     342,430      102,850      (6,678)     96,172
                                                    --------     --------     --------     --------     -------     -------
    Total earning assets .......................     430,536      (44,297)     386,239      107,348      (9,276)     98,072
                                                    --------     --------     --------     --------     -------     -------
Interest paid on:
 Deposits:
  Domestic:
   Interest-bearing demand .....................      (4,195)      (3,939)      (8,134)         291          87         378
   Savings .....................................      48,902      (21,467)      27,435        9,681      (1,048)      8,633
   Time ........................................     111,249      (13,773)      97,476       27,701      (3,211)     24,490
  Foreign ......................................        (972)      (1,044)      (2,016)         590        (347)        243
                                                    --------     --------     --------     --------     -------     -------
    Total interest-bearing deposits ............     154,984      (40,223)     114,761       38,263      (4,519)     33,744
 Short-term borrowings .........................      (3,847)      (2,554)      (6,401)      (3,448)     (1,352)     (4,800)
 Long-term debt and capital securities .........      26,929       (4,234)      22,695        5,376         270       5,646
                                                    --------     --------     --------     --------     -------     -------
    Total interest-bearing deposits
      and liabilities ..........................     178,066      (47,011)     131,055       40,191      (5,601)     34,590
                                                    --------     --------     --------     --------     -------     -------
    INCREASE (DECREASE) IN NET
     INTEREST INCOME ...........................    $252,470     $  2,714     $255,184     $ 67,157     $(3,675)    $63,482
                                                    ========     ========     ========     ========     =======     =======

Note:

(1) Interest income for loans and leases include loan fees of $32,803, $32,133 and $26,362 for 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

NONINTEREST INCOME

     Components of and changes in noninterest income are reflected below for the years indicated:


                                                                                           1999/98 CHANGE          1998/97 Change
                                                                                         ------------------       -----------------
                                                    1999         1998         1997        AMOUNT        %          Amount        %
                                                  --------     --------     --------     --------      ----       --------     ----
                                                                                     (dollars in thousands)
Trust and investment services income ........     $ 32,644     $ 26,971     $ 25,115     $  5,673      21.0%      $  1,856      7.4%
Service charges on deposit accounts .........       67,674       39,545       31,983       28,129      71.1          7,562     23.6
Other service charges and fees ..............       65,484       39,770       33,793       25,714      64.7          5,977     17.7
Securities gains, net .......................           16          441          321         (425)    (96.4)           120     37.4
Other .......................................       31,814       27,455       19,338        4,359      15.9          8,117     42.0
                                                  --------     --------     --------     --------                 --------
TOTAL NONINTEREST INCOME ....................     $197,632     $134,182     $110,550     $ 63,450      47.3%      $ 23,632     21.4%
                                                  ========     ========     ========     ========      ====       ========     ====

1999 VS. 1998

     The 47.3% increase in total noninterest income from 1998 to 1999 (as shown in more detail in the table above) was primarily due to the inclusion of the results of operations for an entire year of Bank of the West versus two months in 1998, as well as the following factors:

- Trust and investment services income increased, primarily due to higher investment and trust management fees earned.

- Service charges on deposit accounts increased, primarily due to higher service charges.

- Other service charges and fees increased, primarily due to higher mortgage servicing fees for mortgage loans that were originated and sold with servicing retained, higher ATM-convenience fee income and higher merchant-discount fees.

- Other noninterest income increased, primarily due to increases in foreclosed property income and miscellaneous service charges and fees. In addition, we recognized a gain on the transfer of rights associated with the termination of a leveraged lease of approximately $4.952 million in 1999. It should be noted that 1998's other noninterest income total included a $3.907 million gain on the sale of a corporate aircraft and a $2.115 million gain on the sale of a regional manager's residence.

1998 VS. 1997

     The 21.4% increase in total noninterest income from 1997 to 1998 was primarily due to the BancWest Merger and to the following factors:

- Trust and investment services increased, primarily the result of an increase in investment management fees resulting from new business and an increase in the market value of managed assets.

- Service charges on deposit accounts increased, primarily due to an increase in fees on checks returned and paid.

- Other service charges and fees increased, primarily due to higher commissions from annuity and mutual fund sales.

- Other noninterest income increased, primarily due to: (1) a $3.907 million gain on sale of a corporate aircraft; (2) a $2.115 million gain on sale of a regional manager's residence; and (3) income earned on bank-owned life insurance on certain officers (a program started in May 1997). It should be noted that 1997's other noninterest income total included a $2.500 million gain on the sale of a leasehold interest in a former branch.


                                                                        NONPERFORMING ASSETS TO TOTAL
ALLOWANCE FOR CREDIT LOSSES              NET LOANS AND LEASES           LOANS AND LEASES AND OTHER REAL
TO TOTAL LOANS AND LEASES                CHARGED OFF TO AVERAGE         ESTATE OWNED AND REPOSSESSED
(%)                                      LOANS AND LEASES (%)           PERSONAL PROPERTY (%)
          DECEMBER 31                                                             DECEMBER 31
----------------------------         ----------------------------       ----------------------------
 95    96    97    98    99           95    96    97    98    99         95    96    97    98    99
----  ----  ----  ----  ----         ----  ----  ----  ----  ----       ----  ----  ----  ----  ----
1.49  1.46  1.33  1.32  1.29         .38   .42   .33   .31   .42        1.78  1.68  1.42  1.11  1.01

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

     The following sets forth the activity in the allowance for credit losses for the years indicated:

                                                         1999             1998            1997            1996            1995
                                                     ------------     ------------     -----------     -----------     -----------
                                                                                 (dollars in thousands)
LOANS AND LEASES OUTSTANDING (END OF YEAR) .......   $ 12,524,039     $ 11,964,563     $ 6,792,394     $ 6,243,124     $ 5,609,906
                                                     ============     ============     ===========     ===========     ===========
AVERAGE LOANS AND LEASES OUTSTANDING .............   $ 12,291,095     $  7,658,998     $ 6,476,822     $ 5,906,929     $ 5,774,417
                                                     ============     ============     ===========     ===========     ===========
Allowance for credit losses:
 Balance at beginning of year ....................   $    158,294     $     90,487     $    90,895     $    83,736     $    65,904
                                                     ------------     ------------     -----------     -----------     -----------
 Loans and leases charged off:

  Commercial, financial and agricultural .........          7,715            6,440           7,487          10,671           8,246
  Real estate:
   Commercial ....................................          6,385              740           1,150           1,883           2,906
   Construction ..................................          3,646               --             180           1,450           1,466
   Residential ...................................          5,539            4,217           3,731           2,937           2,707
  Consumer .......................................         27,927           17,911          13,994          10,957           8,134
  Lease financing ................................          9,111            1,385             105             117             276
  Foreign ........................................          1,222              458             197             415             417
                                                     ------------     ------------     -----------     -----------     -----------
   Total loans and leases charged off ............         61,545           31,151          26,844          28,430          24,152
                                                     ------------     ------------     -----------     -----------     -----------
 Recoveries on loans and leases previously
   charged off:

   Commercial, financial and agricultural ........          1,761            1,314           1,830           1,199             375
   Real estate:
    Commercial ...................................            311              821             310             112             239
    Construction .................................             18            1,244              --             117              --
    Residential ..................................          1,101              250             985             234              43
   Consumer ......................................          5,681            3,040           2,347           1,706           1,610
   Lease financing ...............................          1,397              253              26               3              16
   Foreign .......................................            163              124              64              64              --
                                                     ------------     ------------     -----------     -----------     -----------
   Total recoveries on loans and leases
    previously charged off .......................         10,432            7,046           5,562           3,435           2,283
                                                     ------------     ------------     -----------     -----------     -----------
   Net charge-offs ...............................        (51,113)         (24,105)        (21,282)        (24,995)        (21,869)
 Provision for credit losses .....................         55,262           30,925          20,010          25,048          39,701
 Transfer of allowance allocated to
  securitized loans ..............................         (1,025)              --              --              --              --
 Allowances of subsidiaries purchased(1)  ........             --           60,987             864           7,106              --
                                                     ------------     ------------     -----------     -----------     -----------

 BALANCE AT END OF YEAR ..........................   $    161,418     $    158,294     $    90,487     $    90,895     $    83,736
                                                     ============     ============     ===========     ===========     ===========
Net loans and leases charged off to
 average loans and leases ........................            .42%             .31%            .33%            .42%            .38%
Net loans and leases charged off to
 allowance for credit losses .....................          31.66%           15.23%          23.52%          27.50%          26.12%
Allowance for credit losses to total
 loans and leases (end of year) ..................           1.29%            1.32%           1.33%           1.46%           1.49%
Allowance for credit losses to
 nonperforming loans and leases (end of year):
 Excluding 90 days or more past due
  accruing loans and leases ......................          1.64X            1.61x           1.40x           1.15x            .93x
 Including 90 days or more past due
  accruing loans and leases ......................          1.39X            1.16x            .91x            .81x            .70x
                                                     ============     ============     ===========     ===========     ===========

Note:

(1) Allowance for credit losses of $60,987 in 1998, $864 in 1997 and $7,106 in 1996 were related to the BancWest Merger, a SierraWest Bancorp merger and the 1996 acquisition of divested branches in the Pacific Northwest, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     We have allocated a portion of the allowance for credit losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the various loan and lease categories as of December 31 for the years indicated:

                                 1999                         1998                        1997
                         -----------------------    -------------------------   ------------------------
                                     PERCENT OF                   Percent of                 Percent of
                                    LOANS/LEASES                 Loans/Leases               Loans/Leases
                                      IN EACH                      in Each                    in Each
                                      CATEGORY                    Category                   Category
                         ALLOWANCE    TO TOTAL      Allowance      to Total     Allowance      to Total
                          AMOUNT    LOANS/LEASES      Amount     Loans/Leases     Amount    Loans/Leases
                         --------   ------------    ---------    ------------   ---------   ------------
                                                      (dollars in thousands)
Domestic:
 Commercial,
  financial and
  agricultural .......   $ 19,175         18%        $ 28,988         19%        $17,113         25%
 Real estate:
  Commercial .........     10,275         19           13,245         19           5,829         22
  Construction .......      4,755          3            4,899          4             570          3
  Residential ........     12,305         19           12,009         22           8,779         30
Consumer .............     34,200         24           32,251         22          15,464         10
Lease financing ......     12,855         14            9,992         11             546          5
Foreign ..............        850          3            1,435          3           1,405          5
Unallocated ..........     67,003        N/A           55,475        N/A          40,781        N/A
                         --------        ---         --------        ---         -------        ---
  TOTAL ..............   $161,418        100%        $158,294        100%        $90,487        100%
                         ========        ===         ========        ===         =======        ===

                                    1996                      1995
                          ------------------------   -------------------------
                                      Percent of                  Percent of
                                      Loans/Leases               Loans/Leases
                                        in Each                    in Each
                                        Category                   Category
                          Allowance      to Total    Allowance     to Total
                           Amount     Loans/Leases     Amount    Loans/Leases
                          ---------   ------------   ---------   -------------
                                         (dollars in thousands)
Domestic:
 Commercial,
  financial and
  agricultural .......     $17,091         24%        $18,483         25%
 Real estate:
  Commercial .........       8,111         23           3,485         21
  Construction .......         414          4           4,262          5
  Residential ........       6,407         32           4,509         32
Consumer .............      11,130          9           9,636          9
Lease financing ......         894          4             763          4
Foreign ..............       1,540          4           1,430          4
Unallocated ..........      45,308        N/A          41,168        N/A
                           -------        ---         -------        ---
  TOTAL ..............     $90,895        100%        $83,736        100%
                           =======        ===         =======        ===

     The provision for credit losses is based on management's judgment as to the adequacy of the allowance for credit losses (the "Allowance") to absorb future losses. Management uses a systematic methodology to determine the related provision for credit losses to be reported for financial statement purposes. The determination of the adequacy of the Allowance is ultimately one of management judgment, which includes consideration of many factors such as: (1) the amount of problem and potential problem loans and leases; (2) net charge-off experience; (3) changes in the composition of the loan and lease portfolio by type and location of loans and leases; (4) changes in overall loan and lease risk profile and quality; (5) general economic factors; and (6) the fair value of collateral.

     Using this methodology, we allocate the Allowance to individual loans and leases and to categories of loans and leases, representing probable losses based on available information. At least quarterly, we make internal credit analyses to determine which loans and leases are impaired. As a result, we allocate specific amounts of the Allowance to individual loan and lease relationships.
Note 1 to the Consolidated Financial Statements on page 49 describes how we evaluate loans for impairment. Note 7 to the Consolidated Financial Statements on page 58 details additional information regarding the Allowance and impaired loans.

     Some categories of loans and leases are not subjected to a loan-by-loan credit analysis. Management makes an allocation to these categories based on our statistical analysis of historic trends of impairment and charge-offs of such loans and leases. Additionally, we allocate a portion of the Allowance based on risk classifications of certain loan types. Some of the Allowance is not allocated to specific impaired loans because of the subjective nature of the process of estimating an adequate allowance for credit losses, economic uncertainties and other factors.

     As the table on page 30 illustrates, the provision for credit losses for 1999 was $55.262 million, an increase of $24.337 million, or 78.7%, over 1998. The increase was principally due to the inclusion of an entire year of Bank of the West's provision for credit losses in 1999, versus two months in 1998.

     The most notable factor causing the relatively high level of the provision for credit losses, other than the effects of the BancWest Merger, was the still challenging, but slowly rebounding, Hawaii economy and real estate market.

NET CHARGE-OFFS
1999 VS. 1998

                                                 1999       1998      Change
                                               --------    -------    ------
                                                       (in thousands)
Net charge-offs ...........................    $ 51,113    $24,105     112.0%
                                               ========    =======    ======

     In 1999, net charge-offs increased by $27.008 million over 1998 due to the following factors:

     - Real estate - commercial net charge-offs increased by $6.155 million, primarily due to the write-down of values of certain nonperforming loans in Hawaii. The charge-offs

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

    reflected the lingering effect that the prolonged economic downturn in Hawaii has on real estate property values.

- Real estate - construction net charge-offs increased in 1999 over 1998 by $4.872 million, primarily due to a partial writedown of a restructured loan in Hawaii.

- Consumer net charge-offs increased in 1999 over 1998 by $7.375 million, or 49.6%, primarily due to the BancWest Merger. The addition of Bank of the West for an entire year, versus two months in 1998, was the main factor in the increase in net charge-offs in this category.

- Lease financing net charge-offs increased in 1999 over 1998 by $6.582 million, or 581.4%, primarily due to the BancWest Merger. The addition of Bank of the West's lease financing portfolio for an entire year increased the amount of charge-offs. The charge-offs were primarily in the consumer and equipment lease areas.

1998 VS. 1997

                                                     1998       1997      Change
                                                   -------     -------    ------
                                                            (in thousands)
Net charge-offs ..............................     $24,105     $21,282     13.3%
                                                   =======     =======     ====

     The addition of Bank of the West's net charge-offs in the last two months increased 1998 charge-offs over 1997. Excluding the effects of the BancWest Merger, the increase in net charge-offs in 1998 over 1997 was primarily due to an increase in consumer loan net charge-offs of $1.348 million, or 11.6%. The increase was caused by lingering effects of the sluggish Hawaii economy, which produced more personal bankruptcies in Hawaii and a resulting increase in write-offs of credit card loans. Smaller balance homogeneous credit card and consumer loans are charged off at a predetermined delinquency status or earlier if we determine that the loan is uncollectible.

ALLOWANCE FOR CREDIT LOSSES
1999 VS. 1998

                                                     1999        1998     Change
                                                   --------    --------   ------
                                                      (dollars in thousands)
Allowance for credit losses
 (year end) ...................................    $161,418    $158,294     2.0%
Allowance for credit losses
 as a % of total loans and leases (year end) ..        1.29%       1.32%   (2.3)%
Allowance for credit losses to
 nonperforming loans and leases,
 excluding 90 days or more past due
 accruing loans and leases (year end) .........       1.64x       1.61x     1.9%
                                                   ========    ========    ====

     The percentage of the Allowance compared to total loans and leases declined in 1999 from 1998, primarily due to the growth in loan and lease volume and higher charge-offs in 1999. The ratio of the Allowance to nonperforming assets increased to 1.64x in 1999 compared to 1.61x in 1998. The increase is primarily attributable to the decrease in nonperforming assets in 1999.

     In management's judgment, the Allowance is adequate to absorb potential losses currently inherent in the loan and lease portfolio at December 31, 1999. However, if economic conditions in our markets change, the Allowance, nonperforming assets and charge-offs could change as a result.

NONINTEREST EXPENSE

     The table below shows the categories of noninterest expense and how they have changed between 1999 and 1998, and between 1998 and 1997:

                                                                                         1999/98 CHANGE           1998/97 Change
                                                                                       -------------------      ------------------
                                                     1999        1998        1997        AMOUNT        %          Amount       %
                                                   --------    --------    --------    ---------     -----      --------     -----
                                                                                     (in thousands)
Personnel:
  Salaries and wages ..........................    $181,914    $130,986    $125,779    $  50,928      38.9%     $  5,207       4.1%
  Employee benefits ...........................      52,103      38,670      38,536       13,433      34.7           134        .3
                                                   --------    --------    --------    ---------                --------
Total personnel expense .......................     234,017     169,656     164,315       64,361      37.9         5,341       3.3
Occupancy expense .............................      60,056      47,107      41,937       12,949      27.5         5,170      12.3
Equipment expense .............................      30,422      29,125      27,577        1,297       4.5         1,548       5.6
Outside services ..............................      44,697      21,858      13,391       22,839     104.5         8,467      63.2
Intangible amortization .......................      35,760      13,789       8,548       21,971     159.3         5,241      61.3
Restructuring, merger-related
  and other nonrecurring costs ................      17,534      25,527          --       (7,993)    (31.3)       25,527        --
Stationery and supplies .......................      21,275      12,958      12,835        8,317      64.2           123       1.0
Advertising and promotion .....................      15,788      11,909      11,948        3,879      32.6           (39)      (.3)
Other .........................................      75,526      60,146      41,620       15,380      25.6        18,526      44.5
                                                   --------    --------    --------    ---------                --------
TOTAL NONINTEREST EXPENSE .....................    $535,075    $392,075    $322,171    $ 143,000      36.5%     $ 69,904      21.7%
                                                   ========    ========    ========    =========     =====      ========     =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

1999 VS. 1998

     Total noninterest expense for 1999 was $535.075 million, an increase of $143.0 million, or 36.5%, over 1998. The main reason was the inclusion of an entire year of operations of Bank of the West in 1999 as opposed to only two months in 1998. Major areas of difference between 1999 and 1998 were:

- Total personnel expense increased $64.361 million, or 37.9%, due to the larger number of employees. This increase was partially offset by: (1) lower salaries and wages expense as a result of our reengineering and consolidation efforts; and (2) higher net periodic pension benefit credits.

- Occupancy expense increased by $12.949 million, or 27.5%, because we had more facilities after the BancWest Merger.


- Intangible amortization expense increased by $21.971 million, or 159.3%, primarily due to an entire year of amortization of intangible assets associated with the BancWest Merger.

- Outside services increased by $22.839 million, or 104.5%, due in part to our outsourcing of the data processing operations to a third-party facilities management contractor.

     The following factors also contributed to the increase:

- We recorded restructuring, merger-related and other nonrecurring costs totaling $17.534 million in 1999, primarily due to the merger with SierraWest Bancorp and the consolidation of our three data centers into a single facility in Honolulu.

- Other noninterest expense increased by $15.380 million, or 25.6%, due to write-downs and losses on the sale of certain OREO, higher foreclosed property expenses and the charitable donation of an employee recreational center to a community group in Hawaii, resulting in a pre-tax loss on donation of $1.277 million, but a tax benefit of $2.425 million.

1998 VS. 1997

     The primary cause of the $69.904 million, or 21.7%, increase in total noninterest expense between 1998 and 1997 was the BancWest Merger. Excluding the effects of the BancWest Merger and restructuring and other nonrecurring costs, total noninterest expense increased $11.181 million, or 3.5%, over 1997. Major areas of difference between 1998 and 1997 were:

- Total personnel expense decreased 5.1%, excluding the effects of the BancWest Merger, principally because of: (1) lower salaries and wages expense as a result of our continued reengineering; and (2) higher net periodic pension benefit credits.

- Restructuring, merger-related and other nonrecurring costs totaling $25.527 million in 1998.

- Outside services expense increased 50.6%, excluding the effects of the BancWest Merger, primarily due to our expenses to prepare for the year 2000.

- Intangible amortization expense increased 61.3% over 1997, primarily due to the BancWest Merger.

- Advertising and promotion expense decreased 5.7%, excluding the effects of the BancWest Merger, principally due to more stringent cost controls and lower levels of spending for advertising, direct mail, collateral and marketing production.

     Other noninterest expense increased 27.0%, excluding the effects of the BancWest Merger, due to higher foreclosed property expenses and write-downs of certain OREO. This increase was partially offset by losses on sales of a loan and certain OREO in 1997.

INCOME TAXES

     The provision for income taxes as shown in the Consolidated Statements of Income on page 45 represents 41.8% of pre-tax income for 1999 and 1998, and 32.5% for 1997.

     On a taxable-equivalent basis, the effective tax rate was 41.9% for 1999, 42.1% for 1998 and 33.0% for 1997. Additional information on our consolidated income taxes is provided in Note 18 to the Consolidated Financial Statements on page 67.

     The 1999 and 1998 effective tax rates were higher than the 1997 rate primarily due to the BancWest Merger, which resulted in: (1) the recognition of increased goodwill amortization, for most of which we receive no tax benefit; and (2) increased state income taxes, as a result of a higher apportionment of total taxable income to California and a higher corporate tax rate than in Hawaii. Additionally, in 1997 the tax rate was lowered because we recognized tax credits that had not been previously recognized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

LOANS AND LEASES

     The following table shows the major categories in the loan and lease portfolio as of December 31 for the years indicated:

                                                1999          1998         1997        1996        1995
                                              --------      --------      ------      ------      ------
                                                                        (in millions)
Domestic:
 Commercial, financial and agricultural ..... $  2,213      $  2,233      $1,710      $1,482      $1,396
 Real estate:
  Commercial ................................    2,467         2,284       1,509       1,421       1,197
  Construction ..............................      408           430         228         262         296
  Residential ...............................    2,363         2,692       1,980       1,963       1,788
Consumer ....................................    2,987         2,583         689         590         480
Lease financing .............................    1,738         1,361         338         245         245
Foreign:
 Commercial and industrial ..................       65            81          68          55          19
 Other ......................................      283           301         270         225         189
                                              --------      --------      ------      ------      ------
   TOTAL LOANS AND LEASES ................... $ 12,524      $ 11,965      $6,792      $6,243      $5,610
                                              ========      ========      ======      ======      ======

     The BancWest Merger shows how we are continuing our efforts to diversify our loan and lease portfolio, both geographically and by industry. Our overall growth in loan and lease volume was primarily in our Mainland United States operations. However, loan and lease volumes in Hawaii appear to be rebounding.

     The loan and lease portfolio is the largest component of total earning assets and accounts for the greatest portion of total interest income. As the table above shows, total loans and leases increased by 4.7% at December 31, 1999 over December 31, 1998. The increase was primarily due to increases in the volume of consumer loans and leases, mainly due to the increased lending in the Mainland United States. The increase was partially offset by: (1) a decrease in the amount of residential real estate loans, mainly in Hawaii, resulting from the prolonged economic downturn experienced for most of the 1990's, from which Hawaii is slowly rebounding; and (2) an increase in loan refinancing activity due to the lower interest rate environment experienced in the beginning of 1999.

     Excluding the effects of the BancWest Merger, total loans at December 31, 1998 increased 3.7% over December 31, 1997. The increase was primarily due to increases in consumer loans and lease financing. The increase was partially offset by decreases in real estate residential loans.

COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

     As of December 31, 1999, commercial, financial and agricultural loans totaled 17.7% of total loans and leases. Loan volume in this category was relatively unchanged between 1999 and 1998.

     We seek to maintain reasonable levels of risk in commercial and financial lending by following prudent underwriting guidelines primarily based on cash flow. Most commercial and financial loans are collateralized and/or supported by guarantors judged to have adequate net worth. We make unsecured loans to customers based on character, net worth, liquidity and repayment ability.

REAL ESTATE LOANS

     Real estate loans totaled 41.8% and 45.2% of total loans and leases at December 31, 1999 and 1998, respectively. The percentage of real estate loans to total loans and leases decreased by 7.5% from 1998 to 1999, primarily due to increased refinancing due to the lower interest rate environment.

     We seek to maintain reasonable levels of risk in real estate lending by financing projects selectively, by adhering to prudent underwriting guidelines and by closely monitoring general economic conditions affecting local real estate markets.

     MULTIFAMILY AND COMMERCIAL REAL ESTATE LOANS. We analyze each application to assess the project's economic viability, the loan-to-value ratio of the real estate securing the financing and the underlying financial strength of the borrower. In this type of lending, we will generally: (1) lend no more than 75% of the appraised value of the underlying project or property; and (2) require a minimum debt service ratio of 1.20.

     SINGLE-FAMILY RESIDENTIAL LOANS. We will generally lend no more than 80% of the appraised value of the underlying property. Although the majority of our loans adhere to that limit, loans made in excess of that limit are generally covered by third-party mortgage insurance that reduces our equivalent risk to an 80% loan-to-appraised-value ratio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     HOME EQUITY LOANS. We generally lend up to 75% of appraised value or tax assessed value for fee simple properties. This includes any senior mortgages. Debt-to-income ratio should not exceed 45% and good credit is required.

CONSUMER LOANS

     Consumer loans, including credit cards, totaled 23.9% of total loans and leases at December 31, 1999. Balances in this category increased 15.6% from a year earlier, primarily due to the BancWest Merger. The BancWest Merger increased our consumer loan portfolio by expanding our market presence on the West Coast. Further expansion in this market was aided by the robust economy in this region.

     Consumer loans consist primarily of open- and closed-end direct and indirect credit facilities for personal, automobile and household purchases. We seek to maintain reasonable levels of risk in consumer lending by following prudent underwriting guidelines which include an evaluation of: (1) personal credit history; (2) personal cash flow; and (3) collateral values based on existing market conditions.

LEASE FINANCING

     Lease financing as of December 31, 1999, increased 27.7% from 1998. The increase is primarily due to an increased volume of consumer leases on the Mainland United States. In addition, our leveraged lease portfolio increased in 1999, due to the addition of several new leveraged leases.

LOAN AND LEASE CONCENTRATIONS

     Loan and lease concentrations exist when there are loans to multiple borrowers who are engaged in similar activities and thus would be impacted by the same economic or other conditions. At December 31, 1999, we did not have a concentration of loans and leases greater than 10% of total loans and leases which were not otherwise disclosed as a category in the table on page 34.

     The loan and lease portfolio is principally located in Hawaii and California and, to a lesser extent, Oregon, Washington, Idaho and Nevada. The risk inherent in the portfolio is dependent upon both the economic stability of those states and the financial well-being and creditworthiness of the borrowers.

LOAN AND LEASE MATURITIES

     The contractual maturities of loans and leases (shown in the table below) do not necessarily reflect the actual term of our loan and lease portfolio. In our experience, the average life of residential real estate loans is substantially less than their contractual terms because borrowers prepay loans or we enforce due-on-sale clauses. A due-on-sale clause gives us the right to declare a loan immediately due and payable if the borrower sells the real property subject to the mortgage and the loan is not repaid.

     In general, the average life of real estate loans tends to increase when current interest rates exceed rates on existing loans. In contrast, borrowers are more likely to prepay loans when current interest rates are below the rates on existing loans. The volume of such prepayments depends upon changes in both the absolute level of interest rates and the relationship between fixed and adjustable-rate loans. As a result, the average life of our fixed-rate real estate loans has varied widely.

     We generally sell our fixed-rate residential loans on the secondary market, but retain variable-rate residential loans in our portfolio.

     At December 31, 1999, loans and leases with maturities over one year were comprised of fixed-rate loans totaling $5.924 billion and floating or adjustable-rate loans totaling $4.014 billion.

     The following table sets forth the contractual maturities of our loan and lease portfolio by category at December 31, 1999. Demand loans are included as due within one year.

                                                      Within      After One But       After
                                                     One Year   Within Five Years   Five Years      Total
                                                     --------   -----------------   ----------    --------
                                                                             (in millions)
Commercial, financial and agricultural ............   $1,018          $  893          $  302      $  2,213
Real estate:
 Commercial .......................................      399           1,179             889         2,467
 Construction .....................................      285             105              18           408
 Residential ......................................      122             602           1,639         2,363
Consumer ..........................................      455           1,342           1,190         2,987
Lease financing ...................................      229           1,065             444         1,738
Foreign ...........................................       78             196              74           348
                                                      ------          ------          ------      --------
    TOTAL .........................................   $2,586          $5,382          $4,556      $ 12,524
                                                      ======          ======          ======      ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

NONPERFORMING ASSETS AND PAST DUE LOANS AND LEASES

     Nonperforming assets and past due loans and leases as of December 31 are reflected below for the years indicated:

                                                                         1999         1998         1997         1996         1995
                                                                       --------     --------     --------     --------     --------
                                                                                            (dollars in thousands)
Nonperforming assets:
 Nonaccrual:
  Commercial, financial and agricultural ..........................    $ 22,222     $ 21,951     $ 10,372     $ 21,648     $ 16,529
  Real estate:
   Commercial .....................................................      25,790       23,128        9,941       10,736       46,165
   Construction ...................................................       2,990          485           --        2,173       10,265
   Residential:
    Insured, guaranteed, or conventional ..........................      18,174       10,137        6,478       13,815       12,628
    Home equity credit lines ......................................         940          527           50          489          541
                                                                       --------     --------     --------     --------     --------
     Total real estate loans ......................................      47,894       34,277       16,469       27,213       69,599
                                                                       --------     --------     --------     --------     --------
  Consumer ........................................................       1,625        2,416          139           92          111
  Lease financing .................................................       3,391        1,816           10           27           19
  Foreign .........................................................       2,162        1,174           --           --           --
                                                                       --------     --------     --------     --------     --------
     Total nonaccrual loans and leases ............................      77,294       61,634       26,990       48,980       86,258
                                                                       --------     --------     --------     --------     --------
 Restructured:
  Commercial, financial and agricultural ..........................       1,004        3,894        1,532        3,429          682
  Real estate:
   Commercial .....................................................       7,905       17,161       18,241       25,853        3,048
   Construction ...................................................      11,024       14,524       14,524           --           --
   Residential:
    Insured, guaranteed, or conventional ..........................       1,100        1,100        2,626          267           --
    Home equity credit lines ......................................          --           --          559          561           --
                                                                       --------     --------     --------     --------     --------
     Total real estate loans ......................................      20,029       32,785       35,950       26,681        3,048
                                                                       --------     --------     --------     --------     --------
     Total restructured loans and leases ..........................      21,033       36,679       37,482       30,110        3,730
                                                                       --------     --------     --------     --------     --------
     Total nonperforming loans and leases .........................      98,327       98,313       64,472       79,090       89,988
 Other real estate owned and repossessed personal property ........      28,429       34,440       32,294       26,170       10,252
                                                                       --------     --------     --------     --------     --------
     TOTAL NONPERFORMING ASSETS ...................................    $126,756     $132,753     $ 96,766     $105,260     $100,240
                                                                       ========     ========     ========     ========     ========

Past due loans and leases (1):

 Commercial, financial and agricultural ...........................    $  1,280     $  1,578     $  3,158     $  8,818     $ 13,587
 Real estate:
  Commercial ......................................................       1,436        5,212          866        8,527        2,601
  Construction ....................................................          --          440          447           --           --
  Residential:
   Insured, guaranteed, or conventional ...........................       7,751       23,413       25,002        9,812        7,502
   Home equity credit lines .......................................         575        1,710        2,077        2,220        3,005
                                                                       --------     --------     --------     --------     --------
     Total real estate loans ......................................       9,762       30,775       28,392       20,559       13,108
                                                                       --------     --------     --------     --------     --------
 Consumer .........................................................       2,043        3,552        3,769        3,164        3,168
 Lease financing ..................................................         113           74           24           40           28
 Foreign ..........................................................       4,824        1,816           --           --           --
                                                                       --------     --------     --------     --------     --------
     TOTAL PAST DUE LOANS AND LEASES ..............................    $ 18,022     $ 37,795     $ 35,343     $ 32,581     $ 29,891
                                                                       ========     ========     ========     ========     ========

Nonperforming assets to total loans and leases and other real estate owned and repossessed personal property (end of year):

  Excluding past due loans and leases .............................        1.01%        1.11%        1.42%        1.68%        1.78%
  Including past due loans and leases .............................        1.15%        1.42%        1.94%        2.20%        2.32%
Nonperforming assets to total assets (end of year):

  Excluding past due loans and leases .............................         .76%         .83%        1.09%        1.22%        1.24%
  Including past due loans and leases .............................         .87%        1.07%        1.49%        1.60%        1.61%
                                                                       ========     ========     ========     ========     ========

Note:

(1) Represents loans and leases which are past due 90 days or more as to principal and/or interest, are still accruing interest, are adequately collateralized and are in the process of collection.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


     As shown in the table on page 36, nonperforming assets at December 31, 1999 decreased by 4.5%, or $5.997 million, between December 31, 1998 and December 31, 1999. The decrease was principally due to the following:

- A decrease in the restructured real estate - commercial loan category, primarily due to a $6.864 million restructured loan that was partially charged off and paid down with remaining collateral transferred to other real estate owned ("OREO") in the second quarter of 1999.

- The decrease in restructured real estate - construction was principally due to a $3.500 million partial write-down of a particular loan in 1999.

- The decrease in OREO and repossessed personal property in 1999 of $6.011 million from 1998 is a sign that the economy in Hawaii is slowly rebounding, as sales and values of Hawaii OREO in 1999 have improved.

- The decreases were partially offset by an increase in nonaccrual residential real estate loans of $8.450 million, or 79.2%, from 1998, reflecting the lingering effects of the prolonged economic downturn, from which Hawaii is slowly emerging.

IMPACT OF HAWAII ECONOMY

     A nine-year economic downturn in Hawaii has increased the level of our nonaccrual loans and leases and charge-offs during the 1990s. Hawaii's overall economic growth and the level of growth in tourism reflected a slight increase during 1999. Some improvement was seen in 1999 and 1998 in certain sectors of the Hawaii real estate market. There was a continued increase in residential real estate properties transferred to OREO in 1999 because of overall weakness in the market, including declining leasehold real estate values. However, sales of OREO began to increase in the second half of 1999.

IMPACT OF WESTERN REGION ECONOMY

     Although Hawaii's recovery continues to be slow and protracted, the economy in California and the Pacific Northwest continues to expand. As a result, there has been an overall decline in the ratios of nonperforming assets to total loans and leases, OREO and repossessed personal property. In January 2000, we further increased our presence in the Western part of the Mainland United States by agreeing to acquire 68 branches in Utah and Idaho. See further discussion in
Note 2 to the Consolidated Financial Statements on page 53.

ASIA-PACIFIC LOAN EXPOSURE

     A number of countries in the Asia-Pacific region, including Japan, experienced significant weaknesses in their economies beginning in 1998. Our aggregate outstanding loans and leases to these countries totaled $53.200 million, or .32% of our total assets, at December 31, 1999. The economic downturn in Asia has reduced the number of Asian visitors, especially from Japan, to Hawaii. This in turn has hindered the recovery of Hawaii's economy. In 1999, signs of the slow recovery of Asian economies became evident.

     The following table presents the direct claims on or claims guaranteed by borrowers in the Asian countries indicated below at December 31, 1999:

                                                      Outstanding     Outstanding
                                                       Commitment       Balance
                                                      -----------     -----------
                                                            (in thousands)
China ..........................................        $    163        $    163
Hong Kong ......................................          17,510          17,510
Indonesia ......................................             376             286
South Korea ....................................           1,048           1,048
Philippines ....................................           1,271           1,271
Singapore ......................................           1,728           1,078
Taiwan .........................................           2,278             278
                                                        --------        --------
  Total non-Japan ..............................          24,374          21,634
Japan ..........................................          40,602          31,566
                                                        --------        --------
  TOTAL ........................................        $ 64,976        $ 53,200
                                                        ========        ========

     Outstanding commitments of Asian countries other than Japan represented .15% of total assets and 1.32% of total stockholders' equity. Including Japan, exposures to Asian countries represented .39% of total assets and 3.53% of total stockholders' equity. Loans to Asian countries are primarily collateralized by certificates of deposit, Hawaii real estate, standby letters of credit issued by Asian banks or guarantees by creditworthy Asian individuals and corporations.

LOANS PAST DUE, STILL ACCRUING

     The BancWest Merger did not have a significant impact on loans past due 90 days or more and still accruing interest at December 31, 1999. Such loans decreased 52.3% between December 31, 1999 and December 31, 1998. All loans which are past due 90 days or more and still accruing interest are, in management's judgment, adequately collateralized and in the process of collection.

POTENTIAL PROBLEM LOANS

     Other than the loans listed in the table on page 36, at December 31, 1999, we were not aware of any significant

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

potential problem loans where possible credit problems of the borrower caused us to seriously question the borrower's ability to repay the loan on existing terms.

     The following table presents information related to nonaccrual and nonaccrual restructured loans and leases as of December 31, 1999:


                                                   Domestic   Foreign      TOTAL
                                                   --------   -------     ------
                                                         (in thousands)
Interest income which
 would have been recorded
 if loans had been current ...................      $7,764      $ --      $7,764
                                                    ======      ====      ======
Interest income recorded
 during the year .............................      $3,922      $ --      $3,922
                                                    ======      ====      ======

DEPOSITS

     Deposits are the largest component of our total liabilities and account for the greatest portion of total interest expense. At December 31, 1999, total deposits were $12.878 billion, an increase of 6.9% over December 31, 1998. The increase was primarily due to the growth in our customer deposit base, primarily on the Mainland United States.

     Here are the average amount and average rate paid on deposits for the years indicated:

                                           1999                1998               1997
                                     ----------------     --------------     --------------
                                      AMOUNT     RATE     Amount    Rate     Amount    Rate
                                     --------    ----     ------    ----     ------    ----
                                                       (dollars in millions)
Domestic:
 Noninterest-
  bearing demand ................    $  1,494      --%    $1,124      --%    $  894      --%
 Interest-bearing
  demand ........................         289    1.25        535    2.20        522    2.18
 Savings ........................       4,982    1.87      2,565    2.56      2,187    2.61
 Time ...........................       5,498    4.81      3,203    5.21      2,672    5.33
Foreign .........................         254    2.98        283    3.38        266    3.52
                                     --------             ------             ------
  TOTAL .........................    $ 12,517    2.94%    $7,710    3.29%    $6,541    3.36%
                                     ========    ====     ======    ====     ======    ====

INVESTMENT SECURITIES BY MATURITIES AND WEIGHTED AVERAGE YIELDS

     The following tables present the maturities of held-to-maturity and available-for-sale investment securities and the weighted average yields (for obligations exempt from Federal income taxes on a taxable-equivalent basis assuming a 35% tax rate) of such securities at December 31, 1999. The tax-equivalent adjustment is made for items exempt from Federal income taxes to make them comparable with taxable items before any income taxes are applied.

HELD-TO-MATURITY

                                                                        Maturity
                                          ----------------------------------------------------------------------
                                              Within         After One But     After Five But         After
                                             One Year     Within Five Years   Within Ten Years      Ten Years              TOTAL
                                          --------------  -----------------   ----------------    --------------     ---------------
                                          Amount   Yield    Amount   Yield     Amount   Yield     Amount   Yield     AMOUNT    YIELD
                                          ------   -----    ------   -----     ------   -----     ------   -----     ------    -----
                                                                        (dollars in millions)
U.S. Treasury and other U.S.
 Government agencies
 and corporations ....................     $ --      --%     $ 16     5.53%     $ --      --%      $ --      --%      $ 16     5.53%
Other asset-backed securities ........       --       --       --       --        --       --        72     5.80        72     5.80
Collateralized mortgage obligations ..       --       --       --       --         9     5.72        46     6.04        55     5.99
                                           ----     ----     ----     ----      ----     ----      ----     ----      ----     ----
  TOTAL ..............................     $ --      --%     $ 16     5.53%     $  9     5.72%     $118     5.89%     $143     5.84%
                                           ====     ====     ====     ====      ====     ====      ====     ====      ====     ====

Note: The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

AVAILABLE-FOR-SALE

                                                                Maturity
                                  -----------------------------------------------------------------------
                                      Within         After One But      After Five But        After
                                     One Year      Within Five Years   Within Ten Years      Ten Years             TOTAL
                                  --------------   -----------------   ----------------    --------------      ---------------
                                  Amount   Yield     Amount   Yield     Amount   Yield     Amount   Yield      AMOUNT   YIELD
                                  ------   -----     ------   -----     ------   -----     ------   -----      ------   -----
                                                                    (dollars in millions)
U.S. Treasury and other
 U.S. Government agencies
 and corporations ............     $300     5.56%     $470     5.78%     $ --      --%      $  6     5.85%     $  776     5.70%
Mortgage and asset-backed
 securities:
 Government ..................       --       --        --       --        14     6.55       542     7.06         556     7.05
 Other .......................       --       --       118     6.42        41     6.73       226     6.55         385     6.53
Collateralized mortgage
 obligations .................       --       --        --       --         9     5.71         7     6.95          16     6.20

States and political
 subdivisions ................       --       --         2     4.89         5     5.12        15     5.06          22     5.05
                                   ----               ----               ----               ----               ------
  TOTAL ......................     $300     5.56%     $590     5.91%     $ 69     6.43%     $796     6.87%     $1,755     6.30%
                                   ====     ====      ====     ====      ====     ====      ====     ====      ======     ====

Note: The weighted average yields were calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security.

LIQUIDITY MANAGEMENT

     Liquidity refers to our ability to provide sufficient cash flows to fund operations and to meet obligations and commitments on a timely basis at reasonable costs. We achieve our liquidity objectives from both assets and liabilities.

     We obtain asset-based liquidity from our investment securities portfolio and short-term investments which can be readily converted to cash. These liquid assets consist of cash and due from banks, interest-bearing deposits in other banks, Federal funds sold, securities purchased under agreements to resell and investment securities. Such assets represented 17.4% of total assets at the end of 1999 compared to 17.5% at the end of 1998. Additional information related to our off-balance-sheet instruments at December 31, 1999 and 1998 is included in
Note 22 to the Consolidated Financial Statements on page 70.

     We obtain liability-based liquidity primarily from deposits. Average total deposits for 1999 increased 62.3% to $12.517 billion, primarily due to the BancWest Merger. Average total deposits funded 76.82% of average total assets for 1999 and 76.85% in 1998.

     We also obtain liquidity from short-term borrowings, including issuing our own commercial paper, purchasing Federal funds, selling securities under agreements to repurchase, lines of credit from other banks and credit facilities from the Federal Home Loan Banks. Additional information on short-term borrowings is provided in Note 10 to the Consolidated Financial Statements on page 59. Also, offshore deposits in the international market provide another available source of funds.

     Our commercial paper is assigned a rating of A2 by Standard & Poor's ("S&P"). Our subordinated debt is assigned a rating of A3 by Moody's Investors Service and BBB by S&P. We currently have a Thomson BankWatch, Inc. rating of B/C.

CASH FLOWS

     The following is a summary of our cash flows for 1999, 1998 and 1997. (There is more detail in the Consolidated Statements of Cash Flows on page 47.)

                                              1999          1998          1997
                                            --------      --------      --------
                                                        (in thousands)
Net cash provided by operating and
  financing activities ..................   $847,981      $546,610      $266,801
Net cash used in investing activities....   $702,792      $223,088      $285,496
                                            ========      ========      ========

     For the year ended December 31, 1999, due primarily to the inclusion of the operations of Bank of the West for an entire year, net cash increased by $145.189 million over the year ended 1998. The net cash provided by operating and financing activities in 1999 was used principally to fund earning assets. In 1998, the BancWest Merger significantly changed our cash flows, providing $207.454 million out of the total increase of $323.522 million in net cash. In 1997, the Trust issued $100 million of Capital Securities and, in a related transaction, we issued junior subordinated deferrable interest debentures to the Trust. Our cash flows were positively impacted by these transactions. Among other things, we used the net cash from these issuances to reduce short-term borrowings and repurchase our common stock.

DIVIDENDS

     Our ability to pay dividends depends primarily upon dividends and other payments from our subsidiaries, which are subject to certain limitations as described in Note 14 to the Consolidated Financial Statements on page 62.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

ASSET/LIABILITY MANAGEMENT

     We actively measure and manage our exposure to interest rate risk in order to maintain a relatively stable net interest margin and to allow ourselves to take advantage of profitable business opportunities.

     Interest rate risk refers to the effects of future interest rate changes on our earnings and capital. Usually on a quarterly basis, we carefully measure and monitor our interest rate risk exposure using: (1) market value of equity analysis; and (2) net interest income simulations.

     MARKET VALUE OF EQUITY ANALYSIS. We examine the change in our economic value due to changes in interest rates. Our guidelines allow for no more than a decrease in value equal to 1% of total assets due to a 1% change in interest rates. At December 31, 1999, we remained within these guidelines.

     NET INTEREST INCOME SIMULATIONS. We look at how our net interest income is affected by flat, rising or declining interest rates. Using the current balance sheet, we simulate net interest income going forward two years in different simulated interest rate environments. Our guidelines allow for no more than a 10% adverse change in net interest income for a 1% change in interest rates over a one-year time period. Under these simulations, at December 31, 1999, our exposure to changes in interest rates was within these guidelines.

     Interest rate risk exposure is managed primarily through the use of off-balance-sheet instruments such as swaps, caps, floors and options on mortgage-backed securities and through extending or shortening the duration of the investment securities portfolio.

INTEREST RATE SENSITIVITY

     The table below presents our interest rate sensitivity position at December 31, 1999. The interest rate sensitivity gap, shown at the bottom of the table, refers to the difference

                                                    Within         After Three      After One
                                                    Three          But Within       But Within       After
                                                    Months          12 Months       Five Years     Five Years         TOTAL
                                                  -----------      -----------      ----------     -----------     -----------
                                                                              (dollars in thousands)
ASSETS:

 Interest-bearing deposits in other banks ....    $     4,035      $     5,100      $       --     $        --     $     9,135
 Federal funds sold and securities
  purchased under agreements to resell .......         71,100               --              --              --          71,100
 Investment securities:
  Held-to-maturity ...........................         28,440           35,194          66,994          12,240         142,868
  Available-for-sale .........................        451,865          450,417         813,738         151,983       1,868,003
 Net loans:
  Commercial, financial and agricultural .....      1,778,812          249,680         161,077          23,188       2,212,757
  Real estate--construction ..................        368,515            2,552          26,307          10,704         408,078
  Foreign ....................................        108,026           82,987         151,571           5,614         348,198
  Other ......................................      1,875,516        2,104,779       4,407,525       1,005,768       9,393,588
                                                  -----------      -----------      ----------     -----------     -----------
   Total earning assets ......................      4,686,309        2,930,709       5,627,212       1,209,497      14,453,727
 Nonearning assets ...........................        276,672          397,203         806,643         746,777       2,227,295
                                                  -----------      -----------      ----------     -----------     -----------
   TOTAL ASSETS ..............................    $ 4,962,981      $ 3,327,912      $6,433,855     $ 1,956,274     $16,681,022
                                                  ===========      ===========      ==========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:

 Interest-bearing deposits ...................    $ 4,102,930      $ 3,285,963      $2,854,685     $ 1,006,829     $11,250,407
 Noninterest-bearing deposits ................        271,909          161,659         862,183         331,794       1,627,545
 Short-term borrowings .......................        361,760          135,818           6,399              --         503,977
 Long-term debt and capital securities .......         79,133          413,513         106,134         203,012         801,792
 Stockholders' equity ........................          1,266               --              --       1,841,464       1,842,730
 Off-balance-sheet adjustment ................        (49,034)         (64,996)         55,837          58,193              --
 Noncosting liabilities ......................        161,072          238,103           2,365         253,031         654,571
                                                  -----------      -----------      ----------     -----------     -----------
   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY ...................................    $ 4,929,036      $ 4,170,060      $3,887,603     $ 3,694,323     $16,681,022
                                                  ===========      ===========      ==========     ===========     ===========
Interest rate sensitivity gap ................    $    33,945      $  (842,148)     $2,546,252     $(1,738,049)
Cumulative gap ...............................    $    33,945      $  (808,203)     $1,738,049     $        --
Cumulative gap as a percent of
 total assets ................................            .20%           (4.85)%         10.42%             --%
                                                  ===========      ===========      ==========     ===========     ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

between assets and liabilities subject to repricing, maturity, runoff and/or volatility during a specified period. The gap is adjusted for interest rate swaps, which are hedging certain assets or liabilities on the balance sheet. (For ease of analysis, all of these swap adjustments are consolidated into the "off-balance-sheet adjustment" line on the gap table.)

     Since all interest rates and yields do not adjust at the same velocity or magnitude, and since volatility is subject to change, the gap is only a general indicator of interest-rate sensitivity. At December 31, 1999, we had a cumulative one-year gap that was a negative $808.203 million, representing 4.85% of total assets.

YEAR 2000 ISSUES

     BACKGROUND. Our year 2000 programs have been conducted by our subsidiary banks, Bank of the West and First Hawaiian. Those programs were undertaken to address issues arising from the inability of certain computer and infrastructure systems to process dates into the year 2000 and beyond.

     Both banks' programs were conducted to comply with guidelines established by the Federal Financial Institutions Examination Council (the "FFIEC"). Those programs addressed the banks' own systems, as well as the compliance efforts and year 2000 exposure of external parties, funds providers, funds users and counterparties. The banks also developed and tested contingency plans to minimize the possibility and potential impact of operational disruptions caused by year 2000 issues.

     TRANSITION TO THE YEAR 2000. The transition to the year 2000 went smoothly for both banks. Neither bank experienced infrastructure failures or received reports of significant customer impact problems related to the year 2000 rollover. The banks completed extensive validation to confirm that their systems were operating normally.

     As of the date of this report, we are not aware of any significant issues related to the year 2000. However, the FFIEC has identified additional critical dates during and beyond the year 2000, and the banks will monitor activities related to those dates. As part of their normal business operations, appropriate areas of each bank will also continue monitoring of internal systems, borrowers and other customers, and external parties.

     BUDGET. Our current estimate of total costs related solely to our year 2000 programs is $10.2 million through June 30, 2000. Additionally, we estimate a total of $4.9 million in expenditures through June 30, 2000, for accelerated purchase and installation of new or replacement systems or equipment to address year 2000 issues. The source of these funds has been and will continue to be operating cash flows. Through December 31, 1999, an aggregate of $9.4 million has been expended on costs related solely to year 2000 compliance efforts, and $4.2 million has been spent on the planning and accelerated installation of systems and applications to address year 2000 issues. For the twelve months ended December 31, 1999, we expended $3.1 million on costs related solely to year 2000 compliance and $1.4 million on accelerated systems and applications.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

FOURTH QUARTER RESULTS

                                   1999             1998             Change
                                ----------       ----------        ----------
                                 (dollars in thousands, except per share data)
Consolidated net income ......  $   48,498       $   14,098             244.0%
Diluted earnings per share ...         .39              .07             457.1%
Operating earnings ...........      48,498           35,964*             34.9%
Diluted operating
 earnings per share ..........         .39              .34*             14.7%
Diluted operating cash
 earnings per share** ........         .46              .40*             15.0%
Return on average tangible
 total assets (annualized) ...        1.41%            1.29%*             9.3%
Return on average tangible
 stockholders' equity
 (annualized) ................       19.58%           21.18%*            (7.6)%
                                ----------       ----------        ----------


*Excludes after-tax restructuring, BancWest Merger-related and other nonrecurring costs of $21.866 million in 1998.

**Operating earnings per share before amortization of goodwill and core deposit intangible.

     Our consolidated net income in the fourth quarter of 1999 increased over the fourth quarter of 1998 primarily due to after-tax restructuring, BancWest Merger-related and other nonrecurring costs of $21.866 million in 1998 and an additional month of Bank of the West income in the fourth quarter of 1999 compared to the fourth quarter of 1998.

     The increase in operating earnings for the fourth quarter of 1999 as compared to the fourth quarter of 1998 was primarily due to three months of income for Bank of the West in the fourth quarter of 1999 versus only two months in 1998.

SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     A summary of unaudited quarterly financial data for 1999 and 1998 is presented below:


                                                                           Quarter
                                                  ----------------------------------------------------------       Annual
                                                    First           Second          Third           Fourth          Total
                                                  ----------      ----------      ----------      ----------      ----------
                                                                   (in thousands, except per share data)
1999

INTEREST INCOME ................................. $  276,665      $  278,038      $  288,299      $  292,709      $1,135,711
INTEREST EXPENSE ................................    108,293         109,295         112,794         116,495         446,877
                                                  ----------      ----------      ----------      ----------      ----------

NET INTEREST INCOME .............................    168,372         168,743         175,505         176,214         688,834
PROVISION FOR CREDIT LOSSES .....................     10,225          13,345          11,835          19,857          55,262
NONINTEREST INCOME ..............................     46,818          49,621          46,483          54,710         197,632
NONINTEREST EXPENSE, WITHOUT RESTRUCTURING,
 MERGER-RELATED AND OTHER NONRECURRING COSTS ....    129,582         130,079         128,961         128,919         517,541
RESTRUCTURING, MERGER-RELATED AND
 OTHER NONRECURRING COSTS .......................        786             632          16,116              --          17,534
                                                  ----------      ----------      ----------      ----------      ----------

INCOME BEFORE INCOME TAXES ......................     74,597          74,308          65,076          82,148         296,129
PROVISION FOR INCOME TAXES ......................     32,091          29,789          28,221          33,650         123,751
                                                  ----------      ----------      ----------      ----------      ----------

NET INCOME ...................................... $   42,506      $   44,519      $   36,855      $   48,498      $  172,378
                                                  ----------      ----------      ----------      ----------      ----------

BASIC EARNINGS PER SHARE ........................ $      .34      $      .36      $      .30      $      .39      $     1.39
DILUTED EARNINGS PER SHARE ......................        .34             .36             .29             .39            1.38
                                                  ----------      ----------      ----------      ----------      ----------

1998

Interest income ................................. $  167,337      $  168,669      $  171,516      $  242,019      $  749,541
Interest expense ................................     71,966          72,688          72,977          98,191         315,822
                                                  ----------      ----------      ----------      ----------      ----------

Net interest income .............................     95,371          95,981          98,539         143,828         433,719
Provision for credit losses .....................      4,921           8,421           6,719          10,864          30,925
Noninterest income ..............................     28,258          35,489          30,113          40,322         134,182
Noninterest expense, without restructuring,
 merger-related and other nonrecurring costs ....     82,151          88,781          81,825         113,791         366,548
Restructuring, merger-related and
 other nonrecurring costs .......................         --              --              --          25,527          25,527
                                                  ----------      ----------      ----------      ----------      ----------

Income before income taxes ......................     36,557          34,268          40,108          33,968         144,901
Provision for income taxes ......................     13,310          12,679          14,758          19,870          60,617
                                                  ----------      ----------      ----------      ----------      ----------

Net income ...................................... $   23,247      $   21,589      $   25,350      $   14,098      $   84,284
                                                  ----------      ----------      ----------      ----------      ----------

Basic earnings per share ........................ $      .33      $      .31      $      .35      $      .07      $     1.06
Diluted earnings per share ......................        .32             .31             .35             .07            1.05
                                                  ----------      ----------      ----------      ----------      ----------

                                       42

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS
BANCWEST CORPORATION

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of BancWest Corporation and its subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

Honolulu, Hawaii
January 18, 2000

CONSOLIDATED BALANCE SHEETS


                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                           1999              1998
                                                                                       ------------       ------------
                                                                                       (in thousands, except number of
                                                                                          shares and per share data)
ASSETS

Cash and due from banks ............................................................   $    809,961       $    664,772
Interest-bearing deposits in other banks ...........................................          9,135            278,455
Federal funds sold and securities purchased under agreements to resell .............         71,100             66,500
Investment securities (note 5):
 Held-to-maturity (fair value of $139,102 in 1999 and $291,414 in 1998) ............        142,868            290,922
 Available-for-sale ................................................................      1,868,003          1,480,976
Loans and leases:
 Loans and leases (note 6) .........................................................     12,524,039         11,964,563
 Less allowance for credit losses (note 7) .........................................        161,418            158,294
                                                                                       ------------       ------------

Net loans and leases ...............................................................     12,362,621         11,806,269
                                                                                       ------------       ------------

Premises and equipment, net (note 8) ...............................................        281,665            283,881
Customers' acceptance liability ....................................................          1,039              1,377
Core deposit intangible (net of accumulated amortization of
 $24,995 in 1999 and $16,448 in 1998) ..............................................         65,092             73,946
Goodwill (net of accumulated amortization of $61,056 in 1999 and $27,013 in 1998) ..        613,620            636,677
Other real estate owned and repossessed personal property ..........................         28,429             34,440
Other assets .......................................................................        427,489            310,849
                                                                                       ------------       ------------

TOTAL ASSETS .......................................................................   $ 16,681,022       $ 15,929,064
                                                                                       ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:

 Domestic:
  Noninterest-bearing demand .......................................................   $  1,577,042       $  2,195,920
  Interest-bearing demand ..........................................................        315,786            585,219
  Savings ..........................................................................      4,921,146          3,911,237
  Time (fair value of $5,815,195 in 1999 and $5,111,338 in 1998) (note 9) ..........      5,825,330          5,093,933
 Foreign (fair value of $238,535 in 1999 and $256,830 in 1998) (note 9) ............        238,648            256,563
                                                                                       ------------       ------------

Total deposits .....................................................................     12,877,952         12,042,872
                                                                                       ------------       ------------

Short-term borrowings (note 10) ....................................................        503,977            922,867
Acceptances outstanding ............................................................          1,039              1,377
Long-term debt (note 11) ...........................................................        701,792            634,368
Guaranteed preferred beneficial interests in Company's junior subordinated
 debentures (note 11) ..............................................................        100,000            100,000
Other liabilities ..................................................................        653,532            481,424
                                                                                       ------------       ------------

Total liabilities ..................................................................     14,838,292         14,182,908
                                                                                       ------------       ------------

Commitments and contingent liabilities (notes 15, 21 and 22)

Stockholders' equity:

 Preferred stock, par value $1 per share
  Authorized and unissued--50,000,000 shares in 1999 and 1998 ......................             --                 --
 Class A common stock, par value $1 per share (notes 2 and 12)
  Authorized--75,000,000 shares in 1999 and 1998
  Issued--51,629,536 shares in 1999 and 25,814,768 shares in 1998 ..................         51,630             25,815
 Common stock, par value $1 per share (notes 2, 12 and 16)
  Authorized--200,000,000 shares in 1999 and 1998
  Issued--75,418,850 shares in 1999 and 37,537,814 shares in 1998 ..................         75,419             37,538
 Surplus ...........................................................................      1,124,512          1,183,274
 Retained earnings (note 14) .......................................................        638,687            543,755
 Accumulated other comprehensive income ............................................         (9,873)             6,228
 Treasury stock, at cost--2,437,556 shares in 1999 and 1,635,397 shares in 1998 ....        (37,645)           (50,454)
                                                                                       ------------       ------------

Total stockholders' equity .........................................................      1,842,730          1,746,156
                                                                                       ------------       ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........................................   $ 16,681,022       $ 15,929,064
                                                                                       ============       ============


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                     YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------------------
                                                                             1999              1998               1997
                                                                         ------------      ------------      ------------
                                                                               (in thousands, except number of
                                                                                   shares and per share data)
INTEREST INCOME

Interest and fees on loans ............................................  $    895,079      $    632,634      $    553,965
Lease financing income ................................................       113,035            32,983            15,202
Interest on investment securities:
 Taxable interest income                                                      101,706            60,938            64,608
 Exempt from Federal income taxes .....................................         1,102               965             1,267
Other interest income .................................................        24,789            22,021            16,006
                                                                         ------------      ------------      ------------

Total interest income .................................................     1,135,711           749,541           651,048
                                                                         ------------      ------------      ------------

INTEREST EXPENSE

Deposits (note 9) .....................................................       368,621           253,860           220,116
Short-term borrowings .................................................        30,326            36,727            41,527
Long-term debt ........................................................        47,930            25,235            19,589
                                                                         ------------      ------------      ------------

Total interest expense ................................................       446,877           315,822           281,232
                                                                         ============      ============      ============

Net interest income ...................................................       688,834           433,719           369,816
Provision for credit losses (note 7) ..................................        55,262            30,925            20,010
                                                                         ------------      ------------      ------------

Net interest income after provision for credit losses .................       633,572           402,794           349,806
                                                                         ------------      ------------      ------------

NONINTEREST INCOME

Trust and investment services income ..................................        32,644            26,971            25,115
Service charges on deposit accounts ...................................        67,674            39,545            31,983
Other service charges and fees ........................................        65,484            39,770            33,793
Securities gains, net (note 5) ........................................            16               441               321
Other .................................................................        31,814            27,455            19,338
                                                                         ------------      ------------      ------------
Total noninterest income ..............................................       197,632           134,182           110,550
                                                                         ============      ============      ============

NONINTEREST EXPENSE

Salaries and wages ....................................................       181,914           130,986           125,779
Employee benefits (note 15) ...........................................        52,103            38,670            38,536
Occupancy expense (notes 8 and 21) ....................................        60,056            47,107            41,937
Equipment expense (notes 8 and 21) ....................................        30,422            29,125            27,577
Outside services ......................................................        44,697            21,858            13,391
Intangible amortization ...............................................        35,760            13,789             8,548
Restructuring, merger-related and other nonrecurring costs (note 3) ...        17,534            25,527                --
Other (note 17) .......................................................       112,589            85,013            66,403
                                                                         ------------      ------------      ------------

Total noninterest expense .............................................       535,075           392,075           322,171
                                                                         ============      ============      ============

Income before income taxes ............................................       296,129           144,901           138,185
Provision for income taxes (note 18) ..................................       123,751            60,617            44,976
                                                                         ------------      ------------      ------------

NET INCOME ............................................................  $    172,378      $     84,284      $     93,209
                                                                         ------------      ------------      ------------

PER SHARE DATA:
 Basic earnings (note 12) .............................................  $       1.39      $       1.06      $       1.31
 Diluted earnings (note 12) ...........................................  $       1.38      $       1.05      $       1.29
                                                                         ============      ============      ============

CASH DIVIDENDS ........................................................  $        .62      $        .58      $        .58
                                                                         ============      ============      ============

AVERAGE SHARES OUTSTANDING ............................................   124,047,664        79,515,996        70,939,308
                                                                         ============      ============      ============


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY


                                                    Class A
                                                 Common Stock                       Common Stock
                                         ----------------------------      ----------------------------
                                            Shares           Amount           Shares           Amount           Surplus
                                         -----------      -----------      -----------      -----------       -----------
                                                  (in thousands, except number of shares and per share data)
Balance, December 31, 1996 ........               --      $        --       36,137,454      $   180,687       $   156,887
Comprehensive income:
 Net income .......................               --               --               --               --                --
 Unrealized valuation
  adjustment, net of tax and
  reclassification adjustment .....               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
Comprehensive income ..............               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
Issuance of common stock (1) ......               --               --          105,780              529             1,099
Issuance of common stock on
 conversion of debentures (1) .....               --               --          763,628            3,819             5,265
Issuance of common stock
 for acquisition (1) ..............               --               --          140,220              701             2,616
Stock dividend on common
 stock (1) ........................               --               --          159,080              795             3,898
Purchase of treasury stock, net ...               --               --               --               --               (31)
Cash dividends
 ($.58 per share) (note 14) .......               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
Balance, December 31, 1997 ........               --               --       37,306,162          186,531           169,734
Comprehensive income:
 Net income .......................               --               --               --               --                --
 Unrealized valuation
  adjustment, net of tax and
  reclassification adjustment .....               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
Comprehensive income ..............               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
Reduction in par value of
 common stock (note 12) ...........               --               --               --         (149,225)          149,225
Issuance of Class A common
 stock (notes 2 and 12) ...........       25,814,768           25,815               --               --           858,115
Issuance of common stock (1) ......               --               --          102,912              103             1,451
Issuance of common stock on
 conversion of debentures (1) .....               --               --          128,740              129             2,152
Purchase of treasury stock, net ...               --               --               --               --               (25)
Issuance of treasury stock
 (note 12) ........................               --               --               --               --             2,622
Cash dividends
 ($.58 per share) (note 14) .......               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
Balance, December 31, 1998 ........       25,814,768           25,815       37,537,814           37,538         1,183,274
COMPREHENSIVE INCOME:
 NET INCOME .......................               --               --               --               --                --
 UNREALIZED VALUATION
  ADJUSTMENT, NET OF TAX
  AND RECLASSIFICATION
  ADJUSTMENT ......................               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
COMPREHENSIVE INCOME ..............               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
ISSUANCE OF COMMON STOCK
 FOR TWO-FOR-ONE STOCK SPLIT
 (NOTE 12) ........................       25,814,768           25,815       37,708,200           37,708           (63,523)
ISSUANCE OF COMMON STOCK ..........               --               --          172,836              173             4,887
ISSUANCE OF TREASURY STOCK
 (NOTE 12) ........................               --               --               --               --              (126)
CASH DIVIDENDS
 ($.62 PER SHARE) (NOTE 14) .......               --               --               --               --                --
                                         -----------      -----------      -----------      -----------       -----------
BALANCE, DECEMBER 31, 1999 ........       51,629,536      $    51,630       75,418,850      $    75,419       $ 1,124,512
                                         ===========      ===========      ===========      ===========       ===========




                                                           Accumulated
                                                           Other Com-
                                         Retained          prehensive         Treasury
                                          Earnings           Income             Stock             Total
                                         -----------       -----------       -----------       -----------
                                            (in thousands, except number of shares and per share data)
Balance, December 31, 1996 ........      $   452,857       $     1,545       $   (38,807)      $   753,169
Comprehensive income:
 Net income .......................           93,209                --                --            93,209
 Unrealized valuation
  adjustment, net of tax and
  reclassification adjustment .....               --            (1,149)               --            (1,149)
                                         -----------       -----------       -----------       -----------
Comprehensive income ..............           93,209            (1,149)               --            92,060
                                         -----------       -----------       -----------       -----------
Issuance of common stock (1) ......               --                --                --             1,628
Issuance of common stock on
 conversion of debentures (1) .....               --                --                --             9,084
Issuance of common stock
 for acquisition (1) ..............               --                --                --             3,317
Stock dividend on common
 stock (1) ........................           (4,693)               --                --                --
Purchase of treasury stock, net ...               --                --           (17,027)          (17,058)
Cash dividends
 ($.58 per share) (note 14) .......          (41,116)               --                --           (41,116)
                                         -----------       -----------       -----------       -----------
Balance, December 31, 1997 ........          500,257               396           (55,834)          801,084
Comprehensive income:
 Net income .......................           84,284                --                --            84,284
 Unrealized valuation
  adjustment, net of tax and
  reclassification adjustment .....               --             5,832                --             5,832
                                         -----------       -----------       -----------       -----------
Comprehensive income ..............           84,284             5,832                --            90,116
                                         -----------       -----------       -----------       -----------
Reduction in par value of
 common stock (note 12) ...........               --                --                --                --
Issuance of Class A common
 stock (notes 2 and 12) ...........               --                --                --           883,930
Issuance of common stock (1) ......               --                --                --             1,554
Issuance of common stock on
 conversion of debentures (1) .....               --                --                --             2,281
Purchase of treasury stock, net ...               --                --            (7,297)           (7,322)
Issuance of treasury stock
 (note 12) ........................               --                --            12,677            15,299
Cash dividends
 ($.58 per share) (note 14) .......          (40,786)               --                --           (40,786)
                                         -----------       -----------       -----------       -----------
Balance, December 31, 1998 ........          543,755             6,228           (50,454)        1,746,156
COMPREHENSIVE INCOME:
 NET INCOME .......................          172,378                --                --           172,378
 UNREALIZED VALUATION
  ADJUSTMENT, NET OF TAX
  AND RECLASSIFICATION
  ADJUSTMENT ......................               --           (16,101)               --           (16,101)
                                         -----------       -----------       -----------       -----------
COMPREHENSIVE INCOME ..............          172,378           (16,101)               --           156,277
                                         -----------       -----------       -----------       -----------
ISSUANCE OF COMMON STOCK
 FOR TWO-FOR-ONE STOCK SPLIT
 (NOTE 12) ........................               --                --                --                --
ISSUANCE OF COMMON STOCK ..........               --                --            10,808            15,868
ISSUANCE OF TREASURY STOCK
 (NOTE 12) ........................               --                --             2,001             1,875
CASH DIVIDENDS
 ($.62 PER SHARE) (NOTE 14) .......          (77,446)               --                --           (77,446)
                                         -----------       -----------       -----------       -----------
BALANCE, DECEMBER 31, 1999 ........      $   638,687       $    (9,873)      $   (37,645)      $ 1,842,730
                                         ===========       ===========       ===========       ===========


(1) Transaction is a SierraWest Bancorp restatement item reported under the pooling-of-interests method of accounting.

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------------------
                                                                                           1999             1998            1997
                                                                                        -----------     -----------     -----------
                                                                                                      (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income ........................................................................    $   172,378     $    84,284     $    93,209
 Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for credit losses ......................................................         55,262          30,925          20,010
  Net gain on sale of assets .......................................................         (3,675)         (6,022)         (2,500)
  Depreciation and amortization ....................................................         67,484          35,437          33,493
  Income taxes .....................................................................        111,285          53,371          25,957
  Decrease (increase) in interest receivable .......................................         (6,848)         (1,328)          3,073
  Increase (decrease) in interest payable ..........................................         28,145          (2,408)          9,956
  Decrease (increase) in prepaid expense ...........................................        (15,264)            608           1,720
  Restructuring, merger-related and other nonrecurring costs .......................         17,534          25,527              --
  Other ............................................................................         (2,231)          4,937         (11,705)
                                                                                        -----------     -----------     -----------

NET CASH PROVIDED BY OPERATING ACTIVITIES ..........................................        424,070         225,331         173,213
                                                                                        -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

 Net decrease (increase) in interest-bearing deposits in other banks ...............        269,320        (136,711)        (67,800)
 Net decrease (increase) in Federal funds sold and securities
  purchased under agreements to resell .............................................         (4,600)         90,049          24,021
 Proceeds from maturity of held-to-maturity investment securities ..................        163,906          14,172           1,012
 Purchase of held-to-maturity investment securities ................................        (15,852)             --              --
 Proceeds from maturity of available-for-sale investment securities ................        526,621         421,571         360,394
 Proceeds from sale of available-for-sale investment securities ....................         27,828          41,428         394,001
 Purchase of available-for-sale investment securities ..............................       (968,209)       (446,432)       (415,414)
 Purchase of bank-owned life insurance .............................................        (50,000)             --         (30,000)
 Net increase in loans to customers ................................................       (627,239)       (372,387)       (566,577)
 Net cash provided by acquisitions .................................................             --         207,454           5,269
 Proceeds from sale of premises and equipment ......................................             --          11,402           4,074
 Purchase of premises and equipment ................................................        (38,823)        (18,599)        (19,723)
 Other .............................................................................         14,256         (35,035)         25,247
                                                                                        -----------     -----------     -----------

NET CASH USED IN INVESTING ACTIVITIES ..............................................       (702,792)       (223,088)       (285,496)
                                                                                        -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

 Net increase in deposits ..........................................................        835,080         402,118         245,798
 Net decrease in short-term borrowings .............................................       (418,890)         (5,989)       (228,099)
 Proceeds from long-term debt ......................................................         94,483              --         192,700
 Payments on long-term debt ........................................................        (27,059)        (27,836)        (59,707)
 Cash dividends paid ...............................................................        (77,446)        (40,786)        (41,116)
 Proceeds from issuance of common stock ............................................          4,934           1,094           1,070
 Issuance (purchase) of treasury stock, net ........................................         12,809          (7,322)        (17,058)
                                                                                        -----------     -----------     -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES ..........................................        423,911         321,279          93,588
                                                                                        -----------     -----------     -----------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS .................................        145,189         323,522         (18,695)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR .......................................        664,772         341,250         359,945
                                                                                        -----------     -----------     -----------

CASH AND DUE FROM BANKS AT END OF YEAR .............................................    $   809,961     $   664,772     $   341,250
                                                                                        -----------     -----------     -----------

SUPPLEMENTAL DISCLOSURES:
 Interest paid .....................................................................    $   418,732     $   307,139     $   273,761
 Income taxes paid .................................................................    $    12,466     $    13,289     $    27,231
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
 Loans converted into other real estate owned and repossessed
  personal property ................................................................    $    10,931     $    18,020     $    23,753
 Issuance of common stock in connection with convertible debentures ................    $        --     $     2,281     $     9,084
                                                                                        -----------     -----------     -----------

IN CONNECTION WITH MERGERS, THE FOLLOWING LIABILITIES WERE ASSUMED:

 Fair value of assets acquired .....................................................    $        --     $ 6,425,007     $    36,039
 Cash received .....................................................................             --         207,454           5,269
 Issuance of Class A common stock ..................................................             --        (883,930)             --
 Issuance of treasury stock ........................................................             --         (15,299)             --
 Issuance of common stock ..........................................................             --              --          (3,317)
                                                                                        -----------     -----------     -----------
LIABILITIES ASSUMED ................................................................    $        --     $ 5,733,232     $    37,991
                                                                                        ===========     ===========     ===========


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS

     BancWest Corporation is a bank holding company headquartered in Honolulu, Hawaii and incorporated under the laws of the State of Delaware. Through our principal subsidiaries, Bank of the West and First Hawaiian Bank, we provide commercial and consumer banking services, engage in commercial and equipment and vehicle leasing and offer trust and insurance products. BancWest Corporation's subsidiaries operate 221 offices in the states of California, Hawaii, Oregon, Washington, Idaho and Nevada and in Guam and Saipan.

     The accounting and reporting policies of BancWest Corporation and Subsidiaries (the "Company" or "we/our") conform with generally accepted accounting principles and practices within the banking industry. The following is a summary of the significant accounting policies:

CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of BancWest Corporation (the "Parent") and its wholly-owned subsidiary companies:

-   Bank of the West and its wholly-owned subsidiaries ("Bank of the West");


-   First Hawaiian Bank and its wholly-owned subsidiaries ("First Hawaiian");


-   FHL Lease Holding Company, Inc. and its wholly-owned subsidiary ("Leasing");


-   First Hawaiian Capital I; and

-   FHI International, Inc.

     All significant intercompany balances and transactions have been eliminated in consolidation.

RECLASSIFICATIONS AND RESTATEMENTS

     The 1998 and 1997 Consolidated Financial Statements were reclassified in certain respects to conform to the 1999 presentation. Such reclassifications did not have a material effect on the Consolidated Financial Statements.

     In addition, Consolidated Financial Statements for all periods presented have been restated to include the results of operations, financial position and cash flows for the 1999 acquisition of SierraWest Bancorp, which was accounted for as a pooling of interests.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS

     Cash and due from banks include amounts from other financial institutions as well as in-transit clearings. Under the terms of the Depository Institutions Deregulation and Monetary Control Act, the Company is required to place reserves with the Federal Reserve Bank based on the amount of deposits held. The average amounts of these reserve balances were $192.040 million for 1999, $113.495 million for 1998 and $99.380 million for 1997.

INVESTMENT SECURITIES

     Investment securities consist principally of debt and asset-backed securities issued by the U.S. Treasury and other U.S. Government agencies and corporations and state and local government units. These securities have been adjusted for amortization of premiums or accretion of discounts using the interest method.

     Investment securities are classified into three categories and accounted for as follows:

(1) Held-to-maturity securities are debt securities which the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost.

(2) Trading securities are debt securities which are bought and held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in current earnings.

(3) Available-for-sale securities are debt and equity securities not classified as either held-to-maturity or trading securities. Available-for-sale securities are reported at fair value, with unrealized gains and losses excluded from current earnings. The unrealized gains and losses are reported as a separate component of stockholders' equity.

     Gains and losses realized on the sales of investment securities are determined using the specific identification method.

LOANS AND LEASES

     Loans are stated at the principal amounts outstanding, net of any unearned income or discounts. Interest income is accrued and recognized on the principal amount outstanding unless the loan is determined to be impaired and placed on nonaccrual status. (See Impaired and Nonaccrual Loans below.) Loans identified as held for sale are carried at the lower of cost or market value and are included in other assets on the Consolidated Balance Sheets.

     We provide lease financing under a variety of arrangements, primarily consumer automobile leases, commercial equipment leases and leveraged leases.

- Leases for consumer automobiles and commercial equipment are classified as direct financing leases. Unearned income on direct financing leases is accreted over the lives of the leases to provide a constant periodic rate of return on the net investment in the lease.

- Leveraged lease transactions are subject to outside financing through one or more participants, without recourse to the Company. These transactions are accounted for by recording as the net investment in each lease the aggregate of rentals receivable (net of principal and interest on the related nonrecourse debt) and the estimated residual value of the equipment less the unearned income. Income from these lease transactions is recognized during the periods in which the net investment is positive.

IMPAIRED AND NONACCRUAL LOANS

     We evaluate loans for impairment on a case-by-case basis. We consider a loan to be impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan. We measure impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, except for collateral-dependent loans. For collateral-dependent loans, we measure impairment based on the fair value of the collateral. On a case-by-case basis, we may measure impairment based upon a loan's observable market price.

     Based primarily on historical loss experience for each portfolio, we collectively evaluate for impairment large groups of homogeneous loans with smaller balances. Examples of such small balance portfolios are credit cards and consumer loans and leases, including 1-4 family mortgage loans with balances less than $250,000. Impairment losses are charged against the allowance for credit losses.

     We generally place a loan or lease on nonaccrual status:

- When management believes that collection of principal or income has become doubtful; or


-   When a loan is first classified as impaired; or


- When loans or leases are 90 days past due as to principal or income, unless they are well secured and in the process of collection. We may make an exception to the general 90-day-past-due rule when the fair value of the collateral exceeds our recorded investment in the loan or when other factors indicate that the borrower will shortly bring the loan current.

     While the majority of consumer loans and leases are subject to our general policies regarding nonaccrual loans, certain past due consumer loans and leases are not placed on nonaccrual status because they are charged off upon reaching a predetermined delinquency status varying from 120 to 180 days, depending on product type.

     When we place a loan or lease on nonaccrual status, previously accrued and uncollected interest is reversed against interest income of the current period. When we receive a cash interest payment on a nonaccrual loan, we apply it as a reduction of the principal balance when we have doubts about the ultimate collection of the principal. Otherwise, we record such payments as income.

     Nonaccrual loans and leases are generally returned to accrual status when they: (1) become current as to principal and interest; or (2) become both well secured and in the process of collection.

LOAN FEES

     We generally charge fees for originating loans and leases and for commitments to extend credits. Origination fees (net of direct costs of underwriting, closing costs and premiums) are deferred and amortized to interest income, using methods which approximate a level yield, adjusted for actual prepayment experience. We recognize unamortized fees and premiums on loans paid in full as a component of interest income.

     We also charge other loan fees consisting of delinquent payment charges and other common loan servicing fees, including fees for servicing loans sold to third parties. We recognize these fees as income when earned.

ALLOWANCE FOR CREDIT LOSSES

     We maintain the allowance for credit losses (the "Allowance") at a level which, in management's judgment, is adequate to absorb losses in the Company's loan and lease portfolio. While the Company has a formalized methodology for determining an adequate and appropriate level of the Allowance, estimates of inherent credit losses involve judgment and assumptions as to various factors which deserve current recognition in the Allowance. Principal factors considered by management in determining the Allowance include historical loss experience, the value and adequacy of collateral, the level of nonperforming loans, the growth and composition of the portfolio, periodic review of loan delinquency, results of examinations of individual loans and/or evaluation of the overall portfolio by senior credit personnel, internal auditors and regulators, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay and general economic conditions.

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

     The provision for credit losses reflects management's judgment of the current-period cost of credit risk inherent in the Company's loan and lease portfolio. Specifically, the provision for credit losses represents the amount charged against current-period earnings to achieve an allowance for credit losses that in management's judgment is adequate to absorb losses inherent in the Company's loan and lease portfolio. Accordingly, the provision for credit losses will vary from period to period based on management's ongoing assessment of the adequacy of the Allowance.

OTHER REAL ESTATE OWNED AND REPOSSESSED PERSONAL PROPERTY

     Other real estate owned and repossessed personal property is primarily comprised of properties that we acquired through foreclosure proceedings. We value these properties at the lower of cost or fair value at the time we acquire them, which establishes their new cost basis. We charge against the Allowance any losses arising at the time of acquisition of such properties. After we acquire them, we carry such properties at the lower of cost or fair value less estimated selling costs. If we record any write-downs or losses from the disposition of such properties after acquiring them, we include this amount in other noninterest expense.

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

CORE DEPOSIT AND OTHER IDENTIFIABLE INTANGIBLE ASSETS

     Core deposit and other identifiable intangible assets are amortized on the straight-line method over the period of benefit, generally 10 years. We review core deposit and other identifiable intangible assets for impairment whenever events or changes in circumstances indicate that we may not recover our investment in the underlying assets or liabilities which gave rise to such core deposit and other identifiable intangible assets.

GOODWILL

     Goodwill represents the cost of acquired companies in excess of the fair value of net assets acquired. This excess is being amortized on the straight-line method over 25 years. It is our policy to review goodwill for impairment whenever events or changes in circumstances indicate that we may not recover our investment in the underlying assets/businesses which gave rise to such goodwill. Should such an evaluation of impairment become necessary, we will evaluate the performance of such acquired business on an undiscounted basis.

REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

     We apply a control-oriented, financial-components approach to financial-asset-transfer transactions by: (1) recognizing the financial and servicing assets we control and the liabilities we have incurred; (2) derecognizing financial assets only when control has been surrendered; and (3) derecognizing liabilities once they are extinguished.

     Control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership; (ii) the transferee has the unconditional right to pledge or exchange the transferred assets, or is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the unconditional right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through: (a) an agreement that both entitles and obligates it to repurchase or redeem those assets prior to maturity; or (b) an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, we account for the transfer as a secured borrowing.

     Securities purchased under agreements to resell and securities sold under agreements to repurchase generally qualify as financing transactions under generally accepted accounting principles. We carry such securities at the amounts at which they subsequently will be resold or reacquired as specified in the respective agreements, including accrued interest.

     Repurchase and reverse-repurchase agreements are presented in the accompanying Consolidated Balance Sheets where net presentation is consistent with generally accepted accounting principles. It is our policy to take possession of securities purchased under agreements to resell. We monitor the fair value of the underlying securities as compared to the related receivable, including accrued interest and as necessary we request additional collateral. Where deemed appropriate, our agreements with third parties specify our rights to request additional collateral. All collateral is held by the Company or a custodian.

SERVICING ASSETS

     Servicing assets primarily consist of originated mortgage servicing rights which are capitalized and included in other assets in the Consolidated Balance Sheets. These rights are recorded based on the relative fair values of the servicing rights and the underlying loan. They are amortized over the period of the related loan-servicing income stream. We reflect amortization of these rights in our Consolidated Statements of Income under the caption "other service charges and fees." We evaluate servicing assets for impairment in accordance with generally accepted accounting principles. For the years presented, servicing assets and the related amortization were not material.

TRUST PROPERTY

     We do not include in our Consolidated Balance Sheets trust property, other than cash deposits which we hold as fiduciaries or agents for our customers, because such items are not assets of the Company.

INCOME TAXES

     We recognize deferred income tax liabilities and assets for the expected future tax consequences of events that we include in our financial statements or tax returns. Under this method, we determine deferred income tax liabilities and assets based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     We account for excise tax credits relating to premises and equipment under the flow-through method, recognizing the benefit in the year the asset is placed in service. The excise tax credits related to lease equipment, except for excise tax credits that are passed on to lessees, are recognized during the periods in which the net investment is positive.

     We file a consolidated Federal income tax return. Amounts equal to income tax benefits of those subsidiaries having taxable losses or credits are reimbursed by other subsidiaries which would have incurred current income tax liabilities.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which established standards for reporting comprehensive income (defined to include net income, unrealized gains and losses on available-for-sale investment securities, foreign currency adjustments and certain other items not included in the income statement). Accumulated other comprehensive income consists of unrealized holding gains on available-for-sale investment securities and interest-only strips receivable. The activity for the years presented (gross unrealized holding gains/losses and realized gains/losses, net of tax effects) was not significant.

DERIVATIVES

     Periodically, we may:

-   Manage our interest rate risk by using interest rate swaps, caps and floors;


- Manage our residential mortgage loan origination pipeline by using over-the-counter options on mortgage-backed securities; and

- Manage foreign exchange activities by using commitments to purchase or sell foreign currencies and foreign exchange activities.

     The criteria that must be satisfied for accrual accounting treatment are:
(1) the transaction to be hedged exposes the Company to interest rate or foreign exchange risk; (2) the hedge acts to reduce the interest rate or foreign exchange risk by moving closer to being insensitive to interest or foreign exchange rate changes; and (3) the derivative is designed and is effective as a hedge of the transaction.

     The following additional criteria apply to hedges of anticipated transactions: (1) the significant characteristics and expected terms of the anticipated transaction must be identified; and (2) it must be probable that the anticipated transaction will occur. We would carry at market value any derivative products that do not satisfy the hedging criteria above, recognizing any change in market value in noninterest income. For the years presented, all interest rate derivative products met the criteria for accrual accounting treatment. All option and forward positions for the years presented were marked to market and reflected in our Consolidated Statements of Income.

     At the date of termination, we record to income or expense gains or losses resulting from early termination of derivatives and the designated hedge. Gains or losses on the termination of anticipatory hedges would be amortized over the remaining life of the designated hedged item.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business, we are a party to various financial instruments "designated" or "entered into" to meet the financing needs of our customers and to reduce our own exposure to fluctuations in interest rates and foreign exchange rates. These financial instruments include commitments to extend credit; standby and commercial letters of credit; interest rate swaps, caps and floors; options on mortgage-backed securities; and commitments to purchase or sell foreign currencies. These instruments involve, to varying degrees, elements of credit, interest rate and foreign exchange risk in excess of the amounts recognized in the Consolidated and Parent Company Balance Sheets (see Note 24 on page 71). The contract or notional amounts of those instruments reflect the extent of involvement that we have in particular classes of financial instruments.

     If a counterparty to a commitment to extend credit or to a standby or commercial letter of credit fails to perform, our exposure to credit losses would be the contractual notional amount. Since these commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flows. For interest rate swap transactions, the notional amounts do not represent exposure to credit losses.

     Options on mortgage-backed securities allow us to decide to make or take delivery of certain mortgage-backed securities. The notional amount of securities covered by the amount of the contracts does not represent exposure to credit losses.

     Commitments to purchase or sell foreign currencies obligate us to take or make delivery of a foreign currency. Risks in such instruments arise from fluctuations in foreign exchange rates and the ability of counterparties to fulfill the terms of the contracts.

     Off-balance-sheet instruments must meet the same criteria of acceptable risk established for our lending and other financing activities. We manage the credit risk of counterparty defaults in these transactions by:

- Limiting the total amount of outstanding arrangements, both by the individual counterparty and in the aggregate;

- Monitoring the size and maturity structure of the off-balance-sheet portfolio; and


- Applying the uniform credit standards maintained for all of our credit activities, including, in some cases, taking collateral to secure the counterparty obligations.

     We enter into interest rate swap agreements as an end-user only. These instruments are used as hedges against various balance sheet accounts. The net interest payable or receivable is accrued and recognized as an adjustment to the interest expense or interest income of the hedged item.

     We enter into commitments to purchase or sell foreign currencies on behalf of our customers. These commitments are generally matched through offsetting positions. Foreign exchange positions are valued monthly with the resulting gain or loss recognized as incurred.

     We use short-term (60 days or less) options on mortgage-backed securities to hedge the market risk associated with timing differences between the commitment of the interest rate, documentation and subsequent sale of residential real estate loans. We value these option contracts monthly and recognize the gain or loss in noninterest income, if the options are exercised.

     We monitor and manage interest rate and market risk in conjunction with our overall interest rate risk position. Off-balance-sheet agreements are not entered into if they would increase our interest rate risk above approved guidelines. Our testing to measure and monitor this risk, using net interest income simulations and market value of equity analysis, is usually conducted quarterly.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     We use the following methods and assumptions to estimate the fair value of our financial instruments:

     CASH AND DUE FROM BANKS: The carrying amounts reported in the Consolidated Balance Sheets of cash and short-term instruments approximate fair values.

     INVESTMENT SECURITIES: Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     LOANS AND LEASES: Fair values are estimated for portfolios of performing loans and leases with similar characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. We use discounted cash flow analyses, which utilize interest rates currently being offered for loans with similar terms to borrowers of similar credit quality, to estimate the fair values of: (1) fixed-rate commercial and industrial loans; (2) financial institution loans; (3) agricultural loans; (4) certain mortgage loans (e.g., 1-4 family residential, commercial real estate and rental property); (5) credit card loans; (6) leases; and (7) other consumer loans. The carrying amount of accrued interest approximates its fair value.

     DEPOSITS: The fair value of deposits with no maturity date (e.g., interest and noninterest-bearing checking, passbook savings, and certain types of money market accounts) are, according to generally accepted accounting principles, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     SHORT-TERM BORROWINGS: The carrying amounts of overnight Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

     LONG-TERM DEBT AND CAPITAL SECURITIES: The fair values of our long-term debt (other than deposits) and capital securities are estimated using discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

     OFF-BALANCE-SHEET COMMITMENTS AND CONTINGENT LIABILITIES: Fair values are based upon: (1) quoted market prices of comparable instruments (options on mortgage-backed securities and commitments to buy or sell foreign currencies);
(2) fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (letters of credit and commitments to extend credit); or (3) pricing models based upon brokers' quoted markets, current levels of interest rates and specific cash flow schedules (interest rate swaps).

NEW PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires recognition of all derivative instruments in the statement of financial position as either assets or liabilities and the measurement of derivative instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." The original effective date for SFAS No. 133 was for all fiscal years beginning after June 15, 1999. As a result of the issuance of SFAS No. 137, the effective date for SFAS No. 133 is for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133, as amended by SFAS No. 137, is not expected to have a material effect on the Consolidated Financial Statements.

     In January 1999, we adopted SFAS No. 134, "Accounting of Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment to SFAS No. 65." SFAS No. 134 requires mortgage banking enterprises to classify loans held for sale that they have securitized, based on their intent to sell or hold these investments. The adoption of SFAS No. 134 did not have a material effect on the Consolidated Financial Statements.

2. MERGERS AND ACQUISITIONS

SIERRAWEST BANCORP

     On July 1, 1999, the Company completed its acquisition of SierraWest Bancorp ("SierraWest"). SierraWest was merged with and into the Company and its subsidiary, SierraWest Bank, was merged with and into Bank of the West (the "SierraWest Merger") resulting in the issuance of approximately 4.40 million shares of our common stock to the shareholders of SierraWest. The acquisition was accounted for using the pooling-of-interests method of accounting. Historical financial information presented herein is restated to include SierraWest. No material adjustments were required to conform SierraWest's accounting policies with those of the Company.

     In connection with the SierraWest merger, the Company recorded pre-tax restructuring, merger-related and other nonrecurring costs totaling $10.680 million in 1999 as described in Note 3 on page 54.

     The following table sets forth the results of operations of SierraWest and the Company for the six months ended June 30, 1999. These six-month results are included in the consolidated results of operations for the year ended December 31, 1999, presented in the accompanying Consolidated Statements of Income.

                                SIX MONTHS ENDED JUNE 30, 1999
                            --------------------------------------
                            SierraWest     Company       Combined
                            ----------     --------      --------
                                        (in thousands)
Net interest income ...      $ 21,703      $315,412      $337,115

Net income ............      $  4,765      $ 82,260      $ 87,025
                            ==========     ========      ========

     The following table reconciles the net interest income and net income previously reported by the Company with the combined amounts presented in the accompanying Consolidated Statements of Income for the years ended December 31, 1998 and 1997.

                                YEAR ENDED DECEMBER 31, 1998
                            -------------------------------------
                            SierraWest     Company       Combined
                            ----------     --------      --------
                                        (in thousands)
Net interest income ...      $ 39,482      $394,237      $433,719

Net income ............      $  7,678      $ 76,606      $ 84,284
                            ==========     ========      ========

                                YEAR ENDED DECEMBER 31, 1997
                            -------------------------------------
                            SierraWest     Company       Combined
                            ----------     --------      --------
                                        (in thousands)
Net interest income ...      $ 35,344      $334,472      $369,816

Net income ............      $  8,948      $ 84,261      $ 93,209
                            ==========     ========      ========

BANCWEST CORPORATION

     On November 1, 1998, for a purchase price of $905.729 million, BancWest Corporation ("Old BancWest"), parent company of Bank of the West, was merged with and into First Hawaiian, Inc. ("FHI") (the "BancWest Merger"). At that date, Bank of the West, headquartered in San Francisco, was California's fifth-largest bank with approximately $6.1 billion in assets and 103 branches in 21 counties in Northern and Central California.

     Prior to the BancWest Merger, Old BancWest was wholly-owned by Banque Nationale de Paris ("BNP"). BNP is part of The BNP Paribas Group, the largest commercial bank in France, and among the largest in Europe. In the BancWest Merger, BNP received approximately 25.815 million shares (51.630 million shares after adjustment for the two-for-one stock split in December 1999) of the Company's newly authorized Class A common stock (representing approximately 45% of the outstanding voting stock). The transaction was accounted for using the purchase method of accounting and results of operations were included in the Consolidated Statements of Income from the date of acquisition. The excess of cost over fair value of net assets acquired amounted to approximately $599.0 million. FHI, the surviving corporation of the BancWest Merger, changed its name to "BancWest Corporation" on November 1, 1998.

     The Company recorded pre-tax restructuring, merger-related and other nonrecurring costs totaling $25.527 million in 1998 as described in Note 3.

UTAH AND IDAHO BRANCH ACQUISITIONS

     In January 2000, the Company agreed to acquire 68 branches in Utah and Idaho. These branches have approximately $2.1 billion in deposits and $660.0 million in loans and are being divested due to the pending merger between Zions Bancorporation and First Security Corporation. The acquisition is expected to close in the second quarter of 2000.

STANDARD FINANCIAL CORPORATION ACQUISITION

     In December 1999, the Company agreed to assume deposits and purchase selected loans of Standard Financial Corporation of Honolulu. Standard Financial Corporation has total deposits of approximately $17.8 million and loans of approximately $16.0 million in three branches in Hawaii. The Company will not purchase or assume any lease of branch facilities. The acquisition is expected to close in the second quarter of 2000.

3. RESTRUCTURING, MERGER-RELATED AND OTHER NONRECURRING COSTS

SIERRAWEST BANCORP MERGER

     In connection with the SierraWest Merger, the Company recorded pre-tax restructuring, merger-related and other nonrecurring costs of $10.680 million in 1999. These costs were comprised of: (1) $3.358 million in severance and other employee benefits; (2) $1.648 million in equipment and occupancy expense; (3) $4.219 million in expenses for legal and other professional services; and (4) $1.455 million in other nonrecurring costs. During 1999, we wrote off $1.648 million of capitalized equipment and occupancy expense, paid $2.670 million in accrued severance and other employee benefits and paid $5.413 million in legal and other professional services and other nonrecurring costs. At December 31, 1999, $682,000 of severance and other employee benefits and $267,000 in other costs remained accrued.

BANCWEST MERGER

     The Company recorded pre-tax restructuring, BancWest Merger-related and other nonrecurring costs totaling $25.527 million in 1998. Restructuring and BancWest Merger-related costs of $20.043 million included: (1) severance and termination payments to employees of $2.211 million; (2) data processing contract termination penalties of $2.083 million; (3) write-off of capitalized software costs of $2.755 million; (4) write-downs or losses associated with excess leased commercial properties of $8.179 million; (5) write-off of signage, forms, prepaid expenses and other miscellaneous assets total-ing $3.828 million; and (6) other integration costs of $987,000. Other nonrecurring costs included impairment charges of $5.484 million related to intangible assets associated with earlier acquisitions.

     As a result of the restructuring, BancWest Merger-related and other nonrecurring costs of $25.527 million, a liability of $11.302 million was recorded in 1998. During 1999, this liability was reduced by a total of $6.604 million, as a result of: (1) $2.024 million for the payment of data processing contract termination penalties; (2) $2.036 million for severance payments; (3) $1.944 million related to excess leased commercial properties; and (4) $600,000 for payments on other costs. The remaining amount accrued is $4.698 million at December 31, 1999.

     On July 19, 1999, the Company announced plans to consolidate its three existing data centers into a single data center in Honolulu. The consolidation will be accomplished through a facilities management contract with a service provider which has assumed management of First Hawaiian's existing data center. As a result of this consolidation effort, the Company recorded pre-tax restructuring and other nonrecurring costs of $6.854 million in the third quarter of 1999. Those costs are comprised of: (1) $3.777 million for the write-off of capitalized information technology costs; (2) $1.454 million for employee severance costs; and (3) $1.623 million in other nonrecurring costs. During 1999, we wrote off $3.777 million in capitalized information technology costs and paid $459,000 in other nonrecurring costs. At December 31, 1999, the remaining amount accrued for restructuring and other nonrecurring costs related to the consolidation of data centers was $2.618 million. See Note 22 to the Consolidated Financial Statements on page 70 for additional information.

4. TRANSACTIONS WITH AFFILIATES

     Bank of the West participates in various transactions with BNP and its affiliates. These transactions are subject to review by the Federal Deposit Insurance Corporation (the "FDIC") and other regulatory authorities. The transactions are required to be on terms at least as favorable to Bank of the West as those prevailing at the time for similar non-affiliate transactions. These transactions have included the sales and purchases of assets, foreign exchange activities, financial guarantees, international services, interest rate swaps and intercompany deposits and borrowings. Amounts due to and from affiliates and off-balance-sheet transactions at December 31, 1999 and 1998 were as follows:

                                           1999          1998
                                         --------      --------
                                             (in thousands)
Cash and due from banks ...........      $  3,520      $    498
Noninterest-bearing demand
 deposits .........................         4,618         4,189
Short-term borrowings .............            --       150,000
Other liabilities .................           161         1,420
Subordinated capital notes
 included in long-term debt .......        51,783        53,837
Off-balance-sheet transactions:
 Standby letters of credit ........         7,626         9,542
 Guarantees received ..............        24,168           893
 Commitments to purchase
  foreign currencies ..............         5,464         6,586
 Commitments to sell foreign
  currencies ......................           901         5,463
                                         ========      ========

     The subordinated capital notes were sold directly to BNP. They are subordinated to the claims of depositors and creditors and qualify for inclusion as a component of risk-based capital under current FDIC guidelines for assessing capital adequacy.

5. INVESTMENT SECURITIES

HELD-TO-MATURITY

     Amortized cost and fair value of held-to-maturity investment securities at December 31, 1999, 1998 and 1997 were as follows:

                                                   1999
                            --------------------------------------------------
                            AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                              COST          GAINS        LOSSES        VALUE
                            ---------     ----------   ----------    ---------
                                               (in thousands)
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS .......      $ 15,985      $     --      $    543      $ 15,442
OTHER ASSET-BACKED
  SECURITIES .........        72,388            --         1,557        70,831
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS ........        54,495             2         1,668        52,829
                            ---------     ----------   ----------    ---------
TOTAL HELD-TO-
  MATURITY
  INVESTMENT
  SECURITIES .........      $142,868      $      2      $  3,768      $139,102
                            =========     ==========   ==========    ==========

                                                 1998
                            -------------------------------------------------
                            Amortized    Unrealized    Unrealized       Fair
                              Cost          Gains        Losses         Value
                            ---------    ----------    ----------    ----------
                                             (in thousands)
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .......      $ 80,174      $    456      $     --      $ 80,630
Other asset-backed
  securities .........       111,130           387           141       111,376
Collateralized
  mortgage
  obligations ........        99,618           231           441        99,408
                            ---------    ----------    ----------    ----------
Total held-to-
  maturity
  investment
  securities .........      $290,922      $  1,074      $    582      $291,414
                            ========     ==========    ==========    ==========

                                            1997
                        --------------------------------------------
                        Amortized   Unrealized   Unrealized    Fair
                           Cost        Gains       Losses     Value
                        ---------   ----------   ----------  -------
                                        (in thousands)
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .....      $1,000      $   --        $ --      $1,000
                          -------     --------      ------    ------
Total held-to-
  maturity
  investment
  securities .......      $1,000      $   --        $ --      $1,000
                          =======     ========      ======    ======

     The amortized cost and fair value of held-to-maturity investment securities at December 31, 1999, by contractual maturity, were as follows:

                                            Amortized      Fair
                                              Cost         Value
                                            ---------     --------
                                                (in thousands)
Due within one year ..................      $     --      $     --
Due after one but within five years ..        15,985        15,442
Due after five but within ten years ..         8,585         8,451
Due after ten years ..................       118,298       115,209
                                            ---------     --------
TOTAL HELD-TO-MATURITY
  INVESTMENT SECURITIES ..............      $142,868      $139,102
                                            =========     ========

AVAILABLE-FOR-SALE

     Amortized cost and fair value of available-for-sale investment securities at December 31, 1999, 1998 and 1997 were as follows:

                                                        1999
                                ---------------------------------------------------------
                                AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                  COST            GAINS          LOSSES           VALUE
                                ---------      ----------      ----------      ----------
                                                     (in thousands)
U.S. TREASURY
  AND OTHER U.S.
  GOVERNMENT
  AGENCIES AND
  CORPORATIONS ..........      $  775,778        $     38         $ 7,672      $  768,144
MORTGAGE AND
  ASSET-BACKED
  SECURITIES:
  GOVERNMENT ............         556,735           5,043           6,746         555,032
  OTHER .................         384,378             118           4,244         380,252
COLLATERALIZED
  MORTGAGE
  OBLIGATIONS ...........          16,374               6             334          16,046
STATES AND POLITICAL
  SUBDIVISIONS ..........          22,104             205             670          21,639
OTHER ...................         126,896               3               9         126,890
                               ----------      ----------      ----------      ----------
TOTAL AVAILABLE-FOR-
  SALE INVESTMENT
  SECURITIES ............      $1,882,265        $  5,413         $19,675      $1,868,003
                               ==========      ==========      ==========      ==========

                                                         1998
                               ----------------------------------------------------------
                               Amortized       Unrealized       Unrealized        Fair
                                 Cost             Gains           Losses         Value
                               ----------      ----------       ----------     ----------
                                                     (in thousands)
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations ..........      $  529,164         $ 2,187         $   436      $  530,915
Mortgage and
  asset-backed
  securities:
  Government ............         547,025           7,084           1,226         552,883
  Other .................         247,483           2,091             362         249,212
Collateralized
  mortgage
  obligations ...........             685              --              --             685
States and political
  subdivisions ..........          37,370           1,222              42          38,550
Other ...................         108,729               2              --         108,731
                               ----------      ----------       ----------     ----------
Total available-for-
  sale investment
  securities ............      $1,470,456         $12,586         $ 2,066      $1,480,976
                               ==========      ==========       ==========     ==========

                                                1997
                         ---------------------------------------------------
                          Amortized    Unrealized    Unrealized       Fair
                            Cost          Gains        Losses         Value
                          --------      --------      --------      --------
                                           (in thousands)
U.S. Treasury
  and other U.S.
  Government
  agencies and
  corporations .....      $445,384      $    747      $    345      $445,786
Mortgage and
  asset-backed
  securities:
  Government .......       335,731           637         1,227       335,141
Collateralized
  mortgage
  obligations ......         1,399            --             2         1,397
States and political
  subdivisions .....        16,559           530           229        16,860
Other ..............        86,357             1           109        86,249
                          --------      --------      --------      --------
Total available-for-
  sale investment
  securities .......      $885,430      $  1,915      $  1,912      $885,433
                          ========      ========      ========      ========

     The amortized cost and fair value of available-for-sale investment securities at December 31, 1999, by contractual maturity, excluding securities which have no stated maturity, were as follows:


                                Amortized        Fair
                                  Cost           Value
                               ----------      ----------
                                     (in thousands)
Due within one year .....      $  299,860      $  298,968
Due after one but within
  five years ............         589,746         582,611
Due after five but within
  ten years .............          69,366          68,740
Due after ten years .....         796,397         790,794
                               ----------      ----------
TOTAL AVAILABLE-FOR-SALE
  INVESTMENT SECURITIES .      $1,755,369      $1,741,113
                               ==========      ==========

     The Company held no trading securities at December 31, 1999, 1998 and 1997.

     Investment securities with an aggregate book value of $1.354 billion at December 31, 1999, were pledged to secure public deposits, repurchase agreements and Federal Home Loan Bank advances.

     We held no investment securities of any single issuer (other than the U.S. Government and its agencies) which were in excess of 10% of consolidated stockholders' equity at December 31, 1999.

     Gross gains of $38,000, $462,000 and $1.139 million and gross losses of $22,000, $21,000 and $818,000 were realized on sales of investment securities during 1999, 1998 and 1997, respectively.

6. LOANS AND LEASES

     At December 31, 1999 and 1998, loans and leases were comprised of the following:

                                 1999                             1998
                    ----------------------------      ----------------------------
                     BOOK VALUE       FAIR VALUE       Book Value      Fair Value
                    -----------      -----------      -----------      -----------
                                             (in thousands)
Commercial,
 financial and
 agricultural       $ 2,212,757      $ 2,232,619      $ 2,232,821      $ 2,271,650
Real estate:
 Commercial ..        2,466,822        2,480,255        2,284,236        2,588,081
 Construction           408,078          406,465          429,674          434,979
 Residential .        2,362,789        2,282,095        2,691,640        2,440,649
Consumer .....        2,987,347        3,014,161        2,583,725        2,582,154
Lease
 financing ...        1,738,048        1,701,850        1,360,885        1,356,249
Foreign ......          348,198          329,985          381,582          396,640
                    -----------      -----------      -----------      -----------
TOTAL LOANS
 AND LEASES ..      $12,524,039      $12,447,430      $11,964,563      $12,070,402
                    ===========      ===========      ===========      ===========

     The loan and lease portfolio is principally located in Hawaii and California and, to a lesser extent, Oregon, Washington, Nevada and Idaho. The risk inherent in the portfolio depends upon both the economic stability of those states, which affects property values, and the financial well being and creditworthiness of the borrowers.

     At December 31, 1999, loans and leases of $98.327 million were on a nonaccrual status or restructured; at December 31, 1998, loans and leases of $98.313 million were on a nonaccrual status or restructured.

     Our leasing activities consist primarily of: (1) leasing automobiles and commercial equipment; and (2) leveraged leases. Lessees are responsible for all maintenance, taxes and insurance on the leased property. The leases are reported net of unearned income of $390.999 million at December 31, 1999, and $372.656 million at December 31, 1998. At December 31, 1999, minimum lease receivables for the five succeeding years were as follows:

-   2000 -- $363.317 million

-   2001 -- $345.683 million

-   2002 -- $341.052 million

-   2003 -- $293.537 million

-   2004 -- $239.418 million

     In the normal course of business, the Company and its subsidiaries make loans to executive officers and directors of the Company and its subsidiaries and to entities and individuals affiliated with those executive officers and directors. Those loans were made on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions with other persons or, in the case of certain residential real estate loans, on terms that were widely available to employees of the Company or its subsidiaries who were not directors or executive officers. Changes in the loans to such executive officers, directors and affiliates during 1999 were as follows:

                                    1999
                                  --------
                                (in thousands)
Balance at beginning of year      $238,290
 New loans made ............        60,269
 Less repayments ...........        31,362
                                  --------
BALANCE AT END OF YEAR .....      $267,197
                                  ========

     At December 31, 1999, loans to such parties by the Parent were $4.457 million; at December 31, 1998, $5.776 million. Interest income related to these loans was $323,000 in 1999, $576,000 in 1998, and $782,000 in 1997.

     Real estate loans totaling $1.385 billion were pledged to collateralize the Company's borrowing capacity at the Federal Home Loan Bank at December 31, 1999.

7. PROVISION AND ALLOWANCE FOR CREDIT LOSSES

     Changes in the allowance for credit losses were as follows for the years indicated:

                                    1999             1998           1997
                                  ---------       ---------       ---------
                                               (in thousands)

Balance at beginning of year      $ 158,294       $  90,487       $  90,895
 Net charge-offs:
  Loans and leases
   charged off .............        (61,545)        (31,151)        (26,844)
  Recoveries on loans
   and leases previously
   charged off .............         10,432           7,046           5,562
                                  ---------       ---------       ---------

    Net charge-offs ........        (51,113)        (24,105)        (21,282)
                                  ---------       ---------       ---------

 Provision for credit losses         55,262          30,925          20,010
 Transfer of allowance allo-
  cated to securitized loans         (1,025)             --              --
 Allowance of subsidiaries
  purchased ................             --          60,987             864
                                  ---------       ---------       ---------

BALANCE AT END OF YEAR .....      $ 161,418       $ 158,294       $  90,487
                                  =========       =========       =========


     The following table presents information related to impaired loans as of and for the years ended December 31, 1999, 1998 and 1997:


                                  1999          1998          1997
                                --------      --------      --------
                                          (in thousands)
Impaired loans ...........      $ 95,421      $109,368      $ 81,651
Impaired loans with
 related allowance for
 credit losses calculated
 under SFAS No. 114 ......        72,258        76,513        45,178
Total allowance for credit
 losses on impaired loans         15,833        19,710        10,124
Average impaired loans ...       107,948        88,736        97,701
Interest income
 recognized on
 impaired loans ..........         4,349         3,295         1,251
                                ========      ========      ========

     Impaired loans without a related allowance for credit losses are generally collateralized by assets with fair values in excess of the recorded investment in the loans. Interest payments on impaired loans are generally applied to reduce the outstanding principal amounts of such loans.

8. PREMISES AND EQUIPMENT

     At December 31, 1999 and 1998, premises and equipment were comprised of the following:


                                     1999          1998
                                   --------      --------
                                       (in thousands)
Premises ....................      $282,066      $263,540
Equipment ...................       176,437       178,053
                                   --------      --------
Total premises and equipment        458,503       441,593
Less accumulated depreciation
  and amortization ..........       176,838       157,712
                                   --------      --------
NET BOOK VALUE ..............      $281,665      $283,881
                                   ========      ========

     Occupancy and equipment expenses include depreciation and amortization expenses of $24.334 million for 1999, $22.585 million for 1998 and $19.873 million for 1997.

9. DEPOSITS

     Interest expense related to deposits for the years indicated was as follows:


                                1999          1998          1997
                              --------      --------      --------
                                         (in thousands)
Domestic:
 Interest-bearing demand      $  3,609      $ 11,743      $ 11,365
 Savings ...............        93,100        65,665        57,032
 Time--Under $100 ......       136,797        94,037        80,562
 Time--$100 and over ...       127,539        72,823        61,808
Foreign ................         7,576         9,592         9,349
                              --------      --------      --------
TOTAL INTEREST EXPENSE
  ON DEPOSITS ..........      $368,621      $253,860      $220,116
                              ========      ========      ========

     The following table presents the maturity distribution of domestic time certificates of deposits of $100,000 or more at December 31 for the years indicated:


                                      1999        1998
                                     ------      ------
                                        (in millions)
3 months or less ..............      $1,980      $1,453
Over 3 months through 6 months          738         477
Over 6 months through 12 months         371         348
Over 1 year through 2 years ...         110          79
Over 2 years through 3 years ..          24          34
Over 3 years through 4 years ..           5           6
Over 4 years through 5 years ..           3           2
Over 5 years ..................           1          --
                                     ------      ------

    TOTAL .....................      $3,232      $2,399
                                     ======      ======

     Time certificates of deposits in denominations of $100,000 or more at December 31, 1999 and 1998 were as follows:


                 1999            1998
              ----------      ----------
                    (in thousands)
Domestic      $3,231,994      $2,399,369
Foreign           76,259          89,971
              ==========      ==========

10. SHORT-TERM BORROWINGS

     At December 31 for the years indicated, short-term borrowings were comprised of the following:


                                      1999          1998          1997
                                    --------      --------      --------
                                               (in thousands)

BancWest Corporation (Parent):
 Commercial paper ............      $  2,600      $ 13,903      $  1,800
Bank of the West:
 Federal funds purchased .....         2,095       209,070            --
 Securities sold under
  agreements to
  repurchase .................       142,842        68,696            --
 Advances from Federal
  Home Loan Bank of
  San Francisco ..............            --         1,000            --
 Other short-term
  borrowings .................        16,274         4,069            --
First Hawaiian:
 Federal funds purchased .....        38,595       164,462        99,167
 Securities sold under
  agreements to
  repurchase .................       301,571       447,667       495,054
 Advances from Federal
  Home Loan Bank of
  Seattle ....................            --        14,000        99,000
                                    --------      --------      --------
TOTAL SHORT-TERM
 BORROWINGS ..................      $503,977      $922,867      $695,021
                                    ========      ========      ========


     Weighted average interest rates and weighted average and maximum balances for these short-term borrowings were as follows for the years indicated:


                                           1999            1998            1997
                                         --------       ----------       --------
                                                  (dollars in thousands)
Commercial paper:
 Weighted average interest
  rate at December 31 .............           6.1%             4.9%           5.2%
 Highest month-end balance ........      $  9,400       $   13,903       $  6,226
 Weighted average daily
  outstanding balance .............      $  4,962       $    4,265       $  5,017
 Weighted average daily
  interest rate paid ..............           4.9%             5.0%           5.3%
Notes payable:
 Weighted average interest
  rate at December 31 .............            --%              --%            --%
 Highest month-end balance ........      $     --       $       --       $ 50,000
 Weighted average daily
  outstanding balance .............      $     --       $       --       $ 31,742
 Weighted average daily
  interest rate paid ..............           --%              --%            6.0%
Federal funds purchased:
 Weighted average interest
  rate at December 31 .............           4.7%             4.6%           5.7%
 Highest month-end balance ........      $392,325       $  373,532       $116,450
 Weighted average daily
  outstanding balance .............      $138,101       $   85,405       $ 76,164
 Weighted average daily
  interest rate paid ..............           4.9%             5.2%           6.2%
Securities sold under
 agreements to repurchase:
 Weighted average interest
  rate at December 31 .............           5.1%             4.5%           5.3%
 Highest month-end balance ........      $564,207       $  552,921       $715,554
 Weighted average daily
  outstanding balance .............      $499,728       $  505,529       $593,061
 Weighted average daily
  interest rate paid ..............           4.6%             5.1%           5.0%
Advances from Federal Home
 Loan Banks of Seattle and
 San Francisco:
 Weighted average interest
  rate at December 31 .............            --%             5.4%           5.7%
 Highest month-end balance ........      $  1,000       $  441,089       $100,500
 Weighted average daily
  outstanding balance .............      $    414       $  130,804       $ 87,658
 Weighted average daily
  interest rate paid ..............           6.3%             4.8%           5.5%
Other short-term borrowings:
 Weighted average interest
  rate at December 31 .............           5.5%             4.1%            --%
 Highest month-end balance ........      $ 25,085       $    4,069       $     --
 Weighted average daily
  outstanding balance .............      $  2,959       $      116       $     --
 Weighted average daily
  interest rate paid ..............           5.6%             4.7%            --%
                                         ========       ==========       ========

     We treat securities sold under agreements to repurchase as financings. We reflect the obligations to repurchase the identical securities sold as liabilities, with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1999, the weighted average maturity of these agreements was 70 days and primarily represented investments by public (governmental) entities. Maturities of these agreements were as follows:


                            (in thousands)
Overnight ........            $142,465
Less than 30 days               75,581
30 through 90 days              84,150
Over 90 days .....             142,217
                              --------
TOTAL ............            $444,413
                              ========

     The Parent had $40.0 million in unused lines of credit with BNP to support its commercial paper borrowings as of December 31, 1999.

11. LONG-TERM DEBT AND CAPITAL SECURITIES

     At December 31 for the years indicated, long-term debt and Capital Securities were comprised of the following:


                                          1999                          1998
                                -----------------------       -----------------------
                                  BOOK           FAIR           Book           Fair
                                 VALUE          VALUE          Value          Value
                                --------       --------       --------       --------
                                                    (in thousands)
BancWest Corporation
(Parent):
 6.25% subordinated
  notes due 2000 ........       $100,000       $ 99,610       $100,000       $100,900
 6.4375% note due
  2004 ..................         50,000         49,858         50,000         50,031
 7.375% subordinated
  notes due 2006 ........         50,000         49,025         50,000         53,930
Bank of the West:
 4.60%-9.23% notes
  due through 2014 ......        497,316        494,007        404,887        407,722
First Hawaiian:
 5.70%-5.84% notes
  due 2000 ..............          4,476          4,500         29,481         28,850
                                --------       --------       --------       --------
Total long-term debt ....        701,792        697,000        634,368        641,433
Capital Securities ......        100,000         95,782        100,000        115,206
                                --------       --------       --------       --------
TOTAL LONG-TERM DEBT
 AND CAPITAL
 SECURITIES .............       $801,792       $792,782       $734,368       $756,639
                                ========       ========       ========       ========


BANCWEST CORPORATION (PARENT)

     The 6.25% subordinated notes due in 2000 and the 7.375% subordinated notes due in 2006 are unsecured obligations with interest payable semiannually.

     The 6.4375% note due in 2004 is unsecured and accrues interest at London Interbank Offered Rates ("LIBOR") plus 0.25% per annum (6.4375% per annum at December 31, 1999). Interest is paid on a quarterly basis.

BANK OF THE WEST

     The 4.60%-9.23% notes due through 2014 primarily represent advances from the Federal Home Loan Bank of San Francisco and $51.783 million in subordinated capital notes sold to BNP. Interest on the Federal Home Loan Bank of San Francisco advances is payable monthly. Interest on the subordinated capital notes sold to BNP is payable semiannually.

FIRST HAWAIIAN

     The 5.70%-5.84% notes due in 2000 primarily represent advances from the Federal Home Loan Bank of Seattle with interest payable monthly.

FIRST HAWAIIAN CAPITAL I

     In 1997, First Hawaiian Capital I, a Delaware business trust (the "Trust"), issued Capital Securities (the "Capital Securities") with an aggregate liquidation amount of $100 million. The proceeds were used to purchase junior subordinated deferrable interest debentures (the "Debentures") of the Company. These debentures are the sole assets of the Trust. The Capital Securities qualify as Tier 1 Capital of the Company and are fully and unconditionally guaranteed by the Company. The Company owns all the common securities issued by the Trust.

     The Capital Securities accrue and pay interest semiannually at an annual interest rate of 8.343%. The Capital Securities are mandatorily redeemable upon maturity of the Debentures on July 1, 2027, or upon earlier redemption in whole or in part (subject to a prepayment penalty) as provided for in the governing indenture.

     As of December 31, 1999, the principal payments due on long-term debt and Capital Securities were as follows:

                   BancWest         Bank                         First
                 Corporation       of the          First        Hawaiian
                   (Parent)         West         Hawaiian       Capital I       Total
                   --------       --------       --------       --------       --------
                                              (in thousands)
2000........       $100,000       $339,270       $  4,000       $     --       $443,270
2001........             --        101,951             12             --        101,963
2002........             --            185             13             --            198
2003........             --          1,988             15             --          2,003
2004........         50,000          1,387             16             --         51,403
2005 and
thereafter..         50,000         52,535            420        100,000        202,955
                   --------       --------       --------       --------       --------
TOTAL.......       $200,000       $497,316       $  4,476       $100,000       $801,792
                   ========       ========       ========       ========       ========

12. COMMON STOCK AND EARNINGS PER SHARE

     There have been three significant stock-related issues since November 1998:

(1) In December 1999, the Company declared a two-for-one stock split which doubled the amount of common and Class A common shares issued and outstanding. Per share information, such as earnings per share, dividends per share and book value per share, was restated for all periods presented in this report.

(2) On July 1, 1999, the Company completed its acquisition of SierraWest. The acquisition was accounted for using the pooling-of-interests method of accounting. SierraWest and its subsidiary SierraWest Bank were merged with and into Bank of the West, resulting in the issuance of approximately 4.40 million shares of the Company's common stock to shareholders of SierraWest.

(3) On November 1, 1998, in connection with the BancWest Merger, the Company issued approximately 25.815 million shares (51.630 million shares after adjustment for the two-for-one stock split in December 1999) of newly authorized Class A common stock to BNP and 411,049 shares of treasury stock to satisfy stock appreciation rights of certain Bank of the West employees. The 441,049 shares were issued as dividend-paying restricted stock. If, prior to November 1, 2000, the holder voluntarily terminates employment with the Company or is terminated for cause, the restricted stock will be forfeited. If, prior to that date, the holder's employment terminates for other reasons, or if the holder remains an employee until that date, the stock will become fully vested.

     A share of Class A common stock is generally the same as a share of common stock in all respects, except that holders of the Class A common stock have the right to elect a separate class of directors (the "Class A Directors"), and the Class A common stock is entitled to vote as a class on certain fundamental corporate actions unless such actions have been approved by two-thirds of the entire board of directors. The number of Class A Directors will generally be comparable to the percentage of Class A common stock shares in relation to total common stock outstanding (common stock plus Class A common stock).

     As of December 31, 1999, the Class A common stock was entitled to elect nine of the Company's 20 directors.

     Shares of Class A common stock automatically convert to common stock under certain circumstances, principally when they are transferred by BNP to a third party.

     Additionally, BNP is bound by a standstill and governance agreement that governs most aspects of the relationship between BNP and the Company. The standstill and governance agreement extends for a four-year period from the time of the BancWest Merger, with certain provisions continuing beyond that initial period. Among the key features of this agreement are provisions that:

- Limit BNP's ability to acquire, directly or indirectly, additional common stock that would result in its ownership of more than 45% of the outstanding voting stock of the Company;

-    Restrict BNP's ability to transfer its shares;


- Restrict BNP's ability to exercise control over the Company or the Board (other than through its representation on the Board); and

-    Create various other restrictions.

     Additionally, concurrent with the BancWest Merger, the Company increased the number of authorized shares of common stock from 100,000,000 to 200,000,000, while reducing the common stock's par value from $5.00 per share to $1.00 per share.

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (includes both common and Class A common shares):


                                                   1999
                                -----------------------------------------
                                   INCOME           SHARES        PER SHARE
                                (NUMERATOR)      (DENOMINATOR)      AMOUNT
                                -----------       -----------       -----
                                           (in thousands, except
                                             number of shares
                                            and per share data)
BASIC NET INCOME ........       $   172,378       124,047,664       $1.39
EFFECT OF DILUTIVE
 SECURITIES--
 STOCK INCENTIVE
  PLAN OPTIONS ..........                --           651,729          --
                                -----------       -----------       -----
DILUTED NET INCOME ......       $   172,378       124,699,393       $1.38
                                ===========       ===========       =====


                                                  1998
                                ---------------------------------------
                                   Income          Shares       Per Share
                                (Numerator)     (Denominator)     Amount
                                ----------       ----------       -----
                                           (in thousands, except
                                             number of shares
                                            and per share data)
Basic net income ........       $   84,284       79,515,996       $1.06
Effect of dilutive
 securities--
 Stock incentive
  plan options ..........               --          853,890          --
                                ----------       ----------       -----
Diluted net income ......       $   84,284       80,369,886       $1.05
                                ==========       ==========       =====

                                                1997
                                ---------------------------------------
                                  Income           Shares       Per Share
                               (Numerator)     (Denominator)      Amount
                                ----------       ----------       -----
                                           (in thousands, except
                                             number of shares
                                             and per share data)
Basic net income ........       $   93,209       70,939,308       $1.31
Effect of dilutive
 securities--
 Stock incentive
  plan options ..........               --        1,470,500          --
                                ----------       ----------       -----
Diluted net income ......       $   93,209       72,409,808       $1.29
                                ==========       ==========       =====

13. REGULATORY CAPITAL REQUIREMENTS

        The Company is subject to various regulatory capital requirements administered by the Federal banking agencies. If we fail to meet minimum capital requirements, these agencies can initiate certain discretionary (and, in the case of the Company's depository institution subsidiaries, mandatory) actions. Such regulatory actions could have a material effect on the Company's financial statements.

        Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its depository institution subsidiaries must each meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. These capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and its depository institution subsidiaries to maintain minimum amounts and ratios of Tier 1 and Total capital to risk-weighted assets, and of Tier 1 capital to average assets. The table below sets forth those ratios at December 31, 1999 and 1998.



                                                                                                 TO BE WELL-
                                                                                                 CAPITALIZED
                                                                                                 UNDER PROMPT
                                                                    FOR CAPITAL               CORRECTIVE ACTION
                                            ACTUAL               ADEQUACY PURPOSES                PROVISIONS
                                   ----------------------       --------------------      -----------------------
                                    AMOUNT          RATIO       AMOUNT         RATIO       AMOUNT           RATIO
                                   -------          -----       ------         -----      ---------         -----
                                                               (dollars in thousands)
AS OF DECEMBER 31, 1999:

TIER 1 CAPITAL TO
 RISK-WEIGHTED
 ASSETS:
 BANCWEST CORPORATION .....     $1,297,796          8.80%    $  590,165        4.00%
 BANK OF THE WEST .........        572,775          7.35        311,531        4.00      $  467,296         6.00%
 FIRST HAWAIIAN ...........        691,297          9.98        277,056        4.00         415,583         6.00

TOTAL CAPITAL TO
 RISK-WEIGHTED ASSETS:
 BANCWEST CORPORATION .....     $1,558,494         10.56%    $1,180,329        8.00%
 BANK OF THE WEST .........        834,791         10.72        623,061        8.00      $  778,827        10.00%
 FIRST HAWAIIAN ...........        838,985         12.11        554,111        8.00         692,639        10.00

TIER 1 CAPITAL TO
 AVERAGE ASSETS:
 BANCWEST CORPORATION .....     $1,297,796          8.11%    $  640,281        4.00%(1)
 BANK OF THE WEST .........        572,775          6.39        358,269        4.00(1)   $  447,836         5.00%
 FIRST HAWAIIAN ...........        691,297          9.92        278,725        4.00(1)      348,407         5.00



                                                                                                     To Be Well-
                                                                                                     Capitalized
                                                                                                     Under Prompt
                                                                         For Capital              Corrective Action
                                                Actual                Adequacy Purposes               Provisions
                                       ----------------------       ---------------------     ------------------------
                                        Amount          Ratio        Amount         Ratio       Amount           Ratio
                                       -------          -----       -------         -----     ----------         -----
                                                                    (dollars in thousands)
As of December 31, 1998:

Tier 1 Capital to
 Risk-Weighted
 Assets:
 BancWest
  Corporation .................     $1,156,499          8.32%    $  556,054         4.00%
 Bank of the West .............        496,246          7.36        269,871         4.00      $  404,807         6.00%
 First Hawaiian ...............        645,842          9.16        281,876         4.00         422,814         6.00

Total Capital to
 Risk-Weighted
 Assets:
 BancWest Corporation .........     $1,414,622         10.18%    $1,112,108         8.00%
 Bank of the West .............        705,264         10.45        539,743         8.00      $  674,680        10.00%
 First Hawaiian ...............        796,541         11.30        563,752         8.00         704,689        10.00

Tier 1 Capital to
 Average Assets:
 BancWest Corporation .........     $1,156,499          9.13%    $  506,626         4.00%(1)
 Bank of the West .............        496,246          8.80        225,459         4.00(1)   $  281,823         5.00%
 First Hawaiian ...............        645,842          9.08        284,406         4.00(1)      355,507         5.00


(1) The leverage ratio consists of a ratio of Tier 1 capital to average assets. The minimum leverage ratio guideline is three percent for banking organizations that do not anticipate or are not experiencing significant growth, and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, a strong banking organization, and rated a composite 1 under the Uniform Financial Institution Rating System established by the Federal Financial Institution Examination Council.

        Pursuant to applicable law and regulations, each of the depository institution subsidiaries have been notified by the Federal Deposit Insurance Corporation ("FDIC") that each of them is deemed to be well-capitalized. To be well-capitalized, a bank must have a total risk-based capital ratio of 10.00% or greater, a Tier 1 risk-based capital ratio of 6.00% or greater, a leverage ratio of 5.00% or greater and not be subject to any agreement, order or directive to meet a specific capital level for any capital measure. Management believes that no conditions or events have occurred since the respective notifications to change the capital category of either of its depository institution subsidiaries.

14. LIMITATIONS ON PAYMENT OF DIVIDENDS

        The primary source of funds that we use to pay dividends to stockholders are dividends the Parent receives from its subsidiaries. Regulations limit the amount of dividends Bank of the West and First Hawaiian may declare or pay. At December 31, 1999, the aggregate amount available for payment of dividends by such subsidiaries without prior regulatory approval was $365.525 million.

15. BENEFIT PLANS

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

        In 1998, the Company adopted SFAS No. 132, "Employers' Disclosure about Pension and Other Postretirement Benefits." SFAS No. 132 standardized disclosure requirements for pension and other postretirement benefits and superseded the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 did not change existing measurement or recognition standards. The adoption of SFAS No. 132 did not affect the Company's consolidated results of operations or consolidated financial position as previously reported.

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

        In connection with the BancWest Merger, the Company assumed the pension and postretirement benefit obligations of Bank of the West. Bank of the West employees participate in: (1) a noncontributory cash balance defined benefit pension plan; (2) an unfunded excess benefit pension plan covering employees whose pay or benefits exceed certain regulatory limits; (3) unfunded postretirement medical and life insurance plans; and (4) a 401(k) savings plan. In addition, certain key executives are eligible for a supplemental pension benefit in the unfunded excess benefit pension plan if they meet certain age and service conditions. In November 1999, the Bank of the West noncontributory cash balance defined benefit pension plan was integrated with the Company's existing noncontributory defined benefit pension plan. The benefit obligations assumed by the Company in connection with the BancWest Merger have been reflected in the following table.

        The Company also has a non-qualified pension plan (the "Director's Retirement Plan") that provides for eligible directors to qualify for retirement benefits based on their service as a director. The Director's Retirement Plan's benefit obligations have been reflected in the following table.

        The following tables summarize changes to the benefit obligation and fair value of plan assets for the years indicated:


                                           Pension Benefits                     Other Benefits
                                      --------------------------        ------------------------------
                                        1999              1998             1999                 1998
                                      ---------        ---------        ---------            ---------
                                                              (in thousands)
Benefit obligation at
 beginning of year ............       $ 148,206        $  99,276        $  16,174            $   8,056
Service cost ..................           3,295            1,483              945                  369
Interest cost .................           9,909            7,345            1,000                  623
Amendments ....................              --            1,981              517                   --
Actuarial (gain) loss .........          (6,990)           4,145           (1,353)                 (13)
Acquisitions ..................              --           41,866               --                7,637
Benefit payments ..............         (12,319)          (7,890)            (632)                (498)
                                      ---------        ---------        ---------            ---------
BENEFIT OBLIGATION
 AT END OF YEAR ...............       $ 142,101        $ 148,206        $  16,651            $  16,174
                                      =========        =========        =========            =========


                                           Pension Benefits                     Other Benefits
                                      --------------------------        ------------------------------
                                        1999              1998             1999                 1998
                                      ---------        ---------        ---------            ---------
                                                              (in thousands)
Fair value of plan
 assets at beginning of year ..       $ 183,955        $ 125,293        $      --            $      --
Actual return on
 plan assets ..................          23,334           29,941               --                   --
Acquisitions ..................              --           35,261               --                   --
Employer contributions ........           1,511            1,350              632                  498
Benefit payments ..............         (12,319)          (7,890)            (632)                (498)
                                      ---------        ---------        ---------            ---------
FAIR VALUE OF PLAN
 ASSETS AT END OF YEAR ........       $ 196,481        $ 183,955        $      --            $      --
                                      =========        =========        =========            =========


        The following table summarizes the funded status of the plans and amounts recognized/unrecognized in the Consolidated Balance Sheets:


                                           Pension Benefits                     Other Benefits
                                      --------------------------        ------------------------------
                                        1999              1998             1999                 1998
                                      ---------        ---------        ---------            ---------
                                                              (in thousands)
Funded status .................       $  54,380        $  35,749        $ (16,651)           $ (16,174)
Unrecognized net
  (gain) loss .................         (38,546)         (27,866)           1,057                  362
Unrecognized prior
 service cost .................           6,772            7,559              517                  353
Unrecognized
 transition (asset)
 obligation ...................          (2,400)          (3,600)              33                2,000
                                      ---------        ---------        ---------            ---------
PREPAID (ACCRUED)
 BENEFIT COST .................       $  20,206        $  11,842        $ (15,044)           $ (13,459)
                                      =========        =========        =========            =========

        Pension plan assets at December 31 include the following shares of common stock of the Company:


                                          Shares         Fair Value
                                         ---------       ----------
                                           (dollars in thousands)
1999                                     1,175,712       $  22,926
1998                                     1,175,712       $  28,217
                                         =========       =========

        Key provisions for the retirement plans as of December 31, 1999 and 1998 are as follows:


                                                        1999              1998
                                                      --------          --------
                                                             (in thousands)
Projected benefit obligation ...............          $113,670          $117,291
Accumulated benefit obligation .............           112,765           116,876
Fair value of plan assets for the
 retirement plan with plan assets
 in excess of accumulated
 benefit obligations .......................           196,481           183,955
Prepaid benefit cost for the
 overfunded plan ...........................            43,760            31,745

        The remaining plans had an accrued benefit liability.

        The weighted average discount rate was 7.00% and 6.75% as of December 31, 1999 and 1998, respectively. In determining the 1999 net periodic benefit cost, the expected return on plan assets was 8.70% for the noncontributory defined benefit pension plan; the rate of increase in future compensation used in determining the projected benefit obligation averaged 6.10% for the unfunded supplemental executive retirement plan and 4.00% for the noncontributory cash balance defined benefit pension plan.

        For the subsidy for retirees under age 65, for First Hawaiian, a 7.50% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4% after seven years and remain level at 4% thereafter. These assumptions are not applicable for First Hawaiian retirees over age 65 because benefits are capped at $50 per month. For Bank of the West, the annual rate was 6% for 1999, 5% for 2000 and 4.25% thereafter.

        The following table sets forth the components of the net periodic benefit cost (credit) for 1999, 1998 and 1997:


                                             Pension Benefits                                 Other Benefits
                                 ----------------------------------------        --------------------------------------
                                   1999            1998             1997           1999           1998           1997
                                 --------        --------        --------        --------       --------       --------
                                                                       (in thousands)
Service cost .............       $  3,295        $  1,483        $  1,182        $    945       $    369       $    305
Interest cost ............          9,909           7,345           6,636           1,000            623            519
Expected return
 on plan assets ..........        (15,773)        (11,004)         (9,120)             --             --             --
Amortization
 of transition
 (asset)
 obligation ..............         (1,200)         (1,200)         (1,200)              3            143            143
Amortization of
 prior service
 cost ....................            851             886             746              --             26             26
Recognized
 net actuarial
 (gain) loss .............         (3,934)         (2,450)           (291)            129             --             --
Curtailment loss .........            N/A             N/A             N/A             139            N/A            N/A
                                 --------        --------        --------        --------       --------       --------
NET PERIODIC BENEFIT
 COST (CREDIT) ...........       $ (6,852)       $ (4,940)       $ (2,047)       $  2,216       $  1,161       $    993
                                 ========        ========        ========        ========       ========       ========


        Assumed health care cost trend rates have an impact on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following pre-tax effect:


                                                      One-Percentage-       One-Percentage-
                                                       Point Increase        Point Decrease
                                                       --------------        --------------
                                                                   (in thousands)
Effect on 1999 total of
 service and interest
 cost components ..........................                 $  85                 $ (74)
Effect on postretirement
 benefit obligation at
 December 31, 1999 ........................                   593                  (530)

MONEY PURCHASE AND 401(k) MATCH PLANS

        Effective January 1, 1996, the Company began contributing to a defined contribution money purchase plan. The Company also began matching employees' contributions (up to 3% of pay) to an existing 401(k) component of the defined contribution plan. The plans replace the noncontributory defined benefit pension plan, which was "frozen" as of December 31, 1995. The plans cover substantially all employees who satisfy applicable age and length-of-service requirements, except for a select group of key executives who are eligible for the Company's unfunded supplemental executive retirement plan.

        For 1999, 1998 and 1997, the defined contribution money purchase plan contributions were $5.005 million, $5.185 million and $5.351 million, respectively. The matching employer contributions to the 401(k) plan were $1.975 million, $2.090 million and $2.154 million, respectively.

        Effective July 1, 1999, the Bank of the West Savings Plan was merged into the Company's defined contribution plan. Effective June 30, 1999, SierraWest amended the SierraWest Bancorp KSOP Plan (the "KSOP") to cease all contributions. Effective July 1, 1999, all eligible employees who participated in the KSOP became eligible to participate in the Company's defined contribution plan.

        Effective January 1, 2000, the KSOP was divided into two separate plans:
(1) the SierraWest Bancorp Employee Stock Ownership Plan (the "ESOP"); and (2) the SierraWest Bancorp Savings Plan (the "SierraWest Savings Plan") (together, the "Plans"). The Plans will be separately submitted to the Internal Revenue Service (the "IRS") for determination letters that they remain qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended. As soon as administratively practicable following the favorable determination letters from the IRS, the ESOP will be terminated as of an appropriate date and its assets will be distributed to participants, and the SierraWest Savings Plan will be merged into the Company's defined contribution plan.

PROFIT-SHARING AND CASH-BONUS PLANS

        Previously, the profit-sharing and cash-bonus plans covered substantially all employees who satisfied age and length-of-service requirements. Annual contributions to the plans were based upon a formula and were limited to the total amount deductible under the applicable provisions of the Internal Revenue Code. The profit-sharing and cash-bonus formula provided that:

- 50% of the Company's contribution be paid directly to eligible members as a year-end cash-bonus, and


- The other 50%, less forfeitures, be paid into the profit-sharing trust fund.

        The profit-sharing contribution and cash-bonus (reflected in salaries and wages) totaled:

-       $4.287 million for 1998, and

-       $5.537 million for 1997.


        Contributions to the profit-sharing and cash-bonus plans have been terminated for periods commencing after December 31, 1998.

INCENTIVE PLAN FOR KEY EXECUTIVES

        The Company has an Incentive Plan for Key Executives (the "IPKE"), under which awards of cash or our common stock, or both, are made to key executives. The IPKE limits the aggregate and individual value of the awards that could be issued in any one fiscal year. Shares of common stock awarded under the IPKE are held in escrow. Key executives concerned may not, under any circumstances, voluntarily dispose of or transfer such shares prior to the earliest of:

-       Attaining 60 years of age,


-       Completion of 20 full years of employment with the Company, or


- Retirement, death or termination of employment prior to retirement with the approval of the Company.

        Additionally, any key executive who has met the minimum restrictions of 20 years of employment or 60 years of age may not voluntarily dispose of subsequent shares awarded for a five-year period.

16. STOCK-BASED COMPENSATION

        The Company has two Stock Incentive Plans, one effective in 1991 (the "1991 SIP") and one effective in 1998 (the "1998 SIP" and, together with the 1991 SIP, the "SIP"). The SIP authorizes the grant of up to 6,000,000 shares of common stock to selected key employees. The SIP aims to enhance the value of the Company by providing additional incentives for outstanding performance to selected key employees, linking their interests with those of our stockholders. The SIP is administered by the Executive Compensation Committee of the Board.

        The Company began administering the Sierra Tahoe Bancorp 1996 Stock Option Plan, the Sierra Tahoe Bancorp 1998 Stock Option Plan, the California Community BancShares Corporation 1993 Stock Option Plan and the Continental Pacific Bank 1990 Amended Stock Option Plan (the "SierraWest Option Plans") as a result of the SierraWest Merger. There will be no future options granted under the SierraWest Option Plan.

        The SIP provides for grants of restricted stock, incentive stock options, non-qualified stock options and reload options. Options are granted at exercise prices that are not less than the fair market value of the common stock on the date of grant. Options vest at a rate of 25% per year after the date of grant. Stock options must be exercised within ten years from the date of grant, but may not be exercised for six months after the date of grant and/or vesting.

        Stock options may be exercised, in whole or in part, by payment of the option price in cash or, if allowed under the option agreement, shares of common stock already owned by the optionee. If there is a change in control of the Company, as defined in the SIP, all options granted and held at least six months become immediately vested and exercisable. In 1998, concurrent with the BancWest Merger, substantially all options outstanding became immediately vested and exercisable.

        In connection with the two-for-one stock split in December 1999, the number of shares of the Company's common stock available for grants under the SIP was doubled. Outstanding options under the SIP and SierraWest Option Plans were adjusted by doubling the aggregate number of shares issuable under each outstanding option and by halving their per share exercise price.

        The following table summarizes activity under the SIP and SierraWest Option Plans for 1999, 1998 and 1997:



                                                         Options Outstanding
                                                     ---------------------------
                                                                       Weighted
                                                                        Average
                                                                        Exercise
                                                      Shares             Price
                                                     ---------        ----------
Balance at December 31, 1996 ................        1,045,087        $    10.08
Granted .....................................          363,297             15.50
Exercised ...................................         (180,345)             7.80
Forfeited ...................................          (18,158)             8.11
                                                     ---------
Balance at December 31, 1997 ................        1,209,881             12.08
Granted .....................................          420,362             19.30
Exercised ...................................         (118,753)             5.65
Forfeited ...................................          (16,305)            10.58
                                                     ---------
Balance at December 31, 1998 ................        1,495,185             14.61
GRANTED .....................................        2,183,567             20.08
EXERCISED ...................................         (234,661)            10.00
FORFEITED ...................................           (8,981)            19.71
                                                     ---------
BALANCE AT DECEMBER 31, 1999 ................        3,435,110        $    18.31
                                                     =========        ==========

        At December 31, 1999, 2,473,748 stock options (net of exercised options of 317,872) were available for future grants under the SIP.

        The following table summarizes SIP and SierraWest Option Plans options outstanding and exercisable as of December 31, 1999:


                                              Options Outstanding                        Options Exercisable
                              ------------------------------------------------       -----------------------------
                                                                     Weighted
                                 Number            Weighted          Average           Number             Weighted
Range of                           of               Average          Remaining           of               Average
Exercise                         Shares            Exercise         Contractual        Shares             Exercise
Prices                        Outstanding            Price          Life(Years)      Outstanding            Price
--------                      -----------          ---------        -----------      -----------          ---------
Less than
$12.50............              185,730            $    7.58            6.00           185,377            $    7.58
$12.50-$15.00 ....              940,226                13.60            4.64           940,226                13.60
$15.50-$17.50 ....              582,896                16.62            7.00           581,396                16.62
$18.00-$20.00 ....            1,726,258                19.89            8.49           540,960                18.82
                              ---------                                              ---------
BALANCE AT
 DECEMBER 31, 1999            3,435,110            $   18.31            7.05         2,247,959            $   15.14
                              =========            =========          ======         =========            =========

        In accounting for our option plans, the Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations. There has been no compensation cost charged against income for the option plans, as options are granted at exercise prices that are not less than the fair market value of the common stock on the date of grant. Had compensation cost for the option plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic earnings per share would have been reduced to the pro forma amounts indicated below:


                                        1999                    1998                   1997
                                     -----------            -----------            -----------
                                              (in thousands, except per share data)
Net income:
 As reported ............            $   172,378            $    84,284            $    93,209
 Pro forma ..............                171,543                 81,544                 92,563
Basic earnings per share:
 As reported ............            $      1.39            $      1.06            $      1.31
 Pro forma ..............                   1.38                   1.03                   1.30

        Under SFAS No. 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants:


                                          1999              1998              1997
                                        -------           -------           -------
Expected
 dividend yield ..............             3.32%             3.20%             3.69%
Expected common
 stock volatility ............            22.58%            19.84%            18.07%
Risk-free interest rate ......             5.47%             5.35%             6.49%
Expected life of
  the options ..............            6 YEARS           6 years           6 years

        The weighted average grant date fair value of options granted was $4.45 in 1999, $4.01 in 1998 and $3.34 in 1997.

LONG-TERM INCENTIVE PLAN

        We have a Long-Term Incentive Plan (the "LTIP") designed to reward selected key executives for their performance and the Company's performance measured over a three-year performance cycle. Due to the timing of the BancWest Merger, the current cycle runs for two years (1999-2000). Concurrently, the second and third cycles for three years (1999-2001 and 2000-2002) will be running.

        Even though the Company was the surviving corporation, the BancWest Merger constituted a "Change in Control" as defined by the LTIP. As of the effective date of an LTIP Change in Control, the LTIP provides that participants will be deemed to have fully earned the maximum target value attainable for the entire performance period, regardless of whether the Company met the target levels.

        Based on actual performance to November 1, 1998, it did not appear that any payments would be made for either of the three-year performance periods that began in 1996 and 1997. If the LTIP Change in Control provisions had been implemented, on the other hand, participants would have received maximum payments under the LTIP for the three-year periods that began on January 1, 1996, 1997 and 1998.

        We also recognized that, because of the BancWest Merger, the LTIP's performance goals would no longer be appropriate. As a result, we amended the LTIP to: (1) specify that the BancWest Merger would not be considered an LTIP Change in Control for purposes of the LTIP; and (2) pay the maximum target value attainable for one year of the three-year performance period that began on January 1, 1998. A payment of $1.047 million, equal to one-third of the maximum target value attainable for the 1998-2000 performance cycle, was made to participants in the LTIP in January 1999. The payments were based upon 1998 compensation levels.

17. OTHER NONINTEREST EXPENSE

        For the years indicated, other noninterest expense included the following:

                                                 1999                1998                1997
                                               --------            --------            --------
                                                                (in thousands)
Stationery and supplies ...........            $ 21,275            $ 12,958            $ 12,835
Advertising and promotion .........              15,788              11,909              11,948
Other .............................              75,526              60,146              41,620
                                               --------            --------            --------
TOTAL OTHER NONINTEREST EXPENSE ...            $112,589            $ 85,013            $ 66,403
                                               ========            ========            ========

18. INCOME TAXES

        For the years indicated, the provision for income taxes was comprised of the following:


                                                 1999                1998                1997
                                               --------            --------            --------
                                                                 (in thousands)
Current:
 Federal ..........................            $ 22,075            $  9,030            $ 12,525
 States and other .................               6,445               4,511               4,270
                                               --------            --------            --------
  Total current ...................              28,520              13,541              16,795
                                               --------            --------            --------
Deferred:
 Federal ..........................              76,184              33,491              26,805
 States and other .................              19,047              13,585               1,376
                                               --------            --------            --------
  Total deferred ..................              95,231              47,076              28,181
                                               --------            --------            --------
TOTAL PROVISION FOR INCOME TAXES ..            $123,751            $ 60,617            $ 44,976
                                               ========            ========            ========

        The provision for income taxes has been reduced by general business and capital goods excise tax credits of:

-       $4.718 million in 1999,


-       $5.436 million in 1998, and


-       $4.360 million in 1997.


        At December 31, 1999, the Company has no federal or state tax credit carryforwards.

        The components of net deferred income tax liabilities at December 31, 1999 and 1998 were as follows:

                                                1999                 1998
                                              --------            --------
                                                   (in thousands)
ASSETS

 Allowance for credit losses and
  nonperforming assets ...........            $ 71,894            $ 60,533
 Deferred compensation expenses ..              10,835              13,128
 State income and franchise taxes                  841               1,829
 Federal and state tax credit
  carryforwards ..................                  --               7,957
 Other ...........................              19,361                  --
                                              --------            --------
  Total deferred income tax assets             102,931              83,447
                                              --------            --------
LIABILITIES
 Leases ..........................             453,092             363,461
 Intangible assets ...............              13,212              14,370
 Investment securities ...........              12,493               4,777
 Depreciation expense ............              11,626               1,219
 Net deferred income .............                  --               9,115
 Other ...........................                  --              12,530
                                              --------            --------
  Total deferred income tax liabilities        490,423             405,472
                                              --------            --------
NET DEFERRED INCOME TAX LIABILITIES           $387,492            $322,025
                                              ========            ========

        Net deferred income tax liabilities are included in other liabilities in the Consolidated Balance Sheets.

        The following analysis reconciles the Federal statutory income tax rate to the effective income tax rate for the years indicated:

                                                   1999                1998                1997
                                                   ----                ----                ----
Federal statutory income tax rate .                35.0%               35.0%               34.9%
Foreign, state and local taxes, net
 of Federal income tax benefit ....                 6.0                 5.0                 3.3
Goodwill amortization .............                 3.5                 1.9                 1.0
Tax credits .......................                (2.1)               (2.1)               (3.1)
Other .............................                 (.6)                2.0                (3.6)
                                                   ----                ----                ----
EFFECTIVE INCOME TAX RATE .........                41.8%               41.8%               32.5%
                                                   ====                ====                ====

        The increase in the 1999 and 1998 effective tax rates as compared to 1997 was primarily due to the effects of the BancWest Merger which resulted in:
(1) the recognition of increased goodwill amortization, for which the Company receives no income tax benefits; and (2) increased state income taxes, as a result of a higher apportionment of California versus Hawaii income. Additionally, we had a lower effective tax rate in 1997 because of the recognition of previously unrecognized tax credits.

19. OPERATING SEGMENTS

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. Using the management approach, we report the same operating segments that management uses to make decisions and assess the Company's performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect consolidated results of operations or consolidated financial position as previously reported.

     The Company has determined that our reportable segments are the ones we use in our internal reporting: Bank of the West and First Hawaiian. The Bank of the West segment operates primarily on the Mainland United States. The Bank of the West segment includes:

- The operations acquired by the Company in the Pacific Northwest in 1996, which were merged with the operations of Bank of the West on November 1, 1998, and

-    The operations acquired in the SierraWest Merger.

     Although the First Hawaiian segment operates primarily in Hawaii, it also has significant operations outside the state, such as media finance, leveraged leases and international banking.

     The financial results of these operating segments are presented on an accrual basis. There are no significant differences among the accounting policies of the segments as compared to the Consolidated Financial Statements. The Company evaluates the performance of its segments and allocates resources to them based on net interest income and net income. There are no material intersegment revenues.

     The tables below present information about the Company's operating segments as of or for the years ended December 31:

                                                     Bank                                      Recon-        Consoli-
                                                    of the        First                        ciling         dated
                                                     West        Hawaiian        Other          Items         Totals
                                                    -------       -------       -------        -------        -------
                                                                            (in millions)
1999:
NET INTEREST INCOME .........................       $   384       $   312       $    (7)       $    --        $   689
PROVISION FOR CREDIT LOSSES .................            28            27            --             --             55
DEPRECIATION AND AMORTIZATION ...............            41            26            --             --             67
RESTRUCTURING, MERGER-RELATED AND OTHER
  NONRECURRING COSTS ........................            11             7            --             --             18
PROVISION FOR INCOME TAXES ..................            72            56            (4)            --            124
NET INCOME ..................................            84            94            (6)            --            172
SEGMENT ASSETS (YEAR END) ...................         9,571         7,081         2,747         (2,718)        16,681
CAPITAL EXPENDITURES ........................            18            21            --             --             39
                                                    =======       =======       =======        =======        =======

1998:
 Net interest income ........................       $   126       $   322       $   (14)       $    --        $   434
 Provision for credit losses ................             8            23            --             --             31
 Depreciation and amortization ..............            12            23            --             --             35
 Restructuring, merger-related and other
  nonrecurring costs ........................            10            16            --             --             26
 Provision for income taxes .................            16            53            (6)            (2)            61
 Net income .................................            18            75            (9)            --             84
 Segment assets (year end) ..................         8,603         7,248         2,458         (2,380)        15,929
 Capital expenditures .......................             8            11            --             --             19
                                                    =======       =======       =======        =======        =======

1997:
 Net interest income ........................       $    73       $   310       $   (13)       $    --        $   370
 Provision for credit losses ................             5            15            --             --             20
 Depreciation and amortization ..............             5            28            --             --             33
 Provision for income taxes .................             9            41            (5)            --             45
 Net income .................................            14            86            (7)            --             93
 Segment assets (year end) ..................         1,702         7,072         1,436         (1,330)         8,880
 Capital expenditures .......................             6            14            --             --             20
                                                    =======       =======       =======        =======        =======

     The Company also identifies business units based on the products or services offered and the channels through which the products or services are delivered. In addition to the operating segment information, the table below presents selected Company-wide information regarding business units for the respective years ended December 31:

                                                                              Reconciling   Consolidated
                                    Wholesale      Retail         Other          Items         Totals
                                    ---------      -------       -------        --------       -------
                                                              (in millions)
Interest income:
 1999 .............................  $   410       $   657       $    91        $   (22)       $ 1,136
 1998 .............................      281           465            16            (12)           750
 1997 .............................      241           410            10            (10)           651
                                     =======       =======       =======        =======        =======

     The reconciling items in the above tables are principally intercompany eliminations.

20. INTERNATIONAL OPERATIONS

     The Company's international operations are principally in Guam, Saipan and Grand Cayman, British West Indies. These operations involve foreign banking and international financing activities, including short-term investments, loans and leases, acceptances, letters of credit financing and international funds transfers.

     We identify international activities on the basis of the domicile of the customer.

     The table below presents information about the Company's foreign, domestic and consolidated operations as of or for the years ended December 31:

                                  Foreign           Domestic       Consolidated
                                -----------       -----------      ------------
                                                (in thousands)
1999:
 TOTAL REVENUE ..........       $    50,730       $ 1,282,613       $ 1,333,343
 INCOME BEFORE
  INCOME TAXES ..........             6,270           289,859           296,129
 NET INCOME .............             4,013           168,365           172,378
 TOTAL ASSETS ...........           404,666        16,276,356        16,681,022
                                ===========       ===========       ===========

1998:
 Total revenue ..........       $    45,197       $   838,526       $   883,723
 Income before
  income taxes ..........             4,274           140,627           144,901
 Net income .............             2,735            81,549            84,284
 Total assets ...........           695,698        15,233,366        15,929,064
                                ===========       ===========       ===========

1997:
 Total revenue ..........       $    38,056       $   723,542       $   761,598
 Income before
  income taxes ..........             4,666           133,519           138,185
 Net income .............             3,033            90,176            93,209
 Total assets ...........           444,016         8,435,822         8,879,838
                                ===========       ===========       ===========

     Our current procedure is to price intercompany transfers of funds at prevailing market rates. In general, we have allocated all direct expenses and a proportionate share of general and administrative expenses to the income derived from loans and leases and transactions by the Company's international operations.

     The following table presents the percentages of assets and liabilities attributable to foreign operations. For this purpose, assets attributable to foreign operations are defined as: (1) assets in foreign offices; and (2) loans and leases to and investments in customers domiciled outside the United States. Deposits received and other liabilities are classified on the basis of domicile of the depositor/creditor.

                                             1999        1998        1997
                                             ----        ----        ----
Average foreign assets to
 average total assets .............          3.98%       4.92%       4.02%
Average foreign liabilities to
 average total liabilities ........          1.75        3.12        3.39
                                             ====        ====        ====

21. LEASE COMMITMENTS

     At December 31, 1999, we had the following future minimum lease payments (by year and in the aggregate) under noncancelable operating leases having initial or remaining terms in excess of one year:

                                                      Less           Net
                                    Operating       Sublease      Operating
                                      Leases         Income         Leases
                                     --------       --------       --------
                                                (in thousands)
 2000 ........................       $ 42,267       $  9,138       $ 33,129
 2001 ........................         40,028          8,825         31,203
 2002 ........................         36,048          7,868         28,180
 2003 ........................         31,574          6,267         25,307
 2004 ........................         14,059          5,691          8,368
 2005 and thereafter .........         69,477         12,414         57,063
                                     --------       --------       --------
TOTAL ........................       $233,453       $ 50,203       $183,250
                                     ========       ========       ========


     These leases of premises and equipment extend for varying periods up to 42 years. Some of them may be renewed for periods ranging from one to 42 years. Under the premises' leases, we are also required to pay real property taxes, insurance and maintenance.

     In most cases, leases for premises provide for periodic renegotiation of rents based upon a percentage of the appraised value of the leased property. The renegotiated annual rent is usually not less than the annual amount paid in the previous period. Where future commitments are subject to appraisals, the minimum annual rental commitments are based on the latest annual rents.

     Rental expense for the years indicated was:

-    1999: $45.051 million

-    1998: $37.188 million

-    1997: $34.049 million

     In December 1993, the Company entered into a noncancelable agreement to lease its administrative headquarters building on land owned in fee simple by the Company. (Construction of the building was completed in September 1996.) Also in December 1993, the Company entered into a ground lease of the land to the lessor of the building.

     Rent obligation for the building commenced on December 1, 1996 and will expire on December 1, 2003 (the "Primary Term"). We are obligated to pay all taxes, insurance, maintenance and other operating costs associated with the building during the Primary Term. As of December 31, 1999, the Company has executed certain noncancelable subleases with third parties. These amounts are included in sublease income in the above table.

     At the end of the Primary Term, the Company may decide whether to: (1) extend the lease term at rents based on the lessor's cost of funds at the time of renewal; (2) purchase the building for an amount approximately equal to that expended by the lessor to construct the building; or (3) arrange for the sale of the building to a third party on behalf of the lessor. If we choose option (3), we must pay to lessor any shortfall between the sales proceeds and a specified residual value, such payment not to exceed $161.990 million. This lease is accounted for as an operating lease.

22. COMMITMENTS AND CONTINGENT LIABILITIES

     Off-balance-sheet commitments and contingent liabilities were as follows at December 31 for the years indicated:

                                               1999             1998
                                            ----------       ----------
                                             NOTIONAL/        Notional/
                                             CONTRACT         Contract
                                              AMOUNT           Amount
                                            ----------       ----------
                                                   (in thousands)
Contractual Amounts Which
 Represent Credit Risk:
  Commitments to extend
   credit ...........................       $5,552,476       $5,791,353
  Standby letters of credit .........          247,620          191,471
  Commercial letters of
   credit ...........................            7,150           16,738
Contractual Amounts Where
 Credit Risk is Less Than
 Contractual Amount:
  Commitments to purchase
   foreign currencies ...............            8,870           16,581
  Commitments to sell
   foreign currencies ...............           11,458           16,515
  Interest rate swaps ...............          131,471          145,153
  Forward contracts .................           10,000           33,000
  Put options .......................            2,000            6,000
  Guarantees received ...............           31,003              893
                                            ==========       ==========

ROLLFORWARD SCHEDULE

     The following is a summary of the off-balance-sheet financial instruments for 1999 and 1998:

                              Receive        Pay       Variable/     Forward                   Forward
                               Fixed        Fixed       Variable     Starting                    Con-        Put
                               Swaps        Swaps        Swaps        Swaps        Floors       tracts      Options       Total
                               ------       ------       ------       ------       ------       ------       ------       ------
                                                                         (in millions)
Balance,
 December
 31, 1997 ..............       $  320       $   95       $   10         $ --       $  500       $   16       $    5       $  946
Additions ..............           --           23           --            4           --          212           50          289
Maturities/
 amortizations .........          300            2           --           --          500          195           49        1,046
Terminations ...........           --            5           --           --           --           --           --            5
                               ------       ------       ------       ------       ------       ------       ------       ------

Balance,
 December
 31, 1998 ..............           20          111           10            4           --           33            6          184
ADDITIONS ..............           --           11           --           --           --          130           29          170
MATURITIES/
 AMORTIZATIONS .........           20            4           --           --           --          153           33          210
TERMINATIONS ...........           --            1           --           --           --           --           --            1
                               ------       ------       ------       ------       ------       ------       ------       ------

BALANCE,
 DECEMBER
 31, 1999 ..............         $ --       $  117       $   10       $    4         $ --       $   10       $    2       $  143
                               ======       ======       ======       ======       ======       ======       ======       ======


HEDGING SUMMARY

     The following is additional hedging information related to the Company's interest rate swaps as of December 31, 1999:

                                Notional        Pay        Receive      Asset        Net     Original       Remaining
                                 Amount         Rate        Rate        Yield       Yield    Maturity        Maturity
                                --------        -----      -------      -----       -----    ---------      ---------
                                                               (dollars in millions)
Asset hedges:
 Fixed rate loans .........       $117          6.31%       5.95%       8.03%       7.67%    10.1 YRS.       5.9 YRS.
                                  ====          ====        ====        ====        ====     =========       ========

     The following summarizes the impact of the Company's interest rate swap and floor activities on its weighted average borrowing rate and on interest income and expense for the years indicated:

                                                  1999             1998            1997
                                                ---------        ---------        ------
                                                          (dollars in thousands)
Average borrowing rate:
 Without interest rate swaps
  and floors ............................            3.60%            4.15%         4.22%
 With interest rate swaps
  and floors ............................            3.60             4.15          4.22
                                                ---------        ---------        ------
Decrease in interest income .............       $   1,128        $   1,256        $3,521
Decrease in interest expense ............              --               --            42
                                                ---------        ---------        ------
INTEREST RATE SWAP AND
 FLOOR EXPENSE, NET .....................       $   1,128        $   1,256        $3,479
                                                =========        =========        ======

FACILITIES MANAGEMENT AGREEMENT

     In August 1999, the Company signed a facilities management agreement in connection with the consolidation of the three data centers. At December 31, 1999, the Company had the following future minimum payments under this noncancelable agreement:

                                  Minimum Payments
                                  ----------------
                                   (in thousands)
 2000 ........................       $ 18,118
 2001 ........................         16,934
 2002 ........................         16,934
 2003 ........................         16,934
 2004 ........................         16,934
 2005 and thereafter .........         16,934
                                     --------
TOTAL ........................       $102,788
                                     ========

     Expenses under this facilities management agreement for the year ended December 31, 1999 were approximately $7.685 million.

LITIGATION

     Various legal proceedings are pending against the Company. Our ultimate liability, if any, cannot be determined at this time. Based upon consultation with counsel, management does not expect that the aggregate liability, if any, resulting from these proceedings would have a material effect on the Company's consolidated financial position, results of operations or liquidity.

23. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents a summary of the book and fair value of the Company's financial instruments at December 31 for the years indicated:

                                                               1999
                                                   -----------------------------
                                                   BOOK VALUE        FAIR VALUE
                                                   -----------       -----------
                                                           (in thousands)
FINANCIAL ASSETS:
 CASH AND DUE FROM BANKS ...................       $   809,961       $   809,961
 INTEREST-BEARING DEPOSITS IN
  OTHER BANKS ..............................             9,135             6,979
 FEDERAL FUNDS SOLD AND
  SECURITIES PURCHASED UNDER
  AGREEMENTS TO RESELL .....................            71,100            71,100
 INVESTMENT SECURITIES (NOTE 5):
  HELD-TO-MATURITY .........................           142,868           139,102
  AVAILABLE-FOR-SALE .......................         1,868,003         1,868,003
 LOANS AND LEASES (NOTE 6) .................        12,524,039        12,447,430
 CUSTOMERS' ACCEPTANCE LIABILITY ...........             1,039             1,039
                                                   -----------       -----------
FINANCIAL LIABILITIES:
 DEPOSITS ..................................       $12,877,952       $12,866,814
 SHORT-TERM BORROWINGS(NOTE 10) ............           503,977           503,977
 ACCEPTANCES OUTSTANDING ...................             1,039             1,039
 LONG-TERM DEBT (NOTE 11) ..................           701,792           697,000
 GUARANTEED PREFERRED BENEFICIAL
  INTERESTS IN JUNIOR SUBORDINATED
  DEBENTURES (NOTE 11) .....................           100,000            95,782
                                                   ===========       ===========

                                                                  1998
                                                      -----------------------------
                                                      Book Value        Fair Value
                                                      -----------       -----------
                                                               (in thousands)
Financial Assets:
 Cash and due from banks ...........................  $   664,772       $   664,772
 Interest-bearing deposits in
  other banks ......................................      278,455           279,033
 Federal funds sold and
  securities purchased under
  agreements to resell .............................       66,500            66,500
 Investment securities (note 5):
  Held-to-maturity .................................      290,922           291,414
  Available-for-sale ...............................    1,480,976         1,480,976
 Loans and leases (note 6) .........................   11,964,563        12,070,402
 Customers' acceptance liability ...................        1,377             1,377
                                                      -----------       -----------
Financial Liabilities:
 Deposits ..........................................  $12,042,872       $12,060,600
 Short-term borrowings
  (note 10) ........................................      922,867           922,867
 Acceptances outstanding ...........................        1,377             1,377
 Long-term debt (note 11) ..........................      634,368           641,433
 Guaranteed preferred beneficial
  interests in junior subordinated
  debentures (note 11) .............................      100,000           115,206
                                                      -----------       -----------

     The following table presents a summary of the fair value of the Company's off-balance-sheet financial instruments (Note 22) at December 31, 1999 and 1998:

                                                       1999            1998
                                                     --------        --------
                                                           (in thousands)
Commitments to extend credit ....................    $ 26,850        $ 29,947
Standby letters of credit .......................       2,433           1,873
Commercial letters of credit ....................          71             167
Commitments to purchase foreign
 currencies .....................................         (90)             55
Commitments to sell foreign currencies ..........         333             (13)
Interest rate swaps .............................       3,841          (6,008)
Forward contracts ...............................         141              (3)
Put options .....................................          13              --
                                                     --------        --------

24. BANCWEST CORPORATION (PARENT COMPANY ONLY) FINANCIAL STATEMENTS

     In the financial statements presented below, the investment in subsidiaries is accounted for under the equity method.

BALANCE SHEETS

                                                                       DECEMBER 31,
                                                             ------------------------------
                                                                1999               1998
                                                             -----------        -----------
                                                             (in thousands, except number of
                                                               shares and per share data)
ASSETS:
 Cash on deposit with First Hawaiian .....................   $       207        $        70
 Interest-bearing deposits in other banks ................            --              5,000
 Loans, net of allowance for credit
  losses of $120 in 1999 and 1998 ........................         4,338              5,656
 Available-for-sale investment securities ................           300                300
 Securities purchased from
  First Hawaiian .........................................        16,354             22,880
 Investment in subsidiaries:
  Bank of the West .......................................     1,151,059          1,110,853
  First Hawaiian .........................................       761,688            725,812
  Other subsidiaries .....................................        15,565             15,929
 Due from:
  Bank of the West .......................................       248,853            187,669
  First Hawaiian .........................................       236,094            176,592
  Other subsidiaries .....................................        97,191             82,472
 Other assets ............................................         1,618              2,088
                                                             -----------        -----------
TOTAL ASSETS .............................................   $ 2,533,267        $ 2,335,321
                                                             ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Short-term borrowings (note 10) .........................   $     2,600        $    13,903
 Current and deferred income taxes .......................       375,384            264,626
 Due to subsidiary .......................................       103,093            103,093
 Other liabilities .......................................         9,460              7,543
 Long-term debt (note 11) ................................       200,000            200,000
                                                             -----------        -----------
  Total liabilities ......................................       690,537            589,165
                                                             -----------        -----------
Commitments and contingent liabilities
 (notes 15, 21 and 22)
Stockholders' equity:
 Preferred stock, par value $1 per share
  Authorized and unissued--
   50,000,000 shares in
   1999 and 1998 .........................................            --                 --
 Class A common stock, par value $1
  per share (notes 2 and 12)
  Authorized--75,000,000 shares in
   1999 and 1998
  Issued--51,629,536 shares in 1999 and
   25,814,768 shares in 1998 .............................        51,630             25,815
 Common stock, par value $1 per share
  (notes 2, 12 and 16)
  Authorized--200,000,000 shares in
   1999 and 1998
  Issued--75,418,850 shares in 1999
   and 37,537,814 shares in 1998 .........................        75,419             37,538
 Surplus .................................................     1,124,512          1,183,274
 Retained earnings (note 14) .............................       638,687            543,755
 Accumulated other comprehensive
  income .................................................        (9,873)             6,228
 Treasury stock, at cost--2,437,556 shares
  in 1999 and 1,635,397 shares in 1998 ...................       (37,645)           (50,454)
                                                             -----------        -----------
  Total stockholders' equity .............................     1,842,730          1,746,156
                                                             -----------        -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............   $ 2,533,267        $ 2,335,321
                                                             ===========        ===========

STATEMENTS OF INCOME

                                                                              YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------
                                                                     1999             1998             1997
                                                                   ---------        ---------        ---------
                                                                                 (in thousands)
INCOME:
 Dividends from:
  Bank of the West .........................................       $  31,366        $   2,151        $   2,904
  First Hawaiian ...........................................          54,267          143,176           39,698
  Other subsidiaries .......................................           1,558            1,558            4,830
 Interest and fees from:
  Bank of the West .........................................           7,182              907               --
  First Hawaiian ...........................................           5,543            1,946            1,245
  Other subsidiaries .......................................             435              633            1,103
 Other interest and
  dividends ................................................             354            3,830            3,312
                                                                   ---------        ---------        ---------
  Total income .............................................         100,705          154,201           53,092
                                                                   ---------        ---------        ---------
EXPENSE:
 Interest expense:
  Short-term borrowings ....................................             254              290              266
  Long-term debt ...........................................          21,434           21,785           15,585
  Other ....................................................              --               --            2,650
 Professional services .....................................             491              745              418
 Other .....................................................           2,580            1,053              310
                                                                   ---------        ---------        ---------
  Total expense ............................................          24,759           23,873           19,229
                                                                   ---------        ---------        ---------
Income before income
 tax benefit and equity in
 undistributed income
 (loss) of subsidiaries ....................................          75,946          130,328           33,863
Income tax benefit .........................................           4,282            6,332            5,246
                                                                   ---------        ---------        ---------
Income before equity in
 undistributed income
 (loss) of subsidiaries ....................................          80,228          136,660           39,109
Equity in undistributed income (loss) of subsidiaries:
  Bank of the West .........................................          52,537           15,967            6,044
  First Hawaiian ...........................................          40,108          (67,846)          39,135
  Other subsidiaries .......................................            (495)            (497)           8,921
                                                                   ---------        ---------        ---------
NET INCOME .................................................       $ 172,378        $  84,284        $  93,209
                                                                   =========        =========        =========

STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                               -------------------------------------------
                                                                 1999             1998             1997
                                                               ---------        ---------        ---------
                                                                              (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................       $ 172,378        $  84,284        $  93,209
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
   Deficiency (excess) of
    equity in earnings
    of subsidiaries over
    dividends received .................................         (92,150)          52,407          (55,194)
   Other ...............................................           3,071           (4,897)            (596)
                                                               ---------        ---------        ---------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES ..................................          83,299          131,794           37,419
                                                               ---------        ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net change in:
  Interest-bearing deposits
   in other banks ......................................           5,000           65,000          (70,000)
  Securities sold to
   (purchased from)
   First Hawaiian ......................................           6,526              980          (16,785)
  Loans repaid by directors
   and executive officers ..............................           1,318            4,035            1,920
  Repayments from
   (advances to) subsidiaries ..........................         (25,000)        (167,000)          22,400
 Purchase of available-for-sale
  investment securities ................................              --               --             (300)
 Investment in Pacific
  Northwest Acquisitions ...............................              --               --          (15,000)
 Cash acquired in acquisition ..........................              --               57               --
 Investment in
  First Hawaiian Capital I .............................              --               --           (3,093)
                                                               ---------        ---------        ---------
NET CASH USED IN
 INVESTING ACTIVITIES ..................................         (12,156)         (96,928)         (80,858)
                                                               ---------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in
  short-term borrowings ................................         (11,303)          12,103          (52,609)
 Proceeds from long-term
  debt and junior subordi-
  nated debentures .....................................              --               --          153,093
 Cash dividends paid ...................................         (77,446)         (40,786)         (41,116)
 Proceeds from issuance
  of common stock ......................................           4,934            1,094            1,070
 Issuance (purchase) of
  treasury stock, net ..................................          12,809           (7,322)         (17,058)
                                                               ---------        ---------        ---------
NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES ..................................         (71,006)         (34,911)          43,380
                                                               ---------        ---------        ---------
NET INCREASE (DECREASE)
 IN CASH ...............................................             137              (45)             (59)
CASH AT BEGINNING OF YEAR ..............................              70              115              174
                                                               ---------        ---------        ---------
CASH AT END OF YEAR ....................................       $     207        $      70        $     115
                                                               =========        =========        =========
SUPPLEMENTAL DISCLOSURES:
 Interest paid .........................................       $  21,422        $  21,981        $  14,528
 Income taxes refunded .................................       $   6,535        $   2,018        $   2,644
                                                               =========        =========        =========
SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock
   in connection with
   convertible debentures ..............................       $      --        $   2,281        $   9,084
                                                               =========        =========        =========

GLOSSARY OF FINANCIAL TERMS

     BALANCE SHEET: A statement of financial position reflecting our assets, liabilities and stockholders' equity at a particular point in time in accordance with generally accepted accounting principles.

     BASIS-POINT: A measure of the yield on a bond, note or other indebtedness equal to 1/100th of a percentage point. For example, a yield of 5% is 500 basis points.

     CASH EARNINGS: Earnings before amortization of goodwill and core deposit intangible.

     COLLATERAL: An asset or property pledged to secure the payment of a debt or performance of an obligation.

     DEPRECIATION: A charge against our earnings that writes off the cost of a capital asset over its estimated useful life.

     DERIVATIVES: Financial instruments where the performance is derived from the performance of another financial instrument or an interest rate, currency or other index. Derivative instruments are used for asset and liability management and to mitigate risks associated with other instruments that are reflected on the balance sheet.

     DIVIDEND: Usually a cash distribution to our stockholders of a portion of our earnings.

     EARNINGS PER SHARE: Basic earnings per share--earnings for the period divided by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share--earnings for the period divided by the weighted-average number of shares of common stock outstanding for the period, including the treatment of all dilutive securities, such as options, warrants and convertible debt.

     EFFICIENCY RATIO: Noninterest expense (exclusive of nonrecurring costs) minus the amortization of goodwill and core deposit intangible as a percentage of total operating revenue.

     HEDGE: A strategy used to avoid, reduce or transfer risk.

     INCOME STATEMENT: A financial statement that reflects our performance by measuring our revenues and expenses for the period.

     INTEREST RATE RISK: The risk to earnings or capital arising from the movement of interest rates.

     INTEREST RATE SWAP: A contract used for the purpose of interest rate risk management in which two parties agree to exchange interest payments of a different character over a specified period based on an underlying notional amount of principal. The term "notional principal" is the amount on which the interest payments are calculated, as the swap contracts generally involve no exchange of the principal.

     LEVERAGE RATIO: Tier 1 Capital divided by the sum of average total assets minus average allowance for credit losses and certain intangible assets.

     LIQUIDITY: The ability of an entity to provide sufficient cash to fund its operations and to pay its debts on a timely basis at a reasonable cost.

     NET INTEREST INCOME: Interest income plus loan fees minus interest expense.

     NET INTEREST MARGIN: Net interest income divided by average earning assets (e.g., loans and investment securities).

     NONACCRUAL LOANS AND LEASES: Loans and leases on which interest is not being accrued for income statement purposes. Payments received on nonaccrual loans and leases are applied against the principal balance.

     NONINTEREST EXPENSE: Expenses for such items as salaries, benefits, building occupancy and supplies, as opposed to interest expense paid for deposits and other liabilities.

     NONINTEREST INCOME: Income received from such sources as fees, charges and commissions, as opposed to interest income received from loans and leases, and investment securities.

     NONPERFORMING ASSETS: Nonaccrual loans and leases plus restructured loans and leases plus OREO (other real estate owned) and repossessed personal property.

     OPERATING EARNINGS: Earnings before restructuring, merger-related and other nonrecurring costs.

     OPERATING CASH EARNINGS: Earnings before restructuring, merger-related and other nonrecurring costs and amortization of goodwill and core deposit intangible.

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

     RETURN ON AVERAGE TOTAL ASSETS (ROA): Measures the productivity of assets. Calculated by dividing net income by average total assets.

     RETURN ON AVERAGE TANGIBLE TOTAL ASSETS: Calculated by dividing cash earnings by average total assets minus average goodwill and core deposit intangible.

     RETURN ON AVERAGE STOCKHOLDERS' EQUITY (ROE): Measures the rate of return on the stockholders' investment in the Company. Calculated by dividing net income by average total stockholders' equity.

     RETURN ON AVERAGE TANGIBLE STOCKHOLDERS' EQUITY: Calculated by dividing cash earnings by average stockholders' equity minus average goodwill and core deposit intangible.

     RISK-BASED CAPITAL RATIOS: Equity measurements used by regulatory agencies to assess capital adequacy. These ratios are: Tier 1 Capital divided by risk-weighted assets; and Total Capital divided by risk-weighted assets.

     STATEMENT OF CASH FLOWS: A financial statement that reflects cash flows from operating, investing and financing activities, providing a comprehensive view of changes in our cash and cash equivalents for the period.

     STOCK OPTION: Form of employee incentive and compensation in which the employee of the Company is given the right to purchase our shares at a determinable price within a specified period of years.

     TIER 1 CAPITAL: Common stockholders' equity plus perpetual preferred stock and certain minority equity interests in subsidiaries, minus goodwill and certain qualifying intangible assets.

     TOTAL CAPITAL: Tier 1 Capital plus the allowance for credit losses (not to exceed 1.25% of risk-weighted assets) plus qualifying subordinated debt, trust preferred stock, convertible debt securities and certain hybrid investments.

SUPPLEMENTAL INFORMATION

[BANCWEST LOGO]

BancWest Corporation's shares are traded on the New York Stock Exchange under the symbol: BWE.

TRANSFER AGENT
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York 10005

DIVIDEND REINVESTMENT PLAN

     Stockholders may reinvest their dividends in additional shares of BancWest Corporation common stock through the Dividend Reinvestment Plan. Stockholders wishing to participate in the Plan can receive a descriptive brochure and authorization card by calling 1-800-937-5449 (toll free), writing to American Stock Transfer & Trust Company at the address above or on the BancWest investor relations website at www.bancwestcorp.com/investor/index.htm

FORM 10-K AND OTHER FINANCIAL INFORMATION

The Company's 1999 Form 10-K annual report, which is to be filed with the Securities and Exchange Commission by March 30, 2000, will be available to stockholders after that date. Analysts, investors and others seeking a copy of the Form 10-K or any other financial information should write or e-mail to:

     Howard H. Karr
     Executive Vice President and Chief Financial Officer
     BancWest Corporation
     P.O. Box 3200
     Honolulu, Hawaii 96847
     E-mail: exmhow@fhwn.com

ANNUAL MEETING

     The annual meeting of stockholders of BancWest Corporation will be held on Thursday, April 20, 2000 at 9:00 a.m. Hawaii Time, in the 30th floor Board Room of First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii.

STOCKHOLDER INFORMATION: AVAILABLE 24 HOURS, 7 DAYS

- For recorded BancWest news, or to request copies of news releases and financial reports by fax or mail, call toll-free 1-877-463-6293 (1-877-INFO-BWE).

- To obtain the same information on the Internet, go to www.bancwestcorp.com, then click Investor Relations.

GENERAL INFORMATION

     News media representatives and others seeking general information should contact:

     Gerry Keir
     Senior Vice President, Corporate Communications
     (808) 525-7086; E-mail: exmkeir@fhwn.com